Form 10-K, Exhibit 13
period 1996-09-30
SOUTH STREET FINANCIAL CORP
filed 1996-12-23
CIK 1014964

                                                                    Exhibit (13)




                        SOUTH STREET FINIANCIAL, CORP.

                                 ANNUAL REPORT

                              SEPTEMBER 30, 1996



                                   CONTENTS
--------------------------------------------------------------------------------

Report to Stockholders                                                       1

Selected Financial Data                                                      2

Management's Discussion and Analysis of Financial Condition             3 - 14
 and Operating Results

Independent Auditor's Report                                                15

Financial Statements

  Statements of financial condition                                         16

  Statements of income                                                      17

  Statements of equity                                                      18

  Statements of cash flows                                             19 - 21

Notes to financial statements                                          22 - 41

Corporate Information                                                       43

--------------------------------------------------------------------------------
This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of the Company that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

                   HOME SAVINGS BANK OF ALBEMARLE, S.S.B. *
                            SELECTED FINANCIAL DATA

                                                                                 At September 30,
                                                           -----------------------------------------------------------
                                                               1996        1995        1994        1993       1992
                                                           ----------   ----------  ----------  ----------  ----------
                                                                              (Dollars in Thousands)
Financial Condition Data:
Total assets                                               $  217,954   $  159,863  $  147,837  $  157,909  $  153,370
Investment securities (1)                                     100,974       45,471      35,600      34,383      35,078
Loans receivable, net (2)                                     109,858      108,597     106,844     117,055     113,116
Deposits                                                      146,398      137,647     127,312     139,685     138,753
Deposits, stock offering                                       46,601          --          --           --          --
Equity                                                         20,867       20,426      18,311      16,503      13,199

                                                                            Year Ended September 30,
                                                           -----------------------------------------------------------
                                                               1996        1995        1994        1993       1992
                                                           ----------   ----------  ----------  ----------  ----------
                                                                           (Dollars in Thousands)
Operating Data:
Interest income                                            $   12,869   $   11,980  $   11,994  $   13,044  $   13,792
Interest expense                                                7,775        5,980       4,973       6,037       8,042
                                                           ----------   ----------  ----------  ----------  ----------
Net interest income                                             5,094        6,000       7,021       7,007       5,750
Provision for loan losses                                         300           --          --          --          --
                                                           ----------   ----------  ----------  ----------  ----------
Net interest income after provision
    for loan losses                                             4,794        6,000       7,021       7,007       5,750
                                                           ----------   ----------  ----------  ----------  ----------
Non-interest income                                               126          126         147         206         233
                                                           ----------   ----------  ----------  ----------  ----------
Non-interest expense:
    Compensation and employee benefits                          1,905        1,867       1,324       1,018       1,059
    Other                                                       2,341        1,343       1,833       1,126       1,296
                                                           ----------   ----------  ----------  ----------  ----------
Total noninterest expense                                       4,246        3,210       3,157       2,144       2,355
                                                           ----------   ----------  ----------  ----------  ----------
Income before income taxes                                        674        2,916       4,011       5,069       3,628
Income tax expense                                                164        1,055       1,498       1,765       1,215
                                                           ----------   ----------  ----------  ----------  ----------
Income before cumulative effect of a change in
    accounting principle                                          510        1,861       2,513       3,304       2,413
Cumulative effect on prior years of changing to a
    different method of accounting for income taxes                --           --         485          --          --
                                                           ----------   ----------  ----------  ----------  ----------
Net income                                                 $      510   $    1,861  $    2,028  $    3,304  $    2,413
                                                           ==========   ==========  ==========  ==========  ==========

                                                                     At or For the Year Ended September 30,
                                                           -----------------------------------------------------------
                                                              1996         1995        1994        1993       1992
                                                           ----------   ----------  ----------  ----------  ----------
Selected Other Data: (3)
Return on average assets (4)                                   0.30%        1.23%       1.63%       2.12%       1.61%
Return on average equity (4)                                   2.45%        9.50%      14.22%      22.25%      20.12%
Average equity to average assets                              12.23%       12.97%      11.45%       9.54%       8.01%
Retained earnings to end-of-period assets                      9.59%       12.76%      12.53%      10.45%       8.61%
Interest rate spread for period (5)                            2.52%        3.59%       4.38%       4.21%       3.56%
Average interest-earning assets
    to average interest-bearing liabilities                  112.00%      112.74%     110.19%     109.77%     106.90%
Net interest margin (6)                                        3.09%        4.11%       4.72%       4.61%       3.95%
Non-performing assets to total assets
    at period end (7)                                          0.31%        0.70%       0.76%       0.61%       0.05%
Non-performing loans to total loans
    at period end                                              0.59%        0.87%       0.85%       0.70%       0.00%
Allowance for loan losses to non-peforming
    loans at period end                                       65.44%       13.97%      14.80%      17.06%       0.00%
Net interest income, after provision for
    loan losses to non-interest expense                      112.91%      186.92%     222.39%     326.82%     244.16%
Non-interest expense to average assets                         2.49%        2.12%       2.05%       1.38%       1.57%
Deposit accounts                                              16,486       17,988      17,152      18,416      15,394
Loan accounts                                                  3,283        3,316       3,433       3,734       3,201
Number of full service banking offices                             2            2           2           2           2

(1) Includes interest-bearing deposits, Federal Home Loan Bank stock, and investment securities.
(2) Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3) Ratios other than period-end ratios are based on average monthly balances.
(4) Income before cumulative effect of changes in accounting principle is used to calculate return on average assets and return on average equity ratios.
(5) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) Non-performing assets include mortgage loans and consumer loans 90 days or more delinquent, and real estate acquired in settlement of loans.
 * South Street Financial Corp. (the holding company) completed it's stock offering on October 2, 1996 and then acquired all of the common stock of Home Savings Bank of Albemarle, S.S.B.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS


Description of Business

South Street Financial Corp. (the "Company") was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Home Savings Bank of Albemarle, Inc., S.S.B. (the "Bank" or "Home Savings') in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank, pursuant to its Plan of Conversion.
The Company was organized to acquire all of the common stock of Home Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on October 2, 1996, at which time the Company acquired all of the shares of the Bank and commenced operations.

In accordance with the Plan of Conversion, the Company issued 4,496,500 shares of common stock at the price of $10 per share which resulted in proceeds of $43,193,500, net of conversion costs. The company transferred $24,252,000 of the net proceeds to Home Savings for the purchase of all of the capital stock of the Bank.

The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank's primary market area of Stanly County, North Carolina.

Home Savings' results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank's operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank's principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, and other general and administrative expenses.

The Company did not commence operations until October 2, 1996 and conducted no business during the fiscal year ended September 30, 1996. Consequently, the following discussion and analysis contains only the financial results for Home Savings and is intended to assist readers in understanding the results of Home Savings' operations in 1996, 1995 and 1994, and changes in financial position for the years ended September 30, 1996 and 1995, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited financial statements of Home Savings and related notes appearing elsewhere in this annual report to stockholders.

Changes in Financial Condition

Total assets of Home Savings amounted to $218.0 million at September 30, 1996, which is an increase of $58.2 million or 36.4% from total assets of Home at September 30, 1995. The Bank's total assets at September 30, 1995 increased by $12.0 million, or 8.13% from total assets of $147.8 million at September 30, 1994. The growth from September 30, 1995 to September 30, 1996 can primarily be attributed to the increase in cash and cash equivalents, funded by deposits from the stock offering and savings deposit growth. The growth from September 30, 1994 to September 30, 1995 was funded by an increase in savings deposits and internal operating profits and was utilized to increase levels of liquidity and to fund growth in the securities and loans receivable portfolios.

The principal category of earnings assets is loans receivable which amounted to $109.9 million, $108.6 million and $106.8 million at September 30, 1996, 1995 and 1994, respectively. Home was able to increase the size of its loan portfolio during 1996 and 1995 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages during a time period in which loan prepayments stabilized. All other categories of Home's loan portfolio have remained fairly consistent from 1994 to 1996. Loan originations for the year ended September 30, 1996 totaled $21.4 million and were funded primarily by loan principal repayments of $20.1 million as the loan portfolio increased by $1.3 million. Loan originations for the year ended September 30, 1995 totaled $17.9 million while principal repayments totaled $16.2 million for a net increase in the loan portfolio of $1.7 million over 1994. The growth was primarily in the residential 1-4 family category. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at September 30, 1996, 1995 and 1994 totaled $654,000, $981,000 and $946,000, respectively and were 0.59%, 0.87% and 0.85% of total loans, respectively.

In addition to loans, Home invests in U. S. Treasury and Government agency securities. Management does not engage in the practice of trading securities; rather, the Bank's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits and Federal Home Loan Bank stock, at September 30, 1996, 1995 and 1994 totaled $40.3 million, $35.5 million and $30.4 million, respectively. The securities portfolio increased by $4.8 million for the year ended September 30, 1996 from September 30, 1995 as $13.9 million of securities matured, $3.0 of securities were sold, and $21.7 million of new securities were purchased. The stock offering deposits and deposit growth funded the securities growth in 1996. The securities portfolio increased $5.1 million from $30.4 million at September 30, 1994 to $35.5 million at September 30, 1995 as $6.5 million in securities matured and $12.0 million in new securities were purchased. The exceptional deposit growth in 1995 exceeded loan demand and funded the securities portfolio growth.

Cash and cash equivalents for Home have increased from $5.8 million at September 30, 1995 to $62.1 million at September 30, 1996 as the Bank has sought to increase liquidity to have funds available for future expanded loan growth and due to the cash received from the stock offering. Cash and cash equivalents increased $50.6 million at September 30, 1996 from 1995 due primarily to the deposits for the stock offering. Cash and cash equivalents increased $4.8 million at September 30, 1995 from 1994. The increase was funded by savings deposit growth.

Home has experienced substantial growth in savings deposits. At September 30, 1996 and September 30, 1995 Home increased deposits $8.8 million and $10.3 million to $146.4 million and $137.6 million, respectively. Additionally, the Bank received $46.6 million in deposits from the stock offering. Home priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for funds availability.

Home's equity, which consists entirely of retained earnings and unrealized gain
(loss) on securities available for sale, net of tax, amounted to $20.9 million, $20.4 million and $18.3 million at September 30, 1996, 1995 and 1994, respectively. During 1994 Home adopted SFAS No. 115 and has classified a portion of its investment as available for sale which requires reporting such investments at market with unrealized gains or losses, net of tax, shown as a separate component of equity. The equity component for net unrealized gains (losses) at September 30, 1996, 1995 and 1994 amounted to $(35,000), $34,000 and
$(220,000), respectively.

Comparison of Operating Results for the Years Ended September 30, 1996, 1995, and 1994

Net Income
----------
Net income for the years ended September 30, 1996, 1995, and 1994 was $510,000, $1.9 million and $2.0 million, respectively. Net income decreased in 1996 from 1995 primarily due to a decrease in net interest income caused by a decrease in the interest rate spread from 1995 to 1996 and the cost of $838,000 associated with the one time special assessment that occurred as a result of the legislation to recapitalize the Savings Association Insurance Fund ("SAIF"). Additionally, Home provided additional provisions for loan losses and incurred an increase in other noninterest expenses. Net income decreased in 1995 due to an increase in cost of funds which resulted in an increase in interest expense of $1.0 million and a corresponding decrease in net interest income of $1.0 million.

Net Interest Income
-------------------
Net interest income amounted to $5.1 million, $6.0 million and $7.0 million during the years ended September 30, 1996, 1995, and 1994, respectively. The average outstanding balance of interest earning assets in excess of interest bearing liabilities increased by a net of $1.2 million during 1996 and $2.7 million in 1995 to $21.5 million in 1996 and $16.5 million in 1995. However, the Bank's interest rate spread decreased from 4.38% in 1994 to 3.59% in 1995 and to 2.52% in 1996 as a result of an increase in Home's cost of funds coupled with a slight decrease in Home's yield on interest earning assets. The narrowing of Home's spread in 1996 and 1995 had a negative impact on net interest income and more than offset the higher balance of net interest earning assets outstanding during 1996 and 1995.

See the table on page 6 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest earning assets and interest bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate)
(ii) changes attributable to rate (changes in rate multiplied by the prior period's volume) and (iii) mixed changes (changes in volume multiplied by changes in rate).

                                                             Year Ended September 30,
                                                                   1996 vs. 1995
                                              --------------------------------------------------------
                                                         Increase (Decrease) Attributable to
                                              --------------------------------------------------------
                                                                               Rate/
                                               Volume           Rate           Volume           Net
Interest income on:
Interest-bearing deposits                    $     838       $     (65)      $    (201)      $     572
Investments                                        316             107              22             445
Mortgage-backed securities                          40             (20)             (2)             18
Loans receivable                                   (44)           (102)              -            (146)
                                              --------        --------        --------        --------
    Total interest income on
      interest-earning assets                    1,150             (80)           (181)            889
                                              --------        --------        --------        --------
Interest expense on:
Passbook savings                                   (15)             18              (1)              2
NOW and money market                               (39)            (53)              4             (88)
Certificates of deposit                            797             882             138           1,817
Deposits, stock offering                            64               -               -              64
    Total interest expense on                 --------        --------        --------        --------
      interest-bearing liabilities                 807             847             141           1,795
                                              --------        --------        --------        --------
Increase (decrease) in net
      interest income                        $     343       $    (927)      $    (322)      $    (906)
                                              ========        ========        ========        ========


                                                            Year Ended September 30,
                                                                1995 vs. 1994
                                              --------------------------------------------------------
                                                        Increase (Decrease) Attributable to
                                              --------------------------------------------------------
                                                                               Rate/
                                               Volume           Rate           Volume           Net
                                                                   (In Thousands)
Interest income on:
Interest-bearing deposits                    $    (237)      $     276       $    (166)      $    (127)
Investments                                        330              26               7             363
Mortgage-backed securities                         (90)             19              (4)            (75)
Loans receivable                                   (96)            (80)              1            (175)
                                              --------        --------        --------        --------
    Total interest income on
      interest-earning assets                      (93)            241            (162)            (14)
                                              --------        --------        --------        --------

Interest expense on:
Passbook savings                                   (64)              1               -             (63)
NOW and money market                               (90)              8              (1)            (83)
Certificates of deposit                             (7)          1,162              (2)          1,153
Deposits, stock offering                             -               -               -               -
    Total interest expense on                 --------        --------        --------        --------
      interest-bearing liabilities                (161)          1,171              (3)          1,007
                                              --------        --------        --------        --------
Increase (decrease) in net
      interest income                        $      68       $    (930)      $    (159)      $  (1,021)
                                              ========        ========        ========        ========



                                                            Year Ended September 30,
                                                                 1994 vs. 1993
                                              --------------------------------------------------------
                                                      Increase (Decrease) Attributable to
                                              --------------------------------------------------------
                                                                               Rate/
                                               Volume           Rate           Volume           Net
Interest income on:
Interest-bearing deposits                    $     118       $      51       $      31       $     200
Investments                                        118            (211)            (19)           (112)
Mortgage-backed securities                        (136)            (40)              9            (167)
Loans receivable                                  (498)           (496)             23            (971)
                                              --------        --------        --------        --------
    Total interest income on
      interest-earning assets                     (398)           (696)             44          (1,050)
                                              --------        --------        --------        --------
Interest expense on:
Passbook savings                                    44             (39)             (3)              2
NOW and money market                               111             (64)            (13)             34
Certificates of deposit                           (388)           (773)             61          (1,100)
Deposits, stock offering                             -               -               -               -
    Total interest expense on                 --------        --------        --------        --------
      interest-bearing liabilities                (233)           (876)             45          (1,064)
                                              --------        --------        --------        --------
Increase (decrease) in net
      interest income                        $    (165)      $     180       $      (1)      $      14
                                              ========        ========        ========        ========

Interest Income
---------------
Interest income amounted to $12.9 million, $12.0 million and $12.0 million for the years ended September 30, 1996, 1995, and 1994, respectively. Home's average yield on interest earning assets increased from 8.06% in 1994 to 8.20% in 1995 and decreased in 1996 to 7.80%. The primary interest earning asset is loans which experienced a slight decrease in both average yield and average outstanding balance during 1995 and 1996. The declines in loan income were offset in 1996 and 1995 by income due to increases in average yield and average outstanding balances in interest bearing deposits and an increase in the average outstanding balances in investment securities.

Interest Expense
----------------
Interest expense amounted to $7.8 million, $6.0 million, and $5.0 million for the years ended September 30, 1996, 1995 and 1994, respectively. Interest expense increased $1.8 million in 1996 due to the increase in Home's average balance of outstanding deposits of $17.6 million and an increase in the average
cost of funds from 4.61% in 1995 to 5.28% in 1996.   The increase in cost of
funds was primarily in certificates of deposit which increased from 5.16% during 1995 to 6.05% during 1996. The increase in outstanding average balance was primarily due to certificates of deposits and deposits received from the stock offering, while core deposits of passbook, NOW and money market accounts declined as customers have shifted funds into longer term certificates of deposit. Interest expense increased in 1995 as a $5.4 million decrease in average outstanding balances was more than offset by an increase in cost of funds to 4.61% from 3.68% for the year ended 1994. The average outstanding balance of certificates of deposit was stable during this period of time; however, cost of funds on certificates of deposit increased to 5.16% from 3.95% during 1994. Management believes Home's cost of funds was indicative of changes in overall market rates.

See the table on page 8 for additional information concerning Home's yields on interest earnings assets and cost of funds on interest bearing liabilities for the years ended September 30, 1996 and 1995.

Provision for Loan Losses and Asset Quality

Home's provision for loan losses amounted to $300,000, $-0- and $- 0 - in 1996, 1995 and 1994. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the year ended September 30, 1996 management determined that its allowance for loan losses should be increased to more closely reflect peer group banks' levels of outstanding reserves and for increased risk in the loan portfolio resulting from the economic environment of the market area and manufacturing plant closings.

Home's level of nonperforming loans, defined as loans past due 90 days or more,
has historically been low as a percentage of total loans outstanding.   Loans
outstanding which were delinquent more than 90 days were approximately $654,000, $981,000 and $946,000 at September 30, 1996, 1995 and 1994, respectively.
Foreclosures or real estate transfers in lieu of foreclosures amounted to $162,000, $209,000 and $212,000 in 1996, 1995 and 1994, respectively. Home
Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances. At September 30, 1996, Home's level of general valuation allowances for loan losses amounted to $428,000, which management believes is adequate to absorb potential losses in its loan portfolio.


                                                                                   For the Year Ended September 30,
                                                                       ------------------------------------------------------
                                        At September 30,                                         1996
                                             1996                      ------------------------------------------------------
                                            Average                                                                Average
                                            Yield/                       Average                                    Yield/
                                           Rate (5)                      Balance             Interest                Rate
                                        ----------------               -----------         ------------         -------------
                                                                                          (In Thousands)
Assets:
Interest earning assets:
    Interest bearing deposits                     5.80%                $    17,583         $        842                 4.79%
    Investments (1)                               5.71%                     33,884                2,030                 5.99%
    Mortgage-backed securities                    7.71%                      5,330                  412                 7.73%
    Loans receivable, net (4)                     8.60%                    108,126                9,585                 8.86%
                                                                         ---------           ----------
Total interest-earning assets                     7.68%                    164,923         $     12,869                 7.80%
                                                                                             ----------
Non-interest-earning assets                                                  5,608
                                                                         ---------
         Total                                                         $   170,531
                                                                         =========


Liabilities and retained earnings:
Interest-bearing liabilities:
    Passbook savings                              3.00%                $    15,720         $        465                 2.96%
    NOW and money market                          2.71%                     14,716                  408                 2.77%
    Certificates of deposit                       5.96%                    112,939                6,838                 6.05%
    Deposits, stock offering                      3.00%                      3,883                   64                 3.00%
                                                                         ---------           ----------
Total interest-bearing liabilities                4.70%                    147,258         $      7,775                 5.28%
                                                                                             ----------
Non-interest-bearing liabilities                                             2,418
Equity                                                                      20,855
                                                                         ---------
         Total                                                         $   170,531
                                                                         =========
Net interest income and interest
    rate spread (2)                               2.98%                                    $      5,094                 2.52%
                                                                                             ==========
Net yield on interest-
    earning assets (3)                            3.09%                                                                 3.09%
Ratio of interest-earning assets
    to interest-bearing liabilities                                                                                   112.00%



                                                                      For the Year Ended September 30,
                                                 ------------------------------------------------------------------------
                                                                                  1995
                                                 ------------------------------------------------------------------------
                                                                                                           Average
                                                      Average                                               Yield/
                                                      Balance                    Interest                    Rate
                                                 ------------------         -------------------       -------------------
                                                                              (In Thousands)
Assets:
Interest earning assets:
    Interest bearing deposits                    $       4,283              $            270                       6.30%
    Investments (1)                                     28,250                         1,585                       5.61%
    Mortgage-backed securities                           4,842                           394                       8.14%
    Loans receivable, net (4)                          108,755                         9,731                       8.95%
                                                   -----------                --------------
Total interest-earning assets                          146,130              $         11,980                       8.20%
                                                                              --------------
Non-interest-earning assets                              5,004
                                                   -----------
         Total                                   $     151,134
                                                   ===========


Liabilities and retained earnings:
Interest-bearing liabilities:
    Passbook savings                             $      16,261              $            463                       2.85%
    NOW and money market                                15,975                           496                       3.10%
    Certificates of deposit                             97,382                         5,021                       5.16%
    Deposits, stock offering                                 -                             -                           -
                                                   -----------                --------------
Total interest-bearing liabilities                     129,618              $          5,980                       4.61%
                                                                              --------------
Non-interest-bearing liabilities                         1,918
Equity                                                  19,598
                                                   -----------
         Total                                   $     151,134
                                                   ===========
Net interest income and interest
    rate spread (2)                                                         $          6,000                       3.59%
                                                                              ==============
Net yield on interest-
    earning assets (3)                                                                                             4.11%
Ratio of interest-earning assets
    to interest-bearing liabilities                                                                              112.74%


                                                                      For the Year Ended September 30,
                                                 ------------------------------------------------------------------------
                                                                                  1994
                                                 ------------------------------------------------------------------------
                                                                                                           Average
                                                      Average                                               Yield/
                                                      Balance                    Interest                    Rate
                                                 ------------------         -------------------       -------------------
                                                                              (In Thousands)
Assets:
Interest earning assets:
    Interest bearing deposits                     $          10,675         $               397                    3.72%
    Investments (1)                                          22,239                       1,222                    5.49%
    Mortgage-backed securities                                5,999                         469                    7.82%
    Loans receivable, net (4)                               109,816                       9,906                    9.02%
                                                    ---------------           -----------------
Total interest-earning assets                               148,729         $            11,994                    8.06%
                                                                              -----------------
Non-interest-earning assets                                   5,626
                                                    ---------------
         Total                                    $         154,355
                                                    ===============


Liabilities and retained earnings:
Interest-bearing liabilities:
    Passbook savings                              $          18,504         $               544                    2.94%
    NOW and money market                                     18,909                         579                    3.06%
    Certificates of deposit                                  97,559                       3,850                    3.95%
    Deposits, stock offering                                      -                           -                        -
                                                    ---------------           -----------------
Total interest-bearing liabilities                          134,972         $             4,973                    3.68%
                                                                              -----------------
Non-interest-bearing liabilities                              1,705
Equity                                                       17,678
                                                    ---------------
         Total                                    $         154,355
                                                    ===============
Net interest income and interest
    rate spread (2)                                                         $             7,021                    4.38%
                                                                              =================
Net yield on interest-
    earning assets (3)                                                                                             4.72%
Ratio of interest-earning assets
    to interest-bearing liabilities                                                                              110.19%




(1) Includes investment securities available for sale and FHLB of Atlanta common stock.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

(4) Loans placed on nonperforming status have been included in the computation of average balances.

(5) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principle balance associated with each asset and liability.

Noninterest Income
------------------
Noninterest income amounted to $126,000, $126,000 and $147,000 for the years ended September 30, 1996, 1995 and 1994, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts. Home's level of noninterest income has remained fairly stable over the three years ended September 30, 1996.

Noninterest Expense
-------------------
Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expense. Noninterest expense amounted to $4.2 million $3.2 million and $3.2 million for the years ended September 30, 1996, 1995 and 1994, respectively. Compensation increased $38,000, $543,000 and $306,000 for the years ended September 30, 1996, 1995, and 1994, respectively. The increases were due to additional personnel, inflationary increases, additional supplemental income agreements and additional unfunded deferred compensation agreements. Home terminated its old defined benefit pension plan during 1994 incurring $493,000 of expense related to termination of the plan. Home incurred $838,000 in expense due to the special SAIF assessment in 1996. Occupancy expenses, data processing and federal insurance premium expense increased nominally during the years ended September 30, 1996 , 1995 and 1994. Charitable contributions increased $181,000 during 1996 primarily due to the Bank's funding of one-time prior commitments to Wingate University ($40,000), Boy Scouts ($10,000), Stanly Community College (420,000) and Pfeiffer College ($80,000).

Income Taxes
------------
Home's effective income tax rate was 24.3%, 36.2%, and 37.3% for the years ended September 30, 1996, 1995 and 1994, respectively. The decline in the 1996 effective income rate was due to a permanent difference and incurring a net operating loss for state tax purposes. The effective rates for 1995 and 1994 reflect normal expected rates on taxable income. Additionally, Home adopted SFAS 109 during 1994 resulting in $485,000 of expense for recording the cumulative effect on prior years of changing to a different method of accounting for income taxes.


Capital Resources and Liquidity

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits and operating activities. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ended September 30, 1996 new savings deposits provided $ 8.7 million in net cash inflow while operating activities provided funds totaling $1.5 million and stock offering deposits
provided $46.6 million.   These funds were used primarily to increase liquidity
by investing in interest earning deposits, purchase additional investments and fund increases in the loan portfolio in 1996. During 1995, new savings deposits provided $10.3 million in funds and operating activities provided $1.5 million, while investing activities generated a net outflow of cash amounting to $6.5 million with the excess cash generated being invested in short term interest earning deposits. During 1995 loan demand increased the Bank's loan portfolio by approximately $1.8 million. During 1994 Home's savings deposit portfolio declined resulting in cash outflow of approximately $12.4 million.
Additionally, Home purchased securities in excess of maturing securities totaling $4.7 million.

These cash outflows were funded by operating and financing activities. Cash provided by operations and deposit growth has enabled Home to place little dependence on borrowed funds for its liquidity needs; however, Home does maintain readily available sources with the Federal Home Loan Bank ("FHLB") of Atlanta in the event it needs to borrow funds. The Bank's had no borrowings outstanding during 1996, 1995 or 1994. Home's primary source of financing activities is its deposit accounts.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 59% of Home's certificates of deposit outstanding at September 30, 1996 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed. Home has excess deposits from the stock offering of $11.6 million which will be returned to stock subscribers in October of 1996.

Cash provided by operating and financing activities has historically been used by Home to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain Home's liquid investment portfolios by offsetting maturities which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator. Home's liquidity ratio at September 30, 1996, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

Asset/Liability Management

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At September 30, 1996, Home had a one-year sensitivity gap of negative 50.23%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Bank's operations, management has implemented an asset/liability program designed to stabilize the Bank's interest rate gap. The program emphasizes the investment of excess cash in short or intermediate term interest-earning assets, the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and to a lesser extent, the origination of adjustable rate mortgage loans.

In addition to shortening the average repricing period of its assets, Home has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1996, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                     At September 30, 1996
                                                -------------------------------------------------------------
                                                   Less than      More than        More than       More than
                                                       3         3 Months to       1 Year to      3 Years to
                                                     Months         1 Year           3 Years        5 Years
                                                --------------  --------------  --------------   ------------
                                                                      (Dollars in Thousands)
Interest-earning assets (1):
 Loans Receivable:
    Adjustable rate 1-4 family residential       $     3,397    $     3,711     $        516      $        -
    Fixed rate 1-4 family residential                      9             30              454           1,151
    Other adjustable rate real estate loans              270            299                7               -
    Other fixed rate real estate loans                     1              1               47             205
    Other loans                                          118            142              406               -
                                                 -----------    -----------     ------------      ----------
       Total loans                                     3,795          4,183            1,430           1,356
Interest-bearing deposits                             59,348              -                -               -
Investment securities
 Available for sale                                      497         10,015           23,251               -
 Nonmarketable equity securities                           -              -                -               -
Mortgage-backed securities (2)                             -              -                -               -
                                                 -----------    -----------     ------------      ----------
       Total interest-earning assets             $    63,640    $    14,198     $     24,681      $    1,356
                                                 ===========    ===========     ============      ==========

Interest-bearing liabilities:
 Deposits:
    Certificates of deposit                      $    21,641    $    54,905     $     37,746      $        -
    Money market deposit accounts                      6,674              -                -               -
    NOW and commercial checking accounts               7,188              -                -               -
    Passbook savings                                  17,953              -                -               -
 Deposits, stock offering                             46,601              -                -               -
                                                 -------------  -------------   -------------     ----------
        Total deposits                               100,057         54,905           37,746               -
                                                 -------------  -------------   -------------     ----------
        Total interest-bearing liabilities       $   100,057    $    54,905     $     37,746      $        -
                                                 =============  =============   =============     ==========

Interest sensitivity gap per report              $   (36,417)   $   (40,707)    $    (13,065)     $    1,356
Cumulative interest sensitivity gap                  (36,417)       (77,124)         (90,189)        (88,833)
Cumulative gap as a percentage of
   total interest-earning assets                      -17.24%        -36.51%          -42.69%         -42.05%
Cumulative interest-earning assets
   as a percentage of interest-bearing liabilities     63.60%         50.23%           53.20%          53.90%

                                                                         At September 30, 1996
                                                   ---------------------------------------------------------------
                                                       More than
                                                      5 Years to                More than
                                                       10 Years                  10 Years                  Total
                                                   --------------            ---------------         -------------
Interest-earning assets (1):
 Loans Receivable:
    Adjustable rate 1-4 family residential           $         -           $             -           $       7,624
    Fixed rate 1-4 family residential                     13,975                    72,751                  88,370
    Other adjustable rate real estate loans                    -                         -                     576
    Other fixed rate real estate loans                     2,352                    10,444                  13,050
    Other loans                                                -                         -                     666
                                                     -----------           ---------------           -------------
       Total loans                                        16,327                    83,195                 110,286
Interest-bearing deposits                                      -                         -                  59,348
Investment securities                                          -                         -                       -
 Available for sale                                        1,006                         -                  34,769
 Nonmarketable equity securities                               -                     1,361                   1,361
Mortgage-backed securities (2)                               772                     4,724                   5,496
                                                     -----------           ---------------        ----------------
       Total interest-earning assets                 $    18,105           $        89,280        $        211,260
                                                     ===========           ===============        ================
Interest-bearing liabilities:
 Deposits:
    Certificates of deposit                          $        15           $             -        $        114,307
    Money market deposit accounts                              -                         -                   6,674
    NOW and commercial checking accounts                       -                         -                   7,188
    Passbook savings                                           -                         -                  17,953
 Deposits, stock offering                                      -                         -                  46,601
                                                     -----------           ---------------
        Total deposits                                        15                         -                 192,723
                                                     -----------           ---------------        ----------------
        Total interest-bearing liabilities           $        15           $             -        $        192,723
                                                     ===========           ===============        ================
Interest sensitivity gap per report                  $    18,090           $        89,280
Cumulative interest sensitivity gap                      (70,743)                   18,537
Cumulative gap as a percentage of
   total interest-earning assets                          -33.49%                     8.77%
Cumulative interest-earning assets
   as a percentage of interest-bearing liabilities         63.29%                   109.62%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.
(2)     Based upon historical repayment experience.

Impact of Inflation and Changing Prices

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of Home are primarily monetary in nature and changes in market interest rates have a greater impact on it's performance than do the effects of inflation.

Impact of New Accounting Standards

In November 1995, the FASB issued SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees." SFAS No. 123 is effective for the years beginning after December 15, 1995. Earlier application is permitted. The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans- the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. Management has not estimated the effect of adoption on Home's financial condition or results of operations. See Note 17 of "Notes to Financial Statements".

Deposit Insurance/SAIF Recapitalization

For the first three quarters of calendar year 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well supervised and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits. In response to the SAIF/BIF assessment disparity, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996.

The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits will pay a special assessment, subject to adjustment, of
65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Bank charged $838,000 against pretax earnings for the year ended September 30, 1996. In addition, this assessment can not be deducted for income tax purposes until paid.

Due to the recapitalization of the SAIF, the FDIC proposed on October 8, 1996 to reduce the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. The proposed assessment rates would range from 18 to 27 basis points per $100 of deposits for the last calendar quarter of 1996 and would range from -0- to 27 basis points per $100 of deposits for subsequent assessment periods. However, the Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or achieve the designated reserve ratio of 1.25% per $100 of deposits, except for institutions that are not classified as "well capitalized" or that have moderately severe or unsatisfactory financial, operational, or compliance weaknesses as determined by the FDIC. The Bank has not been so classified.

Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Bank will pay substantially lower regular SAIF assessments compared to those paid by the Bank in recent years, as long as it maintains its current regulatory status.

In addition, the Funds Act expanded the assessment base for the payment of interest on FICO bonds, which were issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation, to include the deposits of both BIF and SAIF insured institutions beginning January 1, 1997. Until December 31, 1999, or until such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF insured deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The current estimate of the assessment rate for the payment of the FICO interest is approximately 1.3 basis points for BIF-assessable deposits and 6.4 basis points for SAIF-assessable deposits.

The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, assuming the prior elimination of the thrift charter. The Secretary of the Treasury is required to conduct a study of the relevant factors for the development of a common charter for banks and thrifts and report conclusions and findings to Congress on or before March 31, 1997.

Recapture of Tax Bad Debt Reserves

Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests, were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method") before such bad debt deduction, subject to certain limitations. Under the 1996 Act, the PTI Method was repealed and the Bank will be required to use the experience method for computing its annual bad debt deduction for taxable years beginning on or after October 1, 1996.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,023,000 over a six year period. The tax associated with the recaptured reserves is approximately $400,000. The recapture is scheduled to begin with the Bank's 1997 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

             [LETTERHEAD OF MCGLADREY & PULLEN. LLP APPEARS HERE]


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
Home Savings Bank of Albemarle, S.S.B.
Albemarle, North Carolina

We have audited the accompanying statements of financial condition of Home Savings Bank of Albemarle, as of September 30, 1996 and 1995, and the related statements of income, equity and cash flows for each of the years in the three year period ended September 30, 1996. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Home Savings Bank of Albemarle, S.S.B. as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three year period ended September 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Notes 3 and 12 to the financial statements, the Bank changed its methods of accounting for investment securities and income taxes in 1994.

/s/ McGladrey & Pullen, LLP


Charlotte, North Carolina
October 30, 1996

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


STATEMENTS OF FINANCIAL CONDITION
September 30, 1996 and 1995


ASSETS                                                                     1996              1995
-------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
 Noninterest-bearing deposits (Note 2)                                $    2,787,000    $    2,872,000
 Interest-bearing deposits                                                59,348,000         8,622,000
Securities held to maturity, fair value 1996, $5,511,000;
 1995, $4,642,000 (Note 4)                                                 5,496,000         4,529,000
Securities available for sale (Note 3)                                    34,784,000        30,974,000
Federal Home Loan Bank stock, at cost                                      1,346,000         1,346,000
Loans receivable, net (Note 5)                                           109,858,000       108,597,000
Real estate acquired in settlement of loans                                   18,000           135,000
Accrued interest receivable (Note 6)                                       1,165,000         1,150,000
Office properties and equipment, net (Note 7)                              1,238,000         1,294,000
Prepaid expenses and other assets (Notes 8, 12 and 18)                     1,914,000           239,000
                                                                      ---------------------------------
                                                                      $  217,954,000    $  159,758,000
                                                                      =================================
LIABILITIES AND EQUITY
-------------------------------------------------------------------------------------------------------
Liabilities:
 Deposits (Note 9)                                                    $  146,398,000    $  137,647,000
 Deposits, stock offering (Notes 9 and 18)                                46,601,000                -
 Special SAIF assessment (Note 10)                                           838,000                -
 Advance payments by borrowers for taxes and insurance                       115,000            97,000
 Accounts payable and other liabilities (Note 12)                          2,148,000         1,099,000
 Checks outstanding on disbursement account                                  987,000           489,000
                                                                      ---------------------------------
          Total liabilities                                              197,087,000       139,332,000
                                                                      ---------------------------------
Commitments (Notes 11 and 14)
Equity:
 Retained earnings, substantially restricted (Notes 12 and 13)            20,902,000        20,392,000
 Unrealized gain (loss) on securities available for sale,
  net of tax (Note 3)                                                        (35,000)           34,000
                                                                      ---------------------------------
                                                                          20,867,000        20,426,000
                                                                      ---------------------------------
                                                                      $  217,954,000    $  159,758,000
                                                                      =================================


See Notes to Financial Statements

Home Savings Bank of Albemarle, S.S.B.


Statements of Income
Years Ended September 30, 1996,  1995 and 1994

                                                                  1996           1995           1994
-----------------------------------------------------------------------------------------------------
Interest income:
 Loans                                                   $   9,585,000  $   9,731,000  $   9,906,000
 Mortgage-backed securities                                    412,000        394,000        469,000
 Securities                                                  2,030,000      1,585,000      1,222,000
 Other interest-bearing deposits                               842,000        270,000        397,000
                                                         --------------------------------------------
                                                            12,869,000     11,980,000     11,994,000
Interest expense on deposits (Note 9)                        7,775,000      5,980,000      4,973,000
                                                         --------------------------------------------
     Net interest income                                     5,094,000      6,000,000      7,021,000
Provision for loan losses (Note 5)                             300,000              -              -
                                                         --------------------------------------------
     Net interest income after
      provision for loan losses                              4,794,000      6,000,000      7,021,000
                                                         --------------------------------------------
Noninterest income                                             126,000        126,000        147,000
                                                         --------------------------------------------
Noninterest expenses:
 Compensation and benefits (Notes 8 and 11)                  1,905,000      1,867,000      1,324,000
 Net occupancy                                                 291,000        256,000        267,000
 Federal insurance premium expenses                            318,000        295,000        318,000
 Special SAIF assessment (Note 10)                             838,000              -              -
 Data processing                                               210,000        205,000        194,000
 Pension liquidation expense (Note 8)                                -              -        493,000
 Contributions                                                 227,000         46,000         61,000
 Other                                                         457,000        541,000        500,000
                                                         --------------------------------------------
                                                             4,246,000      3,210,000      3,157,000
                                                         --------------------------------------------
     Income before income taxes                                674,000      2,916,000      4,011,000
Income taxes (Note 12)                                         164,000      1,055,000      1,498,000
                                                         --------------------------------------------
     Income before cumulative effect
      of a change in accounting
      principle                                                510,000      1,861,000      2,513,000
Cumulative effect on prior years of changing
 to a different method of accounting for
 income taxes (Note 12)                                              -              -        485,000
                                                         --------------------------------------------
     Net income                                          $     510,000  $   1,861,000  $   2,028,000
                                                         ============================================

See Notes to Financial Statements.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


STATEMENTS OF EQUITY
Years Ended September 30, 1996, 1995 and 1994

                                                         Retained                Unrealized
                                                         Earnings               Gain (Loss)
                                                       Substantially           on Securities            Total
                                                        Restricted           Available for Sale         Equity
------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993                        $   16,503,000          $            -        $   16,503,000
  Net income                                              2,028,000                       -             2,028,000
  Net change in unrealized loss on
    securities available for sale, net                            -                (220,000)             (220,000)
                                                     -------------------------------------------------------------
Balance at September 30, 1994                            18,531,000                (220,000)           18,311,000
  Net income                                              1,861,000                       -             1,861,000
  Net change in unrealized gain (loss) on
    securities available for sale, net                            -                 254,000               254,000
                                                     -------------------------------------------------------------
Balance at September 30, 1995                            20,392,000                  34,000            20,426,000
  Net income                                                510,000                       -               510,000
  Net change in unrealized gain (loss) on
    securities available for sale, net                            -                 (69,000)              (69,000)
                                                     -------------------------------------------------------------
Balance at September 30, 1996                        $   20,902,000          $      (35,000)       $   20,867,000
                                                     =============================================================

See Notes to Financial Statements.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


STATEMENTS OF CASH FLOWS
Years Ended September 30, 1996,  1995 and 1994


                                                          1996           1995          1994
----------------------------------------------------------------------------------------------
Cash Flows from Operating Activities

 Net income                                        $     510,000  $   1,861,000  $  2,028,000
 Adjustments to reconcile net income
   to net cash provided by
   operating activities:
   Provision for loan losses                             300,000             --            --
   Net accretion of premiums and
      discounts on securities                            (59,000)       (19,000)       (9,000)
   Amortization of deferred loan fees                   (146,000)       (73,000)     (137,000)
   FHLB stock dividends                                       --             --       (33,000)
   Gain on recalled securities                                --             --        (4,000)
   Gain on sale of real estate acquired
      in settlement of loans                              (5,000)        (3,000)      (14,000)
   Provision for depreciation                            116,000        104,000        83,000
   Deferred income taxes                                (490,000)       (75,000)      372,000
   Loss on sale of office properties
      and equipment                                        3,000             --            --
   (Increase) decrease in assets:
      Accrued interest receivable                        (15,000)      (123,000)      111,000
      Prepaid and other assets                          (291,000)       (32,000)      366,000
      Income tax refund receivable                       (47,000)      (105,000)           --
   Increase (decrease) in liabilities:
      Accounts payable and other liabilities             227,000        377,000        94,000
      Interest payable                                   101,000         63,000         5,000
      Accrued special SAIF assessment                    838,000             --            --
      Checks outstanding on accounts                     498,000       (294,000)      253,000
      Income taxes payable                                    --       (187,000)      (22,000)
                                                     -----------------------------------------
          Net cash provided by
             operating activities                      1,540,000      1,494,000     3,093,000
                                                     -----------------------------------------

See Notes to Financial Statements.

Home Savings Bank of Albemarle, S.S.B.

Years Ended September 30, 1996,  1995 and 1994


                                                              1996                1995              1994
--------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchases of securities held to maturity             $     (1,954,000)   $            --    $  (11,934,000)
  Purchases of securities available for sale                (19,815,000)       (11,987,000)               --
  Proceeds from sales of securities
    available for sale                                        3,000,000                 --                --
  Proceeds from maturities and recalls of
    securities available for sale                            12,960,000          6,500,000                --
  Proceeds from maturities and recalls of
    securities held to maturity                                      --                 --         5,500,000
  Principal collected on securities
    held to maturity                                            981,000            790,000         1,744,000
  Loan originations and principal
    payments on loans, net                                   (1,391,000)        (1,751,000)       10,178,000
  Purchase of office properties
    and equipment                                               (63,000)          (211,000)         (241,000)
  Proceeds from sale of foreclosed
    real estate                                                 114,000            115,000           127,000
                                                        -----------------------------------------------------
            Net cash provided by
             (used in) investing activities                  (6,168,000)        (6,544,000)        5,374,000
                                                        -----------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in certificates of
    deposit, demand deposits, NOW
    accounts and passbook savings
    accounts                                                  8,650,000         10,272,000       (12,377,000)
  Deposits, stock offering                                   46,601,000                 --                --
  Net increase (decrease) in advance
    payments by borrowers for taxes
    and insurance                                                18,000           (377,000)          (11,000)
                                                        -----------------------------------------------------
            Net cash provided by
             (used in) financing activities                  55,269,000          9,895,000       (12,388,000)
                                                        -----------------------------------------------------

See Notes to Financial Statements.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

Years Ended September 30, 1996,  1995 and 1994


                                                   1996                 1995                      1994
----------------------------------------------------------------------------------------------------------
Increase (decrease) in cash
   and cash equivalents                  $      50,641,000        $     4,845,000          $   (3,921,000)
Cash and cash equivalents:
  Beginning                                     11,494,000              6,649,000              10,570,000
                                         -----------------        ---------------          --------------
  Ending                                 $      62,135,000        $    11,494,000          $    6,649,000
                                         =================        ===============          ==============
Supplemental Schedule of Cash and
  Cash Equivalents
  Cash:
   Interest-bearing deposits             $      59,348,000        $     8,622,000         $    3,853,000
   Noninterest-bearing deposits                  2,787,000              2,872,000              2,796,000
                                         -----------------        ---------------          --------------
                                         $      62,135,000        $    11,494,000         $    6,649,000
                                         =================        ===============          ==============
Supplemental Disclosures of Cash
  Flow Information:
  Cash payments for:
   Interest                              $       7,674,000        $     5,917,000         $    4,969,000
   Income taxes                                    702,000              1,346,000              1,520,000

Supplemental Disclosures of Noncash
  Transactions
  Transfer of loans to real estate acquired
   in settlement of loans                          162,000                209,000                212,000
  Loans originated to finance the sale of real
   estate acquired in settlement of loans          178,000                138,000                 42,000
  Transfers from securities held to maturity
   to securities available for sale                     -                      -              25,420,000
  Net change in unrealized (gain) loss on
   securities available for sale, net of
   deferred taxes (credits)                         69,000               (254,000)               220,000
  Prepaid conversion costs                       1,089,000                     -                       -


HOME SAVINGS BANK OF ALBEMARLE, S.S.B

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies

Conversion and organization of holding company:   On October 2, 1996, pursuant
-----------------------------------------------
to a Plan of Conversion which was approved by its members and regulators, Home Savings Bank of Albemarle, S.S.B. ("Home Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), and became a wholly-owned subsidiary of South Street Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion. See Note 18 for additional information concerning the Conversion and the stock offering.

Nature of business: Home Savings Bank of Albemarle, S.S.B. (the "Bank") is
-------------------
primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area, the Stanly County, North Carolina area. The Bank's underwriting polices require such loans to be made 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements:

Basis of financial statement presentation and accounting estimates:   The
-------------------------------------------------------------------
financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statement of financial condition and revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
--------------------------
flows, the Bank includes cash on hand and demand deposits at other financial institutions as cash equivalents. From time to time, the Bank maintains deposits with financial institutions which are in excess of the federally-insured amounts.

Investment in debt securities and accounting change:   The Bank has investments
----------------------------------------------------
in debt securities. Debt securities consist primarily of obligations of the U.S. Government and federal agencies and mortgage-backed securities.

The Bank adopted the provisions of Financial Accounting Standards Board (FASB) Statement No. 115, Accounting for Certain Investments in Debt and Equity
                   -----------------------------------------------------
Securities, as of September 30, 1994. Statement 115 requires that management
----------
classify all securities as trading, available for sale, or held to maturity on the date of adoption, and thereafter as individual investment securities are acquired, and that the appropriateness of such classification be reassessed at each statement of financial condition date. Since the Bank does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement 115. All securities have been classified as either available-for-sale or held to maturity.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Securities available for sale:   Securities classified as available
------------------------------
for sale are those securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income

Securities held to maturity: Securities classified as held to maturity are those
----------------------------
securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Bank's financial position and liquidity, management believes the Bank has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
-------------------------------------------
Home Loan Bank system (FHLB), is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

Loans receivable:   Loans receivable are stated at unpaid principal balances,
-----------------
less the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees.

Allowance for loan losses: The allowance for loan losses is increased by charges
--------------------------
to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan
                              ------------------------------------------------
which was subsequently amended by SFAS No. 118 Accounting by Creditors for
                                               ---------------------------
Impairment of a Loan - Income Recognition and Disclosures on October 1, 1995.
---------------------------------------------------------
SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Statement does not allow previously issued financial statements to be restated and its adoption had no effect on the Bank's 1996 financial statements, since the Bank had no loans outstanding during the year ended September 30, 1996 which it considered to be impaired. Therefore, there is no SFAS No. 114 allowance for unpaid loans at September 30, 1996.

Interest Income: The Bank adopted SFAS No. 118 on October 1, 1995 which requires
----------------
the disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan origination fees: Loan fees and certain direct loan origination costs are
----------------------
deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Real estate acquired in settlement of loans: Real estate acquired in settlement
--------------------------------------------
of loans is initially recorded at estimated fair value. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Office properties and equipment: Office properties and equipment are stated at
--------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method over the estimated useful life.

Benefit plan: The Bank provides a noncontributory pension plan covering
-------------
substantially all of the Bank's employees who are eligible as to age and length of service. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Income taxes: Effective October 1, 1993, the Bank adopted FASB Statement No.
------------
109, Accounting for Income Taxes. Under this method, deferred taxes are provided
     ---------------------------
on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment. Prior to October 1, 1993, deferred tax expenses and credits were recorded to reflect the tax consequences of timing differences between the recording of income and expense for financial purposes of filing federal income tax returns at income tax rates in effect when the difference arose. Reference should also be made to Note 12 regarding a change in the method of accounting for income taxes.

Off-statement of financial condition risk:   The Bank is a party to financial
------------------------------------------
instruments with off statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: The estimated fair values required under
------------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been
              -----------------------------------------------------
determined by the Bank using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Bank's financial instruments are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of September 30, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.


Note 2.  Cash

Noninterest-bearing cash amounting to approximately $16,000 and $11,000 was held by a trustee at September 30, 1996 and 1995, respectively, and was required to be used to repay loan principal and interest and taxes and insurance for the related loans due to the Federal National Mortgage Association.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 3.  Securities Available for Sale and Accounting Change

As discussed in Note 1, the Bank adopted FASB Statement No. 115 as of September 30, 1994. There was no effect on net income in 1994 from adopting FASB Statement No. 115. The September 30, 1994 equity was decreased by $220,000 net of $114,000 related deferred tax effect, to recognize the net unrealized holding loss on securities available for sale at that date.

Under Statement 115, debt and equity securities "available for sale" are carried at fair value with unrealized holding gains and losses excluded from earnings and reported net of income taxes in a separate component of equity. Such securities may be sold in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments, but are not bought and held principally for the purpose of selling in the near term with the objective of generating profits on short-term differences in price. Prior to adoption of Statement 115, these securities were reported as "held to maturity".

Amortized cost and fair values of securities available for sale as of September 30, are summarized as follows:

                                                                   1996
                                         --------------------------------------------------------------
                                                             Gross           Gross
                                           Amortized      Unrealized       Unrealized        Fair
                                              Cost           Gains          (Losses)         Value
                                         --------------------------------------------------------------
U.S. Government and federal agencies
  obligations                            $  34,827,000   $     61,000    $   (119,000)   $  34,769,000
Other security                                  15,000              -               -           15,000
                                         --------------------------------------------------------------
                                         $  34,842,000   $     61,000    $   (119,000)   $  34,784,000
                                         ==============================================================

                                                                   1995
                                         --------------------------------------------------------------
                                                             Gross           Gross
                                           Amortized      Unrealized       Unrealized        Fair
                                              Cost           Gains          (Losses)         Value
                                         --------------------------------------------------------------
U.S. Government and federal agencies
 obligations                             $  30,907,000   $    110,000    $    (58,000)   $  30,959,000
Other security                                  15,000                                          15,000
                                         --------------------------------------------------------------
                                         $  30,922,000   $    110,000    $    (58,000)   $  30,974,000
                                         ==============================================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 3. Securities Available for Sale and Accounting Change (Continued)

The amortized cost and fair values of securities available for sale as of September 30, 1996 by contractual maturity are shown below. The "other security" has no contractual maturity.


                                               Amortized           Fair
                                                 Cost              Value
                                             --------------------------------
Due in one year or less                      $  10,488,000     $  10,512,000
Due after one year through five years           23,348,000        23,251,000
Due after five years through ten years             991,000         1,006,000
Other security                                      15,000            15,000
                                             --------------------------------
                                             $  34,842,000     $  34,784,000
                                             ================================

Proceeds from the sales of securities available for sale for the years ended September 30, 1996, 1995, and 1994 were $3,000,000, $-0-, and $-0-, respectively. Gross proceeds from maturities and recalled securities available for sale for the years ended September 30, 1996, 1995, and 1994 were $12,960,000, $6,500,000 and $-0-, respectively. There were no realized gains or losses from sales, maturities or recalls of securities available for sale for the years ended September 30, 1996, 1995 and 1994.

The change in net unrealized gains and losses shown as a separate component of equity for the years ended September 30, 1996 and 1995 is as shown below:


                                                   1996           1995
                                             --------------------------------
Balance in equity component, beginning       $      34,000      $   (220,000)
Change in unrealized gains (losses)               (110,000)          122,000
Change in deferred income taxes                     41,000           132,000
                                             --------------------------------
Balance in equity component, ending          $     (35,000)     $     34,000
                                             ================================

Note 4. Securities Held to Maturity

Under FASB Statement No. 115, identification of securities as "held to maturity" indicates that such securities will be held until their contractual maturities, and will not be available to be sold even in response to certain conditions such as changes in market interest rates, needs for liquidity, or changes in the availability of and the yield on alternative investments.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 4. Securities Held to Maturity (Continued)

Carrying amounts and fair values of securities being held to maturity as of September 30, 1996 and 1995 are summarized as follows:

                                                               1996
                                 -----------------------------------------------------------------
                                                      Gross             Gross
                                   Amortized         Unrealized      Unrealized            Fair
                                      Cost            Gains           (Losses)            Value
                                 -----------------------------------------------------------------
Mortgage-backed securities
 and related securities          $  5,496,000      $  119,000       $  (104,000)      $  5,511,000
                                 =================================================================

                                                               1995
                                 -----------------------------------------------------------------
                                                      Gross            Gross
                                   Amortized         Unrealized      Unrealized            Fair
                                      Cost            Gains           (Losses)            Value
                                 -----------------------------------------------------------------
Mortgage-backed securities
 and related securities          $  4,529,000      $  116,000       $    (3,000)      $  4,642,000
                                 =================================================================

There were no sales of investment securities held to maturity during the years ended September 30, 1996, 1995 and 1994. Gross proceeds from maturities and recalled securities during the years ended September 30, 1996, 1995 and 1994 were $-0-, $-0- and $5,500,000, respectively. Gross realized gains of $4,000 on recalled securities were realized during the year ended September 30, 1994.

The contractual maturities of securities held to maturity are not disclosed because the actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be prepaid without a penalty.

Mortgage-backed securities and related securities consist of the following at September 30:

                                                         1996                            1995
                                            ------------------------------------------------------------
                                              Amortized          Fair        Amortized           Fair
                                                 Cost           Value          Cost             Value
                                            ------------------------------------------------------------
Government National Mortgage Association
 (GNMA) securities                          $  3,894,000    $  3,885,000   $  2,439,000     $  2,531,000
Federal National Mortgage Association
 (FNMA) securities                               882,000         882,000      1,069,000        1,080,000
Federal Home Loan Mortgage Corporation
 (FHLMC) securities                              689,000         713,000        970,000          980,000
Small Business Administration                     31,000          31,000         51,000           51,000
                                            ------------------------------------------------------------
                                            $  5,496,000    $  5,511,000   $  4,529,000     $  4,642,000
                                            ============================================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 5. Loans Receivable

Loans receivable are summarized as follows:


                                                                     September 30,
                                                        -------------------------------------
                                                               1996               1995
                                                        -------------------------------------
Principal balances:
  First mortgage loans (principally conventional):
    Secured by one-to-four family residences            $    93,275,000      $     94,036,000
    Secured by other properties                              11,037,000             8,743,000
    Construction loans                                        4,720,000             5,368,000
    Home equity                                               3,786,000             3,875,000
                                                        -------------------------------------
                                                            112,818,000           112,022,000
                                                        -------------------------------------

  Other loans                                                   666,000               331,000
                                                        -------------------------------------
  Allowance for loan losses                                    (428,000)             (137,000)
  Undisbursed portion of construction loans                  (2,616,000)           (3,100,000)
  Net deferred loan origination fees                           (582,000)             (519,000)
                                                        -------------------------------------
                                                             (3,626,000)           (3,756,000)
                                                        -------------------------------------
                                                        $   109,858,000      $    108,597,000
                                                        =====================================

The following is an analysis of the allowance for loan losses:

                                                                    Years Ended
                                                                    September 30,
                                             ----------------------------------------------------------
                                                     1996                1995                1994
                                             ----------------------------------------------------------
Balance, beginning                           $        137,000      $       140,000      $       144,000
Provision charged to operations                       300,000                    -                    -
Loans charged off                                     (18,000)              (3,000)              (4,000)
Recoveries                                              9,000                    -                    -
                                             ----------------------------------------------------------
Balance, ending                              $        428,000      $       137,000      $       140,000
                                             ==========================================================

The Bank adopted SFAS No. 114 Accounting by Creditors for Impairment of a Loan
                              ------------------------------------------------
on October 1, 1995, which requires that the Bank establish a specific allowance on impaired loans. The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $654,000 at September 30, 1996 and had an average outstanding balance of approximately $1,075,000 for the year ended September 30, 1996. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required.

During 1996, the Bank adopted SFAS No. 118 Accounting by Creditors for
                                           ---------------------------
Impairment of a Loan-Income Recognition and Disclosures which requires
-------------------------------------------------------
disclosure of the Bank's method of accounting for interest income on impaired loans. (See Note 1).

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 5. Loans Receivable (Continued)

Nonperforming loans for which interest has been reduced totaled approximately $654,000, and $981,000 at September 30, 1996, and 1995, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $40,000, $7,000, and $10,000 for the years ended September 30, 1996, 1995 and
1994, respectively.

Mortgage loans serviced for others consist of FNMA loans and are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans totaled $715,000 and $970,000 at September 30, 1996 and 1995, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing was approximately $16,000 and $11,000 at September 30, 1996 and 1995, respectively.

Officers and directors of the Bank were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors for the year ended September 30:



                                          1996           1995
                                       ---------------------------
Balance, beginning                     $    984,000   $   884,000
  Originations                              374,000       246,000
  Payments received                        (102,000)     (146,000)
                                       ---------------------------
Balance, ending                        $  1,256,000   $   984,000
                                       ===========================

Note 6. Accrued Interest

Accrued interest receivable is
summarized as follows:


                                            September 30,
                                       ---------------------------
                                          1996           1995
                                       ---------------------------
Securities                             $    440,000   $   410,000
Mortgage-backed securities                   44,000        40,000
Loans receivable                            681,000       700,000
                                       ---------------------------
                                       $  1,165,000   $ 1,150,000
                                       ===========================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 7.  Office Properties and Equipment

Office properties and equipment consist of the following:


                                                    September 30,
                                       -------------------------------------
                                                1996              1995
                                       -------------------------------------
Land                                   $          138,000 $          138,000
Buildings and improvements                      1,321,000          1,313,000
Furniture and equipment                           660,000            615,000
Automobiles                                        45,000             45,000
                                       -------------------------------------
                                                2,164,000          2,111,000
Accumulated depreciation                          926,000            817,000
                                       -------------------------------------
                                       $        1,238,000 $        1,294,000
                                       =====================================

Note 8. Employee Pension Plan

Prior to November 10, 1993, the Bank had a defined benefit pension plan covering substantially all of its employees. The benefits were based on years of service and the employee's expected compensation during the last five years of employment. The Bank's funding policy was to contribute annually the maximum amount that could be deducted for federal income tax purposes. On September 13, 1993, the Bank's board of directors approved the termination of the defined benefit pension plan effective November 10, 1993. In the year ended September 30, 1994, all plan participants received a lump sum distribution from the Plan. Total pension expense for the year ended September 30, 1994 was $493,000, which included $491,000 related to the termination of the Plan. The expense is attributed to changes in the actuarial assumptions such as lower retirement ages, inclusion of value of early retirement subsidies and a decrease in interest rates as compared to the prior years.

On October 1, 1994, the Bank established a new pension plan for its employees. The new plan is a defined benefit plan covering substantially all of the Bank's employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $139,000, $108,000 and $2,000 for the years ended September 30, 1996, 1995 and 1994, respectively, and is included in compensation and benefits in the accompanying statements of income.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 8. Employee Pension Plan (Continued)

The following table sets forth the Plan's funded status and amounts recognized in the Bank's statement of financial condition as of September 30, 1996 and 1995:




                                                                                1996           1995
                                                                           -----------------------------
Actuarial present value of benefit (obligations):
  Accumulated benefit (obligation):
    Vested                                                                 $   (276,000)   $   (90,000)
    Nonvested                                                                   (12,000)       (24,000)
                                                                           -----------------------------
                                                                               (288,000)      (114,000)
  Effect of projected future compensation                                      (494,000)      (439,000)
                                                                           -----------------------------
Projected benefit (obligation) for service rendered to date                    (782,000)      (553,000)
Plan assets at fair value; primarily cash and short-term investments            234,000         84,000
                                                                           -----------------------------
Projected benefit (obligation) in excess of plan assets                        (548,000)      (469,000)
Unrecognized prior service cost                                                 438,000        547,000
Unrecognized net (gain) loss                                                    131,000        (73,000)
                                                                           -----------------------------
Prepaid pension cost (included in prepaid and other assets)                $     21,000    $     5,000
                                                                           =============================

The components of net pension expense for the years ended September 30, 1996, 1995 and 1994 are as follows:


                                                                           1996             1995            1994
                                                                       ----------------------------------------------
Service cost-benefits earned during the period                         $     39,000      $   33,000     $        -
Interest cost on projected benefit obligation                                60,000          43,000          25,000
Actual return on plan assets                                                (10,000)         (2,000)        (26,000)
Net amortization and deferral                                                50,000          34,000           3,000
                                                                       ----------------------------------------------
           Net pension expense                                         $    139,000      $  108,000     $     2,000
                                                                       ==============================================

Assumptions used to develop the net periodic pension cost as of September 30, 1996 and 1995 were:

  Discount rate                                                           8.0  %
  Expected long-term rate of return on assets                             8.0
  Rate of increase in compensation levels                                 5.0

Home Savings Bank of Albemarle, S.S.B.

Notes to Financial Statements

--------------------------------------------------------------------------------
Note 9.   Deposits

Deposits at September 30 are summarized as follows:

                                             Weighted
                                              Average
                                              Rate at                      1996                           1995
                                            September 30,   -------------------------------------------------------------------
                                               1996               Amount          Percent         Amount         Percent
                                          -------------------------------------------------------------------------------------
Demand and NOW accounts, including non-
  interest-bearing deposits of $819,000 at
  September 30, 1996 and $562,000 at
  September 30, 1995                              2.59 %     $    7,188,000         4.91   %   $    6,893,000       5.01   %
Money market                                      3.00            6,674,000         4.56            7,809,000       5.67
Passbook savings                                  3.00           17,953,000        12.26           15,490,000      11.25
                                                            -------------------------------------------------------------------
                                                                 31,815,000        21.73   %       30,192,000      21.93   %
                                                            -------------------------------------------------------------------
Certificates of deposit:
  2.00% to 3.99%                                                     16,000         0.01   %   $       15,000       0.01   %
  4.00% to 5.99%                                                 59,286,000        40.50           38,643,000      28.07
  6.00% to 7.99%                                                 55,005,000        37.57           68,622,000      49.86
                                                            -------------------------------------------------------------------
                                                  5.96 %        114,307,000        78.08   %      107,280,000      77.94   %
                                                            -------------------------------------------------------------------
Accrued interest payable                                            276,000         0.19   %          175,000       0.13   %
                                                            -------------------------------------------------------------------
                                                             $  146,398,000       100.00   %   $  137,647,000     100.00   %
                                                            ===================================================================
Weighted average cost of savings deposits                                           5.21   %                        5.43   %
                                                                              ================                 ================

The Bank received deposits from stock subscriptions totaling $46,601,000 at September 30, 1996.

The aggregate amount of short-term jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $13,906,000 and $10,838,000 at September 30, 1996 and 1995, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 included in the above table is as follows:

                                                          September 30,
                                                              1996
                                                      ---------------------
Maturity Period:
  Within 3 months or less                              $        1,795,000
  Over 3 months through 6 months                                3,304,000
  Over 6 months through 12 months                               4,053,000
  Over 12 months                                                4,754,000
                                                      ---------------------
                                                       $       13,906,000
                                                      =====================

Interest expense on deposits is summarized as follows:

                                                                      September 30,
                                       --------------------------------------------------------------------
                                                 1996                     1995                 1994
                                       --------------------------------------------------------------------
Passbook savings                        $              529,000    $           492,000   $          555,000
NOW and money market                                   408,000                496,000              579,000
Certificates of deposit                              6,838,000              4,992,000            3,839,000
                                       --------------------------------------------------------------------
                                        $            7,775,000    $         5,980,000   $        4,973,000
                                       ====================================================================

Home Savings Bank of Albemarle, S.S.B.


Notes to Financial Statements

--------------------------------------------------------------------------------
Note 9. Deposits (Continued)

The Bank has pledged securities with an amortized cost of $1,000,000 at September 30, 1996 as collateral for public deposits.

Eligible savings accounts are insured to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).

Note 10. Special SAIF Assessment

On September 30, 1996, The "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to capitalize the SAIF up to a statutory goal of 1.25% of insured deposits. The assessment is equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment will be paid during the three month period ended December 31, 1996, the Bank was required to accrue and expense the cost of the assessment as of September 30, 1996. In addition, this assessment can not be deducted for income tax purposes until paid. The expense recorded for the special SAIF assessment as of September 30, 1996 was $838,000.

Note 11. Deferred Compensation Agreements

The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental retirement and death benefits income agreements for two executive officers. Vested benefits under the deferred compensation agreements are payable in monthly installments over 10 and 15 year periods for the supplemental income agreements. The present value of the liability for the benefits is being accrued over the vesting period per the underlying agreements. The total expense for the deferred compensation agreements and supplemental income agreement amounted to approximately $222,000, $379,000, and $121,000 for the years ended September 30, 1996, 1995 and 1994, respectively.

Note 12. Accounting Change and Income Tax Matters

Effective October 1, 1993, the Bank adopted FASB Statement No. 109, Accounting
                                                                    ----------
for Income Taxes. The adoption of Statement 109 changes the Bank's method of
----------------
accounting for income taxes from the deferred method to a liability method. Under the deferred method, the Bank deferred the past tax effects of timing differences between financial reporting and taxable income. As explained in Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 12. Accounting Change and Income Tax Matters (Continued)

The effect of the adjustments to the October 1, 1993 statement of financial condition to adopt Statement 109 was $485,000. This amount is reported as the effect of a change in accounting principle on the accompanying 1994 statement of income.

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. Through 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank was unable to take a bad debt deduction in 1996, 1995, and 1994 due to limitations imposed by the Code. In addition, legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,023,000 over a six year period. The tax associated with the recaptured reserve is approximately $400,000. The recapture is scheduled to begin with the Bank's 1997 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to September 30, 1988 which are in excess of recorded book loan loss allowances. At September 30, 1996, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of September 30, 1996. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would increase to the maximum percent under existing law.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 12.  Accounting Change and Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (liability) (classified with prepaid expenses and other assets and accounts payable and other liabilities) in the Statement of Financial Condition at September 30, as adjusted for the adoption of FASB Statement No. 109, were:

Deferred tax liabilities:                                  1996            1995
                                                       -----------------------------
  FHLB dividends                                        $    232,000   $     231,000
  Reserve for bad debts                                      400,000         412,000
  Unrealized gain on securities available for sale                -           18,000
  Property and equipment                                      70,000          59,000
  Other                                                           -            9,000
                                                        -----------------------------
           Total                                             702,000         729,000
                                                        -----------------------------
Deferred tax assets:
  Net deferred loan fees and costs                            45,000          80,000
  Deferred compensation and supplemental income              414,000         333,000
  Federal Insurance Premium                                  328,000              -
  Reserve for uncollected interest                                -           26,000
  Unrealized loss on securities available for sale            23,000              -
  Allowance for loan losses                                  187,000          54,000
                                                        -----------------------------
           Total                                             997,000         493,000
                                                        -----------------------------
           Net deferred tax asset (liability)           $    295,000   $    (236,000)
                                                        =============================

A valuation allowance was not recorded for deferred tax assets at September 30, 1996 or September 30, 1995.


Income tax expense (credits) consist of the following:

                                              1996           1995          1994
                                          -------------------------------------------
Current                                   $    654,000   $  1,130,000   $  1,611,000
Deferred                                      (490,000)       (75,000)      (113,000)
                                          -------------------------------------------
           Total                          $    164,000   $  1,055,000   $  1,498,000
                                          ===========================================

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 12.   Accounting Change and Income Tax Matters (Continued)

The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                                                 Year Ended
                                                                September 30,
                                               --------------------------------------------
                                                   1996            1995            1994
                                               --------------------------------------------
Statutory federal income tax rate                    34.0 %          34.0 %          34.0 %
Increase in taxes resulting from:
  State income taxes, net of federal benefit          -               2.2             3.3
  Permanent differences                               0.2             -               -

Decrease in taxes resulting from:
  Permanent differences and state net
    operating loss                                   (9.5)            -               -
Other deferred taxes                                 (0.4)            -               -
                                               --------------------------------------------
                                                     24.3%           36.2%           37.3%
                                               ============================================

Note 13. Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

The FDIC requires Home Savings Bank of Albemarle, S.S.B. to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The Administrator requires a net worth equal to at least 5% of total assets. Home Savings Bank of Albemarle, S.S.B. complied with all of the capital requirements at September 30, 1996.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 13.   Capital Requirements (Continued)

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at September 30, 1996:


                                                                       Leverage
                                                                        Ratio of         Tier I                          N. C.
                                                       GAAP              Tier I       Risk-Adjusted     Risk-Based    Savings Bank
                                                       Equity           Capital          Capital           Capital      Capital
                                                    --------------------------------------------------------------------------------
                                                                 (Dollars in Thousands)
GAAP equity before adjustments                      $     21,262
Audit adjustments for income taxes                          (395)
                                                    ------------
GAAP equity                                         $     20,867     $     20,867     $     20,867      $    20,867     $    20,867
                                                    ============
Supplemental capital items:
  General valuation allowance                                                   -                -              428             428
Unrealized loss on securities available for sale                               35               35               35              35
                                                                     --------------------------------------------------------------
Regulatory capital                                                         20,902           20,902           21,330          21,330
Minimum capital requirement                                                 6,539            2,342            6,245          10,898
                                                                     --------------------------------------------------------------
Excess regulatory capital                                            $     14,363     $     18,560      $    15,085     $    10,432
                                                                     ==============================================================
Total assets at September 30, 1996                                   $    217,954                                       $   217,954
                                                                     ============                                       ===========
Risk-weighted assets at September 30, 1996                                            $     78,063      $    78,063
                                                                                      =============================
Capital as a percentage of assets:
  Actual                                                            %        9.59     %      26.77      %     27.32     %      9.79
  Required                                                                   3.00             3.00             8.00            5.00
                                                                    ---------------------------------------------------------------
  Excess                                                            %        6.59     %      23.77      %     19.32     %      4.79
                                                                    ===============================================================

As of September 30, 1996, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $7,806,000, $4,684,000, and $10,898,000, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

Note 14.   Financial Instruments with Off-Statement of Financial Condition Risk

The Bank is a party to financial instruments with off-statement of financial condition risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 14. Financial Instruments with Off-Statement of Financial Condition Risk (Continued)

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of these instruments. The Bank uses the same credit polices in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

                                                                                 September 30, 1996
Financial instruments whose contract amounts represent credit risk:      ------------------------------------
   Commitments to extend credit, mortgage loans                          Fixed Rate           Variable Rate
   Undisbursed lines of credit                                           ------------------------------------
                                                                         $     4,576,000      $           -
                                                                                                   2,628,000
                                                                         ------------------------------------
                                                                         $     4,576,000      $    2,628,000
                                                                         ====================================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require payment of a fee. The total commitment amounts do not necessarily represent future requirements, since some may expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

Note 15. Disclosures About Fair Value of Financial Instruments

The fair value of the Bank's cash and cash equivalents, is estimated to be equal to its recorded amount. For securities held to maturity and securities available for sale, the fair value is estimated using quoted market values obtained from independent pricing services. For Federal Home Loan Bank stock, the fair value is the same as the recorded book value since the stock can be redeemed at face value.

The fair value for all fixed rate loans has been estimated by discounting the projected future cash flows using the rate at which similar loans would be made to borrowers with similar credit ratings and for similar maturities. The discount rate used has been adjusted by an estimated credit risk factor to approximate the adjustment that would be applied in the marketplace for any nonperforming loans. Certain prepayment assumptions have also been made depending upon the original contractual lives of the loans. The fair value for all adjustable rate loans has been estimated to be equal to their carrying amounts because the repricing periods are relatively short-term in nature.

The fair value of deposits with no stated maturities, including checking accounts and statement savings accounts, is estimated to be equal to the amount payable on demand. The fair value of certificates of deposit is based upon the discounted value of the contractual cash flows. The discount rates used in these calculations approximate the current rates offered for deposits of similar remaining maturities.

The fair values of checks outstanding on disbursement account, accrued interest receivable, accrued interest payable and advance payments to borrowers for taxes and insurance are presumed to be their recorded book values.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
Note 15. Disclosures About Fair Value of Financial Instruments (Continued)

The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset fees that could be recognized under similar arrangements, and because the commitments are either short term in nature or subject to immediate repricing, no fair value has been assigned to these off-statement of financial condition commitments.

The recorded book value and estimated fair value of the Bank's financial assets and liabilities at September 30, are summarized below:


                                                          1996                                1995
                                           -----------------------------------------------------------------------
                                                Recorded          Estimated          Recorded         Estimated
                                               Book Value         Fair Value        Book Value        Fair Value
                                           -----------------------------------------------------------------------
Financial Assets:
 Cash and cash equivalents                  $    62,135,000     $    62,135,000   $    11,494,000   $    11,494,000
 Securities held to maturity                      5,496,000           5,511,000         4,529,000         4,642,000

 Securities available for sale                   34,784,000          34,784,000        30,974,000        30,974,000

 Federal Home Loan Bank stock                     1,346,000           1,346,000         1,346,000         1,346,000
 Loans receivable, net                          109,858,000         110,914,000       108,597,000       108,824,000
 Accrued interest receivable                      1,165,000           1,165,000         1,150,000         1,150,000
Financial Liabilities:

 Savings deposits with no stated maturities      31,815,000          31,815,000        30,192,000        30,192,000
 Savings deposits with stated maturities        114,307,000         114,882,000       107,280,000       107,644,000
 Deposits, stock offering                        46,601,000          46,601,000                --                --
 Checks outstanding on disbursement account         987,000             987,000           489,000           489,000
 Accrued interest payable                           276,000             276,000           175,000           175,000
 Advance payments by borrowers for taxes
   and insurance                                    115,000             115,000            97,000            97,000


Note 16. Dissolution of Subsidiary

Effective September 13, 1994, the Board of Directors of the Bank approved the dissolution of Stanly County Service Corporation, a wholly-owned subsidiary. The stock of the corporation was canceled and the equity was distributed, in the form of dividends, to the Bank. The assets acquired were recorded at the carrying value to Stanly County Service Corp. The subsidiary was inactive prior to dissolution.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 17. Future Reporting Requirements

The FASB has issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities which the Bank has not been required to adopt as of September 30, 1996.

The Statement will be in effect for transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. The statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The standards are based on a control approach which requires, after a transfer of financial assets, an entity recognize the financial and servicing assets it controls and the liabilities it has incurred, derecognizes assets when control is surrendered, and derecognizes liabilities when extinguished. The Statement provides standards to distinguish transfers of assets that are sales from transfers that are secured borrowings. The Statement is not expected to have an impact on the Bank's financial statements because the Bank does not currently sell loans in the secondary market or have current intentions to do so in the near future.

The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Bank has not been required to adopt as of September 30, 1996.

The Statement, which will be in effect for the Bank's fiscal year ending September 30, 1997, will require that an entity account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants of awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the proforma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material effect on the Bank's financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as proforma effects in notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

Note 18. Subsequent Event - Conversion and Stock Offering

On October 2, 1996, the Conversion was consummated as explained in Note 1. As a part of the Conversion, the Company issued 4,496,500 shares of its common stock in a public offering which resulted in gross proceeds of $44,496,500, and were reduced by conversion costs of $1,303,000. The Company paid $24,252,000 for the purchase of all the common stock of the Bank. The Bank then refunded $11,608,000 in stock offering deposits to subscribers that did not purchase stock due to an oversubscription.

HOME SAVINGS BANK OF ALBEMARLE, S.S.B.


NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 18.     Subsequent Event - Conversion and Stock Offering (Continued)

The Bank established an employee stock ownership plan (ESOP) which purchased 359,720 shares of the Company's common stock in the open market. The funds used by the ESOP to acquire these shares were obtained from borrowings from the holding company. The loan will be reflected in the financial statements of the Bank which intends to make contributions to the ESOP necessary to amortize the debt.

The Bank entered into employment agreements with two executive officers to provide for their continued employment. The agreements provide for an initial term of three years and can be extended an additional year annually.

At September 30, 1996, the Bank had incurred or accrued anticipated conversion costs of approximately $1,303,000, which are shown as prepaid expenses and other assets in its statement of financial condition as of September 30, 1996. At closing, such cost were netted against the stock proceeds received and shown as a reduction of stockholders' equity.

The Company's stockholders will be asked to consider at a future stockholders meeting approval of a management recognition plan. Such a plan is designed to provide the directors, officers and certain employees of the Bank with an ownership interest in the Company to encourage their continued service to the Bank. Up to 179,860 shares of the Company's stock would be awarded under the plan. The stockholders will also be asked to approve certain stock option plans for directors, officers and employees of the Bank. The plans may provide for the issuance of incentive or non-incentive options. As many as 449,650 shares are expected to be reserved for future issuance under the stock option plans. The Company may elect to fund any approved plans through the issuance of authorized but unissued shares, or may elect to purchase the shares to fund the plans in the open market.

In connection with the Conversion, the Bank has established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final offering circular. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the reorganization. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Bank subsequent to the conversion cannot be paid from this liquidation account.

The Bank may not declare or pay a cash dividend on its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal regulations.


Note 19.     Reclassifications

Certain amounts in the 1995 and 1994 financial statements have been reclassified to conform with 1996 presentation with no effect on net income or retained earnings.

                            CORPORATE INFORMATION
                        SOUTH STREET  FINANCIAL CORP.
                           EXECUTIVE  OFFICERS:

 CARL M. HILL          CHRISTOPHER F. CRANFORD    R. RONALD SWANNER
 President and CEO     Treasurer/Controller       Vice-President and Secretary


                                 DIRECTORS:

                                 Carl M. Hill
                   Chairman; President and CEO, Home Savings


Caldwell A.  Holbrook, Jr.; Partner              Greg E. Underwood; CPA in private practice,
 D.A.  Holbrook & Sons,  Contractors              Owner, Carolina Oil Company of Albemarle,
                                                  Inc. and Barefoot Oil Company of Albemarle,
                                                  Inc., Secretary/Treasurer of Southeastern Floral
                                                  Corp.

Joel A. Huneycutt;  President                    Douglas D. Stokes; Owner and President,
 Locust Lumber Company, Inc.                      Stokes Construction Company

R. Ronald Swanner; Executive Vice President
 Home Savings

        Stock Transfer Agent                          Annual Meeting
    Registrar and Transfer Company          The 1996 annual meeting of stockholders of
        10 Commerse Drive                   South Street Financial Corp. will be held at 7:00
          Cranford, NJ 07016                p.m. on February 17, 1996 at the corporate office
                                            at 155 West South Street, Albemarle, NC.

       Special Legal Counsel                              Form 10-K
    Brooks, Pierce, McLendon,               A copy of Form 10-K as filed with the Securities
   Humphrey, & Leonard, LLP                 and Exchange Commission will be furnished
     2000 Renaissance Plaza                 without charge to the Company's stockholders
      230 North Elm Street                  upon written request to Home Savings Bank of
      Greensboro, NC 27420                  Albemarle, SSB, 155 West South Street, P.O. Box
                                            489, Albemarle, NC 28002-0489.

        Independent Auditors                            Corporate Office
      McGladrey & Pullen, LLP                          155 West South Street
       One Morrocroft Centre                              P.O. Box 489
  6805 Morrison Boulevard, Suite 200                 Albemarle, NC 28002-0489
     Charlotte, NC 28211-3577

                           Common Stock Information

On October 2, 1996, the Company issued 4,496,500 shares of common stock. The Company's common stock is listed on the NASDAQ National Market under the symbol "SSFC" and began trading on October 3, 1996. At October 3, 1996 there were approximately 979 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The Company issued no dividends in fiscal 1996. The high and low bids for the common stock for the period from October 3, 1996 to November 30, 1996 were 12.125 and 14.75, respectively.