Form 10-K405, Exhibit 13
period 1997-09-30
SOUTH STREET FINANCIAL CORP
filed 1997-12-22
CIK 1014964

                               Table of Contents

                                                                                          Page
------------------------------------------------------------------------------------------------

Selected Consolidated Financial Data                                                           1
Report to Stockholders                                                                         2
Management's Discussion and Analysis                                                      3 - 17
Independent Auditor's Report                                                                  19
Consolidated Financial Statements:
     Statements of financial condition at September 30, 1997 and 1996                         20
     Statements of income for the years ended September 30, 1997, 1996 and 1995               21
     Statements of stockholders' equity for the years ended September 30, 1997, 1996     22 - 23
          and 1995                                                                       24 - 26
     Statements of cash flows for the years ended September 30, 1997, 1996 and 1995
Notes to Consolidated Financial Statements                                               27 - 51
Corporate Information                                                                    53 - 54



This annual report to stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of South Street Financial Corporation that are subject to various factors which could cause actual results to differ materially from those estimates. Factors which could influence the estimates include changes in the national, regional and local market conditions, legislative and regulatory conditions, and an adverse interest rate environment.

               SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                           At September 30,
                                                                      -------------------------------------------------------------
                                                                        1997         1996         1995         1994         1993
                                                                      --------     --------     --------     --------     ---------
                                                                            (Dollars in Thousands, except per share amount)
Financial Condition Data:
Total assets                                                         $  241,061   $  217,954   $  159,863   $  147,837   $  157,909
Investment securities (1)                                               122,984      100,974       45,471       35,600       34,383
Loans receivable, net (2)                                               111,990      109,858      108,597      106,844      117,055
Deposits                                                                141,755      146,398      137,647      127,312      139,685
Deposits, stock offering                                                      -       46,601            -            -            -
Advances from Federal Home Loan Bank                                     35,000            -            -            -            -
Stockholders' equity (3)                                                 61,694       20,867       20,426       18,311       16,503
Book value per share (3)                                                  13.72            -            -            -            -
                                                                                        Year Ended September 30,
                                                                      -------------------------------------------------------------
                                                                        1997         1996         1995         1994         1993
                                                                      --------     --------     --------     --------     ---------
                                                                            (Dollars in Thousands, except per share amount)
Operating Data:
Interest income                                                      $   16,712   $   12,869   $   11,980   $   11,994   $   13,044
Interest expense                                                          8,846        7,775        5,980        4,973        6,037
                                                                      ---------    ---------    ---------    ---------    ---------
Net interest income                                                       7,866        5,094        6,000        7,021        7,007
Provision for loan losses                                                     -          300            -            -            -
                                                                      ---------    ---------    ---------    ---------    ---------
Net interest income after provision
  for loan losses                                                         7,866        4,794        6,000        7,021        7,007
                                                                      ---------    ---------    ---------    ---------    ---------
Non-interest income                                                         169          126          126          147          206
                                                                      ---------    ---------    ---------    ---------    ---------
Non-interest expense:
  Compensation and employee benefits                                      2,384        1,905        1,867        1,324        1,018
  Other                                                                   1,167        2,341        1,343        1,833        1,126
                                                                      ---------    ---------    ---------    ---------    ---------
Total noninterest expense                                                 3,551        4,246        3,210        3,157        2,144
                                                                      ---------    ---------    ---------    ---------    ---------
Income before income taxes                                                4,484          674        2,916        4,011        5,069
Income tax expense                                                        1,616          164        1,055        1,498        1,765
                                                                      ---------    ---------    ---------    ---------    ---------
Income before cumulative effect of a change in
  accounting principle                                                    2,868          510        1,861        2,513        3,304
Cumulative effect on prior years of changing to a
  different method of accounting for income taxes                             -            -            -          485            -
                                                                      ---------    ---------    ---------    ---------    ---------
Net income                                                           $    2,868   $      510   $    1,861   $    2,028   $    3,034
                                                                      =========    =========    =========    =========    =========
Earnings per share (3)                                               $     0.69            -            -            -            -
Dividends per share (3)                                                    0.38            -            -            -            -
Dividend payout ratio (9)                                                55.07%            -            -            -            -
                                                                                   At or For the Year Ended September 30,
                                                                      -------------------------------------------------------------
                                                                        1997         1996         1995         1994         1993
                                                                      --------     --------     --------     --------     ---------
                                                                            (Dollars in Thousands, except per share amount)
Selected Other Data: (4)
Return on average assets (5)                                              1.24%        0.30%        1.23%        1.63%        2.12%
Return on average equity (5)                                              4.70%        2.45%        9.50%       14.22%       22.25%
Average equity to average assets                                         26.40%       12.23%       12.97%       11.45%        9.54%
Stockholders' equity to end-of-period assets                             25.59%        9.59%       12.76%       12.53%       10.45%
Interest rate spread for period (6)                                       2.02%        2.52%        3.59%        4.38%        4.21%
Average interest-earning assets to
   average interest-bearing liabilities                                 136.08%      112.00%      112.74%      110.19%      109.77%
Net interest margin (7)                                                   3.46%        3.09%        4.11%        4.72%        4.61%
Non-performing assets to total assets
  at period end (8)                                                       0.22%        0.31%        0.70%        0.76%        0.61%
Non-performing loans to total loans
  at period end                                                           0.43%        0.59%        0.87%        0.85%        0.70%
Allowance for loan losses to non-performing
  loans at period end                                                    84.12%       65.44%       13.97%       14.80%       17.06%
Net interest income, after provision for
  loan losses to non-interest expense                                   221.52%      112.91%      186.92%      223.39%      326.82%
Non-interest expense to average assets                                    1.53%        2.49%        2.12%        2.05%        1.38%
Deposit accounts                                                         14,037       16,486       17,988       17,152       18,416
Loan accounts                                                             3,204        3,283        3,316        3,433        3,734
Number of full service banking offices                                        2            2            2            2            2

(1) Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
(2) Loans, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3) South Street Financial Corporation completed it's stock offering on October 2, 1996 and then acquired all of the common stock of Home Savings of Albemarle, S.S.B.
(4) Ratios other than period-end ratios are based on monthly balances. Management does not believe the use of month end balances has caused a material difference in the information provided.
(5) Income before cumulative effect of changes in accounting principle is used to calculate return on average assets and return on average equity ratios.
(6) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(7) The net interest margin represents net interest income as a percent of average interest-earning assets.
(8) Non-performing assets include mortgage loans and consumer loans 90 days or more delinquent, and real estate acquired in settlement of loans.
(9) The dividend payout ratio represents dividends per share as a percent of earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS


The following discussion and analysis is intended to assist readers in understanding the results of operations in 1997, 1996 and 1995, and changes in financial position for the years ended September 30, 1997 and 1996, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

Description of Business

South Street Financial Corp. (the "Company") was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Home Savings Bank of Albemarle, Inc., S.S.B. (the "Bank," "Home Savings" or "Home") in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the "Conversion"), pursuant to its Plan of Conversion. The Company was organized to acquire all of the common stock of Home Savings upon its conversion to stock form. A subscription and community offering of the Company's shares closed on October 2, 1996, at which time the Company acquired all of the shares of the Bank and commenced operations.

In accordance with the Plan of Conversion, the Company issued 4,496,500 shares of common stock at the price of $10 per share which resulted in proceeds of $43,645,000, net of conversion costs. The Company transferred $19,558,000 of the net proceeds to Home Savings for the purchase of all of the capital stock of the Bank.

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

The Company did not commence operations until October 2, 1996; therefore, the following discussion and analysis contains the financial results for the Company and Home Savings for the year ended September 30, 1997, and for Home Savings for the years ended September 30, 1996 and 1995. Because the Company has no operations and conducts no business other than as described above, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank are collectively referred to herein as the "Company" unless otherwise noted.

Market Risk

The tables below provide information about the Company's financial instruments that are sensitive to changes in interest rates.

(A) For loans receivable the table presents principle cash flows by fixed and adjustable rate. The table includes contractual maturities including scheduled principal repayments adjusted for estimated prepayments. The table presents fair values at September 30, 1997 and weighted average interest rates by maturity dates.

(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities, including scheduled principal repayments for mortgage-backed securities, adjusted for estimated prepayments. Interest-bearing cash and federal funds sold are due on demand financial instruments and are presented in the due in one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at September 30, 1997 and weighted average interest rates by maturity dates .

(C) For deposits and advances from Federal Home Bank the table presents principle cash flows and weighted average interest rates by expected maturity dates. The table utilizes anticipated decay rates on deposits and present fair values at September 30, 1997.

                                                                      Loans Receivable
                                                                   Expected Maturity Date
                                                                 Years Ending September 30,
                                       -----------------------------------------------------------------
                                            1998          1999         2000         2001         2002
                                                                  (Dollars In Thousands)
Fixed Rate                               $  2,927      $   472      $    387      $   883      $   723
        Average interest rate                9.57 %       9.09 %        9.07 %       8.69 %       8.69 %
Variable Rate                            $      8      $    62      $     50      $   349      $   285
      Average interest rate                  9.98 %      12.42 %        8.60 %       8.60 %       8.60 %

                                                    Loans Receivable
                                                 Expected Maturity Date
                                               Years Ending September 30,
                                       ------------------------------------------
                                                                      Fair
                                         Thereafter      Total       Value
Fixed Rate                               100,159     $  105,551  $  105,406
        Average interest rate               8.11 %
Variable Rate                              6,114     $    6,868  $    6,868
      Average interest rate                 8.57 %

                                                                    Investment Securities
                                                                    Expected Maturity Date
                                                                  Year Ending September 30,
                                       --------------------------------------------------------------------
                                             1998          1999          2000        2001           2002
                                                                   (Dollars In Thousands)
Interest-bearing cash                    $  19,257      $   -         $  -         $  -         $  -
     Average interest rate                    5.58 %        -     %      -     %      -     %      -     %
Federal Fund sold                        $   5,930      $   -         $  -         $  -         $  -
     Average interest rate                    5.58 %        -     %      -     %      -     %      -     %
Securities available for sale            $  15,601      $  27,011     $  1,638     $  4,154     $  6,196
     Average interest rate                    5.61 %         5.46 %       6.48 %       6.54 %       7.12 %
Securities held to maturity              $   2,973      $   1,732     $  1,904     $  2,016     $  1,991
     Average interest rate                    7.31 %         7.31 %       7.31 %       7.31 %       7.31 %
Nonmarketable equity securities          $   -          $   -         $  -         $  -         $  -
     Average interest rate                   -     %        -     %      -     %      -     %      -     %


                                       -----------------------------------------
                                                                      Fair
                                         Thereafter       Total       Value
Interest-bearing cash                   $   -         $  19,257  $  19,257
     Average interest rate                  -     %
Federal Fund sold                       $   -         $   5,930  $   5,930
    Average interest rate                   -     %
Securities available for sale           $  18,971     $  73,571  $  73,571
     Average interest rate                   7.35 %
Securities held to maturity             $  11,045     $  21,661  $  21,561
     Average interest rate                   7.31 %
Nonmarketable equity securities         $   2,565     $   2,565  $   2,565
     Average interest rate                  -     %

                                                                         Debt Obligations
                                                                      Expected Maturity Date
                                                                    Years Ending September 30,
                                       -------------------------------------------------------------------------------
                                            1998          1999           2000          2001           2002
                                                                     (Dollars In Thousands)
Deposits                                 $  83,090     $  16,199      $  10,828      $  9,532      $  2,680
     Average interest rate                    3.43 %        4.38 %         3.56 %        4.45 %        3.87 %
Advances from Federal Home Loan Bank     $  35,000     $   -          $   -          $  -          $  -
     Average interest rate                    5.87 %       -     %        -     %       -     %       -     %


                                       ---------------------------------------------
                                                                               Fair
                                             Thereafter         Total         Value
Deposits                                    $  19,201      $  141,530    $  141,901
     Average interest rate                       3.95 %
Advances from Federal Home Loan Bank        $   -          $   35,000    $   35,000
     Average interest rate                      -     %


Changes in Financial Condition

Total assets of the Company amounted to $241.1 million at September 30, 1997, which is an increase of $23.1 million or 10.6% from total assets at September 30, 1996. The Company's total assets at September 30, 1996 increased by $58.1 million, or 36.3% from total assets of $159.9 million at September 30, 1995. The growth from September 30, 1995 to September 30, 1997 can primarily be attributed to the increase in cash and cash equivalents and investment securities, funded by proceeds from the Conversion and savings deposit growth.

The principal category of earnings assets is loans receivable which amounted to $112.0 million, $109.9 million and $108.6 million at September 30, 1997, 1996 and 1995, respectively. Home was able to increase the size of its loan portfolio during 1997 and 1996 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages and residential construction during a time period in which loan prepayments stabilized. All other categories of Home's loan portfolio have remained fairly consistent from 1995 to 1997. Loan originations for the year ended September 30, 1997 totaled $30.0 million and were funded primarily by loan principal repayments of $24.8 million as the loan portfolio increased by $2.1 million. Loan originations for the year ended September 30, 1996 totaled $21.4 million while principal repayments totaled $20.1 million for a net increase in the loan portfolio of $1.3 million over 1995. The growth was primarily in the residential 1-4 family category. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at September 30, 1997, 1996 and 1995 totaled $510,000, $654,000 and $981,000, respectively, and were 0.43%,
0.58% and 0.87% of total loans, respectively.

In addition to loans, the Company invests in U. S. Treasury and Government agency securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits, federal funds sold and Federal Home Loan Bank ("FHLB") stock, at September 30, 1997, 1996 and 1995 totaled $95.5 million, $40.3 million and $35.5 million, respectively. The securities portfolio increased by $55.2 million for the year ended September 30, 1997 from September 30, 1996 as $13.3 million in securities matured, $8.7 million of securities were sold and $77.1 million in new securities were purchased. Proceeds received in the Conversion and FHLB advances funded the securities growth in 1997. The securities portfolio increased by $4.8 million for the year ended September 30, 1996 from September 30, 1995 as $13.9 million of securities matured, $3.0 of securities were sold and $21.7 million of new securities were purchased. The stock offering deposits and deposit growth funded the securities growth in 1996.

Cash and cash equivalents totaled $27.6 million, $62.1 million and $5.8 million at September 30, 1997, 1996 and 1995, respectively. The fluctuations are a direct result of the Conversion, as the proceeds received from the stock offering in 1996 were temporarily invested in interest-bearing deposits and then reinvested during 1997 in longer term investment securities, and as the Company sought to increase liquidity to have funds available for future expanded loan growth.

Savings deposits amounted to $141.8 million at September 30, 1997, which is a decrease of $4.6 million from $146.4 million at September 30, 1996. At September 30, 1996, deposits increased by $8.8 million from $137.6 million at September 30, 1995. The decrease in 1997 is due to customers using their deposits to purchase stock issued in the Conversion. Additionally, the Bank received $46.6 million in deposits from the stock offering during 1996 which were utilized to purchase stock during 1997. Home priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for funds availability.

The Company borrowed a total of $35.0 million from the Federal Home Loan Bank during 1997. These advances are due during fiscal 1998. The proceeds were used for liquidity requirements, to fund loan growth and to purchase investment securities.

Stockholders' equity during 1997 increased by $43.6 million from the proceeds received in the Conversion, less $4.5 million for the issuance of the note receivable to the ESOP. Additionally, equity increased by $270,000 for principal payments received on the ESOP note and by $39,000 for the ESOP contribution. Cash dividends of $0.38 per share were paid, which decreased equity by $1.6 million. Lastly, stockholders' equity increased due to net income of $2.9 million, $510,000 and $1.9 million for the years ending September 30, 1997, 1996 and 1995, respectively. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $69,000, $(35,000) and $34,000 at September 30, 1997, 1996 and 1995, respectively. The change in the unrealized gain (loss) reflected through stockholders' equity was $104,000, $(69,000) and $254,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

Comparison of Operating Results for the Years Ended September 30, 1997, 1996, and 1995

Net Income
----------
Net income for the years ended September 30, 1997, 1996, and 1995 was $2.9 million, $510,000 and $1.9 million, respectively. Net income increased in 1997 from 1996 primarily due to a substantial increase in net interest income, as proceeds received in the Conversion were placed into the investment portfolio. Additionally, non-interest expense decreased in 1997 due to a one time special assessment of $838,000 that occurred in 1996 as a result of the legislation to recapitalize the Savings Association Insurance Fund ("SAIF"). Net income decreased in 1996 from 1995 primarily due to a decrease in net interest income caused by a decrease in the interest rate spread from 1995 to 1996 and due to the SAIF assessment discussed above. Additionally, Home provided additional provisions for loan losses and incurred an increase in other noninterest expenses.


Net Interest Income
-------------------
Net interest income amounted to $7.9 million, $5.1 million and $6.0 million during the years ended September 30, 1997, 1996, and 1995, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities increased by a net of $42.6 million during 1997 and $1.2 million in 1996 to $60.3 million in 1997 and $17.7 million in 1996. However, the Company's interest rate spread decreased from 3.59% in 1995 to 2.52% in 1996 and to 2.02% in 1997 as a result of an increase in the Company's cost of funds coupled with a slight decrease in the yield on interest earning assets. The higher balance of interest-earning assets in 1997 more than offset the decrease in the Company's interest rate spread, resulting in higher net interest income. The narrowing of the Company's spread in 1996 had a negative impact on net interest income and more than offset the higher balance of net interest-earning assets outstanding during 1996.

See the table on page 8 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate); (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume); and (iii) mixed changes (changes in volume multiplied by changes in rate).

                                          Year Ended September 30,                             Year Ended September 30,
                                               1997 vs. 1996                                        1996 vs. 1995
                               -----------------------------------------------------------------------------------------------------
                                     Increase (Decrease) Attributable to                  Increase (Decrease) Attributable to
                               -----------------------------------------------------------------------------------------------------
                                                           Rate/                                                Rate/
                                 Volume        Rate        Volume        Net          Volume        Rate        Volume        Net
                               -----------------------------------------------------------------------------------------------------
                                                                                                (Dollars In Thousands)
Interest income on:
Interest-bearing deposits      $      26   $      100   $        3    $     139     $     838   $      (65)  $     (201)  $     572
Investments                        2,394           96          113        2,603           316          107           22         445
Mortgage-backed securities         1,499          (85)        (309)       1,105            40          (20)          (2)         18
Loans receivable                     235         (233)          (6)          (4)          (44)        (102)           -        (146)
                               ---------   ----------   ----------    ---------     ---------   ----------   ----------   ---------
  Total interest income on
  interest-earning assets          4,154         (112)        (199)       3,843         1,150          (80)        (181)        889
                               ---------   ----------   ----------    ---------     ---------   ----------   ----------   ---------

Interest expense on:
Passbook savings                      21            -            -           21           (15)          18           (1)          2
NOW and money market                   4          (59)           -          (55)          (39)         (53)           4         (88)
Certificates of deposit             (152)        (174)           4         (322)          797          882          138       1,817
Deposits, stock offering             (64)           -            -          (64)           64            -            -          64
FHLB Advances                      1,491            -            -        1,491             -            -            -           -
                                --------   ----------   ----------    ---------     ---------   ----------   ----------   ---------
  Total interest expense on
  interest-bearing liabilities     1,300         (233)           4        1,071           807          847          141       1,795
                               ---------   ----------   ----------    ---------     ---------   ----------   ----------   ---------

Increase (decrease) in net
  Interest income              $   2,854   $      121   $     (203)   $   2,772     $     343   $     (927)  $     (322)  $    (906)
                               =========   ==========   ==========    =========     =========   ==========   ==========   =========

                                          Year Ended September 30,
                                               1995 vs. 1994
                               -------------------------------------------------
                                     Increase (Decrease) Attributable to
                               -------------------------------------------------
                                                           Rate/
                                 Volume        Rate        Volume        Net
                               -------------------------------------------------
Interest income on:
Interest-bearing deposits      $    (237)  $      276   $     (166)   $    (127)
Investments                          330           26            7          363
Mortgage-backed securities           (90)          19           (4)         (75)
Loans receivable                     (96)         (80)           1         (175)
                               ---------   ----------   ----------    ---------
  Total interest income on
  interest-earning assets            (93)         241         (162)         (14)
                               ---------   ----------   ----------    ---------

Interest expense on:
Passbook savings                     (64)           1            -          (63)
NOW and money market                 (90)           8           (1)         (83)
Certificates of deposit               (7)       1,162           (2)       1,153
Deposits, stock offering               -            -            -            -
FHLB Advances                          -            -            -            -
                               ---------   ----------   ----------    ---------
  Total interest expense on
  interest-bearing liabilities      (161)       1,171           (3)       1,007
                               ---------   ----------   ----------    ---------
Increase (decrease) in net
  interest income              $      68   $     (930)  $     (159)   $  (1,021)
                               =========   ==========   ==========    =========

Interest Income
---------------
Interest income amounted to $16.7 million, $12.9 million and $12.0 million for the years ended September 30, 1997, 1996, and 1995, respectively. The Company's average yield on interest-earning assets decreased from 8.20% in 1995 to 7.80% in 1996 and to 7.35% in 1997. The primary interest- earning asset is loans, which experienced a slight decrease in average yield during 1997 and 1996, a slight increase in the average outstanding balance during 1997 and a slight decrease during 1996. Loan income in 1997 was flat compared to 1996, as the increase in the average outstanding balance was offset by the decrease in the average yield. The other primary interest-earning asset is investment securities, which is the primary reason for the increase in interest income during 1997, as the average balance increased $59.3 million to $98.6 million in 1997, due to investing of the funds received in the Conversion. The decline in loan income in 1996 was offset by increases in investment income due to increases in average outstanding balances in interest-bearing deposits and an increase in the average outstanding balances and average yield in investment securities.


Interest Expense
----------------
Interest expense amounted to $8.8 million, $7.8 million and $6.0 million for the years ended September 30, 1997, 1996 and 1995, respectively. Interest expense increased $1.0 million in 1997 primarily due to an increase in average outstanding borrowings from the FHLB of $25.4 million, which was offset by a decrease in interest expense related to core deposits and certificates of deposit, as customers used portions of deposits to purchase stock in the Conversion. The change in the overall cost of funds from 1996 to 1997 was not significant. Interest expense increased $1.8 million in 1996 due to the increase in the Bank's average balance of outstanding deposits of $17.6 million and an increase in the average cost of funds from 4.61% in 1995 to 5.28% in
1996.   The increase in cost of funds was primarily in certificates of deposit which increased from 5.16% during 1995 to 6.05% during 1996. The increase in outstanding average balances was primarily due to certificates of deposits and deposits received from the stock offering, while core deposits of passbook, NOW and money market accounts declined as customers have shifted funds into longer term certificates of deposit. Management believes the Bank's cost of funds was indicative of changes in overall market rates.

See the table on page 10 for additional information concerning the Company's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended September 30, 1997, 1996 and 1995.

Provision for Loan Losses and Asset Quality

Home's provision for loan losses amounted to $-0-, $300,000 and $-0- in 1997, 1996 and 1995. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the year ended September 30, 1996 management determined that its allowance for loan losses should be increased to more closely reflect peer group banks' levels of outstanding reserves and for increased risk in the loan portfolio resulting from the economic environment of the market area and manufacturing plant closings.

                                                                         For the Year Ended September 30,
                                                ------------------------------------------------------------------------------------
                                At September 30,           1997                         1996                         1995
                                     1997       --------------------------  ---------------------------  ---------------------------
                                   Average                         Average                      Average                      Average
                                    Yield/    Average               Yield/   Average             Yield/   Average             Yield/
                                   Rate (5)   Balance    Interest    Rate    Balance   Interest   Rate    Balance   Interest   Rate
                                   --------   -------    --------    ----    -------   --------   ----    -------   --------   ----
                                                                               (Dollars in Thousands)
Assets:
Interest earning assets:
   Interest bearing deposits        5.58%   $  18,124    $    981    5.41%  $  17,583  $    842   4.79%  $   4,283  $    270   6.30%
   Investments (1)                  6.54%      73,836       4,633    6.27%     33,884     2,030   5.99%     28,250     1,585   5.61%
   Mortgage-backed securities       8.03%      24,720       1,517    6.14%      5,330       412   7.73%      4,842       394   8.14%
   Loans receivable, net (4)        8.26%     110,775       9,581    8.65%    108,126     9,585   8.86%    108,755     9,731   8.95%
                                            ---------    --------           ---------  --------          ---------
Total interest-earning assets       7.41%     227,455    $ 16,712    7.35%    164,923  $ 12,869   7.80%    146,130  $ 11,980   8.20%
                                                         --------                      --------                     --------
Non-interest-earning assets                     3,899                           5,608                        5,004
                                            ---------                       ---------                    ---------
      Total                                 $ 231,354                       $ 170,531                    $ 151,134
                                            =========                       =========                    =========

Liabilities and retained earnings:
Interest-bearing liabilities:
   Passbook savings                 3.00%   $  16,446    $    486    2.96%  $  15,720  $    465   2.96%  $  16,261  $    463   2.85%
   NOW and money market             2.62%      14,869         353    2.37%     14,716       408   2.77%     15,975       496   3.10%
   Certificates of deposits         5.85%     110,429       6,516    5.90%    112,939     6,838   6.05%     97,382     5,021   5.16%
   Deposits, stock offering           --           --          --      --       3,883        64   3.00%         --        --     --
   FHLB advances                    5.87%      25,400       1,491    5.87%         --        --     --          --        --     --
                                            ---------    --------           ---------  --------          ---------  --------
Total interest-bearing liabilities  5.33%     167,144    $  8,846    5.29%    147,258  $  7,775   5.28%    129,618  $  5,980   4.61%
                                                         --------                      --------                     --------
Non-interest-bearing liabilities                3,144                           2,418                        1,918
Stockholders' equity                           61,066                          20,855                       19,598
                                            ---------                       ---------                    ---------
      Total                                 $ 231,354                       $ 170,531                    $ 151,134
                                            =========                       =========                    =========
Net interest income and interest
   rate spread (2)                  2.08%                $  7,866    2.02%             $  5,094   2.52%             $  6,000   3.59%
                                                         --------                      --------                     --------
Net yield on interest-earning
   assets (3)                                                        3.46%                        3.09%                        4.11%
Ratio of interest-earning assets
   to interest-bearing liabilities                                 136.08%                      112.00%                      112.74%


(1) Includes investment securities available for sale and FHLB of Atlanta common stock.

(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(3) Net Yield on interest-earning assets represents net interest income divided by average interest-earning assets.

(4) Loans placed on nonperforming status have been included in the computation of average balances

(5) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principle balance associated with each asset and liability.

Home's level of nonperforming loans, defined as loans past due 90 days or more,
has historically been low as a percentage of total loans outstanding.   Loans
outstanding which were delinquent more than 90 days were approximately $510,000, $654,000 and $981,000 at September 30, 1997, 1996 and 1995, respectively.
Foreclosures or real estate transfers in lieu of foreclosures amounted to $91,000, $162,000 and $209,000 in 1997, 1996 and 1995, respectively. Home
Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances. At September 30, 1997, Home's level of general valuation allowances for loan losses amounted to $429,000, which management believes is adequate to absorb potential losses in its loan portfolio.

Noninterest Income
------------------
Noninterest income amounted to $169,000, $126,000 and $126,000 for the years ended September 30, 1997, 1996 and 1995, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts.

Noninterest Expense
-------------------
Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expense. Noninterest expense amounted to $3.6 million, $4.2 million and $3.2 million for the years ended September 30, 1997, 1996 and 1995, respectively. Compensation increased $479,000, $38,000 and $543,000 for the years ended September 30, 1997, 1996, and 1995, respectively. The Company incurred $309,000 of expense related to the ESOP in 1997, which is included in compensation expense. Other slight increases in 1997 were due to additional personnel, and inflationary increases. The 1995 increase in compen-sation were due to inflationary increases, additional supplemental income agreements and additional deferred compensation agreements. Home incurred $838,000 in expense due to the special SAIF assessment in 1996. Occupancy expenses and data processing increased nominally during the years ended September 30, 1997, 1996 and 1995. Federal insurance premium expense decreased $248,000 during 1997 as the SAIF assessment incurred in 1996 resulted in lower regular premiums for the following year. Charitable contributions increased $181,000 during 1996 primarily due to the Bank's funding of one-time prior commitments to Wingate University ($40,000), Boy Scouts ($10,000), Stanly Community College ($20,000) and Pfeiffer College ($80,000).

Income Taxes
------------
The Company's effective income tax rate was 36.0%, 24.3% and 36.2% for the years ended September 30, 1997, 1996 and 1995, respectively. The decline in the 1996 effective income rate was due to a permanent difference and incurring a net operating loss for state tax purposes. The effective rates for 1997 and 1995 reflect normal expected rates on taxable income.

Capital Resources and Liquidity

The Company paid regular cash dividends of $.38 per share during the year ended September 30, 1997. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits, operating activities, sale or maturity of investment and the ability to raise equity capital. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ending September 30, 1997, a decline in savings deposits of $7.5 million and proceeds from FHLB advances of $35.0 million were the main causes of a net inflow of $26.3 million. Operating activities provided $1.4 million, while investing activities generated a net outflow of cash amounting to $62.2 million, as Conversion proceeds were used to purchase investment securities and fund the ESOP note. During 1997, loan demand increased the Bank's cash out flows on the loan portfolio by approximately $2.1 million. During the year ended September 30, 1996 new savings deposits provided $8.7 million in net cash inflow while operating activities provided funds totaling $1.5 million and stock offering deposits provided $46.6 million. These funds were used primarily to increase liquidity by investing in interest-earning deposits, purchase additional investments and fund increases in the loan portfolio in 1996. During 1995, new savings deposits provided $10.3 million in funds and operating activities provided $1.5 million, while investing activities generated a net outflow of cash amounting to $6.5 million, with the excess cash generated being invested in short term interest-earning deposits. During 1995, loan demand increased the Bank's portfolio by $1.8 million.

These cash outflows were funded by operating and financing activities. Cash provided by operations, deposit growth and advances from the FHLB are the primary sources for its liquidity needs.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 73% of Home's certificates of deposit outstanding at September 30, 1997 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company's liquid investment portfolios by offsetting maturities which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home's liquidity ratio at September 30, 1997, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

Asset/Liability Management

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At September 30, 1997, Home had a one-year sensitivity gap of negative 29.7%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

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

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within three years as a percentage of total interest-earning assets was a negative 30.3%.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1997, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.


                                                                             At September 30, 1997
                                                   ---------------------------------------------------------------------------------
                                                   Less than   More than   More than   More than    More than
                                                       3       3 Months    1 Year to   3 Years to   5 Years to   More than
                                                     Months    to 1 Year    3 Years     5 Years      10 Years    10 Years    Total
                                                   ---------   ---------   ---------   ----------   ----------   ---------  -------
Interest-earning assets (1):
  Loans Receivable:
    Adjustable rate 1-4 family residential         $  3,323    $  3,118    $       -   $        -   $        -   $       -  $  6,441
    Fixed rate 1-4 family residential                     9       2,054          468        1,379       57,609      35,863    97,382
    Other adjustable rate real estate loans               -         427            -            -            -           -       427
    Other fixed rate real estate loans                  486         144           41          227        6,270         417     7,585
    Other loans                                           -         234          350            -            -           -       584
                                                    -------     -------     --------    ---------    ---------    --------   -------
        Total loans                                   3,818       5,977          859        1,606       63,879      36,280   112,419
Interest-bearing deposits                            25,187           -            -            -            -           -    25,187
Investment securities
  Available for sale                                      -       6,389       27,983       10,449       19,930       8,820    73,571
  Nonmarketable equity securities                         -           -            -            -            -       2,565     2,565
Mortgage-backed securities held to maturity (2)           -           -            -            -            -      21,661    21,661
                                                    -------     -------     --------    ---------    ---------    --------   -------
    Total interest-earning assets                  $ 29,005    $ 12,366    $  28,842   $   12,055   $   83,809   $  69,326  $235,403
                                                    =======     =======     ========    =========    =========    ========   =======

Interest-bearing liabilities:
  Deposits:
    Certificates of deposit                        $ 27,070    $ 54,657    $  30,215   $        -   $       15   $       -  $111,957
    Money market deposit accounts                     6,266           -            -            -            -           -     6,266
    NOW and commercial checking accounts              7,996           -            -            -            -           -     7,996
    Passbook savings                                 15,311           -            -            -            -           -    15,311
        Total deposits                               56,643      54,657       30,215            -           15           -   141,530
                                                    -------     -------     --------    ---------    ---------    --------   -------
        Total interest-bearing liabilities         $ 56,643    $ 54,657    $  30,215   $        -   $       15   $       -  $141,530
                                                    =======     =======     ========    =========    =========    ========   =======

Interest sensitivity gap per report                $(27,638)   $(42,291)   $  (1,373)  $   12,055   $   83,794   $  69,326
Cumulative interest sensitivity gap                 (27,638)    (69,929)     (71,302)     (59,247)      24,547      93,873
Cumulative gap as a percentage of
  total interest-earning assets                      -11.74%     -29.71%      -30.29%      -25.17%       10.43%      39.88%
Cumulative interest-earning assets
  as a percentage of interest-bearing liabilities     51.21%      37.17%       49.62%       58.13%      117.34%     166.33%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipating prepayments, scheduled rate adjustments and contractual maturities.

(2) Based upon contractual maturities.

Impact of Inflation and Changing Prices

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on it's performance than do the effects of inflation.

Impact of New Accounting Standards

The Company's stockholders approved the Company's stock option plan on October 15, 1997. The FASB has issued SFAS No. 123, "Accounting for Awards of Stock-Based Compensation to Employees," which will be implemented by the Company to account for the plan. The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion 25"). Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.
The Statement is not expected to have a significant effect on the Company's financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as proforma effects in the notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

The FASB has issued SFAS No. 128, "Earnings Per Share," which the Company has not been required to adopt as of September 30, 1997. The Statement, which will be effective for the Company's interim period ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share. The Company does not anticipate the effect of adoption of SFAS No. 128 to significantly impact earnings per share presentation.

The FASB has issued SFAS No. 130, "Reporting Comprehensive Income," which the Company has not been required to adopt as of September 30, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Deposit Insurance/SAIF Recapitalization

For 1996, SAIF-insured institutions paid deposit insurance assessment rates of $0.23 to $0.31 per $100 of deposits. In contrast, institutions insured by the FDIC's Bank Insurance Fund (the "BIF") that were well capitalized and without any significant supervisory concerns paid the minimum annual assessment of $2,000, and all other BIF-insured institutions paid deposit insurance assessment rates of $0.03 to $0.27 per $100 of deposits. In response to the SAIF/BIF assessment disparity, the Deposit Funds Insurance Act of 1996 (the "Funds Act") was enacted into law on September 30, 1996.

The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits will pay a special assessment, subject to adjustment, of
65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Bank charged $838,000 against pretax earnings for the year ended September 30, 1996. This assessment is deductible in the taxable year paid.

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

The Funds Act also provides for the merger of the BIF and SAIF on January 1, 1999, assuming the prior elimination of the thrift charter. The Secretary of the Treasury was required to conduct a study of the relevant factors for the development of a common charter for banks and thrifts and report conclusions and findings to Congress.

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

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,023,000 over a six year period. The tax associated with the recaptured reserves is approximately $350,000. The recapture is scheduled to begin with the Bank's 1997 year, but can be delayed up to two years if the Bank originates a certain level of residential mortgage loans over the next two years. The Bank was able to meet the requirements and deferred recapture for 1997. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

                     (This page intentionally left blank)

                [LOGO OF MCGLADREY & PULLEN, LLP APPEARS HERE]

                            MCGLADREY & PULLEN, LLP
                            -----------------------
                 Certified Public Accountants and Consultants


                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
South Street Financial Corporation
Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corporation and subsidiary as of September 30, 1997 and 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corporation and subsidiary as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1997 in conformity with generally accepted accounting principles.


                                 /s/ McGladrey & Pullen, LLP


Charlotte, North Carolina
November 6, 1997

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
September 30, 1997 and 1996


ASSETS                                                                          1997                1996
-------------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
   Noninterest-bearing deposits (Note 2)                                  $   2,457,000        $   2,787,000
   Interest-bearing deposits                                                 19,257,000           59,348,000
   Federal funds sold                                                         5,930,000                   -
Securities held to maturity, fair value 1997, $21,561,000;
   1996, $5,511,000 (Note 4)                                                 21,661,000            5,496,000
Securities available for sale (Note 3)                                       73,886,000           34,784,000
Federal Home Loan Bank stock, at cost                                         2,250,000            1,346,000
Loans receivable, net (Note 5)                                              111,990,000          109,858,000
Real estate acquired in settlement of loans                                      18,000               18,000
Accrued interest receivable (Note 6)                                          1,903,000            1,165,000
Office properties and equipment, net (Note 7)                                 1,158,000            1,238,000
Prepaid expenses and other assets (Notes 8 and 13)                              551,000            1,914,000
                                                                          -----------------------------------
          Total assets                                                    $ 241,061,000        $ 217,954,000
                                                                          ===================================
LIABILITIES AND STOCKHOLDERS' EQUITY
-------------------------------------------------------------------------------------------------------------
Liabilities:
   Deposits (Note 9)                                                      $ 141,755,000        $ 146,398,000
   Deposits, stock offering (Note 9)                                                 -            46,601,000
   Special SAIF assessment (Note 10)                                                 -               838,000
   Advances from Federal Home Loan Bank (Note 11)                            35,000,000                   -
   Advance payments by borrowers for taxes and insurance                        131,000              115,000
   Accounts payable and other liabilities (Note 13)                           2,189,000            2,148,000
   Checks outstanding on disbursement account                                   292,000              987,000
                                                                          -----------------------------------
          Total liabilities                                                 179,367,000          197,087,000
                                                                          -----------------------------------
Commitments (Notes 12 and 16)
Stockholders' equity: (Note 14)
   Preferred stock, no par value, authorized 5,000,000 shares;
     no shares issued                                                                -                    -
   Common stock, no par value, authorized 20,000,000 shares;
     issued 4,496,500 in 1997; issued -0- shares in 1996                             -                    -
   Additional paid-in capital                                                43,684,000                   -
   Unrealized gain (loss) on securities available for sale net (Note 3)          69,000              (35,000)
   Note receivable, ESOP (Note 15)                                           (4,258,000)                  -
   Retained earnings, substantially restricted (Notes 13 and 14)             22,199,000           20,902,000
                                                                          -----------------------------------
          Total stockholders' equity                                         61,694,000           20,867,000
                                                                          -----------------------------------
          Total liabilities and stockholders' equity                      $ 241,061,000        $ 217,954,000
                                                                          ===================================

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF INCOME
Years Ended September 30, 1997,  1996 and 1995


                                                           1997                 1996                 1995
---------------------------------------------------------------------------------------------------------------
Interest income:
   Loans                                            $    9,581,000        $    9,585,000        $   9,731,000
   Mortgage-backed securities                            1,517,000               412,000              394,000
   Securities                                            4,633,000             2,030,000            1,585,000
   Other interest-bearing deposits                         981,000               842,000              270,000
                                                    -----------------------------------------------------------
                                                        16,712,000            12,869,000           11,980,000
                                                    -----------------------------------------------------------
Interest expense:
   Deposits (Note 9)                                     7,355,000             7,775,000            5,980,000
   FHLB advances (Note 11)                               1,491,000                    -                    -
                                                    -----------------------------------------------------------
                                                         8,846,000             7,775,000            5,980,000
                                                    -----------------------------------------------------------
          Net interest income                            7,866,000             5,094,000            6,000,000
Provision for loan losses (Note 5)                              -                300,000                   -
                                                    -----------------------------------------------------------
          Net interest income after
             provision for loan losses                   7,866,000             4,794,000            6,000,000
                                                    -----------------------------------------------------------
Noninterest income                                         169,000               126,000              126,000
                                                    -----------------------------------------------------------
Noninterest expenses:
   Compensation and benefits (Notes 8 and 12)            2,384,000             1,905,000            1,867,000
   Net occupancy                                           291,000               291,000              256,000
   Federal insurance premium expenses                       70,000               318,000              295,000
   Special SAIF assessment (Note 10)                            -                838,000                   -
   Data processing                                         213,000               210,000              205,000
   Contributions                                            18,000               227,000               46,000
   Other                                                   575,000               457,000              541,000
                                                    -----------------------------------------------------------
                                                         3,551,000             4,246,000            3,210,000
                                                    -----------------------------------------------------------
          Income before income taxes                     4,484,000               674,000            2,916,000
Income taxes (Note 13)                                   1,616,000               164,000            1,055,000
                                                    -----------------------------------------------------------
          Net income                                $    2,868,000        $      510,000        $   1,861,000
                                                    ===========================================================

Earnings per share (Note 1)                         $         0.69        $          n/a        $         n/a
                                                    ===========================================================
Weighted average number of shares outstanding       $    4,143,444        $          n/a        $         n/a
                                                    ===========================================================
Dividends declared per share                        $         0.38        $          n/a        $         n/a
                                                    ===========================================================

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1997,  1996 and 1995


                                                                                  Unrealized
                                                    Additional                    Gain (Loss)                       Note
                                                     Paid-in                     on Securities                  Receivable,
                                                     Capital                  Available  for Sale                  ESOP
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                     $        -                  $         (220,000)             $         -
   Net income                                              -                                  -                         -
   Net change in unrealized gain (loss) on
      securities available for sale, net                   -                             254,000                        -
                                                  ----------------------------------------------------------------------------------
Balance at September 30, 1995                              -                              34,000                        -
   Net income                                              -                                  -                         -
   Net change in unrealized gain (loss) on
      securities available for sale, net                   -                             (69,000)                       -
                                                  ----------------------------------------------------------------------------------
Balance at September 30, 1996                              -                             (35,000)                       -
   Net proceeds from issuance of common stock      43,645,000                                 -                         -
   Purchase of common stock by the ESOP                    -                                  -                 (4,528,000)
  Principal payment on note receivable
     from the ESOP                                         -                                  -                    270,000
  ESOP contribution                                    39,000                                 -                         -
  Cash dividends                                           -                                  -                         -
  Net change in unrealized gain (loss) on
     securities available for sale, net                    -                             104,000                        -
  Net income                                               -                                  -                         -
                                                  ----------------------------------------------------------------------------------
Balance at September 30, 1997                     $43,684,000                 $           69,000              $ (4,258,000)
                                                  ==================================================================================

See Notes to Consolidated Financial Statements.


                                                         Retained
                                                         Earnings,                Total
                                                       Substantially           Stockholders'
                                                         Restricted               Equity
---------------------------------------------------------------------------------------------
Balance at September 30, 1994                     $       18,531,000           $  18,311,000
   Net income                                              1,861,000               1,861,000
   Net change in unrealized gain (loss) on
      securities available for sale, net                          -                  254,000
                                                  -------------------------------------------
Balance at September 30, 1995                             20,392,000              20,426,000
   Net income                                                510,000                 510,000
   Net change in unrealized gain (loss) on
      securities available for sale, net                          -                  (69,000)
                                                  -------------------------------------------
Balance at September 30, 1996                             20,902,000              20,867,000
   Net proceeds from issuance of common stock
   Purchase of common stock by the ESOP                           -               43,645,000
  Principal payment on note receivable                            -               (4,528,000)
     from the ESOP                                                -                  270,000
  ESOP contribution                                               -                       -
  Cash dividends                                                  -                   39,000
  Net change in unrealized gain (loss) on
     securities available for sale, net                   (1,571,000)             (1,571,000)
  Net income                                                      -                  104,000
                                                           2,868,000               2,868,000
                                                  -------------------------------------------
Balance at September 30, 1997                     $       22,199,000           $  61,694,000
                                                  ===========================================

SOUTH STREET FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended September 30, 1997, 1996 and 1995


                                                         1997                   1996                 1995
----------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                       $   2,868,000            $    510,000         $   1,861,000
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
  Provision for loan losses                                   -                  300,000                    -
  Net accretion of premiums and
    discounts on securities                              (56,000)                (59,000)              (19,000)
  Amortization of deferred loan fees                    (152,000)               (146,000)              (73,000)
  Gain on sale of real estate acquired
    in settlement of loans                                (7,000)                 (5,000)               (3,000)
  Provision for depreciation                             119,000                 116,000               104,000
  Deferred income taxes                                  285,000                (490,000)              (75,000)
  (Gain) loss on sale of office properties
    and equipment                                         (4,000)                  3,000                    -
  ESOP contribution                                       39,000                      -                     -
  (Increase) decrease in assets:
    Accrued interest receivable                         (738,000)                (15,000)             (123,000)
    Prepaid and other assets                           1,363,000                (338,000)             (137,000)
  Increase (decrease) in liabilities:
    Accounts payable and other
      liabilities                                       (762,000)                227,000               190,000
    Interest payable                                     (51,000)                101,000                63,000
    Accrued special SAIF assessment                     (838,000)                838,000                    -
    Checks outstanding on
      disbursement account                              (695,000)                498,000              (294,000)
                                                   -------------------------------------------------------------
          Net cash provided by
            operating activities                       1,371,000               1,540,000             1,494,000
                                                   -------------------------------------------------------------

                                  (Continued)

SOUTH STREET FINANCIAL CORPORATION

YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995


                                                        1997                    1996                   1995
-----------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchases of securities held to maturity           $  (19,307,000)       $  (1,954,000)         $          -
  Purchases of securities available for sale            (57,754,000)         (19,815,000)           (11,987,000)
  Proceeds from sales of securities
    available for sale                                    8,700,000            3,000,000                     -
  Proceeds from maturities and recalls of
    securities available for sale                        10,263,000           12,960,000              6,500,000
  Principal collected on securities
    held to maturity                                      3,059,000              981,000                790,000
  Loan originations and principal
    payments on loans, net                               (2,058,000)          (1,391,000)            (1,751,000)
  Proceeds from sale of equipment                            31,000                   -                      -
  Purchase of equipment                                     (66,000)             (63,000)              (211,000)
  Proceeds from sale of real estate aquired
    in settlement of loans                                   85,000              114,000                115,000
  Purchase of FHLB stock                                   (904,000)                  -                      -
  Loan to ESOP for purchase of stock                     (4,528,000)                  -                      -
  Principal payment received on ESOP note                   270,000                   -                      -
                                                     ------------------------------------------------------------
        Net cash used in
          investing activities                          (62,209,000)          (6,168,000)            (6,544,000)
                                                     ------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in deposits                    (4,592,000)           8,650,000             10,272,000
  Deposits, stock offering                               (2,956,000)          46,601,000                     -
  Payment of dividends                                   (1,121,000)                  -                      -
  Proceeds from FHLB borrowings                          35,000,000                   -                      -
  Net increase (decrease) in advance
    payments by borrowers for taxes
    and insurance                                            16,000               18,000               (377,000)
                                                     ------------------------------------------------------------
        Net cash provided by
          financing activities                           26,347,000           55,269,000              9,895,000
                                                     ------------------------------------------------------------

SOUTH STREET FINANCIAL CORPORATION

Years Ended September 30, 1997, 1996 and 1995

                                                             1997                    1996                    1995
----------------------------------------------------------------------------------------------------------------------
          Increase (decrease) in cash
            and cash equivalents                      $   (34,491,000)         $     50,641,000         $    4,845,000
Cash and cash equivalents:
  Beginning                                                62,135,000                11,494,000              6,649,000
                                                      ----------------------------------------------------------------
  Ending                                              $    27,644,000          $     62,135,000         $   11,494,000
                                                      ================================================================
Supplemental Schedule of Cash and
  Cash Equivalents:
    Interest-bearing deposits                         $     2,457,000          $     59,348,000         $    8,622,000
    Noninterest-bearing deposits                           19,257,000                 2,787,000              2,872,000
    Federal funds sold                                      5,930,000                        -                      -
                                                      ----------------------------------------------------------------
                                                      $    27,644,000          $     62,135,000         $   11,494,000
                                                      ================================================================
Supplemental Disclosures of Cash
  Flow Information:
    Cash payments for:
      Interest                                        $     8,897,000          $      7,674,000         $    5,917,000
      Income taxes                                          1,386,000                   702,000              1,346,000
Supplemental Disclosures of Noncash
  Transactions
    Transfer of loans to real estate acquired
      in settlement of loans                                   91,000                   162,000                209,000
    Loans originated to finance the sale
      of real estate acquired in settlement
      of loans                                                 13,000                   178,000                138,000
    Net change in unrealized (gain) loss on
      securities available for sale, net of
      deferred taxes (credits)                               (104,000)                   69,000               (254,000)
    Prepaid conversion costs                                       -                  1,089,000                     -
    Dividends accrued                                         450,000                        -                      -
    Stock offering deposits used to purchase
      common stock in conversion                           43,645,000                        -                      -


See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------
Note 1.  Nature of Business and Summary of Significant Accounting Policies


Conversion and organization of holding company: On October 2, 1996, pursuant to
----------------------------------------------
a Plan of Conversion which was approved by its members and regulators, Home Savings Bank of Albemarle, S.S.B. ("Home Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), and became a wholly-owned subsidiary of South Street Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business: Home Savings is primarily engaged in the business of
------------------
obtaining savings deposits and originating single-family residential loans within its primary lending area of Stanly County, North Carolina. The Bank's underwriting policies require such loans to be made 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements:

Principles of consolidation: The consolidated financial statements include the
---------------------------
accounts of South Street Financial Corporation and its wholly-owned subsidiary, Home Savings Bank of Albemarle, for the year ended September 30, 1997. South Street Financial Corporation was capitalized on October 2, 1996, therefore, the consolidated financial statements for the years ended September 30, 1996 and 1995 include the operations of the Bank only. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies
-----------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting the statements of cash
-------------------------
flows, the Company includes cash on hand, demand deposits at other financial institutions and federal funds sold as cash equivalents. From time to time, the Company maintains deposits with financial institutions which are in excess of the federally-insured amounts. The Company has not experienced any losses in such amounts.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------
Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)


Investment in debt securities and accounting change: The Company has investments
---------------------------------------------------
in debt securities. Debt securities consist primarily of obligations of the U.
S. Government and federal agencies and mortgage-backed securities.

Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification be reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with SFAS No. 115. All securities have been classified as either available for sale or held to maturity.

Securities available for sale: Securities classified as available for sale are
-----------------------------
those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those
---------------------------
securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Company's financial position and liquidity, management believes the Company has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
------------------------------------------
Home Loan Bank system (FHLB), is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value.

Loans receivable: Loans receivable are stated at unpaid principal balances, less
----------------
the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees. The Bank's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

Allowance for loan losses: The allowance for loan losses is increased by charges
-------------------------
to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------
Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Impaired loans: SFAS No. 114 requires that the Bank establish specific loan loss
--------------
allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Bank had no loans outstanding during the years ended September 30, 1997 and 1996 which it considered to be impaired. Therefore, there is no SFAS No. 114 allowance for unpaid loans at September 30, 1997 and September 30, 1996.

Interest Income: The Bank recognizes interest income on loans using the interest
---------------
method over the contractual life of the loans. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more when the collection of interest is not in doubt. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan origination fees: Loan fees and certain direct loan origination costs are
---------------------
deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Real estate acquired in settlement of loans: Real estate acquired in settlement
-------------------------------------------
of loans is initially recorded at estimated fair value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Office properties and equipment: Office properties and equipment are stated at
-------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method over the estimated useful lives.

Benefit plans: The Bank provides a noncontributory pension plan covering
-------------
substantially all of the Bank's employees who are eligible as to age and length of service. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes. The Bank also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. Additionally, the Bank has entered into deferred compensation agreements for certain directors and supplemental income agreements for certain executive officers. The present value of the liability for the benefits is being accrued over the service life of the agreements.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------
Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)


Advance payments by borrowers for taxes and insurance: Certain borrowers make
-----------------------------------------------------
monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Income taxes: Deferred taxes are provided on a liability method whereby deferred
------------
tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: The earnings per share computation for the year ended
------------------
September 30, 1997 is based on net income earned divided by the weighted average number of shares outstanding from the beginning of the fiscal year to the end of the fiscal year. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding.

Off-statement of financial condition risk: The Bank is a party to financial
-----------------------------------------
instruments with off statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: The estimated fair values required under
-----------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been
              -----------------------------------------------------
determined by the Company using available market information and appropriate valuation methodologies; however, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of September 30, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.


Note 2.  Cash


Noninterest-bearing cash amounting to approximately $8,000 and $16,000 was held by a trustee at September 30, 1997 and 1996, respectively, and was required to be used to repay loan principal and interest and taxes and insurance for the related loans due to the Federal National Mortgage Association.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------
Note 3.  Securities Available for Sale


Amortized cost and fair values of securities available for sale as of September 30, are summarized as follows:

                                                          1997
                                ----------------------------------------------------------
                                                    Gross       Gross
                                   Amortized     Unrealized   Unrealized         Fair
                                     Cost           Gains      (Losses)         Value
                                ----------------------------------------------------------
U.S. Government and federal
 agencies obligations           $  68,556,000  $   190,000  $    (107,000)  $  68,639,000
Mortgage-backed securities          4,901,000       31,000              -       4,932,000
Other security                        315,000            -              -         315,000
                                ----------------------------------------------------------
                                $  73,772,000  $   221,000  $    (107,000)  $  73,886,000
                                ==========================================================

                                                           1996
                                 ---------------------------------------------------------
                                                  Gross          Gross
                                    Amortized   Unrealized     Unrealized        Fair
                                      Cost        Gains         (Losses)         Value
                                 ---------------------------------------------------------
U.S. Government and federal
 agencies obligations            $ 34,827,000  $    61,000  $   (119,000)  $   34,769,000
Other security                         15,000                          -           15,000
                                 ---------------------------------------------------------
                                 $ 34,842,000  $    61,000  $   (119,000)  $   34,784,000
                                 =========================================================

The amortized cost and fair values of securities available for sale as of September 30, 1997 by contractual maturity are shown below. The contractual maturities of mortgage-backed securities are not disclosed because the actual maturities may differ from contractual maturities because the mortgages underlying the securities may be prepaid without a penalty. The other security has no contractual maturity.

                                                Amortized     Fair
                                                  Cost        Value
                                            ----------------------------
Due in one year or less                     $  15,477,000 $  15,513,000
Due after one year through five years          38,382,000    38,432,000
Due after five years through ten years         10,738,000    10,806,000
Due after ten years                             3,959,000     3,888,000
Mortgage-backed securities                      4,901,000     4,932,000
Other security                                    315,000       315,000
                                            ----------------------------
                                            $  73,772,000 $  73,886,000
                                            ============================

Proceeds from the sales of securities available for sale for the years ended September 30, 1997, 1996, and 1995 were $8,700,000, $3,000,000, and $-0-, respectively. Gross proceeds from maturities and recalled securities available for sale for the years ended September 30, 1997, 1996, and 1995 were $10,263,000, $12,960,000 and $6,500,000, respectively. There were no realized gains or losses from sales, maturities or recalls of securities available for sale for the years ended September 30, 1997, 1996 and 1995.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY

Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------
Note 3.  Securities Available for Sale and Accounting Change (Continued)


The change in net unrealized gains and losses shown as a separate component of equity for the years ended September 30, 1997 and 1996 is as shown below:

                                                         1997          1996
                                                    ---------------------------
Balance in equity component, beginning              $    (35,000)$      34,000
Change in unrealized gains (losses)                      172,000      (110,000)
Change in deferred income taxes                          (68,000)       41,000
                                                    ---------------------------
Balance in equity component, ending                 $     69,000 $     (35,000)
                                                    ===========================


Note 4.  Securities Held to Maturity

Carrying amounts and fair values of securities being held to maturity as of September 30, 1997 and 1996 are summarized as follows:

                                                        1997
                              ----------------------------------------------------------
                                                 Gross         Gross
                                 Amortized    Unrealized     Unrealized        Fair
                                   Cost          Gains        (Losses)        Value
                              ----------------------------------------------------------
Mortgage-backed securities
 and related securities       $ 21,661,000   $   202,000   $  (302,000)   $  21,561,000
                              ==========================================================


                                                         1996
                              ----------------------------------------------------------
                                                 Gross          Gross
                                 Amortized     Unrealized     Unrealized        Fair
                                   Cost          Gains         (Losses)        Value
                              ----------------------------------------------------------
Mortgage-backed securities
 and related securities       $  5,496,000   $   119,000   $  (104,000)   $   5,511,000
                              ==========================================================

There were no sales, maturities or recalls of investment securities held to maturity during the years ended September 30, 1997, 1996 and 1995.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 4.   Securities Held to Maturity (Continued)

The contractual maturities of securities held to maturity are not disclosed because the actual maturities of mortgage-backed securities may differ from contractual maturities because the mortgages underlying the securities may be prepaid without a penalty.

Mortgage-backed securities and related securities consist of the following at September 30:


                                                               1997                            1996
                                               ----------------------------------------------------------------
                                                   Amortized           Fair          Amortized        Fair
                                                      Cost             Value            Cost          Value
                                               ----------------------------------------------------------------
Government National Mortgage Association
  (GNMA) securities                             $  3,541,000      $  3,626,000     $  3,894,000  $  3,885,000
Federal National Mortgage Association
  (FNMA) securities                               11,890,000        11,950,000          882,000       882,000
Federal Home Loan Mortgage Corporation
  (FHLMC) securities                               6,202,000         5,957,000          689,000       713,000
Small Business Administration                         28,000            28,000           31,000        31,000
                                               ----------------------------------------------------------------
                                                $ 21,661,000      $ 21,561,000     $  5,496,000  $  5,511,000
                                               ================================================================

Note 5.   Loans Receivable

Loans receivable are summarized as follows:


                                                                        September 30,
                                                        ----------------------------------------------
                                                               1997                            1996
                                                        ----------------------------------------------
Principal balances:
  First mortgage loans (principally conventional):
    Secured by one-to-four family residences             $     95,984,000          $     93,275,000
    Secured by other properties                                10,420,000                11,037,000
    Construction loans                                          8,394,000                 4,720,000
    Home equity                                                 3,328,000                 3,786,000
                                                        ----------------------------------------------
                                                              118,126,000               112,818,000
                                                        ----------------------------------------------
  Other loans                                                     584,000                   666,000
                                                        ----------------------------------------------

  Allowance for loan losses                                      (429,000)                 (428,000)
  Undisbursed portion of construction loans                    (5,655,000)               (2,616,000)
  Net deferred loan origination fees                             (636,000)                 (582,000)
                                                        ----------------------------------------------
                                                               (6,720,000)               (3,626,000)
                                                        ----------------------------------------------
                                                             $111,990,000              $109,858,000
                                                        ==============================================

Certain qualifying first mortgage loans secured by one-to-four family residences are pledged as collateral for the Federal Home Loan Bank advances discussed in note 11.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 5.   Loans Receivable (Continued)

The following is an analysis of the allowance for loan losses:


                                                                      Years Ended
                                                                     September 30,
                                                    -----------------------------------------------
                                                          1997          1996            1995
                                                    -----------------------------------------------
Balance, beginning                                   $     428,000   $    137,000   $     140,000
  Provision charged to operations                             -           300,000            -
  Loans charged off                                         (1,000)       (18,000)         (3,000)
  Recoveries                                                 2,000          9,000            -
                                                    -----------------------------------------------
Balance, ending                                      $     429,000   $    428,000   $     137,000
                                                    ===============================================

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by
              ------------------------------------------------
SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income
              -------------------------------------------------------
Recognition and Disclosures, requires that the Bank establish a specific
---------------------------
allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $510,000 and $654,000 at September 30, 1997 and 1996, respectively, and had an average outstanding balance of approximately $714,000 and $1,075,000 for the year ended September 30, 1997 and 1996, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required.

Nonperforming loans for which interest has been reduced totaled approximately $510,000, and $654,000 at September 30, 1997, and 1996, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $29,000, $40,000, and $7,000 for the years ended September 30, 1997, 1996 and
1995, respectively.

Mortgage loans serviced for others consist of FNMA loans and are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans totaled $460,000 and $715,000 at September 30, 1997 and 1996, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing was approximately $8,000 and $16,000 at September 30, 1997 and 1996, respectively.

Officers and directors of the Company were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors for the year ended September 30:

                                                        1997                1996
                                                 -------------------------------------
Balance, beginning                                $     1,256,000      $     984,000
  Originations                                            570,000            374,000
  Payments received                                      (219,000)          (102,000)
                                                 -------------------------------------
Balance, ending                                   $     1,607,000      $   1,256,000
                                                 =====================================

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 6.   Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                            September 30,
                                                   -------------------------------
                                                        1997            1996
                                                   -------------------------------
Securities                                          $     985,000   $     440,000

Mortgage-backed securities                                237,000          44,000
Loans receivable                                          681,000         681,000
                                                   -------------------------------
                                                    $   1,903,000   $   1,165,000
                                                   ===============================

Note 7.   Office Properties and Equipment

Office properties and equipment consist of the following:


                                                            September 30,
                                                   -------------------------------
                                                        1997            1996
                                                   -------------------------------
Land                                                $     138,000   $     138,000
Buildings and improvements                              1,343,000       1,321,000
Furniture and equipment                                   704,000         660,000
Automobiles                                                  -             45,000
                                                   -------------------------------
                                                        2,185,000       2,164,000
Less accumulated depreciation                           1,027,000         926,000
                                                   -------------------------------
                                                    $   1,158,000   $   1,238,000
                                                   ===============================

Note 8.   Employee Pension Plan

The Bank has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $136,000, $139,000 and $108,000 for the years ended September 30, 1997, 1996 and 1995, respectively, and is included in compensation and benefits in the accompanying statements of income.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 8.   Employee Pension Plan (Continued)

The following table sets forth the Plan's funded status and amounts recognized in the statement of financial condition as of September 30, 1997 and 1996:

                                                                                  1997            1996
                                                                            -------------------------------
Actuarial present value of benefit (obligations):
  Accumulated benefit (obligation):
    Vested                                                                   $   (352,000)   $   (276,000)
    Nonvested                                                                     (25,000)        (12,000)
                                                                            -------------------------------
                                                                                 (377,000)       (288,000)
  Effect of projected future compensation                                        (610,000)       (494,000)
                                                                            -------------------------------
Projected benefit (obligation) for service rendered to date                      (987,000)       (782,000)
Plan assets at fair value; primarily cash and short-term investments              384,000         234,000
                                                                            -------------------------------
Projected benefit (obligation) in excess of plan assets                          (603,000)       (548,000)
Unrecognized prior service cost                                                   404,000         438,000
Unrecognized net (gain) loss                                                      218,000         131,000
                                                                            -------------------------------
Prepaid pension cost (included in prepaid and other assets)                  $     19,000    $     21,000
                                                                            ===============================

The components of net pension expense for the years ended September 30, 1997, 1996 and 1995 are as follows:


                                                                                1997            1996           1995
                                                                          ---------------------------------------------
Service cost-benefits earned during the period                              $     44,000   $     39,000   $     33,000
Interest cost on projected benefit obligation                                     70,000         60,000         43,000
Actual return on plan assets                                                     (24,000)       (10,000)        (2,000)
Net amortization and deferral                                                     46,000         50,000         34,000
                                                                          ---------------------------------------------
           Net pension expense                                              $    136,000   $    139,000   $    108,000
                                                                          =============================================

  Assumptions used to develop the net periodic pension cost as of September 30, 1997 and 1996 were:

  Discount rate                                                           8.0%
  Expected long-term rate of return on assets                             8.0
  Rate of increase in compensation levels                                 5.0

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 9.   Deposits

Deposits at September 30 are summarized as follows:


                                                 Weighted
                                                 Average
                                                 Rate at                       1997                              1996
                                               September 30,     -------------------------------------------------------------------
                                                  1997                Amount           Percent          Amount           Percent
                                              --------------------------------------------------------------------------------------

Demand and NOW accounts, including non-
  interest-bearing deposits of $689,000 at
  September 30, 1997 and $819,000 at
  September 30, 1996                                    2.32   %  $     7,996,000       5.64   %   $     7,188,000         4.91   %
Money market                                            3.00            6,266,000       4.42             6,674,000         4.56
Passbook savings                                        3.00           15,311,000      10.80            17,953,000        12.26
                                                                 -------------------------------------------------------------------

                                                                       29,573,000      20.86   %        31,815,000        21.73   %
                                                                 -------------------------------------------------------------------

Certificates of deposit:
  2.00% to 3.99%                                                           16,000       0.01   %   $        16,000         0.01   %
  4.00% to 5.99%                                                       59,037,000      41.65            59,286,000         40.5
  6.00% to 7.99%                                                       52,904,000      37.32            55,005,000        37.57
                                                                 -------------------------------------------------------------------

                                                        5.85   %      111,957,000      78.98   %       114,307,000        78.08   %
                                                                 -------------------------------------------------------------------

Accrued interest payable                                                  225,000       0.16   %           276,000         0.19   %
                                                                 -------------------------------------------------------------------

                                                                  $   141,755,000     100.00   %   $   146,398,000       100.00   %
                                                                 ===================================================================
Weighted average cost of savings deposits                                               5.20   %                           5.21   %
                                                                                  ===============                    ===============


The Bank received deposits from stock subscriptions totaling $46,601,000 at September 30, 1996.

At September 30, 1997, the scheduled maturities of certificates of deposit are as follows:

Year Ending September 30,                                Amount
-------------------------                          -------------------
1998                                                $     81,727,000
1999                                                      14,319,000
2000                                                      10,828,000
2001                                                       5,068,000
2002 and thereafter                                           15,000
                                                   -------------------
                                                    $    111,957,000
                                                   ===================

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $13,328,000 and $13,906,000 at September 30, 1997 and 1996, respectively.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 9.  Deposits (Continued)


The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 included in the above table is as follows:

                                                              September 30,
                                                                  1997
                                                           ------------------
Maturity Period:
 Within 3 months or less                                   $       3,485,000
 Over 3 months through 6 months                                    3,636,000
 Over 6 months through 12 months                                   2,504,000
 Over 12 months                                                    3,703,000
                                                           ------------------
                                                           $      13,328,000
                                                           ==================

Interest expense on deposits is summarized as follows:

                                         Years Ended September 30,
                           -----------------------------------------------------
                                 1997              1996              1995
                           -----------------------------------------------------
Passbook savings           $       486,000  $         529,000  $        492,000
NOW and money market               353,000            408,000           496,000
Certificates of deposit          6,516,000          6,838,000         4,992,000
                           -----------------------------------------------------
                           $     7,355,000  $       7,775,000  $      5,980,000
                           =====================================================


The Bank has pledged securities with an amortized cost of $1,000,000 at September 30, 1997 as collateral for public deposits.

Eligible savings accounts are insured to $100,000 by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).


Note 10.  Special SAIF Assessment


On September 30, 1996, The "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to capitalize the SAIF up to a statutory goal of 1.25% of insured deposits. The assessment is equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment was paid during the three month period ended December 31, 1996, the Bank was required to accrue and expense the cost of the assessment as of September 30, 1996. In addition, this assessment was not deducted for income tax purposes until paid. The expense recorded for the special SAIF assessment for the year ended September 30, 1996 was $838,000.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 11.  Advances from Federal Home Loan Bank


Advances from the Federal Home Loan Bank ("FHLB") at September 30, 1997 consist of the following:

Advances due FHLB, due in quarterly interest only installments
 at 5.98%, with accrued interest and principal due June 16, 1998                $ 15,000,000

Advances due FHLB, due in quarterly interest only installments
 at 5.68%, with accrued interest and principal due December 16, 1997              10,000,000

Advances due FHLB, due in quarterly interest only installments
 at 6.05%, with accrued interest and principal due March 18, 1998                  6,000,000

Advances due FHLB, due in quarterly interest only installments
 at 5.70%, with accrued interest and principal due October 20, 1997                4,000,000
                                                                                -------------

                                                                                $ 35,000,000
                                                                                =============

All advances are collateralized by the Bank's stock in the FHLB and qualifying first mortgage loans secured by one-to-four family residences.

The average amount of borrowings outstanding was approximately $25,400,000 during the year ended September 30, 1997. The maximum amount of borrowings outstanding amounted to $35,000,000 during the year ended September 30, 1997. The weighted average interest rate of borrowings was 5.87% at September 30, 1997.

Interest expense on borrowed funds totaled $1,491,000, $-0- and $-0- for the years ended September 30, 1997, 1996 and 1995, respectively.


Note 12.  Deferred Compensation Agreements


The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental retirement and death benefits income agreements for two executive officers. Vested benefits under the deferred compensation agreements are payable in monthly installments over 10 and 15 year periods for the supplemental income agreements. The present value of the liability for the benefits is being accrued over the service life per the underlying agreements, which amounted to $1,342,000 and $1,082,000 at September 30, 1997 and 1996, respectively. The total expense for the deferred compensation agreements and supplemental income agreement amounted to $249,000, $222,000, and $379,000 for the years ended September 30, 1997, 1996 and 1995, respectively.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 13.  Income Tax Matters


Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. Through 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. The Bank was unable to take a bad debt deduction in 1996 and 1995 due to limitations imposed by the Code. In addition, legislation passed in 1996 eliminates the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Bank will still be permitted to take deductions for bad debts, but will be required to compute such deductions using an experience method.

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 and amount to approximately $1,023,000 over a six year period. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but is being delayed up to two years as the Bank originates a certain level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At September 30, 1997, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of September 30, 1997. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would increase to the maximum percent under existing law.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 13.  Income Tax Matters (Continued)


The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (liability) (classified with prepaid expenses and other assets and accounts payable and other liabilities) in the Statement of Financial Condition at September 30 are as follows:

                                                                  1997         1996
                                                             ---------------------------
Deferred tax assets:
 Net deferred loan fees and costs                            $       1,000 $     45,000
 Deferred compensation and supplemental income                     455,000      414,000
 Federal Insurance Premium                                               -      328,000
 Reserve for uncollected interest                                   10,000            -
 Unrealized loss on securities available for sale                        -       23,000
 Allowance for loan losses                                         146,000      187,000
                                                             ---------------------------
                                                                   612,000      997,000
                                                             ---------------------------
Deferred tax liabilities:
 FHLB dividends                                                    232,000      232,000
 Reserve for bad debts                                             350,000      400,000
 Unrealized gain on securities available for sale                   45,000
 Property and equipment                                             43,000       70,000
                                                             ---------------------------
                                                                   670,000      702,000
                                                             ---------------------------
     Net deferred tax asset (liability)                      $     (58,000)$    295,000
                                                             ===========================

A valuation allowance was not recorded for deferred tax assets at September 30, 1997 or 1996.

Income tax expense (credits) consist of the following for the years ended September 30:

                                     1997          1996         1995
                               -----------------------------------------
Current                        $   1,331,000 $     654,000 $  1,130,000
Deferred                             285,000      (490,000)     (75,000)
                               -----------------------------------------
     Total                     $   1,616,000 $     164,000 $  1,055,000
                               =========================================

The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                                                    Year Ended
                                                                   September 30,
                                                    ------------------------------------------
                                                           1997         1996          1995
                                                    ------------------------------------------
Statutory federal income tax rate                            34.0 %        34.0  %      34.0 %
Increase (decrease) in taxes resulting from:
 State income taxes, net of federal benefit                   1.4           -            2.2
 Permanent differences                                         -           0.2            -
 Permanent differences and state net
   operating loss                                              -          (9.5)           -
 Other                                                        0.6         (0.4)           -
                                                    ------------------------------------------
                                                             36.0 %       24.3 %       36.2 %
                                                    ==========================================

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 14.  Stockholders' Equity


On October 2, 1996, South Street Financial Corporation completed and closed its stock offering. Gross proceeds from the sale of 4,496,500 shares amounted to $44,965,000, which includes $4,528,000 in proceeds from shares purchased by the ESOP, and reduced by conversion costs of $1,320,000. The Company transferred $19,558,000 of the net proceeds to Home Savings for the purchase of all of the common stock of the Bank, and retained the remaining net proceeds.

Concurrent with the Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition contained in the definitive prospectus used in connection with the Company's initial public offering. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders. Dividends paid by the Bank subsequent to the Conversion cannot be paid from this liquidation account.

Subject to applicable law, the Board of Directors of South Street Financial Corporation or Home Savings may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholder's equity would be reduced below the amount required for the liquidation account or its capital requirement.

For a period of five years after its conversion from mutual to stock form, Home Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to South Street Financial Corporation on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During 1997, the Bank paid $826,000 in dividends to South Street Financial Corporation.

South Street Financial Corporation paid cash dividends totaling $0.38 per share during the year ended September 30, 1997.

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

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 14.  Stockholders' Equity (Continued)


The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at September 30, 1997.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at September 30, 1997:

                                                   Leverage                                    N.C.
                                                   Ratio of         Tier I                   Savings
                                                    Tier I      Risk-Adjusted  Risk-Based      Bank
                                                   Capital         Capital       Capital      Capital
                                                ------------------------------------------------------
                                                                (Dollars in Thousands)
GAAP equity                                     $     41,789  $      41,789  $    41,789  $    41,789
Supplemental capital items:
 General valuation allowance                            -              -             429          429
Unrealized gain on securities available
 for sale                                               (51)           (51)         (51)         (51)
                                                ------------------------------------------------------
Regulatory capital                                    41,738         41,738       42,167       42,167
Minimum capital requirement                            6,622          2,395        6,386       11,036
                                                ------------------------------------------------------
Excess regulatory capital                       $     35,116  $      39,343  $    35,781  $    31,131
                                                ======================================================
Total Bank assets at September 30, 1997         $    220,726                              $   220,726
                                                =============                            =============
Bank risk-weighted assets at
 September 30, 1997                                           $      79,819  $    79,819
                                                              ===========================
Capital as a percentage of assets:
 Actual                                         %      18.91  %       52.29  %     52.83  %      19.10%
 Required                                               3.00           3.00         8.00          5.00
                                                ------------------------------------------------------
 Excess                                         %      15.91  %       49.29  %     44.83  %      14.10%
                                                ======================================================

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 14.  Stockholders' Equity (Continued)


As of September 30, 1997, the most recent notification from the FDIC categorized corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $7,982,000, $4,789,000, and $11,036,000, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.


Note 15.  Employee Stock Ownership Plan

The Bank has established an employee stock ownership plan (ESOP) to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At September 30, 1997 the outstanding balance of the note receivable is $4,258,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements.

Expenses of $309,000 have been incurred during 1997 in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $39,000 which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At September 30, 1997, 21,442 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $6.6 million at September 30, 1997.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 15.  Employee Stock Ownership Plan (Continued)

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at September 30, 1997, based on a fair value of the ESOP shares released of $19.50, is $2,756,000. This commitment will fluctuate based on the fair value of the shares.


Note 16. Financial Instruments with Off-Statement of Financial Condition Risk and Commitments


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

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual or notional amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-statement of financial condition instruments.

                                                                                     September 30, 1997
                                                                              -------------------------------
                                                                                 Fixed Rate    Variable Rate
                                                                              -------------------------------
Financial instruments whose contract amounts represent credit risk:
 Commitments to extend credit, mortgage loans                                 $    7,079,000  $            -
 Undisbursed lines of credit                                                               -       2,756,000
                                                                              -------------------------------
                                                                              $    7,079,000  $    2,756,000
                                                                              ===============================

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

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 17.  Disclosures About Fair Value of Financial Instruments


The fair value of the Company's cash and cash equivalents, is estimated to be equal to its recorded amount. For securities held to maturity and securities available for sale, the fair value is estimated using quoted market values obtained from independent pricing services. For Federal Home Loan Bank stock, the fair value is the same as the recorded book value since the stock can be redeemed at face value.

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

The fair value of the Federal Home Loan Bank advances is equal to the recorded book value due to the market rates of interest and short-term nature of the notes.

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

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 17.    Disclosures About Fair Value of Financial Instruments (Continued)

The recorded book value and estimated fair value of the Company's financial assets and liabilities at September 30, are summarized below:

                                                             1997                              1996
                                              ---------------------------------------------------------------------
                                                  Recorded          Estimated         Recorded         Estimated
                                                 Book Value         Fair Value       Book Value       Fair Value
                                              ---------------------------------------------------------------------
 Financial Assets:
    Cash and cash equivalents                   $    27,644,000   $   27,644,000   $  62,135,000   $    62,135,000
    Securities held to maturity                      21,661,000       21,561,000       5,496,000         5,511,000
    Securities available for sale                    73,866,000       73,866,000      34,784,000        34,784,000
    Federal Home Loan Bank stock                      2,250,000        2,250,000       1,346,000         1,346,000
    Loans receivable, net                           111,990,000      111,845,000     109,858,000       110,914,000
    Accrued interest receivable                       1,903,000        1,903,000       1,165,000         1,165,000
 Financial Liabilities
    Savings deposits with no stated maturities       29,573,000       29,573,000      31,815,000        31,815,000
    Savings deposits with stated maturities         111,957,000      112,328,000     114,307,000       114,882,000
    Deposits, stock offering                                  -                -      46,601,000        46,601,000
    Checks outstanding on disbursement account          292,000          292,000         987,000           987,000
    Accrued interest payable                            225,000          225,000         276,000           276,000
    Advance payments by borrowers for taxes
       and insurance                                    131,000          131,000         115,000           115,000
    Advances from Federal Home Loan Bank             35,000,000       35,000,000               -                 -

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 18.  Parent Company Financial Data

The following is a summary of the condensed financial statements of South Street Financial Corporation as of and for the year ended September 30, 1997:

                             Condensed Balance Sheet
                               September 30, 1997
 Assets:
   Cash                                                          $     858,000
   Federal funds sold                                                5,930,000
   Securities available for sale                                    13,384,000
   Accrued interest receivable                                         168,000
   Prepaid expenses and other assets                                   101,000
   Investment in Home Savings Bank                                  41,789,000
                                                                 --------------
                                                                 $  62,230,000
                                                                 ==============
 Liabilities and Stockholders' Equity:
    Liabilities:
       Other liabilities                                         $     472,000
                                                                 --------------
    Stockholders' Equity:
       Additional paid-in capital                                   43,784,000
       Unrealized gain on securities available for sale,
       net of tax                                                       69,000
       Note receivable, ESOP                                        (4,258,000)
       Retained earnings                                            22,163,000
                                                                 --------------
                                                                    61,758,000
                                                                 --------------
                                                                 $  62,230,000
                                                                 ==============

                          Condensed Statement of Income
                      For the Year Ended September 30, 1997

 Interest income                                                 $   1,457,000
 Equity in earnings of Home Savings Bank                             1,964,000
 Other expense                                                          (2,000)
 Income tax expense                                                   (551,000)
                                                                 --------------
 Net Income                                                      $   2,868,000
                                                                 ==============


SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 18.     Parent Company Financial Data (Continued)

                        Condensed Statement of Cash Flows
                      For the Year Ended September 30, 1997

 Cash Flows from Operating Activities:
    Net income                                                    $   2,868,000
    Change in assets and liabilities:
       Equity in earnings of Home Savings                            (1,964,000)
       Increase in accrued interest receivable and other assets        (269,000)
       Increase in other liabilities                                      9,000
       Other                                                            (35,000)
                                                                  --------------
        Net cash provided by operating activities                       609,000
                                                                  --------------
 Cash Flows from Investing Activities:
    Purchase of securities available for sale                       (15,081,000)
    Proceeds from sales and repayments of
     securities available for sale                                    1,763,000
    Initial investment in Home Savings Bank                         (19,558,000)
    Upstream dividend from Home Savings Bank                            826,000
    Loan to ESOP for purchase of common stock                        (4,528,000)
    Principal payment received on note receivable from ESOP             270,000
                                                                  --------------
       Net cash used in investing activities                        (36,308,000)
                                                                  --------------
    Cash Flows from Financing Activities:
    Net proceeds from common stock received in the Conversion        43,645,000
    Payment of dividends                                             (1,158,000)
                                                                  --------------
       Net cash provided by financing activities                     42,487,000
                                                                  --------------
    Net increase in cash and cash equivalents                         6,788,000
     Cash and cash equivalents - beginning                                   --
                                                                  --------------
     Cash and cash equivalents - ending                           $   6,788,000
                                                                  ==============

 Supplemental Disclosures of Cash Flow Information:
    Cash payments for income taxes                                $     541,000
 Supplemental Disclosures of Noncash Investing and
 Financing Activities
    Change in unrealized gain on securities available for sale           31,000
    Dividends accrued                                                   450,000


SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 19. Future Reporting Requirements

The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which will be in effect for the Company's interim period ending after December 15, 1997, will require that an entity account for stock based compensation plans using a fair value based method which measures compensation cost at the grant date based upon the value of the award, which is then recognized over the service period, usually the vesting period. The accounting requirements of the Statement apply to grants of awards entered into in fiscal years that begin after December 15, 1995. The Statement allows entities to continue to use APB Opinion No. 25 to measure compensation cost, but requires that the pro forma effects on net income and earnings per share be disclosed to reflect the difference between the compensation cost, if any, from applying APB Opinion No. 25 and the related cost measured by the fair value method defined in the Statement. The Statement is not expected to have a material effect on the Company's financial statements because management is expected to elect to continue to use the accounting and reporting permitted by APB Opinion No. 25 and will disclose the differences, if any, as pro forma effects in notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

The FASB has issued SFAS No. 128, Earnings Per Share, which the Company has not been required to adopt as of September 30, 1997. The Statement, which will be effective for the Company's interim period ending after December 15, 1997, specifies the computation, presentation and disclosure requirements for earnings per share.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of September 30, 1997. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Note 20. Subsequent Event

The Company's stockholders approved the Company's stock option plan and the Bank's Management Recognition Plan (the "MRP") on October 15, 1997. The stock option plan reserves for issuance up to 449,650 stock options to all officers, directors, and employees at the time of the adoption either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options, which vest at the rate of 25% annually beginning at the date of grant, were all granted upon the adoption of the plan and expire on October 15, 2007. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost will be recognized on the grant date of any options.

SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
Note 20.     Subsequent Event (Continued)

The MRP reserved for issuance 179,860 shares of common stock to all officers, directors, and employees at the time of the adoption. The Bank issued shares to fund the MRP in October of 1997. The restricted common stock under the MRP vests at the rate of 20% annually beginning at the date of grant.

Subsequent to year end, the Company declared a special return of capital dividend of $6.00 per share to be paid on January 8, 1998 to shareholders of record as of December 17, 1997.

                      (This page intentionally left blank)

                             CORPORATE INFORMATION

                                         EXECUTIVE OFFICERS
  Carl M. Hill                        Christopher F. Cranford                       R. Ronald Swanner
President and CEO                       Traveler/Controller                  Executive Vice President/Secretary

                                             DIRECTORS:
    Carl M. Hill                      Caldwell A. Holbrook, Jr.                      R. Ronald Swanner
Chairman; President and CEO           Partner, D.A. Holbrook                     Executive Vice President/
  of Home Savings                                                                Secretary of Home Savings

    Douglas D. Stokes                     Joel A. Honeycutt                          Greg E. Underwood
Owner and President, Stokes            President, Locust Lumber                Owner, Carolina Oil Company of
   Construction Company                       Company                         Albemarle, Inc. and Barefoot Oil
                                                                                 Company of Albemarle, Inc.

    Stock Transfer Agent                                        Annual Meeting
    Registrar and Transfer Company                The 1998 annual meeting of stockholders of
      10 Commerce Drive                          South Street Financial Corp. will be held at 7:00 p.m.
     Cranford, NJ 07016                          on February 9, 1998 at the Company's corporate
                                                 office at 155 West South Street, Albemarle, NC.
    Special Legal Counsel
   Brooks, Pierce, McLendon,                                       Form 10-K
    Humphrey & Leonard, LLP                       A copy of Form 10-K as filed with the Securities and
    2000 Renaissance Plaza                       Exchange Commission will be furnished without
    230 North Elm Street                         charge to the Company's stockholders upon written
    Greensboro, NC 27420                         request to South Street Financial Corporation,
                                                 155 West South Street, P.O. Box 489,
                                                 Albemarle, NC 28002

     Independent Auditors                                          Corporate Office
    McGladrey & Pullen, LLP                                      155 West South Street
     One Morrocroft Centre                                           P.O. Box 489
6805 Morrison Boulevard, Suite 200                              Albemarle, NC 28002-0489
      Charlotte, NC 28211

                           Common Stock Information


On October 2, 1996, the Company issued 4,496,500 shares of common stock. The Company's common stock is listed on the NASDAQ National Market under the symbol "SSFC" and began trading on October 3, 1996. At September 30, 1997, there were approximately 734 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company for the year ended September 30, 1997.


                                                         Stock Price
                                                   -----------------------
                                        Dividends       High        Low
                                     -------------------------------------
First Quarter                         $      0.08    $  14.750   $  10.000
Second Quarter                               0.10       17.000      13.750
Third Quarter                                0.10       16.750      15.125
Fourth Quarter                               0.10       19.625      16.250
