Form 10-K405, Exhibit 13
period 1998-09-30
SOUTH STREET FINANCIAL CORP
filed 1998-12-29
CIK 1014964

                [LETTERHEAD OF McGLADREY & PULLEN APPEARS HERE]


                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1998 in conformity with generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
November 3, 1998

THIS ANNUAL REPORT TO STOCKHOLDERS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS CONSISTING OF ESTIMATES WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND OTHER BUSINESS OF SOUTH STREET FINANCIAL CORP. THAT ARE SUBJECT TO VARIOUS FACTORS WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ESTIMATES. FACTORS WHICH COULD INFLUENCE THE ESTIMATES INCLUDE CHANGES IN THE NATIONAL, REGIONAL AND LOCAL MARKET CONDITIONS, LEGISLATIVE AND REGULATORY CONDITIONS, AND AN ADVERSE INTEREST RATE ENVIRONMENT.

               SOUTH STREET FINANCIAL CORPORATION AND SUBSIDIARY
                     SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                   At September 30,
                                                         --------------------------------------------------------------
                                                          1998          1997          1996         1995          1994
                                                         ------        ------        ------       ------        ------
                                                                   (Dollars in Thousands, except per share amount)
FINANCIAL CONDITION DATA:
Total assets                                             $201,945      $ 241,061    $ 217,954    $159,863      $147,837
Investment securities (1)                                  84,110        122,984      100,974      45,471        35,600
Loans receivable, net (2)                                 110,550        111,990      109,858     108,597       106,844
Deposits                                                  148,444        141,755      146,398     137,647       127,312
Deposits, stock offering                                        -              -       46,601           -             -
Advances from Federal Home Loan Bank                            -         35,000            -           -             -
Note payable                                               18,000              -            -           -             -
Stockholders' equity (3)                                   31,555         61,694       20,867      20,426        18,311
Book value per share (3)                                     7.25          13.72            -           -             -

                                                                             Year Ended September 30,
                                                         --------------------------------------------------------------
                                                          1998           1997          1996         1995         1994
                                                         ------         ------        ------       ------       ------
                                                                     (Dollars in Thousands, except per share amount)
OPERATING DATA:
Interest income                                          $ 15,661      $  16,712    $  12,869    $ 11,980      $ 11,994
Interest expense                                            9,319          8,846        7,775       5,980         4,973
                                                         --------      ---------    ---------    --------      --------
Net interest income                                         6,342          7,866        5,094       6,000         7,021
Provision for loan losses                                       -              -          300           -             -
                                                         --------      ---------    ---------    --------      --------
Net interest income after provision
  for loan losses                                           6,342          7,866        4,794       6,000         7,021
                                                         --------      ---------    ---------    --------      --------
Noninterest income                                            353            169          126         126           147
                                                         --------      ---------    ---------    --------      --------
Noninterest expense:
  Compensation and employee benefits                        4,349          2,384        1,905       1,867         1,324
  Other                                                     1,271          1,167        2,341       1,343         1,833
                                                         --------      ---------    ---------    --------      --------
Total noninterest expense                                   5,620          3,551        4,246       3,210         3,157
                                                         --------      ---------    ---------    --------      --------
Income before income taxes                                  1,075          4,484          674       2,916         4,011
Income tax expense                                            312          1,616          164       1,055         1,498
                                                         --------      ---------    ---------    --------      --------
Income before cumulative effect of a change in
  accounting principle                                        763          2,868          510       1,861         2,513
Cumulative effect on prior years of changing to a
  different method of accounting for income taxes               -              -            -           -           485
                                                         --------      ---------    ---------    --------      --------
Net income                                               $    763      $   2,868    $     510    $  1,861      $  2,028
                                                         ========      =========    =========    ========      ========
Basic earnings per share (3)                             $   0.19      $    0.69            -           -             -
Diluted earnings per share (3)                               0.19           0.69            -           -             -
Dividends per share (3)                                      0.40           0.38            -           -             -
Return of capital dividends per share                        6.00              -            -           -             -
Dividend payout ratio (9)                                 3368.42%         55.07%           -           -             -

                                                                                      At or For the Year Ended September 30,
                                                                 -------------------------------------------------------------------
                                                                     1998          1997         1996          1995           1994
                                                                 ----------     ---------     ---------    ---------      ----------
SELECTED OTHER DATA: (4)
Return on average assets (5)                                        0.35%         1.24%         0.30%         1.23%         1.63%
Return on average equity (5)                                        1.89%         4.70%         2.45%         9.50%        14.22%
Average equity to average assets                                   18.43%        26.40%        12.23%        12.97%        11.45%
Stockholders' equity to end-of-period assets                       15.63%        25.59%         9.59%        12.76%        12.53%
Interest rate spread for period (6)                                 1.97%         2.02%         2.52%         3.59%         4.38%
Average interest-earning assets to
       average interest-bearing liabilities                       123.10%       136.08%       112.00%       112.74%       110.19%
Net interest margin (7)                                             2.98%         3.46%         3.09%         4.11%         4.72%
Nonperforming assets to total assets
       at period end (8)                                            0.16%         0.22%         0.31%         0.70%         0.76%
Nonperforming loans to total loans
       at period end                                                0.22%         0.43%         0.58%         0.87%         0.85%
Allowance for loan losses to non-peforming
       loans at period end                                        172.98%        84.12%        65.44%        13.97%        14.80%
Net interest income, after provision for
       loan losses to non-interest expense                        112.85%       221.52%       112.91%       186.92%       222.39%
Noninterest expense to average assets                               2.56%         1.53%         2.49%         2.12%         2.05%
Deposit accounts                                                  13,218        14,037        16,486        17,988        17,152
Loan accounts                                                      3,011         3,204         3,283         3,316         3,433
Number of full service banking offices                                 2             2             2             2             2

 (1) Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
 (2) "Loans receivable, net," represents gross loans less net deferred loan fees and allowance for loan losses.
 (3) South Street Financial Corp. completed it's stock offering on October 2, 1996 and then acquired all of the common stock of Home Savings of Albemarle, S.S.B. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the ACIPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.
 (4) Ratios other than period-end ratios are based on monthly balances. Management does not believe the use of month end balances has caused a material difference in the information provided.
 (5) Income before cumulative effect of changes in accounting principle is used to calculate return on average assets and return on average equity ratios.
 (6) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
 (7) The net interest margin represents net interest income as a percent of average interest-earning assets.
 (8) Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.

REPORT TO STOCKHOLDERS

Dear Stockholder:

September 30, 1998 marked the end of our second year of operations as a public company. On October 2, 1996, Home Savings Bank of Albemarle, S.S.B. converted from a state chartered mutual savings bank to a state chartered stock savings bank and became a wholly-owned subsidiary of South Street Financial Corp.

Net income for the year ended September 30, 1998 was $763,000 or $0.19 per share, compared to $2.9 million in 1997. The Company's consolidated assets totaled $201.9 million at September 30, 1998 compared to $241.1 million a year earlier, representing a 16.2% decrease. The decrease in assets was mainly due to liquidation of investments to repay advances from the Federal Home Loan Bank. Total stockholders' equity amounted to $31.6 million at September 30, 1998, and the Company paid cash dividends totaling $6.40 per share, including a return of capital in the form of a special dividend of $6.00 per share, during 1998.

The Board of Directors continues to study various methods of increasing the value of your investment. In the future, the Board will consider such issues as regular cash dividends, special dividends and repurchase of outstanding common stock. Your Company has paid eight regular dividends and one special dividend since conversion to stock form. The Board anticipates that the Company will be able to continue paying regular dividends each quarter. The Company has also repurchased and retired 325,300 shares of outstanding common stock during the year. We feel that the repurchase of stock will help create shareholder value. The Board of Directors will consider additional stock repurchases in the future, along with other methods of increasing shareholder value.

On behalf of the Board of Directors, management and staff, we would like to thank you for your loyalty and confidence as demonstrated by your investment in South Street Financial Corp.


                                     Sincerely,


                                     /s/ Carl M. Hill
                                     Carl M. Hill
                                     President

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                   FINANCIAL CONDITION AND OPERATING RESULTS


The following discussion and analysis is intended to assist readers in understanding the results of operations in 1998, 1997 and 1996, and changes in financial position for the years ended September 30, 1998 and 1997, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

During 1998, the Bank formed a wholly-owned subsidiary, South Street Development Corporation ("SSDC") with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC ("Park Ridge"). The other 50% interest in Park Ridge is owned by an outside individual. In June, 1998, Park Ridge Associates acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. The upscale subdivision consists of 30 building lots of which nine have been presold. As of December, 1998, the project was two-thirds completed with an expected completion date of March, 1999. The property will be marketed at that time. There can be no assurances that the development will be completed by the expected completion date, or that the Bank will be successful in recovering its investment in the joint venture.

In December, 1998, the Bank started a new consumer and commercial loan department and began offering a full range of consumer and commercial products and services. To oversee the new department, the Bank hired a commercial banker with over 21 years of experience in the local market. Management of the Bank believes that introducing consumer and commercial lending to the Bank's existing line of products and services will enhance the Bank's net interest margin while reducing the Bank's overall exposure to interest rate risk. Management also feels that the addition of these products will help the Bank grow while creating stronger ties to its existing customer base. There can be no assurances that the Bank will be successful in further expanding its loan portfolio in the consumer or commercial lending areas or that the new products and services will improve the Bank's earnings.

In December, 1998, the Bank joined the HONOR and CIRRUS networks for ATMs, allowing the Bank's cardholders to enjoy the convenience and accessibility of approximately 324,000 ATMs in 162 countries.

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the year ended September 30, 1998, and the Company and Home Savings for the year ended September 30, 1997. The financial results for the year ended September 30, 1996 include only Home Savings since the Company was not formed until October 2, 1996. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the year ended September 30, 1998, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the "Company" unless otherwise noted.


MARKET RISK


The tables following provide information about the Company's financial instruments that are sensitive to changes in interest rates.

(A) For loans receivable, the table presents principle cash flows by fixed and adjustable rates for residential 1-4 family loans. The table includes contractual maturities including scheduled principal repayments adjusted for estimated prepayments. The table presents fair values at September 30, 1998 and weighted average interest rates by maturity dates.

(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities, including scheduled principal repayments for mortgage-backed securities, adjusted for estimated prepayments. Interest-bearing cash and federal funds sold are due on demand financial instruments and are presented in the due in one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at September 30, 1998 and weighted average interest rates by maturity dates.

(C) For deposits and advances from the Federal Home Loan Bank the table presents principle cash flows and weighted average interest rates by expected maturity dates. The table utilizes anticipated decay rates on deposits and present fair values at September 30, 1998.

                                                                          Loans Receivable
                                                                       Expected Maturity Date
                                                                     Years Ending September 30,
                               -----------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                  1999         2000        2001        2002         2003         Thereafter        Total      Value
                                                                  (Dollars In Thousands)
Fixed Rate                     $      38    $    153     $   241     $    650     $   974       $ 95,638       $ 97,694   $  99,967
  Average interest rate             9.30%       9.00%       8.60%        8.50%       7.60%          7.80%
Variable Rate                  $   5,126    $    328     $     -     $      -     $     -       $      -       $  5,454   $   5,454
  Average interest rate             9.20%       8.50%          -%           -%          -%             -%

                                                                       Investment Securities
                                                                       Expected Maturity Date
                                                                     Year Ending September 30,
                               -----------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                  1999         2000        2001        2002         2003         Thereafter        Total      Value
                                                                  (Dollars In Thousands)
Interest-bearing cash          $  26,895    $      -     $     -     $      -     $     -       $      -       $ 26,895   $  26,895
  Average interest rate             5.75%          -%          -%           -%          -%             -%
Federal Fund sold              $   3,010    $      -     $     -     $      -     $     -       $      -       $  3,010   $   3,010
  Average interest rate             5.50%          -%          -%           -%          -%             -%
Securities available for sale  $  18,024    $  1,000     $10,581     $  1,508     $     -       $  7,730       $ 38,843   $  38,843
  Average interest rate             5.44%       5.79%       5.80%        6.00%          -%          7.00%
Securities held to maturity    $       -    $      -     $     -     $      -     $     -       $ 13,340       $ 13,340   $  13,263
  Average interest rate                -%          -%          -%           -%          -%          7.47%
Nonmarketable equity
 securities                    $       -    $      -     $     -     $      -     $     -       $  2,022       $  2,022   $   2,022
  Average interest rate                -%          -%          -%           -%          -%          7.50%

                                                                           Debt Obligations
                                                                        Expected Maturity Date
                                                                      Years Ending September 30,
                               -----------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                  1999         2000        2001        2002         2003         Thereafter        Total      Value
                                                                  (Dollars In Thousands)
Deposits                       $  91,567    $ 43,131     $13,638     $      -     $     -       $      -       $148,336   $ 148,821
  Average interest rate             3.08%       4.59%       4.88%           -%          -%             -%
Note payable                   $  18,000    $      -     $     -     $      -     $     -       $      -       $ 18,000   $  18,000
  Average interest rate             7.75%          -%          -%           -%          -%             -%

CHANGES IN FINANCIAL CONDITION

Total assets of the Company amounted to $201.9 million at September 30, 1998, which is a decrease of $39.1 million or 16.2% from total assets at September 30, 1997. The Company's total assets at September 30, 1997 increased by $23.1 million, or 10.6% from total assets of $218.0 million at September 30, 1996. The growth from September 30, 1996 to September 30, 1997 can primarily be attributed to the increase in cash and cash equivalents and investment securities, funded by proceeds from the Conversion and savings deposit growth. The decrease in total assets from September 30, 1997 to September 30, 1998 was primarily attributable to a decrease in liquidity and investment securities which were used to repay advances from the Federal Home Loan Bank (the "FHLB"). In addition, the Company paid a return of capital in the form of a special dividend to their shareholders during 1998 in the amount of $28.1 million ($6 per share). Eighteen million of the special dividend was financed through outside borrowings.

The principal category of earnings assets is loans receivable which amounted to $110.6 million, $112.0 million and $109.9 million at September 30, 1998, 1997 and 1996, respectively. Home was able to increase the size of its loan portfolio during 1997 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages and residential construction during a time period in which loan prepayments stabilized. Loans for residential construction and land then decreased during 1998. All other categories of Home's loan portfolio have remained fairly consistent from 1996 to 1998. Loan originations for the year ended September 30, 1998 totaled $22.6 million and were funded primarily by loan principal repayments of $27.1 million as the loan portfolio decreased by $1.4 million. Loan originations for the year ended September 30, 1997 totaled $30.0 million while principal repayments totaled $24.8 million for a net increase in the loan portfolio of $2.1 million over 1996. The growth was primarily in the residential 1-4 family category. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at September 30, 1998, 1997 and 1996 totaled $248,000, $510,000 and $654,000, respectively, and were 0.22%, 0.43% and
0.58% of total loans, respectively.

In addition to loans, the Company invests in U. S. Treasury and Government agency securities and mortgage-backed securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits, federal funds sold and FHLB stock, at September 30, 1998, 1997 and 1996 totaled $52.5 million, $95.5 million and $40.3 million, respectively. The securities portfolio decreased by $43.0 million for the year ended September 30, 1998 from September 30, 1997, as $44.4 million in securities matured or were called. $8.5 million of securities were sold and $18.1 million in new securities were purchased. The decrease in securities in 1998 was due to liquidation of investments used to repay FHLB advances. The securities portfolio increased by $55.2 million for the year ended September 30, 1997 from September 30, 1996 as $13.3 million in securities matured, $8.7 million of securities were sold and $77.1 million in new securities were purchased. Proceeds received in the Conversion and FHLB advances funded the securities growth in 1997.

Cash and cash equivalents totaled $32.8 million, $27.6 million and $62.1 million at September 30, 1998, 1997 and 1996, respectively. The fluctuation from 1996 to 1997 was a direct result of the Conversion, as the proceeds received from the stock offering in 1996 were temporarily invested in interest-bearing deposits and then reinvested during 1997 in longer term investment securities, and as the Company sought to increase liquidity to have funds available for future expanded loan growth.

Savings deposits amounted to $148.4 million at September 30, 1998, which is an increase of $6.6 million from $141.8 million at September 30, 1997. At September 30, 1997, deposits decreased by $4.6 million from $146.4 million at September 30, 1996. The increase in 1998 was primarily in NOW and money market accounts and certificates of deposits. Customers moved funds out of savings accounts due to additional service charges along with a lowering of interest rates. The decrease in 1997 is due to customers using their deposits to purchase stock issued in the Conversion. Additionally, the Bank received $46.6 million in deposits from the stock offering during 1996 which were utilized to purchase stock during 1997. Home priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for funds availability.

The Company borrowed $18.0 million from an outside bank in 1998 to partially fund the return of capital dividend paid during the year. This note is due on December 31, 1998. The Company borrowed a total of $35.0 million from the FHLB during 1997, which were paid off in 1998. The proceeds from advances were used for liquidity requirements, to fund loan growth and to purchase investment securities.

Stockholders' equity decreased by $30.1 million during 1998 primarily due to a special return of capital dividend of $6 per share and by $1.7 million for regular quarterly cash dividends paid of $.40 per share in the aggregate. The Company repurchased 325,300 shares of common stock in 1998 to decrease stockholders' equity by $3.0 million and implemented a management recognition plan which increased stockholders' equity by $1.6 million due to 50% of the restricted stock awards vesting during 1998. Equity also increased by $178,000 for principal payments received on the ESOP note and $142,000 for the ESOP contribution. Stockholders' equity during 1997 increased by $43.6 million from the proceeds received in the Conversion, less $4.5 million for the issuance of the note receivable to the ESOP. Additionally, equity increased by $270,000 for principal payments received on the ESOP note and by $39,000 for the ESOP contribution. Cash dividends of $0.38 per share in the aggregate were paid, which decreased equity by $1.6 million. Lastly, stockholders' equity increased due to net income of $763,000, $2.9 million, and $510,000 for the years ending September 30, 1998, 1997 and 1996, respectively. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $26,000, $69,000 and $(35,000) at September 30, 1998, 1997 and 1996, respectively. The change in the unrealized gain (loss) reflected through stockholders' equity was $(43,000), $104,000 and $(69,000) for the years ended September 30, 1998, 1997 and 1996, respectively.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

Net Income
----------
Net income for the years ended September 30, 1998, 1997 and 1996 was $763,000, $2.9 million, and $510,000, respectively. Net income decreased in 1998 from 1997 due to an increase in interest expense on outstanding debt and a decrease in interest income as investment securities were liquidated to pay off FHLB advances. In addition, noninterest expenses increased with the implementation of a management recognition plan during the 1998 fiscal year. Net income increased in 1997 from 1996 primarily due to a substantial increase in net interest income, as proceeds received in the Conversion were placed into the investment portfolio. Additionally, noninterest expense decreased in 1997 due to a one-time special assessment of $838,000 that occurred in 1996 as a result of the legislation to recapitalize the Savings Association Insurance Fund ("SAIF").

Net Interest Income
-------------------
Net interest income amounted to $6.3 million, $7.9 million and $5.1 million during the years ended September 30, 1998, 1997 and 1996, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities decreased by a net of $20.4 million during 1998 and increased by a net of $42.6 million during 1997 to $39.9 million in 1998 and $60.3 million in 1997. The Company's interest rate spread also decreased from 2.02% in 1997 to 1.97% in 1998 and from 2.52% in 1996 to 2.02% in 1997 as a result of an increase in the Company's cost of funds from 1996 to 1998 coupled with a slight decrease in the yield on interest-earning assets in 1997 and stable yield on interest-earning assets in 1998. Due to the lower balance of interest-earning assets along with a lower interest rate spread, net interest income decreased in 1998. In 1997, the higher balance of interest-earning assets more than offset the decrease in the Company's interest rate spread, resulting in higher net interest income than in 1996.

See the table on page 10 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate); (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume); and (iii) mixed changes (changes in volume multiplied by changes in rate).

                                                                           Year Ended September 30,
                                                                                1998 vs. 1997
                                                   --------------------------------------------------------------------------
                                                                     Increase (Decrease) Attributable to
                                                   --------------------------------------------------------------------------
                                                                                              Rate/
                                                       Volume              Rate              Volume               Net
                                                   --------------------------------------------------------------------------
                                                                               (Dollars in Thousands)
Interest income on:
Interest-bearing deposits                                     721        $         22     $          14       $        757
Investments                                                (1,831)                406              (165)            (1,590)
Mortgage-backed securities                                     77                 (94)               (3)               (20)
Loans receivable                                              (16)               (188)                6               (198)
                                                   --------------------------------------------------------------------------
    Total interest income on
      interest-earning assets                              (1,049)                146              (148)            (1,051)
                                                   --------------------------------------------------------------------------

Interest expense on:
Passbook savings                                              (42)                (30)                4                (68)
NOW and money market                                          (41)                 (2)                1                (42)
Certificates of deposit                                       266                (199)               (9)                58
Deposits, stock offering                                        -                   -                 -                  -
FHLB advances                                                (565)                 18                (8)              (555)
Note payable                                                1,080                   -                 -              1,080
                                                   -------------------------------------------------------------------------
    Total interest expense on
      interest-bearing liabilities                            698                (213)              (12)               473
                                                   -------------------------------------------------------------------------

Increase (decrease) in net
      interest income                                      (1,747)       $        359     $        (136)      $     (1,524)
                                                   =========================================================================
                                                                           Year Ended September 30,
                                                                                1997 vs. 1996
                                                  ----------------------------------------------------------------------------
                                                                     Increase (Decrease)   Attributable to
                                                  ----------------------------------------------------------------------------
                                                                                              Rate/
                                                       Volume              Rate              Volume            Net
                                                  ----------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Interest income on:
Interest bearing deposits                                 26      $         110  $            3    $              139
Investments                                            2,394                 96             113                 2,603
Mortgage-backed securities                             1,499                (85)           (309)                1,105
Loans recceivable                                        235               (233)              6                    (4)
                                                   ---------------------------------------------------------------------------
   Total interest income on
    interest-earning assets                            4,154               (112)           (199)                3,843
                                                   ---------------------------------------------------------------------------

Interest expense on:
Passbook savings                                          21                  -               -                    21
NOW and money market                                       4                (59)              -                   (55)
Certificates of deposit                                 (152)              (174)              4                  (322)
Deposits, stock offering                                 (64)                                 -                   (64)
FHLB advances                                          1,491                  -               -                 1,491
Note payable                                               -                  -               -                     -
                                                  ----------------------------------------------------------------------------
    Total interest expense on
      interest-bearing liabilities                     1,300               (233)              4                 1,071
                                                  ----------------------------------------------------------------------------

Increase (decrease) in net
      interest income                                  2,854   $            121  $         (203)    $           2,772
                                                  ============================================================================
                                                                         Year Ended September 30,
                                                                                1996 vs. 1995
                                                   ----------------------------------------------------------------------------
                                                                     Increase (Decrease)   Attributable to
                                                   ----------------------------------------------------------------------------
                                                                                              Rate/
                                                       Volume              Rate              Volume            Net
                                                   ----------------------------------------------------------------------------
                                                                             (Dollars in Thousands)
Interest income on:
Interest bearing deposits                                838      $         (65)  $        (201)       $         572
Investments                                              316                107              22                  445
Mortgage-backed securities                                40                (20)             (2)                  18
Loans recceivable                                        (44)              (102)              -                 (146)
                                                   ----------------------------------------------------------------------------
   Total interest income on
    interest-earning assets                            1,150                (80)           (181)                 889
                                                   ----------------------------------------------------------------------------

Interest expense on:
Passbook savings                                         (15)                18              (1)                   2
NOW and money market                                     (39)               (53)              4                  (88)
Certificates of deposit                                  797                882             138                1,817
Deposits, stock offering                                  64                  -               -                   64
FHLB advances                                              -                  -               -                    -
Note payable                                               -                  -               -                    -
                                                   ----------------------------------------------------------------------------
    Total interest expense on
      interest-bearing liabilities                       807                847             141                1,795
                                                   ----------------------------------------------------------------------------

Increase (decrease) in net
      interest income                                    343   $           (927)  $        (322)   $            (906)
                                                   =============================================================================

Interest Income
---------------
Interest income amounted to $15.7 million, $16.7 million and $12.9 million for the years ended September 30, 1998, 1997, and 1996, respectively. The Company's average yield on interest-earning assets decreased from 7.80% in 1996 to 7.35% in 1997 and increased slightly to 7.36% in 1998. The primary interest-earning asset is loans, which experienced a slight decrease in average yield during 1997 and 1998, a slight increase in the average outstanding balance during 1997 and a slight decrease during 1998. Interest income on loans was down in 1998 due to the decreases in both average outstanding balance and average yield. Interest income on loans in 1997 was flat compared to 1996, as the increase in the average outstanding balance was offset by the decrease in the average yield. The other primary interest-earning asset is investment securities, defined as investment securities available for sale and FHLB stock, which is the primary reason for the decrease in interest income during 1998 and the increase in 1997. In 1998, the average balance of investment securities decreased $27.9 million to $70.6 million due to liquidation of investments to repay FHLB advances. In 1997, the average balance increased $59.3 million to $98.6 million due to investing of the funds received in the Conversion. Interest income from interest-bearing deposits, including Federal funds sold, increased $757,000 to $1.7 million in 1998 due to an $13.3 increase in average outstanding balance and a slight increase in average yield during the year. This increase helped to offset the decreases in interest income from loans and investments.

Interest Expense
----------------
Interest expense amounted to $9.3 million, $8.8 million and $7.8 million for the years ended September 30, 1998, 1997 and 1996, respectively. Interest expense increased in 1998 due to the Company obtaining a note payable for which proceeds from the borrowing were used to help fund the return of capital dividend paid during the year. Interest of $1.1 million for the note payable was partially offset by a decrease of $555,000 for interest expense associated with FHLB advances. In addition, interest expense relating to core deposits decreased due to a decrease in both average outstanding balances and a decrease in average yield paid during 1998. Interest expense on certificates of deposits increased slightly due to an increase in the average outstanding balance, although the average yield was down during 1998. In 1997, the $1.0 million increase in interest expense was primarily due to an increase in average outstanding borrowings from the FHLB of $25.4 million, which was offset by a decrease in interest expense related to core deposits and certificates of deposit, as customers used portions of deposits to purchase stock in the Conversion. The change in the overall cost of funds from 1996 to 1997 was not significant. The increase in outstanding average balances was primarily due to certificates of deposits and deposits received from the stock offering, while core deposits of passbook, NOW and money market accounts declined as customers have shifted funds into longer term certificates of deposit. Management believes the Bank's cost of funds was indicative of changes in overall market rates.

See the table on page 12 for additional information concerning the Company's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended September 30, 1998, 1997 and 1996.

                                         At September 30,           For the year ended September 30,
                                                                -----------------------------------------------
                                              1998                                              1998
                                                                -----------------------------------------------  -----------------
                                             Average                                                                  Average
                                              Yield/                 Average                                           Yield/
                                             Rate (5)               Balance (6)                Interest                 Rate
                                      ----------------------    -------------------       ------------------     -----------------
Assets:
Interest earning assets:
       Interest-bearing deposits             5.73%               $              31,446     $              1,738         5.53%
       Investments (1)                       5.75%                              44,639                    3,043         6.82%
       Mortgage-backed securities            7.30%                              25,977                    1,497         5.76%
       Loans receivable, net (4)             7.89%                             110,586                    9,383         8.48%
                                                                    -------------------       ------------------
Total interest-earning assets                7.13%                             212,648     $             15,661         7.36%
                                                                                              ------------------
Non interest-earning assets                                                      6,921
                                                                    -------------------
            Total                                                $             219,569
                                                                    ===================

Liabilities and stockholders' equity
Interest-bearing liabilities:
       Passbook savings                      2.00%              $               15,041     $                418
       NOW and money market                  1.68%                              13,158                      311
       Certificates of deposit               5.65%                             114,935                    6,574
       Deposits, stock offering                 -                                    -                        -
       FHLB advances                            -                               15,769                      936
       Note payable                          7.75%                              13,846                    1,080
                                                                    -------------------       ------------------
Total interest-bearing liabilities           5.23%                             172,749     $              9,319
                                                                                              ------------------
Non-interest-bearing liabilities                                                 6,360
Stockholders' equity                                                            40,460
                                                                    -------------------
            Total                                               $              219,569
                                                                    ===================
Net interest income and interest
       rate spread (2)                       1.90%                                         $              6,342
                                                                                              ==================
Net yield on interest-
       earning assets (3)
Ratio of interest-earning assets
       to interest-bearing liabilities

                                               -----------------------------------------------------------
                                                                         1997
                                               -----------------------------------------------------------
                                                                                          Average
                                                   Average                                Yield/
                                                 Balance (6)            Interest           Rate
                                               -----------------    --------------------------------------
Assets:
Interest earning assets:
       Interest-bearing deposits           $             18,124  $               981             5.41%
       Investments (1)                                   73,836                4,633             6.27%
       Mortgage-backed securities                        24,720                1,517             6.14%
       Loans receivable, net (4)                        110,775                9,581             8.65%
                                               -----------------    -----------------
Total interest-earning assets                           227,455  $            16,712             7.35%
                                                                                           -----------------
Non interest-earning assets                                                      3,899
                                                                      -----------------
            Total                                                 $            231,354
                                                                      =================


Liabilities and stockholders' equity
Interest-bearing liabilities:
       Passbook savings                                2.78%      $             16,446  $               486             2.96%
       NOW and money market                            2.36%                    14,869                  353             2.37%
       Certificates of deposit                         5.72%                   110,429                6,516             5.90%
       Deposits, stock offering                           -                          -                    -                -
       FHLB advances                                   5.94%                    25,400                1,491             5.87%
       Note payable                                    7.80%                         -                    -                -
                                                                      -----------------    -----------------
Total interest-bearing liabilities                     5.39%                   167,144  $             8,846             5.29%
                                                                                           -----------------
Non-interest-bearing liabilities                                                 3,144
Stockholders' equity                                                            61,066
                                                                      -----------------
            Total                                                 $            231,354
                                                                      =================
Net interest income and interest
       rate spread (2)                                 1.97%                            $             7,866             2.02%
                                                                                           =================
Net yield on interest-
       earning assets (3)                              2.98%                                                            3.46%
Ratio of interest-earning assets
       to interest-bearing liabilities               123.10%                                                          136.08%

                                          -------------------------------------------------------------------
                                                                            1996
                                          -------------------------------------------------------------------
                                                                                                Average
                                                  Average                                       Yield/
                                                Balance (6)            Interest                  Rate
                                          ---------------------   ------------------       ------------------
Assets:
Interest earning assets:
       Interest-bearing deposits                      17,583     $                842                4.79%
       Investments (1)                                33,884                    2,030                5.99%
       Mortgage-backed securities                      5,330                      412                7.73%
       Loans receivable, net (4)                     108,126                    9,585                8.86%
                                            -----------------       ------------------
Total interest-earning assets                        164,923     $             12,869                7.80%
                                                                    ------------------
Non interest-earning assets                            5,608
                                            -----------------
            Total                                    170,531
                                            =================

Liabilities and stockholders' equity
Interest-bearing liabilities:
       Passbook savings                               15,720     $                465                2.96%
       NOW and money market                           14,716                      408                2.77%
       Certificates of deposit                       112,939                    6,838                6.05%
       Deposits, stock offering                        3,883                       64                3.00%
       FHLB advances                                       -                        -                   -
       Note payable                                        -                        -                   -
                                            -----------------       ------------------
Total interest-bearing liabilities                   147,258     $              7,775                5.28%
                                                                    ------------------
Non-interest-bearing liabilities                       2,418
Stockholders' equity                                  20,855
                                            -----------------
            Total                                    170,531
                                            =================
Net interest income and interest
       rate spread (2)                                           $              5,094                2.52%
                                                                    ==================
Net yield on interest-
       earning assets (3)                                                                            3.09%
Ratio of interest-earning assets
       to interest-bearing liabilities                                                             112.00%

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

(6) Average balances are based on monthly balances. Management does not believe the use of month end balances has caused a material difference in the information provided.

Provision for Loan Losses and Asset Quality
-------------------------------------------
Home's provision for loan losses amounted to $-0-, $-0- and $300,000 in 1998, 1997 and 1996. The provision, which is charged to operations, and the resulting loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions. During the year ended September 30, 1996 management determined that its allowance for loan losses should be increased to more closely reflect peer group banks' levels of outstanding reserves and for increased risk in the loan portfolio resulting from the economic environment of the market area and manufacturing plant closings.

Home's level of nonperforming loans, defined as loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $248,000, $510,000 and $654,000 at September 30, 1998, 1997 and 1996, respectively. Real estate acquired in the settlement of loans amounted to $68,000 and $18,000 at September 30, 1998 and 1997, respectively. Home Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances. At September 30, 1998 and 1997, Home's level of general valuation allowances for loan losses amounted to $429,000, which management believes is adequate to absorb potential losses in its loan portfolio.

Noninterest Income
------------------
Noninterest income amounted to $353,000, $169,000 and $126,000 for the years ended September 30, 1998, 1997 and 1996, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts. During 1998, the Company realized gains of $88,000 from the sale or call of investments available for sale to contribute to the increase in noninterest income for the year.

Noninterest Expense
-------------------
Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $5.6 million, $3.6 million and $4.2 million for the years ended September 30, 1998, 1997 and 1996, respectively. Compensation increased $2.0 million, $479,000 and $38,000 for the years ended September 30, 1998, 1997, and 1996, respectively. The significant increase during 1998 was due to the implementation of the management recognition plan in October of 1997. During 1998, 50% of the restricted stock awards allocated to directors, officers and employees under the plan vested, bringing approximately $1.6 million into compensation expense. In addition, the Company incurred $459,000 and $309,000 of expense related to the ESOP in 1998 and 1997, respectively, which is included in compensation expense. Other slight increases in 1998 and 1997 were due to additional personnel, and inflationary increases. Home incurred $838,000 in expense due to the special SAIF assessment in 1996. Occupancy expenses and data processing changed nominally during the years ended September 30, 1998, 1997 and 1996. Federal insurance premium expense increased $19,000 during 1998. Charitable contributions were $227,000 during 1996 primarily due to the Bank's funding of one-time prior commitments to Wingate University ($40,000), Boy Scouts ($10,000), Stanly Community College ($20,000) and Pfeiffer College ($80,000).

Income Taxes
------------
The Company's effective income tax rate was 29.0%, 36.0% and 24.3% for the years ended September 30, 1998, 1997 and 1996, respectively. The effective rate for 1998 and 1996 are lower than expected due to permanent taxable differences and incurring a net operating loss for state tax purposes.

Capital Resources and Liquidity
-------------------------------

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate and a special return of capital dividend of $6.00 during 1998, and quarterly regular cash dividends of $.38 per share in the aggregate during 1997. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits, operating activities, sale or maturity of investment and the ability to raise equity capital. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ended September 30, 1998, cash inflow was provided by a net increase in deposits of $6.8 million and proceeds from borrowings on a note payable of $18.0 million. In addition, proceeds from the sale, maturity or call of securities provided $61.7 million and operating activities provided $3.7 million in cash inflow. Significant cash outflows during 1998 included $18.1 million for the purchase of securities, $29.8 million in payment of dividends, $35.0 million in repayment of FHLB advances and $3.0 million for the repurchase of common stock. During the year ending September 30, 1997, a decline in savings deposits of $7.5 million and proceeds from FHLB advances of $35.0 million were the main causes of a net inflow of $26.3 million. Operating activities provided $1.4 million, while investing activities generated a net outflow of cash amounting to $62.2 million, as Conversion proceeds were used to purchase investment securities and fund the ESOP note. During 1997, loan demand increased the Bank's cash out flows on the loan portfolio by approximately $2.1 million. During the year ended September 30, 1996 new savings deposits provided $8.7 million in net cash inflow while operating activities provided funds totaling $1.5 million and stock offering deposits provided $46.6 million. These funds were used primarily to increase liquidity by investing in interest-earning deposits, purchase additional investments and fund increases in the loan portfolio in 1996.

These cash outflows were funded by operating and financing activities. Cash provided by operations, deposit growth and advances from the FHLB are the primary sources for its liquidity needs.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 52% of Home's certificates of deposit outstanding at September 30, 1998 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company's liquid investment portfolios by offsetting maturities which are timed to provide needed cash flows to meet anticipated short term liquidity requirements. The Company also intends to use excess cash to continue to repurchase up to 10% of the original amount of outstanding common stock.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home's liquidity ratio at September 30, 1998, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

Asset/Liability Management
--------------------------

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At September 30, 1998, Home had a one-year sensitivity gap of negative 18.5%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

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

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 23.9%.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1998, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                                                        At September 30, 1998
                                                              ----------------------------------------------------------------
                                                                                        More than              More than
                                                                  1 Year                1 Year to             5 Years to
                                                                  or Less                5 Years               10 Years
                                                              ----------------------------------------------------------------
                                                                                                        (Dollars in Thousands)
Interest-earning assets (1):
         Loans Receivable:
                Adjustable rate 1-4 family residential     $            5,126     $              328    $                 -
                Fixed rate 1-4 family residential                          38                  2,018                 25,969
                Other adjustable rate real estate loans                   355                      -                      -
                Other fixed rate real estate loans                          -                    299                  3,241
                Other loans                                               482                    104                      -
                                                              ----------------       ----------------       ----------------
                       Total loans                                      6,001                  2,749                 29,210
Interest-bearing deposits                                              29,905                      -                      -
Investment securities
         Available for sale                                            18,024                 13,089                      -
         Available for sale mortgage-backed securities (2)                  -                      -                      -
         Nonmarketable equity securities                                    -                      -                      -
Mortgage-backed securities held to maturity (2)                             -                      -                  1,152
                                                              ----------------       ----------------       ----------------
                Total interest-earning assets              $           53,930     $           15,838    $            30,362
                                                              ================       ================       ================


Interest-bearing liabilities:
         Deposits:
                Certificates of deposit                    $           61,912     $           56,769    $                 -
                Money market deposit accounts                           6,512                      -                      -
                NOW and commercial checking accounts                    7,875                      -                      -
                Passbook savings                                       13,766                      -                      -
                                                              ----------------       ----------------       ----------------
                       Total deposits                                  90,065                 56,769                      -
                                                              ----------------       ----------------       ----------------
                       Total interest-bearing liabilities  $           90,065     $           56,769    $                 -
                                                              ================       ================       ================


Interest sensitivity gap per report                        $         (36,135)     $         (40,931)    $            30,362
Cumulative interest sensitivity gap                                  (36,135)               (77,066)                (46,704)
Cumulative gap as a percentage of
         total interest-earning assets                                -18.52%                -39.50%                 -23.94%
Cumulative interest-earning assets
         as a percentage of interest-bearing liabilities               59.88%                 47.51%                  68.19%


                                                              --------------------------------------------
                                                                       More than
                                                                       10 Years                Total
                                                              --------------------------------------------
Interest-earning assets (1):
         Loans Receivable:
                Adjustable rate 1-4 family residential          $                 -    $            5,454
                Fixed rate 1-4 family residential                            69,669                97,694
                Other adjustable rate real estate loans                           -                   355
                Other fixed rate real estate loans                            3,350                 6,890
                Other loans                                                       -                   586
                                                                    ----------------       ---------------
                       Total loans                                           73,019               110,979
Interest-bearing deposits                                                         -                29,905
Investment securities
         Available for sale                                                       -                31,113
         Available for sale mortgage-backed securities (2)                    7,730                 7,730
         Nonmarketable equity securities                                      2,022                 2,022
Mortgage-backed securities held to maturity (2)                              12,188                13,340
                                                                    ----------------       ---------------
                Total interest-earning assets                   $            94,959    $          195,089
                                                                    ================       ===============


Interest-bearing liabilities:
         Deposits:
                Certificates of deposit                         $                 -    $          118,681
                Money market deposit accounts                                     -                 6,512
                NOW and commercial checking accounts                              -                 7,875
                Passbook savings                                                  -                13,766
                                                                    ----------------       ---------------
                       Total deposits                                             -               146,834
                                                                    ----------------       ---------------
                       Total interest-bearing liabilities       $                 -    $          146,834
                                                                    ================       ===============


Interest sensitivity gap per report                             $            94,959
Cumulative interest sensitivity gap                                          48,255
Cumulative gap as a percentage of
         total interest-earning assets                                        24.73%
Cumulative interest-earning assets
         as a percentage of interest-bearing liabilities                    132.86%

(1) Interest-earning assets are included in the period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

(2)  Based upon contractual maturities.

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on its performance than do the effects of inflation.

IMPACT OF NEW ACCOUNTING STANDARDS

The Company's stockholders approved the Company's stock option plan on October 15, 1997. The FASB has issued SFAS No. 123, Accounting for Awards of Stock-Based Compensation to Employees, which was implemented by the Company to account for the plan when the options were granted. The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan- have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Statement did not have a significant effect on the Company's financial statements because management elected to continue to use the accounting and reporting permitted by APB Opinion No. 25 and disclose the differences as proforma effects in the notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of September 30, 1998. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

The FASB has issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. This Statement is not expected to have a significant impact on the Company. The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after June 15, 1998, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

The FASB has issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of September 30, 1998. Statement No. 65, as amended by FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

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

The Funds Act authorized the FDIC to impose a special assessment on all institutions with SAIF-assessable deposits in the amount necessary to recapitalize the SAIF. As implemented by the FDIC, institutions with SAIF-assessable deposits paid a special assessment, subject to adjustment, of
65.7 basis points per $100 of the SAIF-assessable deposits held at March 31, 1995. Based on the foregoing, the Bank charged $838,000 against pretax earnings for the year ended September 30, 1996. This assessment was tax deductible in the tax year paid.

Due to the recapitalization of the SAIF, the FDIC reduced the assessment rate for SAIF-assessable deposits for periods beginning on October 1, 1996. The assessment rates range from 18 to 27 basis points per $100 of deposits for the last calendar quarter of 1996 and range from -0- to 27 basis points per $100 of deposits for subsequent assessment periods. However, the Funds Act also provides that the FDIC cannot assess regular insurance assessments for an insurance fund unless required to maintain or achieve the designated reserve ratio of 1.25% per $100 of deposits, except for institutions that are not classified as "well capitalized" or that have moderately severe or unsatisfactory financial, operational, or compliance weaknesses as determined by the FDIC. The Bank has not been so classified.

Accordingly, assuming the designated reserve ratio is maintained by the SAIF after collection of the special assessment, the Bank will pay substantially lower regular SAIF assessments compared to those paid by the Bank in recent years, as long as it maintains its current regulatory status.

In addition, the Funds Act expanded the assessment base for the payment of interest on Financing Corporation ("FICO") bonds, which were issued in the late 1980's to recapitalize the now defunct Federal Savings and Loan Insurance Corporation, to include the deposits of both BIF and SAIF insured institutions beginning January 1, 1997. Until December 31, 1999, or until such earlier date on which the last savings association ceases to exist, the rate of assessment for BIF insured deposits will be one-fifth of the rate imposed on SAIF-assessable deposits. The current estimate of the assessment rate for the payment of the FICO interest is approximately 1.3 basis points for BIF-assessable deposits and 6.4 basis points for SAIF-assessable deposits.

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

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 amounting to approximately $1,023,000 over a six year period. The tax associated with the recaptured reserves is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year, but is being delayed two years as the Bank originated a certain level of residential mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

YEAR 2000

A lot of attention has been given to the impact that the year 2000 date change will have on businesses, utilities and other organizations that rely on computerized systems to help run their operations. The year 2000 date change can affect any system that uses computer software or computer chips including automated equipment and machinery. For example, many computer programs and computer chips store the calendar year portion of the date as two digits rather than four digits. These software programs and chips record the year 1999 as "99". This approach works until the year 2000 when the "00" may be interpreted as the year 1900 instead of the year 2000. Banks use computer systems to perform financial calculations, transfer funds, record deposits and loan payments, run security systems and vaults and a myriad of other functions. Because banks rely heavily on their computer systems, the Federal Financial Institutions Examination Council ("FFIEC") has placed significant emphasis on the problems surrounding the year 2000 issues and has required financial institutions to document the assessment, testing and corrections made to ready their computer systems and programs for the year 2000 date change. The FFIEC has strict regulations, guidelines, and milestones in place that each FDIC insured financial institution must follow in order to remain operational. The Company's board of directors has remained informed of the Company's position and progress in its year 2000 project.

The Company's year 2000 project remains on schedule according to the guidelines set forth by the FFIEC. The Company's most critical external exposure to year 2000 system problems is with its data processing provider, Fiserv. Fiserv renovated its systems in June 1998 and is currently testing its remediation efforts. Fiserv plans to have all of its systems year 2000 compliant by December 1998. Fiserv has responded to the Company that renovation of its program is virtually complete. In the event that Fiserv is unable to make the necessary corrections to its programs to accommodate the year 2000, the Company will convert its data to one of the other Fiserv programs that is able to operate in the 2000 environment.

In addition, the Company has contacted its major customers and vendors to inquire about their progress in addressing the year 2000 problem and does not believe that the problems of such customers and vendors will have a material adverse effect on the Company or its operations. The Company will continue to monitor the progress of these parties in addressing the year 2000 problem as the new millennium approaches. Management estimates the cost to replace the computer hardware and software with year 2000 compliant equipment to be approximately $350,000 to $450,000.

The year 2000 problems can affect the Company's operation in a number of ways but the mission critical issue is maintaining customers' account information including tracking deposits, interest accruals and loan payments. The Company is dependent upon electricity, telephone lines, computer hardware and Fiserv's data processing capability.

The Company is in contact with its electric utility and phone company, and assurances have been given that no major problems exist and that both companies will have all year 2000 problems addressed well before December 31, 1999. If the electric utility is unable to certify that its renovation is completed by June 30, 1999, the Company will acquire portable generators with sufficient capacity to run the system servers and at least one work station in each branch office.

To prevent difficulties in the event there is an unforeseen interruption in either telephone or electrical service when the year changes, the Company will print hard copies of all account information. In addition, the Company will download all account information into programs on the Company's hardware that will allow bank personnel to extract customer information without regard to outside sources.

                         INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1998 in conformity with generally accepted accounting principles.


/s/ McGladrey & Pullen, LLP

Charlotte, North Carolina
November 3, 1998

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
SEPTEMBER 30, 1998 AND 1997

ASSETS                                                                   1998                1997
----------------------------------------------------------------------------------------------------
Cash and cash equivalents:
  Noninterest-bearing deposits (Note 2)                            $   2,891,000       $   2,457,000
  Interest-bearing deposits                                           26,895,000          19,257,000
  Federal funds sold                                                   3,010,000           5,930,000
Securities held to maturity, fair value 1998, $13,263,000;
  1997, $21,561,000 (Note 3)                                          13,340,000          21,661,000
Securities available for sale (Note 3)                                39,158,000          73,886,000
Federal Home Loan Bank stock, at cost                                  1,707,000           2,250,000
Loans receivable, net (Note 4)                                       110,550,000         111,990,000
Real estate acquired in settlement of loans                               68,000              18,000
Real estate held for investment                                          960,000                   -
Accrued interest receivable (Note 5)                                   1,302,000           1,903,000
Office properties and equipment, net (Note 6)                          1,106,000           1,158,000
Prepaid expenses and other assets (Notes 7 and 13)                       958,000             551,000
                                                                   ---------------------------------
          TOTAL ASSETS                                             $ 201,945,000       $ 241,061,000
                                                                   =================================
LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------
Liabilities:
  Deposits (Note 8)                                                $ 148,444,000       $ 141,755,000
  Note payable (Note 10)                                              18,000,000                   -
  Advances from Federal Home Loan Bank (Note 10)                               -          35,000,000
  Advance payments by borrowers for taxes and insurance                  125,000             131,000
  Minority interest in Park Ridge Associates, LLC                         10,000                   -
  Accounts payable and other liabilities (Note 11 and 13)              3,250,000           2,189,000
  Checks outstanding on disbursement account                             561,000             292,000
                                                                   ---------------------------------
          TOTAL LIABILITIES                                          170,390,000         179,367,000
                                                                   ---------------------------------
Commitments (Notes 11 and 16)
Stockholders' equity: (Note 14)
  Common stock, no par value,  authorized  20,000,000 shares;
    issued 4,351,060 in 1998; issued 4,496,500 shares in 1997                  -                   -
  Additional paid-in capital                                          17,930,000          43,684,000
  Unrealized gain on securities available for sale net (Note 3)           26,000              69,000
  Unearned ESOP (Note 15)                                             (4,080,000)         (4,258,000)
  Deferred management recognition plan (Note 12)                      (1,596,000)                  -
  Unearned compensation (Note 15)                                     (1,990,000)                  -
  Retained earnings, substantially restricted (Notes 13 and 14)       21,265,000          22,199,000
                                                                   ---------------------------------
          TOTAL STOCKHOLDERS' EQUITY                                  31,555,000          61,694,000
                                                                   ---------------------------------
          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $ 201,945,000       $ 241,061,000
                                                                   =================================

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED Statements of Income

YEARS ENDED SEPTEMBER 30, 1998,  1997 AND 1996

                                                            1998                1997              1996
--------------------------------------------------------------------------------------------------------------
Interest income:
Loans                                                  $   9,383,000       $   9,581,000     $   9,585,000
Mortgage-backed securities                                 1,497,000           1,517,000           412,000
Securities                                                 3,043,000           4,633,000         2,030,000
Other interest-bearing deposits                            1,738,000             981,000           842,000
                                                       ----------------------------------------------------
                                                          15,661,000          16,712,000         12,869,000
                                                       ----------------------------------------------------
Interest expense:
Deposits (Note 8)                                          7,303,000           7,355,000          7,775,000
FHLB advances (Note 10)                                      936,000           1,491,000                  -
Note payable (Note 10)                                     1,080,000                   -                  -
                                                       ----------------------------------------------------
                                                           9,319,000           8,846,000          7,775,000
                                                       ----------------------------------------------------
Net interest income                                        6,342,000           7,866,000          5,094,000
Provision for loan losses (Note 4)                                 -                   -            300,000
                                                       ----------------------------------------------------
Net interest income after
   provision for loan losses                               6,342,000           7,866,000          4,794,000
                                                       ----------------------------------------------------
Noninterest income:
Gain on sale or call of investments available for             88,000                   -                  -
 sale
Other                                                        265,000             169,000            126,000
                                                       ----------------------------------------------------
                                                             353,000             169,000            126,000
                                                       ----------------------------------------------------
Noninterest expenses:
Compensation and benefits (Notes 7, 11 and 12)             4,349,000           2,384,000          1,905,000
Net occupancy                                                270,000             291,000            291,000
Federal insurance premium expenses                            89,000              70,000            318,000
Special SAIF assessment (Note 9)                                   -                   -            838,000
Data processing                                              210,000             213,000            210,000
Contributions                                                 26,000              18,000            227,000
Other                                                        676,000             575,000            457,000
                                                       ----------------------------------------------------
                                                           5,620,000           3,551,000          4,246,000
                                                       ----------------------------------------------------
Income before income taxes                                 1,075,000           4,484,000            674,000
Income taxes (Note 13)                                       312,000           1,616,000            164,000
                                                       ----------------------------------------------------
Net income                                             $     763,000       $   2,868,000     $      510,000
                                                       ====================================================
Basic earnings per share (Note 17)                     $        0.19       $        0.69     $          n/a
                                                       ====================================================
Diluted earnings per share (Note 17)                   $        0.19       $        0.69     $          n/a
                                                       ====================================================
Regular dividends declared per share                   $        0.40       $        0.38     $          n/a
                                                       ====================================================
Return of capital dividend declared per share          $        6.00       $           -     $          n/a
                                                       ====================================================

See Notes to Consolidated Financial Statements.

                     (This page intentionally  left blank)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED Statements of STOCKHOLDERS' Equity
Years Ended September 30, 1998, 1997 and 1996

                                                                      Unrealized
                                                                     Gain (Loss)
                                                    Additional      on Securities
                                                     Paid-in          Available          Unearned
                                                     Capital           for Sale            ESOP
-----------------------------------------------------------------------------------------------------
Balance at September 30, 1995                    $          -      $       34,000    $              -
     Net income                                             -                   -                   -
     Net change in unrealized gain (loss) on
      securities available for sale, net                    -             (69,000)                  -
                                               ------------------------------------------------------
Balance at September 30, 1996                               -             (35,000)                  -
     Net proceeds from issuance of
      common stock                                 43,645,000                   -                   -
     Purchase of common stock by the ESOP                   -                   -          (4,528,000)
     Principal payment on note receivable
      from the ESOP                                         -                   -             270,000
     ESOP contribution                                 39,000                   -                   -
     Cash dividends                                         -                   -                   -
     Net change in unrealized gain (loss) on
      securities available for sale, net                    -             104,000                   -
     Net income                                             -                   -                   -
                                               ------------------------------------------------------
Balance at September 30, 1997                      43,684,000              69,000          (4,258,000)
     Principal payment on note receivable
      from the ESOP                                         -                   -             178,000
     ESOP contribution                                142,000                   -                   -
     Retirement of 325,300 shares of common
      stock repurchased                            (3,021,000)                  -                   -
     Adoption of management recognition plan        3,193,000                   -                   -
     Vesting of management recognition plan                 -                   -                   -
     Return of capital dividend                   (26,068,000)                  -                   -
     Cash dividends                                         -                   -                   -
     Net change in unrealized gain (loss) on
      securities available for sale, net                    -             (43,000)                  -
     Net income                                             -                   -                   -
                                               ------------------------------------------------------
Balance at September 30, 1998                    $ 17,930,000      $       26,000    $     (4,080,000)
                                               ======================================================

See Notes to Consolidated Financial Statements.

    Deferred                             Retained
   Management                           Earnings,           Total
   Recognition         Unearned       Substantially     Stockholders'
      Plan           Compensation       Restricted          Equity
-----------------------------------------------------------------------
$           -      $           -     $    20,392,000   $    20,426,000
            -                  -             510,000           510,000

            -                  -                   -           (69,000)
-----------------------------------------------------------------------
            -                  -          20,902,000        20,867,000

            -                  -                   -        43,645,000
            -                  -                   -        (4,528,000)

            -                  -                   -           270,000
            -                  -                   -            39,000
            -                  -          (1,571,000)       (1,571,000)

            -                  -                   -           104,000
            -                  -           2,868,000         2,868,000
-----------------------------------------------------------------------
            -                  -          22,199,000        61,694,000

            -                  -                   -           178,000
            -                  -                   -           142,000

            -                  -                   -        (3,021,000)
   (3,193,000)                 -                   -                -
    1,597,000                  -                   -         1,597,000
            -         (1,990,000)                  -       (28,058,000)
            -                  -          (1,697,000)       (1,697,000)

            -                  -                   -           (43,000)
            -                  -             763,000           763,000
-----------------------------------------------------------------------
$  (1,596,000)     $  (1,990,000)    $    21,265,000   $    31,555,000
=======================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998, 1997 AND 1996

                                                      1998              1997              1996
-----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income                                     $   763,000         $  2,868,000      $  510,000
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Provision for loan losses                              -                    -         300,000
    Net accretion (amortization) of
      premiums and discounts on securities            10,000              (56,000)        (59,000)
    Amortization of deferred loan fees              (254,000)            (152,000)       (146,000)
    Gain on sale of real estate acquired
      in settlement of loans                               -               (7,000)         (5,000)
    Provision for depreciation                       112,000              119,000         116,000
    Deferred income taxes                           (387,000)             285,000        (490,000)
    (Gain) loss on sale of office properties
      and equipment                                        -               (4,000)          3,000
    Gain on sale or call of investments
      available for sale                             (88,000)                   -               -
    ESOP contribution                                142,000               39,000               -
    Vesting of management recognition plan         1,597,000                    -               -
    (Increase) decrease in assets:
      Accrued interest receivable                    601,000             (738,000)        (15,000)
      Prepaid expenses and other assets              (71,000)             274,000        (338,000)
    Increase (decrease) in liabilities:
      Accounts payable and other liabilities       1,155,000              327,000         227,000
      Interest payable                              (117,000)             (51,000)        101,000
      Accrued special SAIF assessment                     -              (838,000)        838,000
      Checks outstanding on disbursement
        account                                      269,000             (695,000)        498,000
                                                ------------------------------------------------------
              NET CASH PROVIDED BY
               OPERATING ACTIVITIES                3,732,000            1,371,000       1,540,000
                                               ------------------------------------------------------

                                  (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

YEARS ENDED SEPTEMBER 30, 1998,  1997 AND 1996

                                                        1998              1997              1996
------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities

  Purchases of securities held to maturity        $            -    $    (19,307,000) $     (1,954,000)
  Purchases of securities available for sale          (18,081,000)       (57,754,000)      (19,815,000)
  Proceeds from sales of securities
    available for sale                                  8,463,000          8,700,000         3,000,000
  Proceeds from maturities and calls of
    securities available for sale                      44,427,000         10,263,000        12,960,000
  Principal collected on securities
    held to maturity                                    8,247,000          3,059,000           981,000
  Loan originations and principal
    payments on loans, net                              1,644,000         (2,058,000)       (1,391,000)
  Proceeds from sale of equipment                              -              31,000                -
  Purchase of equipment                                   (60,000)           (66,000)          (63,000)
  Proceeds from sale of real estate acquired
    in settlement of loans                                     -              85,000           114,000
  Purchase of real estate held for investment            (960,000)                -                 -
  Purchase of FHLB stock                                       -            (904,000)               -
  Proceeds from the sale of FHLB stock                    543,000                 -                 -
                                                ------------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
           INVESTING ACTIVITIES                        44,223,000        (57,951,000)       (6,168,000)
                                                ------------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in deposits                   6,806,000         (4,592,000)        8,650,000
  Increase (decrease) in deposits, stock
    offering                                                   -          (2,956,000)       46,601,000
  Payment of dividends                                (29,770,000)        (1,121,000)               -
  Retirement of stock repurchased                      (3,021,000)                -                 -
  Minority interest contribution in LLC                    10,000                 -                 -
  Proceeds from FHLB borrowings                                -          35,000,000                -
  Repayments on FHLB borrowings                       (35,000,000)                -                 -
  Proceeds from borrowings on note payable             18,000,000                 -                 -
  Loan to ESOP for purchase of stock                           -          (4,528,000)               -
  Principal payment received on ESOP note                 178,000            270,000                -
  Net increase (decrease) in advance payments
    by borrowers for taxes and insurance                   (6,000)            16,000            18,000
                                                ------------------------------------------------------
        NET CASH PROVIDED BY (USED IN)
           FINANCING ACTIVITIES                       (42,803,000)        22,089,000        55,269,000
                                                ------------------------------------------------------

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

YEARS ENDED SEPTEMBER 30, 1998,  1997 AND 1996

                                                        1998              1997             1996
------------------------------------------------------------------------------------------------------
         INCREASE (DECREASE) IN CASH
            AND CASH EQUIVALENTS                 $     5,152,000  $    (34,491,000) $    50,641,000
Cash and cash equivalents:
   Beginning                                          27,644,000        62,135,000       11,494,000
                                               -------------------------------------------------------
   Ending                                        $    32,796,000  $     27,644,000  $    62,135,000
                                               =======================================================
Supplemental Schedule of Cash and
   Cash Equivalents:
     Interest-bearing deposits                   $     2,891,000  $      2,457,000  $    59,348,000
     Noninterest-bearing deposits                     26,895,000        19,257,000        2,787,000
     Federal funds sold                                3,010,000         5,930,000                -
                                               -------------------------------------------------------
                                                 $    32,796,000  $     27,644,000  $    62,135,000
                                               =======================================================
Supplemental Disclosures of Cash
   Flow Information:
   Cash payments for:
     Interest                                    $     9,227,000  $      8,897,000  $     7,674,000
     Income taxes                                        314,000         1,386,000          702,000
Supplemental Disclosures of Noncash
   Transactions
   Transfer of loans to real estate acquired
    in settlement of loans                                50,000            91,000          162,000
   Loans originated to finance the sale
    of real estate acquired in settlement of loans             -            13,000          178,000
   Net change in unrealized (gain) loss on
    securities available for sale, net of
     deferred taxes (credits)                            (43,000)         (104,000)          69,000
   Prepaid conversion costs                                    -        (1,089,000)       1,089,000
   Change in dividends accrued                           (15,000           450,000                -
   Stock offering deposits used to purchase
    common stock in conversion                                 -        43,645,000                -
   Adoption of management recognition plan             3,193,000                 -                -

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 1.   NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Conversion and organization of holding company: On October 2, 1996, pursuant to
-----------------------------------------------
a Plan of Conversion which was approved by its members and regulators, Home Savings Bank of Albemarle, S.S.B. ("Home Savings" or the "Bank") converted from a North Carolina-chartered mutual savings bank to a North Carolina-chartered stock savings bank (the "Conversion"), and became a wholly-owned subsidiary of South Street Financial Corp. (the "Company"). The Company was formed to acquire all of the common stock of the Bank upon its conversion to stock form. The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the Conversion, and lending funds to the Employee Stock Ownership Plan (the "ESOP") which was formed in connection with the Conversion.

Nature of business: Home Savings is primarily engaged in the business of
-------------------
obtaining savings deposits and originating single-family residential loans within its primary lending area of Stanly County, North Carolina. The Bank's underwriting polices require such loans to be made 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

During 1998, the Bank formed a wholly-owned subsidiary, South Street Development Corporation ("SSDC") with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC ("Park Ridge"). The other 50% interest in Park Ridge is owned by an outside individual.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements:

Principles of consolidation: The consolidated financial statements include the
----------------------------
accounts of South Street Financial Corp. and its wholly-owned subsidiary, Home Savings Bank of Albemarle, S.S.B., the Bank's wholly-owned subsidiary, South Street Development Corporation, and SSDC's majority-owned subsidiary, Park Ridge Associates, LLC, for the year ended September 30, 1998. South Street Financial Corp. was capitalized on October 2, 1996, therefore, the consolidated financial statements for the year ended September 30, 1996 includes the operations of the Bank only. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies
------------------------------------------
of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the period. Actual results could differ from those estimates.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and cash equivalents: For purposes of reporting the statements of cash
--------------------------
flows, the Company includes cash on hand, demand deposits at other financial institutions and federal funds sold as cash equivalents. From time to time, the Company maintains deposits with financial institutions which are in excess of the federally-insured amounts. The Company has not experienced any losses in such amounts.

Investment in debt securities: The Company has investments in debt securities
------------------------------
which consist primarily of obligations of the U. S. Government and federal agencies and mortgage-backed securities. Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification is reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with SFAS No. 115. All securities have been classified as either available for sale or held to maturity.

Securities available for sale: Securities classified as available for sale are
------------------------------
those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the securities' contractual lives. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity: Securities classified as held to maturity are those
----------------------------
securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Company's financial position and liquidity, management believes the Company has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal
-------------------------------------------
Home Loan Bank system (FHLB), is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a market value which is equal to cost.

Loans receivable: Loans receivable are stated at unpaid principal balances, less
-----------------
the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees. The Bank's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

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

Impaired loans: SFAS No. 114 requires that the Bank establish specific loan loss
---------------
allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral. The Bank had no loans outstanding during the years ended September 30, 1998 and 1997 which it considered to be impaired. Therefore, there is no SFAS No. 114 allowance for impaired loans at September 30, 1998 or 1997.

Interest income: The Bank recognizes interest income on loans using the interest
----------------
method over the contractual life of the loans. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more when the collection of interest is not in doubt. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan origination fees and related costs: Loan fees and certain direct loan
----------------------------------------
origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Real estate acquired in settlement of loans: Real estate acquired in settlement
--------------------------------------------
of loans is initially recorded at estimated fair value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Real estate held for investment: Real estate held for investment is stated at
--------------------------------
the lower of cost or market value.

Office properties and equipment: Office properties and equipment are stated at
--------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method over the estimated useful lives.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

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

The Bank has deferred compensation, supplemental income and retirement plan agreements for the benefit of certain officers of the Company and members of the Board of Directors. The plans are funded in part through life insurance policies held by the Bank and the liabilities are being accrued over the terms indicated in the plan agreements. The Bank also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

Additionally, the Company has implemented a qualified stock option plan authorizing the grant of up to 449,650 stock options to certain directors, officers and employees at the time of the adoption, either in the form of incentive stock options or non-incentive stock options. The Company has also implemented a management recognition plan by acquiring in trust 179,860 shares of stock for issuance to certain directors, officers and employees at the time of adoption.

Advance payments by borrowers for taxes and insurance: Certain borrowers make
------------------------------------------------------
monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Income taxes: Deferred taxes are provided on a liability method whereby deferred
-------------
tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: The FASB has issued Statement No. 128, Earnings Per Share,
-------------------
which supersedes APB Opinion No. 15. Statement No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. The earnings per share computation for the years ended September 30, 1998 and September 30, 1997 is based on net income earned divided by the weighted average number of shares outstanding from the beginning of the fiscal year to the end of the fiscal year.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company initially applied Statement No. 128 for the year ended September 30, 1998 and, as required by the Statement, has restated all per share information for the prior years to conform to the Statement. See Note 17 for further information.

Off-statement of financial condition risk: The Bank is a party to financial
------------------------------------------
instruments with off statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: The estimated fair values required under
------------------------------------
SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of September 30, 1998 and 1997. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

NOTE 2.   CASH

Noninterest-bearing cash amounting to approximately $4,000 and $8,000 was held by a trustee at September 30, 1998 and 1997, respectively, and was required to be used to repay loan principal and interest and taxes and insurance for the related loans due to the Federal National Mortgage Association.

The Bank is required to maintain a minimum balance of $275,000 with the Federal Reserve Bank for transactions clearing through that account.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 3.   SECURITIES
w
Amortized cost and fair values of securities as of September 30, are summarized as follows:

                                                                    1998
                                  ----------------------------------------------------------------------
                                                          Gross            Gross
                                       Amortized        Unrealized       Unrealized          Fair
                                          Cost            Gains           (Losses)           Value
                                  ----------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
     agencies obligations         $    30,975,000       $    138,000     $          -    $  31,113,000
Mortgage-backed securities              7,825,000                  -          (95,000)       7,730,000
Other security                            315,000                  -                -          315,000
                                  ----------------------------------------------------------------------
                                  $    39,115,000       $    138,000     $    (95,000)   $  39,158,000
                                  ======================================================================
Securities held to maturity:
Mortgage-backed securities
     and related securities       $    13,340,000       $    206,000     $   (283,000)   $  13,263,000
                                  ======================================================================
Other investments:
Interest-earning deposits         $    26,895,000       $          -     $          -    $  26,895,000
Federal funds sold                      3,010,000                  -                -        3,010,000
Federal Home Loan Bank stock            1,707,000                  -                -        1,707,000
                                  ----------------------------------------------------------------------
                                  $    31,612,000       $          -     $          -    $  31,612,000
                                  ======================================================================

                                                                     1997
                                   ----------------------------------------------------------------------
                                                            Gross            Gross
                                        Amortized        Unrealized       Unrealized          Fair
                                           Cost             Gains          (Losses)           Value
                                   ----------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
     agencies obligations           $    68,556,000    $     190,000    $    (107,000)   $   68,639,000
Mortgage-backed securities                4,901,000           31,000                -         4,932,000
Other security                              315,000                -                -           315,000
                                   ----------------------------------------------------------------------
                                    $    73,772,000    $     221,000    $    (107,000)   $   73,886,000
                                   ======================================================================
Securities held to maturity:
Mortgage-backed securities
     and related securities         $    21,661,000    $     202,000    $    (302,000)   $   21,561,000
                                   ======================================================================
Other investments:
Interest-earning deposits           $    19,257,000    $           -    $           -    $   19,257,000
Federal funds sold                        5,930,000                -                -         5,930,000
Federal Home Loan Bank stock              2,250,000                -                -         2,250,000
                                   ----------------------------------------------------------------------
                                    $    27,437,000    $           -    $           -    $   27,437,000
                                   ======================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 3.     SECURITIES (CONTINUED)

                                                                     1996
                                   ----------------------------------------------------------------------
                                                            Gross            Gross
                                        Amortized        Unrealized       Unrealized          Fair
                                           Cost             Gains          (Losses)           Value
                                   ----------------------------------------------------------------------
Securities available for sale:
U.S. Government and federal
     agencies obligations           $     34,827,000     $     61,000     $   (119,000)    $  34,769,000
Other security                                15,000                -                -            15,000
                                   ----------------------------------------------------------------------
                                    $     34,842,000     $     61,000     $   (119,000)    $  34,784,000
                                   ======================================================================
Securities held to maturity:
Mortgage-backed securities
     and related securities         $      5,496,000     $    119,000     $   (104,000)    $   5,511,000
                                   ======================================================================
Other investments:
Interest-earning deposits           $     59,348,000     $          -     $          -     $  59,348,000
Federal Home Loan Bank stock               1,346,000                -                -         1,346,000
                                   ----------------------------------------------------------------------
                                    $    60,694,000      $          -     $          -     $  60,694,000
                                   ======================================================================


The amortized cost and fair values of securities as of September 30, 1998 by contractual maturity are shown below.

                                                                         Amortized           Fair
                                                                            Cost             Value
                                                                     ----------------------------------
Securities available for sale:
Due in one year or less                                               $   17,980,000    $  18,024,000
Due after one year through five years                                     12,995,000       13,089,000
Due after ten years                                                        8,140,000        8,045,000
                                                                     ----------------------------------
                                                                      $   39,115,000    $  39,158,000
                                                                     ==================================

Securities held to maturity:
Due after five years through ten years                                $    1,152,000    $   1,212,000
Due after ten years                                                       12,188,000       12,051,000
                                                                     ----------------------------------
                                                                      $   13,340,000    $  13,263,000
                                                                     ==================================


Proceeds from the sales of securities available for sale for the years ended September 30, 1998, 1997 and 1996 were $8,463,000, $8,700,000 and $3,000,000, respectively. Gross proceeds from maturities and recalled securities available for sale for the years ended September 30, 1998, 1997 and 1996 were $44,427,000, $10,263,000 and $12,960,000, respectively. Realized gains from sales, maturities or recalls of securities available for sale for the years ended September 30, 1998, 1997 and 1996 were $88,000, $0 and $0, respectively. There were no sales, maturities or recalls of investment securities held to maturity during the years ended September 30, 1998, 1997 and 1996.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 3.     SECURITIES  (CONTINUED)

The change in net unrealized gains and losses shown as a separate component of equity for the years ended September 30, 1998 and 1997 is as shown below:

                                                                           1998             1997
                                                                   -----------------------------------
Balance in equity component, beginning                               $         69,000  $     (35,000)
  Change in unrealized gains (losses)                                         (71,000)       172,000
  Change in deferred income taxes                                              28,000        (68,000)
                                                                   -----------------------------------
Balance in equity component, ending                                  $         26,000  $      69,000
                                                                   ===================================


The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at September 30, 1998:

                                                                        Carrying Value
                                     --------------------------------------------------------------------------------
                                                           After One       After Five
                                                         Year Through    Years Through        After
                                          One Year         Five Years      Ten Years       Ten Years         Total
                                     --------------------------------------------------------------------------------
Securities available for sale:
   U.S. government and agency          $  11,015,000  $           -   $             - $            -   $   11,015,000
   Federal Home Loan Bank bonds            7,009,000     13,089,000                 -              -       20,098,000
   Mortgage-backed securities                      -              -                 -      7,730,000        7,730,000
   Other                                           -              -                 -        315,000          315,000
Securities held to maturity:
   Mortgage-backed securities                      -              -         1,152,000     12,188,000       13,340,000
Other investments:
   Interest-earning deposits              26,895,000              -                 -              -       26,895,000
   Federal funds sold                      3,010,000              -                 -              -        3,010,000
   Federal Home Loan Bank stock                    -              -                 -      1,707,000        1,707,000
                                     --------------------------------------------------------------------------------
                                       $  47,929,000  $  13,089,000  $      1,152,000  $  21,940,000  $    84,110,000
                                     ================================================================================

The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at September 30, 1998:

                                                  After One      After Five
                                                Year Through    Years Through      After
                                   One Year       Five Years     Ten Years       Ten Years         Total
                                ------------------------------------------------------------------------------
Securities available for sale:
   U.S. government and agency            5.10%              -               -               -            5.10%
   Federal Home Loan Bank  bonds         6.00%           5.92%              -               -            5.94%
   Mortgage-backed securities               -               -               -            7.00%           7.00%
   Other                                    -               -               -               -               -
Securities held to maturity:
   Mortgage-backed securities               -               -            8.00%           7.42%           7.47%
Other investments:
   Interest-earning deposits             5.75%              -               -               -            5.75%
   Federal funds sold                    5.50%              -               -               -            5.50%
   Federal Home Loan Bank stock             -               -               -            7.50%           7.50%
                                ------------------------------------------------------------------------------
                                         5.62%           5.92%           8.00%           7.28%           6.12%
                                ==============================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 4 LOANS RECEIVABLE

Loans receivable at September 30 are summarized below:


                                                       1998                         1997                         1996
                                        ---------------------------------------------------------------------------------------
                                              Amount       % of Total      Amount       % of Total      Amount       % of Total
                                        ---------------------------------------------------------------------------------------
Real estate loans:
 Residential 1-4 family                   $   96,218,000      87.04%   $  95,984,000      85.71%   $  93,275,000       84.90%
 Residential multi-family                        464,000       0.42%         555,000       0.50%         695,000        0.63%
 Nonresidential real estate                    3,777,000       3.42%       3,774,000       3.37%       4,038,000        3.67%
 Residential construction                      4,427,000       4.00%       8,394,000       7.50%       4,720,000        4.30%
 Land                                          5,507,000       4.98%       6,091,000       5.44%       6,304,000        5.74%
 Line of credit                                3,167,000       2.86%       3,328,000       2.96%       3,786,000        3.45%
                                        ---------------------------------------------------------------------------------------
 Total real estate loans                     113,560,000     102.72%     118,126,000     105.48%     112,818,000      102.69%
                                        ---------------------------------------------------------------------------------------
Consumer loans:
 Share                                           201,000       0.18%         488,000       0.44%         196,000        0.18%
 Credit reserve                                  385,000       0.35%          96,000       0.08%         470,000        0.43%
                                        ---------------------------------------------------------------------------------------
 Total consumer loans                            586,000       0.53%         584,000       0.52%         666,000        0.61%
                                        ---------------------------------------------------------------------------------------
Less:
 Net deferred loan fees                          591,000       0.53%         636,000       0.57%         582,000        0.53%
 Loans in process                              2,576,000       2.33%       5,655,000       5.05%       2,616,000        2.38%
 Allowance for loan losses                       429,000       0.39%         429,000       0.38%         428,000        0.39%
                                        ---------------------------------------------------------------------------------------
 Total reductions                              3,596,000       3.25%       6,720,000       6.00%       3,626,000        3.30%
                                        ---------------------------------------------------------------------------------------
 Total loans receivable, net              $  110,550,000     100.00%   $ 111,990,000     100.00%   $ 109,858,000      100.00%
                                        =======================================================================================



                                                                                   1995                         1994
                                                                       -----------------------------------------------------------
                                                                           Amount       % of Total      Amount       % of Total
                                                                       -----------------------------------------------------------
Real estate loans:
 Residential 1-4 family                                                $  94,036,000      86.60%   $  91,674,000       85.80%
 Residential multi-family                                                    840,000       0.77%         870,000        0.81%
 Nonresidential real estate                                                3,013,000       2.77%       3,157,000        2.95%
 Residential construction                                                  5,368,000       4.94%       6,015,000        5.63%
 Land                                                                      4,890,000       4.50%       4,998,000        4.68%
 Line of credit                                                            3,875,000       3.58%       4,056,000        3.81%
                                                                       -----------------------------------------------------------
 Total real estate loans                                                 112,022,000     103.16%     110,770,000      103.68%
                                                                       -----------------------------------------------------------
Consumer loans:
 Share                                                                       110,000       0.10%         105,000        0.10%
 Credit reserve                                                              221,000       0.20%         176,000        0.16%
                                                                       -----------------------------------------------------------
 Total consumer loans                                                        331,000       0.30%         281,000        0.26%
                                                                       -----------------------------------------------------------
Less:
 Net deferred loan fees                                                      519,000       0.48%         465,000        0.44%
 Loans in process                                                          3,100,000       2.85%       3,602,000        3.37%
 Allowance for loan losses                                                   137,000       0.13%         140,000        0.13%
                                                                       -----------------------------------------------------------
 Total reductions                                                          3,756,000       3.46%       4,207,000        3.94%
                                                                       -----------------------------------------------------------
 Total loans receivable, net                                           $ 108,597,000     100.00%   $ 106,844,000      100.00%
                                                                       ===========================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 4.     LOANS RECEIVABLE (CONTINUED)

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at September 30, 1998. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts, are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                                              At September 30, 1998
                                                  ---------------------------------------------------------------------------
                                                                           More than           Greater
                                                        One Year           1 Year to            than
                                                         or Less            5 Years            5 Years             Total
                                                  ---------------------------------------------------------------------------
Adjustable rate residential 1-4 family            $     5,126,000      $   328,000        $          -       $      5,454,000
Fixed rate residential 1-4 family                          38,000        2,018,000          95,638,000             97,694,000
Other real estate loans - adjustable                      355,000                -                   -                355,000
Other real estate loans - fixed                                 -          299,000           6,591,000              6,890,000
Other loans                                               482,000          104,000                   -                586,000
Allowance for loan losses                                (429,000)               -                   -               (429,000)
                                                  ---------------------------------------------------------------------------
          Totals                                  $     5,572,000      $ 2,749,000        $102,229,000       $    110,550,000
                                                  ===========================================================================

The following table sets forth the dollar amount at September 30, 1998 of all loans maturing or repricing on or after September 30, 1999 which have fixed or adjustable interest rates.


                                                                                 Fixed           Adjustable
                                                                                 Rates              Rates
                                                                         -------------------------------------
Real estate loans                                                          $    104,546,000      $    328,000
Other                                                                               104,000                 -
                                                                         -------------------------------------
                                                                           $    104,650,000      $    328,000
                                                                         =====================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 4.     LOANS RECEIVABLE (CONTINUED)

The following is an analysis of the allowance for loan losses:

                                                          Year Ended September 30,
                                  ----------------------------------------------------------------------
                                        1998          1997          1996          1995          1994
                                  ----------------------------------------------------------------------
Balance, beginning of period        $  429,000    $  428,000    $  137,000    $  140,000    $  144,000

Provision for loan losses                    -             -       300,000             -             -

Charge-offs:
 Residential 1-4 family                 (1,000)       (1,000)       (8,000)       (3,000)       (3,000)
 Line of credit                              -             -       (10,000)            -        (1,000)

Recoveries:
 Residential 1-4 family                  1,000         2,000         6,000             -             -
 Line of credit                              -             -         3,000             -             -
                                  ----------------------------------------------------------------------

Balance, end of period              $  429,000    $  429,000    $  428,000    $  137,000    $  140,000
                                  ======================================================================


Net charge-offs (recoveries) as a
 percent of average loans                0.000%       (0.001)%       0.008%        0.003%        0.004%

Allowance at period end as a
 percent of nonperforming loans         172.98%        84.12 %       65.44%        13.97%        14.80%

Allowance at period end as a
 percent of nonperforming assets        135.76%        81.25 %       63.69%        12.28%        12.48%

Allowance at period end as a
 percent of total gross loans             0.38%         0.36 %        0.38%         0.12%         0.13%

SOUTH STREET FINANCIAL CORP, AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 4.  LOANS RECEIVABLE (CONTINUED)

The allocation of the allowance for loan losses applicable to each category of loans at September 30 is as follows:

                                                            1998                                           1997
                                     -----------------------------------------------------------------------------------------------
                                                        Percent of      Percent of                      Percent of       Percent of
                                        Amount of      Allowance to      Loans to       Amount of      Allowance to       Loans to
                                        Allowance     Total Allowance   Total Loans     Allowance     Total Allowance    Total Loans
                                     -----------------------------------------------------------------------------------------------
Real estate loans:
  One-to-four family residential     $    203,000          47.31%         84.30%         $ 262,000         61.07%           80.86%
  Multi-family residential                  1,000           0.23%          0.41%             1,000          0.23%            0.47%
  Nonresidential real estate                    -              -           3.31%             4,000          0.94%            3.18%
  Residential construction                      -              -           3.88%                 -             -             7.07%
  Land                                          -              -           4.82%             4,000          0.93%            5.13%
  Home equity                               6,000           1.40%          2.77%             7,000          1.63%            2.80%
                                     -----------------------------------------------------------------------------------------------
   Total real estate loans                210,000          48.94%         99.49%           278,000         64.80%           99.51%
                                     -----------------------------------------------------------------------------------------------
Consumer loans:
   Share loans                                  -              -           0.43%                 -             -             0.41%
   Credit reserve                               -              -           0.08%                 -             -             0.08%
                                     -----------------------------------------------------------------------------------------------
     Total consumer loans                       -              -           0.51%                 -             -             0.49%
                                     -----------------------------------------------------------------------------------------------

Unallocated                               219,000          51.06%             -            151,000         35.20%               -
                                     -----------------------------------------------------------------------------------------------
                                     $    429,000         100.00%        100.00%         $ 429,000        100.00%          100.00%
                                     ===============================================================================================

                                                            1996                                            1995
                                     -----------------------------------------------------------------------------------------------
                                                          Percent of       Percent                        Percent of      Percent of
                                         Amount of       Allowance to      Loans to        Amount of     Allowance to      Loans to
                                         Allowance      Total Allowance   Total Loans      Allowance    Total Allowance  Total Loans
                                     -----------------------------------------------------------------------------------------------
Real estate loans:
  One-to-four family residential     $    243,000          56.78%         82.19%         $ 125,000         91.24%           83.70%
  Multi-family residential                  1,000           0.23%          0.61%                 -             -             0.75%
  Nonresidential real estate                4,000           0.93%          3.56%             3,000          2.19%            2.68%
  Residential construction                      -              -           4.16%                 -             -             4.78%
  Land                                      6,000           1.40%          5.56%                 -             -             4.35%
  Home equity                              10,000           2.34%          3.34%             8,000          5.84%            3.45%
                                     -----------------------------------------------------------------------------------------------
    Total real estate loans               264,000          61.68%         99.42%           136,000         99.27%           99.71%
                                     -----------------------------------------------------------------------------------------------
Consumer loans:
  Share loans                                   -              -           0.17%                 -             -             0.10%
  Credit reserve                                -              -           0.41%             1,000          0.73%            0.19%
                                     -----------------------------------------------------------------------------------------------
   Total consumer loans                         -              -           0.58%             1,000          0.73%            0.29%
                                     -----------------------------------------------------------------------------------------------

Unallocated                               164,000          38.32%             -                  -             -                -
                                     -----------------------------------------------------------------------------------------------
                                     $    428,000         100.00%        100.00%         $ 137,000        100.00%          100.00%
                                   =================================================================================================

SOUTH STREET FINANCIAL CORP, AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 4.   LOANS RECEIVABLE (CONTINUED)

                                                                             1994
                                                         ---------------------------------------------
                                                                          Percent of       Percent of
                                                          Amount of      Allowance to        Loans to
                                                          Allowance     Total Allowance    Total Loans
                                                         ----------------------------------------------
Real estate loans:
  One-to-four family residential                         $  77,000            55.00%            82.60%
  Multi-family residential                                       -                -              0.78%
  Nonresidential real estate                                 4,000             2.86%             2.83%
  Residential construction                                       -                -              5.41%
  Land                                                           -                -              4.50%
  Home equity                                                    -                -              3.64%
                                                         ----------------------------------------------
   Total real estate loans                                  81,000            57.86%            99.76%
                                                         ----------------------------------------------
Consumer loans:
  Share loans                                                    -                -              0.09%
  Credit reserve                                                 -                -              0.15%
                                                         ----------------------------------------------
   Total consumer loans                                          -                -              0.24%
                                                         ----------------------------------------------

Unallocated                                                 59,000            42.14%                -
                                                         ----------------------------------------------
                                                         $ 140,000           100.00%           100.00%
                                                         ==============================================

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $248,000 and $510,000 at September 30, 1998 and 1997, respectively, and had an average outstanding balance of approximately $373,000 and $714,000 for the year ended September 30, 1998 and 1997, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required.

Nonperforming loans for which interest has been reduced totaled approximately $248,000 and $510,000 at September 30, 1998, and 1997, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $14,000, $29,000 and $40,000 for the years ended September 30, 1998, 1997 and
1996, respectively.

SOUTH STREET FINANCIAL CORP, AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 4.  LOANS RECEIVABLE (CONTINUED)

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans.

                                                                  At September 30,
                                             ---------------------------------------------------------
                                                       1998                 1997             1996
                                             ---------------------------------------------------------
Nonaccrual loans                             $       248,000      $      510,000       $      654,000
Foreclosed real estate                                68,000              18,000               18,000
                                             ---------------------------------------------------------
Total non-performing assets                  $       316,000      $      528,000       $      672,000
                                             =========================================================

Non-performing loans to total gross loans               0.22%               0.43%                0.58%
                                             =========================================================

Non-performing assets to total assets                   0.16%               0.22%                0.31%
                                             =========================================================

Total assets                                 $   201,945,000      $  241,061,000       $  217,954,000

Total gross loans                            $   114,146,000      $  118,710,000       $  113,484,000

                                                                          At September 30,
                                                             --------------------------------------
                                                                      1995                 1994
                                                             --------------------------------------
Nonaccrual loans                                             $      981,000      $       946,000
Foreclosed real estate                                              135,000              176,000
                                                             --------------------------------------
Total non-performing assets                                  $    1,116,000      $     1,122,000
                                                             ======================================

Non-performing loans to total gross loans                    %         0.87%                0.85%
                                                             =======================================

Non-performing assets to total assets                        %         0.70%                0.76%
                                                             ======================================

Total assets                                                 $  159,863,000      $   147,837,000

Total gross loans                                            $  112,353,000      $   111,051,000

Mortgage loans serviced for others consist of FNMA loans and are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans totaled $265,000 and $460,000 at September 30, 1998 and 1997, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing was approximately $6,000 and $8,000 at September 30, 1998 and 1997, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 4.   LOANS RECEIVABLE (CONTINUED)

Officers and directors of the Company were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors for the year ended September 30:

                                                                          1998              1997
                                                                  ------------------------------------
Balance, beginning                                                  $     1,607,000    $   1,256,000
Originations                                                                526,000          570,000
Payments received                                                          (697,000)        (219,000)
                                                                  ------------------------------------
Balance, ending                                                     $     1,436,000    $   1,607,000
                                                                  ====================================


NOTE 5.   ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                                             September 30,
                                                               ---------------------------------------
                                                                        1998               1997
                                                               ---------------------------------------
Securities                                                       $         503,000   $       985,000
Mortgage-backed securities                                                 164,000           237,000
Loans receivable                                                           635,000           681,000
                                                               ---------------------------------------
                                                                 $       1,302,000   $     1,903,000
                                                               =======================================

NOTE 6.   OFFICE PROPERTIES AND EQUIPMENT

Office properties and equipment consist of the following:

                                                                             September 30,
                                                               ---------------------------------------
                                                                        1998               1997
                                                               ---------------------------------------
Land                                                             $        138,000    $       138,000
Buildings and improvements                                              1,343,000          1,343,000
Furniture and equipment                                                   763,000            704,000
                                                               ---------------------------------------
                                                                        2,244,000          2,185,000
Less accumulated depreciation                                           1,138,000          1,027,000
                                                               ---------------------------------------
                                                                 $      1,106,000    $     1,158,000
                                                               =======================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 7.   Employee Pension Plan

The Bank has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $165,000, $136,000 and $139,000 for the years ended September 30, 1998, 1997 and 1996, respectively, and is included in compensation and benefits in the accompanying statements of income. The Company adopted FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, during 1998. The Statement revises employers' disclosures about pensions, but does not change the measurement or recognition criteria.

The following table sets forth the Plan's funded status and amounts recognized in the statement of financial condition as of September 30, 1998 and 1997:

                                                                          1998              1997
                                                                  ------------------------------------
Change in benefit obligation:
Benefit obligation, beginning                                       $     987,000       $   782,000
Service cost                                                               52,000            44,000
Interest cost                                                              91,000            70,000
Actuarial gain                                                            153,000            91,000
                                                                  ------------------------------------
Benefit obligation, ending                                              1,283,000           987,000
                                                                  ------------------------------------

Change in plan assets:
Fair value of plan assets, beginning                                      384,000           234,000
Actual return on plan assets                                               34,000            25,000
Employer contribution                                                     175,000           125,000
                                                                  ------------------------------------
Fair value of plan assets, ending                                         593,000           384,000
                                                                  ------------------------------------

Funded status                                                            (690,000)         (603,000)
Unrecognized net actuarial loss                                           358,000           218,000
Unrecognized prior service cost                                           370,000           404,000
                                                                  ------------------------------------
Prepaid benefit cost (included in prepaid expenses
and other assets)                                                   $      38,000       $    19,000
                                                                  ====================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

NOTE 7.   EMPLOYEE PENSION PLAN (CONTINUED)

The components of net periodic benefit cost for the years ended September 30, 1998, 1997 and 1996 are as follows:

                                                         1998              1997              1996
                                                 ------------------------------------------------------
Service cost                                       $       52,000     $       44,000   $       39,000
Interest cost                                              91,000             70,000           60,000
Expected return on plan assets                            (37,000)           (27,000)         (13,000)
Amortization of prior service cost                         34,000             34,000           34,000
Recognized net actuarial loss                              25,000             15,000           19,000
                                                 ------------------------------------------------------
                 Net periodic benefit cost         $      165,000     $      136,000   $      139,000
                                                 ======================================================

Weighted-average assumptions used to develop the net periodic pension cost as of September 30, 1998, 1997 and 1996 were:

Discount rate                                                         8.0%
Expected rate of return on plan assets                                8.0
Rate of compensation increase                                         5.0

NOTE 8.   DEPOSITS

Deposits at September 30 are summarized as follows:

                                              1998                                     1997                              1996
                              ------------------------------------------------------------------------------------------------------

                                              Weighted                          Weighted                          Weighted
                                              Average     % of                  Average     % of                  Average     % of
                                   Amount       Rate    deposits     Amount       Rate    deposits     Amount       Rate    deposits
                              ------------------------------------------------------------------------------------------------------
Demand Accounts:                                                       (Dollars in thousands)
Passbook savings                $   13,766    2.00%     9.27%   $  15,311      3.00%     10.80%   $  17,953      3.00%     12.26%
NOW accounts                         7,875    1.00%     5.31%       7,307      2.32%      5.15%       6,369      2.59%      4.35%
Money market                         6,512    2.50%     4.39%       6,266      3.00%      4.42%       6,674      3.00%      4.56%
Noninterest bearing
  accounts                           1,502       -      1.01%         689         -       0.49%         819        -        0.56%
                              ------------------------------------------------------------------------------------------------------

Total demand deposits               29,655    1.74%    19.98%      29,573      2.76%     20.86%      31,815      2.84%     21.73%
                              ------------------------------------------------------------------------------------------------------


Certificates of deposit
2.00% to 3.99%                           -                 -           16                 0.01%          16                 0.01%
4.00% to 5.99%                      57,616             38.81%      59,037                41.65%      59,286                40.50%
6.00% to 7.99%                      61,065             41.14%      52,904                37.32%      55,005                37.57%
                              ------------------------------------------------------------------------------------------------------

                                   118,681    5.65%    79.95%     111,957      5.85%     78.98%     114,307      5.97%     78.08%
                              ------------------------------------------------------------------------------------------------------


Accrued interest payable               108              0.07%         225                 0.16%         276                 0.19%
                              ------------------------------------------------------------------------------------------------------

Total Deposits                  $  148,444    4.87%   100.00%   $ 141,755      5.20%    100.00%   $ 146,398      5.21%    100.00%
                              ======================================================================================================


SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 8.     DEPOSITS (CONTINUED)

At September 30, 1998, the scheduled maturities of certificates of deposit are as follows:

Year Ending September 30,                                                               Amount
-------------------------                                                           --------------
 1999                                                                               $   61,912,000
 2000                                                                                   43,131,000
 2001                                                                                   13,638,000
                                                                                    --------------
                                                                                    $  118,681,000
                                                                                    ==============

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $17,194,000 and $13,328,000 at September 30, 1998 and 1997, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 included in the above table is as follows:

                                                                                    September 30,
                                                                                        1998
                                                                                  ----------------
Maturity Period:
  Within 3 months or less                                                           $    2,653,000
  Over 3 months through 6 months                                                         2,928,000
  Over 6 months through 12 months                                                        1,615,000
  Over 12 months                                                                         9,998,000
                                                                                  ----------------
                                                                                    $   17,194,000
                                                                                  ================

Interest expense on deposits is summarized as follows:

                                                                 Years Ended September 30,
                                                  ------------------------------------------------
                                                       1998              1997           1996
                                                  ------------------------------------------------
 Passbook savings                                 $     418,000    $     486,000     $     529,000
 NOW and money market                                   311,000          353,000           408,000
 Certificates of deposit                              6,574,000        6,516,000         6,838,000
                                                  ------------------------------------------------
                                                  $   7,303,000    $   7,355,000     $   7,775,000
                                                  ================================================

The Bank has pledged securities with an amortized cost of $1,000,000 as collateral for public deposits and pledged securities with an amortized cost of $500,000 as collateral on treasury tax and loan account at September 30, 1998.

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 9. SPECIAL SAIF ASSESSMENT

On September 30, 1996, The "Deposit Insurance Funds Act of 1996" was signed into law. The legislation included a special assessment to capitalize the SAIF up to a statutory goal of 1.25% of insured deposits. The assessment was equal to approximately 65.7 basis points of the SAIF assessable deposit base as of March 31, 1995. Although the assessment was paid during the three month period ended December 31, 1996, the Bank was required to accrue and expense the cost of
the assessment as of September 30, 1996.   In addition, this assessment was not
deducted for income tax purposes until paid. The expense recorded for the special SAIF assessment for the year ended September 30, 1996 was $838,000.

NOTE 10. ADVANCES FROM FEDERAL HOME LOAN BANK AND NOTE PAYABLE

Advances from the FHLB and note payable consist of the following at September
30:

                                                                       1998             1997
                                                                --------------------------------
Note payable, due in quarterly interest only installments at prime rate
 (8.25% at September 30, 1998) less .50%, with accrued interest and principal due December 31, 1998.  Collateralized by the
 Company's common stock.                                        $  18,000,000     $            -

Advances due FHLB, due in quarterly interest only installments
 at 5.98%, with accrued interest and principal due June 16, 1998            -         15,000,000

Advances due FHLB, due in quarterly interest only installments
 at 5.68%, with accrued interest and principal due December 16,             -         10,000,000
 1997

Advances due FHLB, due in quarterly interest only installments at 6.05%, with accrued interest and principal due March 18,
 1998                                                                       -          6,000,000

Advances due FHLB, due in quarterly interest only installments
 at 5.70%, with accrued interest and principal due October 20,              -          4,000,000
 1997
                                                                --------------------------------
                                                                $  18,000,000     $   35,000,000
                                                                ================================

The average amount of FHLB advances and notes payable outstanding was approximately $29,125,000 and $25,400,000 and had a weighted average interest rate of 6.92% and 5.91% during the years ended September 30, 1998 and 1997, respectively. The maximum amount of borrowings outstanding amounted to $53,000,000 and $35,000,000 during the years ended September 30, 1998 and 1997, respectively. The weighted average interest rate of the advances was 5.87% at September 30, 1997.

Interest expense on FHLB advances totaled $936,000, $1,491,000 and $-0- for the years ended September 30, 1998, 1997 and 1996, respectively. Interest expense on the note payable totaled $1,080,000, $-0- and $-0- for the years ended September 30, 1998, 1997 and 1996, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 11. DEFERRED COMPENSATION AGREEMENTS

The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for two executive officers. Vested benefits under these agreements are payable in monthly installments over 10 and 15 year periods. The present value of the liability for the benefits is being accrued over the service life per the underlying agreements, which amounted to $1,609,000 and $1,342,000 at September 30, 1998 and 1997, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $272,000, $249,000 and $222,000 for the years ended September 30, 1998, 1997 and 1996, respectively.

NOTE 12. MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the "MRP") on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. The weighted average fair value of the options on the grant date was $12.00 per share. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income for the year ended September 30, 1998 would be as follows:

     Net income
       As reported                                              $       763,000
       Pro forma                                                        136,000
     Earnings per share
       As reported
        Basic                                                   $          0.19
        Diluted                                                            0.19
       Pro forma
        Basic                                                              0.03
        Diluted                                                            0.03

In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 5.00%, expected lives of 10 years, expected volatility of 29.55% and expected dividends of $0.40 per year.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTE TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 12.     MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN (CONTINUED)

At September 30, 1998, all options have been granted at an exercise price of $12.00, of which 179,859 options are currently exercisable. No options have been exercised to date and all options granted are outstanding at September 30, 1998.

The MRP reserved for issuance 179,860 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Company issued shares to fund the MRP on October 15, 1997. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $1,597,000 for the year ended September 30, 1998.

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

The Bank will also have to recapture its tax bad debt reserves which have accumulated since 1987 and amount to approximately $1,023,000 over a six year period. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but is being delayed two years as the Bank originated a certain level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At September 30, 1998, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of September 30, 1998. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would increase to the maximum percent under existing law.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13.       INCOME TAX MATTERS (CONTINUED)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (liability) (classified with prepaid expenses and other assets and accounts payable and other liabilities) in the Statement of Financial Condition at September 30 are as follows:

                                                                          1998            1997
                                                                  --------------------------------
Deferred tax assets:
 Net deferred loan fees and costs                                   $       31,000  $        1,000
 Deferred compensation and supplemental income                             534,000         455,000
 Accrued management recognition plan                                       271,000               -
 Reserve for uncollected interest                                            5,000          10,000
 Allowance for loan losses                                                 146,000         146,000
 State NEL carryforward                                                    308,000               -
                                                                  --------------------------------
                                                                         1,295,000         612,000
Less valuation allowance                                                   308,000               -
                                                                  --------------------------------
                                                                           987,000         612,000
                                                                  --------------------------------
Deferred tax liabilities:
 FHLB dividends                                                            232,000         232,000
 Reserve for bad debts                                                     350,000         350,000
 Unrealized gain on securities available for sale                           17,000          45,000
 Property and equipment                                                     31,000          43,000
                                                                  --------------------------------
                                                                           630,000         670,000
                                                                  --------------------------------
        Net deferred tax asset (liability)                          $      357,000  $      (58,000)
                                                                  ================================

A valuation allowance was not recorded for deferred tax assets at September 30, 1998 or 1997.

Income tax expense (credits) consist of the following for the years ended September 30:

                                                         1998              1997              1996
                                                 -----------------------------------------------------
Current                                            $     699,000     $     1,331,000     $     654,000
Deferred                                                (387,000)            285,000          (490,000)
                                                 -----------------------------------------------------
        Total                                      $     312,000     $     1,616,000     $     164,000
                                                 =====================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 13.       INCOME TAX MATTERS (CONTINUED)

The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                                                        Year Ended
                                                                       September 30,
                                                    --------------------------------------------------
                                                         1998               1997             1996
                                                    --------------------------------------------------
Statutory federal income tax rate                           34.0%             34.0%             34.0%
Increase (decrease) in taxes resulting from:
 State income taxes, net of federal benefit                 (0.9)              1.4                 -
 Permanent differences                                      (2.1)                -              0.20
 Permanent differences and state net
  operating loss                                               -                 -              (9.5)
 Other                                                      (2.0)              0.6               0.4
                                                    --------------------------------------------------
                                                            29.0%             36.0%             25.1%
                                                    ==================================================

NOTE 14. STOCKHOLDERS' EQUITY

On October 2, 1996, South Street Financial Corp. completed and closed its stock offering. Gross proceeds from the sale of 4,496,500 shares amounted to $44,965,000, which includes $4,528,000 in proceeds from shares purchased by the ESOP, and reduced by conversion costs of $1,320,000. The Company transferred $19,558,000 of the net proceeds to Home Savings for the purchase of all of the common stock of the Bank, and retained the remaining net proceeds.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14.     STOCKHOLDERS' EQUITY (CONTINUED)

Subject to applicable law, the Board of Directors of South Street Financial Corp. or Home Savings may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

For a period of five years after its conversion from mutual to stock form, Home Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to South Street Financial Corp. on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During 1998 and 1997, the Bank paid $1,173,000 and $826,000, respectively, in dividends to South Street Financial Corp.

The Company paid cash dividends totaling $6.40 (including a return of capital dividend of $6.00 per share) and $0.38 per share during the years ended September 30, 1998 and 1997, respectively.

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

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at September 30, 1998 and 1997.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 14.     STOCKHOLDERS' EQUITY (CONTINUED)

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at September 30, 1998 and 1997:

                                                                 September 30, 1998
                                        -------------------------------------------------------------
                                             Leverage                                     N. C.
                                             Ratio of          Tier I                    Savings
                                              Tier I       Risk-Adjusted   Risk-Based     Bank
                                             Capital          Capital        Capital     Capital
                                        -------------------------------------------------------------
                                                               (Dollars in Thousands)
GAAP equity                               $     43,270  $       43,270  $    43,270  $      43,270
Supplemental capital items:
 General valuation allowance                         -               -          429            429
 Unrealized gain on securities
  available for sale                               (61)            (61)         (61)           (61)
                                        -------------------------------------------------------------
Regulatory capital                              43,209          43,209       43,638         43,638
Minimum capital requirement                      5,893           2,340        6,241          9,822
                                        -------------------------------------------------------------
Excess regulatory capital                 $     37,316  $       40,869  $    37,397  $      33,816
                                        =============================================================
Total Bank assets at
 September 30, 1998                       $    196,434                               $     196,434
                                        ================                             ================
Bank risk-weighted assets at
 September 30, 1998                                     $       78,012  $    78,012
                                                        ===========================
Capital as a percentage of assets:
 Actual                                   %      22.00  %        55.39  %     55.94  %       22.21 %
 Required                                         3.00            3.00         8.00           5.00
                                        -------------------------------------------------------------
 Excess                                   %      19.00  %        52.39  %     47.94  %       17.21 %
                                        =============================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 14.  STOCKHOLDERS' EQUITY (CONTINUED)

                                                                September 30, 1997
                                       -----------------------------------------------------------------
                                            Leverage                                           N. C.
                                            Ratio of          Tier I                          Savings
                                             Tier I       Risk-Adjusted     Risk-Based         Bank
                                            Capital          Capital          Capital         Capital
                                       -----------------------------------------------------------------
                                                              (Dollars in Thousands)
GAAP equity                              $   41,789      $  41,789         $  41,789      $  41,789
Supplemental capital items:
  General valuation allowance                     -              -               429            429
  Unrealized gain on securities
    available for sale                          (51)           (51)              (51)           (51)
                                       -----------------------------------------------------------------
Regulatory capital                           41,738         41,738            42,167         42,167
Minimum capital requirement                   6,622          2,395             6,386         11,036
                                       -----------------------------------------------------------------
Excess regulatory capital                 $  35,116      $  39,343         $  35,781      $  31,131
                                       -----------------------------------------------------------------
Total Bank assets at
  September 30, 1997                      $ 220,726                                       $ 220,726
                                       ==============                                   ================
Bank risk-weighted assets at
  September 30, 1997                                     $  79,819         $  79,819
                                                        =============================
Capital as a percentage of assets:
  Actual                                 %    18.91  %       52.29  %          52.83  %       19.10  %
  Required                                     3.00           3.00              8.00           5.00
                                       -----------------------------------------------------------------
  Excess                                 %    15.91  %       49.29  %          44.83  %       14.10  %
                                       =================================================================

As of September 30, 1998, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $7,858,000, $4,683,000 and $9,824,000, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 15.  EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has established an employee stock ownership plan (ESOP) to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 168,448 additional shares with proceeds received from the return of capital dividend paid by the Company in 1998.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At September 30, 1998 the outstanding balance of the note receivable is $4,080,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants.

Expenses of $459,000 and $309,000 have been incurred during 1998 and 1997, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $142,000 and $39,000 for 1998 and 1997, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At September 30, 1998, 56,187 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $4.0 million at September 30, 1998.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at September 30, 1998, based on a fair value of the ESOP shares released of $8.375, is $471,000. This commitment will fluctuate based on the fair value of the shares.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------

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

                                                                              September 30, 1998
                                                                      ---------------------------------
                                                                          Fixed Rate     Variable Rate
                                                                      ---------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit, mortgage loans                          $   4,780,000   $            -
  Undisbursed lines of credit                                                       -        2,966,000
                                                                      ---------------------------------
                                                                        $   4,780,000   $    2,966,000
                                                                      =================================

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 17.  EARNINGS PER SHARE

Earnings per share has been calculated in accordance with Financial Accounting Standards Board Statement No. 128, Earnings Per Share, and Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. Stock-based compensation grants have not been included in the diluted earnings per share since they are antidilutive. The following are reconciliations of the amounts used in the per share calculations:

                                                          For the Year Ended September 30, 1998
                                                  ----------------------------------------------------
                                                         Income           Shares         Per Share
                                                      (Numerator)     (Denominator)        Amount
                                                  ----------------------------------------------------
BASIC AND DILUTED EPS                               $      763,000     4,092,339      $      0.19
                                                  ====================================================

                                                          For the Year Ended September 30, 1997
                                                  ----------------------------------------------------
                                                         Income          Shares          Per Share
                                                      (Numerator)     (Denominator)        Amount
                                                  ----------------------------------------------------

BASIC AND DILUTED EPS                               $    2,868,000     4,143,444      $      0.69
                                                  ====================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's cash and cash equivalents, is estimated to be equal to its recorded amount. For securities held to maturity and securities available for sale, the fair value is estimated using quoted market values obtained from independent pricing services. For FHLB stock, the fair value is the same as the recorded book value since the stock can be redeemed at face value.

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

The fair value of the FHLB advances and note payable is equal to the recorded book value due to the market rates of interest and short-term nature of the notes.

The estimated fair value of commitments to extend credit is estimated using fees currently charged for similar arrangements adjusted for changes in interest rates and credit risk that has occurred subsequent to origination. Because the Bank believes that the credit risk associated with available but undisbursed commitments would essentially offset fees that could be recognized under similar arrangements, and because the commitments are either short-term in nature or subject to immediate repricing, no fair value has been assigned to these off-statement of financial condition commitments.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 18.    FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The recorded book value and estimated fair value of the Company's financial assets and liabilities at September 30, are summarized below:


                                                                 1998                            1997
                                                 --------------------------------------------------------------------
                                                      Recorded       Estimated        Recorded         Estimated
                                                     Book Value     Fair Value       Book Value       Fair Value
                                                 --------------------------------------------------------------------
Financial Assets:
  Cash and cash equivalents                        $  32,796,000    $  32,796,000    $  27,644,000    $   27,644,000
  Securities held to maturity                         13,340,000       13,263,000       21,661,000        21,561,000
  Securities available for sale                       39,158,000       39,158,000       73,866,000        73,866,000
  Federal Home Loan Bank stock                         1,707,000        1,707,000        2,250,000         2,250,000
  Loans receivable, net                              110,550,000      112,825,000      111,990,000       111,845,000
  Accrued interest receivable                          1,302,000        1,302,000        1,903,000         1,903,000
Financial Liabilities:
  Savings deposits with no stated maturities          29,655,000       29,655,000       29,573,000        29,573,000
  Savings deposits with stated maturities            118,681,000      119,166,000      111,957,000       112,328,000
  Checks outstanding on disbursement account             561,000          561,000          292,000           292,000
  Accrued interest payable                               108,000          108,000          225,000           225,000
  Advance payments by borrowers for taxes
    and insurance                                        125,000          125,000          131,000           131,000
  Advances from Federal Home Loan Bank                         -                -       35,000,000        35,000,000
  Note payable                                        18,000,000       18,000,000                -                 -

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE 19.       PARENT COMPANY FINANCIAL DATA

The following is a summary of the condensed financial statements of South Street Financial Corp. as of and for the years ended September 30, 1998 and 1997:

                           CONDENSED BALANCE SHEETS
                          SEPTEMBER 30, 1998 AND 1997

                                                                             1998                1997
                                                                      --------------------------------------
Assets:
  Cash                                                                $      389,000         $     858,000
  Federal funds sold                                                       3,010,000             5,930,000
  Securities available for sale                                            3,092,000            13,384,000
  Accrued interest receivable                                                371,000               168,000
  Prepaid expenses and other assets                                          226,000               101,000
  Investment in Home Savings Bank                                         43,270,000            41,789,000
                                                                      ------------------------------------
                                                                      $   50,358,000         $  62,230,000
                                                                      ====================================
Liabilities and Stockholders' Equity:
  Liabilities:
    Other liabilities                                                 $      803,000         $     472,000
    Note payable                                                          18,000,000                     -
                                                                      ------------------------------------
                                                                          18,803,000               472,000
                                                                      ------------------------------------
Stockholders' Equity:
    Additional paid-in capital                                            17,930,000            43,784,000
    Unrealized gain on securities available for sale, net of tax              26,000                69,000
    Unearned ESOP                                                         (4,080,000)           (4,258,000)
    Deferred management recognition plan                                  (1,596,000)                    -
    Unearned compensation                                                 (1,990,000)                    -
    Retained earnings                                                     21,265,000            22,163,000
                                                                      ------------------------------------
                                                                          31,555,000            61,758,000
                                                                      ------------------------------------
                                                                      $   50,358,000         $  62,230,000
                                                                      ====================================

                        CONDENSED STATEMENTS OF INCOME
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                             1998                   1997
                                                                      ------------------------------------
Interest income                                                       $    1,065,000         $   1,457,000
Interest expense                                                          (1,080,000)                    -
Equity in earnings of Home Savings Bank                                      780,000             1,964,000
Net gain on sale of investments available for sale                             4,000                     -
Other expense                                                                (30,000)               (2,000)
Income tax (expense) benefit                                                  24,000              (551,000)
                                                                      ------------------------------------
      Net income                                                      $      763,000         $   2,868,000
                                                                      ====================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 19.     PARENT COMPANY FINANCIAL DATA (CONTINUED)

                      CONDENSED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED SEPTEMBER 30, 1998 AND 1997


                                                                              1998                 1997
                                                                          -----------------------------------
Cash Flows from Operating Activities:
  Net income                                                              $    763,000     $     2,868,000
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Gain on sale of investments available for sale                              (4,000)                  -
  Change in assets and liabilities:
    Equity in earnings of Home Savings                                        (780,000)         (1,964,000)
    Increase in accrued interest receivable and other assets                  (471,000)            269,000
    Increase in other liabilities                                              346,000               9,000
    Other                                                                            -             (35,000)
                                                                          -----------------------------------
      Net cash provided by (used in) operating activities                     (146,000)            609,000
                                                                          -----------------------------------
Cash Flows from Investing Activities:
  Purchase of securities available for sale                                          -         (15,081,000)
  Proceeds from sales and repayments of securities available for sale       10,209,000           1,763,000
  Initial investment in Home Savings Bank                                            -         (19,558,000)
  Upstream dividend from Home Savings Bank                                   1,173,000             826,000
  Loan to ESOP for purchase of common stock                                          -          (4,528,000)
  Principal payment received on note receivable from ESOP                      178,000             270,000
                                                                          -----------------------------------
      Net cash provided by (used in) investing activities                   11,560,000         (36,308,000)
                                                                          -----------------------------------
Cash Flows from Financing Activities:
  Net proceeds from common stock received in the Conversion                          -          43,645,000
  Proceeds from borrowings on notes payable                                 18,000,000                   -
  Retirement of stock purchased                                             (3,021,000)                  -
  Payment of dividends                                                     (29,782,000)         (1,158,000)
                                                                          -----------------------------------
      Net cash provided by (used in) financing activities                  (14,803,000)         42,487,000
                                                                          -----------------------------------
Net increase (decrease) in cash and cash equivalents                        (3,389,000)          6,788,000
  Cash and cash equivalents - beginning                                      6,788,000                   -
                                                                          -----------------------------------
  Cash and cash equivalents - ending                                      $  3,399,000     $     6,788,000
                                                                          ===================================

Supplemental Disclosures of Cash Flow Information:
  Cash payments for income taxes                                          $    132,000     $       541,000
Supplemental Disclosures of Noncash Investing and Financing
  Change in unrealized gain on securities available for sale, net              (43,000)             31,000
  Change in dividends accrued                                                  (15,000)            450,000
  Adoption of management recognition plan                                    3,193,000                   -

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

-------------------------------------------------------------------------------
NOTE 20. FUTURE REPORTING REQUIREMENTS


The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company has not been required to adopt as of September 30, 1998. The Statement, which is effective for fiscal years beginning after December 15, 1997, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

The FASB has issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after December 15, 1997, requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. This statement is not expected to have a significant impact on the Company.

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of September 30, 1998. This Statement, which is effective for fiscal years beginning after June 15, 1999, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------
NOTE 20. FUTURE REPORTING REQUIREMENTS (CONTINUED)


The FASB has issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of September 30, 1998. Statement No. 65, as amended by FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

                             CORPORATE INFORMATION

                                             EXECUTIVE OFFICERS:
      CARL M. HILL                         CHRISTOPHER F. CRANFORD                    R. RONALD SWANNER
   President and CEO                         Treasurer/Controller             Executive Vice President/Secretary

                                                  DIRECTORS:
      CARL M. HILL                        CALDWELL A. HOLBROOK, JR.                   R. RONALD SWANNER
Chairman; President and CEO                 Partner, D.A. Holbrook                Executive Vice President/
  of Home Savings and                             and Sons                        Secretary of Home Savings
      the Company                                                                      and the Company


    DOUGLAS D. STOKES                         JOEL A. HONEYCUTT                      GREG E. UNDERWOOD
Owner and President, Stokes           President, Locust Lumber Company         Owner, Carolina Oil Company of
  Construction Company                                                        Albemarle, Inc. and Barefoot Oil
                                                                                 Company of Albemarle, Inc.

               STOCK TRANSFER AGENT                                           ANNUAL MEETING
          Registrar and Transfer Company                     The 1999 annual meeting of stockholders of South
                10 Commerce Drive                            Street Financial Corp. will be held at 7:00 p.m.
               Cranford, NJ  07016                           on February 25, 1999 at the Company's corporate
                                                             office at 155 West South Street, Albemarle, NC.

              SPECIAL LEGAL COUNSEL
            Brooks, Pierce, McLendon,                                           FORM 10-K
             Humphrey & Leonard, LLP                         A copy of Form 10-K as filed with the Securities
             2000 Renaissance Plaza                          and Exchange Commission will be furnished without
              230 North Elm Street                           charge to the Company's stockholders upon written
             Greensboro, NC  27420                           request to South Street Financial Corp., 155 West
                                                             South Street, P.O. Box 489, Albemarle, NC  28002.

               INDEPENDENT AUDITORS
             McGladrey & Pullen, LLP                                           CORPORATE OFFICE
              One Morrocroft Centre                                         155 West South Street
       6805 Morrison Boulevard, Suite 200                                        P.O. Box 489
              Charlotte, NC 28211                                         Albemarle, NC 28002-0489

                            COMMON STOCK INFORMATION

The Company's common stock is listed on the Nasdaq National Market under the symbol "SSFC" and began trading on October 3, 1996. At September 30, 1998, there were approximately 745 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended September 30, 1998 and 1997.



1998                                                     Dividends                     Stock Price
                                              ------------------------------------------------------------
                                                   Regular        Special         High            Low
                                              ------------------------------------------------------------
First Quarter                                   $      0.10    $      6.00    $    20.000    $    17.125
Second Quarter                                         0.10             -          19.000         11.750
Third Quarter                                          0.10             -          11.875          8.625
Fourth Quarter                                         0.10             -          10.250          8.250


1997                                                     Dividends                     Stock Price
                                              ------------------------------------------------------------
                                                   Regular        Special         High            Low
                                              ------------------------------------------------------------
First Quarter                                   $      0.08    $        -     $    14.750    $     10.000
Second Quarter                                         0.10             -          17.000          13.750
Third Quarter                                          0.10             -          16.750          15.125
Fourth Quarter                                         0.10             -          19.625          16.250