Form 10-K, Exhibit 13
period 1999-09-30
SOUTH STREET FINANCIAL CORP
filed 1999-12-29
CIK 1014964

                                Table of Contents
                                                                                                        Page
-------------------------------------------------------------------------------------------------------------
Selected Consolidated Financial Data                                                                    1 - 2
Report to Stockholders                                                                                      3
Management's Discussion and Analysis                                                                   4 - 22
Independent Auditor's Report                                                                               23
Consolidated Financial Statements:
  Statements of financial condition at September 30, 1999 and 1998                                         24
  Statements of income and comprehensive income for the years ended
    September 30, 1999, 1998 and 1997                                                                 25 - 26
  Statements of stockholders' equity for the years ended September 30, 1999, 1998
    and 1997                                                                                          27 - 28
  Statements of cash flows for the years ended September 30, 1999, 1998 and 1997                      29 - 31
Notes to Consolidated Financial Statements                                                            32 - 63
Corporate Information                                                                                 64 - 65

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

                                                                       SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                                                                           SELECTED CONSOLIDATED FINANCIAL DATA

                                                                                 At September 30,
                                                 ------------------------------------------------------------------------
                                                      1999            1998           1997          1996          1995
                                                 -------------   ------------   ------------   -----------   ------------
                                                              (Dollars in Thousands, except per share amount)
Financial Condition Data:
Total assets                                      $    174,545   $    201,945   $    241,061   $   217,954   $    159,863
Investment securities (1)                               41,490         84,110        122,984       100,974         45,471
Loans receivable, net (2)                              125,493        110,550        111,990       109,858        108,597
Deposits                                               144,272        148,444        141,755       146,398        137,647
Deposits, stock offering                                     -              -              -        46,601              -
Advances from Federal Home Loan Bank                         -              -         35,000             -              -
Note payable                                                 -         18,000              -             -              -
Stockholders' equity (3)                                26,674         31,555         61,694        20,867         20,426
Book value per share (3)                                  7.07           7.25          13.72             -              -

                                                                              Year Ended September 30,
                                                 ------------------------------------------------------------------------
                                                        1999          1998           1997          1996          1995
                                                 -------------   ------------   ------------   -----------   ------------
                                                            (Dollars in Thousands, except per share amount)
Operating Data:
 Interest income                                 $      12,523   $     15,661   $     16,712   $    12,869   $     11,980
 Interest expense                                        6,944          9,319          8,846         7,775          5,980
                                                 -------------   ------------   ------------   -----------   ------------
 Net interest income                                     5,579          6,342          7,866         5,094          6,000
 Provision for loan losses                                   -              -              -           300              -
                                                 -------------   ------------   ------------   -----------   ------------
 Net interest income after provision
         for loan losses                                 5,579          6,342          7,866         4,794          6,000
                                                 -------------   ------------   ------------   -----------   ------------
 Noninterest income                                        220            353            169           126            126
                                                 -------------   ------------   ------------   -----------   ------------
 Noninterest expense:
         Compensation and employee benefits              3,644          4,349          2,384         1,905          1,867
         Other                                           1,378          1,271          1,167         2,341          1,343
                                                 -------------   ------------   ------------   -----------   ------------
 Total noninterest expense                               5,022          5,620          3,551         4,246          3,210
                                                 -------------   ------------   ------------   -----------   ------------
 Income before income taxes                                777          1,075          4,484           674          2,916
 Income tax expense                                        499            312          1,616           164          1,055
                                                 -------------   ------------   ------------   -----------   ------------
 Net income                                      $         278   $        763   $      2,868   $       510   $      1,861
                                                 =============   ============   ============   ===========   ============
 Basic earnings per share (3)                    $        0.08   $       0.19   $       0.69   $         -   $          -
 Diluted earnings per share (3)                           0.08           0.19           0.69             -              -
 Dividends per share (3)                                  0.40           0.40           0.38             -              -
 Return of capital dividends per share                       -           6.00              -             -              -
 Dividend payout ratio (8)                              500.00%       3368.42%         55.07%            -              -

                                                                            At or For the Year Ended September 30,
                                                     ------------------------------------------------------------------------------
                                                       1999             1998               1997             1996             1995
                                                     --------          -------            -------          -------          -------
Selected Other Data: (4)
Return on average assets                               0.15%             0.35%              1.24%            0.30%            1.23%
Return on average equity                               0.96%             1.89%              4.70%            2.45%            9.50%
Average equity to average assets                      16.12%            18.43%             26.40%           12.23%           12.97%
Stockholders' equity to end-of-period assets          15.28%            15.63%             25.59%            9.59%           12.76%
Interest rate spread for period (5)                    2.48%             1.97%              2.02%            2.52%            3.59%
Average interest-earning assets to
        average interest-bearing liabilities         118.68%           123.10%            136.08%          112.00%          112.74%
Net interest margin (6)                                3.24%             2.98%              3.46%            3.09%            4.11%
Nonperforming assets to total assets
        at period end (7)                              0.11%             0.16%              0.22%            0.31%            0.70%
Nonperforming loans to total loans
        at period end                                  0.13%             0.22%              0.43%            0.58%            0.87%
Allowance for loan losses to non-peforming
        loans at period end                          245.14%           172.98%             84.12%           65.44%           13.97%
Net interest income, after provision for
        loan losses to non-interest expense          111.09%           112.85%            221.52%          112.91%          186.92%
Noninterest expense to average assets                  2.80%             2.56%              1.53%            2.49%            2.12%
 Deposit accounts                                     12,908            13,218             14,037           16,486           17,988
 Loan accounts                                         3,082             3,011              3,204            3,283            3,316
Number of full service banking offices                     2                 2                  2                2                2

  (1) Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
  (2) "Loans receivable, net," represents gross loans less net deferred loan fees and allowance for loan losses.
  (3) South Street Financial Corp. completed it's stock offering on October 2, 1996 and then acquired all of the common stock of Home Savings of Albemarle, S.S.B. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share," and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the ACIPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.
  (4) Ratios other than period-end ratios are based on monthly balances. Management does not believe the use of month end balances has caused a material difference in the information provided.
  (5) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
  (6) The net interest margin represents net interest income as a percent of average interest-earning assets.
  (7) Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.
  (8) The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS


The following discussion and analysis is intended to assist readers in understanding the results of operations in 1999, 1998 and 1997, and changes in financial position for the years ended September 30, 1999 and 1998, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

During 1998, the Bank formed a wholly-owned subsidiary, South Street Development Corporation ("SSDC") with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC ("Park Ridge"). The other 50% interest in Park Ridge is owned by an outside individual. In June, 1998, Park Ridge Associates acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. As of December, 1999 the project was approximately 99% completed and 11 of the 27 lots to be sold had been committed to buyers. There can be no assurances that the development will be completed by the expected completion date, or that the Bank will be successful in recovering its investment in the joint venture.

In December, 1998, the Bank started a new consumer and commercial loan department and began offering a full range of consumer and commercial products and services. To oversee the new department, the Bank hired a commercial banker with over 21 years of experience in the local market. In addition, the Bank hired another loan officer in August 1999 to assist in the growth of this line of service. Management of the Bank believes that introducing consumer and commercial lending to the Bank's existing line of products and services will enhance the Bank's net interest margin while reducing the Bank's overall exposure to interest rate risk. Management also feels that the addition of these products will help the Bank grow while creating stronger ties to its existing customer base. As of September 30, 1999, consumer and commercial loans totaled approximately $7.5 million.

In December, 1998, the Bank joined the HONOR Network (which merged into the STAR Network in 1999) and CIRRUS network for ATMs and Point of Sale (POS) terminals, allowing the Bank's cardholders to enjoy the convenience and accessibility of approximately 324,000 ATMs in 162 countries and over 400,000 POS terminals worldwide.

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the year ended September 30, 1999 and 1998, and the Company and Home Savings for the year ended September 30, 1997. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended September 30, 1999 and 1998, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the "Company" unless otherwise noted.

Market Risk

The tables following provide information about the Company's financial instruments that are sensitive to changes in interest rates.

(A) For loans receivable, the table presents principal cash flows by fixed and adjustable rates for residential 1-4 family loans, commercial and consumer loans. The table includes contractual maturities including scheduled principal repayments. The table presents fair values at September 30, 1999 and 1998 and weighted average interest rates by maturity dates.

(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities, including scheduled principal repayments for mortgage-backed securities. Interest-bearing cash and federal funds sold are due on demand financial instruments and are presented in the due in one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at September 30, 1999 and 1998 and weighted average interest rates by maturity dates.

(C) For deposits, the table presents principal cash flows and weighted average interest rates by expected maturity dates. The table utilizes anticipated decay rates on deposits and present fair values at September 30, 1999 and 1998.


                                                                 September 30, 1999
                                                                  Loans Receivable
                                                                Expected Maturity Date
                                                              Years Ending September 30,
                              ----------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2000        2001         2002         2003         2004        Thereafter    Total      Value
                                                             (Dollars In Thousands)
Fixed Rate                     $      65    $    449    $     600    $     716    $   1,851    $  115,433   $  119,114  $  119,161
  Average interest rate            10.21 %      8.68 %       8.86 %       8.25 %       7.06 %        7.45 %
Variable Rate                  $   2,694    $    271    $     200    $      96    $      38    $    3,509   $    6,808  $    6,808
  Average interest rate             9.28 %      9.15 %       8.93 %       8.49 %       9.19 %        8.83 %
                                                            Investment Securities
                                                            Expected Maturity Date
                                                           Year Ending September 30,
                              ----------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2000        2001         2002         2003         2004        Thereafter    Total      Value
                                                             (Dollars In Thousands)
Interest-bearing cash          $   1,867    $     --    $      --    $      --    $      --    $       --   $    1,867  $    1,867
  Average interest rate             5.50 %        -- %         -- %         -- %         -- %          -- %
Federal Fund sold              $     430    $     --    $      --    $      --    $      --    $       --   $      430  $      430
  Average interest rate             5.50 %        -- %         -- %         -- %         -- %          -- %
Securities available for sale  $     999    $  6,439    $   8,876    $      --    $      --    $   12,479   $   28,793  $   28,793
  Average interest rate             5.75 %      5.48 %       5.67 %         -- %         -- %        6.31 %
Securities held to maturity    $      --    $     --    $      --    $      --    $      --    $    8,932   $    8,932  $    8,571
  Average interest rate               -- %        -- %         -- %         -- %         -- %        7.46 %
Nonmarketable equity securities$      --    $     --    $      --    $      --    $      --    $    1,468   $    1,468  $    1,468
  Average interest rate               -- %        -- %         -- %         -- %         -- %        7.50 %
                                                                Debt Obligations
                                                             Expected Maturity Date
                                                            Years Ending September 30,
                              -----------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2000        2001         2002         2003         2004        Thereafter    Total      Value
                                                             (Dollars In Thousands)
Deposits                       $ 113,128  $   25,376    $   4,330    $      --    $      --    $       --   $  142,834  $   142,867
  Average interest rate             4.39 %      5.30 %       5.48 %         -- %         -- %          -- %

                                                              September 30, 1998
                                                               Loans Receivable
                                                            Expected Maturity Date
                                                          Years Ending September 30,
                                  ----------------------------------------------------------------------------------------
                                                                                                                    Fair
                                     1999      2000       2001       2002       2003      Thereafter    Total      Value
                                                               (Dollars In Thousands)
Fixed Rate                       $      38    $  153    $   241    $   650    $   974    $ 103,469   $ 105,525  $  107,800
     Average interest rate            9.30 %    9.00 %     8.60 %     8.50 %     7.60 %       7.80 %
Variable Rate                    $   5,126    $  328    $    --    $    --    $    --    $      --   $   5,454  $    5,454
     Average interest rate            9.20 %    8.50 %       -- %       -- %       -- %         -- %

                                                                  Investment Securities
                                                                  Expected Maturity Date
                                                                 Year Ending September 30,
                                 ----------------------------------------------------------------------------------------
                                                                                                                      Fair
                                    1999         2000       2001       2002       2003      Thereafter    Total      Value
                                                               (Dollars In Thousands)
Interest-bearing cash            $  26,895    $     --   $     --   $     --   $    --    $      --   $  26,895  $  26,895
     Average interest rate            5.75  %       -- %       -- %       -- %      -- %         -- %
Federal Fund sold                $   3,010    $     --   $     --   $     --   $    --    $      --   $   3,010  $   3,010
    Average interest rate             5.50  %       -- %       -- %       -- %      -- %         -- %
Securities available for sale    $  18,024    $  1,000   $ 10,581   $  1,508   $    --    $   7,730   $  38,843  $  38,843
     Average interest rate            5.44  %     5.79 %     5.80 %     6.00 %      -- %       7.00 %
Securities held to maturity      $      --    $     --   $     --   $     --   $    --    $  13,340   $  13,340  $  13,263
     Average interest rate              --  %       -- %       -- %       -- %      -- %       7.47 %
Nonmarketable equity securities  $      --    $     --   $     --   $     --   $    --   $    2,022   $   2,022  $   2,022
     Average interest rate              --  %       -- %       -- %       -- %      -- %       7.50 %

                                                                     Debt Obligations
                                                                  Expected Maturity Date
                                                                  Years Ending September 30,
                                 --------------------------------------------------------------------------------------------------
                                                                                                                           Fair
                                   1999           2000          2001        2002       2003     Thereafter      Total      Value
                                                                     (Dollars In Thousands)
Deposits                         $90,065        $ 43,131      $ 13,638     $ --        $ --     $   --        $146,834    $147,319
     Average interest rate          3.08  %         4.59  %       4.88       --  %       --   %     --     %           %
Note payable                     $18,000        $     --      $     --       --  %     $ --     $   --        $ 18,000     $18,000
     Average interest rate          7.75  %           --  %         --       --  %       --   %     --     %           %

Changes in Financial Condition

Total assets of the Company amounted to $174.5 million at September 30, 1999, which is a decrease of $27.4 million or 13.6% from total assets at September 30, 1998. The Company's total assets at September 30, 1998 decreased by $39.1 million, or 16.2% from total assets of $241.1 million at September 30, 1997. The decrease in total assets from September 30, 1997 to September 30, 1998 was primarily attributable to a decrease in liquidity and investment securities which were used to repay advances from the Federal Home Loan Bank (the "FHLB"). In addition, the Company paid a return of capital in the form of a special dividend to their shareholders during 1998 in the amount of $28.1 million ($6 per share). Eighteen million dollars of the special dividend was financed through outside borrowings. The repayment of the outside borrowings was the primary reason for the decrease in total assets from September 30, 1998 to September 30, 1999.

The principal category of earning assets is loans receivable which amounted to $125.5 million, $110.6 million and $112.0 million at September 30, 1999, 1998 and 1997, respectively. Home was able to increase the size of its loan portfolio during 1997 primarily through its marketing efforts in the origination of permanent residential 1-4 family mortgages and residential construction loans during a time period in which loan prepayments stabilized. Loans for residential construction and land then decreased slightly during 1998. In 1999, residential mortgage and construction loans increased again sparked by anticipation of rising interest rates. In addition, commercial and consumer loans increased when the Bank hired a commercial loan officer to build this side of the loan portfolio. Loan originations for the year ended September 30, 1999 totaled $47.3 million and were funded primarily by loan principal repayments of $27.9 million and liquidation of investments as the loan portfolio increased by $14.9 million. Loan originations for the year ended September 30, 1998 totaled $22.6 million and were funded primarily by loan principal repayments of $27.1 million as the loan portfolio decreased by $1.4 million. Management believes that its marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at September 30, 1999, 1998 and 1997 totaled $175,000, $248,000 and $510,000, respectively, and were 0.13%, 0.22% and 0.43% of total loans, respectively.

In addition to loans, the Company invests in U.S. Treasury and Government agency securities and mortgage-backed securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits, federal funds sold and FHLB stock, at September 30, 1999, 1998 and 1997 totaled $38.0 million, $52.5 million and $95.5 million, respectively. The securities portfolio decreased by $14.5 million for the year ended September 30, 1999 from September 30, 1998 as $32.2 million in securities matured or were called and $4.3 million of repayments were made on securities held to maturity. The decrease was offset by $23.0 million in purchases of new securities. For the year ended September 30, 1998, the securities portfolio decreased by $43.0 million from September 30, 1997, as $44.4 million in securities matured or were called, $8.5 million of securities were sold and $18.1 million in new securities were purchased. The decrease in securities in 1998 was due to liquidation of investments used to repay FHLB advances.

Cash and cash equivalents totaled $4.9 million, $32.8 million and $27.6 million at September 30, 1999, 1998 and 1997, respectively. The decrease in cash was due primarily to the repayment of $18 million of outside borrowings. In addition, cash was used to fund loan originations and cash decreased due to the decrease in deposit accounts.

Savings deposits amounted to $144.3 million at September 30, 1999, a decrease of $4.1 million from September 30, 1998. At September 30, 1998, deposits increased $6.6 million to $148.4 million from $141.8 million at September 30, 1997. The decrease in 1999 was a result of the Bank lowering rates on most accounts to be more reflective of market rate changes. The decrease was offset by the addition of a Premium Savings Account which offers a higher rate for savings accounts greater than $10,000. The increase in 1998 was primarily in NOW and money market accounts and certificates of deposits. Customers moved funds out of savings accounts due to additional service charges along with a lowering of interest rates. Home priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for funds availability.

The Company borrowed $18.0 million from an outside bank in 1998 to partially fund the return of capital dividend paid during the year. This note was paid off on October 1, 1998. The Company borrowed a total of $35.0 million from the FHLB during 1997, which was paid off in 1998. The proceeds from advances were used for liquidity requirements, to fund loan growth and to purchase investment securities.

Stockholders' equity decreased by $4.9 million during 1999 due primarily to repurchasing 578,208 shares of outstanding stock for $4.5 million. Equity also decreased by $1.4 million for quarterly cash dividends totaling $.40 per share and $109,000 for the ESOP contribution. Increases in equity were due to $408,000 in payments received on the ESOP debt, additional vesting of the management recognition program in the amount of $798,000 and $144,000 for amortization of the return of capital dividends paid on ESOP shares. Stockholders' equity decreased by $30.1 million during 1998 primarily due to a special return of capital dividend of $6 per share and by $1.7 million for regular quarterly cash dividends paid of $.40 per share in the aggregate. The Company repurchased 325,300 shares of common stock in 1998 to decrease stockholders' equity by $3.0 million and implemented a management recognition plan which increased stockholders' equity by $1.6 million due to 50% of the restricted stock awards vesting during 1998. Equity also increased by $178,000 for principal payments received on the ESOP note and $142,000 for the ESOP contribution. Lastly, stockholders' equity increased due to net income of $278,000, $763,000, and $2.9 million for the years ending September 30, 1999, 1998 and 1997, respectively. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $(519,000), $26,000 and $69,000 at September 30, 1999, 1998 and
1997, respectively. The change in the unrealized gain (loss) reflected through stockholders' equity was $(545,000), $(43,000) and $104,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

Comparison of Operating Results for the Years Ended September 30, 1999, 1998 and 1997

Net Income
----------

Net income for the years ended September 30, 1999, 1998 and 1997 was $278,000, $763,000 and $2.9 million, respectively. The decrease in net income from 1998 to 1999 was primarily due to decrease in interest income from securities as proceeds from investments that matured were used to repay debt. Net income decreased in 1998 from 1997 due to an increase in interest expense on outstanding debt and a decrease in interest income as investment securities were liquidated to pay off FHLB advances. In addition, noninterest expenses increased with the implementation of a management recognition plan during the 1998 fiscal year. Net income increased in 1997 from 1996 primarily due to a substantial increase in net interest income, as proceeds received in the Conversion were utilized to increase the investment portfolio. Additionally, noninterest expense decreased in 1997 due to a one-time special assessment of $838,000 that occurred in 1996 as a result of the legislation to recapitalize the Savings Association Insurance Fund ("SAIF").

Net Interest Income
-------------------

Net interest income amounted to $5.6 million, $6.3 million and $7.9 million during the years ended September 30, 1999, 1998 and 1997, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities decreased by a net of $12.8 million during 1999 and $20.4 million during 1998 and increased by a net of $42.6 million during 1997. The Company's interest rate spread was $2.48%, 1.97% and 2.02% in 1999, 1998 and 1997, respectively. The increase in 1999 is a result of a decrease in the Company's cost of funds. The decrease in 1998 is a result of a slight increase in the Company's cost of funds.

See the table on page 11 which analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate); (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume); and (iii) mixed changes (changes in volume multiplied by changes in rate), with any rate/volume variances allocated based on their absolute values.

                                         Year Ended September 30,             Year Ended September 30,
                                              1999 vs. 1998                         1998 vs. 1997
                                   -------------------------------------  ------------------------------------
                                    Increase (Decrease) Attributable to    Increase (Decrease) Attributable to
                                   -------------------------------------  ------------------------------------
                                                        Rate/                                Rate/
                                      Volume    Rate   Volume    Net       Volume     Rate   Volume     Net
                                   --------------------------------------------------------------------------
Interest income on:
Interest-bearing deposits          $   (736)   $ (219)   $  93  $  (862)   $    721  $   22  $  14   $   757
Investments                          (1,911)     (101)      63   (1,949)     (1,831)    406   (165)   (1,590)
Mortgage-backed securities             (163)       91      (10)     (82)         77     (94)    (3)      (20)
Loans receivable                        339      (563)     (21)    (245)        (16)   (188)     6      (198)
                                   -------------------------------------   ----------------------------------
    Total interest income on
      interest-earning assets        (2,471)     (792)     125   (3,138)     (1,049)    146   (148)   (1,051)
                                   -------------------------------------   ----------------------------------
Interest expense on:
Passbook savings                        (29)     (115)       8     (136)        (42)    (30)     4       (68)
NOW and money market                     20      (101)      (6)     (87)        (41)     (2)     1       (42)
Certificates of deposit                 136      (266)      (6)    (136)        266    (199)    (9)       58
Deposits, stock offering                  -         -        -        -           -       -      -         -
FHLB advances                          (936)        -        -     (936)       (565)     18     (8)     (555)
Note payable                         (1,080)        -        -   (1,080)      1,080       -      -     1,080
                                   -------------------------------------   ----------------------------------
    Total interest expense on
      interest-bearing liabilities   (1,889)     (482)      (4)  (2,375)        698    (213)   (12)      473
                                   -------------------------------------   ----------------------------------
Increase (decrease) in net
      interest income              $   (582)   $ (310)   $ 129  $  (763)   $ (1,747) $  359  $(136)  $(1,524)
                                   =========   =======   ====== ========   ========= ======= ======  ========


                                         Year Ended September 30,
                                              1997 vs. 1996
                                   --------------------------------------
                                    Increase (Decrease) Attributable to
                                   --------------------------------------
                                                          Rate/
                                    Volume    Rate      Volume       Net
                                         (Dollars in Thousands)
Interest income on:
Interest-bearing deposits          $    26   $  110    $     3     $  139
Investments                          2,394       96        113      2,603
Mortgage-backed securities           1,499      (85)      (309)     1,105
Loans receivable                       235     (233)        (6)        (4)
                                   ---------------------------------------
    Total interest income on
      interest-earning assets        4,154     (112)      (199)     3,843
                                   ---------------------------------------
Interest expense on:
Passbook savings                        21        -          -         21
NOW and money market                     4      (59)         -        (55)
Certificates of deposit               (152)    (174)         4       (322)
Deposits, stock offering               (64)       -          -        (64)
FHLB advances                        1,491        -          -      1,491
Note payable                             -        -          -          -
                                   ---------------------------------------
    Total interest expense on
      interest-bearing liabilities   1,300     (233)         4      1,071
                                   ---------------------------------------
Increase (decrease) in net
      interest income              $ 2,854   $  121    $  (203)   $ 2,772
                                   ========  =======   ========   ========

Interest Income
---------------

Interest income amounted to $12.5 million, $15.7 million and $16.7 million for the years ended September 30, 1999, 1998, and 1997, respectively. The Company's average yield on interest-earning assets increased slightly from 7.35% in 1997 to 7.36% in 1998 and decreased to 7.26% in 1999. The primary interest-earning asset is loans, which experienced a decrease in average yield from 1997 through 1999. In addition, a slight decrease in the average outstanding balance occurred during 1998. The reduction in interest income on loans in 1999 was due to the decrease in average yield as rates declined during the year. The decrease in average yield was offset, in part, by a $4.0 million increase in the average outstanding loan balance. Interest income on loans was down in 1998 due to the decreases in both average outstanding balance and average yield.

The other primary interest-earning asset is investment securities, defined as investment securities available for sale, mortgage-backed securities and FHLB stock, which is the primary cause of the decreases in interest income during 1999 and 1998 and the increase in 1997. The average balance of investment securities decreased $30.9 million to $39.7 million in 1999. As investments were called or matured, the Company utilized most of the proceeds to fund loan originations and stock repurchases. In 1998, the average balance of investment securities decreased $27.9 million to $70.6 due to liquidation of investments to repay FHLB advances. In 1997, the average balance increased $59.3 million to $98.6 million due to investing of the funds received in the Conversion. Interest income from interest-bearing deposits, including federal funds sold decreased $862,000 in 1999 due to a decrease in both average outstanding balance and yield. In 1998, the increase of interest income of $757,000 to $1.7 million was a result of a $13.3 million increase in average outstanding balance and a slight increase in average yield during the year. This increase helped to offset the decreases in interest income from loans and investments.

Interest Expense
----------------

Interest expense amounted to $6.9 million, $9.3 million and $8.8 million for the years ended September 30, 1999, 1998 and 1997, respectively. Interest expense decreased in 1999 as there were no outstanding borrowings throughout the entire year. In addition, interest expense on deposit accounts decreased with the decrease in the average outstanding deposits balance and average yield. The increase in interest expense in 1998 was due to the Company obtaining a note payable for which proceeds from the borrowing were used to help fund the return of capital dividend paid during the year. Interest of $1.1 million for the note payable was partially offset by a decrease of $555,000 for interest expense associated with FHLB advances. In addition, interest expense relating to core deposits decreased due to a decrease in both average outstanding balances and a decrease in average yield paid during 1998. Interest expense on certificates of deposits increased slightly due to an increase in the average outstanding balance, although the average yield was down during 1998. In 1997, the $1.0 million increase in interest expense was primarily due to an increase in average outstanding borrowings from the FHLB of $25.4 million, which was offset by a decrease in interest expense related to core deposits and certificates of deposit, as customers used portions of deposits to purchase stock in the Conversion. Management believes the Bank's cost of funds was indicative of changes in overall market rates.

See the table on page 13 for additional information concerning the Company's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended September 30, 1999, 1998 and 1997.


                                                                     For the year ended September 30,
                                                  ------------------------------------------------------------------
                                  At September 30,              1999                             1998
                                       1999       --------------------------------  --------------------------------
                                      Average                             Average                           Average
                                       Yield/       Average                Yield/      Average               Yield/
                                      Rate (5)    Balance (6)   Interest    Rate     Balance (6)  Interest    Rate
                                  --------------- -----------   --------  -------    -----------  --------  -------
                                                                      (Dollars in Thousands)
Assets:
Interest earning assets:
        Interest-bearing deposits          5.50%  $   18,129  $      876     4.83%   $   31,446  $    1,738    5.53%
        Investments (1)                    5.62%      16,601       1,094     6.59%       44,639       3,043    6.82%
        Mortgage-backed securities         6.76%      23,146       1,415     6.11%       25,977       1,497    5.76%
        Loans receivable, net (4)          7.57%     114,577       9,138     7.98%      110,586       9,383    8.48%
                                                  ----------- -----------            ----------- -----------
Total interest-earning assets              7.23%     172,453  $   12,523     7.26%      212,648  $   15,661    7.36%
                                                              -----------                        -----------
Non interest-earning assets                            7,043                              6,921
                                                  -----------                        -----------
              Total                               $  179,495                         $  219,569
                                                  ===========                        ===========

Liabilities and stockholders' equity
Interest-bearing liabilities:
        Passbook savings                   2.10% $    13,990 $       282     2.02%   $   15,041 $       418    2.78%
        NOW and money market               1.44%      14,011         224     1.60%       13,158         311    2.36%
        Certificates of deposit            5.32%     117,306       6,438     5.49%      114,935       6,574    5.72%
        FHLB advances                          -           -           -        -        15,769         936    5.94%
        Note payable                           -           -           -        -        13,846       1,080    7.80%
                                                  ----------- -----------            ----------- -----------
Total interest-bearing liabilities         4.59%     145,307 $     6,944     4.78%      172,749 $     9,319    5.39%
                                                              -----------                        -----------
Non-interest-bearing liabilities                       5,255                              6,360
Stockholders' equity                                  28,933                             40,460
                                                  -----------                        -----------
              Total                              $   179,495                         $  219,569
                                                  ===========                        ===========
Net interest income and interest
        rate spread (2)                    2.64%             $     5,579     2.48%              $     6,342    1.97%
                                                              ==========                         ===========
Net yield on interest-
        earning assets (3)                                                   3.24%                             2.98%
Ratio of interest-earning assets
        to interest-bearing liabilities                                    118.68%                           123.10%


                                        For the year ended September 30,
                                        --------------------------------
                                                     1997
                                        --------------------------------
                                                                Average
                                               Average           Yield/
                                         Balance (6) Interest    Rate
                                         --------------------   -------
                                               (Dollars in Thousands)
Assets:
Interest earning assets:
        Interest-bearing deposits           18,124  $     981    5.41%
        Investments (1)                     73,836      4,633    6.27%
        Mortgage-backed securities          24,720      1,517    6.14%
        Loans receivable, net (4)          110,775      9,581    8.65%
                                        ----------- ----------
Total interest-earning assets              227,455  $  16,712    7.31%
                                                    ----------
Non interest-earning assets                  3,899
                                        -----------
              Total                        231,354
                                        ===========

Liabilities and stockholders' equity
Interest-bearing liabilities:
        Passbook savings                    16,446  $     486    2.96%
        NOW and money market                14,869        353    2.37%
        Certificates of deposit            110,429      6,516    5.90%
        FHLB advances                       25,400      1,491    5.87%
        Note payable                             -          -       -
                                        ----------- ----------
Total interest-bearing liabilities         167,144  $   8,846    5.29%
                                                    ----------
Non-interest-bearing liabilities             3,144
Stockholders' equity                        61,066
                                        -----------
              Total                        231,354
                                        ===========
Net interest income and interest
        rate spread (2)                             $   7,866    2.02%
                                                    ==========
Net yield on interest-
        earning assets (3)                                       3.46%
Ratio of interest-earning assets
        to interest-bearing liabilities                        136.08%


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

(5) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.

(6) Average balances are based on monthly balances. Management does not believe the use of month end balances has caused a material difference in the information provided.

Provision for Loan Losses and Asset Quality
-------------------------------------------

No provisions for loan losses were made in 1999, 1998 or 1997. No provisions were made in each of the three years due to a steady decrease in nonperforming loans as noted below, and there being very minimal net charge-offs in the same periods. There have also been no changes in the methods or assumptions used in determining the loan loss allowances during the past three years. The loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

Home's level of nonperforming loans, defined as loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $175,000, $248,000 and $510,000 at September 30, 1999, 1998 and 1997, respectively. Real estate acquired in the settlement of loans amounted to $18,000 and $68,000 at September 30, 1999 and 1998, respectively. Home Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances. At September 30, 1999 and 1998, Home's level of general valuation allowances for loan losses amounted to $429,000, which management believes is adequate to absorb potential losses in its loan portfolio.

Noninterest Income
------------------

Noninterest income amounted to $220,000, $353,000 and $169,000 for the years ended September 30, 1999, 1998 and 1997, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts. During 1998, the Company realized gains of $88,000 from the sale or call of investments available for sale to contribute to the increase in noninterest income for the year. Realized gains from the call of investments available for sale for 1999 amounted to $3,000.

Noninterest Expense
-------------------

Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $5.0 million, $5.6 million and $3.6 million for the years ended September 30, 1999, 1998 and 1997, respectively. Compensation decreased $705,000 for the year ended September 30, 1999 and increased $2.0 million and $479,000 for the years ended September 30, 1998 and 1997 respectively. The significant increase during 1998 was due to the implementation of the management recognition plan in October of 1997. During 1998, 50% of the restricted stock awards allocated to directors, officers and employees under the plan vested, bringing approximately $1.6 million into compensation expense. The expense related to the restricted stock awards in 1999 was approximately $798,000, as another 25% of the awards vested. In addition, the Company incurred $462,000, $459,000 and $309,000 of expense related to the ESOP in 1999, 1998 and 1997, respectively, which is included in compensation expense. Other slight increases from 1997 through 1999 were due to additional personnel, and inflationary increases. Occupancy, data processing and federal insurance premium expenses changed nominally during the years ended September 30, 1999, 1998 and 1997.

Income Taxes
------------

The Company's effective income tax rate was 64.2%, 29.0% and 36.0% for the years ended September 30, 1999, 1998 and 1997, respectively. The effective rate for 1999 is higher than expected due to permanent nondeductible income tax differences, primarily a portion of the expenses related to the MRP. The effective rate for 1998 was lower than expected due to permanent taxable differences and incurring a net operating loss for state tax purposes.

Capital Resources and Liquidity
-------------------------------

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 1999 and 1998, a special return of capital dividend of $6.00 during 1998, and quarterly regular cash dividends of $.38 per share in the aggregate during 1997. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits, operating activities, sale or maturity of investment and the ability to raise equity capital. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ended September 30, 1999, cash inflow was provided by proceeds from maturities, calls and principal repayments on securities of $36.5 million and cash provided by operating activities of $809,000. Significant cash outflows during 1999 included a net decrease in deposits of $4.2 million, repayments on a note payable of $18.0 million, repurchase of common stock for $4.5 million, purchases of securities available for sale of $23.0 million and net loan originations of $14.5 million. During the year ended September 30, 1998, cash inflow was provided by a net increase in deposits of $6.8 million and proceeds from borrowings on a note payable of $18.0 million. In addition, proceeds from the sale, maturity or call of securities provided $61.7 million and operating activities provided $3.7 million in cash inflow. Significant cash outflows during 1998 included $18.1 million for the purchase of securities, $29.8 million in payment of dividends, $35.0 million in repayment of FHLB advances and $3.0 million for the repurchase of common stock. During the year ending September 30, 1997, a decline in savings deposits of $7.5 million and proceeds from FHLB advances of $35.0 million were the main causes of a net inflow of $26.3 million. Operating activities provided $1.4 million, while investing activities generated a net outflow of cash amounting to $62.2 million, as Conversion proceeds were used to purchase investment securities and fund the ESOP note. During 1997, loan demand increased the Bank's cash out flows on the loan portfolio by approximately $2.1 million.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 74% of Home's certificates of deposit outstanding at September 30, 1999 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company's liquid investment portfolios by offsetting maturities which are timed to provide needed cash flows to meet anticipated short term liquidity requirements. The Company also intends to use excess cash to continue to repurchase up to 30% of the original amount of outstanding common stock.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home's liquidity ratio at September 30, 1999, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

Asset/Liability Management
--------------------------

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At September 30, 1999, Home had a one-year sensitivity gap of negative 63.96%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

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

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 70.0%.

The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at September 30, 1999, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                             At September 30, 1999
                                                               --------------------------------------------------------
                                                                             More than   More than
                                                                1 Year       1 Year to   5 Years to  More than
                                                               or Less        5 Years    10 Years    10 Years   Total
                                                               -----------   ----------  ----------  ---------  ------
                                                                                (Dollars in Thousands)
Interest-earning assets (1):
         Loans Receivable:
                 Adjustable rate 1-4 family residential       $        5   $      107   $     231   $    827   $  1,170
                 Fixed rate 1-4 family residential                    34        1,849      26,969     78,707    107,559
                 Other adjustable rate real estate loans           2,387          496       1,316      1,337      5,536
                 Other fixed rate real estate loans                    7        1,226       1,245      6,609      9,087
                 Other loans                                         326          543         912        789      2,570
                                                               -----------   ----------  ----------  ---------  ---------
                         Total loans                               2,759        4,221      30,673     88,269    125,922
Interest-bearing deposits                                          2,297            -           -          -      2,297
Investment securities
         Available for sale                                          999       15,315           -          -     16,314
         Available for sale mortgage-backed securities (2)             -            -           -     12,479     12,479
         Nonmarketable equity securities                               -            -           -      1,468      1,468
Mortgage-backed securities held to maturity (2)                        -            -       1,005      7,927      8,932
                                                               -----------   ----------  ----------  ---------  ---------
                 Total interest-earning assets                $    6,055   $   19,536   $  31,678   $110,143   $167,412
                                                               ===========   ==========  ==========  =========  =========

Interest-bearing liabilities:
         Deposits:
                 Certificates of deposit                      $   85,339   $   29,706   $       -   $      -    $115,045
                 Money market deposit accounts                     5,803            -           -          -      5,803
                 NOW and commercial checking accounts              7,424            -           -          -      7,424
                 Passbook savings                                 14,562            -           -          -     14,562
                                                               -----------   ----------  ----------  ---------  ---------
                         Total deposits                          113,128       29,706           -          -    142,834
                                                               -----------   ----------  ----------  ---------  ---------
                         Total interest-bearing liabilities   $  113,128   $   29,706   $       -   $      -   $142,834
                                                               ===========   ==========  ==========  =========  =========

Interest sensitivity gap per report                            $(107,073)   $ (10,170)   $  31,678  $110,143
Cumulative interest sensitivity gap                             (107,073)    (117,243)     (85,565)   24,578
Cumulative gap as a percentage of
         total interest-earning assets                            -63.96%      -70.03%      -51.11%    14.68%
Cumulative interest-earning assets
         as a percentage of interest-bearing liabilities            5.35%       17.92%       40.09%   117.21%


(1) Interest-earning assets are included in th period in which the balances are expected to be redeployed and/or repriced as a result of anticipated prepayments, scheduled rate adjustments and contractual maturities.

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

Impact of New Accounting Standards

The Company's stockholders approved the Company's stock option plan on October 15, 1997. The FASB has issued SFAS No. 123, Accounting for Awards of Stock-Based Compensation to Employees, which was implemented by the Company to account for the plan when the options were granted. The statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. Under the fair value-based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value-based method, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. Most fixed stock option plans - the most common type of stock compensation plan - have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features. This statement requires that an employer's financial statements include certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them. The Statement did not have a significant effect on the Company's financial statements because management elected to continue to use the accounting and reporting permitted by APB Opinion No. 25 and disclose the differences as pro forma effects in the notes to the financial statements of not utilizing the fair value method prescribed in SFAS No. 123.

The FASB has issued SFAS No. 130, Reporting Comprehensive Income, which the Company adopted during the year ended September 30, 1999. The Statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of September 30, 1999. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

The FASB has issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of September 30, 1999. Statement No. 65, as amended by FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective for fiscal years beginning after December 15, 1998, and is not expected to have a significant impact on the Company.

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

The Bank will also have to recapture, over a six year period, its tax bad debt reserves which have accumulated since 1987 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but was delayed two years as the Bank originated a certain level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. During the year ended September 30, 1999, the Bank has recaptured $171,000 of this reserve, resulting in a reduction to the deferred tax asset of $58,000.

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

Banks use computer systems to perform financial calculations, transfer funds, record deposits and loan payments, run financial security systems and vaults and a myriad of other functions. Because banks rely heavily on their computer systems, the Federal Financial Institutions Examination Council ("FFIEC") has placed significant emphasis on the problems surrounding the year 2000 issues and has required financial institutions to document the assessment, testing and corrections made to ready their computer systems and programs for the year 2000 date change. The FFIEC has strict regulations, guidelines, and milestones in place that each FDIC insured financial institution must follow in order to remain operational. The Company's board of directors has remained informed of the Company's position and progress in its year 2000 project.

The Company's year 2000 project remains on schedule according to the guidelines set forth by the FFIEC. The Company's most critical external exposure to year 2000 system problems is with its data processing provider, Fiserv. Fiserv renovated its systems in June 1998 and has tested its remediation efforts. Fiserv has responded to the Company that renovation of its program is complete and is able to operate in the 2000 environment.

In addition, the Company has contacted its major customers and vendors to inquire about their progress in addressing the year 2000 problem and does not believe that the problems of such customers and vendors will have a material adverse effect on the Company or its operations. The Company will continue to monitor the progress of these parties in addressing the year 2000 problem as the new millennium approaches. Management replaced the computer hardware and software with year 2000 compliant equipment during 1999 at a total cost of approximately $250,000.

The year 2000 problems can affect the Company's operation in a number of ways but the mission critical issue is maintaining customers' account information including tracking deposits, interest accruals and loan payments. The Company is dependent upon electricity, telephone lines, computer hardware and Fiserv's date processing capability.

The Company is in contact with its electric utility and phone company, and assurances have been given that no major problems exist and that both companies have all year 2000 problems addressed. A new telephone system was also installed in the second quarter of fiscal 1999 that is year 2000 compliant.

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

The Company's loan portfolio consists primarily of residential mortgage loans to individuals. These individuals generally are not affected by year 2000 failures. A limited number of the Company's commercial borrowers are being contacted to assure that timely payments will be made in January 2000. The Company intends to amend its underwriting policies to address loan payment problems associated with a borrower as a result of a disruption in income or a commercial borrower's inability to make a timely payment.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of September 30, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three year period ended September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three year period ended September 30, 1999 in conformity with generally accepted accounting principles.


/s/ McGLADREY & PULLEN, LLP

Charlotte, North Carolina
November 10, 1999

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED Statements of Financial Condition
September 30, 1999 and 1998


ASSETS                                                                             1999           1998
----------------------------------------------------------------------------------------------------------
Cash and cash equivalents:
  Noninterest-bearing deposits (Note 2)                                      $    2,598,000  $   2,891,000
  Interest-bearing deposits                                                       1,867,000     26,895,000
  Federal funds sold                                                                430,000      3,010,000
Securities held to maturity, fair value 1999, $8,571,000;
  1998, $13,263,000 (Note 3)                                                      8,932,000     13,340,000
Securities available for sale (Note 3)                                           29,108,000     39,158,000
Federal Home Loan Bank stock, at cost                                             1,153,000      1,707,000
Loans receivable, net (Note 4)                                                  125,493,000    110,550,000
Real estate acquired in settlement of loans                                          18,000         68,000
Real estate held for investment                                                   1,212,000        960,000
Accrued interest receivable (Note 5)                                              1,084,000      1,302,000
Office properties and equipment, net (Note 6)                                     1,288,000      1,106,000
Prepaid expenses and other assets (Notes 7 and 12)                                1,362,000       ,958,000
                                                                             -----------------------------
      Total assets                                                           $  174,545,000  $ 201,945,000
                                                                             =============================


LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits (Note 8)                                                          $  144,272,000  $ 148,444,000
  Note payable (Note 9)                                                                  --     18,000,000
  Advance payments by borrowers for taxes and insurance                             123,000        125,000
  Minority interest in Park Ridge Associates, LLC                                    10,000         10,000
  Accounts payable and other liabilities (Note 10 and 12)                         2,846,000      3,250,000
  Checks outstanding on disbursement account                                        620,000        561,000
                                                                             -----------------------------
      Total liabilities                                                         147,871,000    170,390,000
                                                                             =============================
Commitments (Notes 7, 10 and 15)
Stockholders' equity: (Note 14)
  Common stock, no par value, authorized 20,000,000 shares;
    issued 3,772,852 in 1999; issued 4,351,060 shares in 1998                            --             --
  Additional paid-in capital                                                     13,348,000     17,930,000
  Accumulated other comprehensive income (loss) (Note 3)                           (519,000)        26,000
  Unearned ESOP (Note 14)                                                        (3,672,000)    (4,080,000)
  Deferred management recognition plan (Note 11)                                   (798,000)    (1,596,000)
  Unearned compensation (Note 14)                                                (1,846,000)    (1,990,000)
  Retained earnings, substantially restricted (Notes 12 and 13)                  20,161,000     21,265,000
                                                                             -----------------------------
      Total stockholders' equity                                                 26,674,000     31,555,000
                                                                             -----------------------------
      Total liabilities and stockholders' equity                             $  174,545,000  $ 201,945,000
                                                                             =============================

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years Ended September 30, 1999, 1998 and 1997


                                                                 1999          1998          1997
---------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                      $  9,138,000  $ 9,383,000  $ 9,581,000
  Mortgage-backed securities                                    1,415,000    1,497,000    1,517,000
  Securities                                                    1,094,000    3,043,000    4,633,000
  Other interest-bearing deposits                                 876,000    1,738,000      981,000
                                                             --------------------------------------
                                                               12,523,000   15,661,000   16,712,000
                                                             --------------------------------------
Interest expense:
  Deposits (Note 8)                                             6,944,000    7,303,000    7,355,000
  FHLB advances (Note 9)                                               --      936,000    1,491,000
  Note payable (Note 9)                                                --    1,080,000           --
                                                             --------------------------------------
                                                                6,944,000    9,319,000    8,846,000
                                                             --------------------------------------
      Net interest income                                       5,579,000    6,342,000    7,866,000
Provision for loan losses (Note 4)                                     --           --           --
                                                             --------------------------------------
      Net interest income after
        provision for loan losses                               5,579,000    6,342,000    7,866,000
                                                             --------------------------------------
Noninterest income:
  Gain on sale or call of investment securities                     3,000       88,000           --
  Other                                                           217,000      265,000      169,000
                                                             --------------------------------------
                                                                  220,000      353,000      169,000
                                                             --------------------------------------
Noninterest expenses:
  Compensation and benefits (Notes 7, 10, 11 and 14)            3,644,000    4,349,000    2,384,000
  Net occupancy                                                   318,000      270,000      291,000
  Federal insurance premium expenses                               87,000       89,000       70,000
  Data processing                                                 211,000      210,000      213,000
  Contributions                                                    31,000       26,000       18,000
  Other                                                           731,000      676,000      575,000
                                                             --------------------------------------
                                                                5,022,000    5,620,000    3,551,000
                                                             --------------------------------------
      Income before income taxes                                  777,000    1,075,000    4,484,000
Income taxes (Note 12)                                            499,000      312,000    1,616,000
                                                             --------------------------------------
      Net income                                                  278,000      763,000    2,868,000
                                                             --------------------------------------

                                  (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE
   INCOME (CONTINUED)
Years Ended September 30, 1999, 1998 and 1997



                                                                  1999           1998         1997
------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) arising during
    the year, net of tax 1999 $(348,000);                    $    (543,000) $     11,000  $    104,000
    1998 $6,000, 1997 $68,000
  Less reclassification adjustment for realized gains
    included in income, net of tax 1999 $1,000;
    1998 $34,000; 1997 $-0-                                         (2,000)      (54,000)           --
                                                             -----------------------------------------
      Other comprehensive income (loss)                           (545,000)      (43,000)      104,000
                                                             -----------------------------------------
        Comprehensive income (loss)                          $    (267,000) $    720,000  $  2,972,000
                                                             =========================================

Basic earnings per share (Note 16)                           $        0.08  $       0.19  $       0.69
                                                             =========================================
Diluted earnings per share (Note 16)                         $        0.08  $       0.19  $       0.69
                                                             =========================================
dividends declared per share                                 $        0.40  $       0.40  $       0.38
                                                             =========================================
Return of capital dividend declared per share                $          --  $       6.00  $         --
                                                             =========================================


See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Years Ended September 30, 1999, 1998 and 1997

                                                                           Accumulated
                                                           Additional         Other
                                                             Paid-in      Comprehensive       Unearned
                                                             Capital      Income (Loss)         ESOP
-------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                          $           --   $   (35,000)      $        --
  Net proceeds from issuance of common stock               43,645,000            --                --
  Purchase of common stock by the ESOP                             --            --        (4,528,000)
  Principal payment on note receivable
   from the ESOP                                                   --            --           270,000
  ESOP contribution                                            39,000            --                --
  Cash dividends                                                   --            --                --
  Net change in unrealized gain (loss) on
   securities available for sale, net                              --       104,000                --
  Net income                                                       --            --                --
                                                       ------------------------------------------------
Balance at September 30, 1997                              43,684,000        69,000        (4,258,000)
  Principal payment on note receivable
   from the ESOP                                                   --            --           178,000
  ESOP contribution                                           142,000            --                --
  Retirement of 325,300 shares of common
   stock repurchased                                       (3,021,000)           --                --
  Adoption of management recognition plan                   3,193,000            --                --
  Vesting of management recognition plan                           --            --                --
  Return of capital dividend                              (26,068,000)           --                --
  Cash dividends                                                   --            --                --
  Net change in unrealized gain (loss) on
   securities available for sale, net                              --       (43,000)               --
  Net income                                                       --            --                --
                                                       ------------------------------------------------
Balance at September 30, 1998                              17,930,000        26,000        (4,080,000)
  Principal payment on note receivable
   from the ESOP                                                   --            --           408,000
  ESOP contribution                                          (109,000)           --                --
  Retirement of 578,208 shares of common
   stock repurchased                                       (4,473,000)           --                --
  Vesting of management recognition plan                           --            --                --
  Cash dividends                                                   --            --                --
  Net change in unrealized gain (loss) on
   securities available for sale, net                              --      (545,000)               --
  Amortization of return of capital dividend                       --            --                --
  Net income                                                       --            --                --
                                                       ---------------------------------------------------
Balance at September 30, 1999                          $   13,348,000  $   (519,000)    $  (3,672,000)
                                                       ===================================================


See Notes to Consolidated Financial Statements.

    Deferred                           Retained
   Management                          Earnings,          Total
   Recognition        Unearned       Substantially    Stockholders'
      Plan          Compensation      Restricted         Equity
-------------------------------------------------------------------
$           --   $            --    $   20,902,000  $   20,867,000
            --                --                --      43,645,000
            --                --                --      (4,528,000)

            --                --                --         270,000
            --                --                --          39,000
            --                --        (1,571,000)     (1,571,000)

            --                --                --         104,000
            --                --         2,868,000       2,868,000
-------------------------------------------------------------------
            --                --        22,199,000      61,694,000

            --                --                --         178,000
            --                --                --         142,000

            --                --                --      (3,021,000)
    (3,193,000)               --                --              --
     1,597,000                --                --       1,597,000
            --        (1,990,000)               --     (28,058,000)
            --                --        (1,697,000)     (1,697,000)

            --                --                --         (43,000)
            --                --           763,000         763,000
-------------------------------------------------------------------
    (1,596,000)       (1,990,000)       21,265,000      31,555,000

            --                --                --         408,000
            --                --                --        (109,000)

            --                --                --      (4,473,000)
       798,000                --                --         798,000
            --                --        (1,382,000)     (1,382,000)

            --                --                --        (545,000)
            --           144,000                --         144,000
            --                --           278,000         278,000
-------------------------------------------------------------------
$     (798,000)   $   (1,846,000)   $   20,161,000  $   26,674,000
===================================================================

SOUTH STREET FINANCIAL CORP. and subsidiary


CONSOLIDATED Statements of Cash Flows
Years Ended September 30, 1999, 1998 and 1997


                                                               1999            1998          1997
------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
 Net income                                               $     278,000    $  763,000  $   2,868,000

 Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Net accretion (amortization) of
   premiums and discounts on securities                          59,000        10,000        (56,000)
  Amortization of deferred loan fees                           (387,000)     (254,000)      (152,000)
  Gain on sale of real estate acquired
   in settlement of loans                                        (8,000)           --         (7,000)
  Provision for depreciation                                    155,000       112,000        119,000
  Deferred income taxes                                        (125,000)     (387,000)       285,000
  Gain on sale of office properties and
   equipment                                                         --            --          (4000)
  Gain on sale or call of investments
   available for sale                                            (3,000)      (88,000)            --
  ESOP contribution                                            (109,000)      142,000         39,000
  Vesting of management recognition plan                        798,000     1,597,000             --
  Amortization of unearned compensation                         144,000            --             --
  (Increase) decrease in assets:
     Accrued interest receivable                                218,000       601,000       (738,000)
     Prepaid expenses and other assets                           70,000       (71,000)       274,000
  Increase (decrease) in liabilities:
     Accounts payable and other liabilities                    (348,000)    1,155,000        327,000
     Interest payable on deposits                                 8,000      (117,000)       (51,000)
     Accrued special SAIF assessment                                 --            --       (838,000)
     Checks outstanding on disbursement
      account                                                    59,000       269,000       (695,000)
                                                          --------------------------------------------
        Net cash provided by
         operating activities                                   809,000     3,732,000      1,371,000
                                                          --------------------------------------------

                                  (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

Years Ended September 30, 1999, 1998 and 1997


                                                                1999             1998            1997
--------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchases of securities held to maturity                $         --     $         --  $ (19,307,000)
  Purchases of securities available for sale               (23,034,000)     (18,081,000)   (57,754,000)
  Proceeds from sales of securities
    available for sale                                              --        8,463,000      8,700,000
  Proceeds from maturities and calls of
    securities available for sale                           32,197,000       44,427,000     10,263,000
  Principal collected on securities
    held to maturity                                         4,345,000        8,247,000      3,059,000
  Loan originations and principal
    payments on loans, net                                 (14,498,000)       1,644,000     (2,058,000)
  Proceeds from sale of equipment                                   --               --         31,000
  Purchase of equipment                                       (337,000)         (60,000)       (66,000)
  Proceeds from sale of real estate acquired
    in settlement of loans                                          --               --         85,000
  Purchase of real estate held for investment                 (493,000)        (960,000)            --
  Proceeds from sale of real estate held
    for investment                                             241,000               --             --
  Purchase of FHLB stock                                            --               --       (904,000)
  Proceeds from the sale of FHLB stock                         554,000          543,000             --
                                                       ------------------------------------------------
    Net cash provided by (used in)
      investing activities                                  (1,025,000)      44,223,000    (57,951,000)
                                                       ------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in deposits                       (4,180,000)       6,806,000     (4,592,000)
  Decrease in deposits, stock offering                              --               --     (2,956,000)
  Payment of dividends                                      (1,438,000)     (29,770,000)    (1,121,000)
  Retirement of stock repurchased                           (4,473,000)      (3,021,000)            --
  Minority interest contribution in LLC                             --           10,000             --
  Proceeds from FHLB borrowings                                     --               --     35,000,000
  Repayments on FHLB borrowings                                     --      (35,000,000)            --
  Proceeds from borrowings on note payable                          --       18,000,000             --
  Repayments on note payable                               (18,000,000)              --             --
  Loan to ESOP for purchase of stock                                --               --     (4,528,000)
  Principal payment received on ESOP note                      408,000          178,000        270,000
  Net increase (decrease) in advance payments
  by borrowers for taxes and insurance                          (2,000)          (6,000)        16,000
                                                       ------------------------------------------------
    Net cash provided by (used in)
       financing activities                                (27,685,000)     (42,803,000)    22,089,000
                                                       ------------------------------------------------
                                               (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

Years Ended September 30, 1999, 1998 and 1997


                                                                1999             1998            1997
-------------------------------------------------------------------------------------------------------
         Increase (decrease) in cash
           and cash equivalents                           $  (27,901,000)  $  5,152,000  $ (34,491,000)

Cash and cash equivalents:
  Beginning                                                   32,796,000     27,644,000     62,135,000
                                                          ----------------------------------------------
  Ending                                                  $    4,895,000   $ 32,796,000  $  27,644,000
                                                          ==============================================

Supplemental Schedule of Cash and
  Cash Equivalents:
   Interest-bearing deposits                              $    1,867,000    $ 2,891,000  $   2,457,000
   Noninterest-bearing deposits                                2,598,000     26,895,000     19,257,000
   Federal funds sold                                            430,000      3,010,000      5,930,000
                                                          ---------------------------------------------
                                                          $    4,895,000   $ 32,796,000  $  27,644,000
                                                          =============================================

Supplemental Disclosures of Cash
  Flow Information:
  Cash payments for:
   Interest                                               $    7,304,000   $  9,227,000  $   8,897,000
   Income taxes                                                  980,000        314,000      1,386,000
Supplemental Disclosures of Noncash
  Transactions
  Transfer of loans to real estate acquired
    in settlement of loans                                        42,000         50,000         91,000
  Loans originated to finance the sale
    of real estate acquired in settlement
    of loans                                                     100,000             --         13,000
  Net change in unrealized (gain) loss on
    securities available for sale, net of
    deferred taxes (credits)                                     545,000        (43,000)      (104,000)
  Prepaid conversion costs                                            --             --     (1,089,000)
  Change in dividends accrued                                    (56,000)       (15,000)       450,000
  Stock offering deposits used to purchase
    common stock in conversion                                        --             --     43,645,000
  Adoption of management recognition plan                             --      3,193,000             --


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

Nature of business: Home Savings is primarily engaged in the business of
-------------------
obtaining savings deposits and originating single-family residential loans within its primary lending area of Stanly County, North Carolina. The Bank's underwriting polices require such loans to be made with a loan-to-value ratio of at least 80% based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

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

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements:

Principles of consolidation: The consolidated financial statements include the
----------------------------
accounts of South Street Financial Corp. and its wholly-owned subsidiary, Home Savings Bank of Albemarle, S.S.B., the Bank's wholly-owned subsidiary, South Street Development Corporation, and SSDC's majority-owned subsidiary, Park Ridge Associates, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Cash, cash equivalents and cash flows: For purposes of reporting the statements
--------------------------------------
of cash flows, the Company includes cash on hand, demand deposits at other financial institutions and federal funds sold as cash equivalents. From time to time, the Company maintains deposits with financial institutions which are in excess of the federally-insured amounts. The Company has not experienced any losses with regard to concentration. Cash flows from loans and deposits are reported net.

Investment in debt securities: The Company has investments in debt securities
------------------------------
which consist primarily of obligations of the U.S. Government and federal agencies and mortgage-backed securities. Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification is reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with SFAS No. 115. All securities have been classified as either available for sale or held to maturity.

Securities available for sale: Securities classified as available for sale are
------------------------------
those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the securities' contractual lives. Unrealized gains or losses are reported as increases or decreases in equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income. Declines in the fair value of individual securities classified as either available for sale or held to maturity below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Allowance for loan losses: The allowance for loan losses is increased by charges
--------------------------
to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. Allocated an unallocated portions are determined in the same manner. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Impaired loans: The Bank assesses loans delinquent greater than 90 days for
---------------
impairment. SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

Interest income: The Bank recognizes interest income on loans using the interest
----------------
method over the contractual life of the loan. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more, when the collection of interest is not in doubt. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Office properties and equipment: Office properties and equipment are stated at
-------------------------------
cost less accumulated depreciation which is computed principally by the straight-line method over the assets' estimated useful lives.

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

Income taxes: Deferred taxes are provided on an asset and liability method
------------
whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Earnings per share: SFAS No. 128 requires the presentation of earnings per share
------------------
by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the number of shares of common stock purchased by the Bank's employee stock ownership plan, which have not been allocated to participant accounts, are not assumed to be outstanding.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Comprehensive income: SFAS No. 130, Reporting Comprehensive Income, establishes
--------------------
standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

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

The fair value estimates presented are based on pertinent information available to management as of September 30, 1999 and 1998. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.


Note 2.  Cash


Noninterest-bearing cash amounting to approximately $5,000 and $4,000 was held by a trustee at September 30, 1999 and 1998, respectively, and was required to be used to repay loan principal and interest and taxes and insurance for the related loans due to the Federal National Mortgage Association.

The Bank is required to maintain a minimum balance of $225,000 with the Federal Reserve Bank for transactions clearing through that account.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Securities

Amortized cost and fair values of securities as of September 30, are summarized as follows:

                                                                 1999
                                    ------------------------------------------------------------------
                                                        Gross             Gross
                                     Amortized        Unrealized        Unrealized          Fair
                                       Cost             Gains            (Losses)           Value
                                   -------------------------------------------------------------------
Securities available for sale:
  U.S. Government and federal
    agencies obligations           $ 16,496,000     $          -      $   (182,000)     $ 16,314,000
  Mortgage-backed securities         13,148,000                -          (669,000)       12,479,000
  Other security                        315,000                -                 -           315,000
                                   -------------------------------------------------------------------
                                   $ 29,959,000     $          -      $   (851,000)     $ 29,108,000
                                   ===================================================================
Securities held to maturity:
  Mortgage-backed securities
    and related securities         $  8,932,000     $     84,000      $   (445,000)     $  8,571,000
                                   ===================================================================
Other investments:
  Interest-earning deposits        $  1,867,000     $          -      $          -      $  1,867,000
  Federal funds sold                    430,000                -                 -           430,000
  Federal Home Loan Bank
    stock                             1,153,000                -                 -         1,153,000
                                   -------------------------------------------------------------------
                                   $  3,450,000     $          -      $          -      $  3,450,000
                                   ===================================================================

                                                                        1998
                                   -------------------------------------------------------------------
                                                         Gross             Gross
                                     Amortized        Unrealized        Unrealized          Fair
                                       Cost             Gains            (Losses)           Value
                                   -------------------------------------------------------------------
Securities available for sale:
  U.S. Government and federal
    agencies obligations           $ 30,975,000     $    138,000      $          -      $ 31,113,000
  Mortgage-backed securities          7,825,000                -           (95,000)        7,730,000
  Other security                        315,000                -                 -           315,000
                                   -------------------------------------------------------------------
                                   $ 39,115,000     $    138,000      $    (95,000)     $ 39,158,000
                                   ===================================================================

Securities held to maturity:
  Mortgage-backed securities
    and related securities         $ 13,340,000     $    206,000      $   (283,000)     $ 13,263,000
                                   ===================================================================

Other investments:
  Interest-earning deposits        $ 26,895,000     $          -      $          -      $ 26,895,000
  Federal funds sold                  3,010,000                -                 -         3,010,000
  Federal Home Loan Bank
    stock                             1,707,000                -                 -         1,707,000
                                   ------------------------------------------------------------------
                                   $ 31,612,000     $          -      $          -      $ 31,612,000
                                   ==================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Securities (Continued)

                                                                         1997
                                   -----------------------------------------------------------------------------
                                                              Gross               Gross
                                         Amortized         Unrealized           Unrealized            Fair
                                            Cost              Gains              (Losses)             Value
                                   -----------------------------------------------------------------------------
Securities available for sale:
  U.S. Government and federal
    agencies obligations                $ 68,556,000       $    190,000        $   (107,000)       $ 68,639,000
  Mortgage-backed securities               4,901,000             31,000                  --           4,932,000
  Other security                             315,000                 --                  --             315,000
                                   -----------------------------------------------------------------------------
                                        $ 73,772,000       $    221,000        $   (107,000)       $ 73,886,000
                                   =============================================================================
Securities held to maturity:
  Mortgage-backed securities
    and related securities              $ 21,661,000       $    202,000        $   (302,000)       $ 21,561,000
                                   =============================================================================
  Other investments:
  Interest-earning deposits             $ 19,257,000       $         --        $         --        $ 19,257,000
  Federal funds sold                       5,930,000                 --                  --           5,930,000
  Federal Home Loan Bank
    stock                                  2,250,000                 --                  --           2,250,000
                                   -----------------------------------------------------------------------------
                                        $ 27,437,000       $         --        $         --        $ 27,437,000
                                   =============================================================================

The amortized cost and fair values of securities as of September 30, 1999 by contractual maturity are shown

                                                Amortized               Fair
                                                   Cost                 Value
                                             -----------------------------------
Securities available for sale:
  Due in one year or less                      $ 1,000,000          $   999,000
  Due after one year through five years         15,496,000           15,315,000
  Due after ten years                           13,463,000           12,794,000
                                             -----------------------------------
                                               $29,959,000          $29,108,000
                                             ===================================


Securities held to maturity:
  Due after five years through ten years       $ 1,005,000          $ 1,048,000
  Due after ten years                            7,927,000            7,523,000
                                               ---------------------------------
                                               $ 8,932,000          $ 8,571,000
                                               =================================

Proceeds from the sales of securities available for sale for the years ended September 30, 1999, 1998 and 1997 were $-0-, $8,463,000 and $8,700,000, respectively. Gross proceeds from maturities and recalled securities available for sale for the years ended September 30, 1999, 1998 and 1997 were $32,194,000, $44,427,000 and $10,263,000, respectively. Realized gains from sales, maturities or recalls of securities available for sale for the years ended September 30, 1999, 1998 and 1997 were $3,000, $88,000 and $-0-, respectively. There were no sales, maturities or recalls of investment securities held to maturity during the years ended September 30, 1999, 1998 and 1997.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3.  Securities (Continued)

The change in accumulated other comprehensive income, which consists of unrealized gains and losses for the years ended September 30, 1999 and 1998 is as shown below:
                                              1999                1998
                                         ---------------------------------------
Balance, beginning                         $  26,000           $  69,000
  Change in unrealized losses               (894,000)            (71,000)
  Change in deferred income taxes            349,000              28,000
                                         ---------------------------------------
Balance, ending                            $(519,000)          $  26,000
                                         =======================================

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at September 30, 1999:

                                                                               Carrying Value
                                       ---------------------------------------------------------------------------------------------
                                                               After One        After Five
                                                             Year Through     Years Through          After
                                             One Year         Five Years        Ten Years          Ten Years          Total
                                       ---------------------------------------------------------------------------------------------

Securities available for sale:

  Federal Home Loan Bank bonds              $   999,000       $15,315,000       $        --       $        --       $16,314,000
  Mortgage-backed securities                         --                --                --        12,479,000        12,479,000
  Other                                              --                --                --           315,000           315,000

Securities held to maturity:

  Mortgage-backed securities                         --                --         1,005,000         7,927,000         8,932,000

Other investments:

  Interest-earning deposits                   1,867,000                --                --                --         1,867,000
  Federal funds sold                            430,000                --                --                --           430,000
  Federal Home Loan Bank stock                       --                --                --         1,153,000         1,153,000
                                       ---------------------------------------------------------------------------------------------

                                            $ 3,296,000       $15,315,000       $ 1,005,000       $21,874,000       $41,490,000
                                       =============================================================================================


The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at Sepetember 30, 1999:



                                                               After One        After Five
                                                             Year Through     Years Through          After
                                             One Year         Five Years        Ten Years          Ten Years          Total
                                       ---------------------------------------------------------------------------------------------

Securities available for sale:

  Federal Home Loan Bank bonds                     5.75%             5.59%               --                --              5.60%
  Mortgage-backed securities                         --                --                --              6.31%             6.31%
  Other                                              --                --                --                --                --

Securities held to maturity:
  Mortgage-backed securities                         --                --              8.34%             7.34%             7.46%

Other investments:

  Interest-earning deposits                        5.50%               --                --                --              5.50%
  Federal funds sold                               5.50%               --                --                --              5.50%
  Federal Home Loan Bank stock                       --                --                --              7.50%             7.50%
                                       ---------------------------------------------------------------------------------------------

                                                   5.58%             5.59%             8.34%             6.63%             6.20%
                                       =============================================================================================



SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.  Loan Receivable

Loans receivable at September 30 are summarized below:

                                              1999                        1998                        1997
                                   ---------------------------------------------------------------------------------
                                      Amount       % of Total     Amount       % of Total     Amount     % of Total
                                   ---------------------------------------------------------------------------------

Real estate loans:
  Residential 1-4 family           $104,994,000       83.67%   $ 96,218,000       87.04%   $ 95,984,000       85.71%
  Residential multi-family              620,000        0.49%        464,000        0.42%        555,000        0.50%
  Nonresidential real estate          3,791,000        3.02%      3,777,000        3.42%      3,774,000        3.37%
  Residential construction           11,225,000        8.95%      4,427,000        4.00%      8,394,000        7.50%
  Land                                2,489,000        1.98%      5,507,000        4.98%      6,091,000        5.44%
  Line of credit                      2,854,000        2.27%      3,167,000        2.86%      3,328,000        2.96%
  Commercial loans                    4,920,000        3.92%             --          --%             --          --
                                   ---------------------------------------------------------------------------------
  Total real estate loans           130,893,000      104.30%    113,560,000      102.72%    118,126,000      105.48%
                                   ---------------------------------------------------------------------------------
Consumer loans:
  Share and other                     2,468,000        1.97%        201,000        0.18%        488,000        0.44%
  Credit reserve                        102,000        0.08%        385,000        0.35%         96,000        0.08%
                                   ---------------------------------------------------------------------------------
  Total consumer loans                2,570,000        2.05%        586,000        0.53%        584,000        0.52%
                                   ---------------------------------------------------------------------------------
Less:

  Net deferred loan fees                564,000        0.45%        591,000        0.53%        636,000        0.57%
  Loans in process                    6,977,000        5.56%      2,576,000        2.33%      5,655,000        5.05%
  Allowance for loan losses             429,000        0.34%        429,000        0.39%        429,000        0.38%
                                   ---------------------------------------------------------------------------------
  Total reductions                    7,970,000        6.35%      3,596,000        3.25%      6,720,000        6.00%
                                   ---------------------------------------------------------------------------------
  Total loans receivable, net      $125,493,000      100.00%   $110,550,000      100.00%   $111,990,000      100.00%
                                   =================================================================================

                                                                          1996                        1995
                                                              -------------------------------------------------------
                                                                  Amount       % of Total     Amount       % of Total
                                                              -------------------------------------------------------
Real estate loans:
  Residential 1-4 family                                       $ 93,275,000       84.90%   $ 94,036,000       86.60%
  Residential multi-family                                          695,000        0.63%        840,000        0.77%
  Nonresidential real estate                                      4,038,000        3.67%      3,013,000        2.77%
  Residential construction                                        4,720,000        4.30%      5,368,000        4.94%
  Land                                                            6,304,000        5.74%      4,890,000        4.50%
  Line of credit                                                  3,786,000        3.45%      3,875,000        3.58%
                                                              ------------------------------------------------------
  Total real estate loans                                       112,818,000      102.69%    112,022,000      103.16%
                                                              ------------------------------------------------------
Consumer loans:

  Share                                                             196,000        0.18%        110,000        0.10%
  Credit reserve                                                    470,000        0.43%        221,000        0.20%
                                                              ------------------------------------------------------
  Total consumer loans                                              666,000        0.61%        331,000        0.30%
                                                              ------------------------------------------------------
Less:
  Net deferred loan fees                                            582,000        0.53%        519,000        0.48%
  Loans in process                                                2,616,000        2.38%      3,100,000        2.85%
  Allowance for loan losses                                         428,000        0.39%        137,000        0.13%
                                                              ------------------------------------------------------
  Total reductions                                                3,626,000        3.30%      3,756,000        3.46%
                                                              ------------------------------------------------------
  Total loans receivable, net                                  $109,858,000      100.00%   $108,597,000      100.00%
                                                              ======================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.     Loans Receivable (Continued)

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at September 30, 1999. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts, are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.


                                                                At September 30, 1999
                                         ----------------------------------------------------------------
                                                             More than         Greater
                                              One Year       1 Year to          than
                                              or Less         5 Years          5 Years          Total
                                         ----------------------------------------------------------------
Adjustable rate residential 1-4 family     $      5,000  $     107,000  $    1,058,000  $   1,170,000
Fixed rate residential 1-4 family                34,000      1,849,000     105,676,000    107,559,000
Other real estate loans - adjustable          2,387,000        496,000       2,653,000      5,536,000
Other real estate loans - fixed                   7,000      1,226,000       7,854,000      9,087,000
Other loans                                     326,000        543,000       1,701,000      2,570,000
Allowance for loan losses                      (429,000)            --              --       (429,000)
                                           -------------------------------------------------------------
         Totals                            $  2,330,000  $   4,221,000  $  118,942,000  $ 125,493,000
                                           ==============================================================


The following table sets forth the dollar amount at September 30, 1999 of all loans maturing or repricing on or after September 30, 2000 which have fixed or adjustable interest rates.

                                                                             Fixed         Adjustable
                                                                             Rates            Rates
                                                                       ------------------------------------
Real estate loans                                                        $ 116,605,000   $  4,314,000
Other                                                                        2,244,000             --
                                                                       ------------------------------------
                                                                         $ 118,849,000   $  4,314,000
                                                                       ====================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.     Loans Receivable (Continued)

The following is an analysis of the allowance for loan losses:

                                                          Year Ended September 30,
                                       ---------------------------------------------------------------

                                           1999        1998         1997         1996        1995
                                       ---------------------------------------------------------------
Balance, beginning of period            $429,000    $ 429,000   $ 428,000      $137,000   $ 140,000


Provision for loan losses                      -            -           -       300,000           -

Charge-offs:
  Residential 1-4 family                       -       (1,000)     (1,000)       (8,000)     (3,000)
  Line of credit                               -            -           -       (10,000)          -

Recoveries:

  Residential 1-4 family                       -        1,000       2,000         6,000           -
  Line of credit                               -            -           -         3,000           -
                                       ---------------------------------------------------------------

Balance, end of period                  $429,000    $ 429,000   $ 429,000      $428,000   $ 137,000
                                       ===============================================================



Net charge-offs (recoveries) as a
  percent of average loans                   0.000%       0.000%     (0.001)%       0.008%      0.003%

Allowance at period end as a
  percent of nonperforming loans            245.14%      172.98%      84.12%        65.44%      13.97%

Allowance at period end as a
  percent of nonperforming assets           222.28%      135.76%      81.25%        63.69%      12.28%

Allowance at period end as a
  percent of total gross loans                0.32%        0.38%       0.36%         0.38%       0.12%


SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.     Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans at September 30 is as follows:

                                            1999                                  1998
                              --------------------------------------------------------------------------
                                            Percent of    Percent                 Percent of   Percent
                                           Allowance to   of Loans                Allowance    of Loans
                               Amount of       Total      to Total   Amount of     to Total    to Total
                               Allowance     Allowance      Loans    Allowance    Allowance      Loans
                              --------------------------------------------------------------------------
Real estate loans:

One-to-four family
residential                  $  175,000          40.79%      82.97%  $203,000         47.31%      84.30%
  Multi-family residential        1,000           0.23%       0.49%     1,000          0.23%       0.41%
  Nonresidential real estate      2,000           0.47%       2.99%        --            --        3.31%
  Residential construction           --             --        3.37%        --            --        3.88%
  Land                            4,000           0.93%       1.97%        --            --        4.82%
  Home equity                    11,000           2.57%       2.27%     6,000          1.40%       2.77%
  Commercial loans                5,000           1.17%       3.91%        --            --          --
                             ---------------------------------------------------------------------------
     Total real estate loans    198,000          46.16%      97.97%   210,000         48.94%      99.49%
                             ---------------------------------------------------------------------------
Consumer loans:
  Share and other loans           1,000           0.23%       1.95%        --            --        0.43%
  Credit reserve                     --           0.00%       0.08%        --            --        0.08%
                             ---------------------------------------------------------------------------
    Total consumer loans          1,000           0.23%       2.03%        --            --        0.51%
                             ---------------------------------------------------------------------------

Unallocated                     230,000          53.61%         --    219,000         51.06%         --
                             ---------------------------------------------------------------------------
                             $  429,000         100.00%     100.00%  $429,000        100.00%     100.00%
                             ===========================================================================


                                               1997                                  1996
                             ---------------------------------------------------------------------------
                                            Percent of    Percent                 Percent of   Percent
                                           Allowance to   of Loans                Allowance    of Loans
                               Amount of       Total      to Total   Amount of     to Total    to Total
                               Allowance     Allowance      Loans    Allowance    Allowance      Loans
                             ---------------------------------------------------------------------------
Real estate loans:

One-to-four family           $  262,000          61.07%      80.86%  $243,000         56.78%      82.19%
residential
  Multi-family residential        1,000           0.23%       0.47%     1,000          0.23%       0.61%
  Nonresidential real estate      4,000           0.94%       3.18%     4,000          0.93%       3.56%
  Residential construction           --             --        7.07%        --            --        4.16%
  Land                            4,000           0.93%       5.13%     6,000          1.40%       5.56%
  Home equity                     7,000           1.63%       2.80%    10,000          2.34%       3.34%
                             ---------------------------------------------------------------------------
     Total real estate loans    278,000          64.80%      99.51%   264,000         61.68%      99.42%
                             ---------------------------------------------------------------------------
Consumer loans:
  Share loans                        --             --        0.41%        --            --        0.17%
  Credit reserve                     --             --        0.08%        --            --        0.41%
                             ---------------------------------------------------------------------------
    Total consumer loans             --             --        0.49%        --            --        0.58%
                             ---------------------------------------------------------------------------

Unallocated                     151,000          35.20%         --    164,000         38.32%         --
                             ---------------------------------------------------------------------------
                             $  429,000         100.00%     100.00%  $428,000        100.00%     100.00%
                             ===========================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.     Loans Receivable (Continued)

                                                            1995
                                         ---------------------------------------
                                                         Percent of   Percent
                                                          Allowance   of Loans
                                             Amount of    to Total    to Total
                                             Allowance    Allowance     Loans
                                         ---------------------------------------
Real estate loans:

One-to-four family residential              $ 125,000        91.24%      83.70%
  Multi-family residential                         --           --        0.75%
  Nonresidential real estate                    3,000         2.19%       2.68%
  Residential construction                         --           --        4.78%
  Land                                             --           --        4.35%
  Home equity                                   8,000         5.84%       3.45%
                                         ---------------------------------------
     Total real estate loans                  136,000        99.27%      99.71%
                                         ---------------------------------------
Consumer loans:

  Share loans                                      --           --        0.10%
  Credit reserve                                1,000         0.73%       0.19%
                                         ---------------------------------------
    Total consumer loans                        1,000         0.73%       0.29%
                                         ---------------------------------------

Unallocated                                        --           --          --
                                         ---------------------------------------
                                            $ 137,000       100.00%     100.00%
                                         =======================================


SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days for impairment. Such loans amounted to approximately $175,000 and $248,000 at September 30, 1999 and 1998, respectively, and had an average outstanding balance of approximately $279,000 and $373,000 for the years ended September 30, 1999 and 1998, respectively. These loans are primarily collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans is not required.

Nonperforming loans for which interest has been reduced totaled approximately $175,000 and $248,000 at September 30, 1999, and 1998, respectively. The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $12,000, $14,000 and $29,000 for the years ended September 30, 1999, 1998 and
1997, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.     Loans Receivable (Continued)

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans.



                                                                   At September 30,
                                                   ------------------------------------------------
                                                           1999           1998            1997
                                                   ------------------------------------------------
Nonaccrual loans                                   $      175,000  $     248,000  $      510,000
Foreclosed real estate                                     18,000         68,000          18,000
                                                   ------------------------------------------------
Total non-performing assets                        $      193,000  $     316,000  $      528,000
                                                   ================================================

Non-performing loans to total gross loans                    0.13  %        0.22  %         0.43  %
                                                   ================================================

Non-performing assets to total assets                        0.11  %        0.16  %         0.22  %
                                                   ================================================


Total assets                                       $  174,545,000  $ 201,945,000  $  241,061,000


Total gross loans                                  $  133,463,000  $ 114,146,000  $  118,710,000

                                                                            At September 30,
                                                                   --------------------------------
                                                                          1996            1995
                                                                   --------------------------------
Nonaccrual loans                                                   $     654,000  $      981,000
Foreclosed real estate                                                    18,000         135,000
Total non-performing assets                                        $     672,000  $    1,116,000
                                                                   ================================

Non-performing loans to total gross loans                                   0.58  %         0.87  %
                                                                   ================================

Non-performing assets to total assets                                       0.31  %         0.70  %
                                                                   ================================


Total assets                                                       $ 217,954,000  $  159,863,000


Total gross loans                                                  $ 113,484,000  $  112,353,000


Mortgage loans serviced for others consist of FNMA loans and are not included in the accompanying statements of financial condition. The unpaid principal balances of these loans totaled $47,000 and $265,000 at September 30, 1999 and 1998, respectively. Custodial escrow balances maintained in connection with the foregoing loan servicing was approximately $6,000 at September 30, 1999 and 1998.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 4.     Loans Receivable (Continued)

Officers and directors of the Company were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors for the year ended September 30:

                                                         1999             1998
                                                 -------------------------------
Balance, beginning                                 $   1,436,000  $   1,607,000
  Originations                                         1,632,000        526,000
  Payments received                                     (277,000)      (697,000)
                                                 -------------------------------
Balance, ending                                    $   2,791,000  $   1,436,000
                                                 ===============================




Note 5.    Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                            September 30,
                                                 -------------------------------
                                                        1999             1998
                                                 -------------------------------
Securities                                         $     266,000  $      503,000
Mortgage-backed securities                               160,000         164,000
Loans receivable                                         658,000         635,000
                                                 -------------------------------
                                                   $   1,084,000  $    1,302,000
                                                 ===============================


Note 6.   Office Properties and Equipment

                                                             September 30,
                                                 -------------------------------
                                                         1999             1998
                                                 -------------------------------
Land                                                $     138,000  $     138,000
Buildings and improvements                              1,425,000      1,343,000
Furniture and equipment                                   957,000        763,000
                                                 -------------------------------
                                                        2,520,000      2,244,000
Less accumulated depreciation                           1,232,000      1,138,000
                                                 -------------------------------
                                                    $   1,288,000  $   1,106,000
                                                 ===============================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7. Employee Pension Plan

The Bank has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $173,000, $165,000 and $136,000 for the years ended September 30, 1999, 1998 and 1997, respectively, and is included in compensation and benefits in the accompanying statements of income. The Company adopted FASB Statement No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, during 1998. The Statement revises employers' disclosures about pensions, but does not change the measurement or recognition criteria.

The following table sets forth the Plan's funded status and amounts recognized in the statement of financial condition as of September 30, 1999 and 1998:

                                                      1999             1998
                                                 ===============================
Change in benefit obligation:
  Benefit obligation, beginning                   $   1,283,000  $     987,000
  Service cost                                           56,000         52,000
  Interest cost                                         109,000         91,000
  Actuarial gain                                         77,000        153,000
  Distributions                                          (4,000)            --
                                                 -------------------------------
  Benefit obligation, ending                          1,521,000      1,283,000
                                                 -------------------------------

Change in plan assets:
  Fair value of plan assets, beginning                  593,000        384,000
  Actual return on plan assets                           45,000         34,000
  Employer contribution                                 150,000        175,000
  Distributions                                          (4,000)            --
                                                 -------------------------------
  Fair value of plan assets, ending                     784,000        593,000
                                                 -------------------------------
  Funded status                                        (737,000)      (690,000)
  Unrecognized net actuarial loss                       425,000        358,000
  Unrecognized prior service cost                       336,000        370,000
                                                 -------------------------------
  Prepaid benefit cost (included in prepaid expenses
  and other assets)                               $      24,000  $      38,000
                                                 ===============================


The components of net periodic benefit cost for the years ended September 30, 1999, 1998 and 1997 are as follows:

                                          1999            1998            1997
                                   ---------------------------------------------
Service cost                        $      56,000  $      52,000  $      44,000
Interest cost                             109,000         91,000         70,000
Expected return on plan assets            (54,000)       (37,000)       (27,000)
Amortization of prior service cost         34,000         34,000         34,000
Recognized net actuarial loss              28,000         25,000         15,000
                                   ---------------------------------------------
    Net periodic benefit cost       $     173,000  $     165,000  $     136,000
                                   =============================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7.     Employee Pension Plan (Continued)

Weighted-average assumptions used to develop the net periodic pension cost as of September 30, 1999, 1998 and 1997 were:

Discount rate                                                              8.0 %
   Expected rate of return on plan assets                                  8.0
   Rate of compensation increase                                           5.0


Note 8.  Deposits

Deposits at September 30 are summarized as follows:

                                      1999                     1998                      1997
                         -------------------------------------------------------------------------------------
                                        Weighted                   Weighted                   Weighted
                                        Average   % of             Average   % of             Average   % of
                             Amount      Rate   deposits  Amount    Rate   deposits   Amount   Rate   deposits
                         -------------------------------------------------------------------------------------
Demand Accounts:                                    (Dollars in thousands)
   Passbook savings          $  14,562   2.10%   10.09%   $13,766   2.00%    9.27%    15,311   3.00%   10.80%
   NOW accounts                  7,424   1.00%    5.15%     7,875   1.00%    5.31%     7,307   2.32%    5.15%
   Money market                  5,803   2.00%    4.02%     6,512   2.50%    4.39%     6,266   3.00%    4.42%
   Noninterest bearing
     accounts                    1,322      -     0.92%     1,502      -     1.01%       689      -     0.49%
                         -------------------------------------------------------------------------------------
      Total demand
         deposits               29,111   1.67%   20.18%    29,655   1.74%   19.98%    29,573   2.76%   20.86%
                         -------------------------------------------------------------------------------------

Certificates of deposit
   1.00% to 1.99%                   65            0.04%         -               -          -               -
   2.00% to 3.99%                7,372            5.11%         -               -         16            0.01%
   4.00% to 5.99%               55,096           38.19%    57,616           38.81%    59,037           41.65%
   6.00% to 7.99%               52,512           36.40%    61,065           41.14%    52,904           37.32%
                         -------------------------------------------------------------------------------------
                               115,045   5.32%   79.74%   118,681   5.65%   79.95%   111,957   5.85%   78.98%
                         -------------------------------------------------------------------------------------

Accrued interest payable           116            0.08%       108            0.07%       225            0.16%
                         -------------------------------------------------------------------------------------
Total Deposits               $ 144,272   4.59%  100.00%  $148,444   4.87%  100.00%   141,755   5.20%  100.00
                         =====================================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 8.     Deposits (Continued)

At September 30, 1999, the scheduled maturities of certificates of deposit are as follows:

Year Ending September 30,                                             Amount
-------------------------                                       ----------------
  2000                                                          $     85,339,000
  2001                                                                25,376,000
  2002                                                                 4,330,000
                                                                ----------------
                                                                $    115,045,000
                                                                ================


The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $16,186,000 and $17,194,000 at September 30, 1999 and 1998, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 included in the above table is as follows:

                                                                   September 30,
                                                                       1999
                                                                ----------------
Maturity Period:
   Within 3 months or less                                      $      2,120,000
   Over 3 months through 6 months                                      5,001,000
   Over 6 months through 12 months                                     5,506,000
   Over 12 months                                                      3,559,000
                                                                ----------------
                                                                $     16,186,000
                                                                ================


Interest expense on deposits is summarized as follows:

                                               Years Ended September 30,
                                  ----------------------------------------------
                                        1999              1998           1997
                                  ----------------------------------------------
Passbook savings                  $      282,000  $      418,000  $      486,000
NOW and money market                     224,000         311,000         353,000
Certificates of deposit                6,438,000       6,574,000       6,516,000
                                  ----------------------------------------------
                                  $    6,944,000  $    7,303,000  $    7,355,000
                                  ==============================================


The Bank has pledged securities with an amortized cost of $1,000,000 as collateral for public deposits and pledged securities with an amortized cost of $500,000 as collateral on treasury tax and loan account at September 30, 1999.

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9. Advances from Federal Home Loan Bank and Note Payable

Note payable consists of the following at September 30:

                                                              1999       1998
                                                             -------------------
Note payable, due in quarterly interest only installments
  at prime rate (8.25% at September 30, 1998) less .50%,
  with accrued interest and principal paid October 1, 1998.
  Collateralized by the Company's common stock.              $   - $  18,000,000

                                                             ===================


The average amount of FHLB advances and notes payable outstanding was approximately $-0- and $29,615,000 and had a weighted average interest rate of 0% and 6.81% during the years ended September 30, 1999 and 1998, respectively. The maximum amount of borrowings outstanding amounted to $-0- and $53,000,000 during the years ended September 30, 1999 and 1998, respectively. There were no FHLB advances on notes payable outstanding at September 30, 1999 and 1998.

Interest expense on FHLB advances totaled $-0-, $936,000 and $1,491,000 for the years ended September 30, 1999, 1998 and 1997, respectively. Interest expense on the note payable totaled $-0-, $1,080,000 and $-0- for the years ended September 30, 1999, 1998 and 1997, respectively.

On October 26, 1999, the Bank borrowed $4,000,000 in an advance from the FHLB. The advance bears interest at 6.30% and is due in quarterly interest only installments with accrued interest and principal due on October 26, 2000.

Note 10. Deferred Compensation Agreements

The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for two executive officers. Vested benefits under these agreements are payable in monthly installments over 10 and 15 year periods. The present value of the liability for the benefits is being accrued over the service life per the underlying agreements, which amounted to $1,883,000 and $1,609,000 at September 30, 1999 and 1998, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $273,000, $272,000 and $249,000 for the years ended September 30, 1999, 1998 and 1997, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11. Management Recognition Plan and Stock Option Plan

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the "MRP") on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. The weighted average fair value of the options on the grant date was $12.00 per share. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income would be as follows for the years ended September 30:


                                                        1999             1998
                                                  ------------------------------
Net income (loss)
  As reported                                     $     278,000  $      763,000
  Pro forma                                             (35,000)        136,000
Earnings (loss) per share
  As reported
   Basic                                          $        0.08  $         0.19
   Diluted                                                 0.08            0.19
  Pro forma
   Basic                                                  (0.01)           0.03
   Diluted                                                (0.01)           0.03


In determining the fair value of the option grant as prescribed in Statement No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 5.00%, expected lives of 10 years, expected volatility of 29.55% and expected dividends of $0.40 per year.

At September 30, 1999, all options have been granted at an exercise price of $12.00, of which 269,789 options are currently exercisable. No options have been exercised to date and all options granted are outstanding at September 30, 1999.

The MRP reserved for issuance 179,860 shares of common stock to certain officers, directors, and employees at the time of the adoption. The Company issued shares to fund the MRP on October 15, 1997. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $798,000 and $1,597,000 for the years ended September 30, 1999 and 1998, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------

Note 12. Income Tax Matters

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

The Bank will also have to recapture over a six year period its tax bad debt reserves which have accumulated since 1987 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but was delayed two years as the Bank originated a certain level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. During the year ended September 30, 1999, the Bank recaptured $171,000 of this reserve, resulting in a reduction to the deferred tax asset of $59,000.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At September 30, 1999, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of September 30, 1999. In the future, if the Bank does not meet the income tax requirements necessary to permit the deduction of an allowance for bad debts, the Bank's effective tax rate would increase to the maximum percent under existing law.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------

Note 12.     Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified with prepaid expenses and other assets in the Statement of Financial Condition at September 30 are as follows:

                                                          1999             1998
                                                     ---------------------------
Deferred tax assets:
  Net deferred loan fees and costs                   $      22,000  $     31,000
  Unrealized loss on securities available for sale         332,000            --
  Deferred compensation and supplemental income            631,000       534,000
  Accrued management recognition plan                      271,000       271,000
  Reserve for uncollected interest                           4,000         5,000
  Allowance for loan losses                                146,000       146,000
  State NEL carryforward                                   332,000       308,000
                                                     ---------------------------
                                                         1,738,000     1,295,000
Less valuation allowance                                   332,000       308,000
                                                     ---------------------------
                                                         1,406,000       987,000
                                                     ---------------------------
Deferred tax liabilities:
  FHLB dividends                                           229,000       232,000
  Reserve for bad debts                                    291,000       350,000
  Unrealized gain on securities available for sale              --        17,000
  Property and equipment                                    55,000        31,000
                                                     ---------------------------
                                                           575,000       630,000
                                                     ---------------------------
     Net deferred tax asset                          $     831,000  $    357,000
                                                     ===========================


Income tax expense (credits) consist of the following for the years ended September 30:

                                     1999            1998             1997
                                ----------------------------------------------
Current                         $    624,000  $     699,000  $    1,331,000
Deferred                            (125,000)      (387,000)       (285,000)
                                ----------------------------------------------
     Total                      $    499,000  $     312,000  $    1,616,000
                                 =============================================


The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                                           Year Ended
                                               ---------------------------------
                                                 1999        1998         1997
                                               ---------------------------------
Statutory federal income tax rate                 34.0  %      34.0  %   34.0  %
Increase (decrease) in taxes resulting from:
  State income taxes, net of federal benefit       5.1         (0.9)      1.4
  Permanent differences                            7.8         (2.1)       --
  Other, primarily prior year underaccrual        17.3         (2.0)      0.6
                                               ---------------------------------
                                                  64.2  %      29.0  %   36.0  %
                                               =================================

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

Subject to applicable law, the Board of Directors of the Company or Home Savings may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the NC Administrator, the Bank will not be permitted to pay dividends on its common stock if its stockholders' equity would be reduced below the amount required for the liquidation account or its capital requirement.

For a period of five years after its conversion from mutual to stock form, Home Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During 1999 and 1998, the Bank paid $19,239,000 and $1,173,000, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 and $6.40 (including a return of capital dividend of $6.00 per share in 1998) per share during the years ended September 30, 1999 and 1998, respectively.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------

Note 13. Stockholders' Equity (Continnued)

The FDIC requires the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. The NC Administrator requires a net worth equal to at least 5% of total assets. The Bank complied with all of the capital requirements at September 30, 1999 and 1998.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the components of regulatory capital at September 30, 1999 and 1998:

                                                                  September 30, 1999
                                               ------------------------------------------------------
                                               Leverage                                     N. C.
                                               Ratio of         Tier I                     Savings
                                               Tier I       Risk-Adjusted     Risk-Based    Bank
                                               Capital         Capital         Capital     Capital
                                               ------------------------------------------------------
                                                              (Dollars in Thousands)
GAAP equity                                    $  24,522  $     24,522       $ 24,522  $   24,522
Supplemental capital items:
  General valuation allowance                         -             -             429         429
  Unrealized loss on securities
    available for sale                               443           443            443         443
                                               ------------------------------------------------------
Regulatory capital                                24,965        24,965         25,394      25,394
Minimum capital requirement                        5,188         2,537          6,765       8,646
                                               ------------------------------------------------------
Excess regulatory capital                      $  19,777  $     22,428       $ 18,629  $   16,748
                                               ======================================================
Total Bank assets at
  September 30, 1999                           $ 172,928                               $  172,928
                                               ===========                            ===============
Bank risk-weighted assets at
  September 30, 1999                                        $   84,568       $ 84,568
                                                            ==========================
Capital as a percentage of assets:
  Actual                                           14.44  %      29.52  %       30.03  %    14.68  %
  Required                                          3.00          3.00           8.00        5.00
                                               ------------------------------------------------------
  Excess                                           11.44  %      26.52  %       22.03  %     9.68  %
                                               ======================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


Notes to CONSOLIDATED Financial Statements

--------------------------------------------------------------------------------

Note 13. Stockholders' Equity (Continnued)

                                                             September 30, 1998
                                               ------------------------------------------------------
                                               Leverage                                  N. C.
                                               Ratio of       Tier I                    Savings
                                                Tier I    Risk-Adjusted   Risk-Based     Bank
                                               Capital      Capital         Capital     Capital
                                               ------------------------------------------------------
                                                            (Dollars in Thousands)
GAAP equity                                    $ 43,270  $    43,270     $   43,270      $  43,270
Supplemental capital items:
  General valuation allowance                        -            -             429            429
  Unrealized gain on securities
   available for sale                               (61)         (61)           (61)           (61)
                                               ------------------------------------------------------
Regulatory capital                               43,209       43,209         43,638         43,638
Minimum capital requirement                       5,893        2,340          6,241          9,822
                                               ------------------------------------------------------
Excess regulatory capital                      $ 37,316  $    40,869     $   37,397      $  33,816
                                               ======================================================
Total Bank assets at
  September 30, 1998                           $196,434                                  $ 196,434
                                               ==========                            ================
Bank risk-weighted assets at
  September 30, 1998                                        $ 78,012     $   78,012
                                                            =========================
Capital as a percentage of assets:
  Actual                                          22.00  %     55.39  %       55.94  %       22.21  %
  Required                                         3.00         3.00           8.00           5.00
                                               ------------------------------------------------------
  Excess                                          19.00  %     52.39  %       47.94  %       17.21  %
                                               ======================================================


As of September 30, 1999, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain total capital to risk weighted assets of 10%, Tier I Capital to risk weighted assets of 6% and Tier I Capital to total assets of 5% or $8,457,000, $5,074,000 and $8,646,000, respectively. There are no conditions or events since that notification that management believes have changed the Bank's category.

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

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At September 30, 1999 the outstanding balance of the note receivable is $3,672,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the year ended September 30, 1999, $144,000 was amortized as compensation expense.

Expenses of $462,000 and $459,000 have been incurred during 1999 and 1998, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(109,000) and $142,000 for 1999 and 1998, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP. The Bank has credited (debited) this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At September 30, 1999, 129,470 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share. The fair value of the unallocated shares amounted to approximately $2.7 million at September 30, 1999.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at September 30, 1999, based on a fair value of the ESOP shares released or committed to be released of $6.6875, is $866,000. The fair value of the unallocated shares is $2,666,000 at September 30, 1999. This commitment will fluctuate based on the fair value of the shares.

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

                                                                                    September 30, 1999
                                                                              ------------------------------
                                                                                Fixed Rate    Variable Rate
                                                                              ------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit, mortgage loans                                $   8,525,000  $          --
  Undisbursed lines of credit                                                            --      3,598,000
                                                                              ------------------------------
                                                                              $   8,525,000  $   3,598,000
                                                                              ==============================

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

Note 16. Earnings Per Share

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

                                    For the Year Ended September 30, 1999
                              -----------------------------------------------
                                   Income           Shares         Per Share
                                (Numerator)     (Denominator)        Amount
                              -----------------------------------------------
Basic and Diluted EPS         $     278,000      3,500,840  $          0.08
                              ===============================================

                                    For the Year Ended September 30, 1998
                              -----------------------------------------------
                                   Income           Shares         Per Share
                                (Numerator)     (Denominator)        Amount
                              -----------------------------------------------
Basic and Diluted EPS         $      763,000      4,092,339  $         0.19
                              ===============================================
                                    For the Year Ended September 30, 1997
                              -----------------------------------------------
                                   Income           Shares         Per Share
                                (Numerator)     (Denominator)        Amount
                              -----------------------------------------------
Basic and Diluted EPS         $     2,868,000      4,143,444  $        0.69
                              ===============================================


Note 17. Fair Value of Financial Instruments

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

Note 17.    Fair Value of Financial Instruments (Continued)

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

The recorded book value and estimated fair value of the Company's financial assets and liabilities at September 30, are summarized below:

                                                      1999                             1998
                                         --------------------------------------------------------------
                                            Recorded        Estimated        Recorded       Estimated
                                           Book Value      Fair Value       Book Value      Fair Value
                                         --------------------------------------------------------------
Financial Assets:
  Interest-earning deposits              $   2,297,000  $    2,297,000  $  29,905,000  $  29,905,000
  Securities held to maturity                8,932,000       8,571,000     13,340,000     13,263,000
  Securities available for sale             29,108,000      29,108,000     39,158,000     39,158,000
  Federal Home Loan Bank stock               1,153,000       1,153,000      1,707,000      1,707,000
  Loans receivable, net                    125,493,000     125,540,000    110,550,000    112,825,000
  Accrued interest receivable                1,084,000       1,084,000      1,302,000      1,302,000
Financial Liabilities:
  Interest-bearing deposits with
    no stated maturities                    27,789,000      27,789,000     28,153,000     28,153,000
  Interest-bearing deposits
    with stated maturities                 115,045,000     115,078,000    118,681,000    119,166,000
  Checks outstanding on
    disbursement account                       620,000         620,000        561,000        561,000
  Accrued interest payable                     116,000         116,000        108,000        108,000
  Advance payments by borrowers
    for taxes and insurance                    123,000         123,000        125,000        125,000
  Note payable                                      --              --     18,000,000     18,000,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 18. Parent Company Financial Data

The following is a summary of the condensed financial statements of South Street Financial Corp. as of and for the years ended September 30, 1999 and 1998:

                            Condensed Balance Sheets
                           September 30, 1999 and 1998

                                                         1999              1998
                                                     ---------------------------------
Assets:
  Cash                                               $       131,000  $       389,000
  Federal funds sold                                         430,000        3,010,000
  Securities available for sale                            1,474,000        3,092,000
  Accrued interest receivable                                331,000          371,000
  Prepaid expenses and other assets                          165,000          226,000
  Investment in Home Savings Bank                         24,522,000       43,270,000
                                                     ---------------------------------
                                                     $    27,053,000  $    50,358,000
                                                     =================================
Liabilities and Stockholders' Equity:
  Liabilities:
    Other liabilities                                $       379,000  $       803,000
    Note payable                                                  --       18,000,000
                                                   ------------------------------------
                                                             379,000       18,803,000
                                                   ------------------------------------
  Stockholders' Equity:
    Additional paid-in capital                            13,348,000       17,930,000
    Unrealized gain (loss) on securities
      available for sale, net of tax                        (519,000)          26,000
    Unearned ESOP                                         (3,672,000)      (4,080,000)
    Deferred management recognition plan                    (798,000)      (1,596,000)
    Unearned compensation                                 (1,846,000)      (1,990,000)
    Retained earnings                                    (20,161,000)      21,265,000
                                                   ------------------------------------
                                                          26,674,000       31,555,000
                                                   ------------------------------------
                                                     $    27,053,000  $    50,358,000
                                                   ====================================

                         Condensed Statements of Income
              For the Years Ended September 30, 1999, 1998 and 1997

                                                           1999                1998              1997
                                                        ---------------------------------------------------
Interest income                                         $      562,000  $    1,065,000  $     1,457,000
Interest expense                                                    --      (1,080,000)              --
Equity in earnings of Home Savings Bank                        (50,000)        780,000        1,964,000
Net gain on sale of investments available for sale                  --           4,000               --
Other expense                                                  (25,000)        (30,000)          (2,000)
Income tax (expense) benefit                                  (209,000)         24,000         (551,000)
                                                        ---------------------------------------------------
         Net income                                     $      278,000  $      763,000  $     2,868,000
                                                        ===================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 18.     Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows
              For the Years Ended September 30, 1999, 1998 and 1997

                                                              1999             1998             1997
                                                        ------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                            $      278,000  $    763,000  $      2,868,000
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
    Gain on sale of investments available for sale                  --        (4,000)               --
  Change in assets and liabilities:
    Equity in earnings of Home Savings                          50,000      (780,000)       (1,964,000)
    (Increase) decrease in accrued interest
      receivable and other assets                              127,000      (471,000)         (269,000)
    Increase (decrease) in other liabilities                  (579,000)      346,000             9,000
    Other                                                           --            --           (35,000)
                                                        ------------------------------------------------
       Net cash provided by (used in)
          operating activities                                (124,000)     (146,000)          609,000
                                                        ------------------------------------------------
Cash Flows from Investing Activities:
  Purchase of securities available for sale                         --            --       (1,5081,000)
  Proceeds from sales and repayments of
    securities available for sale                            1,550,000    10,209,000         1,763,000
  Initial investment in Home Savings Bank                           --            --       (19,558,000)
  Upstream dividend from Home Savings Bank                  19,239,000     1,173,000           826,000
                                                        ------------------------------------------------
       Net cash provided by (used in)
          investing activities                              20,789,000    11,382,000       (32,050,000)
                                                        ------------------------------------------------
Cash Flows from Financing Activities:
  Net proceeds from common stock received
    in the Conversion                                               --            --        43,645,000
  Proceeds from borrowings on notes payable                         --    18,000,000                --
  Repayments on note payable                               (18,000,000)           --                --
  Retirement of stock purchased                             (4,473,000)   (3,021,000)               --
  Payment of dividends                                      (1,438,000)  (29,782,000)       (1,158,000)
  Loan to ESOP for purchase of common stock                         --            --        (4,528,000)
  Principal payment received on note
    receivable from ESOP                                       408,000       178,000           270,000
                                                        ------------------------------------------------
       Net cash provided by (used in)
          financing activities                             (23,503,000)  (14,625,000)       38,229,000
                                                        ------------------------------------------------
       Net increase (decrease) in cash
           and cash equivalents                             (2,838,000)   (3,389,000)        6,788,000
Cash and cash equivalents:
    Beginning                                                3,399,000     6,788,000                --
                                                        ------------------------------------------------
    Ending                                              $      561,000  $  3,399,000  $      6,788,000
                                                        ================================================

                                   (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 18.     Parent Company Financial Data (Continued)

                                                              1999             1998             1997
                                                        ------------------------------------------------
Supplemental Disclosures of Cash Flow
  Information
    Cash payments for income taxes                       $     118,000  $    132,000     $     541,000
    Cash payments for interest                                 368,000            --                --

Supplemental Disclosures of Noncash Investing
  and Financing
    Change in unrealized gain (loss) on
      securities available for sale, net                       545,000       (43,000)           31,000
    Change in dividends accrued                                (56,000)      (15,000)          450,000
      Adoption of management recognition plan                       --     3,193,000                --

Note 19. Future Reporting Requirements

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of September 30, 1999. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. This Statement is not expected to have a significant impact on the Company.

The FASB has issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65, which the Company has not been required to adopt as of September 30, 1999. Statement No. 65, as amended by FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, requires that after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise.

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

     Douglas D. Stokes             Joel A. Huneycutt                  Greg E. Underwood
Owner and President, Stokes     President, Locust Lumber       Owner, Carolina Oil Company of
    Construction Company                Company               Albemarle, Inc. and Barefoot Oil
                                                                 Company of Albemarle, Inc.


                Stock Transfer Agent
           Registrar and Transfer Company
                 10 Commerce Drive
                 Cranford, NJ 07016


                 Annual Meeting
 The 1999 annual meeting of stockholders of South Street Financial Corp. will be held at 4:00 p.m on February 28, 2000 at the Company's corporate office at 155 West South Street, Albemarle, NC.

               Special Legal Counsel
             Brooks, Pierce, McLendon,
              Humphrey & Leonard, LLP
              2000 Renaissance Plaza
              230 North Elm Street
              Greensboro, NC 27420


                      Form 10-K
A copy of Form 10-K as filed with the Securities and Exchange Commission will be furnished without charge to the Company's stockholders upon written request to South Street Financial Corp., 155 West
South Street, P.O. Box 489, Albemarle, NC 28002.


                Independent Auditors
               McGladrey & Pullen, LLP
                One Morrocroft Centre
         6805 Morrison Boulevard, Suite 200
                Charlotte, NC 28211

                 Corporate Office
              155 West South Street
                 P.O. Box 489
            Albemarle, NC 28002-0489

                            Common Stock Information

The Company's common stock is listed on the Nasdaq National Market under the symbol "SSFC" and began trading on October 3, 1996. At September 30, 1999, there were approximately 693 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company for the years ended September 30, 1999 and 1998.


 1999                                Dividends                Stock Price
                              --------------------------------------------------
                                Regular      Special        High         Low
                              --------------------------------------------------
First Quarter                 $      0.10  $       -    $      8.625  $    7.500
Second Quarter                       0.10          -           8.000       7.438
Third Quarter                        0.10          -           7.625       6.875
Fourth Quarter                       0.10          -           7.563       6.594


 1998                                Dividends                Stock Price
                              --------------------------------------------------
                                Regular      Special        High         Low
                              --------------------------------------------------
First Quarter                 $      0.10  $      6.00  $     20.000  $   17.125
Second Quarter                       0.10           -         19.000      11.750
Third Quarter                        0.10           -         11.875       8.625
Fourth Quarter                       0.10           -         10.250       8.250