Form 10-K, Exhibit 13
period 2000-12-31
SOUTH STREET FINANCIAL CORP
filed 2001-03-29
CIK 1014964

                           Table of Contents

                                                                         Page
--------------------------------------------------------------------------------

Selected Consolidated Financial Data                                     1 - 2
Management's Discussion and Analysis                                     4 -18
Independent Auditor's Report                                                19
Consolidated Financial Statements:
  Statements of financial condition at December 31, 2000 and 1999
  and September 30, 1999                                               20 - 21
  Statements of income and comprehensive income for the years ended December 31, 2000, September 30, 1999 and 1998, and three
   months ended December 31, 1999                                      22 - 23
  Statements of stockholders' equity for the year ended
   December 31, 2000, three months ended December 31, 1999, and
   years ended September 30, 1999 and 1998                             24 - 25
  Statements of cash flows for the years ended December 31,
   2000, September 30, 1999 and 1998, and three months ended
   December 31, 1999                                                   26 - 28
Notes to Consolidated Financial Statements                             29 - 64
Corporate Information                                                  65 - 66

This Annual Report to Stockholders contains certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and other business of South Street Financial Corp. that are subject to various factors which could cause actual results to differ materially from those estimates. Factors that could influence the estimates include changes in the national, regional and local market conditions, a slowing economy, layoffs, legislative and regulatory conditions, and an adverse interest rate environment.

              SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                 SELECTED CONSOLIDATED FINANCIAL DATA

                                                     At December 31,                              At September 30,
                                                 -------------------------   -------------------------------------------------------
                                                   2000           1999           1999           1998           1997           1996
                                                 -------------------------   -------------------------------------------------------
                                                                   (Dollars in Thousands, except per share amount)
Financial Condition Data:
Total assets                                     $198,343       $185,667       $174,545       $201,945       $241,061       $217,954
Investment securities (1)                          37,784         41,956         41,490         84,110        122,984        100,974
Loans receivable, net (2)                         152,514        133,785        125,493        110,550        111,990        109,858
Deposits                                          155,035        148,314        144,272        148,444        141,755        146,398
Deposits, stock offering                               --             --             --             --             --         46,601
Advances from Federal Home Loan                    16,000          8,000             --             --         35,000             --
Note payable                                           --             --             --         18,000             --             --
Stockholders' equity (3)                           23,809         25,940         26,674         31,555         61,694         20,867
Book value per share (3)                             7.50           7.10           7.07           7.25          13.72             --

                                                               Three Months
                                                  Year Ended      Ended                          Year Ended September 30,
                                                 December 31,   December 31,   -----------------------------------------------------
                                                     2000          1999           1999           1998           1997           1996
                                                 ---------------------------   -----------------------------------------------------
                                                                   (Dollars in Thousands, except per share amount)
Operating Data:
Interest income                                  $ 13,791       $  3,129       $ 12,523       $ 15,661       $ 16,712       $ 12,869
Interest expense                                    8,181          1,715          6,944          9,319          8,846          7,775
                                                 ---------------------------   -----------------------------------------------------
Net interest income                                 5,610          1,414          5,579          6,342          7,866          5,094
Provision for loan losses                              --             --             --             --             --            300
                                                 ---------------------------   -----------------------------------------------------
Net interest income after provision
  for loan losses                                   5,610          1,414          5,579          6,342          7,866          4,794
                                                 ---------------------------   -----------------------------------------------------
Noninterest income                                    196            289            220            353            169            126
                                                 ---------------------------   -----------------------------------------------------
Noninterest expense:
  Compensation and employee                         3,337            877          3,644          4,349          2,384          1,905
  Other                                             1,319            357          1,378          1,271          1,167          2,341
                                                 ---------------------------   -----------------------------------------------------
Total noninterest expense                           4,656          1,234          5,022          5,620          3,551          4,246
                                                 ---------------------------   -----------------------------------------------------
Income before income taxes                          1,150            469            777          1,075          4,484            674
Income tax expense                                    409            129            499            312          1,616            164
Minority interest                                      10            130             --             --             --             --
                                                 ---------------------------   -----------------------------------------------------
Net income                                       $    731       $    210       $    278       $    763       $  2,868       $    510
                                                 ===========================   =====================================================
Basic earnings per share (3)                     $   0.24       $   0.06       $   0.08       $   0.19       $   0.69       $     --
Diluted earnings per share (3)                       0.24           0.06           0.08           0.19           0.69             --
Dividends per share (3)                              0.40           0.10           0.40           0.40           0.38             --
Return of capital dividends per share                  --             --             --           6.00             --             --
Dividend payout ratio (8)                          166.67%        166.67%        500.00%       3368.42%         55.07%            --

                                                              At or For the
                                               At or For the    the Three
                                                Year Ended     Months Ended                At or For Year Ended September 30,
                                                December 31,   December 31,     ----------------------------------------------------
Selected Other Data: (4)                            2000           1999           1999           1998           1997           1996
                                               -------------------------------------------------------------------------------------
Return on average assets (9)                        0.39%          0.47%          0.15%          0.35%          1.24%          0.30%
Return on average equity (9)                        2.94%          3.19%          0.96%          1.89%          4.70%          2.45%
Average equity to average assets                   13.12%         14.61%         16.12%         18.43%         26.40%         12.23%
Stockholders' equity to end-of-period
    assets                                         12.00%         13.97%         15.28%         15.63%         25.59%          9.59%
Interest rate spread for period (5)                 2.39%          2.69%          2.48%          1.97%          2.02%          2.52%
Average interest-earning assets to
    average interest-bearing liabilities          115.11%        115.33%        118.68%        123.10%        136.08%        112.00%
Net interest margin (6)                             3.07%          3.30%          3.24%          2.98%          3.46%          3.09%
Nonperforming assets to total assets
    at period end (7)                               0.23%          0.19%          0.11%          0.16%          0.22%          0.31%
Nonperforming loans to total loans
    at period end                                   0.28%          0.23%          0.13%          0.22%          0.43%          0.58%
Allowance for loan losses to non-
    performing loans at period end                 97.72%        129.61%        245.14%        172.98%         84.12%         65.44%
Net interest income, after provision for
    loan losses to non-interest expense           120.49%        114.59%        111.09%        112.85%        221.52%        112.91%
Noninterest expense to average assets               2.46%          2.74%          2.80%          2.56%          1.53%          2.49%
  Deposit accounts                                12,498         12,796         12,908         13,218         14,037         16,486
  Loan accounts                                    3,232          3,100          3,082          3,011          3,204          3,283
Number of full service banking offices                 2              2              2              2              2              2

(1) Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
(2) "Loans receivable, net," represents gross loans less net deferred loan fees and allowance for loan losses.
(3) South Street Financial Corp. completed it's stock offering on October 2, 1996 and then acquired all of the common stock of Home Savings of Albemarle, S.S.B. Earnings per share has been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share," and is based on net income for the year, divided by the weighted average number of shares outstanding for the year. In accordance with the AICPA's SOP 93-6, unallocated ESOP shares were deducted from outstanding shares used in the computation of earnings per share. Diluted earnings per share includes the effect of dilutive common stock equivalents in the weighted average number of shares outstanding.
(4) Ratios other than period-end ratios are based on monthly balances. Management does not believe the use of month-end balances has caused a material difference in the information provided.
(5) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(6) The net interest margin represents net interest income as a percent of average interest-earning assets.
(7) Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.
(8) The dividend payout ratio represents dividends per share as a percent of basic earnings per share.
(9)   Annualized for the three months ended December 31, 1999.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION AND OPERATING RESULTS

The following discussion and analysis is intended to assist readers in understanding the results of operations in 2000, 1999 and 1998, and changes in financial position at December 31, 2000 and 1999, and September 30, 1999, respectively. This discussion and analysis is intended to compliment, and should be read in conjunction with the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

During 1998, the Bank formed a wholly-owned subsidiary, South Street Development Corporation ("SSDC") with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC ("Park Ridge"). The other 50% interest in Park Ridge was owned by an outside individual until 2000, when SSDC purchased the remaining interest and Park Ridge became a 100% subsidiary of SSDC. In June 1998, Park Ridge acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. As of December 2000, the project was 100% completed and 14 of the 30 lots to be sold had been committed to buyers.

In December 1998, the Bank started a new consumer and commercial loan department and began offering a full range of consumer and commercial products and services. To oversee the new department, the Bank hired a commercial banker with over 21 years of experience in the local market. In addition, the Bank hired another loan officer in August 1999 to assist in the growth of this line of service. Management of the Bank believes that introducing consumer and commercial lending to the Bank's existing line of products and services will enhance the Bank's net interest margin while reducing the Bank's overall exposure to interest rate risk. Management also feels that the addition of these products will help the Bank grow while creating stronger ties to its existing customer base. As of December 31, 2000, consumer and commercial loans totaled approximately $20.6 million.

In December 1998, the Bank joined the HONOR Network (which merged into the STAR Network in 1999) and CIRRUS network for ATMs and Point of Sale (POS) terminals, allowing the Bank's cardholders to enjoy the convenience and accessibility of approximately 324,000 ATMs in 162 countries and over 400,000 POS terminals worldwide.

On December 28, 1999, the Board of Directors approved a change in the Company's fiscal year end from September 30 to December 31.

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the years ended December 31, 2000, September 30, 1999 and September 30, 1998. The operations of Company for three months ended December 31, 1999 are not discussed here as there were no significant changes during that period as compared to the periods presented. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2000, September 30, 1999 and 1998, the discussion contained in this "Management's Discussion and Analysis" concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the "Company" unless otherwise noted.

Market Risk

The tables following provide information about the Company's financial instruments that are sensitive to changes in interest rates.

(A) For loans receivable, the table presents principal cash flows by fixed and adjustable rates for residential 1-4 family loans, commercial and consumer loans. The table includes contractual maturities including scheduled principal repayments. The table presents fair values at December 31, 2000 and September 30, 1999 and weighted average interest rates by maturity dates.

(B) For investment securities, including securities available for sale, securities held to maturity, and nonmarketable equity securities, the table presents contractual maturities, including scheduled principal repayments for mortgage-backed securities. Interest-bearing cash and federal funds sold are due on demand financial instruments and are presented in the due in one year category. Nonmarketable equity securities have no contractual maturity and are placed in the longest expected maturity date. The table presents fair values at December 31, 2000 and September 30, 1999 and weighted average interest rates by maturity dates.

(C) For deposits, the table presents principal cash flows and weighted average interest rates by expected maturity dates. The table utilizes anticipated decay rates on deposits and present fair values at December 31, 2000 and September 30, 1999

                                                                    December 31, 2000
                                                                     Loans Receivable
                                                                   Expected Maturity Date
                                                                  Years Ending December 31,
                                  --------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                    2001         2002         2003         2004         2005     Thereafter      Total       Value
                                                                   (Dollars In Thousands)
Fixed Rate                        $  2,037     $    305     $    968     $    797     $  3,639     $136,501     $144,247    $142,064
Average interest rate                 8.23%        8.50%        8.70%        8.54%        8.28%        7.69%
Variable Rate                     $  5,487     $  2,595     $    250     $    171     $    100     $     93     $  8,696    $  8,696
Average interest rate                 9.12%        9.18%        9.18%        8.50%        9.19%        9.19%

                                                                   Investment Securities
                                                                   Expected Maturity Date
                                                                  Year Ending December 31,
                                 -------------------------------------------------------------------------------------------------
                                                                                                                            Fair
                                   2001         2002         2003         2004         2005     Thereafter      Total      Value
                                                                  (Dollars In Thousands)
Interest-bearing cash            $  2,935     $     --     $     --     $     --     $     --     $     --     $  2,935   $   2,935
Average interest rate                5.70%          --%          --%          --%          --%          --%
Federal Fund sold                $  1,570     $     --     $     --     $     --     $     --     $     --     $  1,570   $   1,570
Average interest rate                5.30%          --%          --%          --%          --%          --%
Securities available for sale    $  6,484     $  8,990     $     --     $     --     $     --     $  9,214     $ 24,688   $  24,688
Average interest rate                5.48%        5.67%          --%          --%          --%        6.11%
Securities held to maturity      $     --     $    100     $     --     $     --     $     --     $  6,662     $  6,762   $   6,426
Average interest rate                  --%        7.26%          --%          --%          --%        7.36%
Nonmarketable equity securities  $    300     $     --     $     --     $     --     $     --     $  1,529     $  1,829   $   1,829
Average interest rate                  --%          --%          --%          --%          --%          --%

                                                                       Debt Obligations
                                                                     Expected Maturity Date
                                                                   Years Ending December 31,
                                  --------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                    2001         2002         2003         2004         2005     Thereafter      Total       Value
                                                                   (Dollars In Thousands)
Deposits                          $ 90,538     $ 47,739     $ 14,780     $     --     $     --     $     --     $153,057    $152,967
Average interest rate                 4.68%        5.85%        6.11%          --%          --%          --%
FHLB advances                     $ 16,000     $     --     $     --     $     --     $     --     $     --     $ 16,000    $ 16,000
Average interest rate                 6.56%          --%          --%          --%          --%          --%

                                                                     September 30, 1999
                                                                      Loans Receivable
                                                                   Expected Maturity Date
                                                                  Years Ending September 30,
                                  --------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                    2000         2001         2002         2003         2004     Thereafter      Total       Value
                                                                   (Dollars In Thousands)
Fixed Rate                        $     65     $    449     $    600     $    716     $  1,851     $115,433     $119,114    $119,161
Average interest rate                10.21%        8.68%        8.86%        8.25%        7.06%        7.45%
Variable Rate                     $  2,694     $    271     $    200     $     96     $     38     $  3,509     $  6,808    $  6,808
Average interest rate                 9.28%        9.15%        8.93%        8.49%        9.19%        8.83%

                                                                    Investment Securities
                                                                   Expected Maturity Date
                                                                  Year Ending September 30,
                                 --------------------------------------------------------------------------------------------------
                                                                                                                             Fair
                                    2000         2001         2002         2003         2004     Thereafter      Total       Value
                                                                  (Dollars In Thousands)
Interest-bearing cash            $  1,867     $     --     $     --     $     --     $     --     $     --     $  1,867    $  1,867
Average interest rate                5.50%          --%          --%          --%          --%          --%
Federal Fund sold                $    430     $     --     $     --     $     --     $     --     $     --     $    430    $    430
Average interest rate                5.50%          --%          --%          --%          --%          --%
Securities available for sale    $    999     $  6,439     $  8,876     $     --     $     --     $ 12,479     $ 28,793    $ 28,793
Average interest rate                5.75%        5.48%        5.67%          --%          --%        6.31%
Securities held to maturity      $     --     $     --     $     --     $     --     $     --     $  8,932     $  8,932    $  8,571
Average interest rate                  --%          --%          --%          --%          --%        7.46%
Nonmarketable equity securities  $     --     $     --     $     --     $     --     $     --     $  1,468     $  1,468    $  1,468
Average interest rate                  --%          --%          --%          --%          --%        7.50%

                                                                       Debt Obligations
                                                                     Expected Maturity Date
                                                                   Years Ending September 30,
                                  --------------------------------------------------------------------------------------------------
                                                                                                                              Fair
                                    2000         2001         2002         2003         2004     Thereafter      Total       Value
                                                                   (Dollars In Thousands)
Deposits                          $113,128     $ 25,376     $  4,330     $     --     $     --     $     --     $142,834    $142,867
Average interest rate                 4.39%        5.30%        5.48%          --%          --%          --%

Changes in Financial Condition

Total assets of the Company amounted to $198.3 million at December 31, 2000, which is an increase of $12.7 million or 6.8% from total assets at December 31, 1999. The Company's total assets at December 31, 1999 increased by $11.1 million, or 6.4% from total assets of $174.5 million at September 30, 1999. The strong growth in loans is the primary reason for the increase in total assets during both periods.

The principal category of earning assets is loans receivable, which amounted to $152.5 million, $133.8 million, and $125.5 million at December 31, 2000, 1999 and September 31, 1999, respectively. The increase in loans during 2000 was primarily due to a $7.4 million or 77% increase in commercial loans. Throughout 1999, residential mortgage and construction loans increased, which was sparked by anticipation of rising interest rates. In addition, commercial and consumer loans increased during 1999 when the Bank hired a commercial loan officer to build this side of the loan portfolio. Loan originations for the year ended December 31, 2000 totaled $41.1 million and were funded primarily by loan principal repayments of $24.6 million and liquidation of investments as the loan portfolio increased by $18.7 million. Loan originations for the year ended September 30, 1999 totaled $47.3 million and were funded primarily by loan principal repayments of $27.9 million as the loan portfolio increased by $14.9 million. Management believes that its new commercial loan focus, marketing efforts, competitive rates and contacts within its community contributed to the increased loan demand. The Bank maintains underwriting and credit standards designed to maintain the quality of the loan portfolio. Nonperforming loans at December 31, 2000 and 1999 and September 30, 1999 totaled $439,000, $331,000 and
$175,000, respectively, and were 0.28%, 0.23% and 0.13% of total loans, respectively.

In addition to loans, the Company invests in U.S. Treasury and Government agency securities, mortgage-backed securities and equity securities. Management does not engage in the practice of trading securities, rather, the Company's investment portfolio consists primarily of securities designated as available for sale. Investment securities, excluding interest-bearing deposits, federal funds sold and FHLB stock, at December 31, 2000 and 1999, and September 30, 1999 totaled $32.0 million, $36.8 million and $38.0 million, respectively. The securities portfolio decreased by $4.7 million for the year ended December 31, 2000 from December 31, 1999, as $1.5 million of securities were sold, $2.6 million of securities matured, $1.6 million of repayments were collected and $300,000 of new securities were purchased. For the year ended September 30, 1999, the securities portfolio decreased by $14.5 million, as $32.2 million of securities matured or were called, $4.3 million of repayments were collected and $23.0 million in new securities were purchased.

Cash and cash equivalents totaled $7.5 million, $9.5 million and $4.9 million at December 31, 2000, 1999, and September 30, 1999, respectively. The $2.0 million decrease in cash from December 31, 1999 to December 31, 2000 was due primarily to cash being used to fund loan originations and a buildup of cash at December 31, 1999 for Year 2000 concerns. The $4.6 million increase from September 30, 1999 to December 31, 1999 was due primarily to an $8.0 million borrowing from the FHLB.

Savings deposits amounted to $155.0 million at December 31, 2000, an increase of $6.7 million from December 31, 1999. At December 31, 1999, deposits increased $4.0 million to $148.3 million from $144.3 million at September 30, 1999. The increases were due to the addition of a Premium Savings Account, new in 1999, which offers a higher rate for savings accounts greater than $10,000. The Bank priced its deposits in a fashion to be at or near the top of the market because of its dependence on the local market for funds availability.

The Bank had FHLB advances outstanding of $16.0 million and $8.0 million at December 31, 2000 and 1999, respectively, which were used to fund increased loan demand.

Stockholders' equity decreased by $2.1 million during 2000 due primarily to repurchasing 476,385 shares of outstanding stock for $3.1 million. Equity also decreased by $1.1 million for quarterly cash dividends totaling $.40 per share and $248,000 for the ESOP contribution. Increases in equity were due to $731,000 of net income, $410,000 in payments received on the ESOP debt, vesting of the management recognition plan of $599,000 and $145,000 for amortization of the return of capital dividends paid on unvested ESOP shares. Stockholders' equity decreased by $734,000 for the three months ended December 31, 1999 primarily due to the repurchasing of 120,200 shares of outstanding stock for $877,000, offset by $210,000 of net income. The unrealized gain (loss) on securities available for sale, net of tax, amounted to $(163,000), $(652,000) and $(519,000) at
December 31, 2000 and 1999, and September 30, 1999, respectively. The change in the unrealized gain (loss) reflected through stockholders' equity was $489,000, $(545,000) and $(133,000) for the years ended December 31, 2000 and September 30 1999, and the three months ended December 31, 1999, respectively.

Comparison of Operating Results for the Years Ended December 31, 2000, September 30, 1999 and September 30, 1998

Net Income

Net income for the years ended December 31, 2000, September 30, 1999 and 1998 was $731,000, $278,000 and $763,000, respectively. The increase in net income from 1999 to 2000 was due primarily to a decrease in noninterest expense of $366,000. The decrease in net income from 1998 to 1999 was primarily due to decrease in interest income from securities as proceeds from investments that matured were used to repay debt.

Net Interest Income

Net interest income amounted to $5.6 million, $5.6 million and $6.3 million during the years ended December 31, 2000, September 30, 1999 and 1998, respectively. The average outstanding balance of interest-earning assets in excess of interest-bearing liabilities was $24.0 million during 2000, $27.1 million during 1999, and $39.9 million during 1998. The Company's interest rate spread was 2.39%, 2.48%, and 1.97% in 2000, 1999 and 1998, respectively. The decrease in 2000 is due to a larger increase in the cost of funds than the increase in the yield on interest-earning assets. The increase in 1999 is a result of a decrease in the Company's cost of funds.

The table on the following page analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate); (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume); and (iii) mixed changes (changes in volume multiplied by changes in rate), with any rate/volume variances allocated based on their absolute values.

                                   Year Ended December 31, 2000                Year Ended September 30,
                                      vs. September 30, 1999                        1999 vs. 1998
                             --------------------------------------     ----------------------------------------
                                Increase (Decrease) Attributable to       Increase (Decrease) Attributable to
                             --------------------------------------     ----------------------------------------
                                                    Rate/                                     Rate/
                              Volume      Rate     Volume       Net      Volume      Rate     Volume        Net
                             --------------------------------------     ----------------------------------------
                                                           (Dollars in Thousands)
Interest income on:
Interest-bearing deposits    $  (597)    $ 131     $(89)    $  (555)    $  (736)    $(219)    $  93     $  (862)
Investments                      (47)      (37)       2         (82)     (1,911)     (101)       63      (1,949)
Mortgage-backed securities      (317)      (20)       4        (333)       (163)       91       (10)        (82)
Loans receivable               2,292       (43)     (11)      2,238         339      (563)      (21)       (245)
                             --------------------------------------     ---------------------------------------
  Total interest income on
    interest-earning assets    1,331        31      (94)      1,268      (2,471)     (792)      125      (3,138)
                             --------------------------------------     ---------------------------------------

Interest expense on:
Passbook savings                 108       117       45         270         (29)     (115)        8        (136)
NOW and money market             (30)       14       (2)        (18)         20      (101)       (6)        (87)
Certificates of deposit          (94)      271       (4)        173         136      (266)       (6)       (136)
FHLB advances                    812        --       --         812        (936)       --        --        (936)
Note payable                      --        --       --          --      (1,080)       --        --      (1,080)
                             --------------------------------------     ---------------------------------------
  Total interest expense on
    interest-bearing
    liabilities                  796       402       39       1,237      (1,889)     (482)       (4)     (2,375)
                             --------------------------------------     ---------------------------------------
Increase (decrease) in net
  interest income            $   535     $(371)    $(133)   $    31     $  (582)    $(310)    $ 129     $  (763)
                             ======================================     =======================================

                                     Year Ended September 30,
                                         1998 vs. 1997
                              --------------------------------------
                               Increase (Decrease) Attributable to
                              --------------------------------------
                                                    Rate/
                              Volume      Rate     Volume        Net
                              --------------------------------------
                                      (Dollars in Thousands)
Interest income on:
Interest-bearing deposits    $   721     $  22     $  14     $   757
Investments                   (1,831)      406      (165)     (1,590)
Mortgage-backed securities        77       (94)       (3)        (20)
Loans receivable                 (16)     (188)        6        (198)
                             ---------------------------------------
  Total interest income on
    interest-earning assets   (1,049)      146      (148)     (1,051)
                             ---------------------------------------

Interest expense on:
Passbook savings                 (42)      (30)        4         (68)
NOW and money market             (41)       (2)        1         (42)
Certificates of deposit          266      (199)       (9)         58
FHLB advances                   (565)       18        (8)       (555)
Note payable                   1,080        --        --       1,080
                             ---------------------------------------
  Total interest expense
    on interest-bearing
    liabilities                  698      (213)      (12)        473
                             ---------------------------------------

Increase (decrease) in net
  interest income            $(1,747)    $ 359     $(136)    $(1,524)
                             =======================================

Interest Income

Interest income amounted to $13.8 million, $12.5 million and $15.7 million for the years ended December 31, 2000, September 30, 1999 and 1998, respectively. The Company's average yield on interest-earning assets increased to 7.54% in 2000, but decreased to 7.26% in 1999 from 7.36% in 1998. The primary interest-earning asset is loans, which experienced an increased average loan balance and fairly flat interest rates during 2000. Loans experienced a decrease in average yield from 1998 through 1999. The reduction in interest income on loans in 1999 was due to the decrease in average yield as rates declined during the year. The decrease in average yield was offset, in part, by a $4.0 million increase in the average outstanding loan balance.

The other primary interest-earning asset is investment securities, defined as interest-bearing deposits, investment securities available for sale, mortgage-backed securities and FHLB stock, which is the primary cause of the changes in interest income during 2000, 1999, and 1998. The average balance of investment securities decreased $18.3 million to $39.6 million in 2000. The average balance of investment securities decreased $30.9 million to $39.7 million in 1999. Interest income from interest-bearing deposits, including federal funds sold decreased $555,000 in 2000 and $862,000 in 1999 primarily due to a decrease in the average outstanding balance.

Interest Expense

Interest expense amounted to $8.2 million, $6.9 million and $9.3 million for the years ended December 31, 2000, September 30, 1999 and 1998, respectively. Interest expense increased in 2000 due to an increase in the average balance of interest-bearing liabilities, including FHLB advances, and an increase in the cost of funds of 37 basis points during the year. Interest expense decreased in 1999 as compared to 1998, as there were no outstanding borrowings throughout the entire year, compared to average outstanding borrowings of $13.8 million in 1998. In addition, interest expense on deposit accounts decreased with the decrease in the average outstanding deposits balance and average yield. Management believes the Bank's cost of funds was indicative of changes in overall market rates.

The table on the next page provides additional information concerning the Company's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2000, September 30, 1999 and 1998, respectively.

                                                          Year Ended December 31,
                                                     --------------------------------
                                 At December 31,                  2000
                                     2000            --------------------------------
                                    Average                                   Average
                                     Yield/           Average                  Yield/
                                    Rate(5)          Balance(6)  Interest       Rate
                                 ---------------     --------------------------------
                                                         (Dollars in Thousands)
Assets:
  Interest earning assets:
  Interest-bearing deposits          5.70%           $  5,780    $    321       5.55%
  Investments (1)                    5.74%             15,883       1,012       6.37%
  Mortgage-backed securities         6.74%             17,951       1,082       6.03%
  Loans receivable, net (4)          7.84%            143,320      11,376       7.94%
                                                     --------------------
Total interest-earning assets        7.51%            182,934      13,791       7.54%
                                                                 --------
Non interest-earning assets                             6,418
                                                     --------
       Total                                         $189,352
                                                     ========

Liabilities and stockholders'
  equity
Interest-bearing liabilities:
  Passbook savings                   3.17%             19,333         552       2.86%
  NOW and money market               1.62%             12,140         206       1.70%
  Certificates of deposit            6.11%            115,600       6,611       5.72%
  FHLB advances                      6.56%             11,850         812       6.85%
  Note payable                         --                  --          --         --
                                                     --------------------
Total interest-bearing liabilities   5.28%            158,923       8,181       5.15%
                                                                 --------
Non-interest-bearing liabilities                        5,595
Stockholders' equity                                   24,835
                                                     --------
       Total                                         $189,353
                                                     ========
Net interest income and interest
  rate spread (2)                    2.23%                         $5,610       2.39%
                                                                   ======
Net yield on interest-
  earning assets (3)                                                            3.07%
Ratio of interest-earning assets
  to interest-bearing liabilities                                             115.11%

                                                          Year Ended September 30,
                                  ----------------------------------------------------------------------
                                                 1999                               1998
                                  ---------------------------------   ----------------------------------
                                                            Average                              Average
                                   Average                   Yield/    Average                    Yield/
                                  Balance(6)   Interest       Rate    Balance(6)   Interest       Rate
                                  ---------------------------------   ----------------------------------
                                                          (Dollars in Thousands)
Assets:
  Interest earning assets:
  Interest-bearing deposits        $ 18,129    $    876       4.83%    $ 31,446    $  1,738       5.53%
  Investments (1)                    16,601       1,094       6.59%      44,639       3,043       6.82%
  Mortgage-backed securities         23,146       1,415       6.11%      25,977       1,497       5.76%
  Loans receivable, net (4)         114,577       9,138       7.98%     110,586       9,383       8.48%
                                   --------------------                --------------------
Total interest-earning assets       172,453      12,523       7.26%     212,648      15,661       7.36%
                                               --------                            --------
Non interest-earning assets           7,042                               6,921
                                   --------                            --------
       Total                       $179,495                            $219,569
                                   ========                            ========


Liabilities and stockholders'
  equity
Interest-bearing liabilities:
  Passbook savings                   13,990         282       2.02%      15,041         418       2.78%
  NOW and money market               14,011         224       1.60%      13,158         311       2.36%
  Certificates of deposit           117,306       6,438       5.49%     114,935       6,574       5.72%
  FHLB advances                          --          --         --       15,769         936       5.94%
  Note payable                           --          --         --       13,846       1,080       7.80%
                                   --------------------                --------------------
Total interest-bearing liabilities  145,307       6,944       4.78%     172,749       9,319       5.39%
                                               --------                            --------
Non-interest-bearing liabilities      5,255                               6,360
Stockholders' equity                 28,933                              40,460
                                   --------                            --------
       Total                       $179,495                            $219,569
                                   ========                            ========
Net interest income and interest
  rate spread (2)                                $5,579       2.48%                  $6,342       1.97%
                                                 ======                              ======
Net yield on interest-
  earning assets (3)                                          3.24%                               2.98%
Ratio of interest-earning assets
  to interest-bearing liabilities                           118.68%                             123.10%

(1) Includes investment securities available for sale and FHLB of Atlanta common stock.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(4) Loans placed on nonperforming status have been included in the computation of average balances.
(5) The weighted average rate represents the coupon associated with each asset and liability, weighted by the principal balance associated with each asset and liability.
(6) Average balances are based on monthly balances. Management does not believe the use of month end balances has caused a material difference in the information. provided.

Provision for Loan Losses and Asset Quality

No provisions for loan losses were made in 2000, 1999, or 1998. No provisions were made in each of the three years due to a low level of nonperforming loans as noted below, and there being no net charge-offs in the same periods. The methods and assumptions used in determining the loan loss allowance were updated in 2000 to more accurately reflect the growing commercial loan portfolio. This change did not result in any adjustments to the allowance for loan losses. The loan loss allowances are amounts Home's management believes will be adequate to absorb potential losses on existing loans that may become uncollectible. Loans are charged off against the allowance when management believes that collectibility is unlikely. The evaluation to increase or decrease the provision and resulting allowances is based both on prior loan loss experience and other factors, such as changes in the nature and volume of the loan portfolio, overall portfolio quality, and current economic conditions.

Home's level of nonperforming loans, defined as loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding which were delinquent more than 90 days were approximately $439,000, $331,000 and $175,000 at December 31, 2000 and September 30, 1999 and 1998,
respectively. Real estate acquired in the settlement of loans amounted to $18,000 at December 31, 2000 and 1999, and September 30, 1999. Home Savings has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances. At December 31, 2000, Home's level of general valuation allowances for loan losses amounted to $429,000, which management believes is adequate to absorb potential losses in its loan portfolio.

Noninterest Income

Noninterest income amounted to $196,000, $220,000 and $353,000 for the years ended December 31, 2000, September 30, 1999 and 1998, respectively. Noninterest income consists primarily of service charges and fees associated with the Bank's checking accounts and gains or losses on the sale of securities. Realized gains (losses) from the sale or call of investments available for sale or call amounted to $(84,000), $3,000 and $88,000 during 2000, 1999 and 1998, respectively.

Noninterest Expense

Noninterest expense consists primarily of operating expenses for compensation and employee benefits, occupancy, federal deposit insurance premiums, data processing charges and other operating expenses. Noninterest expense amounted to $4.7 million, $5.0 million and $5.6 million for the years ended December 31, 2000, September 30, 1999 and 1998, respectively. Compensation decreased $307,000 for the year ended December 31, 2000 and $705,000 for the year ended September 30, 1999. The expense was higher than usual in 1998, due to the implementation of the management recognition plan. During 1998, 50% of the restricted stock awards allocated to directors, officers and employees vested, resulting in $1.6 million of compensation expense. The expense related to the restricted stock awards in 1999 was approximately $798,000, as another 25% of the awards vested. This expense was $599,000 in 2000, as the remaining awards vested. In addition, the Company incurred $248,000, $462,000, and $459,000 of expense related to the ESOP in 2000, 1999, and 1998, respectively, which is included in compensation expense. Other slight increases from 1998 through 2000 were due to additional personnel, and inflationary increases. Occupancy, data processing and federal insurance premium expenses changed nominally during the years ended December 31, 2000 and September 30, 1999 and 1998, respectively.

Income Taxes

The Company's effective income tax rate was 35.9%, 64.2%, and 29.0% for the years ended December 31, 2000 and September 30, 1999 and 1998, respectively. The effective rate for 1999 is higher than expected due to permanent nondeductible income tax differences, primarily a portion of the expenses related to the MRP. The effective rate for 1998 was lower than expected due to permanent taxable differences and incurring a net operating loss for state tax purposes.

Capital Resources and Liquidity

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2000, 1999, and 1998, and a special return of capital dividend of $6.00 per share during 1998. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits, operating activities, sale or maturity of investment and the ability to raise equity capital. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ended December 31, 2000, cash inflow was provided by proceeds from maturities, calls and principal repayments on securities of $5.7 million, cash provided by operating activities of $984,000 and an increase in deposits and borrowings of 14.9 million. Significant cash outflows during 2000 included repurchase of common stock for $3.1 million, purchases of securities available for sale of $300,000, and net loan originations of $18.4 million. During year ended September 30, 1999, cash inflow was provided by proceeds from maturities, calls, and principal repayments on securities of $36.5 million and cash provided by operating activities of $809,000. Significant cash outflows during 1999 included a net decrease in deposits of $4.2 million, repayments on a note payable of $18.0 million, repurchase of common stock for $4.5 million, purchases of securities available for sale of $23.0 million, and net loan originations of $14.5 million. During 1998, cash inflow was provided by a net increase in deposits of $6.8 million, proceeds from borrowings on a note payable of $18.0 million, proceeds from the sale, maturity or call of securities of $61.1 million and operating activities of $3.7 million. Significant cash outflows during 1998 included $18.1 million for the purchase of securities, $29.8 million in payment of dividends, $35.0 million in repayment of FHLB advances and $3.0 million for the repurchase of common stock.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 48% of Home's certificates of deposit outstanding at December 31, 2000 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company's liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home's liquidity ratio at December 31, 2000, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

Asset/Liability Management

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's "gap" is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At December 31, 2000, Home had a one-year sensitivity gap of negative 36.56%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

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

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 53.55%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2000, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                                           At December 31, 2000
                                                                      --------------------------------------------------------------
                                                                                         More than        More than
                                                                       1 Year            1 Year to       5 Years to
                                                                       or Less            5 Years         10 Years           Total
                                                                      --------           ---------       ----------         --------
                                                                                          (Dollars in Thousands)
Interest-earning assets (1):
  Loans Receivable:
    Adjustable rate 1-4 family residential                            $      8                 49               924              981
    Fixed rate 1-4 family residential                                      141              2,085           113,438          115,664
    Other adjustable rate real estate loans                              7,080                216             4,470           11,766
    Other fixed rate real estate loans                                   1,180              1,694            15,545           18,419
    Other loans                                                            931              2,113             3,559            6,603
                                                                      --------          ---------          --------         --------
        Total loans                                                      9,340              6,157           137,936          153,433
Interest-bearing deposits and federal funds sold                         4,505                 --                --            4,505
Investment securities
  Available for sale                                                     6,484              8,990                --           15,474
  Available for sale mortgage-backed securities (2)                         --                 --             9,214            9,214
  Equity and other securities                                              300                 --             1,529            1,829
Mortgage-backed securities held to maturity (2)                             --                100             6,662            6,762
                                                                      --------          ---------          --------         --------
    Total interest-earning assets                                     $ 20,629          $  15,247          $155,341         $191,217
                                                                      ========          =========          ========         ========

Interest-bearing liabilities:
  Deposits:
    Certificates of deposit                                           $ 56,673          $  47,739          $ 14,780         $119,192
    Money market deposit accounts                                        4,833                 --                --            4,833
    NOW and commercial checking accounts                                 8,473                 --                --            8,473
    Passbook savings                                                    20,559                 --                --           20,559
                                                                      --------          ---------          --------         --------
        Total deposits                                                  90,538             47,739            14,780          153,057
                                                                      --------          ---------          --------         --------
        Total interest-bearing liabilities                            $ 90,538          $  47,739          $ 14,780         $153,057
                                                                      ========          =========          ========         ========

Interest sensitivity gap per report                                   $(69,909)         $ (32,492)         $140,561
Cumulative interest sensitivity gap                                    (69,909)          (102,401)           38,160
Cumulative gap as a percentage of
  total interest-earning assets                                         -36.56%             53.55%            19.96%
Cumulative interest-earning assets                                       22.78%             25.95%           124.93%
  as a percentage of interest-bearing liabilities

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

Impact of New Accounting Standards

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 2000. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. This Statement will not expected to have a significant impact on the Company, as it does not currently have derivatives or engage in hedging activities.

Recapture of Tax Bad Debt Reserves

Prior to the enactment of the Small Business Job Protection Act of 1996 (the "1996 Act") on August 20, 1996, thrift institutions which met certain definitional tests, were permitted to establish tax reserves for bad debts and to deduct annual additions to such reserves in arriving at taxable income. The Bank was permitted to compute the annual bad debt deduction based upon an experience method or a percentage equal to 8.0% of the Bank's taxable income (the "PTI Method") before such bad debt deduction, subject to certain limitations. Under the 1996 Act, the PTI Method was repealed and the Bank is now required to use the experience method for computing its annual bad debt deduction for taxable years after October 1, 1996.

The Bank will also have to recapture, over a six year period, its tax bad debt reserves which have accumulated since 1987 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but was delayed two years as the Bank originated a certain level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. During each of the years ended December 31, 2000 and September 30, 1999, the Bank has recaptured $171,000 of this reserve, resulting in a reduction to the deferred tax asset of $59,000.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2000 and 1999 and September 30, 1999, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2000 and 1999 and September 30, 1999, and the results of their operations and their cash flows for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999, in conformity with generally accepted accounting principles.

Charlotte, North Carolina
February 1, 2001

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2000 and 1999 and September 30, 1999

                                                      December 31,    December 31,    September 30,
ASSETS                                                    2000            1999            1999
---------------------------------------------------------------------------------------------------
Cash and cash equivalents:
  Noninterest-bearing deposits                        $  2,978,000    $  5,524,000    $  2,598,000
  Interest-bearing deposits                              2,935,000       4,009,000       1,867,000
  Federal funds sold                                     1,570,000              --         430,000
Securities held to maturity, fair value
  December 31, 2000 $6,426,000; December
  31, 1999 $7,950,000;
  September 30, 1999 $8,571,000 (Note 2)                 6,762,000       8,397,000       8,932,000
Securities available for sale (Note 2)                  25,288,000      28,397,000      29,108,000
Federal Home Loan Bank stock, at cost                    1,229,000       1,153,000       1,153,000
Loans receivable, net (Note 3)                         152,514,000     133,785,000     125,493,000
Real estate acquired in settlement of loans                 18,000          18,000          18,000
Real estate held for investment                          1,284,000         879,000       1,212,000
Accrued interest receivable (Note 4)                     1,088,000       1,018,000       1,084,000
Office properties and equipment, net (Note 5)            1,504,000       1,348,000       1,288,000
Prepaid expenses and other assets (Notes 6 and 11)       1,173,000       1,139,000       1,362,000
                                                      --------------------------------------------
Total assets                                          $198,343,000    $185,667,000    $174,545,000
                                                      ============================================

See Notes to Consolidated Financial Statements.

                                                                December 31,     December 31,     September 30,
LIABILITIES AND STOCKHOLDERS' EQUITY                                2000             1999             1999
---------------------------------------------------------------------------------------------------------------
Liabilities:
  Deposits (Note 7)                                             $155,035,000     $148,314,000     $144,272,000
  Federal Home Loan Bank advances (Note 8)                        16,000,000        8,000,000               --
  Advance payments by borrowers for taxes and insurance              232,000          232,000          123,000
  Minority interest in Park Ridge Associates, LLC                         --          140,000           10,000
  Accounts payable and other liabilities (Note 9 and 11)           2,718,000        2,536,000        2,846,000
  Checks outstanding on disbursement account                         549,000          505,000          620,000
                                                                ----------------------------------------------
      Total liabilities                                          174,534,000      159,727,000      147,871,000
                                                                ----------------------------------------------
Commitments (Notes 6, 9 and 14)
Stockholders' equity: (Note 13)
  Common stock, no par value, authorized
    20,000,000 shares; issued 3,176,267 in December 2000;
    issued 3,652,652 shares in December 1999; issued
    3,772,852 shares in September 1999                                    --               --               --
  Additional paid-in capital                                       9,051,000       12,410,000       13,348,000
  Accumulated other comprehensive income (loss) (Note 2)            (163,000)        (652,000)        (519,000)
  Unearned ESOP (Note 13)                                         (2,993,000)      (3,403,000)      (3,672,000)
  Deferred management recognition plan (Note 10)                          --         (599,000)        (798,000)
  Unearned compensation (Note 13)                                 (1,665,000)      (1,810,000)      (1,846,000)
  Retained earnings, substantially restricted (Notes 11
      and 12)                                                     19,579,000       19,994,000       20,161,000
                                                                ----------------------------------------------
        Total stockholders' equity                                23,809,000       25,940,000       26,674,000
                                                                ----------------------------------------------
        Total liabilities and stockholders' equity              $198,343,000     $185,667,000     $174,545,000
                                                                ==============================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
Years Ended December 31, 2000, September 30, 1999 and 1998, and
Three Months Ended December 31, 1999

                                                                   December 31,      September 30,    September 30,    December 31,
                                                                       2000              1999             1998             1999
------------------------------------------------------------------------------------------------------------------------------------
Interest income:
  Loans                                                            $ 11,376,000       $ 9,138,000      $ 9,383,000      $2,492,000
  Mortgage-backed securities                                          1,082,000         1,415,000        1,497,000         322,000
  Securities                                                          1,012,000         1,094,000        3,043,000         262,000
  Other interest-bearing deposits                                       321,000           876,000        1,738,000          53,000
                                                                   ---------------------------------------------------------------
                                                                     13,791,000        12,523,000       15,661,000       3,129,000
                                                                   ---------------------------------------------------------------
Interest expense:
  Deposits (Note 7)                                                   7,369,000         6,944,000        7,303,000       1,690,000
  FHLB advances (Note 8)                                                812,000                --          936,000          25,000
  Note payable                                                               --                --        1,080,000              --
                                                                   ---------------------------------------------------------------
                                                                      8,181,000         6,944,000        9,319,000       1,715,000
                                                                   ---------------------------------------------------------------
    Net interest income                                               5,610,000         5,579,000        6,342,000       1,414,000
Provision for loan losses (Note 3)                                           --                --               --              --
                                                                   ---------------------------------------------------------------
    Net interest income after
      provision for loan losses                                       5,610,000         5,579,000        6,342,000       1,414,000
                                                                   ---------------------------------------------------------------
Noninterest income:
  Gain (loss) on sale or call of investment securities                  (84,000)            3,000           88,000              --
  Gain on sale of real estate held for investments                       28,000                --               --         260,000
  Other                                                                 252,000           217,000          265,000          29,000
                                                                   ---------------------------------------------------------------
                                                                        196,000           220,000          353,000         289,000
                                                                   ---------------------------------------------------------------
Noninterest expenses:
  Compensation and benefits (Notes 6, 9, 10 and 13)                   3,337,000         3,644,000        4,349,000         877,000
  Net occupancy                                                         341,000           318,000          270,000          77,000
  Federal insurance premium expenses                                     31,000            87,000           89,000          22,000
  Data processing                                                       248,000           211,000          210,000          64,000
  Contributions                                                          21,000            31,000           26,000           5,000
  Other                                                                 678,000           731,000          676,000         189,000
                                                                   ---------------------------------------------------------------
                                                                      4,656,000         5,022,000        5,620,000       1,234,000
                                                                   ---------------------------------------------------------------
      Income before income taxes                                      1,150,000           777,000        1,075,000         469,000
Income taxes (Note 11)                                                  409,000           499,000          312,000         129,000
                                                                   ---------------------------------------------------------------
      Income before minority interest in
      net income of consolidated subsidiary                             741,000           278,000          763,000         340,000
                                                                   ---------------------------------------------------------------
Less minority interest in net income of
  consolidated subsidiary                                                10,000                --               --         130,000
                                                                   ---------------------------------------------------------------
      Net income                                                        731,000           278,000          763,000         210,000
                                                                   ---------------------------------------------------------------

                                   (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2000, September 30, 1999 and 1998, and
Three Months Ended December 31, 1999

                                                                 December 31,       September 30,    September 30,    December 31,
                                                                     2000               1999             1998            1999
----------------------------------------------------------------------------------------------------------------------------------
Other comprehensive income (loss), net of tax:
  Unrealized holding gains (losses) arising during
    the year, net of tax December 2000 $280,000;
    September 1999 $(348,000); September 1998
    $6,000; December 1999 $(85,000)                              $    438,000       $  (543,000)     $    11,000      $ (133,000)
  Plus (less) reclassification adjustment for
    realized (gains) losses included in income,
    net of tax December 2000 $33,000;
    September 1999 $(1,000); September 1998
    $(34,000); December 1999 $-0-                                      51,000            (2,000)         (54,000)             --
                                                                 ---------------------------------------------------------------
    Other comprehensive income (loss)                                 489,000          (545,000)         (43,000)       (133,000)
                                                                 ---------------------------------------------------------------
        Comprehensive income (loss)                              $  1,220,000       $  (267,000)     $   720,000      $   77,000
                                                                 ===============================================================
Basic earnings per share (Note 15)                               $       0.24       $      0.08      $      0.19      $     0.06
                                                                 ===============================================================
Diluted earnings per share (Note 15)                             $       0.24       $      0.08      $      0.19      $     0.06
                                                                 ===============================================================
Regular dividends declared per share                             $       0.40       $      0.40      $      0.40      $     0.10
                                                                 ===============================================================
Return of capital dividend declared per share                    $         --       $        --      $      6.00      $       --
                                                                 ===============================================================


See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
Years Ended December 31, 2000, September 30, 1999 and 1998, and
Three Months Ended December 31, 1999

                                                                                                 Accumulated
                                                                             Additional             Other
                                                                              Paid-in            Comprehensive            Unearned
                                                                              Capital            Income (Loss)              ESOP
------------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997                                              $ 43,684,000            $  69,000            $(4,258,000)
  Principal payment on note receivable
    from the ESOP                                                                    --                   --                178,000
  ESOP contribution                                                             142,000                   --                     --
  Retirement of 325,300 shares of common
    stock repurchased                                                        (3,021,000)                  --                     --
  Adoption of management recognition plan                                     3,193,000                   --                     --
  Vesting of management recognition plan                                             --                   --                     --
  Return of capital dividend                                                (26,068,000)                  --                     --
  Cash dividends                                                                     --                   --                     --
  Net change in unrealized gain (loss) on
    securities available for sale, net                                               --              (43,000)                    --
  Net income                                                                         --                   --                     --
                                                                           --------------------------------------------------------
Balance at September 30, 1998                                                17,930,000               26,000             (4,080,000)
  Principal payment on note receivable
    from the ESOP                                                                    --                   --                408,000
  ESOP contribution                                                            (109,000)                  --                     --
  Retirement of 578,208 shares of common
    stock repurchased                                                        (4,473,000)                  --                     --
  Vesting of management recognition plan                                             --                   --                     --
  Cash dividends                                                                     --                   --                     --
  Net change in unrealized gain (loss) on
    securities available for sale, net                                               --             (545,000)                    --
  Amortization of return of capital dividend                                         --                   --                     --
  Net income                                                                         --                   --                     --
                                                                           --------------------------------------------------------
Balance at September 30, 1999                                                13,348,000             (519,000)            (3,672,000)
  Principal payment on note receivable
    from the ESOP                                                                    --                   --                269,000
  ESOP contribution                                                             (61,000)                  --                     --
  Retirement of 120,200 shares of common
    stock repurchased                                                          (877,000)                  --                     --
  Vesting of management recognition plan                                             --                   --                     --
  Cash dividends                                                                     --                   --                     --
  Net change in unrealized gain (loss) on
    securities available for sale, net                                               --             (133,000)                    --
  Amortization of return of capital dividend                                         --                   --                     --
  Net income                                                                         --                   --                     --
                                                                           --------------------------------------------------------
Balance at December 31, 1999                                                 12,410,000             (652,000)            (3,403,000)
  Principal payment on note receivable
    from the ESOP                                                                    --                   --                410,000
  ESOP contribution                                                            (248,000)                  --                     --
  Retirement of 476,385 shares of common
    stock repurchased                                                        (3,111,000)                  --                     --
  Vesting of management recognition plan                                             --                   --                     --
  Cash dividends                                                                     --                   --                     --
  Net change in unrealized gain (loss) on
    securities available for sale, net                                               --              489,000                     --
  Amortization of return of capital dividend                                         --                   --                     --
  Net income                                                                         --                   --                     --
                                                                           --------------------------------------------------------
Balance at December 31, 2000                                               $  9,051,000            $(163,000)           $(2,993,000)
                                                                           ========================================================

See Notes to Consolidated Financial Statements.

                                                 Deferred                       Retained
                                                Management                      Earnings,        Total
                                               Recognition       Unearned     Substantially   Stockholders'
                                                  Plan         Compensation    Restricted        Equity
                                               ------------------------------------------------------------
Balance at September 30, 1997                  $         --    $         --    $ 22,199,000    $ 61,694,000
  Principal payment on note receivable
    from the ESOP                                        --              --              --         178,000
  ESOP contribution                                      --              --              --         142,000
  Retirement of 325,300 shares of common
    stock repurchased                                    --              --              --      (3,021,000)
  Adoption of management recognition plan        (3,193,000)             --              --              --
  Vesting of management recognition plan          1,597,000              --              --       1,597,000
  Return of capital dividend                             --      (1,990,000)             --     (28,058,000)
  Cash dividends                                         --              --      (1,697,000)     (1,697,000)
  Net change in unrealized gain (loss) on
    securities available for sale, net                   --              --              --         (43,000)
  Net income                                             --              --         763,000         763,000
                                               ------------------------------------------------------------
Balance at September 30, 1998                    (1,596,000)     (1,990,000)     21,265,000      31,555,000
  Principal payment on note receivable
    from the ESOP                                        --              --              --         408,000
  ESOP contribution                                      --              --              --        (109,000)
  Retirement of 578,208 shares of common
    stock repurchased                                    --              --              --      (4,473,000)
  Vesting of management recognition plan            798,000              --              --         798,000
  Cash dividends                                         --              --      (1,382,000)     (1,382,000)
  Net change in unrealized gain (loss) on
    securities available for sale, net                   --              --              --        (545,000)
  Amortization of return of capital dividend             --         144,000              --         144,000
  Net income                                             --              --         278,000         278,000
                                               ------------------------------------------------------------
Balance at September 30, 1999                      (798,000)     (1,846,000)     20,161,000      26,674,000
  Principal payment on note receivable
    from the ESOP                                        --              --              --         269,000
  ESOP contribution                                      --              --              --         (61,000)
  Retirement of 120,200 shares of common
    stock repurchased                                    --              --              --        (877,000)
  Vesting of management recognition plan            199,000              --              --         199,000
  Cash dividends                                         --              --        (377,000)       (377,000)
  Net change in unrealized gain (loss) on
    securities available for sale, net                   --              --              --        (133,000)
  Amortization of return of capital dividend             --          36,000              --          36,000
  Net income                                             --              --         210,000         210,000
                                               ------------------------------------------------------------
Balance at December 31, 1999                       (599,000)     (1,810,000)     19,994,000      25,940,000
  Principal payment on note receivable
    from the ESOP                                        --              --              --         410,000
  ESOP contribution                                      --              --              --        (248,000)
  Retirement of 476,385 shares of common
    stock repurchased                                    --              --              --      (3,111,000)
  Vesting of management recognition plan            599,000              --              --         599,000
  Cash dividends                                         --              --      (1,146,000)     (1,146,000)
  Net change in unrealized gain (loss) on
    securities available for sale, net                   --              --              --         489,000
  Amortization of return of capital dividend             --         145,000              --         145,000
  Net income                                             --              --         731,000         731,000
                                               ------------------------------------------------------------
Balance at December 31, 2000                   $         --    $ (1,665,000)   $ 19,579,000    $ 23,809,000
                                               ============================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended December 31, 2000, September 30, 1999 and 1998, and
Three Months Ended December 31, 1999

                                                            December 31,      September 30,    September 30,    December 31,
                                                                2000              1999             1998            1999
----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
  Net income before minority interest                       $    741,000       $   278,000      $   763,000      $  340,000
  Adjustments to reconcile net income
    to net cash provided by
    operating activities:
    Net accretion (amortization) of
      premiums and discounts on securities                        73,000            59,000           10,000          19,000
    Amortization of deferred loan fees                          (335,000)         (387,000)        (254,000)         11,000
    Gain on sale of real estate acquired
      in settlement of loans                                          --            (8,000)              --              --
    Provision for depreciation                                   154,000           155,000          112,000          43,000
    Deferred income taxes                                        (40,000)         (125,000)        (387,000)        214,000
    (Gain) loss on sale or call of investments
      available for sale                                          84,000            (3,000)         (88,000)             --
    Gain on sale of real estate held for
      investment                                                 (28,000)               --               --        (260,000)
    ESOP contribution                                           (248,000)         (109,000)         142,000         (61,000)
    Vesting of management recognition plan                       599,000           798,000        1,597,000         199,000
    Amortization of unearned compensation                        145,000           144,000               --          36,000
    (Increase) decrease in assets:
      Accrued interest receivable                                (70,000)          218,000          601,000          66,000

      Prepaid expenses and other assets                         (257,000)           70,000          (71,000)         95,000
    Increase (decrease) in liabilities:
      Accounts payable and other liabilities                     276,000          (348,000)       1,155,000        (310,000)
      Interest payable on deposits                              (154,000)            8,000         (117,000)             --
      Checks outstanding on disbursement
        account                                                   44,000            59,000          269,000        (115,000)
                                                            ---------------------------------------------------------------
          Net cash provided by
            operating activities                                 984,000           809,000        3,732,000         277,000
                                                            ---------------------------------------------------------------

                                   (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

Years Ended December 31, 2000, September 30, 1999 and 1998, and
Three Months Ended December 31, 1999

                                                               December 31,      September 30,      September 30,       December 31,
                                                                   2000               1999               1998               1999
------------------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
  Purchases of securities available for sale                  $   (300,000)      $(23,034,000)      $(18,081,000)      $         --
  Proceeds from sales of securities
    available for sale                                           1,469,000                 --          8,463,000                 --
  Proceeds from maturities and calls of
    securities available for sale                                2,644,000         32,197,000         44,427,000            488,000
  Principal collected on securities
    held to maturity                                             1,576,000          4,345,000          8,247,000            520,000
  Loan originations and principal
    payments on loans, net                                     (18,394,000)       (14,498,000)         1,644,000         (8,303,000)
  Purchase of equipment                                           (310,000)          (337,000)           (60,000)          (103,000)
  Draw by minority interest in LLC                                 (46,000)                --                 --                 --
  Purchase of minority interest in LLC                            (154,000)                --                 --                 --
  Purchase of real estate held for investment                     (457,000)          (493,000)          (960,000)          (184,000)
  Proceeds from sale of real estate held
    for investment                                                  80,000            241,000                 --            777,000
  Purchase of FHLB stock                                           (76,000)                --                 --                 --
  Proceeds from the sale of FHLB stock                                  --            554,000            543,000                 --
                                                              ---------------------------------------------------------------------
      Net cash provided by (used in)
        investing activities                                   (13,968,000)        (1,025,000)        44,223,000         (6,805,000)
                                                              ---------------------------------------------------------------------
Cash Flows from Financing Activities
  Net increase (decrease) in deposits                            6,875,000         (4,180,000)         6,806,000          4,042,000
  Payment of dividends                                          (1,240,000)        (1,438,000)       (29,770,000)          (377,000)
  Retirement of stock repurchased                               (3,111,000)        (4,473,000)        (3,021,000)          (877,000)
  Minority interest contribution in LLC                                 --                 --             10,000                 --
  Proceeds from FHLB borrowings                                 24,000,000                 --                 --          8,000,000
  Repayments on FHLB borrowings                                (16,000,000)                --        (35,000,000)                --
  Proceeds from borrowings on note payable                              --                 --         18,000,000                 --
  Repayments on note payable                                            --        (18,000,000)                --                 --
  Principal payment received on ESOP note                          410,000            408,000            178,000            269,000
  Net increase (decrease) in advance payments
    by borrowers for taxes and insurance                                --             (2,000)            (6,000)           109,000
                                                              ---------------------------------------------------------------------
      Net cash provided by (used in)
        financing activities                                    10,934,000        (27,685,000)       (42,803,000)        11,166,000
                                                              ---------------------------------------------------------------------

                                   (Continued)

Years Ended December 31, 2000,
September 30, 1999 and 1998, and
Three Months Ended December 31, 1999

                                                               December 31,      September 30,      September 30,       December 31,
                                                                   2000               1999               1998               1999
------------------------------------------------------------------------------------------------------------------------------------
        Increase (decrease) in cash
          and cash equivalents                                $ (2,050,000)      $(27,901,000)      $  5,152,000       $  4,638,000
Cash and cash equivalents:
  Beginning                                                      9,533,000         32,796,000         27,644,000          4,895,000
                                                              ---------------------------------------------------------------------
  Ending                                                      $  7,483,000       $  4,895,000       $ 32,796,000       $  9,533,000
                                                              =====================================================================

Supplemental Schedule of Cash and
  Cash Equivalents:
    Interest-bearing deposits                                 $  2,935,000       $  1,867,000       $  2,891,000       $  4,009,000
    Noninterest-bearing deposits                                 2,978,000          2,598,000         26,895,000          5,524,000
    Federal funds sold                                           1,570,000            430,000          3,010,000                 --
                                                              ---------------------------------------------------------------------
                                                              $  7,483,000       $  4,895,000       $ 32,796,000       $  9,533,000
                                                              =====================================================================
Supplemental Disclosures of Cash
  Flow Information:
  Cash payments for (receipts of):
    Interest                                                  $  8,270,000       $  7,304,000       $  9,227,000       $  1,675,000
    Income taxes                                                   744,000            980,000            314,000            (32,000)
Supplemental Disclosures of Noncash
  Transactions
  Transfer of loans to real estate acquired
    in settlement of loans                                              --             42,000             50,000                 --
  Loans originated to finance the sale
    of real estate acquired in settlement
    of loans                                                            --            100,000                 --                 --
  Net change in unrealized gain (loss) on
    securities available for sale, net of
    deferred taxes (credits)                                       489,000           (545,000)           (43,000)          (133,000)
  Change in dividends accrued                                       94,000            (56,000)           (15,000)                --
  Net income of minority interest                                   10,000                 --                 --            130,000
  Adoption of management recognition plan                               --                 --          3,193,000                 --

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies

Organization: South Street Financial Corp., a North Carolina corporation (the "Company") is a bank holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve") under the Bank Holding Company Act of 1956, as amended (the "BHCA") and the savings bank holding company laws of North Carolina. The Company serves as a holding company for Home Savings Bank of Albemarle, Inc., S.S.B. ("Home Savings" or the "Bank"). The Company's activities consist of managing its investment portfolio, holding the indebtedness outstanding from the Home Savings Bank of Albemarle, Inc., SSB Employee Stock Ownership Plan (the "ESOP") and owning the Bank. The Company's principal sources of income are earnings on its investments and interest payments received from the ESOP with respect to the ESOP loan. In addition, the Company will receive any dividends which are declared and paid by the Bank on its capital stock.

Nature of business: Home Savings is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area of Stanly County, North Carolina. The Bank's underwriting polices require such loans to be made with a loan-to-value ratio of at least 80% based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company ("FDIC") and the Administrator of the North Carolina Savings Institutions Division (the "NC Administrator"). The Bank's deposits are insured by the Savings Association Insurance Fund ("SAIF") of the FDIC.

During 1998, the Bank formed a wholly-owned subsidiary, South Street Development Corporation ("SSDC") with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC ("Park Ridge"). The other 50% interest in Park Ridge was purchased by SSDC in 2000.

Change in fiscal year: On December 28, 1999, the Board of Directors approved a change in the Company's fiscal year end from September 30 to December 31.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements:

Principles of consolidation: The consolidated financial statements include the accounts of South Street Financial Corp. and its wholly-owned subsidiary, Home Savings Bank of Albemarle, S.S.B., the Bank's wholly-owned subsidiary, South Street Development Corporation, and SSDC's wholly-owned subsidiary, Park Ridge Associates, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

Basis of financial statement presentation: The accounting and reporting policies of the Company conform to generally accepted accounting principles and general practices within the financial services industry. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported revenues and expenses for the period. Actual results could differ from those estimates.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Cash, cash equivalents and cash flows: For purposes of reporting the statements of cash flows, the Company includes cash on hand, demand deposits at other financial institutions and federal funds sold as cash equivalents. From time to time, the Company maintains deposits with financial institutions which are in excess of the federally-insured amounts. The Company has not experienced any losses with regard to concentration. Cash flows from loans and deposits are reported net.

The Bank is required to maintain a minimum balance of $225,000 with the Federal Reserve Bank for transactions clearing through that account.

Investment securities: The Company has investments in debt and equity securities which consist primarily of obligations of the U.S. Government and federal agencies, mortgage-backed securities and common stock. Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification is reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with SFAS No.
115. All securities have been classified as either available for sale or held to maturity.

Securities available for sale: Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company's assets and liabilities, liquidity needs, regulatory capital consideration, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the securities' contractual lives. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income. Declines in the fair value of individual securities classified as either available for sale or held to maturity below their amortized cost that are determined to be other than temporary result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Securities held to maturity: Securities classified as held to maturity are those securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Company's financial position and liquidity, management believes the Company has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock: The Bank, as a member of the Federal Home Loan Bank system (FHLB), is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a market value which is equal to cost.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Loans receivable: Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees. The Bank's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

Allowance for loan losses: The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb estimated losses on existing loans. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. Allocated and unallocated portions are determined in the same manner. While management uses the best information to make evaluations, future adjustments may be necessary, if economic or other conditions differ substantially from the assumptions used.

Impaired loans: The Bank assesses loans delinquent greater than 90 days for impairment. SFAS No. 114 requires that the Bank establish specific loan loss allowances on impaired loans if it is doubtful that all principal and interest due, according to the loan terms, will be collected. An allowance on an impaired loan is required if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can also be valued based upon its fair value in the market place or on the basis of its underlying collateral if the loan is collateral dependent. If foreclosure is imminent, and the loan is collateral dependent, the loan must be valued based upon the fair value of the underlying collateral.

Interest income: The Bank recognizes interest income on loans using the interest method over the contractual life of the loan. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more, when the collection of interest is not in doubt. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed. The Bank anticipates that it will account for interest on impaired loans in a similar fashion in the future if and when it has impaired loans.

Loan origination fees and related costs: Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Real estate acquired in settlement of loans: Real estate acquired in settlement of loans is initially recorded at estimated fair value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

Real estate held for investment: Real estate held for investment is stated at the lower of cost or market value.

Office properties and equipment: Office properties and equipment are stated at cost less accumulated depreciation which is computed principally by the straight-line method over the assets' estimated useful lives.

Benefit plans: The Bank provides a noncontributory pension plan covering substantially all of the Bank's employees who are eligible as to age and length of service. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

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

Additionally, the Company has implemented a qualified stock option plan authorizing the grant of up to 449,650 stock options to certain directors, officers and employees, either in the form of incentive stock options or non-incentive stock options. The Company has also implemented a management recognition plan by acquiring in trust 179,860 shares of stock for issuance to certain directors, officers and employees.

Advance payments by borrowers for taxes and insurance: Certain borrowers make monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

Income taxes: Deferred taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

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

Comprehensive income: SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. This statement requires that all items that are recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements.

Off-statement of financial condition risk: The Bank is a party to financial instruments with off statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

Fair value of financial instruments: The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company's financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

The fair value estimates presented are based on pertinent information available to management as of the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amount, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities

Amortized cost and fair values of securities are summarized as follows:

                                                                                      December 31, 2000
                                                         ---------------------------------------------------------------------------
                                                                                Gross                Gross
                                                          Amortized          Unrealized            Unrealized               Fair
                                                            Cost                Gains               (Losses)                Value
                                                         ---------------------------------------------------------------------------
Securities available for sale:
  U.S. Government and federal
    agencies obligations                                 $15,498,000          $  15,000           $    (39,000)          $15,474,000
  Mortgage-backed securities                               9,457,000                 --               (243,000)            9,214,000
  Other securities                                           600,000                 --                     --               600,000
                                                         ---------------------------------------------------------------------------
                                                         $25,555,000          $  15,000           $   (282,000)          $25,288,000
                                                         ===========================================================================
Securities held to maturity:
  Mortgage-backed securities
    and related securities                               $ 6,762,000          $  46,000           $   (382,000)          $ 6,426,000
                                                         ===========================================================================
Other investments:
  Interest-earning deposits                              $ 2,935,000          $      --           $         --           $ 2,935,000
  Federal funds sold                                       1,570,000                 --                     --             1,570,000
  Federal Home Loan Bank stock                             1,229,000                 --                     --             1,229,000
                                                         ---------------------------------------------------------------------------
                                                         $ 5,734,000          $      --           $         --           $ 5,734,000
                                                         ===========================================================================

                                                                                      December 31, 1999
                                                         ---------------------------------------------------------------------------
                                                                                Gross                Gross
                                                          Amortized          Unrealized            Unrealized               Fair
                                                            Cost                Gains               (Losses)                Value
                                                         ---------------------------------------------------------------------------
Securities available for sale:
  U.S. Government and federal
    agencies obligations                                 $16,496,000          $      --           $   (283,000)          $16,213,000
  Mortgage-backed securities                              12,655,000                 --               (786,000)           11,869,000
  Other security                                             315,000                 --                     --               315,000
                                                         ---------------------------------------------------------------------------
                                                         $29,466,000          $      --           $ (1,069,000)          $28,397,000
                                                         ===========================================================================
Securities held to maturity:
  Mortgage-backed securities
    and related securities                               $ 8,397,000          $  45,000           $   (492,000)          $ 7,950,000
                                                         ===========================================================================
Other investments:
    Interest-earning deposits                            $ 4,009,000          $      --           $         --           $ 4,009,000
    Federal Home Loan Bank stock                           1,153,000                 --                     --             1,153,000
                                                         ---------------------------------------------------------------------------
                                                         $ 5,162,000          $      --           $         --           $ 5,162,000
                                                         ===========================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

                                                                                   September 30, 1999
                                                         ---------------------------------------------------------------------------
                                                          Amortized          Unrealized            Unrealized               Fair
                                                            Cost                Gains               (Losses)                Value
                                                         ---------------------------------------------------------------------------
Securities available for sale:
  U.S. Government and federal
    agencies obligations                                 $16,496,000          $      --           $   (182,000)          $16,314,000
  Mortgage-backed securities                              13,148,000                 --               (669,000)           12,479,000
  Other security                                             315,000                 --                     --               315,000
                                                         ---------------------------------------------------------------------------
                                                         $29,959,000          $      --           $   (851,000)          $29,108,000
                                                         ===========================================================================
Securities held to maturity:
  Mortgage-backed securities
    and related securities                               $ 8,932,000          $  84,000           $   (445,000)          $ 8,571,000
                                                         ===========================================================================
Other investments:
  Interest-earning deposits                              $ 1,867,000          $      --           $         --           $ 1,867,000
  Federal funds sold                                         430,000                 --                     --               430,000
  Federal Home Loan Bank stock                             1,153,000                 --                     --             1,153,000
                                                         ---------------------------------------------------------------------------
                                                         $ 3,450,000          $      --           $         --           $ 3,450,000
                                                         ===========================================================================

The amortized cost and fair values of securities as of December 31, 2000 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

                                                                 Amortized                    Fair
                                                                   Cost                       Value
                                                               ---------------------------------------
Securities available for sale:
  Due in one year or less                                      $ 6,499,000                 $ 6,484,000
  Due after one year through five years                          8,999,000                   8,990,000
  Due after ten years                                            9,757,000                   9,514,000
  Equity security                                                  300,000                     300,000
                                                               ---------------------------------------
                                                               $25,555,000                 $25,288,000
                                                               =======================================

Securities held to maturity:
  Due after one year through five years                        $   100,000                 $   101,000
  Due after five years through ten years                         4,684,000                   4,310,000
  Due after ten years                                            1,978,000                   2,015,000
                                                               ---------------------------------------
                                                               $ 6,762,000                 $ 6,426,000
                                                               =======================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

Proceeds from the sales of securities available for sale for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999 were $1,469,000, $-0-, $8,463,000, and $-0-, respectively.
Gross proceeds from maturities and recalled securities available for sale for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999 were $2,644,000, $32,197,000, $44,427,000 and
$488,000, respectively. Gross realized gains from sales, maturities or recalls of securities available for sale for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999 were $57,000, $3,000, $88,000 and $-0-, respectively. Gross realized losses from sales, maturities or recalls of securities available for sale for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999 were $141,000, $-0-, $-0- and $-0-, respectively. There were no sales, maturities or recalls of investment securities held to maturity during the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999.

The change in accumulated other comprehensive income, which consists of unrealized gains and losses for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999 is as shown below:

                                                   December 31,     September 30,    September 30,      December 31,
                                                      2000              1999              1998              1999
                                                   -----------------------------------------------------------------
Balance, beginning                                 $(652,000)         $  26,000          $ 69,000          $(519,000)
  Changes in unrealized gains (losses)               802,000           (894,000)          (71,000)          (218,000)
  Changes in deferred income taxes                  (313,000)           349,000            28,000             85,000
                                                   -----------------------------------------------------------------
Balance, ending                                    $(163,000)         $(519,000)         $ 26,000          $(652,000)
                                                   =================================================================

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 2000:

                                                                                   Carrying Value
                                                  ----------------------------------------------------------------------------------
                                                                     After One       After Five
                                                                   Year Through     Years Through         After
                                                    One Year        Five Years        Ten Years         Ten Years             Total
                                                  ----------------------------------------------------------------------------------
Securities available for sale:
  Federal Home Loan Bank bonds                    $ 6,484,000       $8,990,000       $        --       $        --       $15,474,000
  Mortgage-backed securities                               --               --                --         9,214,000         9,214,000
  Equity security                                     300,000               --                --                --           300,000
  Other                                                    --               --                --           300,000           300,000
Securities held to maturity:
  Mortgage-backed securities                               --          100,000         4,684,000         1,978,000         6,762,000
Other investments:
  Interest-earning deposits                         2,935,000               --                --                --         2,935,000
  Federal funds sold                                1,570,000               --                --                --         1,570,000
  Federal Home Loan Bank stock                             --               --                --         1,229,000         1,229,000
                                                  ----------------------------------------------------------------------------------
                                                  $11,289,000       $9,090,000       $ 4,684,000       $12,721,000       $37,784,000
                                                  ==================================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 2. Securities (Continued)

The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at December 31, 2000:

                                                                     After One       After Five
                                                                   Year Through     Years Through         After
                                                    One Year        Five Years        Ten Years         Ten Years             Total
                                                  ----------------------------------------------------------------------------------
Securities available for sale:
  Federal Home Loan Bank bonds                         5.48%            5.67%               --                --              5.59%
  Mortgage-backed securities                             --               --                --              6.11%             6.11%
  Equity security                                        --               --                --                --                --
  Other                                                  --               --                --                --                --
Securities held to maturity:
  Mortgage-backed securities                             --             7.26%             7.46%             7.17%             7.37%
Other investments:
  Interest-earning deposits                            5.70%              --                --                --              5.70%
  Federal funds sold                                   5.30%              --                --                --              5.30%
  Federal Home Loan Bank stock                           --               --                --              7.64%             7.64%
                                                  --------------------------------------------------------------------------------
                                                       5.60%            5.69%             7.46%             6.28%             6.02%
                                                  ================================================================================

Note 3. Loans Receivable

Loans receivable are summarized below:

                                      December 31, 2000            December 31, 1999           September 30, 1999
                                                    % of                         % of                         % of
                                    Amount          Total        Amount          Total       Amount           Total
                                 -----------------------------------------------------------------------------------
Real estate loans:
  Residential 1-4 family         $116,410,000       76.33%    $106,544,000       79.64%    $104,994,000       83.67%
  Residential multi-family            566,000        0.37%         605,000        0.45%         620,000        0.49%
  Nonresidential real estate        2,276,000        1.49%       3,656,000        2.73%       3,791,000        3.02%
  Residential construction          7,929,000        5.20%      11,949,000        8.93%      11,225,000        8.95%
  Land                              5,467,000        3.58%       2,355,000        1.76%       2,489,000        1.98%
  Line of credit                    4,267,000        2.80%       3,063,000        2.29%       2,854,000        2.27%
  Commercial loans                 16,960,000       11.12%       9,560,000        7.15%       4,920,000        3.92%
                                 ----------------------------------------------------------------------------------
  Total real estate loans         153,875,000      100.89%     137,732,000      102.95%     130,893,000      104.30%
                                 ----------------------------------------------------------------------------------
Consumer loans:
  Share and other                   3,577,000        2.35%       3,205,000        2.40%       2,468,000        1.97%
  Credit reserve                       98,000        0.06%          92,000        0.06%         102,000        0.08%
                                 ----------------------------------------------------------------------------------
  Total consumer loans              3,675,000        2.41%       3,297,000        2.46%       2,570,000        2.05%
                                 ----------------------------------------------------------------------------------
Less:
  Net deferred loan fees              490,000        0.32%         575,000        0.43%         564,000        0.45%
  Loans in process                  4,117,000        2.70%       6,240,000        4.66%       6,977,000        5.56%
  Allowance for loan losses           429,000        0.28%         429,000        0.32%         429,000        0.34%
                                 ----------------------------------------------------------------------------------
  Total reductions                  5,036,000        3.30%       7,244,000        5.41%       7,970,000        6.35%
                                 ----------------------------------------------------------------------------------
  Total loans receivable, net    $152,514,000      100.00%    $133,785,000      100.00%    $125,493,000      100.00%
                                 ==================================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

                                     September 30, 1998            September 30, 1997         September 30, 1996
                                 -----------------------------------------------------------------------------------
                                                    % of                         % of                         % of
                                    Amount          Total        Amount          Total       Amount           Total
                                 -----------------------------------------------------------------------------------
Real estate loans:
  Residential 1-4 family         $ 96,218,000       87.04%    $ 95,984,000       85.71%    $ 93,275,000       84.90%
  Residential multi-family            464,000        0.42%         555,000        0.50%         695,000        0.63%
  Nonresidential real estate        3,777,000        3.42%       3,774,000        3.37%       4,038,000        3.67%
  Residential construction          4,427,000        4.00%       8,394,000        7.50%       4,720,000        4.30%
  Land                              5,507,000        4.98%       6,091,000        5.44%       6,304,000        5.74%
  Line of credit                    3,167,000        2.86%       3,328,000        2.96%       3,786,000        3.45%
  Commercial loans                         --          --               --          --               --          --
                                 ----------------------------------------------------------------------------------
  Total real estate loans         113,560,000      102.72%     118,126,000      105.48%     112,818,000      102.69%
                                 ----------------------------------------------------------------------------------
Consumer loans:
  Share and other                     201,000        0.18%         488,000        0.44%         196,000        0.18%
  Credit reserve                      385,000        0.35%          96,000        0.08%         470,000        0.43%
                                 ----------------------------------------------------------------------------------
  Total consumer loans                586,000        0.53%         584,000        0.52%         666,000        0.61%
                                 ----------------------------------------------------------------------------------
Less:
  Net deferred loan fees              591,000        0.53%         636,000        0.57%         582,000        0.53%
  Loans in process                  2,576,000        2.33%       5,655,000        5.05%       2,616,000        2.38%
  Allowance for loan losses           429,000        0.39%         429,000        0.38%         428,000        0.39%
                                 ----------------------------------------------------------------------------------
  Total reductions                  3,596,000        3.25%       6,720,000        6.00%       3,626,000        3.30%
                                 ----------------------------------------------------------------------------------
  Total loans receivable, net    $110,550,000      100.00%    $111,990,000      100.00%    $109,858,000      100.00%
                                 ==================================================================================

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at December 31, 2000. Loans which have adjustable rates are shown as being due in the period during which rates are next subject to change, while fixed rate and other loans are shown as due in the period of contractual maturity. Demand loans, loans having no stated maturity and overdrafts, are reported as due in one year or less. The table does not include prepayments or scheduled principal repayments. Amounts in the table are net of loans in process and are net of unamortized loan fees.

                                                           At December 31, 2000
                                          -----------------------------------------------------------
                                                          More than        Greater
                                            One Year      1 Year to         than
                                            or Less        5 Years         5 Years            Total
                                          -----------------------------------------------------------
Adjustable rate residential 1-4 family    $     8,000     $   49,000    $    924,000    $     981,000
Fixed rate residential 1-4 family             141,000      2,085,000     113,438,000      115,664,000
Other real estate loans - adjustable        7,080,000        216,000       4,470,000       11,766,000
Other real estate loans - fixed             1,180,000      1,694,000      15,545,000       18,419,000
Other loans                                   931,000      2,113,000       3,559,000        6,603,000
Net deferred loan fees                       (490,000)            --              --         (490,000)
Allowance for loan losses                    (429,000)            --              --         (429,000)
                                          -----------------------------------------------------------
        Totals                            $ 8,421,000     $6,157,000    $137,936,000    $ 152,514,000
                                          ===========================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

The following table sets forth the dollar amount at December 31, 2000 of all loans maturing or repricing on or after December 31, 2001 which have fixed or adjustable interest rates.

                                                   Fixed              Adjustable
                                                   Rates                Rates
                                               ---------------------------------
Real estate loans                              $132,762,000           $5,659,000
Other                                             5,672,000                   --
                                               ---------------------------------
                                               $138,434,000           $5,659,000
                                               =================================

The following is an analysis of the allowance for loan losses:

                                                                                                                   Three Months
                                                                    Year Ended                                     ------------
                                   ------------------------------------------------------------------------------     Ended
                                   December 31,    September 30,   September 30,  September 30,     September 30,  December 31,
                                       2000            1999            1998           1997              1996           2000
                                   --------------------------------------------------------------------------------------------
Balance, beginning of period       $    429,000    $    429,000    $    429,000   $    428,000      $    137,000   $    429,000

Provision for loan losses                    --              --              --             --           300,000             --

Charge-offs:
  Residential 1-4 family                     --              --          (1,000)        (1,000)           (8,000)            --
  Line of credit                             --              --              --             --           (10,000)            --

Recoveries:
  Residential 1-4 family                     --              --           1,000          2,000             6,000             --
  Line of credit                             --              --              --             --             3,000             --
                                   --------------------------------------------------------------------------------------------

Balance, end of period             $    429,000    $    429,000    $    429,000   $    429,000      $    428,000   $    429,000
                                   ============================================================================================

Net charge-offs (recoveries) as
  a percent of average loans                 --              --              --         (0.001)%           0.008%            --

Allowance at period end as a
  percent of nonperforming
  loans                                   97.72%         245.14%         172.98%         84.12%            65.44%        280.39%

Allowance at period end as a
  percent of nonperforming
  assets                                  93.87%         222.28%         135.76%         81.25%            63.69%        250.88%

Allowance at period end as a
  percent of total gross loans             0.27%           0.32%           0.38%          0.36%             0.38%          0.30%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

                                                        December 31, 2000                          December 31, 1999
                                            -------------------------------------------------------------------------------------
                                                           Percent of                                  Percent of
                                                            Allowance     Percent of                    Allowance      Percent of
                                            Amount of       to Total        Loans to     Amount of      to Total        Loans to
                                            Allowance       Allowance     Total Loans    Allowance      Allowance      Total Loans
                                            -------------------------------------------------------------------------------------
Real estate loans:
  One-to-four family
    residential                             $153,000          35.66%         73.89%      $185,000          43.12%         75.55%
  Multi-family residential                     1,000           0.23%          0.36%         1,000           0.23%          0.43%
  Nonresidential real estate                   2,000           0.47%          1.44%         4,000           0.93%          2.59%
  Residential construction                        --             --           5.03%            --             --           8.47%
  Land                                         5,000           1.17%          3.47%         2,000           0.47%          1.67%
  Home equity                                 10,000           2.33%          2.71%         5,000           1.17%          2.17%
  Commercial loans                            39,000           9.09%         10.77%        10,000           2.33%          6.78%
                                            -----------------------------------------------------------------------------------
    Total real estate loans                  210,000          48.95%         97.67%       207,000          48.25%         97.66%
                                            -----------------------------------------------------------------------------------
Consumer loans:
  Share and other loans                        4,000           0.93%          2.27%         3,000           0.70%          2.27%
  Credit reserve                                  --             --           0.06%            --             --           0.07%
                                            -----------------------------------------------------------------------------------
    Total consumer loans                       4,000           0.93%          2.33%         3,000           0.70%          2.34%
                                            -----------------------------------------------------------------------------------

Unallocated                                  215,000          50.12%            --        219,000          51.05%            --
                                            -----------------------------------------------------------------------------------
                                            $429,000         100.00%        100.00%      $429,000         100.00%        100.00%
                                            ===================================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

                                                       September 30, 1999                         September 30, 1998
                                            -------------------------------------------------------------------------------------
                                                           Percent of                                  Percent of
                                                            Allowance     Percent of                    Allowance      Percent of
                                            Amount of       to Total        Loans to     Amount of      to Total        Loans to
                                            Allowance       Allowance     Total Loans    Allowance      Allowance      Total Loans
                                            -------------------------------------------------------------------------------------
Real estate loans:
  One-to-four family
    residential                             $175,000          40.79%         82.97%      $203,000          47.31%         84.30%
  Multi-family residential                     1,000           0.23%          0.49%         1,000           0.23%          0.41%
  Nonresidential real estate                   2,000           0.47%          2.99%            --             --           3.31%
  Residential construction                        --             --           3.37%            --             --           3.88%
  Land                                         4,000           0.93%          1.97%            --             --           4.82%
  Home equity                                 11,000           2.57%          2.27%         6,000           1.40%          2.77%
  Commercial loans                             5,000           1.17%          3.91%            --             --             --
                                            -----------------------------------------------------------------------------------
    Total real estate loans                  198,000          46.16%         97.97%       210,000          48.94%         99.49%
                                            -----------------------------------------------------------------------------------
Consumer loans:
  Share and other loans                        1,000           0.23%          1.95%            --             --           0.43%
  Credit reserve                                  --             --           0.08%            --             --           0.08%
                                            -----------------------------------------------------------------------------------
    Total consumer loans                       1,000           0.23%          2.03%            --             --           0.51%
                                            -----------------------------------------------------------------------------------

Unallocated                                  230,000          53.61%            --        219,000          51.06%            --
                                            -----------------------------------------------------------------------------------
                                            $429,000         100.00%        100.00%      $429,000         100.00%        100.00%
                                            ===================================================================================

                                                        September 30, 1997                        September 30, 1996
                                            -------------------------------------------------------------------------------------
                                                           Percent of                                  Percent of
                                                            Allowance     Percent of                    Allowance      Percent of
                                            Amount of       to Total        Loans to     Amount of      to Total        Loans to
                                            Allowance       Allowance     Total Loans    Allowance      Allowance      Total Loans
                                            -------------------------------------------------------------------------------------
Real estate loans:
  One-to-four family
    residential                             $262,000          61.07%         80.86%      $243,000          56.78%         82.19%
  Multi-family residential                     1,000           0.23%          0.47%         1,000           0.23%          0.61%
  Nonresidential real estate                   4,000           0.94%          3.18%         4,000           0.93%          3.56%
  Residential construction                        --             --           7.07%            --             --           4.16%
  Land                                         4,000           0.93%          5.13%         6,000           1.40%          5.56%
  Home equity                                  7,000           1.63%          2.80%        10,000           2.34%          3.34%
  Commercial loans                                --             --             --             --             --             --
                                            -----------------------------------------------------------------------------------
    Total real estate loans                  278,000          64.80%         99.51%       264,000          61.68%         99.42%
                                            -----------------------------------------------------------------------------------
Consumer loans:
  Share and other loans                           --             --           0.41%            --             --           0.17%
  Credit reserve                                  --             --           0.08%            --             --           0.41%
                                            -----------------------------------------------------------------------------------
    Total consumer loans                          --             --           0.49%            --             --           0.58%
                                            -----------------------------------------------------------------------------------

Unallocated                                  151,000          35.20%            --        164,000          38.32%            --
                                            -----------------------------------------------------------------------------------
                                            $429,000         100.00%        100.00%      $428,000         100.00%        100.00%
                                            ===================================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to $439,000, $331,000 and $175,000 at December 31, 2000, December 31,
1999 and September 30, 1999, respectively. These loans had an average outstanding balance of $282,000, $279,000, $373,000 and $253,000 for the years ended December 31, 2000, September 30, 1999 and 1998, and for the three months ended December 31, 1999. These loans are primarily collateral dependent and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans are not required.

The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $20,000, $12,000, $14,000 and $12,000 for the years ended December 31, 2000,
September 30, 1999 and 1998 and for the three months ended December 31, 1999, respectively.

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans.

                                                                        December 31,           December 31,            September 30,
                                                                           2000                    1999                    1999
                                                                       ------------------------------------------------------------
Nonaccrual loans                                                       $    439,000            $    331,000            $    175,000
Foreclosed real estate                                                       18,000                  18,000                  18,000
                                                                       ------------------------------------------------------------
Total non-performing assets                                                 457,000                 349,000                 193,000
                                                                       ============================================================

Non-performing loans to total gross loans                                      0.28%                   0.23%                   0.13%
                                                                       ============================================================

Non-performing assets to total assets                                          0.23%                   0.19%                   0.11%
                                                                       ============================================================

Total assets                                                           $198,343,000            $185,667,000            $174,545,000

Total gross loans                                                      $157,550,000            $141,029,000            $133,463,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 3. Loans Receivable (Continued)

                                                                       September 30,           September 30,           September 30,
                                                                           1998                     1997                    1996
                                                                       ------------------------------------------------------------
Nonaccrual loans                                                       $    248,000            $    510,000            $    654,000
Foreclosed real estate                                                       68,000                  18,000                  18,000
                                                                       ------------------------------------------------------------
Total non-performing assets                                                 316,000                 528,000                 672,000
                                                                       ============================================================

Non-performing loans to total gross loans                                      0.22%                   0.43%                   0.58%
                                                                       ============================================================

Non-performing assets to total assets                                          0.16%                   0.22%                   0.31%
                                                                       ============================================================

Total assets                                                           $201,945,000            $241,061,000            $217,954,000

Total gross loans                                                      $114,146,000            $118,710,000            $113,484,000

Officers and directors of the Company were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

                                                                       December 31,            December 31,            September 30,
                                                                           2000                    1999                    1999
                                                                       ------------------------------------------------------------
Balance, beginning                                                     $  2,742,000            $  2,791,000            $  1,436,000
  Originations                                                              801,000                 155,000               1,632,000
  Payments received                                                        (326,000)               (204,000)               (277,000)
                                                                       ------------------------------------------------------------
Balance, ending                                                        $  3,217,000            $  2,742,000            $  2,791,000
                                                                       ============================================================

Note 4. Accrued Interest Receivable

Accrued interest receivable is summarized as follows:

                                                                       December 31,            December 31,            September 30,
                                                                            2000                    1999                    1999
                                                                       ------------------------------------------------------------
Securities                                                             $    182,000            $    203,000            $    266,000
Mortgage-backed securities                                                  112,000                 155,000                 160,000
Loans receivable                                                            794,000                 660,000                 658,000
                                                                       ------------------------------------------------------------
                                                                       $  1,088,000            $  1,018,000            $  1,084,000
                                                                       ============================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 5. Office Properties and Equipment

Office properties and equipment consist of the following:

                                                                       December 31,            December 31,            September 30,
                                                                            2000                    1999                    1999
                                                                       ------------------------------------------------------------
Land                                                                   $    402,000            $    138,000            $    138,000
Buildings and improvements                                                1,499,000               1,496,000               1,425,000
Furniture and equipment                                                     916,000                 990,000                 957,000
                                                                       ------------------------------------------------------------
                                                                          2,817,000               2,624,000               2,520,000
Less accumulated depreciation                                             1,313,000               1,276,000               1,232,000
                                                                       ------------------------------------------------------------
                                                                       $  1,504,000            $  1,348,000            $  1,288,000
                                                                       ============================================================

Note 6. Employee Pension Plan

The Bank has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $180,000, $173,000, $165,000 and $42,000 for the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999, respectively, and is included in compensation and benefits in the accompanying statements of income.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6. Employee Pension Plan (Continued)

The most recent actuarial valuation of the plan was completed as of and for the fiscal year ended September 30, 2000. Management believes that there have been no significant changes in the assumptions or plan activity through December 31, 2000 that would cause a material change in the balances presented below. The following table sets forth the Plan's funded status:

                                                           September 30,               September 30,
                                                               2000                         1999
                                                           ----------------------------------------
Change in benefit obligation:
  Benefit obligation, beginning                            $ 1,521,000                  $ 1,283,000
  Service cost                                                  68,000                       56,000
  Interest cost                                                120,000                      109,000
  Actuarial (gain) loss                                        (19,000)                      77,000
  Distributions                                                     --                       (4,000)
                                                           ----------------------------------------
  Benefit obligation, ending                                 1,690,000                    1,521,000
                                                           ----------------------------------------

Change in plan assets:
  Fair value of plan assets, beginning                         784,000                      593,000
  Actual return on plan assets                                  56,000                       45,000
  Employer contribution                                        164,000                      150,000
  Distributions                                                     --                       (4,000)
                                                           ----------------------------------------
  Fair value of plan assets, ending                          1,004,000                      784,000
                                                           ----------------------------------------

  Funded status                                               (686,000)                    (737,000)
  Unrecognized net actuarial loss                              405,000                      425,000
  Unrecognized prior service cost                              304,000                      336,000
                                                           ----------------------------------------
  Prepaid benefit cost                                     $    23,000                  $    24,000
                                                           ========================================

The components of net periodic benefit cost are as follows:

                                                                                                Year Ended
                                                                       -------------------------------------------------------------
                                                                       September 30,           September 30,           September 30,
                                                                           2000                    1999                    1998
                                                                       -------------------------------------------------------------
Service cost                                                           $     68,000            $     56,000            $     52,000
Interest cost                                                               120,000                 109,000                  91,000
Expected return on plan assets                                              (72,000)                (54,000)                (37,000)
Amortization of prior service cost                                           34,000                  34,000                  34,000
Recognized net actuarial loss                                                17,000                  28,000                  25,000
                                                                       ------------------------------------------------------------
      Net periodic benefit cost                                        $    167,000            $    173,000            $    165,000
                                                                       ============================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 6. Employee Pension Plan (Continued)

Weighted-average assumptions used to develop the net periodic pension cost as of September 30, 1999 and 1998 were:

Discount rate                                                               8.0%
Expected rate of return on plan assets                                      8.0
Rate of compensation increase                                               5.0

Note 7. Deposits

Deposits are summarized as follows:

                                                    December 31, 2000                               December 31, 1999
                                  ------------------------------------------------------------------------------------------------
                                                        Weighted                                        Weighted
                                                         Average           % of                          Average           % of
                                     Amount               Rate           deposits      Amount              Rate           deposits
                                  ------------------------------------------------------------------------------------------------
Demand Accounts:
  Passbook savings                $ 20,559,000            3.17%           13.26%    $ 16,654,000           2.57%           11.23%
  NOW accounts                       8,473,000            1.00%            5.47%       7,857,000           1.00%            5.30%
  Money market                       4,833,000            2.72%            3.12%       5,221,000           2.00%            3.52%
  Noninterest bearing
    accounts                         1,976,000               -             1.27%       2,095,000              -             1.41%
                                  ----------------------------------------------------------------------------------------------
    Total demand deposits           35,841,000            2.42%           23.12%      31,827,000           1.92%           21.46%

Certificates of deposit            119,192,000            6.11%           76.88%     116,331,000           5.42%           78.44%

Accrued interest payable                 2,000                             0.00%         156,000                            0.10%
                                  ----------------------------------------------------------------------------------------------
Total Deposits                    $155,035,000            5.26%          100.00%    $148,314,000           4.66%          100.00%
                                  ==============================================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7. Deposits (Continued)

                                                   September 30, 1999                             September 30, 1998
                                  ------------------------------------------------------------------------------------------------
                                                        Weighted                                        Weighted
                                                         Average           % of                          Average           % of
                                     Amount               Rate           deposits      Amount              Rate           deposits
                                  ------------------------------------------------------------------------------------------------
Demand Accounts:
  Passbook savings                $ 14,562,000            2.10%           10.09%    $ 13,766,000             2.00%          9.27%
  NOW accounts                       7,424,000            1.00%            5.15%       7,875,000             1.00%          5.31%
  Money market                       5,803,000            2.00%            4.02%       6,512,000             2.50%          4.39%
  Noninterest bearing
    accounts                         1,322,000               -             0.92%       1,502,000                -           1.01%
                                  ----------------------------------------------------------------------------------------------
    Total demand deposits           29,111,000            1.67%           20.18%      29,655,000             1.74%         19.98%

Certificates of deposit            115,045,000            5.32%           79.74%     118,681,000             5.65%         79.95%

Accrued interest payable               116,000                             0.08%         108,000                            0.07%
                                  ----------------------------------------------------------------------------------------------
Total Deposits                    $144,272,000            4.59%          100.00%    $148,444,000             4.87%        100.00%
                                  ==============================================================================================

At December 31, 2000, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,                                               Amount
------------------------                                            ------------
  2001                                                              $ 56,673,000
  2002                                                                47,739,000
  2003                                                                14,780,000
                                                                    ------------
                                                                    $119,192,000
                                                                    ============

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $22,700,00, $17,492,000 and $16,186,000 at December 31, 2000, December 31, 1999 and September 30, 1999,
respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

                                                                   December 31,
                                                                       2000
                                                                   -----------
Maturity Period:
  Within 3 months or less                                          $ 3,348,000
  Over 3 months through 6 months                                     4,939,000
  Over 6 months through 12 months                                    2,299,000
  Over 12 months                                                    12,114,000
                                                                   -----------
                                                                   $22,700,000
                                                                   ===========

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 7. Deposits (Continued)

Interest expense on deposits is summarized as follows:

                                                                       Year Ended                           Three Months
                                                  --------------------------------------------------------     Ended
                                                  December 31,          September 30,         September 30,  December 31,
                                                     2000                  1999                  1998           1999
                                                  ----------------------------------------------------------------------
Passbook savings                                  $  552,000            $  282,000            $  418,000      $   94,000
NOW and money market                                 206,000               224,000               311,000          49,000
Certificates of deposit                            6,611,000             6,438,000             6,574,000       1,547,000
                                                  ----------------------------------------------------------------------
                                                  $7,369,000            $6,944,000            $7,303,000      $1,690,000
                                                  ======================================================================

The Bank has pledged securities with an amortized cost of $1,000,000 as collateral for public deposits and pledged securities with an amortized cost of $500,000 as collateral on treasury tax and loan account at December 31, 2000.

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

Note 8. Advances from Federal Home Loan Bank

The Bank has FHLB advances totaling $16,000,000, $8,000,000 and $-0- at December 31, 2000, December 31, 1999 and September 30, 1999, respectively. All of the advances outstanding at December 31, 2000 mature in 2001. The weighted average interest rate of the advances was 6.56% and 6.42% at December 31, 2000 and 1999, respectively.

The average amount of FHLB advances outstanding was approximately $11,185,000, $-0-, $29,615,000 and $5,300,000 and had a weighted average interest rate of 6.85%, 0%, 6.81% and 6.42% during the years ended December 31, 2000 and September 30, 1999 and 1998 and for the three months ended December 31, 1999, respectively. The maximum amount of borrowings outstanding amounted to $16,000,000, $-0-, $53,000,000 and $8,000,000 during the years ended December
31, 2000 and September 30, 1999 and for the three months ended December 31, 1999 and 1998, respectively. Interest expense on FHLB advances totaled $812,000, $-0-, $936,000 and $25,000 for the years ended December 31, 2000, September 30, 1999 and 1998 and for the three months ended December 31, 1999, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 9. Deferred Compensation Agreements

The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for two executive officers. Vested benefits under these agreements are payable in monthly installments over 10 and 15 year periods. The present value of the liability for the benefits is being accrued over the service life per the underlying agreements, which amounted to $2,159,000, $1,946,000 and $1,883,000 at December 31, 2000, December 31, 1999 and September 30, 1999,
respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $219,000, $273,000, $272,000 and $62,000 for the years ended December 31, 2000, September 30, 1999 and 1998, and for the three months ended December 31, 1999, respectively.

Note 10. Management Recognition Plan and Stock Option Plan

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the "MRP") on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. The weighted average fair value of the options on the grant date was $3.49 per share. As permitted under the generally accepted accounting principles, grants under the plan will be accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in FASB Statement No. 123, the pro forma effect on reported net income would be as follows:

                                                                       Year Ended                         Three Months
                                                  ------------------------------------------------------     Ended
                                                  December 31,          September 30,      September 30,  December 31,
                                                     2000                  1999               1998           1999
                                                  --------------------------------------------------------------------
Net income (loss)
  As reported                                     $   731,000          $ 278,000           $    763,000     $  210,000
  Pro forma                                           417,000            (35,000)               136,000        132,000
Earnings (loss) per share
  As reported
    Basic                                         $      0.24          $    0.08           $       0.19     $     0.06
    Diluted                                              0.24               0.08                   0.19           0.06
  Pro forma
    Basic                                                0.14              (0.01)                  0.03           0.04
    Diluted                                              0.14              (0.01)                  0.03           0.04

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 10. Management Recognition Plan and Stock Option Plan (Continued)

At December 31, 2000, all options have been granted at an exercise price of $12.00 and 382,203 options are currently exercisable. No options have been exercised to date and all options granted are outstanding at December 31, 2000.

The MRP reserved for issuance 179,860 shares of common stock to certain officers, directors and employees The Company issued shares to fund the MRP on October 15, 1997. The restricted common stock under the MRP vests at the rate of 25% annually beginning at the date of grant. The expense related to the vesting of the MRP totaled $599,000, $798,000, $1,597,000 and $199,000 for the years ended December 31, 2000, September 30, 1999 and 1998 and for the three months ended December 31, 1999, respectively.

Note 11. Income Tax Matters

Under the Internal Revenue Code, the Bank is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. Through 1996, the provisions of the Code permitted the Bank to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Bank is still permitted to take deductions for bad debts, but is required to compute such deductions using an experience method.

The Bank must also recapture over a six year period its tax bad debt reserves which accumulated from 1987 through 1996 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but was delayed two years because the Bank originated a required minimum level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves and the ultimate payment of the taxes will not result in a charge to earnings. During the years ended December 31, 2000, September 30, 1999 and for the three months ended December 31, 1999, the Bank recaptured $171,000, $171,000 and $43,000 of this reserve.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2000, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of December 31, 2000.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11. Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified with prepaid expenses and other assets in the Statement of Financial Condition):

                                                                       December 31,            December 31,            September 30,
                                                                           2000                    1999                    1999
                                                                       -------------------------------------------------------------
Deferred tax assets:
  Net deferred loan fees and costs                                     $         --            $         --            $     22,000
  Unrealized loss on securities available for sale                          104,000                 417,000                 332,000
  Deferred compensation and supplemental income                             841,000                 755,000                 631,000
  Accrued management recognition plan                                            --                  56,000                 271,000
  Reserve for uncollected interest                                            8,000                   5,000                   4,000
  Allowance for loan losses                                                 146,000                 146,000                 146,000
  State NEL carryforward                                                         --                   8,000                      --
                                                                       ------------------------------------------------------------
                                                                          1,099,000               1,387,000               1,406,000
Less valuation allowance                                                         --                   8,000                      --
                                                                       ------------------------------------------------------------
                                                                          1,099,000               1,379,000               1,406,000
                                                                       ------------------------------------------------------------
Deferred tax liabilities:
  Net deferred loan fees and costs                                          142,000                  91,000                      --
  FHLB dividends                                                            229,000                 229,000                 229,000
  Reserve for bad debts                                                     218,000                 277,000                 291,000
  Property and equipment                                                     81,000                  80,000                  55,000
                                                                       ------------------------------------------------------------
                                                                            670,000                 677,000                 575,000
                                                                       ------------------------------------------------------------
      Net deferred tax asset                                           $    429,000            $    702,000            $    831,000
                                                                       ============================================================

Income tax expense (credits) consist of the following:

                                                                       Year Ended                         Three Months
                                                  ------------------------------------------------------     Ended
                                                  December 31,          September 30,      September 30,  December 31,
                                                     2000                  1999               1998           1999
                                                  --------------------------------------------------------------------
Current                                           $    449,000         $    624,000        $    699,000    $   (85,000)
Deferred                                               (40,000)            (125,000)           (387,000)       214,000
                                                  --------------------------------------------------------------------
      Total                                       $    409,000         $    499,000        $    312,000    $   129,000
                                                  ====================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 11. Income Tax Matters (Continued)

The following is a reconciliation of the federal income tax rate of 34% to the effective tax rate:

                                                                       Year Ended                         Three Months
                                                  ------------------------------------------------------     Ended
                                                  December 31,          September 30,      September 30,  December 31,
                                                     2000                  1999               1998           1999
                                                  --------------------------------------------------------------------
Statutory federal income tax rate                     34.0 %               34.0               34.0 %          34.0 %
Increase (decrease) in taxes
  resulting from:
    State income taxes, net of federal
      benefit                                          2.0                  5.1               (0.9)            3.0
    Permanent differences                             (2.2)                 7.8               (2.1)            1.9
    Other, primarily prior year
      underaccrual                                     2.1                 17.3               (2.0)           (0.9)
                                                  ----------------------------------------------------------------
                                                      35.9 %               64.2 %             29.0 %          38.0 %
                                                  ================================================================

Note 12. Stockholders' Equity

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 12. Stockholders' Equity (Continued)

For a period of five years after its conversion from mutual to stock form, Home Savings must obtain the written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During the years ended December 31, 2000, September 30, 1999 and 1998 and the three months ended December 31, 1999, the Bank paid $4,234,000, $19,239,000, $1,173,000 and $29,000, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40, $.40, $6.40 and $.10 (including a return of capital dividend of $6.00 per share in 1998) per share during the years ended December 31, 2000, September 30, 1999 and 1998 and for the three months ended December 31, 1999 respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The FDIC requires the Company and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. As of December 31, 2000, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company and the Bank complied with all of the capital requirements at December 31, 2000, December 31, 1999 and September 30, 1999 as presented in the following table.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 12. Stockholders' Equity (Continued)

                                                                                             Minimum To Be Well
                                                                 Minimum Capital          Capitalized Under Prompt
                                            Actual                  Requirement         Corrective Action Provisions
                                     -------------------------------------------------------------------------------
                                     Amount        Ratio        Amount        Ratio         Amount        Ratio
                                     -------------------------------------------------------------------------------
                                                               (Dollars in Thousands)
December 31, 2000:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                   $24,401         23.1%      $ 8,449          8.0%      $    --           --
      Bank                            22,757         21.6%        8,449          8.0%       10,561         10.0%

Tier 1 Capital to Risk
  Weighted Assets:
    Consolidated                      23,972         22.7%        4,224          4.0%           --           --
    Bank                              22,328         21.1%        4,224          4.0%       11,815          6.0%

Tier 1 Capital to Assets:
  Consolidated                        23,972         12.1%        5,950          3.0%           --           --
  Bank                                22,328         11.3%        5,908          3.0%        9,846          5.0%

December 31, 1999:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                    26,927         30.6%        7,030          8.0%           --           --
      Bank                            25,743         29.3%        7,030          8.0%        8,787         10.0%

Tier 1 Capital to Risk
  Weighted Assets:
    Consolidated                      26,498         30.1%        3,515          4.0%           --           --
    Bank                              25,314         28.8%        3,515          4.0%        5,272          6.0%

Tier 1 Capital to Assets:
  Consolidated                        26,498         14.3%        5,570          3.0%           --           --
  Bank                                25,314         13.7%        5,554          3.0%        9,257          5.0%

September 30, 1999:
  Total Capital to Risk
    Weighted Assets:
      Consolidated                    27,546         32.6%        6,765          8.0%           --           --
      Bank                            25,394         14.7%        6,765          8.0%        8,457         10.0%

Tier 1 Capital to Risk
  Weighted Assets:
    Consolidated                      27,117         32.1%        3,383          4.0%           --           --
    Bank                              24,965         29.5%        3,383          4.0%        5,074          6.0%

Tier 1 Capital to Assets:
  Consolidated                        27,177         15.5%        5,236          3.0%           --           --
  Bank                                24,965         14.4%        5,188          3.0%        8,646          5.0%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13. Employee Stock Ownership Plan

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 168,448 additional shares with proceeds received from the return of capital dividend paid by the Company in 1998.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime, which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 2000, the outstanding balance of the note receivable is $2,993,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and earnings from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2000 and September 30, 1999 and for the three months ended December 31, 1999, $145,000, $144,000 and $36,000 was amortized as compensation expense.

Expenses of $248,000, $462,000, $459,000 and $78,000 have been incurred during the years ended December 31, 2000, September 30, 1999 and 1998 and for the three months ended December 31, 1999, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(248,000), $(109,000), $142,000 and $(61,000) for the years ended
December 31, 2000, September 30, 1999 and 1998 and for the three months ended December 31, 1999, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants, and the cost of these shares to the ESOP (net of tax, if negative). The Bank has credited (debited) this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 13. Employee Stock Ownership Plan (Continued)

At December 31, 2000, 204,439 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2000, based on a fair value of the ESOP shares released or committed to be released of $6.563, is $1,342,000. The fair value of the unallocated shares is $2,125,000 at December 31, 2000. This commitment will fluctuate based on the fair value of the shares.

Note 14. Financial Instruments with Off-Statement of Financial Condition Risk and Commitments

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

                                                                                                   December 31, 2000
                                                                                            --------------------------------
                                                                                            Fixed Rate         Variable Rate
                                                                                            --------------------------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit, mortgage and commercial loans                               $7,301,000           $       --
  Undisbursed lines of credit                                                                       --            4,437,000
                                                                                            -------------------------------
                                                                                            $7,301,000           $4,437,000
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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 14. Financial Instruments with Off-Statement of Financial Condition Risk and Commitments (Continued)

The Bank entered into employment agreements with two executive officers to provide for their continued employment. The agreements provide for an initial term of three years and can be extended an additional year annually.

Note 15. Earnings Per Share

Earnings per share has been calculated in accordance with Financial Accounting Standards Board Statement No. 128, Earnings Per Share, and Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. Stock-based compensation grants have not been included in the diluted earnings per share as they are antidilutive. The following are reconciliations of the amounts used in the per share calculations:

                                           For the Year Ended December 31, 2000
                                         -----------------------------------------
                                           Income          Shares        Per Share
                                         (Numerator)    (Denominator)      Amount
                                         -----------------------------------------
Basic and Diluted EPS                     $731,000        3,004,706        $0.24
                                          ========================================

                                           For the Year Ended September 30, 1999
                                         -----------------------------------------
                                           Income          Shares        Per Share
                                         (Numerator)    (Denominator)      Amount
                                         -----------------------------------------
Basic and Diluted EPS                     $278,000        $3,500,840       $0.08
                                          ========================================

                                           For the Year Ended September 30, 1998
                                         -----------------------------------------
                                           Income          Shares        Per Share
                                         (Numerator)    (Denominator)      Amount
                                         -----------------------------------------
Basic and Diluted EPS                     $763,000        $4,092,339       $0.19
                                          ========================================

                                        For the Three Months Ended December 31, 1999
                                        --------------------------------------------
                                           Income          Shares        Per Share
                                         (Numerator)    (Denominator)      Amount
                                         -----------------------------------------
Basic and Diluted EPS                     $210,000        3,231,449        $0.06
                                          ========================================

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

The fair value of the FHLB advances is equal to the recorded book value due to the market rates of interest and short-term nature of the notes.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 16. Fair Value of Financial Instruments (Continued)

The recorded book value and estimated fair value of the Company's financial assets and liabilities are summarized below:

                                                                  December 31, 2000                        December 31, 1999
                                                           -------------------------------------------------------------------------
                                                            Recorded            Estimated             Recorded            Estimated
                                                           Book Value           Fair Value           Book Value           Fair Value
                                                           -------------------------------------------------------------------------
Financial Assets:
  Interest-earning deposits                              $  4,505,000         $  4,505,000         $  4,009,000         $  4,009,000
  Securities held to maturity                               6,762,000            6,426,000            8,397,000            7,950,000
  Securities available for sale                            25,288,000           25,288,000           28,397,000           28,397,000
  Federal Home Loan Bank stock                              1,229,000            1,229,000            1,153,000            1,153,000
  Loans receivable, net                                   152,514,000          150,331,000          133,785,000          132,152,000
  Accrued interest receivable                               1,088,000            1,088,000            1,018,000            1,018,000
Financial Liabilities:
  Interest-bearing deposits with
    no stated maturities                                   35,841,000           35,841,000           31,827,000           31,827,000
  Interest-bearing deposits
    with stated maturities                                119,192,000          119,102,000          116,331,000          115,990,000
  Checks outstanding on
    disbursement account                                      549,000              549,000              505,000              505,000
  Accrued interest payable                                      2,000                2,000              156,000              156,000
  Advance payments by borrowers
    for taxes and insurance                                   232,000              232,000              232,000              232,000
Federal Home Loan Bank advances                            16,000,000           16,000,000            8,000,000            8,000,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 16. Fair Value of Financial Instruments (Continued)

                                                                          September 30, 1999
                                                              ------------------------------------------
                                                                Recorded                     Estimated
                                                               Book Value                    Fair Value
                                                              ------------------------------------------
Financial Assets:
  Interest-earning deposits                                   $  2,297,000                  $  2,297,000
  Securities held to maturity                                    8,932,000                     8,571,000
  Securities available for sale                                 29,108,000                    29,108,000
  Federal Home Loan Bank stock                                   1,153,000                     1,153,000
  Loans receivable, net                                        125,493,000                   125,540,000
  Accrued interest receivable                                    1,084,000                     1,084,000
Financial Liabilities:
  Interest-bearing deposits with
    no stated maturities                                        27,789,000                    27,789,000
  Interest-bearing deposits
    with stated maturities                                     115,045,000                   115,078,000
  Checks outstanding on
    disbursement account                                           620,000                       620,000
  Accrued interest payable                                         116,000                       116,000
  Advance payments by borrowers
    for taxes and insurance                                        123,000                       123,000
  Federal Home Loan Bank advances                                       --                            --

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 17. Parent Company Financial Data

                            Condensed Balance Sheets

                                                                       December 31,            December 31,            September 30,
                                                                           2000                    1999                    1999
                                                                       -------------------------------------------------------------
Assets:
  Cash                                                                 $     13,000            $     16,000            $    131,000
  Federal funds sold                                                      1,570,000                      --                 430,000
  Securities available for sale                                             300,000               1,385,000               1,474,000
  Accrued interest receivable                                                61,000                  80,000                 331,000
  Prepaid expenses and other assets                                          19,000                  83,000                 165,000
  Investment in Home Savings Bank                                        22,165,000              24,756,000              24,522,000
                                                                       ------------------------------------------------------------
                                                                       $ 24,128,000            $ 26,320,000            $ 27,053,000
                                                                       ============================================================
Liabilities and Stockholders' Equity:
  Liabilities:
    Other liabilities                                                  $    319,000            $    380,000            $    379,000
                                                                       ------------------------------------------------------------
  Stockholders' Equity:
    Additional paid-in capital                                            9,051,000              12,410,000              13,348,000
    Accumulated other comprehensive
      income (loss)                                                        (163,000)               (652,000)               (519,000)
    Unearned ESOP                                                        (2,993,000)             (3,403,000)             (3,672,000)
    Deferred management recognition plan                                         --                (599,000)               (798,000)
    Unearned compensation                                                (1,665,000)             (1,810,000)             (1,846,000)
    Retained earnings                                                    19,579,000              19,994,000              20,161,000
                                                                       ------------------------------------------------------------
                                                                         23,809,000              25,940,000              26,674,000
                                                                       ------------------------------------------------------------
                                                                       $ 24,128,000            $ 26,320,000            $ 27,053,000
                                                                       ============================================================

                         Condensed Statements of Income

                                                                       Year Ended                         Three Months
                                                  ------------------------------------------------------     Ended
                                                  December 31,          September 30,      September 30,  December 31,
                                                     2000                  1999               1998           1999
                                                  --------------------------------------------------------------------
Interest income                                   $ 379,000            $ 562,000         $ 1,065,000         $ 101,000
Interest expense                                         --                   --          (1,080,000)               --
Equity in earnings of Home Savings Bank             601,000              (50,000)            780,000           150,000
Net gain (loss) on sale of investments
  available for sale                               (141,000)                  --               4,000                --
Other expense                                       (25,000)             (25,000)            (30,000)           (3,000)
Income tax (expense) benefit                        (83,000)            (209,000)             24,000           (38,000)
                                                  --------------------------------------------------------------------
      Net income                                  $ 731,000            $ 278,000         $   763,000         $ 210,000
                                                  ====================================================================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 17. Parent Company Financial Data (Continued)

                       Condensed Statements of Cash Flows

                                                                                 Year Ended                           Three Months
                                                            -----------------------------------------------------        Ended
                                                             December 31,       September 30,       September 30,     December 31,
                                                                2000                1999                1998             1999
                                                            ----------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                                $   731,000        $    278,000        $    763,000        $ 210,000
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
      (Gain) loss on sale of investments
        available for sale                                      141,000                  --              (4,000)              --
  Change in assets and liabilities:
    Equity in earnings of Home Savings                         (601,000)             50,000            (780,000)        (150,000)
    (Increase) decrease in accrued interest
      receivable and other assets                                83,000             127,000            (471,000)         333,000
    Increase (decrease) in other liabilities                   (178,000)           (579,000)            346,000          (42,000)
                                                            --------------------------------------------------------------------
        Net cash provided by (used in)
          operating activities                                  176,000            (124,000)           (146,000)         351,000
                                                            --------------------------------------------------------------------
Cash Flows from Investing Activities:
  Purchase of securities available for sale                    (300,000)                 --                  --               --
  Proceeds from sales and repayments of
    securities available for sale                             1,398,000           1,550,000          10,209,000           60,000
  Upstream dividend from Home Savings
    Bank                                                      4,234,000          19,239,000           1,173,000           29,000
                                                            --------------------------------------------------------------------
        Net cash provided by
          investing activities                                5,332,000          20,789,000          11,382,000           89,000
                                                            --------------------------------------------------------------------
Cash Flows from Financing Activities:
  Proceeds from borrowings on notes
    payable                                                          --                  --          18,000,000               --
  Repayments on note payable                                         --         (18,000,000)                 --               --
  Retirement of stock purchased                              (3,111,000)         (4,473,000)         (3,021,000)        (877,000)
  Payment of dividends                                       (1,240,000)         (1,438,000)        (29,782,000)        (377,000)
  Principal payment received on note
    receivable from ESOP                                        410,000             408,000             178,000          269,000
                                                            --------------------------------------------------------------------
        Net cash provided used in
          financing activities                               (3,941,000)        (23,503,000)        (14,625,000)        (985,000)
                                                            --------------------------------------------------------------------

                                   (Continued)

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 17. Parent Company Financial Data (Continued)

                 Condensed Statements of Cash Flows (Continued)

                                                                                 Year Ended                           Three Months
                                                            -----------------------------------------------------        Ended
                                                             December 31,       September 30,       September 30,     December 31,
                                                                2000                1999                 1998             1999
                                                            ----------------------------------------------------------------------
          Net increase (decrease) in
            cash and cash equivalents                         $1,567,000        $(2,838,000)        $(3,389,000)        $(545,000)
Cash and cash equivalents:
  Beginning                                                       16,000          3,399,000           6,788,000           561,000
                                                              -------------------------------------------------------------------
  Ending                                                      $1,583,000        $   561,000         $ 3,399,000         $  16,000
                                                              ===================================================================

Supplemental Disclosures of Cash Flow
  Information
    Cash payments for income taxes                            $   45,000        $   118,000         $   132,000         $      --
    Cash payments for interest                                        --            368,000                  --                --

Supplemental Disclosures of Noncash
  Investing and Financing
    Change in unrealized gain (loss) on
      securities available for sale, net                         489,000           (545,000)            (43,000)         (133,000)
    Change in dividends accrued                                   94,000            (56,000)            (15,000)               --
    Adoption of management recognition
      plan                                                            --                 --           3,193,000                --

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

Note 18. Selected Quarterly Financial Data (Unaudited)

The following tables present summarized quarterly data for the years ended December 31, 2000 and September 30, 1999:

                                                                      Year Ended December 31, 2000
                                                                           Three Months Ended
                                                 March 31              June 30           September 30          December 31
                                                --------------------------------------------------------------------------
Net interest income (1)                         $1,461,000           $1,495,000           $1,354,000           $1,300,000
Other income                                        66,000               37,000               44,000               49,000
Other expense (2)                                1,401,000            1,318,000            1,264,000            1,092,000
                                                -------------------------------------------------------------------------
Net income                                      $  126,000           $  214,000           $  134,000           $  257,000
                                                =========================================================================
Earnings per share                              $     0.04           $     0.07           $     0.04           $     0.09
                                                =========================================================================

                                                                      Year Ended December 31, 1999
                                                                           Three Months Ended
                                                December 31            March 31             June 30           September 30
                                                --------------------------------------------------------------------------
Net interest income                              $1,462,000           $1,393,000           $1,326,000          $1,398,000
Other income                                         29,000               32,000               28,000             131,000
Other expense                                     1,298,000            1,392,000            1,294,000           1,537,000
                                                 ------------------------------------------------------------------------
Net income (loss)                                $  193,000           $   33,000           $   60,000          $   (8,000)
                                                 ========================================================================

Earnings per share                               $     0.05           $     0.01           $     0.02          $    (0.01)
                                                 ========================================================================

(1) Net interest income decreased subsequent to the quarter ended June 30, 2000 due to additional interest expense incurred on borrowings to fund loan growth.
(2) Management Recognition Plan became fully vested during the quarter ended September 30, 2000, reducing compensation expense by $199,000 during the quarter ended December 31, 2000.

Note 19. Future Reporting Requirements

The FASB has issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which the Company has not been required to adopt as of December 31, 2000. This Statement, which is effective for fiscal years beginning after June 15, 2000, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or
(c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. This Statement will not have a significant impact on the Company, as it does not currently have derivatives or engage in hedging activities.

                              CORPORATE INFORMATION

                               EXECUTIVE OFFICERS:

                                  Carl M. Hill
                                President and CEO

                            Christopher F. Cranford
                            Treasurer and Controller

                                R. Ronald Swanner
                            Executive Vice President
                                  and Secretary


                                   DIRECTORS:

                                  Carl M. Hill
                                Chairman and CEO
                                 of Home Savings

                            Caldwell A. Holbrook, Jr.
                             Partner, D.A. Holbrook
                         and Sons, General Contractors

                               R. Ronald Swanner
                               President and COO
                                of Home Savings

                                Douglas D. Stokes
                              Owner and President,
                          Stokes Construction Company

                                Joel A. Huneycutt
                            President, Locust Lumber
                                  Company, Inc.

                             Greg E. Underwood, CPA
                           Owner, Carolina Oil Company
                         of Albemarle, Inc. and Barefoot
                         Oil Company of Albemarle, Inc.


                              Stock Transfer Agent
                         Registrar and Transfer Company
                                10 Commerce Drive
                               Cranford, NJ 07016

                              Special Legal Counsel
                            Brooks, Pierce, McLendon,
                             Humphrey & Leonard, LLP
                             2000 Renaissance Plaza
                              230 North Elm Street
                              Greensboro, NC 27420


                              Independent Auditors
                             McGladrey & Pullen, LLP
                              One Morrocroft Centre
                       6805 Morrison Boulevard, Suite 200
                               Charlotte, NC 28211


                                 Annual Meeting
The 2000 annual meeting of stockholders of South Street Financial Corp. will be held at 4:00 p.m. on May 21, 2001 at the Company's corporate office at 155 West South Street, Albemarle, NC.

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

                                Corporate Office
                              155 West South Street
                                  P.O. Box 489
                            Albemarle, NC 28002-0489

                            Common Stock Information

The Company's common stock is listed on the Nasdaq National Market under the symbol "SSFC" and began trading on October 3, 1996. At December 31, 2000, there were approximately 662 shareholders of record, not including the number of persons or entities where stock is held in nominee or "street" name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

                                             December 31, 2000
                                 -----------------------------------------
                                                        Stock Price
                                                --------------------------
                                 Dividends         High             Low
                                 -----------------------------------------
First Quarter                    $   0.10       $    7.000      $    6.375
Second Quarter                       0.10            7.000           6.625
Third Quarter                        0.10            6.875           6.313
Fourth Quarter                       0.10            6.734           6.250


                                             December 31, 1999
                                 -----------------------------------------
                                                        Stock Price
                                                --------------------------
                                 Dividends         High             Low
                                 -----------------------------------------
Quarter                          $   0.10       $    7.063      $    6.688

                                             September 30, 1999
                                 -----------------------------------------
                                                        Stock Price
                                                --------------------------
                                 Dividends         High             Low
                                 -----------------------------------------
First Quarter                    $   0.10       $    8.625      $    7.500
Second Quarter                       0.10            8.000           7.438
Third Quarter                        0.10            7.625           6.875
Fourth Quarter                       0.10            7.563           6.594