Form 10KSB, Exhibit 13
period 2001-12-31
SOUTH STREET FINANCIAL CORP
filed 2002-03-26
CIK 1014964

                                                                      EXHIBIT 13

                          SOUTH STREET FINANCIAL CORP.
                            ALBEMARLE, NORTH CAROLINA

                               2001 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
TABLE OF CONTENTS
--------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA............................................  1 -  2

MANAGEMENT'S DISCUSSION AND ANALYSIS...........................................   3 - 10

INDEPENDENT AUDITORS' REPORT....................................................      11

CONSOLIDATED FINANCIAL STATEMENTS

  Statements of financial condition at December 31, 2001 and 2000..............       12

  Statements of income and comprehensive income for the
    years ended December 31, 2001 and 2000.....................................  13 - 14

  Statements of stockholders' equity for the years ended
    December 31, 2001 and 2000.................................................       15

  Statements of cash flows for the years ended
    December 31, 2001 and 2000.................................................  16 - 17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.....................................  18 - 44

CORPORATE INFORMATION..........................................................  45 - 46

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                  December 31,                              September 30,
                                                 ------------------------------------------         --------------------------
                                                   2001             2000             1999             1999              1998
                                                 --------         --------         --------         --------         ---------
                                                                   (In Thousands, Except Per Share Amounts)
FINANCIAL CONDITION DATA:
Total assets                                     $212,368         $198,343         $185,667         $174,545         $ 201,945
Investment securities (1)                          31,510           37,784           41,956           41,490            84,110
Loans receivable, net (2)                         173,132          152,514          133,785          125,493           110,550
Deposits                                          167,590          155,035          148,314          144,272           148,444
Advances from Federal Home Loan Bank               17,000           16,000            8,000               --                --
Note payable                                           --               --               --               --            18,000
Stockholders' equity                               23,889           23,809           25,940           26,674            31,555
Book value per share                                 7.68             7.50             7.10             7.07              7.25

                                                                                    Three
                                                                                 Months Ended
                                                  Years Ended December 31,       December 31,        Years Ended September 30,
                                                 --------------------------      ------------       ---------------------------
                                                   2001             2000             1999             1999              1998
                                                 --------         --------         --------         --------         ---------
                                                                   (In Thousands, Except Per Share Amounts)
OPERATING DATA:

Interest income                                  $ 14,659         $ 13,791         $  3,129         $ 12,523         $  15,661
Interest expense                                    8,945            8,181            1,715            6,944             9,319
                                                 --------         --------         --------         --------         ---------
Net interest income                                 5,714            5,610            1,414            5,579             6,342
Provision for loan losses                              --               --               --               --                --
                                                 --------         --------         --------         --------         ---------
Net interest income after provision
   for loan losses                                  5,714            5,610            1,414            5,579             6,342
                                                 --------         --------         --------         --------         ---------
Noninterest income                                    357              196              289              220               353
                                                 --------         --------         --------         --------         ---------
Noninterest expense:
   Compensation and employee                        3,111            3,337              877            3,644             4,349
   Other                                            1,462            1,319              357            1,378             1,271
                                                 --------         --------         --------         --------         ---------
Total noninterest expense                           4,573            4,656            1,234            5,022             5,620
                                                 --------         --------         --------         --------         ---------
Income before income taxes                          1,498            1,150              469              777             1,075
Income tax expense                                    525              409              129              499               312
Minority interest                                      --               10              130               --                --
                                                 --------         --------         --------         --------         ---------
Net income                                       $    973         $    731         $    210         $    278         $     763
                                                 ========         ========         ========         ========         =========


SELECTED OTHER DATA:

Basic earnings per share                         $   0.35         $   0.24         $   0.06         $   0.08         $    0.19
Diluted earnings per share                           0.35             0.24             0.06             0.08              0.19
Dividends per share                                  0.40             0.40             0.10             0.40              0.40
Return of capital dividends per share                  --               --               --               --              6.00
Dividend payout ratio (6)                          114.29%          166.67%          166.67%          500.00%         3,368.42%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA
--------------------------------------------------------------------------------

                                                                                    Three
                                                                                 Months Ended
                                                  Years Ended December 31,       December 31,        Years Ended September 30,
                                                 --------------------------      ------------       ---------------------------
                                                   2001             2000             1999             1999              1998
                                                 --------         --------         --------         --------         ---------
                                                                   (In Thousands, Except Per Share Amounts)
SELECTED OTHER DATA (CONTINUED):
Return on average assets (7)                         0.47%            0.39%            0.47%            0.15%            0.35%
Return on average equity (7)                         4.22%            2.94%            3.19%            0.96%            1.89%
Average equity to average assets                    11.24%           13.12%           14.61%           16.12%           18.43%
Stockholders' equity to end-of-period
   assets                                           11.25%           12.00%           13.97%           15.28%           15.63%
Interest rate spread for period (3)                  2.39%            2.39%            2.69%            2.48%            1.97%
Average interest-earning assets to
   average interest-bearing liabilities            110.92%          115.11%          115.33%          118.68%          123.10%
Net interest margin (4)                              2.88%            3.07%            3.30%            3.24%            2.98%
Nonperforming assets to total assets
   at period end (5)                                 0.36%            0.23%            0.19%            0.11%            0.16%
Nonperforming loans to total loans
   at period end                                     0.43%            0.28%            0.23%            0.13%            0.22%
Allowance for loan losses to non-
   performing loans at period end                   57.16%           97.72%          129.61%          245.14%          172.98%
Net interest income, after provision for
   loan losses to non-interest expense (7)         124.95%          120.49%          114.59%          111.09%          112.85%
Noninterest expense to average assets (7)            2.23%            2.46%            2.74%            2.80%            2.56%
   Deposit accounts                                12,366           12,498           12,796           12,908           13,218
   Loan accounts                                    3,348            3,232            3,100            3,082            3,011
Number of full service banking offices                  2                2                2                2                2

(1) Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.

(2) Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.

(3) The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(4) The net interest margin represents net interest income as a percent of average interest-earning assets.

(5) Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.

(6) The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

(7)  Annualized for the three months ended December 31, 1999.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The following discussion and analysis is intended to assist readers in understanding the results of operations in 2001 and 2000 and changes in financial position at December 31, 2001. This discussion and analysis is intended to complement and should be read in conjunction with the audited financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

DESCRIPTION OF BUSINESS

South Street Financial Corp. (the Company) was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Home Savings Bank of Albemarle, Inc., SSB (the Bank, Home Savings or Home) in connection with the Bank's conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the Conversion), pursuant to its Plan of Conversion. A subscription and community offering of the Company's shares closed on October 2, 1996, at which time the Company acquired all of the shares of the Bank and commenced operations.

In accordance with the Plan of Conversion, the Company issued 4,496,500 shares of common stock at the price of $10 per share which resulted in proceeds of $43,645,000, net of conversion costs. The Company transferred $19,558,000 of the net proceeds to Home Savings for the purchase of all of the capital stock of the Bank.

The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the conversion, and lending funds to the Employee Stock Ownership Plan (the ESOP) which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank's primary market area of Stanly County, North Carolina.

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

During 1998, the Bank formed a wholly owned subsidiary, South Street Development Corporation (SSDC) with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC (Park Ridge). The other 50% interest in Park Ridge was owned by an outside individual until 2000, when SSDC purchased the remaining interest and Park Ridge became a 100% subsidiary of SSDC. In June 1998, Park Ridge acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. As of December 2001, the project was 100% completed and 15 of the 30 lots to be sold had been committed to buyers.

In December 1998, the Bank started a new consumer and commercial loan department and began offering a full range of consumer and commercial products and services. To oversee the new department, the Bank hired a commercial banker with over 21 years of experience in the local market. In addition, the Bank hired another loan officer in August 1999 to assist in the growth of this line of service. Management of the Bank believes that introducing consumer and commercial lending to the Bank's existing line of products and services will enhance the Bank's net interest margin while reducing the Bank's overall exposure to interest rate risk. Management also feels that the addition of these products will help the Bank grow while creating stronger ties to its existing customer base. As of December 31, 2001, consumer and commercial loans, including those commercial loans secured by real estate, totaled approximately $21.2 million.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

In December 1998, the Bank joined the HONOR Network (which merged into the STAR Network in 1999) and CIRRUS network for ATMs and Point of Sale (POS) terminals, allowing the Bank's cardholders to enjoy the convenience and accessibility of approximately 324,000 ATMs in 162 countries and over 400,000 POS terminals worldwide.

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the years ended December 31, 2001 and 2000. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2001 and 2000, the discussion contained in this Management's Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the Company unless otherwise noted.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2001 AND 2000

Consolidated total assets increased by $14.1 million, or 7.1%, during the current year from $198.3 million at December 31, 2000 to $212.4 million at December 31, 2001. This increase in total assets resulted primarily from the net growth in loans receivable, primarily loans secured by real estate, during 2001. Loans increased $20.6 million from $152.5 million at December 31, 2000 to $173.1 million at December 31, 2001. This increase in loans was funded by a net decrease in investment securities combined with an increase in customer deposits and borrowings. Investment securities decreased $10.4 million during 2001, as the result of maturities and calls. Customer deposits increased by $12.6 million during 2001 to $167.6 at December 31, 2001 compared with $155.0 million at the beginning of the year, with approximately 53% of the increase occurring in certificates of deposit and 47% attributable to an increase in demand deposits. Borrowings, consisting of advances from the Federal Home Loan Bank, increased $1.0 million during 2001 to $17.0 million at the end of the year. The portion of the decrease in investment securities and the increase in customer deposits that was not utilized to fund the aforementioned loan growth contributed to the net increase in cash and cash equivalents during the year of $4.5 million.

Stockholders' equity increased by $80,000 during 2001. This net increase was the result of several factors. Items which increased stockholders equity were: net income of $973,000, principal payments received on the note receivable from the ESOP of $554,000, amortization of the return of capital dividends paid on unvested ESOP shares of $228,000, and unrealized gains on available for sale investment securities of $198,000. These increases were offset by the following items which decreased stockholders' equity; the repurchase of 64,400 shares of the Company's common stock for $462,000, the payment of quarterly cash dividends totaling $1.1 million, or $.40 per share, and the ESOP contribution of $293,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

NET INCOME

The Company earned net income of $973,000 or $.35 per share for 2001, as compared with net income of $731,000 or $.24 per share in 2000. This improvement of $242,000 or $.11 per share in net operating results is principally attributable to increases in net interest and noninterest income combined with a decrease in noninterest expenses. All of these components, which positively impacted our net income in 2001, are analyzed in the discussion that follows.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities portfolios, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased slightly to $5.7 million for the year ended December 31, 2001, compared to the $5.6 million earned in 2000. Total interest income benefited from strong growth in the level of average earning assets, which offset lower asset yields caused by the dramatic trend of declining interest rates throughout the year. The ratio of average interest-earning assets to average interest-bearing liabilities decreased from 115.11% in 2000 to 110.92% in 2001. Even though our net yield on average interest-earning assets decreased from 3.07% in 2000 to 2.88% in 2001, we were able to maintain our net interest rate spread at 2.39% for both years.

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate); (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume); and (iii) mixed changes (changes in volume multiplied by changes in rate), with any rate/volume variances allocated based on their absolute values.

                                                         Year Ended December 30, 2001 vs. 2000
                                                        ----------------------------------------
                                                               Increase (Decrease) Due To
                                                        ----------------------------------------
                                                         Volume           Rate            Total
                                                        --------        --------        --------
                                                                 (Dollars in thousands)
         Interest income:
            Interest-bearing deposits                   $   264         $  (175)        $    89
            Investments                                    (522)            (81)           (603)
            Loans receivable, net                         1,453             (71)          1,382
                                                        -------         -------         -------
                    Total interest income                 1,195            (327)            868
                                                        -------         -------         -------
         Interest expense:
            Deposits
              Passbook savings                               62             (48)             14
              NOW and money market                           56             (73)            (17)
              Certificates of deposit                       516              70             586
            Borrowings                                      310            (129)            181
                                                        -------         -------         -------
                    Total interest expense                  944            (180)            764
                                                        -------         -------         -------
         Net interest income increase (decrease)        $   251         $  (147)        $   104
                                                        =======         =======         =======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

The table on this page provides additional information concerning the Company's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2001 and 2000, respectively.

                                                                             Year Ended December 31,
                                                    ----------------------------------------------------------------------------
                                                                    2001                                     2000
                                                    ---------------------------------        -----------------------------------
                                                     Average                   Average       Average                     Average
                                                     Balance      Interest       Rate        Balance       Interest        Rate
                                                    ---------     --------     -------      ---------      --------      -------
                                                                              (Dollars in Thousands)
Interest earning assets:
  Interest-bearing deposits                         $ 11,574       $   410       3.54%       $  5,780       $   321       5.55%
  Investments (1)                                     25,207         1,491       5.92%         33,834         2,094       6.19%
  Loans receivable, net (4)                          161,682        12,758       7.89%        143,320        11,376       7.94%
                                                    --------       -------       ----        --------       -------       ----
   Total interest-earning assets                     198,463        14,659       7.39%        182,934        13,791       7.54%
                                                                   -------       ----                       -------       ----
Non interest-earning assets                            6,497                                    6,418
                                                    --------                                 --------
     Total assets                                   $204,960                                 $189,352
                                                    ========                                 ========
Interest-bearing liabilities:
  Deposits
    Passbook savings                                $ 21,598           566       2.62%       $ 19,333           552       2.86%
    NOW and money market                              16,043           189       1.18%         12,140           206       1.70%
    Certificates of deposit                          124,582         7,197       5.78%        115,600         6,611       5.72%
  Borrowings                                          16,699           993       5.95%         11,850           812       6.85%
                                                    --------       -------       ----        --------       -------       ----
   Total interest-bearing liabilities                178,922         8,945       5.00%        158,923         8,181       5.15%
                                                                   -------       ----                       -------       ----
Non-interest-bearing liabilities                       3,003                                    5,594
Stockholders' equity                                  23,035                                   24,835
                                                    --------                                 --------
     Total liabilities and
       stockholders' equity                         $204,960                                 $189,352
                                                    ========                                 ========
Net interest income and interest
  rate spread (2)                                                 $  5,714       2.39%                      $ 5,610       2.39%
                                                                  ========       ====                       =======       ====
Net yield on average
  interest-earning assets (3)                                                    2.88%                                    3.07%
                                                                                 ====                                     ====
Ratio of average interest-earning assets
  to average interest-bearing liabilities             110.92%                                  115.11%
                                                    ========                                 ========

(1)  Includes investment securities and FHLB of Atlanta common stock.
(2) Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(3) Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(4) Loans placed on nonperforming status have been included in the computation of average balances.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

No provisions for loan losses were made in 2001 or 2000. No provisions were considered necessary in either year due to the low level of non-performing assets noted below, and the Bank's favorable loss experience in each year. There were no net charge-offs in 2000 and only nominal net charge-offs in 2001. The allowance for loan losses is maintained at a level deemed adequate to absorb losses inherent in the loan portfolio and results from management's consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make additional provisions based upon their judgments about information available to them at the time of their examination.

The level of non-performing assets, defined as loans past due 90 days or more, has historically been low as a percentage of total loans outstanding. Loans outstanding that were delinquent more than 90 days were approximately $747,000 and $439,000 at December 31, 2001 and 2000, respectively. Real estate acquired in the settlement of loans amounted to $18,000 at December 31, 2001 and 2000. The Bank has adopted policies which it believes provides for prudent and adequate levels of loan loss allowances. At December 31, 2001, the allowance for loan losses amounted to $427,000, which management believes is adequate to absorb losses inherent in its loan portfolio.

NONINTEREST INCOME

Noninterest income amounted to $357,000 and $196,000 for the years ended December 31, 2001 and 2000, respectively. This increase resulted from an increase in the service charges and fees associated with the Bank's checking accounts of $30,000, a decrease in losses arising from the disposition of investment securities of $73,000, and an increase in other noninterest income of $66,000. This last category, other noninterest income, is comprised of insurance commissions and various sources of miscellaneous operating income.

NONINTEREST EXPENSE

Noninterest expense amounted to $4.6 million and $4.7 million for the years ended December 31, 2001 and 2000, respectively, a decrease of $83,000. The primary factor responsible for this decrease was a decrease in compensation and benefits expense of $226,000 in 2001 compared to 2000. The Company's Management Recognition Plan became fully vested in 2000 resulting in compensation expense of $599,000 in that year. There was no expense recognized in 2001 related to this Plan, resulting in the decrease in overall compensation and benefits expense. This decrease, combined with a decrease in professional fees expense of $48,000, was partially offset by an increase in other noninterest expenses, which was attributable to the Company's continued growth and development.

INCOME TAXES

The provision for income taxes, as a percentage of income before income taxes, was 35.0% and 35.9% for the years ended December 31, 2001 and 2000, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

CAPITAL RESOURCES AND LIQUIDITY

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2001 and 2000. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits, operating activities, sale or maturity of investment and the ability to raise equity capital. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ended December 31, 2001, cash inflow was provided by proceeds from maturities, calls and principal repayments on securities of $12.7 million, cash provided by operating activities of $1.4 million and an increase in deposits and borrowings of 13.6 million. Significant cash outflows during 2001 included repurchase of common stock for $462,000, purchases of securities available for sale of $2.0 million, and net loan originations of $20.1 million.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 74% of Home's certificates of deposit outstanding at December 31, 2001 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company's liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home's liquidity ratio at December 31, 2001, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

ASSET/LIABILITY MANAGEMENT

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's gap is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At December 31, 2001, Home had a one-year sensitivity gap of negative 50.27%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

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

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 66.37%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2001, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS
--------------------------------------------------------------------------------

                                                                            At December 31, 2001
                                                    --------------------------------------------------------------
                                                                      More Than          More Than
                                                      1 Year          1 Year to         5 Years to
                                                     or Less           5 Years           10 Years          Total
                                                    ---------         ---------         ----------       ---------
                                                                          (Dollars in thousands)
Interest-earning assets:
   Interest-bearing deposits                        $   5,865         $      --         $      --        $   5,865
   Federal funds sold                                   2,628                --                --            2,628
   Securities held to maturity                             --               164             4,533            4,697
   Securities available for sale                        7,102             2,041             7,829           16,972
   FHLB stock, at cost                                     --                --             1,348            1,348
   Loans, net                                          19,316             9,122           144,694          173,132
                                                    ---------         ---------         ---------        ---------
       Total interest-earning assets                $  34,911         $  11,327         $ 158,404        $ 204,642
                                                    =========         =========         =========        =========

Interest-bearing liabilities:
   Passbook savings                                 $  24,660         $      --         $      --        $  24,660
   NOW accounts                                         8,459                --                --            8,459
   Money market                                         5,966                --                --            5,966
   Certificates of deposit                             92,701            33,263                --          125,964
   Borrowings                                           6,000            11,000                --           17,000
                                                    ---------         ---------         ---------        ---------
                                                    $ 137,786         $  44,263         $      --        $ 182,049
                                                    =========         =========         =========        =========

INTEREST SENSITIVITY GAP
   PER PERIOD                                       $(102,875)        $ (32,936)        $ 158,404        $  22,593

CUMULATIVE INTEREST
   SENSITIVITY GAP                                  $(102,875)        $(135,811)        $  22,593        $  22,593

CUMULATIVE INTEREST SENSITIVITY
   GAP AS A PERCENTAGE OF TOTAL
   INTEREST-SENSITIVE ASSETS                           (50.27)%          (66.37)%           11.04%           11.04%

CUMULATIVE RATIO OF
   INTEREST-SENSITIVE ASSETS TO
   INTEREST-BEARING SENSITIVE LIABILITIES               25.34%            25.40%           112.41%          112.41%

IMPACT OF INFLATION AND CHANGING PRICES

The financial statements and accompanying footnotes have been prepared in accordance with generally accepted accounting principles (GAAP), which require the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The assets and liabilities of the Company are primarily monetary in nature and changes in market interest rates have a greater impact on its performance than do the effects of inflation.

                             [DIXON ODOM PLLC LOGO]

                                DIXON ODOM PLLC
                  Certified Public Accountants and Consultants

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statement of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2001, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of South Street Financial Corp. as of December 31, 2000 were audited by other auditors whose report dated February 1, 2001 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.



/s/ DIXON ODOM PLLC

Charlotte, North Carolina
February 1, 2002

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                2001              2000
                                                                             ----------        ----------
                                                                                (Dollars in thousands)
ASSETS
Cash and cash equivalents:
   Noninterest-bearing deposits                                              $   3,486         $   2,978
   Interest-bearing deposits                                                     5,865             2,935
   Federal funds sold                                                            2,628             1,570
Securities held to maturity, fair value December 31, 2001
   $4,468,000; December 31, 2000 $6,426,000 (Note 2)                             4,697             6,762
Securities available for sale (Note 2)                                          16,972            25,288
Loans receivable, net (Note 3)                                                 173,132           152,514
Real estate acquired in settlement of loans                                         18                18
Real estate held for investment                                                  1,026             1,284
Accrued interest receivable (Note 4)                                             1,058             1,088
Property and equipment, net (Note 5)                                             1,427             1,504
Federal Home Loan Bank stock, at cost                                            1,348             1,229
Other assets (Notes 6 and 11)                                                      711             1,173
                                                                             ---------         ---------

       Total assets                                                          $ 212,368         $ 198,343
                                                                             =========         =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits (Note 7)                                                         $ 167,590         $ 155,035
   Federal Home Loan Bank advances (Note 8)                                     17,000            16,000
   Advance payments by borrowers for taxes and insurance                           165               232
   Accounts payable and other liabilities                                        2,631             2,718
   Checks outstanding on disbursement account                                    1,093               549
                                                                             ---------         ---------

       Total liabilities                                                       188,479           174,534
                                                                             ---------         ---------

Commitments (Notes 6, 9 and 14)

Stockholders' Equity: (Notes 12 and 13)
   Common stock, no par value, authorized
    20,000,000 shares; issued 3,111,867 shares in December
    2001; issued 3,176,267 shares in December 2000                               8,296             9,051
   Accumulated other comprehensive income (loss) (Note 2)                           35              (163)
   Unearned ESOP (Note 13)                                                      (2,439)           (2,993)
   Unearned compensation (Note 13)                                              (1,437)           (1,665)
   Retained earnings, substantially restricted (Notes 11 and 12)                19,434            19,579
                                                                             ---------         ---------

       Total stockholders' equity                                               23,889            23,809
                                                                             ---------         ---------

       Total liabilities and stockholders' equity                            $ 212,368         $ 198,343
                                                                             =========         =========

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                2001              2000
                                                                             ----------        ----------
                                                                                (Dollars in thousands)
INTEREST INCOME:
   Loans                                                                     $  12,758         $  11,376
   Mortgage-backed securities                                                      821             1,082
   Other securities                                                                670             1,012
   Other interest-bearing deposits                                                 410               321
                                                                             ---------         ---------
     Total interest income                                                      14,659            13,791
                                                                             ---------         ---------

INTEREST EXPENSE:
   Deposits (Note 7)                                                             7,952             7,369
   FHLB advances (Note 8)                                                          993               812
                                                                             ---------         ---------
     Total interest expense                                                      8,945             8,181
                                                                             ---------         ---------

     Net interest income                                                         5,714             5,610

Provision for loan losses (Note 3)                                                  --                --
                                                                             ---------         ---------

     Net interest income after
       provision for loan losses                                                 5,714             5,610
                                                                             ---------         ---------

NONINTEREST INCOME:
   Service charges and fees                                                        150               120
   Loss on sale or call of investment securities                                   (11)              (84)
   Gain on sale of real estate held for investment                                  20                28
   Other                                                                           198               132
                                                                             ---------         ---------
       Total noninterest income                                                    357               196
                                                                             ---------         ---------

NONINTEREST EXPENSES:
   Compensation and benefits (Notes 6, 9, 10 and 13)                             3,111             3,337
   Net occupancy                                                                   343               341
   Federal insurance premium expenses                                               30                31
   Data processing                                                                 272               248
   Professional fees                                                                94               142
   Other                                                                           723               557
                                                                             ---------         ---------
       Total noninterest expenses                                                4,573             4,656
                                                                             ---------         ---------

       Income before income taxes                                                1,498             1,150

Income taxes (Note 11)                                                             525               409
                                                                             ---------         ---------

       Income before minority interest in
          net income of consolidated subsidiary                                    973               741

Less minority interest in net income of
   consolidated subsidiary                                                          --                10
                                                                             ---------         ---------

       Net income                                                                  973               731
                                                                             ---------         ---------

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)
--------------------------------------------------------------------------------

                                                              2001            2000
                                                             ------          ------
                                                             (Dollars in thousands)
Other comprehensive income, net of tax:
   Unrealized holding gains arising during
     the year, net of tax - December 2001 $123,000;
     December 2000 $280,000                                  $  191          $  438
   Plus reclassification adjustment for
     realized losses included in income,
     net of tax - December 2001 $4,000;
     December 2000 $33,000                                        7              51
                                                             ------          ------

   Other comprehensive income                                   198             489
                                                             ------          ------

     Comprehensive income                                    $1,171          $1,220
                                                             ======          ======

Basic earnings per share (Note 15)                           $ 0.35          $ 0.24
                                                             ======          ======

Diluted earnings per share (Note 15)                         $ 0.35          $ 0.24
                                                             ======          ======

Regular dividends declared per share                         $ 0.40          $ 0.40
                                                             ======          ======



























See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                                        Accumu-
                                                                         lated              Deferred
                                                                         Other               Manage-
                                                  Shares                 Compre-              ment                            Total
                                                    of        Common    hensive              Recog-   Unearned              Stock-
                                                  Common      Stock     Income/  Unearned    nition    Compen-   Retained   holders'
                                                  Stock       Amount    (Loss)     ESOP       Plan     sation    Earnings    Equity
                                                ---------    --------   -------- --------   --------  --------   --------   --------
                                                                             (D ollars in thousands)
BALANCE AT DECEMBER 31, 1999                    3,652,652    $ 12,410    $(652)   $(3,403)   $(599)   $(1,810)   $19,994    $25,940
   Principal payment on note receivable
     from the ESOP                                     --          --       --        410       --         --         --        410
   ESOP contribution                                   --        (248)      --         --       --         --         --       (248)
   Retirement of common stock repurchased        (476,385)     (3,111)      --         --       --         --         --     (3,111)
   Vesting of management recognition plan              --          --       --         --      599         --         --        599
   Cash dividends                                      --          --       --         --       --         --     (1,146)    (1,146)
   Net change in unrealized gain (loss) on
     securities available for sale, net                --          --      489         --       --         --         --        489
   Amortization of return of capital dividend          --          --       --         --       --        145         --        145
   Net income                                          --          --       --         --       --         --        731        731
                                                ---------    --------    -----    -------    -----    -------    -------    -------

BALANCE AT DECEMBER 31, 2000                    3,176,267       9,051     (163)    (2,993)      --     (1,665)    19,579     23,809

   Principal payment on note receivable
     from the ESOP                                     --          --       --        554       --         --         --        554
   ESOP contribution                                   --        (293)      --         --       --         --         --       (293)
   Retirement of common stock repurchased         (64,400)       (462)      --         --       --         --         --       (462)
   Cash dividends                                                  --       --         --       --         --     (1,118)    (1,118)
   Net change in unrealized gain (loss) on
     securities available for sale, net                --          --      198         --       --         --         --        198
   Amortization of return of capital dividend          --          --       --         --       --        228         --        228
   Net income                                          --          --       --         --       --         --        973        973
                                                ---------    --------    -----    -------    -----    -------    -------    -------

BALANCE AT DECEMBER 31, 2001                    3,111,867    $  8,296    $  35    $(2,439)   $  --    $(1,437)   $19,434    $23,889
                                                =========    ========    =====    =======    =====    =======    =======    =======

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


                                                                                  2001               2000
                                                                                --------           --------
                                                                                  (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Income before minority interest                                              $    973           $    741
   Adjustments to reconcile income before minority
     interest to net cash provided by operating activities:
       Net accretion of premiums and discounts on securities                          72                 73
       Amortization of deferred loan fees                                           (544)              (335)
       Provision for depreciation                                                    159                154
       Deferred income taxes                                                         (78)               (40)
       Loss on sale or call of investments available for sale                         --                 84
       Loss from call of investments held to maturity                                 11                 --
       Gain on sale of real estate held for investment                               (20)               (28)
       ESOP contribution                                                            (293)              (248)
       Vesting of management recognition plan                                         --                599
       Amortization of unearned compensation                                         228                145
       (Increase) decrease in assets:
          Accrued interest receivable                                                 30                (70)
          Other assets                                                               462               (257)
       Increase (decrease) in liabilities:
          Accounts payable and other liabilities                                    (128)               122
          Checks outstanding on disbursement account                                 544                 44
                                                                                --------           --------

   NET CASH PROVIDED BY OPERATING ACTIVITIES                                       1,416                984
                                                                                --------           --------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available for sale                                     (2,004)              (300)
   Proceeds from sales of securities available for sale                               --              1,469
   Proceeds from maturities and calls of
     securities available for sale                                                10,631              2,644
   Principal collected on securities held to maturity                              1,781              1,576
   Proceeds from call of security held to maturity                                   215                 --
   Loan originations and principal payments on loans, net                        (20,074)           (18,394)
   Purchase of property and equipment                                                (82)              (310)
   Draw by minority interest in LLC                                                   --                (46)
   Purchase of minority interest in LLC                                               --               (154)
   Purchase of real estate held for investment                                      (327)              (457)
   Investment in real estate held for investment                                     (70)                --
   Proceeds from sale of real estate held for investment                             675                 80
   Purchase of FHLB stock                                                           (119)               (76)
                                                                                --------           --------

     NET CASH USED IN INVESTING ACTIVITIES                                        (9,374)           (13,968)
                                                                                --------           --------

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000 (CONTINUED)
--------------------------------------------------------------------------------


                                                                         2001                 2000
                                                                      ----------           ----------
                                                                           (Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                           $   12,555           $    6,875
   Payment of dividends                                                   (1,126)              (1,240)
   Retirement of stock repurchased                                          (462)              (3,111)
   Proceeds from FHLB borrowings                                          20,000               24,000
   Repayments on FHLB borrowings                                         (19,000)             (16,000)
   Principal payment received on ESOP note                                   554                  410
   Net decrease in advance payments
     by borrowers for taxes and insurance                                    (67)                  --
                                                                      ----------           ----------

     NET CASH PROVIDED BY FINANCING ACTIVITIES                            12,454               10,934
                                                                      ----------           ----------

     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                      4,496               (2,050)

Cash and cash equivalents:
   Beginning                                                               7,483                9,533
                                                                      ----------           ----------
   Ending                                                             $   11,979           $    7,483
                                                                      ==========           ==========

Supplemental Schedule of Cash and Cash Equivalents:
   Noninterest-bearing deposits                                       $    3,486           $    2,978
   Interest-bearing deposits                                               5,865                2,935
   Federal funds sold                                                      2,628                1,570
                                                                      ----------           ----------
                                                                      $   11,979           $    7,483
                                                                      ==========           ==========

Supplemental Disclosures of Cash Flow Information:
   Cash payments for:
     Interest                                                         $    8,972           $    8,270
     Income taxes                                                            337                  744

Supplemental Disclosures of Noncash Transactions:
   Net change in unrealized gain (loss) on securities
     available for sale, net of deferred taxes (credits)                     198                  489
   Change in dividends accrued                                                 8                   94
   Net income of minority interest                                            --                   10








See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

South Street Financial Corp., a North Carolina corporation, (the Company) is a bank holding company registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) under the Bank Holding Company Act of 1956, as amended (the BHCA) and the savings bank holding company laws of North Carolina. The Company serves as a holding company for Home Savings Bank of Albemarle, Inc., SSB. (Home Savings or the Bank). The Company's activities consist of managing its investment portfolio, holding the indebtedness outstanding from the Home Savings Bank of Albemarle, Inc., SSB Employee Stock Ownership Plan (the ESOP) and owning the Bank. The Company's principal sources of income are earnings on its investments and interest payments received from the ESOP with respect to the ESOP loan. In addition, the Company will receive any dividends which are declared and paid by the Bank on its capital stock.

NATURE OF BUSINESS

Home Savings is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area of Stanly County, North Carolina. The Bank's underwriting polices require such loans to be made with a loan-to-value ratio of at least 80% based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank's primary regulators are the Federal Deposit Insurance Company (FDIC) and the Administrator of the North Carolina Savings Institutions Division (the NC Administrator). The Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) of the FDIC.

During 1998, the Bank formed a wholly owned subsidiary, South Street Development Corporation (SSDC) with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC (Park Ridge). The other 50% interest in Park Ridge was purchased by SSDC in 2000.

CHANGE IN FISCAL YEAR

On December 28, 1999, the Board of Directors approved a change in the Company's fiscal year end from September 30 to December 31.

The following is a description of the significant accounting policies used in the preparation of the accompanying financial statements:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of South Street Financial Corp. and its wholly owned subsidiary, Home Savings Bank of Albemarle, SSB., the Bank's wholly owned subsidiary, South Street Development Corporation, and SSDC's wholly owned subsidiary, Park Ridge Associates, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH, CASH EQUIVALENTS AND CASH FLOWS

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

INVESTMENT SECURITIES

The Company has investments in debt and equity securities which consist primarily of obligations of the U.S. Government and federal agencies, mortgage-backed securities and common stock. Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification is reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement of Financial Accounting Standards ("SFAS") No. 115. All securities have been classified as either available for sale or held to maturity.

SECURITIES AVAILABLE FOR SALE

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

SECURITIES HELD TO MATURITY

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

INVESTMENT IN FEDERAL HOME LOAN BANK STOCK

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

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees. The Bank's loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. Allocated and unallocated portions are determined in the same manner. While management uses the best information to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

IMPAIRED LOANS

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

INTEREST INCOME

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

LOAN ORIGINATION FEES AND RELATED COSTS

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

REAL ESTATE ACQUIRED IN SETTLEMENT OF LOANS

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

REAL ESTATE HELD FOR INVESTMENT

Real estate held for investment is stated at the lower of cost or market value.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost less accumulated depreciation which is computed principally by the straight-line method over the assets' estimated useful lives.

BENEFIT PLANS

The Bank provides a noncontributory pension plan covering substantially all of the Bank's employees who are eligible as to age and length of service. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

The Bank has deferred compensation, supplemental income and retirement plan agreements for the benefit of certain officers of the Company and members of the Board of Directors. The plans are funded in part through life insurance policies held by the Bank, and the liabilities are being accrued over the terms indicated in the plan agreements. The Bank also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP's debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA's Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans.

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

ADVANCE PAYMENTS BY BORROWERS FOR TAXES AND INSURANCE

Certain borrowers make monthly payments, in addition to principal and interest, in order to accumulate funds from which the Bank can pay the borrowers' property taxes and insurance premiums.

INCOME TAXES

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

EARNINGS PER SHARE

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

COMPREHENSIVE INCOME

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

OFF-STATEMENT OF FINANCIAL CONDITION RISK

The Bank is a party to financial instruments with off-statement of financial condition risk such as commitments to extend credit and lines of credit. Management assesses the risk related to these instruments for potential losses on an ongoing basis.

FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The fair value estimates presented are based on pertinent information available to management as of the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATIONS

Certain amounts in the 2000 financial statements have been reclassified to conform to the 2001 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

DERIVATIVE FINANCIAL INSTRUMENTS

On January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This Statement established accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. The Company has no derivative financial instruments and does not engage in any hedging activities; accordingly, the adoption of the statement did not affect the Company's financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires that all business combinations initiated after June 30, 2001 be accounted for using the purchase method. SFAS No. 142 changes the accounting for goodwill and certain other intangible assets from an amortization method to an impairment only approach. Since the Company does not have goodwill or other intangible assets, the adoption of SFAS Nos. 141 and 142 on January 1, 2002 is not expected to significantly affect the Company's financial statements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in July 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

SFAS No. 143 requires that obligations associated with the retirement of tangible long-lived assets be recorded as a liability when those obligations are incurred, with the amount of liability initially measured at fair value. SFAS No. 143 will be effective for financial statements for fiscal years beginning after June 15, 2002, though early adoption is encouraged. The application of this statement is not expected to have a material impact on the Company's financial statements.

SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 applies to all long-lived assets including discontinued operations, and amends Accounting Principle Board Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. SFAS No. 144 requires that long-lived assets that are to be disposed of by sale be measured at the lower of book or fair value less cost to sell. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and its provisions are generally expected to be applied prospectively. The application of this statement is not expected to have a material impact on the Company's financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2. SECURITIES

Amortized cost and fair values of securities are summarized as follows:

                                                                               2001
                                                 ------------------------------------------------------------
                                                                   Gross            Gross           Estimated
                                                 Amortized       Unrealized       Unrealized         Market
                                                   Cost            Gains            Losses            Value
                                                 ---------       ----------       ----------        ---------
                                                                    (Dollars in thousands)
Securities available for sale:
   U.S. Government and federal
     agencies obligations                         $ 9,003          $ 140           $     --           $ 9,143
   Mortgage-backed securities                       7,312             11                (94)            7,229
   Other securities                                   600             --                 --               600
                                                  -------          -----           --------           -------
                                                  $16,915          $ 151           $    (94)          $16,972
                                                  =======          =====           ========           =======
Securities held to maturity:
   Mortgage-backed securities
     and related securities                       $ 4,697          $  73           $   (302)          $ 4,468
                                                  =======          =====           ========           =======

Other investments:
   Interest-earning deposits                      $ 5,865          $  --           $     --           $ 5,865
   Federal funds sold                               2,628             --                 --             2,628
   Federal Home Loan Bank stock                     1,348             --                 --             1,348
                                                  -------          -----           --------           -------
                                                  $ 9,841          $  --           $     --           $ 9,841
                                                  =======          =====           ========           =======


                                                                               2000
                                                 ------------------------------------------------------------
                                                                   Gross            Gross           Estimated
                                                 Amortized      Unrealized        Unrealized         Market
                                                   Cost            Gains            Losses            Value
                                                 ---------      ----------        ----------        ---------
                                                                    (Dollars in thousands)
Securities available for sale:
   U.S. Government and federal
     agencies obligations                         $15,498          $  15           $    (39)          $15,474
   Mortgage-backed securities                       9,457             --               (243)            9,214
   Other securities                                   600             --                 --               600
                                                  -------          -----           --------           -------
                                                  $25,555          $  15           $   (282)          $25,288
                                                  =======          =====           ========           =======
Securities held to maturity:
   Mortgage-backed securities
     and related securities                       $ 6,762          $  46           $   (382)          $ 6,426
                                                  =======          =====           ========           =======

Other investments:
   Interest-earning deposits                      $ 2,935          $  --           $     --           $ 2,935
   Federal funds sold                               1,570             --                 --             1,570
   Federal Home Loan Bank stock                     1,229             --                 --             1,229
                                                  -------          -----           --------           -------
                                                  $ 5,734          $  --           $     --           $ 5,734
                                                  =======          =====           ========           =======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2. SECURITIES (CONTINUED)

The amortized cost and fair values of securities as of December 31, 2001 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

                                                                     Amortized          Fair
                                                                        Cost            Value
                                                                     ---------         -------
                                                                       (Dollars in thousands)
Securities available for sale:
   Due in one year or less                                            $ 7,000          $ 7,102
   Due after one year through five years                                2,003            2,041
   Due after ten years                                                  7,312            7,229
   Equity security                                                        600              600
                                                                      -------          -------
                                                                      $16,915          $16,972
                                                                      =======          =======

Securities held to maturity:
   Due after one year through five years                              $   164          $   162
   Due after five years through ten years                                 355              382
   Due after ten years                                                  4,178            3,924
                                                                      -------          -------
                                                                      $ 4,697          $ 4,468
                                                                      =======          =======

Proceeds from the sales of securities available for sale for the years ended December 31, 2001 and 2000 were $-0- and $1,469,000, respectively. Gross proceeds from maturities and calls of securities available for sale for the years ended December 31, 2001 and 2000 were $10,631,000 and $2,644,000, respectively. Gross realized gains from sales, maturities, and calls of securities available for sale for the years ended December 31, 2001 and 2000 were $-0- and $57,000, respectively. Gross realized losses from sales, maturities, and calls of securities available for sale for the years ended December 31, 2001 and 2000 were $-0- and $141,000, respectively. Gross proceeds from calls of securities held to maturity were $215,000 and $-0- during the years ended December 31, 2001 and 2000, respectively. Gross losses from calls of securities held to maturity were $11,000 in 2001.

The change in accumulated other comprehensive income, which consists of unrealized gains and losses, for the years ended December 31, 2001 and 2000 is as shown below:

                                                              Years Ended December 31,
                                                             -------------------------
                                                              2001              2000
                                                             ------           -------
                                                              (Dollars in thousands)
Balance, beginning                                           $ (163)          $ (652)
   Changes in unrealized gains (losses)                         325              802
   Changes in deferred income taxes                            (127)            (313)
                                                             ------           ------
Balance, ending                                              $   35           $ (163)
                                                             ======           ======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 2. SECURITIES (CONTINUED)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 2001:

                                                                                      Carrying Value
                                                        -------------------------------------------------------------------------
                                                                       After 1          After 5
                                                                     Year Through    Years Through       After
                                                        1 Year         5 Years         10 Years         10 Years           Total
                                                       -------       ------------    -------------      --------          -------
                                                                                 (Dollars in thousands)
Securities available for sale:
  U.S. Government and federal
   agencies obligations                                $ 7,102          $2,041          $    --          $    --          $ 9,143
  Mortgage-backed securities                                --              --               --            7,229            7,229
  Equity security                                          600              --               --               --              600
Securities held to maturity:
  Mortgage-backed securities                                --             164              355            4,178            4,697
Other investments:
  Interest-earning deposits                              5,865              --               --               --            5,865
  Federal funds sold                                     2,628              --               --               --            2,628
  Federal Home Loan Bank stock                              --              --               --            1,348            1,348
                                                       -------          ------          -------          -------          -------
                                                       $16,195          $2,205          $   355          $12,755          $31,510
                                                       =======          ======          =======          =======          =======


The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at December 31, 2001:

                                                                    After 1            After 5
                                                                  Year Through      Years Through        After
                                                 1 Year             5 Years           10 Years         10 Years           Total
                                                 -------          ------------      -------------      --------          -------
 Securities available for sale:
  U.S. Government and federal
   agencies obligations                              5.65%            4.95%               --                --              5.49%
  Mortgage-backed securities                           --               --                --              6.09%             6.09%
  Equity security                                      --               --                --                --                --
Securities held to maturity:
  Mortgage-backed securities                           --             8.01%             8.52%             7.39%             7.49%
Other investments:
  Interest-earning deposits                          3.82%              --                --                --              3.82%
  Federal funds sold                                 3.70%              --                --                --              3.70%
  Federal Home Loan Bank stock                         --               --                --              6.25%             6.25%
                                                  -------           ------           -------           -------           -------
                                                     4.46%            5.18%             8.52%             6.53%             5.39%
                                                  =======           ======           =======           =======           =======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3. LOANS RECEIVABLE

Loans receivable are summarized below:

                                                           December 31, 2001                    December 31, 2000
                                                       -------------------------            --------------------------
                                                                          % of                                  % of
                                                        Amount            Total              Amount             Total
                                                       --------          --------           --------          --------
                                                                            (Dollars in thousands)
Real estate loans:
   Residential 1-4 family                              $134,213             77.52%          $116,410             76.33%
   Residential multi-family                                 979              0.57%               566              0.37%
   Nonresidential real estate                            15,952              9.21%            17,343             11.37%
   Residential construction                               5,529              3.19%             7,929              5.20%
   Land                                                   7,887              4.56%             5,467              3.58%
   Line of credit                                         6,293              3.63%             4,267              2.80%
                                                       --------          --------           --------          --------
     Total real estate loans                            170,853             98.68%           151,982             99.65%
                                                       --------          --------           --------          --------

Commercial/consumer loans:
   Commercial                                             3,182              1.84%             1,893              1.24%
   Share and other                                        1,926              1.11%             3,577              2.35%
   Credit reserve                                            99              0.06%                98              0.06%
                                                       --------          --------           --------          --------
   Total commercial/consumer loans                        5,207              3.01%             5,568              3.65%
                                                       --------          --------           --------          --------

Less:
   Net deferred loan fees                                   501              0.29%               490              0.32%
   Loans in process                                       2,000              1.16%             4,117              2.70%
   Allowance for loan losses                                427              0.25%               429              0.28%
                                                       --------          --------           --------          --------
   Total reductions                                       2,928              1.69%             5,036              3.30%
                                                       --------          --------           --------          --------

   Total loans receivable, net                         $173,132            100.00%          $152,514            100.00%
                                                       ========          ========           ========          ========

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at December 31, 2001. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments. Amounts in the table are net of loans in process, unamortized loan fees, and the allowance for loan losses.


                                                                        At December 31, 2001
                                                  ----------------------------------------------------------------
                                                                    More than          Greater
                                                   1 Year           1 Year to           Than
                                                   or Less           5 Years           5 Years             Total
                                                  --------          ---------          --------          ---------
                                                                       (Dollars in thousands)
Residential 1-4 family                            $  5,304           $  4,165          $124,744          $ 134,213
Other loans                                         14,940              4,957            19,950             39,847
Net deferred loan fees                                (501)                --                --               (501)
Allowance for loan losses                             (427)                --                --               (427)
                                                  --------           --------          --------          ---------
        Totals                                    $ 19,316           $  9,122          $144,694          $ 173,132
                                                  ========           ========          ========          =========

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3. LOANS RECEIVABLE (CONTINUED)

The following table sets forth the dollar amount at December 31, 2001 of all loans maturing or repricing on or after December 31, 2002 which have fixed or adjustable interest rates.

                                                                             Adjustable
                                                            Fixed Rates         Rates
                                                            -----------      ----------
                                                               (Dollars in thousands)
Construction                                                 $  5,529          $   --
Commercial                                                        847             490
Other                                                         138,374           8,576
                                                             --------          ------
                                                             $144,750          $9,066
                                                             ========          ======

The following is an analysis of the allowance for loan losses:

                                                               Year Ended December 31,
                                                             ---------------------------
                                                               2001               2000
                                                             --------           --------
                                                               (Dollars in thousands)
Balance, beginning of period                                 $    429           $    429

Provision for loan losses                                          --                 --

Charge-offs:
   Consumer                                                         2                 --
                                                             --------           --------

Balance, end of period                                       $    427           $    429
                                                             ========           ========

Net charge-offs (recoveries) as a
   percent of average loans                                      .001%                --

Allowance at period end as a
   percent of nonperforming loans                               57.16%             97.72%

Allowance at period end as a percent
   of nonperforming assets                                      55.82%             93.87%

Allowance at period end as a
   percent of total gross loans                                  0.24%              0.27%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3. LOANS RECEIVABLE (CONTINUED)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

                                                    December 31, 2001                                December 31, 2000
                                        -------------------------------------------     --------------------------------------------
                                                        Percent of                                       Percent of
                                                        Allowance       Percent of                       Allowance        Percent of
                                        Amount of       to Total          Loans to      Amount of        to Total         Loans to
                                        Allowance       Allowance       Total Loans     Allowance        Allowance       Total Loans
                                        ---------       ---------       -----------     ---------        ----------      -----------
                                                                          (Dollars in thousands)
Real estate loans:
  One-to-four family residential          $179            41.92%           76.23%          $153            35.66%           73.89%
  Multi-family residential                   1             0.23%            0.56%             1             0.23%            0.36%
  Nonresidential real estate                 2             0.47%            9.06%             2             0.47%           11.01%
  Residential construction                  --               --%            3.14%            --               --             5.03%
  Land                                       5             1.17%            4.48%             5             1.17%            3.47%
  Home equity                               10             2.34%            3.57%            10             2.33%            2.71%
                                          ----           ------           ------           ----           ------           ------
    Total real estate loans                197            55.50%           97.04%           171            48.95%           97.67%
                                          ----           ------           ------           ----           ------           ------

Commercial/consumer loans:
  Commercial loans                          40             9.37%            1.81%            39             9.09%            1.20%
  Share and other loans                      3             0.70%            1.09%             4             0.93%            2.27%
  Credit reserve                             1             0.23%            0.06%            --               --             0.06%
                                          ----           ------           ------           ----           ------           ------

    Total commercial/
      consumer loans                        44             0.94%            2.96%            43             0.93%            2.33%
                                          ----           ------           ------           ----           ------           ------

Unallocated                                186            43.56%              --%           215            50.12%              --
                                          ----           ------           ------           ----           ------           ------
                                          $427           100.00%          100.00%          $429           100.00%          100.00%
                                          ====           ======           ======           ====           ======           ======

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to $747,000 and $439,000 at December 31, 2001 and 2000, respectively. These loans had an average outstanding balance of $594,000 and $282,000 for the years ended December 31, 2001 and 2000, respectively. These loans are primarily collateral dependent, and management has determined that the underlying collateral value is in excess of the carrying amounts. As a result, the Bank has determined that specific allowances on these loans are not required.

The differences between interest income that would have been recorded under the original terms of such loans and the interest income actually recognized totaled $33,000 and $20,000 for the years ended December 31, 2001 and 2000, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 3. LOANS RECEIVABLE (CONTINUED)

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans.

                                                               Year Ended December 31,
                                                             ---------------------------
                                                               2001               2000
                                                             --------           --------
                                                                (Dollars in thousands)
Nonaccrual loans                                             $    747           $    439
Foreclosed real estate                                             18                 18
                                                             --------           --------
Total non-performing assets                                  $    765           $    457
                                                             ========           ========

Non-performing loans to total gross loans                        0.43%              0.28%
                                                             ========           ========

Non-performing assets to total assets                            0.36%              0.23%
                                                             ========           ========

Total assets                                                 $212,368           $198,343

Total gross loans                                            $176,060           $157,550

Officers and directors of the Company were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

                                                              Year Ended December 31,
                                                             -------------------------
                                                               2001              2000
                                                             -------           -------
                                                                (Dollars in thousands)
Balance, beginning                                           $ 3,217           $ 2,742
   Originations                                                1,992               801
   Payments received                                          (1,046)             (326)
                                                             -------           -------
Balance, ending                                              $ 4,163           $ 3,217
                                                             =======           =======

NOTE 4. ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                                              Year Ended December 31,
                                                             -------------------------
                                                               2001             2000
                                                             --------        ---------
                                                             (Dollars in thousands)
Securities                                                   $  124          $  182
Mortgage-backed securities                                       63             112
Loans receivable                                                871             794
                                                             ------          ------
                                                             $1,058          $1,088
                                                             ======          ======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 5. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                             Year Ended December 31,
                                                            ------------------------
                                                              2001             2000
                                                            -------          -------
                                                             (Dollars in thousands)
Land                                                         $  411          $  402
Buildings and improvements                                    1,498           1,499
Furniture and equipment                                         990             916
                                                             ------          ------
                                                              2,899           2,817
Less accumulated depreciation                                 1,472           1,313
                                                             ------          ------
                                                             $1,427          $1,504
                                                             ======          ======

NOTE 6. EMPLOYEE PENSION PLAN

The Bank has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $146,000 and $180,000 for the years ended December 31, 2001 and 2000, respectively, and is included in compensation and benefits in the accompanying statements of income.

The most recent actuarial valuation of the plan was completed as of and for the fiscal year ended September 30, 2001. Management believes that there have been no significant changes in the assumptions or plan activity through December 31, 2001 that would cause a material change in the balances presented below. The following table sets forth the Plan's funded status:

                                                              Year Ended September 30,
                                                             -------------------------
                                                               2001               2000
                                                             -------           -------
                                                              (Dollars in thousands)
Change in benefit obligation:
   Benefit obligation, beginning                             $ 1,690           $ 1,521
   Service cost                                                   87                68
   Interest cost                                                 135               120
   Actuarial (gain) loss                                         132               (19)
   Benefits paid                                                 (70)               --
                                                             -------           -------
   Benefit obligation, ending                                  1,974             1,690
                                                             -------           -------

Change in plan assets:
   Fair value of plan assets, beginning                        1,004               784
   Actual return on plan assets                                   73                56
   Employer contribution                                         212               164
   Benefits paid                                                 (70)               --
                                                             -------           -------
   Fair value of plan assets, ending                           1,219             1,004
                                                             -------           -------

Funded status                                                   (755)             (686)
Unrecognized net actuarial loss                                  525               405
Unrecognized prior service cost                                  269               304
                                                             -------           -------
Prepaid benefit cost                                         $    39           $    23
                                                             =======           =======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 6. EMPLOYEE PENSION PLAN (CONTINUED)

The components of net periodic benefit cost are as follows:

                                                                                  Year Ended September 30,
                                                                       --------------------------------------------
                                                                             2001                       2000
                                                                       ---------------            -----------------
                                                                                   (Dollars in thousands)
Service cost                                                           $             87            $             68
Interest cost                                                                       135                         120
Expected return on plan assets                                                      (83)                        (72)
Amortization of prior service cost                                                   34                          34
Recognized net actuarial loss                                                        22                          17
                                                                       ----------------            ----------------
     Net periodic benefit cost                                         $            195            $            167
                                                                       ================            ================

Weighted-average assumptions used to develop the net periodic pension cost are as follows:

                                                               Year Ended September 30,
                                                               ------------------------
                                                                2001              2000
                                                               ------            ------
Discount rate                                                   7.5%             8.0%
Expected rate of return on plan assets                          8.0%             8.0%
Rate of compensation increase                                   5.0%             5.0%

NOTE 7. DEPOSITS

Deposits are summarized as follows:

                                                    December 31, 2001                                  December 31, 2000
                                          ----------------------------------------          ---------------------------------------
                                                           Average          % of                             Average         % of
                                           Amount           Rate          Deposits           Amount           Rate         Deposits
                                          --------         -------        --------          --------         -------       --------
                                                                           (Dollars in thousands)
Demand accounts:
  Passbook savings                        $ 24,660          2.63%           14.71%          $ 20,559          3.17%           13.26%
  NOW accounts                               8,459          0.63%            5.05%             8,473          1.00%            5.47%
  Money market                               5,966          2.49%            3.56%             4,833          2.72%            3.12%
  Noninterest bearing
    accounts                                 2,540            --%            1.52%             1,976            --             1.27%
                                          --------          ----           ------           --------          ----           ------

      Total demand deposits                 41,625          2.14%           24.84%            35,841          2.42%           23.12%

Certificates of deposit                    125,964          5.81%           75.16%           119,192          6.11%           76.88%

Accrued interest payable                         1            --%              --%                 2                             --
                                          --------          ----           ------           --------          ----           ------

      Total deposits                      $167,590          4.90%          100.00%          $155,035          5.26%          100.00%
                                          ========          ====           ======           ========          ====           ======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 7. DEPOSITS (CONTINUED)

At December 31, 2001, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,                                                                             Amount
------------------------                                                                    ----------------------
                                                                                            (Dollars in thousands)
          2002                                                                                $           92,701
          2003                                                                                            27,398
          2004                                                                                             2,952
          2005                                                                                             2,799
          2006                                                                                               114
                                                                                              ------------------
                                                                                              $          125,964
                                                                                              ==================

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $27,161,000 and $22,700,000 at December 31, 2001 and 2000, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

                                                                                                 December 31,
                                                                                                     2001
                                                                                            ----------------------
                                                                                            (Dollars in thousands)
Maturity period:
   Within 3 months or less                                                                    $            6,615
   Over 3 months through 6 months                                                                          7,188
   Over 6 months through 12 months                                                                         8,031
   Over 12 months                                                                                          5,327
                                                                                              ------------------
                                                                                              $           27,161
                                                                                              ==================

Interest expense on deposits is summarized as follows:

                                                                                  Year Ended December 31,
                                                                       --------------------------------------------
                                                                               2001                      2000
                                                                       ----------------            ----------------
                                                                                   (Dollars in thousands)
Passbook savings                                                       $             189           $            552
NOW and money market                                                                 566                        206
Certificates of deposit                                                            7,197                      6,611
                                                                       -----------------           ----------------
                                                                       $           7,952           $          7,369
                                                                       =================           ================

The Bank has pledged securities with an amortized cost of $3,000,000 as collateral for public deposits and pledged securities with an amortized cost of $502,000 as collateral on treasury tax and loan accounts at December 31, 2001.

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.


NOTE 8. ADVANCES FROM FEDERAL HOME LOAN BANK

The Bank has FHLB advances totaling $17,000,000 and $16,000,000 at December 31, 2001 and 2000, respectively. The weighted average interest rate of the advances was 3.41% and 6.56% at December 31, 2001 and 2000, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 8. ADVANCES FROM FEDERAL HOME LOAN BANK (CONTINUED)

The average amount of FHLB advances outstanding was approximately $16,699,000 and $11,185,000, and had a weighted average interest rate of 5.95% and 6.85% during the years ended December 31, 2001 and 2000, respectively. The maximum amount of borrowings outstanding amounted to $21,000,000 and $16,000,000 during the years ended December 31, 2001 and 2000, respectively. Interest expense on FHLB advances totaled $993,000 and $812,000 for the years ended December 31, 2001 and 2000, respectively.

NOTE 9. DEFERRED COMPENSATION AGREEMENTS

The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for two executive officers. Vested benefits under these agreements are payable in monthly installments over 10 and 15 year periods. The present value of the liability for the benefits is being accrued over the service life per the underlying agreements, which amounted to $2,263,000 and $2,159,000 at December 31, 2001 and 2000, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $125,000 and $219,000 for the years ended December 31, 2001 and 2000, respectively.

NOTE 10. MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the MRP) on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. All options were fully vested as of December 31, 2001. The weighted average fair value of the options on the grant date was $3.49 per share. As permitted under generally accepted accounting principles, grants under the plan are being accounted for following the provisions of APB Opinion No. 25 and its related interpretations. Accordingly, no compensation cost has been recognized for grants made to date. Had compensation cost been determined based on the fair value method prescribed in SFAS No. 123, the pro forma effect on reported net income and earnings per share would be as follows:

                                                             Year Ended December 31,
                                                             -----------------------
                                                               2001           2000
                                                             -------        --------
                                                             (Dollars in thousands)
Net income
   As reported                                               $ 973          $ 731
   Pro forma                                                   737            417
Earnings per share
   As reported
     Basic                                                   $0.35          $0.24
     Diluted                                                  0.35           0.24
   Pro forma
     Basic                                                     .26           0.14
     Diluted                                                   .26           0.14

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 10. MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN (CONTINUED)

In determining the fair value of the option grant as prescribed in SFAS No. 123, the Black-Scholes option pricing model was used with the following assumptions: a risk-free interest rate of 5.00%, expected lives of 10 years, expected volatility of 29.55% and expected dividends of $0.40 per year.

At December 31, 2001, all of the 449,650 options have been granted at an exercise price of $12.00 and are currently exercisable. No options have been exercised to date and all options granted are outstanding at December 31, 2001.

The MRP reserved for issuance 179,860 shares of common stock to certain officers, directors and employees. The Company issued shares to fund the MRP on October 15, 1997. The restricted common stock under the MRP was fully vested in 2000. The expense related to the vesting of the MRP totaled $599,000 for the year ended December 31, 2000.

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

The Bank must also recapture over a six year period its tax bad debt reserves which accumulated from 1987 through 1996 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but was delayed two years because the Bank originated a required minimum level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the taxes will not result in a charge to earnings. During the years ended December 31, 2001 and 2000, the Bank annually recaptured $171,000 of this reserve.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2001, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of December 31, 2001.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 11. INCOME TAX MATTERS (CONTINUED)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified with other assets in the Statement of Financial Condition) are as follows:

Deferred income taxes consist of the following:

                                                                           Year Ended December 31,
                                                                           -----------------------
                                                                            2001             2000
                                                                           ------          -------
                                                                            (Dollars in thousands)
Deferred tax assets:
   Unrealized loss on securities available for sale                        $   --          $  104
   Deferred compensation and supplemental income                              856             841
   Allowance for loan losses                                                  165             166
   Other                                                                       67               8
                                                                           ------          ------
     Total deferred tax assets                                              1,088           1,119
                                                                           ------          ------

Deferred tax liabilities:
   Unrealized gain on securities available for sale                            23              --
   Net deferred loan fees and costs                                           199             142
   FHLB dividends                                                             228             229
   Reserve for bad debts                                                      182             248
   Property and equipment                                                      76              71
                                                                           ------          ------
     Total deferred tax liabilities                                           708             690
                                                                           ------          ------

     Net deferred tax assets                                               $  380          $  429
                                                                           ======          ======

Allocation of income tax expense between current and deferred portions is as follows:

                                                             Year Ended December 31,
                                                             -----------------------
                                                              2001             2000
                                                             ------           ------
                                                              (Dollars in thousands)
Current tax expense                                          $  603           $  449
Deferred tax benefit                                            (78)             (40)
                                                             ------           ------
                                                             $  525           $  409
                                                             ======           ======

Income tax expense is reconciled to the amount computed by applying the federal statutory tax rate of 34% to income before income taxes as follows:

                                                             Year Ended December 31,
                                                             -----------------------
                                                              2001             2000
                                                             ------          -------
Statutory federal income tax rate                              34.0%           34.0%
Increase (decrease) in taxes resulting from:
   State income taxes, net of federal benefit                   0.1%            2.0%
   Other, net                                                   0.9%           (0.1)%
                                                             ------          ------
                                                               35.0%           35.9%
                                                             ======          ======

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12. STOCKHOLDERS' EQUITY

On October 2, 1996, South Street Financial Corp. completed and closed its stock offering. Gross proceeds from the sale of 4,496,500 shares amounted to $44,965,000, which includes $4,528,000 in proceeds from shares purchased by the ESOP, and reduced by conversion costs of $1,320,000. The Company transferred $19,558,000 of the net proceeds to Home Savings for the purchase of all of the common stock of the Bank and retained the remaining net proceeds.

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

For a period of five years after its conversion from mutual to stock form, Home Savings must obtain written approval from the NC Administrator before declaring or paying a cash dividend to the Company on its capital stock in an amount in excess of one-half of the greater of (i) the Bank's net income for the most recent fiscal year end or (ii) the average of the Bank's net income after dividends for the most recent fiscal year-end and not more than two of the immediately preceding fiscal year ends. During the years ended December 31, 2001 and 2000, the Bank paid $1,257,028 and $4,234,000, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 per share during each of the years ended December 31, 2001 and 2000, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 12. STOCKHOLDERS' EQUITY (CONTINUED)

The FDIC requires the Company and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. As of December 31, 2001, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company and the Bank complied with all of the capital requirements at December 31, 2001 and 2000, as presented in the following table.

                                                                                                      Minimum To Be Well
                                                                          Minimum                      Capitalized Under
                                                                          Capital                      Prompt Corrective
                                           Actual                       Requirement                    Action Provisions
                                  -----------------------          ----------------------          ------------------------
                                  Amount            Ratio           Amount          Ratio          Amount             Ratio
                                  -------           -----           ------          -----          -------            -----
                                                                    (Dollars in Thousands)
DECEMBER 31, 2001:
Total Capital to Risk
   Weighted Assets:
     Consolidated                 $24,233           20.58%          $9,418           8.0%          $    --              --%
     Bank                          21,520           18.30%           9,407           8.0%           11,759            10.0%

Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated                  23,889           20.29%           4,709           4.0%               --              --%
     Bank                          21,176           18.01%           4,704           4.0%            7,055             6.0%

Tier 1 Capital to Assets:
   Consolidated                   $23,889           11.38%          $6,298           3.0%          $    --              --%
   Bank                            21,176           10.09%           6,296           3.0%           10,496             5.0%

DECEMBER 31, 2000:
Total Capital to Risk
   Weighted Assets:
     Consolidated                 $24,401            23.1%          $8,449           8.0%          $    --              --
     Bank                          22,757            21.6%           8,449           8.0%           10,561            10.0%

Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated                  23,972            22.7%           4,224           4.0%               --              --
     Bank                          22,328            21.1%           4,224           4.0%           11,815             6.0%

Tier 1 Capital to Assets:
   Consolidated                   $23,972            12.1%          $5,950           3.0%          $    --              --
   Bank                            22,328            11.3%           5,908           3.0%            9,846             5.0%

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

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 2001, the outstanding balance of the note receivable is $2,439,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and dividends from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2001 and 2000, $228,000 and $145,000 was amortized as compensation expense.

Net expenses of $293,000 and $248,000 have been recorded during the years ended December 31, 2001 and 2000, respectively, in connection with the ESOP. The expenses include, in addition to the cash contribution necessary to fund the ESOP, $(293,000) and $(248,000) for the years ended December 31, 2001 and 2000, respectively, which represents the difference between the fair value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP (net of tax, if negative). The Bank has credited (debited) this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At December 31, 2001, 256,829 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2001, based on a fair value of the ESOP shares released or committed to be released is $1,746,000. The fair value of the unallocated shares is $1,845,000 at December 31, 2001. This commitment will fluctuate based on the fair value of the shares.

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

                                                                            December 31, 2001
                                                                           --------------------
                                                                          (Dollars in thousands)
Financial instruments whose contract
  amounts represent credit risk:
     Commitments to extend credit                                            $          2,218
     Undisbursed lines of credit                                                       15,670
                                                                             ----------------
                                                                             $         17,888
                                                                             ================

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and many require payment of a fee. The total commitment amounts do not necessarily represent future requirements since some may expire without being drawn upon. The Bank evaluates each customer's credit worthiness on a case-by-case basis.

The Bank entered into employment agreements with two executive officers to provide for their continued employment. The agreements provide for an initial term of three years and can be extended an additional year annually.


NOTE 15. EARNINGS PER SHARE

Earnings per share has been calculated in accordance with SFAS No. 128, Earnings Per Share, and Statement of Position 93-6, Employers' Accounting for Employee Stock Ownership Plans. For purposes of this computation, the number of shares of common stock purchased by the Bank's employee stock ownership plan which have not been allocated to participant accounts are not assumed to be outstanding. Stock-based compensation grants have not been included in the diluted earnings per share as they are antidilutive. The following are reconciliations of the amounts used in the per share calculations:

                                                                      For the Year Ended December 31, 2001
                                                              -----------------------------------------------------
                                                                 Income             Shares             Per Share
                                                               (Numerator)       (Denominator)          Amount
                                                              --------------     --------------      --------------
                                                                               (Dollars in thousands)
Basic and Diluted EPS                                         $          973           2,820,050     $         0.35
                                                              ==============     ===============     ==============

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 15. EARNINGS PER SHARE (CONTINUED)

                                                                       For the Year Ended December 31, 2000
                                                              -----------------------------------------------------
                                                                  Income             Shares           Per Share
                                                                (Numerator)       (Denominator)        Amount
                                                              --------------     --------------     ---------------
                                                                           (Dollars in thousands)

Basic and Diluted EPS                                         $          731           3,004,706     $         0.24
                                                              ==============     ===============     ==============


NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of the Company's cash and cash equivalents is estimated to be equal to its recorded amount. For securities held to maturity and securities available for sale, the fair value is estimated using quoted market values obtained from independent pricing services. For FHLB stock, the fair value is the same as the recorded book value since the stock can be redeemed at face value.

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

The fair values of checks outstanding on disbursement accounts, accrued interest receivable, accrued interest payable and advance payments to borrowers for taxes and insurance are presumed to be their recorded book values.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 16. FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The recorded book value and estimated fair value of the Company's financial assets and liabilities are summarized below:

                                                      December 31, 2001                   December 31, 2000
                                                ------------------------------       ----------------------------
                                                 Recorded           Estimated         Recorded         Estimated
                                                Book Value          Fair Value       Book Value        Fair Value
                                                -----------         ----------       ----------        ----------
                                                                     (Dollars in thousands)
Financial Assets:
   Interest-earning deposits                      $  8,493          $  8,493          $  4,505          $  4,505
   Securities held to maturity                       4,697             4,468             6,762             6,426
   Securities available for sale                    16,972            16,972            25,288            25,288
   Federal Home Loan Bank stock                      1,348             1,348             1,229             1,229
   Loans receivable, net                           173,132           173,485           152,514           150,331
   Accrued interest receivable                       1,058             1,058             1,088             1,088
Financial Liabilities:
   Interest-bearing deposits with
     no stated maturities                           41,625            41,625            35,841            35,841
   Interest-bearing deposits
     with stated maturities                        125,964           125,931           119,192           119,102
   Checks outstanding on
     disbursement account                            1,093             1,093               549               549
   Accrued interest payable                              1                 1                 2                 2
   Advance payments by borrowers
     for taxes and insurance                           165               165               232               232
   Federal Home Loan Bank advances                  17,000            17,000            16,000            16,000

NOTE 17. PARENT COMPANY FINANCIAL DATA

                            CONDENSED BALANCE SHEETS

                                                                                       December 31,
                                                                               ---------------------------
                                                                                 2001               2000
                                                                               --------           --------
                                                                                 (Dollars in thousands)
Assets:
   Cash                                                                         $      2           $     13
   Federal funds sold                                                              1,925              1,570
   Securities available for sale                                                     300                300
   Accrued interest receivable                                                        51                 61
   Prepaid expenses and other assets                                                  28                 36
   Investment in Home Savings Bank                                                21,975             22,165
                                                                                --------           --------
                                                                                $ 24,281           $ 24,145
                                                                                ========           ========
Liabilities and Stockholders' Equity:
   Liabilities:
      Other liabilities                                                         $    392           $    336
                                                                                --------           --------
   Stockholders' Equity:
      Common stock                                                                 8,296              9,051
      Accumulated other comprehensive income (loss)                                   35               (163)
      Unearned ESOP                                                               (2,439)            (2,993)
      Unearned compensation                                                       (1,437)            (1,665)
      Retained earnings                                                           19,434             19,579
                                                                                --------           --------
                                                                                  23,889             23,809
                                                                                --------           --------
                                                                                $ 24,281           $ 24,145
                                                                                ========           ========

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 17. PARENT COMPANY FINANCIAL DATA (CONTINUED)

                         CONDENSED STATEMENTS OF INCOME


                                                                                             December 31,
                                                                                 ----------------------------------
                                                                                      2001               2000
                                                                                 --------------     ---------------
                                                                                       (Dollars in thousands)

Interest income                                                                  $          296     $           379
Interest expense                                                                              -                   -
Equity in earnings of Home Savings Bank                                                     799                 601
Net gain (loss) on sale of investments
   available for sale                                                                         -                (141)
Other expense                                                                               (13)                (25)
Income tax (expense) benefit                                                               (109)                (83)
                                                                                 --------------     ---------------
      Net income                                                                 $          973     $           731
                                                                                 ==============     ===============

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                             December 31,
                                                                                 ----------------------------------
                                                                                      2001               2000
                                                                                 --------------     ---------------
                                                                                       (Dollars in thousands)
Cash Flows from Operating Activities:
   Net income                                                                    $          973     $           731
   Adjustments to reconcile net income to net cash provided
      by operating activities:
        Loss on sale of investments available for sale                                        -                 141
        Change in assets and liabilities:
            Equity in earnings of Home Savings                                             (799)               (601)
            (Increase) decrease in accrued interest
              receivable and other assets                                                    18                  83
            Decrease in other liabilities                                                   (71)               (178)
                                                                                 --------------     ---------------

        Net cash provided by operating activities                                           121                 176
                                                                                 --------------     ---------------

Cash Flows from Investing Activities:
   Purchase of securities available for sale                                                  -                (300)
   Proceeds from sales and repayments of
      securities available for sale                                                           -               1,398
   Upstream dividend from Home Savings Bank                                               1,257               4,234
                                                                                 --------------     ---------------

        Net cash provided by investing activities                                         1,257               5,332
                                                                                 --------------     ---------------

Cash Flows from Financing Activities:
   Retirement of stock purchased                                                           (462)             (3,111)
   Payment of dividends                                                                  (1,126)             (1,240)
   Principal payment received on note receivable from ESOP                                  554                 410
                                                                                 --------------     ---------------

        Net cash used in financing activities                                            (1,034)             (3,941)
                                                                                 --------------     ---------------

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 17. PARENT COMPANY FINANCIAL DATA (CONTINUED)

                 CONDENSED STATEMENTS OF CASH FLOWS (CONTINUED)

                                                                  December 31,
                                                             ----------------------
                                                              2001            2000
                                                             ------          ------
                                                             (Dollars in thousands)
        Net increase (decrease) in
            cash and cash equivalents                        $  344          $1,567
Cash and cash equivalents:
   Beginning                                                  1,583              16
                                                             ------          ------
   Ending                                                    $1,927          $1,583
                                                             ======          ======

Supplemental Disclosures of Cash Flow Information
      Cash payments for income taxes                         $   43          $   45

Supplemental Disclosures of Noncash
   Investing and Financing
      Change in unrealized gain (loss) on
        securities available for sale, net                      198             489
      Change in dividends accrued                                 8              94

                   SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                              CORPORATE INFORMATION
--------------------------------------------------------------------------------


                               EXECUTIVE OFFICERS


         Carl M. Hill                         R. Ronald Swanner                    Christopher F. Cranford
  CEO and Chairman of Board                   President and COO                       CFO and Treasurer


                                                    DIRECTORS

         Carl M. Hill                         R. Ronald Swanner                       Greg E. Underwood
   CEO & Chairman of Board                    President and COO                  Certified Public Accountant
       of Home Savings                         of Home Savings                         Private Practice


      Joel A. Huneycutt                   Caldwell A. Holbrook, Jr.                   Douglas D. Stokes
      President, Locust                     Partner, D.A. Holbrook                   Owner and President,
        Lumber Company                     & Sons Construction Co.               Stokes Construction Company

----------------------------------------------------------------------------------------------------------------

      STOCK TRANSFER AGENT                     INDEPENDENT AUDITORS                      SPECIAL LEGAL COUNSEL
 Registrar and Transfer Company                  Dixon Odom PLLC                       Brooks, Pierce, McLendon,
        10 Commerce Drive                6525 Morrison Boulevard, Suite 516             Humphrey & Leonard, LLP
       Cranford, NJ 07016                    Charlotte, NC  28211-3563                  2000 Renaissance Plaza
                                                                                         230 North Elm Street
                                                                                         Greensboro, NC 27420

                                CORPORATE OFFICE
                              155 West South Street
                                  P.O. Box 489
                            Albemarle, NC 28002-0489


FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company's stockholders upon written request to South Street Financial Corp., 155 West South Street, P.O. Box 489, Albemarle, NC 28002.


ANNUAL MEETING

The 2001 annual meeting of stockholders of South Street Financial Corp. will be held at 4 p.m. on May 27, 2002 at the Company's corporate office at 155 West South Street, Albemarle, NC.

                   SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                            COMMON STOCK INFORMATION
--------------------------------------------------------------------------------


The Company's common stock is listed on the NASDAQ National Market under the symbol SSFC and began trading on October 3, 1996. At December 31, 2001, there were approximately 636 shareholders of record, not including the number of persons or entities where stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

                                        Dividends             Stock Price
                                        ---------       -----------------------
                                         Regular         High             Low
                                        --------        ------          -------
2001:
First Quarter                           $ 0.10          $6.500          $6.380
Second Quarter                            0.10           7.790           6.260
Third Quarter                             0.10           8.000           6.010
Fourth Quarter                            0.10           7.000           6.650


2000:
First Quarter                           $ 0.10          $7.000          $6.375
Second Quarter                            0.10           7.000           6.625
Third Quarter                             0.10           6.875           6.313
Fourth Quarter                            0.10           6.734           6.250