Form 10KSB, Exhibit 13
period 2002-12-31
SOUTH STREET FINANCIAL CORP
filed 2003-03-28
CIK 1014964

                                                                      EXHIBIT 13

                          SOUTH STREET FINANCIAL CORP.
                            ALBEMARLE, NORTH CAROLINA

                               2002 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL DATA .............................................1-2

REPORT TO STOCKHOLDERS .............................................................3

MANAGEMENT'S DISCUSSION AND ANALYSIS ............................................4-11

INDEPENDENT AUDITORS' REPORT ......................................................12

CONSOLIDATED FINANCIAL STATEMENTS

  Statements of financial condition at December 31, 2002 and 2001 .................13

  Statements of income for the years ended
   December 31, 2002 and 2001 .....................................................14

  Statements of stockholders' equity for the years ended
   December 31, 2002 and 2001 .....................................................15

  Statements of cash flows for the years ended
   December 31, 2002 and 2001 ..................................................13-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS .....................................18-44

CORPORATE INFORMATION ..........................................................45-46

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
SELECTED CONSOLIDATED FINANCIAL DATA

                                                   At of for the Years Ended December 31,
                                          ------------------------------------------------------
                                                2002               2001                2000
                                          ---------------     ---------------    ---------------
                                               (In Thousands, Except Per Share Amounts)
FINANCIAL CONDITION DATA:
   Total assets                           $       224,806     $       212,368    $       198,343
   Investment securities /(1)/                     44,565              31,510             37,784
   Loans receivable, net /(2)/                    172,184             173,132            152,514
   Deposits                                       175,669             167,590            155,035
   Borrowings                                      21,000              17,000             16,000
   Stockholders' equity                            24,895              23,889             23,809
   Book value per share                              8.08                7.68               7.50

OPERATING DATA:
   Interest income                        $        13,885     $        14,600    $        13,791
   Interest expense                                 6,969               8,980              8,181
                                          ---------------     ---------------    ---------------
   Net interest income                              6,916               5,620              5,610
   Provision for loan losses                          100                   -                  -
                                          ---------------     ---------------    ---------------
   Net interest income after provision
    for loan losses                                 6,816               5,620              5,610
                                          ---------------     ---------------    ---------------
   Non-interest income                                516                 450                196
                                          ---------------     ---------------    ---------------

   Non-interest expense:
     Compensation and employee                      3,341               3,111              3,337
     Other                                          1,480               1,461              1,319
                                          ---------------     ---------------    ---------------
   Total non-interest expense                       4,821               4,572              4,656
                                          ---------------     ---------------    ---------------

   Income before income taxes                       2,511               1,498              1,150
   Income tax expense                                 849                 525                409
   Minority interest                                    -                   -                 10
                                          ---------------     ---------------    ---------------
   Net income                             $         1,662     $           973    $           731
                                          ===============     ===============    ===============

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL DATA

                                                       At of for the Years Ended December 31,
                                                      ----------------------------------------
                                                         2002          2001          2000
                                                      ----------   -----------   -------------
                                                      (In Thousands, Except Per Share Amounts)
SELECTED OTHER DATA:
   Basic earnings per share                           $     0.58   $      0.35   $       0.24
   Diluted earnings per share                               0.58          0.35           0.24
   Dividends per share                                      0.40          0.40           0.40
   Dividend payout ratio /(6)/                             68.97%       114.29%        166.67%
   Return on average assets                                 0.77%         0.47%          0.39%
   Return on average equity                                 6.85%         4.22%          2.94%
   Average equity to average assets                        11.22%        11.24%         13.12%
   Stockholders' equity to end-of-period assets            11.07%        11.25%         12.00%
   Interest rate spread for period /(3)/                    2.95%         2.34%          2.39%
   Average interest-earning assets to
    average interest-bearing liabilities                  110.78%       110.92%        115.11%
   Net interest margin /(4)/                                3.31%         2.83%          3.07%
   Non-performing assets to total assets
    at period end /(5)/                                     0.58%         0.36%          0.23%
   Non-performing loans to total loans
     at period end                                          0.75%         0.43%          0.28%
   Allowance for loan losses to non-
     performing loans at period end                        40.42%        57.16%         97.72%
   Net interest income, after provision for
     loan losses to non-interest expense                  141.38%       122.92%        120.49%
   Non-interest expense to average assets                   2.23%         2.23%          2.46%
     Deposit accounts                                     11,041        12,366         12,498
     Loan accounts                                         3,252         3,348          3,232
   Number of full service banking offices                      2             2              2

/(1)/ Includes interest-bearing deposits, federal funds sold, Federal Home Loan
      Bank stock, and investment securities.

/(2)/ Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.

/(3)/ The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

/(4)/ The net interest margin represents net interest income as a percent of average interest-earning assets.

/(5)/ Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.

/(6)/ The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

                   SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                             REPORT TO STOCKHOLDERS

Dear Stockholders:

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist readers in understanding the results of operations in 2002 and 2001 and changes in financial position at December 31, 2002. This discussion and analysis is intended to complement and should be read in conjunction with the audited consolidated financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

During 1998, the Bank formed a wholly owned subsidiary, South Street Development Corporation (SSDC) with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC (Park Ridge). The other 50% interest in Park Ridge was owned by an outside individual until 2000, when SSDC purchased the remaining interest and Park Ridge became a 100% subsidiary of SSDC. In June 1998, Park Ridge acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. As of December 2002, the project was 100% completed and 14 of the 30 lots to be sold had been committed to buyers.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the years ended December 31, 2002 and 2001. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2002 and 2001, the discussion contained in this Management's Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the Company unless otherwise noted.

COMPARISON OF FINANCIAL CONDITION AT DECEMBER 31, 2002 AND 2001

During 2002, the Company's total assets increased by $12.4 million, or 5.9%, from $212.4 million at December 31, 2001 to $224.8 million at December 31, 2002. This increase in our total assets resulted primarily from growth in our liquid assets, consisting of cash and cash equivalents and investment securities. These liquid assets increased from $33.6 million at December 31, 2001 to $46.9 million at the end of 2002, an increase of $13.3 million. This increase in our liquid assets was offset by a decrease in our loans receivable during 2002 of $852,000. This decrease in our net loans resulted principally from a decrease during the year in our real estate loans. The funding for this increase in our assets came from increases in deposits from our customers and from borrowings. Deposit increased by $8.1 million during 2002 to $175.7 million at December 31, 2002 compared with $167.6 million at the beginning of the year, with all of the increase occurring in demand accounts which cost the Company significantly less than do certificates of deposit. Borrowings, consisting solely of advances from the Federal Home Loan Bank, increased $4.0 million during 2002 to $21.0 million at the end of the year.

Stockholders' equity increased by $1.0 million during 2002. This net increase was the result of several factors. Items which increased stockholders' equity were: net income of $1.7 million, principal payments received on the note receivable from the ESOP of $519,000, amortization of the return of capital dividends paid on unvested ESOP shares of $361,000, and unrealized gains on available for sale investment securities of $90,000. These increases were offset by the following items which decreased stockholders' equity: the purchase and retirement of 32,000 shares of the Company's common stock for $225,000, the payment of quarterly cash dividends totaling $1.1 million, or $.40 per share, and the ESOP contribution of $323,000.

COMPARISON OF OPERATING RESULTS FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

NET INCOME

The Company earned net income of $1.7 million or $.58 per share for 2002, as compared with net income of $973,000 or $.35 per share in 2001. This improvement of $689,000 or $.23 per share in net operating results is principally attributable to the increase in our net interest income during 2002, which is analyzed further in the discussion that follows.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

NET INTEREST INCOME

Like most financial institutions, the primary component of earnings for the Bank is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income increased to $6.9 million for the year ended December 31, 2002, compared to the $5.6 million earned in 2001, an increase of $1.3 million. During 2002 our level of average interest earning assets increased from $198.5 million in 2001 to $208.8 million, but the average rate we earned on those assets dropped 71 basis points from 7.36% in 2001 to 6.65% in 2002. This decrease in the average rate we earned on our investments more than offset the effect of the increase in our average interest earning assets during the year and resulted in the decrease in our interest income of $715,000. This decrease in our interest income, however, was negated by the decrease in our interest expense during 2002. While our average interest-bearing liabilities increased from $178.9 million in 2001 to $188.5 million in 2002, it is important to note though that much of this increase occurred in our interest-bearing demand deposits, which have rates significantly less than our other types of interest-bearing liabilities. The average rate we paid for our interest-bearing liabilities during the year dropped 132 basis points during 2002 from 5.02% in 2001 to 3.70%, resulting in a decrease of $2.0 million in our total interest expense in 2002, and enabling the Company to experience the aforementioned increase in net interest income during the year.

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

                                              Year Ended                                   Year Ended
                                      December 31, 2002 vs. 2001                   December 31, 2001 vs. 2000
                               ----------------------------------------    ----------------------------------------
                                      Increase (Decrease) Due To                            Increase
                               ----------------------------------------    ----------------------------------------
                                 Volume          Rate          Total         Volume          Rate          Total
                               -----------    ----------    -----------    -----------   -----------    -----------
                                                              (Dollars in thousands)
  Interest income:
    Interest-bearing deposits  $        53    $     (271)   $      (218)   $       264   $      (175)   $       89
    Investments                       (286)         (245)          (531)          (522)          (81)          (603)
    Loans receivable, net            1,094        (1,060)            34          1,453           (71)         1,382
                               -----------    ----------    -----------    -----------   -----------    -----------
      Total interest income            861        (1,576)          (715)         1,195          (327)           868
                               -----------    ----------    -----------    -----------   -----------    -----------
  Interest expense:
    Deposits:
      Passbook savings                 138          (158)           (20)            62           (48)            14
      NOW and money market              27           (17)            10             56           (73)           (17)
      Certificates of deposit          (27)       (1,568)        (1,595)           516            70            586
    Borrowings                          76          (482)          (406)           310          (129)           181
                               -----------    ----------    -----------    -----------   -----------    -----------
      Total interest expense           214        (2,225)        (2,011)           944          (180)           764
                               -----------    ----------    -----------    -----------   -----------    -----------
  Net interest income
   increase (decrease)         $       647    $      649    $     1,296    $       251   $      (147)   $       104
                               ===========    ==========    ===========    ===========   ===========    ===========

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table provides additional information concerning the Company's yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2002 and 2001, respectively.

                                      Year Ended December 31, 2002     Year Ended December 31, 2001    Year Ended December 31, 2000
                                     -------------------------------  -------------------------------  -----------------------------
                                      Average               Average     Average               Average   Average              Average
                                      Balance    Interest     Rate      Balance    Interest     Rate    Balance    Interest   Rate
                                     ---------  ----------  --------  ----------  ----------  -------  ----------  ---------  ------
                                                                       (Dollars in thousands)
Interest earning assets:
 Interest-bearing deposits /(1)/     $  13,185  $      206     1.56%  $   11,574  $      410    3.54%  $    5,780  $     321   5.55%
 Investments /(2)/                      19,453         946     4.86%      25,207       1,491    5.92%      33,834      2,094   6.19%
 Loans receivable, net /(5)/           176,184      12,733     7.23%     161,682      12,699    7.85%     143,320     11,376   7.94%
                                     ---------  ----------  --------  ----------  ----------  -------  ----------  ---------  ------

 Total interest-earning assets         208,822      13,885     6.65%     198,463      14,600    7.36%     182,934     13,791   7.54%
                                                ----------  --------              ----------  -------              ---------  ------
Non interest-earning assets              7,405                             6,497                            6,418
                                     ---------                        ----------                       ----------
  Total assets                       $ 216,227                        $  204,960                       $  189,352
                                     =========                        ==========                       ==========

Interest-bearing liabilities:
 Deposits:
  Passbook savings                   $  27,621         546     1.98%  $   21,598         566    2.62%  $   19,333        552   2.86%
  NOW and money market                  18,450         199     1.08%      16,043         189    1.18%      12,140        206   1.70%
  Certificates of deposit              124,068       5,637     4.54%     124,582       7,232    5.81%     115,600      6,611   5.72%
 Borrowings                             18,364         587     3.20%      16,699         993    5.95%      11,850        812   6.85%
                                     ---------  ----------  --------  ----------  ----------  -------  ----------  ---------  ------

 Total interest-bearing liabilities    188,503       6,969     3.70%     178,922       8,980    5.02%     158,923      8,181   5.15%
                                                ----------  --------              ----------  -------              ---------  ------
Non-interest-bearing liabilities         3,454                             3,003                            5,594
Stockholders' equity                    24,270                            23,035                           24,835
                                     ---------                        ----------                       ----------
  Total liabilities and
   stockholders' equity              $ 216,227                        $  204,960                       $  189,352
                                     =========                        ==========                       ==========
Net interest income and
 interest rate spread /(3)/                     $    6,916     2.95%              $    5,620    2.34%              $   5,610   2.39%
                                                ==========  ========              ==========  =======              =========  ======
Net yield on average
 interest-earning assets /(4)/                                 3.31%                            2.83%                          3.07%
                                                            ========                          ======                          ======
Ratio of average
 interest-earning assets
 to average interest-bearing
 liabilities                            110.78%                           110.92%                          115.11%
                                     =========                        ==========                       ==========

/(1)/ Includes interest-bearing deposits and federal funds sold.

/(2)/ Includes investment securities and FHLB common stock.

/(3)/ Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

/(4)/ Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

/(5)/ Loans placed on nonperforming status have been included in the computation of average balances.

PROVISION FOR LOAN LOSSES AND ASSET QUALITY

The provision for loan losses was $100,000 during 2002 while there was no provision for loan losses made in 2001. Loan charge-offs in 2002 and 2001 of $4,000 and $2,000, respectively, were nominal. While no provision was considered necessary during 2001, during 2002, due to the increase in our non-performing assets discussed below, the provision of $100,000 was considered necessary to maintain the allowance for loan losses at an adequate level. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management's consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

The level of our non-performing assets, defined as loans past due 90 days or more, increased from $747,000 at December 31, 2001 to $1.3 million at December 31, 2002. Real estate acquired in the settlement of loans amounted to $0 and $18,000 at December 31, 2002 and 2001, respectively. The Bank has adopted policies that it believes provide for prudent and adequate levels of loan loss allowances. At December 31, 2002, the allowance for loan losses amounted to $523,000, which management believes is adequate to absorb losses inherent in its loan portfolio.

NONINTEREST INCOME

Non-interest income increased slightly during the year from $450,000 during 2001 to $516,000 in 2002, an increase of $66,000. Our non-interest income is comprised primarily of service charges on deposit accounts, insurance commissions and various sources of miscellaneous operating income.

NONINTEREST EXPENSE

Our non-interest expenses increased from $4.6 million in 2001 to $4.8 million in 2002, an increase of $249,000. The primary factor responsible for this increase was an increase in compensation and benefits expense of $230,000 in 2002 compared to 2001. This increase resulted from an increase in the expenses associated with the Bank's ESOP. There were no other significant increases in any of the other categories comprising our non-interest expenses.

INCOME TAXES

The provision for income taxes, as a percentage of income before income taxes, was 33.8% and 35.0% for the years ended December 31, 2002 and 2001, respectively.

CAPITAL RESOURCES AND LIQUIDITY

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2002 and 2001. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home's liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home's ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by new savings deposits, operating activities, sale or maturity of investment and the ability to raise equity capital. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new savings deposits that the Bank is able to generate. During the year ended December 31, 2002, cash inflow was provided by proceeds from maturities, calls and principal repayments on securities of $12.1 million, cash provided by operating activities of $727,000 million and an increase in deposits and borrowings of 12.1 million. Significant cash outflows during 2002 included purchases and retirement of common stock for $225,000, purchases of securities available for sale of $5.5 million, and dividend payments of $1.1 million.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home's demand for loans and its other liquidity needs. Approximately 64% of Home's certificates of deposit outstanding at December 31, 2002 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home's operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company's liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home's liquidity ratio at December 31, 2002, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

ASSET/LIABILITY MANAGEMENT

Home's asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home's net interest income given various risk criteria. Factors beyond Home's control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home's overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home's yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home's gap is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home's interest-bearing liabilities subject to repricing exceed the level of interest-earning assets which will mature or reprice, will have a favorable impact on Home's net interest income. At December 31, 2002, Home had a one-year sensitivity gap of negative 39.20%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home's net interest income adversely.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

Although Home's asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Bank's interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 57.65%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2002, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                     At December 31, 2002
                                                -------------------------------------------------------
                                                                More Than
                                                   1 Year       1 Year to     More Than
                                                  or Less        5 Years       5 Years         Total
                                                ------------   -----------    -----------    ----------
                                                                   (Dollars in thousands)
INTEREST-EARNING ASSETS:
   Interest-bearing deposits                    $     24,831   $         -    $         -    $   24,831
   Federal funds sold                                  3,070             -              -         3,070
   Securities held to maturity                             -           100          3,144         3,244
   Securities available for sale                           -         4,590          7,321        11,911
   Federal Home Loan Bank stock, at cost                   -             -          1,509         1,509
   Loans, net                                         27,825        11,120        133,239       172,184
                                                ------------   -----------    -----------    ----------
       Total interest-earning assets            $     55,726   $    15,810    $   145,213    $  216,749
                                                ============   ===========    ===========    ==========

INTEREST-BEARING LIABILITIES:
   Passbook savings                             $     30,075   $         -    $         -    $  30,075
   NOW accounts                                       11,816             -              -       11,816
   Money market                                        7,840             -              -        7,840
   Certificates of deposit                            79,960        45,811              -      125,771
   Borrowings                                         11,000        10,000              -       21,000
                                                ------------   -----------    -----------    ----------
                                                $    140,691   $    55,811    $         -    $  196,502
                                                ============   ===========    ===========    ==========

INTEREST SENSITIVITY GAP                        $    (84,965)  $   (40,001)   $   145,213    $   20,247

CUMULATIVE INTEREST
   SENSITIVITY GAP                              $    (84,965)  $  (124,966)   $    20,247    $   20,247

CUMULATIVE INTEREST SENSITIVITY
 GAP AS A PERCENTAGE OF TOTAL
 INTEREST-EARNING ASSETS                              (39.20)%      (57.65)%         9.34%         9.34%

CUMULATIVE RATIO OF
 INTEREST-SENSITIVE ASSETS TO
 INTEREST-SENSITIVE LIABILITIES                         39.61%       36.40%        110.30%       110.30%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
MANAGEMENT'S DISCUSSION AND ANALYSIS

CRITICAL ACCOUNTING POLICY

The Bank's most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Bank's financial condition and results, and requires management's most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain.

CONTRACTUAL OBLIGATIONS AND COMMITMENTS

In the normal course of business there are various outstanding contractual obligations of the Bank that will require future cash outflows. In addition, there are commitments and contingent liabilities, such as commitments to extend credit that may or may not require future cash outflows. The following table reflects contractual obligations of the Bank outstanding as of December 31, 2002.

                                                                     Payments Due by Period
                                          -------------------------------------------------------------------------
                                                           On Demand
                                                           or Within                                       After
    Contractual Obligations                   Total        or 1 Year      2-3 Years       4-5 Years       5 Years
---------------------------------------   ------------   ------------   ------------   -------------   ------------
                                                                         (In thousands)
Short-term borrowings                     $     11,000   $     11,000   $          -   $           -   $          -
Long-term borrowings                            10,000              -         10,000               -              -
Deposits                                       175,669        129,858         26,369          19,442              -
                                          ------------   ------------   ------------   -------------   ------------

   Total contractual cash obligations     $    196,669   $    140,858   $     36,369   $      19,442   $          -
                                          ============   ============   ============   =============   ============

The following table reflects other commitments of the Bank outstanding as of December 31, 2002.

                                                           Amount of Commitment Expiration Per Period
                                          -------------------------------------------------------------------------
                                              Total
                                             Amounts        Within                                         After
       Other Commitments                    Committed       1 Year        2-3 Years       4-5 Years       5 Years
---------------------------------------   ------------   ------------   ------------   -------------   ------------
                                                                         (In thousands)
Undisbursed portion of home
 equity lines                             $      7,700   $        259   $        144   $         516   $      6,781
Other commitments and credit lines               1,400          1,129              6               -            265
Undisbursed portion of construction loans        2,568          2,568              -               -              -
                                          ------------   ------------   ------------   -------------   ------------

   Total other commitments                $     11,668   $      3,956   $        150   $         516   $      7,046
                                          ============   ============   ============   =============   ============

[LETTERHEAD OF DIXON ODOM PLLC]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
South Street Financial Corp.
Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2002 and 2001 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Dixon Odam PLLC

Charlotte, North Carolina
February 28, 2003

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2002 AND 2001

                                                                            2002               2001
                                                                     ----------------    ---------------
                                                                            (Dollars in thousands)
ASSETS

Cash and cash equivalents:
   Non-interest-bearing deposits                                     $          3,821    $         3,486
   Interest-bearing deposits                                                   24,831              5,865
   Federal funds sold                                                           3,070              2,628
Securities held to maturity, fair value December 31, 2002,
 $3,060; December 31, 2001, $4,468                                              3,244              4,697
Securities available for sale                                                  11,911             16,972
Federal Home Loan Bank stock                                                    1,509              1,348

Loans receivable                                                              172,707            173,559
Allowance for loan losses                                                        (523)              (427)
                                                                     ----------------    ---------------
       Net loans                                                              172,184            173,132
                                                                     ----------------    ---------------

Real estate held for investment                                                 1,030              1,026
Property and equipment, net                                                     1,278              1,427
Other assets                                                                    1,928              1,787
                                                                     ----------------    ---------------

       Total assets                                                  $        224,806    $       212,368
                                                                     ================    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
   Deposits                                                          $        175,669    $       167,590
   Borrowings                                                                  21,000             17,000
   Accrued expenses and other liabilities                                       3,242              3,889
                                                                     ----------------    ---------------
       Total liabilities                                                      199,911            188,479
                                                                     ----------------    ---------------
Stockholders' Equity:
   Preferred stock, no par value; authorized
    5,000,000 shares; none issued                                                   -                  -
   Common stock, no par value, authorized
    20,000,000 shares; issued 3,111,867 and
    3,079,867 shares at December 31, 2002
    and 2001, respectively                                                      7,748              8,296
   Unearned compensation                                                       (1,076)            (1,437)
   Unearned ESOP                                                               (1,920)            (2,439)
   Retained earnings, substantially restricted                                 20,018             19,434
   Accumulated other comprehensive income                                         125                 35
                                                                     ----------------    ---------------

       Total stockholders' equity                                              24,895             23,889
                                                                     ----------------    ---------------

       Total liabilities and stockholders' equity                    $        224,806    $       212,368
                                                                     ================    ===============

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                                 2002                2001
                                                                           ---------------    ----------------
                                                                                    (Dollars in thousands)
INTEREST INCOME
   Loans, including fees                                                   $        12,733    $         12,699
   Investment securities                                                               862               1,393
   Other interest and dividends                                                        290                 508
                                                                           ---------------    ----------------
                                               TOTAL INTEREST INCOME                13,885              14,600
                                                                           ---------------    ----------------
INTEREST EXPENSE
   Deposits                                                                          6,382               7,987
   Borrowings                                                                          587                 993
                                                                           ---------------    ----------------
                                              TOTAL INTEREST EXPENSE                 6,969               8,980
                                                                           ---------------    ----------------
                                                 NET INTEREST INCOME                 6,916               5,620
PROVISION FOR LOAN LOSSES                                                              100                   -
                                                                           ---------------    ----------------
                 NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                 6,816               5,620
                                                                           ---------------    ----------------
NON-INTEREST INCOME
   Service charges on deposit accounts                                                 259                 243
   Other                                                                               257                 207
                                                                           ---------------    ----------------
                                      TOTAL NON-INTEREST INCOME, NET                   516                 450
                                                                           ---------------    ----------------
NON-INTEREST EXPENSES
   Compensation and benefits                                                         3,341               3,111
   Net occupancy and equipment                                                         359                 343
   Data processing                                                                     310                 272
   Other                                                                               811                 846
                                                                           ---------------    ----------------
                                         TOTAL NON-INTEREST EXPENSES                 4,821               4,572
                                                                           ---------------    ----------------
                                          INCOME BEFORE INCOME TAXES                 2,511               1,498
INCOME TAXES                                                                           849                 525
                                                                           ---------------    ----------------
                                                          NET INCOME       $         1,662    $            973
                                                                           ===============    ================
                       BASIC AND DILUTED NET INCOME PER COMMON SHARE       $          0.58    $           0.35
                                                                           ===============    =1===============

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                      Accumulated                          Retained
                                                Shares of               Other                              Earnings      Total
                                                 Common      Common  Comprehensive  Unearned    Unearned Substantially Stockholders'
                                                  Stock      Stock   Income (Loss)    ESOP   Compensation  Restricted    Equity
                                                ---------   --------  ----------    --------   ---------   ---------   -----------
                                                                           (Dollars in thousands)
Balance At December 31, 2000                    3,176,267   $  9,051    $   (163)   $ (2,993)   $ (1,665)   $ 19,579    $ 23,809
   Principal payment on note receivable
    from the ESOP                                       -          -           -         554           -           -         554
   ESOP contribution                                    -       (293)          -           -           -           -        (293)
   Purchases and retirement of common stock       (64,400)      (462)          -           -           -           -        (462)
   Cash dividends ($.40 per share)                      -          -           -           -           -      (1,118)     (1,118)
   Net change in unrealized gain on
    securities available for sale,
    net of taxes of $123,000                            -          -         198           -           -           -         198
   Amortization of return of capital dividend           -          -           -           -         228           -         228
   Net income                                           -          -           -           -           -         973         973
                                                ---------   --------    --------    --------    --------    --------    --------
Balance At December 31, 2001                    3,111,867      8,296          35      (2,439)     (1,437)     19,434      23,889
   Principal payment on note receivable
    from ESOP                                           -          -           -         519           -           -         519
   ESOP contribution                                    -       (323)          -           -           -           -        (323)
   Purchases and retirement of common stock       (32,000)      (225)          -           -           -           -        (225)
   Cash dividends ($.40 per share)                      -          -           -           -           -      (1,078)     (1,078)
   Net change in unrealized gain on
    securities available for sale,
    net of taxes of $54,000                             -          -          90           -           -           -          90
   Amortization of return of capital dividend           -          -           -           -         361           -         361
   Net income                                           -          -           -           -           -       1,662       1,662
                                                ---------   --------    --------    --------    --------    --------    --------
Balance At December 31, 2002                    3,079,867   $  7,748    $    125    $ (1,920)   $ (1,076)   $ 20,018    $ 24,895
                                                =========   ========    ========    ========    ========    ========    ========

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                                        2002           2001
                                                                    ------------   ------------
                                                                       (Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $      1,662   $        973
   Adjustments to reconcile net income to net cash
    provided by operating activities:
       Net accretion of premiums and discounts on securities                  85             72
       Amortization of deferred loan fees                                   (481)          (544)
       Provision for depreciation                                            165            159
       Provision for loan losses                                             100              -
       Deferred income taxes                                                (147)           (78)
       Gain on sale of real estate held for investment                         -            (20)
       ESOP contribution                                                    (323)          (293)
       Amortization of unearned compensation                                 361            228
       (Increase) decrease in other assets                                  (141)           503
       Increase (decrease) in accrued expenses
          and other liabilities                                             (550)           349
                                                                    ------------   ------------
   Net cash provided by operating activities                                 731          1,349
                                                                    ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of securities available for sale                             (5,541)        (2,004)
   Proceeds from maturities, calls and principal
    repayments of securities available for sale                           10,723         10,631
   Proceeds from maturities, calls and principal
    repayments of securities held to maturity                              1,391          1,996
   Loan originations and principal payments on loans, net                  1,329        (20,074)
   Purchase of property and equipment                                        (16)           (82)
   Investment in real estate held for investment                              (4)           (70)
   Purchase of real estate held for investment                                 -           (327)
   Proceeds from sale of real estate held for investment                       -            675
   Purchase of FHLB stock                                                   (161)          (119)
                                                                    ------------   ------------
     Net cash provided (used) by investing activities                      7,721         (9,374)
                                                                    ------------   ------------

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2002 AND 2001 (Continued)

                                                                 2002                 2001
                                                           -----------------    ----------------
                                                                  (Dollars in thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in deposits                                $           8,079    $         12,555
   Payment of dividends                                               (1,082)             (1,126)
   Purchases and retirement of common stock                             (225)               (462)
   Proceeds from borrowings                                           10,000              20,000
   Repayments on borrowings                                           (6,000)            (19,000)
   Principal payment received on ESOP note                               519                 554
                                                           -----------------    ----------------
     Net cash provided by financing activities                        11,291              12,521
                                                           -----------------    ----------------
     Net increase in cash and cash equivalents                        19,743               4,496
Cash and cash equivalents:
   Beginning                                                          11,979               7,483
                                                           -----------------    ----------------
   Ending                                                  $          31,722    $         11,979
                                                           =================    =================

Supplemental Disclosures of Cash Flow Information:
   Cash payments for:
     Interest                                              $           6,955    $          8,972
     Income taxes                                                        907                 337
Supplemental Disclosures of Noncash Transactions:
   Change in unrealized gains on
    available for sale securities, net                                    90                 198
   Change in dividends accrued                                             4                   8

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

The following is a description of the significant accounting policies used in the preparation of the accompanying consolidated financial statements:

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

USE OF ESTIMATES
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CASH AND CASH EQUIVALENTS
For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "Non-interest-bearing deposits," "Interest-bearing deposits," and "Federal funds sold."

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

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. Allocated and unallocated portions are determined in the same manner. While management uses the best information to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used.

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

INTEREST INCOME
The Bank recognizes interest income on loans using the interest method over the contractual life of the loan. The Bank continues to accrue interest on loans, including loans delinquent 90 days or more, when the collection of interest is not in doubt. At the time a loan becomes nonperforming, the loan is placed on nonaccrual status by establishing an allowance for uncollected interest. Interest income is subsequently recognized only to the extent cash payments are received. If and when management determines that the collectibility of principal and interest is no longer in doubt, the loan is returned to performing status and the reserve for uncollected interest is reversed.

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

PROPERTY AND EQUIPMENT
Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are up to 50 years for buildings, 5 to 10 years for furniture, fixtures and equipment and 3 years for computers and related equipment. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

STOCK COMPENSATION PLANS
SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures as if the fair value based method of accounting had been applied. All granted options were fully vested by December 31, 2001.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

STOCK COMPENSATION PLANS (Continued)

                                                                                   2002                2001
                                                                              --------------     ---------------
                                                                                    (Amounts in thousands,
                                                                                    except per share data)
Net income:
  As reported                                                                 $        1,662     $           973
    Deduct:   Total stock-based employee compensation expense
              determined under fair value method for all awards,
              net of related tax effects                                                   -                (236)
                                                                              --------------     ---------------
  Pro forma                                                                   $        1,662     $           737
                                                                              ==============     ===============

Basic net income per share:
  As reported                                                                 $         0.58     $          0.35
  Pro forma                                                                             0.58                0.26

Diluted net income per share:
  As reported                                                                 $         0.58     $          0.35
  Pro forma                                                                             0.58                0.26

OTHER BENEFIT PLANS
The Bank provides a noncontributory pension plan covering substantially all of the Bank's employees who are eligible as to age and length of service. The Bank's funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

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

Additionally, the Company has also implemented a management recognition plan by acquiring in trust 179,860 shares of stock for issuance to certain directors, officers and employees.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

EARNINGS PER SHARE
SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the weighted average number of shares of common stock purchased by the Company's employee stock ownership and management recognition plans, which have not been allocated to participant accounts, are not assumed to be outstanding. The weighted average number of shares of common stock not allocated to participant accounts under the employee stock ownership plan was 249,119 and 308,774 in 2002 and 2001, respectively, while there were no unallocated shares under the management recognition plan in 2002 or 2001. The Company had no dilutive potential common shares outstanding during 2002 and 2001. The weighted average number of shares outstanding at December 31, 2002 and 2001 was 2,847,117 and 2,820,050, respectively.

COMPREHENSIVE INCOME
The Company reports as comprehensive income all changes in stockholders' equity during the year from sources other than stockholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company's only component of other comprehensive income is unrealized gains and losses on investment securities available for sale.

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

The fair value estimates presented are based on pertinent information available to management as of the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented in these financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

RECLASSIFICATIONS
Certain amounts in the 2001 financial statements have been reclassified to conform to the 2002 presentation. The reclassifications had no effect on net income or stockholders' equity as previously reported.

RECENT ACCOUNTING PRONOUNCEMENTS
In December 2002, the Financial Accounting Standard Board ("FASB") issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002. The Company continues to account for its stock-based compensation in accordance with Accounting Principles Board ("APB") Opinion No. 25 and has adopted the disclosure provisions of SFAS No. 148 effective for the years presented herein.

In November 2002, the FASB issued FASB Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others (FIN 45). FIN 45 requires a liability to be recognized at the time a company issues a guarantee for the fair value of the obligations assumed under certain guarantee agreements. Additional disclosures about guarantee agreements are also required in the interim and annual financial statements. The disclosure provisions of FIN 45 are effective for the Company on December 31, 2002. The provisions for initial recognition and measurement of guarantee agreements are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. The Company is in the process of assessing the impact of FIN 45 on its consolidated financial statements.

NOTE 2. SECURITIES

Amortized cost and fair values of securities are summarized as follows:

                                                                               2002
                                               -------------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                 Amortized         Unrealized      Unrealized          Market
                                                   Cost               Gains           Losses            Value
                                               --------------    -------------     -------------   ---------------
                                                                     (Dollars in thousands)
Securities available for sale:
   U.S. Government and federal
    agencies obligations                       $        6,036    $          80     $          (3)  $         6,113
   Mortgage-backed securities                           5,074              187               (63)            5,198
   Other equity securities                                600                -                 -               600
                                               --------------    -------------     -------------   ---------------
                                               $       11,710    $         267     $         (66)  $        11,911
                                               ==============    =============     =============   ===============
Securities held to maturity:
   Mortgage-backed securities
     and related securities                    $        3,244    $          80     $        (264)  $         3,060
                                               ==============    =============     =============   ===============

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

                                                                               2001
                                               -------------------------------------------------------------------
                                                                      Gross            Gross          Estimated
                                                 Amortized         Unrealized      Unrealized          Market
                                                   Cost               Gains           Losses            Value
                                               --------------    -------------     -------------   ---------------
                                                                     (Dollars in thousands)
Securities available for sale:
   U.S. Government and federal
    agencies obligations                       $        9,003    $         140     $           -   $         9,143
   Mortgage-backed securities                           7,312               11               (94)            7,229
   Other equity securities                                600                -                 -               600
                                               --------------    -------------     -------------   ---------------
                                               $       16,915    $         151     $         (94)  $        16,972
                                               ==============    =============     =============   ===============
Securities held to maturity:
   Mortgage-backed securities
    and related securities                     $        4,697    $          73     $        (302)  $         4,468
                                               ==============    =============     =============   ===============

The amortized cost and fair values of securities as of December 31, 2002 by contractual maturity are shown below. Actual maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

                                                 Amortized            Fair
                                                   Cost               Value
                                               -------------     -------------
                                                    (Dollars in thousands)
Securities available for sale:
   Due after one but within five years         $       4,510     $       4,590
   Due after five but within ten years                 1,526             1,523
   Due after ten years                                 5,074             5,198
   Other equity securities                               600               600
                                               -------------     -------------
                                               $      11,710     $      11,911
                                               =============     =============

Securities held to maturity:
   Due after one but within five years         $         100     $         103
   Due after five but within ten years                   246               267
   Due after ten years                                 2,898             2,690
                                               -------------     -------------
                                               $       3,244     $       3,060
                                               =============     =============

There were no sales of securities in 2002 or 2001.

The Bank had pledged securities with an amortized cost of $14.6 million and $3.5 million at December 31, 2002 and 2001, respectively, as collateral for public deposits and treasury and tax loan accounts.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SECURITIES (Continued)

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company's investment portfolio at December 31, 2002:

                                                                       Carrying Value
                                          --------------------------------------------------------------------------
                                                             After 1         After 5
                                                          Year Through    Years Through       After
                                             1 Year          5 Years        10 Years        10 Years        Total
                                          -------------  --------------  --------------  ------------  -------------
                                                                   (Dollars in thousands)
Securities available for sale:
  U.S. Government and federal
   agencies obligations                   $           -  $        4,590  $        1,523  $          -  $       6,113
  Mortgage-backed securities                          -               -               -         5,198          5,198
  Other securities                                    -               -               -           600            600
Securities held to maturity:
  Mortgage-backed securities
   and related securities                             -             100             246         2,898          3,244
                                          -------------  --------------  --------------  ------------  -------------
                                          $           -  $        4,690  $        1,769  $      8,696  $      15,155
                                          =============  ==============  ==============  ============  =============

The following table sets forth the weighted average yield by maturity of the Company's investment portfolio at December 31, 2002:

                                                                   Weighted Average Yields
                                          --------------------------------------------------------------------------
                                                             After 1         After 5
                                                          Year Through    Years Through       After
                                             1 Year          5 Years        10 Years        10 Years        Total
                                          -------------  --------------  --------------  ------------  -------------
Securities available for sale: /(1)/
  U.S. Government and federal
   agencies obligations                               -           3.77%           6.10%           -           4.36%
  Mortgage-backed securities                          -              -               -         6.09%          6.09%
  Other equity securities                             -              -               -         1.04%          1.04%
Securities held to maturity:
  Mortgage-backed securities
   and related securities                             -           7.69%           8.70%        7.38%          7.49%

/(1)/ Average yields based on amortized cost.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS RECEIVABLE

Loans receivable are summarized below:

                                                    December 31, 2002                   December 31, 2001
                                            ----------------------------------  -----------------------------------
                                                                      % of                                % of
                                                  Amount              Total            Amount             Total
                                            ----------------     -------------  ----------------     --------------
                                                                     (Dollars in thousands)
Real estate loans:
   Residential 1-4 family                   $        134,095            76.30%  $        127,920             72.66%
   Home equity                                        10,534             5.99%             6,293              3.57%
   Residential multi-family                              934             0.53%               979              0.56%
   Nonresidential real estate                         14,210             8.09%            15,951              9.06%
   Residential construction                            4,972             2.83%             5,529              3.14%
   Land                                                3,453             1.96%             7,888              4.48%
   Line of credit                                      2,419             1.38%             6,293              3.57%
                                            ----------------     ------------   ----------------     -------------
     Total real estate loans                         170,617            97.08%           170,853             97.04%
                                            ----------------     ------------   ----------------     -------------

Commercial/consumer loans:
   Commercial                                          3,088             1.76%             3,182              1.81%
   Share and other                                     1,959             1.11%             1,926              1.09%
   Credit reserve                                         87             0.05%                99              0.06%
                                            ----------------     ------------   ----------------     -------------
   Total commercial/consumer loans                     5,134             2.92%             5,207              2.96%
                                            ----------------     ------------   ----------------     -------------

   Subtotal                                          175,751           100.00%           176,060            100.00%
                                                                 ============                        =============
Allowance for loan losses                               (523)                               (427)
Net deferred loan fees                                  (475)                               (501)
Loans in process                                      (2,569)                             (2,000)
                                            ----------------                    ----------------

   Total                                    $        172,184                    $        173,132
                                            ================                    ================

The following table sets forth the time to contractual maturity of the Bank's loan portfolio at December 31, 2002. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments. Amounts in the table are net of loans in process, unamortized loan fees, and the allowance for loan losses.

                                                          At December 31, 2002
                                      -----------------------------------------------------------
                                                         More than       Greater
                                          1 Year        1 Year to          Than
                                          or Less         5 Years         5 Years        Total
                                      --------------  --------------  ------------  -------------
                                                         (Dollars in thousands)
Residential 1-4 family                $        5,650  $        6,462  $    121,808  $     133,920
All other loans                                4,628           9,069        25,565         39,262
Net deferred loan fees                          (475)              -             -           (475)
Allowance for loan losses                       (523)              -             -           (523)
                                      --------------  --------------  ------------  -------------
        Totals                        $        9,280  $       15,531  $    147,373  $     172,184
                                      ==============  ==============  ============  =============

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS RECEIVABLE (Continued)

The following table sets forth the dollar amount at December 31, 2002 of all loans maturing or repricing on or after December 31, 2003 which have fixed or adjustable interest rates.

                                                            Adjustable
                                        Fixed Rates            Rates
                                     ---------------    -----------------
                                           (Dollars in thousands)

Residential 1-4 family               $       126,690    $           1,580
All other loans                               16,955               17,680
                                     ---------------    -----------------
                                     $       143,645    $          19,260
                                     ===============    =================

The following is an analysis of the allowance for loan losses:

                                                   Year Ended December 31,
                                                  2002                2001
                                             ---------------    ---------------
                                                     (Dollars in thousands)

Balance, beginning of year                   $           427     $          429
Provision for loan losses                                100                  -
Charge-offs:
   Residential 1-4 family                                  -                  -
   Consumer                                                4                  2
Recoveries:
   Residential 1-4 family                                  -                  -
                                             ---------------     --------------
Balance, end of year                         $           523     $          427
                                             ===============     ==============
Net charge-offs as a percent
 of average loans                                      .002%               .001%
Allowance at period end as a
 percent of nonperforming loans                       40.42%              57.16%
Allowance at period end as a percent
 of nonperforming assets                              40.42%              55.82%
Allowance at period end as a
 percent of total gross loans                          0.30%               0.24%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS RECEIVABLE (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

                                              December 31, 2002                             December 31, 2001
                                --------------------------------------------- --------------------------------------
                                                 Percent of                                  Percent of
                                                  Allowance      Percent of                  Allowance   Percent of
                                 Amount of        to Total        Loans to     Amount of      to Total    Loans to
                                 Allowance       Allowance      Total Loans    Allowance      Allowance  Total Loans
                                ------------    -----------     ----------    -----------    ----------  -----------
                                                                 (Dollars in thousands)
Real estate loans:
  Residential 1-4 family        $        185          35.37%         76.30%   $       179        41.92%      72.66%
  Home equity                             15           2.87%          5.99%            10         2.34%       3.57%
  Residential multi-family                 2           0.38%          0.53%             1         0.23%       0.56%
  Nonresidential real estate               3           0.57%          8.09%             2         0.47%       9.06%
  Residential construction                 -              -%          2.83%             -            -%       3.14%
  Land                                     5           0.96%          1.96%             5         1.17%       4.48%
  Line of credit                           -              -%          1.38%             -            -%       3.57%
                                ------------    -----------     ----------    -----------    ---------   ---------
    Total real estate loans              210          40.15%         97.08%           197        46.13%      97.04%
                                ------------    -----------     ----------    -----------    ---------   ---------

Commercial/consumer loans:
  Commercial loans                       100          19.12%          1.76%            40         9.37%       1.81%
  Share and other                         10           1.91%          1.11%             3         0.70%       1.09%
  Credit reserve                          12           2.29%          0.05%             1         0.23%       0.06%
                                ------------    -----------     ----------    -----------    ---------   ---------

    Total commercial/
      consumer loans                     122          23.32%          2.92%            44        10.30%       2.96%
                                ------------    -----------     ----------    -----------    ---------   ---------

Unallocated                              191          36.53%                          186        43.57%
                                ------------    -----------                   -----------    ---------

  Total                         $        523         100.00%        100.00%   $       427       100.00%     100.00%
                                ============    ===========     ==========    ===========    =========   =========

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Bank establish a specific allowance on impaired loans and disclosure of the Bank's method of accounting for interest income on impaired loans. The Bank assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to approximately $1,294,000 and $747,000 and had related allowance for loan losses of $81,000 and $48,000 at December 31, 2002 and 2001, respectively. These loans had an average outstanding balance of $1,021,000 and $594,000 for the years ended December 31, 2002 and 2001, respectively. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not material in 2002 or 2001.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. LOANS RECEIVABLE (Continued)

The following table sets forth information with respect to nonperforming assets identified by the Bank, including nonaccrual loans.

                                                             Year Ended December 31,
                                                   -------------------------------------------
                                                          2002                      2001
                                                   ----------------          -----------------
                                                              (Dollars in thousands)
Nonaccrual loans                                   $          1,294          $             747
Foreclosed real estate                                            -                         18
                                                   ----------------          -----------------
Total non-performing assets                        $          1,294          $             765
                                                   ================          =================
Non-performing loans to total gross loans                      0.74%                      0.43%
                                                   ================          =================
Non-performing assets to total assets                          0.58%                      0.36%
                                                   ================          =================
Total assets                                       $        224,806          $         212,368
                                                   ================          =================
Total gross loans                                  $        175,751          $         176,060
                                                   ================          =================

Officers and directors of the Company were indebted to the Bank for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

                                                             Year Ended December 31,
                                                   -------------------------------------------
                                                         2002                       2001
                                                   ----------------          -----------------
                                                              (Dollars in thousands)
Balance, beginning                                 $          4,163          $           3,217
   Originations                                               2,610                      1,992
   Payments received                                         (4,394)                    (1,046)
                                                   ----------------          -----------------
Balance, ending                                    $          2,379          $           4,163
                                                   ================          =================

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:

                                                            Year Ended December 31,
                                                   -------------------------------------------
                                                         2002                      2001
                                                   ----------------          -----------------
                                                              (Dollars in thousands)
Land                                               $            411          $             411
Buildings and improvements                                    1,499                      1,498
Furniture and equipment                                       1,005                        990
                                                   ----------------          -----------------
                                                              2,915                      2,899
Less accumulated depreciation                                 1,637                      1,472
                                                   ----------------          -----------------
                                                   $          1,278          $           1,427
                                                   ================          =================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. EMPLOYEE PENSION PLAN

The Bank has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee's expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $210,000 and $146,000 for the years ended December 31, 2002 and 2001, respectively, and is included in compensation and benefits in the accompanying statements of income.

The most recent actuarial valuation of the plan was completed as of and for the plan year ended September 30, 2002. Management believes that there have been no significant changes in the assumptions or plan activity through December 31, 2002 that would cause a material change in the balances presented below. The following table sets forth the Plan's funded status:

                                                           Year Ended September 30,
                                                 -------------------------------------------
                                                       2002                       2001
                                                 ----------------          -----------------
                                                            (Dollars in thousands)
Change in benefit obligation:
   Benefit obligation, beginning                 $          1,974          $           1,690
   Service cost                                                94                         87
   Interest cost                                              147                        135
   Actuarial (gain) loss                                       (9)                       132
   Benefits paid                                             (517)                       (70)
                                                 ----------------          -----------------
   Benefit obligation, ending                               1,689                      1,974
                                                 ----------------          -----------------

Change in plan assets:
   Fair value of plan assets, beginning                     1,219                      1,004
   Actual return on plan assets                                81                         73
   Employer contribution                                      235                        212
   Benefits paid                                             (517)                       (70)
                                                 ----------------          -----------------
   Fair value of plan assets, ending                        1,018                      1,219
                                                 ----------------          -----------------

Funded status                                                (671)                      (755)
   Unrecognized net actuarial loss                            508                        525
   Unrecognized prior service cost                            236                        269
                                                 ----------------          -----------------
   Prepaid benefit cost                          $             73          $              39
                                                 ================          =================

The components of net periodic benefit cost are as follows:

                                                            Year Ended September 30,
                                                 -------------------------------------------
                                                       2002                      2001
                                                 ----------------            ---------------
                                                             (Dollars in thousands)
Service cost                                     $             94            $             87
Interest cost                                                 147                         135
Expected return on plan assets                                (93)                        (83)
Amortization of prior service cost                             34                          34
Recognized net actuarial loss                                  21                          22
                                                 ----------------            ----------------
     Net periodic benefit cost                   $            203            $            195
                                                 ================            ================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. EMPLOYEE PENSION PLAN (Continued)

Weighted-average assumptions used to develop the net periodic pension cost are as follows:

                                                         Year Ended September 30,
                                               -------------------------------------------
                                                      2002                      2001
                                               ----------------          -----------------
Discount rate                                              7.5%                       7.5%
Expected rate of return on plan assets                     7.5%                       8.0%
Rate of compensation increase                              3.0%                       5.0%

NOTE 6. DEPOSITS

Deposits are summarized as follows:

                                           December 31, 2002                          December 31, 2001
                              -----------------------------------------  ------------------------------------------
                                                Average         % of                        Average        % of
                                 Amount          Rate         Deposits       Amount          Rate        Deposits
                              ------------    ----------    -----------  --------------  -----------    -----------
                                                              (Dollars in thousands)
Demand accounts:
  Passbook savings            $     30,075         1.98%         17.12%  $       24,660        2.63%         14.71%
  NOW accounts                      11,816         0.37%          6.73%           8,459        0.63%          5.05%
  Money market                       7,840         2.15%          4.46%           5,966        2.49%          3.56%
  Noninterest-bearing
   accounts                            164            -%          0.09%           2,540           -%          1.52%
                              ------------    ----------    -----------  --------------  -----------    -----------
      Total demand deposits         49,895         1.62%         28.40%          41,625        2.14%         24.84%
Certificates of deposit            125,771         4.56%         71.60%         125,964        5.81%         75.16%
Accrued interest payable                 3            -%             -%               1           -%             -%
                              ------------    ----------    -----------  --------------  -----------    -----------
      Total deposits          $    175,669         3.76%        100.00%  $      167,590        4.90%        100.00%
                              ============    ==========    ===========  ==============  ===========    ===========

At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,                          Amount
------------------------                  --------------------
                                               (Dollars
                                             in thousands)
          2003                            $           79,960
          2004                                        17,514
          2005                                         8,855
          2006                                        18,871
          2007                                           571
                                          ------------------
                                          $          125,771
                                          ==================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DEPOSITS (Continued)

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $32,263,000 and $27,161,000 at December 31, 2002 and 2001, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

                                                       December 31, 2002
                                                       ------------------
                                                            (Dollars
                                                          in thousands)
Maturity period:
   Within 3 months or less                             $            7,934
   Over 3 months through 6 months                                   7,367
   Over 6 months through 12 months                                  3,314
   Over 12 months                                                  13,648
                                                       ------------------
                                                       $           32,263
                                                       ==================

Interest expense on deposits is summarized as follows:

                                               Year Ended December 31,
                                 -------------------------------------------
                                        2002                      2001
                                 ----------------          -----------------
                                            (Dollars in thousands)

Passbook savings                $             546           $            566
NOW and money market                          199                        189
Certificates of deposit                     5,637                      7,232
                                -----------------           ----------------
                                $           6,382           $          7,987
                                =================           ================

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

NOTE 7. BORROWINGS

Borrowings consisting of advances from the Federal Home Loan Bank of Atlanta were as follows at December 31, 2002 and 2001:

                                                                         Amount
                                                         -------------------------------------
     Maturity                        Call Feature                2002                2001                 Rate
   ----------------------            ------------        -----------------     ---------------      --------------
   Due on August 26, 2002              None              $               -    $      6,000,000         3.82% Fixed
   Due on March 21, 2003               None                      5,000,000           5,000,000         3.22% Fixed
   Due on June 23, 2003                None                      6,000,000           6,000,000         3.16% Fixed
   Due on February 27, 2004            None                     10,000,000                   -         2.45% Fixed
                                                         -----------------    ----------------

   Total FHLB borrowings                                 $      21,000,000    $     17,000,000
                                                         =================    ================

   Total weighted average rate                                        2.84%               3.41%
                                                         =================    ================
   Maximum amount
    outstanding during year                              $      21,000,000    $     21,000,000
                                                         =================    ================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. BORROWINGS (Continued)

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company's FHLB stock and qualifying first mortgage loans. The balance of qualifying first mortgage loans as of December 31, 2002 was approximately $103 million. This agreement with the FHLB provides for a line of credit up to 15% of the Bank's assets.

NOTE 8. DEFERRED COMPENSATION AGREEMENTS

The Bank has entered into unfunded deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for two executive officers. Vested benefits under these agreements are payable in monthly installments over 10 and 15 year periods. The present value of the liability for the benefits is being accrued over the service life per the underlying agreements, which amounted to $2,323,000 and $2,263,000 at December 31, 2002 and 2001, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $133,000 and $125,000 for the years ended December 31, 2002 and 2001, respectively.

NOTE 9. MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN

The Company's stockholders approved the Company's Stock Option Plan and the Bank's Management Recognition Plan and Trust (the MRP) on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company's common stock at date of grant. All options granted have an exercise price of $12.00 per share. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. All options were fully vested as of December 31, 2001.

A summary of the Bank's option plans as of and for the years ended December 31, 2002 and 2001 is as follows:

                                                     Outstanding Options                   Exercisable Options
                                             -----------------------------------  ---------------------------------
                                    Shares                          Weighted                           Weighted
                                   Available                         Average                            Average
                                  for Future        Number          Exercise          Number           Exercise
                                    Grants        Outstanding         Price         Outstanding          Price
                               --------------   -------------   ----------------  ---------------  ----------------
At December 31, 2000                        -          449,650  $          12.00          382,070  $          12.00
    Options granted/vesting                 -                -                 -           67,580             12.00
    Options exercised                       -                -                 -                -                 -
    Options forfeited                       -                -                 -                -                 -
                               --------------   --------------  ----------------  ---------------  ----------------

At December 31, 2001                        -          449,650             12.00          449,650             12.00
    Options granted/vesting                 -                -                 -                -                 -
    Options exercised                       -                -                 -                -                 -
    Options forfeited                       -                -                 -                -                 -
                               --------------   --------------  ----------------  ---------------  ----------------

At December 31, 2002                        -          449,650  $          12.00          449,650  $          12.00
                               ==============   ==============  ================  ===============  ================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9. MANAGEMENT RECOGNITION PLAN AND STOCK OPTION PLAN (Continued)

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

NOTE 10. INCOME TAX MATTERS

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

The Bank must also recapture over a six year period its tax bad debt reserves which accumulated from 1987 through 1996 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Bank's 1997 year but was delayed two years because the Bank originated a required minimum level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the taxes will not result in a charge to earnings. During the years ended December 31, 2002 and 2001, the Bank annually recaptured $171,000 of this reserve.

Deferred taxes have been provided for certain increases in the Bank's tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2002, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Bank does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of December 31, 2002.

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified as other assets in the statements of financial condition) are as follows:

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10. INCOME TAX MATTERS (Continued)

Deferred income taxes consist of the following:

                                                                 Year Ended December 31,
                                                       -------------------------------------------
                                                              2002                      2001
                                                       ----------------          -----------------
                                                                  (Dollars in thousands)
Deferred tax assets:
   Deferred compensation and supplemental income       $            890          $             856
   Allowance for loan losses                                        202                        165
   Other                                                             70                         67
                                                       ----------------          -----------------
     Total deferred tax assets                                    1,162                      1,088
                                                       ----------------          -----------------
Deferred tax liabilities:
   Unrealized gain on securities available for sale                  76                         23
   Net deferred loan fees and costs                                 213                        199
   Federal Home Loan Bank dividends                                 227                        228
   Tax reserve for bad debts                                        116                        182
   Property and equipment                                            56                         76
                                                       ----------------          -----------------
     Total deferred tax liabilities                                 688                        708
                                                       ----------------          -----------------
     Net deferred tax assets                           $            474          $             380
                                                       ================          =================

Allocation of income tax expense between current and deferred portions is as follows:

                                                                  Year Ended December 31,
                                                       --------------------------------------------
                                                             2002                         2001
                                                       -----------------          -----------------
                                                                   (Dollars in thousands)
Current tax expense                                    $             996           $            603
Deferred tax benefit                                                (147)                       (78)
                                                       -----------------           ----------------
                                                       $             849           $            525
                                                       =================           ================

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

                                                                  Year Ended December 31,
                                                       ------------------------------------------
                                                              2002                      2001
                                                       ----------------          ----------------
                                                                  (Dollars in thousands)
Expense computed at statutory rate of 34%              $             854         $            509
Effect of state income taxes                                         114                       68
U.S. Government interest                                             (23)                     (40)
Other, net                                                           (96)                     (12)
                                                       -----------------         -----------------
                                                       $             849         $            525
                                                       =================         ================

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCKHOLDERS' EQUITY

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

During the years ended December 31, 2002 and 2001, the Bank paid $1,242,647 and $1,257,028, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 per share during each of the years ended December 31, 2002 and 2001, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's and the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11. STOCKHOLDERS' EQUITY (Continued)

The FDIC requires the Company and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders' equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category. The Company and the Bank complied with all of the capital requirements at December 31, 2002 and 2001, as presented in the following table.

                                                                                            Minimum To Be Well
                                                                    Minimum                 Capitalized Under
                                                                    Capital                  Prompt Corrective
                                      Actual                      Requirement                Action Provisions
                           ----------------------------   ---------------------------  ----------------------------
                              Amount           Ratio        Amount          Ratio          Amount          Ratio
                           -------------  -------------   ------------  -------------  -------------   ------------
                                                            (Dollars in Thousands)
DECEMBER 31, 2002:
Total Capital to Risk
   Weighted Assets:
     Consolidated          $      25,293         20.31%  $       9,964           8.0%  $         N/A           N/A
     Bank                         22,957         18.43%          9,964           8.0%         12,455          10.0%
Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated                 24,770         19.89%          4,982           4.0%            N/A           N/A
     Bank                         22,434         18.01%          4,982           4.0%          7,473           6.0%
Tier 1 Capital to
   Average Assets:
     Consolidated          $      24,770         11.17%  $       6,653           3.0%  $         N/A           N/A
     Bank                         22,434         10.12%          6,653           3.0%         11,088           5.0%
DECEMBER 31, 2001:
Total Capital to Risk
   Weighted Assets:
     Consolidated          $      24,281         20.07%  $       9,678           8.0%  $         N/A           N/A
     Bank                         22,367         18.49%          9,678           8.0%         20,992          10.0%
Tier 1 Capital to Risk
   Weighted Assets:
     Consolidated                 23,854         19.72%          4,839           4.0%            N/A           N/A
     Bank                         21,940         18.14%          4,839           4.0%         12,595           6.0%
Tier 1 Capital to
   Average Assets:
     Consolidated          $      23,854         11.36%  $       6,298           3.0%  $         N/A           N/A
     Bank                         21,940         10.45%          6,298           3.0%         10,495           5.0%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12. EMPLOYEE STOCK OWNERSHIP PLAN

The Bank has established an ESOP to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 168,448 additional shares with proceeds received from the return of capital dividend paid by the Company in 1998.

The Company's note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Bank in amounts sufficient to retire the debt. At December 31, 2002, the outstanding balance of the note receivable is $1,920,000, and is presented as a reduction of stockholders' equity.

Shares are released as the debt is repaid and dividends from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2002 and 2001, $361,000 and $228,000, respectively, was amortized as compensation expense.

Net expenses of $323,000 and $293,000 have been recorded during the years ended December 31, 2002 and 2001, respectively, in connection with the ESOP. The expenses represent the difference between the fair value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP. The Bank has debited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At December 31, 2002, 284,640 shares held by the ESOP have been released or committed to be released to the plan's participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2002, based on a fair value of the ESOP shares released or committed to be released is $1,519,000. The fair value of the unallocated shares is $1,746,000 at December 31, 2002. This commitment will fluctuate based on the fair value of the shares.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13. OFF BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance sheet credit risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management's credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amounts of the Company's exposure to off-balance sheet credit risk as of December 31, 2002 is as follows:

        Financial instruments whose contract amounts represent credit risk:
          Commitments to extend credit                     $   738,000
          Undisbursed lines of credit                        9,100,000
          Undisbursed portion of construction loans          2,569,000

The Bank entered into an employment agreement with one executive officer to provide for his continued employment. The agreement provides for an initial term of three years and can be extended an additional year annually.

In the normal course of its operations, the Company from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its legal counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Company's business, financial position or results of operations.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS

Financial instruments for which fair value disclosures are required include cash and due from banks, interest-bearing deposits, federal funds sold, investment securities, loans, Federal Home Loan bank stock, deposit accounts and advances from the Federal Home Loan Bank. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS, INTEREST-BEARING DEPOSITS AND FEDERAL FUNDS SOLD

        The carrying amounts for cash and due from banks, interest-bearing deposits and federal funds sold approximate fair value because of the short maturities of those instruments.

INVESTMENT SECURITIES

        Fair values for investment securities held to maturity and available for sale are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

LOANS

        For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

FEDERAL HOME LOAN BANK STOCK

        The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

DEPOSITS

        The fair value of demand deposits is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting expected future cash flows using the rates currently offered for instruments of similar remaining maturities.

BORROWINGS

        The fair value of advances from the Federal Home Loan Bank is based upon the discounted value of expected future cash flows when using current rates at which borrowings of similar maturity could be obtained.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

        With regard to financial instruments with off-balance sheet risk discussed in Note 13, it is not practicable to estimate the fair value of future financing commitments. The large majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity. Therefore, the fair value for these financial instruments is considered to be immaterial.

The carrying amounts and estimated fair values of the Company's financial instruments, none of which are held for trading purposes, are as follows at December 31, 2002 and 2001:

                                                           2002                                  2001
                                             ---------------------------------   ----------------------------------
                                                Carrying          Estimated          Carrying          Estimated
                                                 amount          fair value           amount          fair value
                                             --------------   ----------------   ---------------    ---------------
                                                                     (Dollars in thousands)
Financial assets:
   Cash and due from banks                   $        3,821   $          3,821   $         3,486    $         3,486
   Interest-bearing deposits and
    federal funds sold                               27,901             27,901             8,493              8,493
   Held to maturity investments                       3,244              3,060             4,697              4,468
   Available for sale investment                     11,911             11,911            16,972             16,972
   Loans, net                                       172,184            173,505           173,132            173,485
   Federal Home Loan Bank stock                       1,509              1,509             1,348              1,348

Financial liabilities:
   Deposits                                         175,669            176,535           167,590            167,556
   Borrowings                                        21,000             21,000            17,000             17,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL DATA

                            CONDENSED BALANCE SHEETS

                                                                             December 31,
                                                                 ----------------------------------
                                                                      2002               2001
                                                                 --------------     ---------------
                                                                     (Dollars in thousands)
Assets:
   Cash                                                          $            1     $             2
   Federal funds sold                                                     2,388               1,925
   Securities available for sale                                            300                 300
   Accrued interest receivable                                               41                  51
   Other assets                                                              23                  28
   Investment in Home Savings Bank                                       22,559              21,975
                                                                 --------------     ---------------
                                                                 $       25,312     $        24,281
                                                                 ==============     ===============
Liabilities and Stockholders' Equity:
   Liabilities:
      Other liabilities                                          $          417     $           392
                                                                 --------------     ---------------
   Stockholders' Equity:
      Common stock                                                        7,748               8,296
      Accumulated other comprehensive income                                125                  35
      Unearned ESOP                                                      (1,920)             (2,439)
      Unearned compensation                                              (1,076)             (1,437)
      Retained earnings                                                  20,018              19,434
                                                                 --------------     ---------------
                                                                         24,895              23,889
                                                                 --------------     ---------------
                                                                 $       25,312     $        24,281
                                                                  ==============     ===============

                         CONDENSED STATEMENTS OF INCOME

                                                                             December 31,
                                                                 ----------------------------------
                                                                      2002               2001
                                                                 --------------     ---------------
                                                                       (Dollars in thousands)
Interest income                                                  $          226     $           296
Interest expense                                                              -                   -
Equity in earnings of Home Savings Bank                                   1,534                 799
Other expense                                                               (17)                (13)
Income tax expense                                                          (81)               (109)
                                                                 --------------     ---------------
      Net income                                                 $        1,662     $           973
                                                                 ==============     ===============

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15. PARENT COMPANY FINANCIAL DATA (Continued)

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                  December 31,
                                                                      ----------------------------------
                                                                           2002               2001
                                                                      --------------     ---------------
                                                                            (Dollars in thousands)
Cash Flows from Operating Activities:
   Net income                                                         $        1,662     $           973
   Adjustments to reconcile net income to net cash provided
    by operating activities:
        Change in assets and liabilities:
            Equity in earnings of Home Savings                                (1,534)               (799)
            Decrease in accrued interest
             receivable and other assets                                          15                  18
            Decrease in other liabilities                                       (136)                (71)
                                                                      --------------     ---------------

        Net cash provided by operating activities                                  7                 121
                                                                      --------------     ---------------
Cash Flows from Investing Activities:
   Upstream dividend from Home Savings Bank                                    1,243               1,257
                                                                      --------------     ---------------

        Net cash provided by investing activities                              1,243               1,257
                                                                      --------------     ---------------
Cash Flows from Financing Activities:
   Retirement of stock purchased                                                (225)               (462)
   Payment of dividends                                                       (1,082)             (1,126)
   Principal payment received on note receivable from ESOP                       519                 554
                                                                      --------------     ---------------

        Net cash used by financing activities                                   (788)             (1,034)
                                                                      --------------     ---------------
        Net increase in cash and cash equivalents                                462                 344
Cash and cash equivalents:
   Beginning                                                                   1,927               1,583
                                                                      --------------     ---------------

   Ending                                                             $        2,389     $         1,927
                                                                      ==============     ===============
Supplemental Disclosures of Cash Flow Information:
      Cash paid for income taxes                                      $           54     $            43

Supplemental Disclosures of Noncash
   Investing and Financing:
      Change in unrealized gain on
       securities available for sale, net                                         90                 198
      Change in dividends accrued                                                  4                   8

                   SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                              CORPORATE INFORMATION

                             OFFICERS OF THE COMPANY

R. Ronald Swanner                                Cris D. Turner
President, CEO and Chairman of Board             Vice-President

David L. Smith                                   Christopher F. Cranford
Secretary                                        CFO and Treasurer

                    DIRECTORS OF THE HOLDING COMPANY AND BANK

R. Ronald Swanner                                Douglas D. Stokes
President, CEO and Chairman of Board             Owner and President
 of Home Savings Bank                            Stokes Construction Company

Joel A. Huneycutt                                Caldwell A. Holbrook, Jr.
President,                                       Owner of Gus Holbrook
Locust Lumber Company                             General Contractor

Greg E. Underwood                                J. Banks Garrison, Jr.
Certified Public Accountant                      Vice President of South Central
Private Practice                                  Oil Company

STOCK TRANSFER AGENT             INDEPENDENT AUDITORS    SPECIAL LEGAL COUNSEL
Registrar and Transfer Company     Dixon Odom PLLC         Brooks, Pierce,
  10 Commerce Drive             6525 Morrison Boulevard,       McLendon,
  Cranford, NJ 07016             Suite 516 Charlotte,    Humphrey & Leonard, LLP
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

ANNUAL MEETING

The 2003 annual meeting of stockholders of South Street Financial Corp. will be held at 4 p.m. on May 19, 2003 at the Company's corporate office at 155 West South Street, Albemarle, NC.

                   SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY
                            COMMON STOCK INFORMATION

The Company's common stock is listed on the NASDAQ National Market under the symbol SSFC and began trading on October 3, 1996. At December 31, 2002, there were approximately 618 shareholders of record, not including the number of persons or entities where stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

                                        Dividends                        Stock Price
                              -----------------------------     -----------------------------
                                         Regular                    High              Low
                              -----------------------------     ------------    -------------
2002:
First Quarter                        $       0.10               $    7.50       $      6.35
Second Quarter                               0.10                    8.00              6.58
Third Quarter                                0.10                    8.20              6.80
Fourth Quarter                               0.10                    7.68              6.92

2001:
First Quarter                        $       0.10               $    6.500      $      6.380
Second Quarter                               0.10                    7.790             6.260
Third Quarter                                0.10                    8.000             6.010
Fourth Quarter                               0.10                    7.000             6.650