Form 10KSB, Exhibit 13
period 2003-12-31
SOUTH STREET FINANCIAL CORP
filed 2004-03-29
CIK 1014964

EXHIBIT (13)

SOUTH STREET FINANCIAL CORP.

ALBEMARLE, NORTH CAROLINA

2003 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL DATA	1 - 2

REPORT TO STOCKHOLDERS	3

MANAGEMENT’S DISCUSSION AND ANALYSIS	4 -11

INDEPENDENT AUDITORS’ REPORT	12

CONSOLIDATED FINANCIAL STATEMENTS

Statements of financial condition at December 31, 2003 and 2002	13

Statements of income for the years ended December 31, 2003 and 2002	14

Statements of stockholders’ equity for the years ended December 31, 2003 and 2002	15

Statements of cash flows for the years ended December 31, 2003 and 2002	16-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	18-44

CORPORATE INFORMATION	45-46

COMMON STOCK INFORMATION	47

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At of for the Years Ended December 31,
	2003	2002	2001
	(In Thousands, Except Per Share Amounts)
Financial Condition Data:
Total assets	$220,154	$224,798	$212,368
Investment securities (1)	58,243	44,564	31,510
Loans receivable, net (2)	143,344	172,184	173,132
Deposits	181,120	175,659	167,590
Borrowings	10,000	21,000	17,000
Stockholders’ equity	25,647	24,895	23,889
Book value per share	8.33	8.08	7.68

Operating Data:
Interest income	$11,466	$13,879	$14,659
Interest expense	5,166	6,969	8,945

Net interest income	6,300	6,910	5,714
Provision for loan losses	120	100	—

Net interest income after provision for loan losses	6,180	6,810	5,714

Non-interest income	819	522	357

Non-interest expense:
Compensation and employee	3,534	3,372	3,111
Other	1,546	1,449	1,462

Total non-interest expense	5,080	4,821	4,573

Income before income taxes	1,919	2,511	1,498
Income tax expense	675	849	525

Net income	$1,244	$1,662	$973

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At of for the Years Ended December 31,
	2003	2002	2001
	(In Thousands, Except Per Share Amounts)
Selected Other Data:
Basic earnings per share	$0.42	$0.58	$0.35
Diluted earnings per share	0.42	0.58	0.35
Dividends per share	0.40	0.40	0.40
Dividend payout ratio (6)	95.24%	68.97%	114.29%
Return on average assets	0.56%	0.77%	0.47%
Return on average equity	4.92%	6.85%	4.22%
Average equity to average assets	11.43%	11.22%	11.24%
Stockholders’ equity to end-of-period assets	11.65%	11.07%	11.25%
Interest rate spread for period (3)	2.84%	2.95%	2.34%
Average interest-earning assets to average interest-bearing liabilities	107.95%	110.78%	110.92%
Net interest margin (4)	3.04%	3.31%	2.83%
Non-performing assets to total assets at period end (5)	0.65%	0.58%	0.36%
Non-performing loans to total loans at period end	0.99%	0.74%	0.43%
Allowance for loan losses to non-performing loans at period end	78.08%	40.42%	57.16%
Net interest income, after provision for loan losses to non-interest expense	121.65%	141.25%	120.49%
Non-interest expense to average assets	2.30%	2.23%	2.23%
Deposit accounts	11,421	11,041	12,366
Loan accounts	2,869	3,252	3,348
Number of full service banking offices	2	2	2

(1)	Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.
(6)	The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

South Street Financial Corp. and Subsidiary

Report to Stockholders

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist readers in understanding the results of operations in 2003 and 2002 and changes in financial position at December 31, 2003. This discussion and analysis is intended to complement and should be read in conjunction with the audited consolidated financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

Description of Business

South Street Financial Corp. (the Company) was incorporated under laws of the State of North Carolina for the purpose of becoming the bank holding company of Home Savings Bank of Albemarle, Inc., SSB (the Bank, Home Savings or Home) in connection with the Bank’s conversion from a state chartered mutual savings bank to a state chartered stock savings bank (the Conversion), pursuant to its Plan of Conversion. A subscription and community offering of the Company’s shares closed on October 2, 1996, at which time the Company acquired all of the shares of the Bank and commenced operations.

In accordance with the Plan of Conversion, the Company issued 4,496,500 shares of common stock at the price of $10 per share which resulted in proceeds of $43,645,000, net of conversion costs. The Company transferred $19,558,000 of the net proceeds to Home Savings for the purchase of all of the capital stock of the Bank.

The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the conversion, and lending funds to the Employee Stock Ownership Plan (the ESOP) which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank’s primary market area of Stanly County, North Carolina.

Home Savings’ results of operations depend primarily on its net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. The Bank’s operations are also affected by noninterest income, such as miscellaneous income from loans, customer deposit account service charges, and other sources of revenue. The Bank’s principal operating expenses, aside from interest expense, consist of compensation and associated benefits, federal deposit insurance premiums, occupancy costs, and other general and administrative expenses.

During 1998, the Bank formed a wholly owned subsidiary, South Street Development Corporation (SSDC) with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC (Park Ridge). The other 50% interest in Park Ridge was owned by an outside individual until 2000, when SSDC purchased the remaining interest and Park Ridge became a 100% subsidiary of SSDC. In June 1998, Park Ridge acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. As of December 2003, the project was 100% completed and 16 of the 30 lots to be sold had been committed to buyers.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the years ended December 31, 2003 and 2002. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2003 and 2002, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the Company unless otherwise noted.

Comparison of Financial Condition at December 31, 2003 and 2002

During 2003, the Company’s total assets decreased by $4.6 million, or 2.1%, from $224.8 million at December 31, 2002 to $220.2 million at December 31, 2003. This decrease in our total assets resulted primarily from increases in our liquid assets and investment in bank owned life insurance net of a decrease in our net loan portfolio. Our liquid assets, consisting of cash and cash equivalents and investment securities, increased from $46.9 million at December 31, 2002 to $62.7 million at the end of 2003, an increase of $15.8 million. Additionally during the year, we invested $6.0 million in bank owned life insurance bringing our total investment in these insurance products to $6.7 million at the end of 2003. Our investments in bank owned life insurance are being utilized to fund the deferred compensation and supplemental income agreements that have been established for certain of our directors and executive officers.

The increases in the aforementioned asset categories were principally funded with the liquidity provided by the decrease in our net loans during 2003 of $28.8 million. This decrease in our net loans resulted primarily from a decrease during the year in our real estate loans. As interest rates have continued to decline, management has made the decision not to lower the rates we charge for these loans as significantly as many of our competitors. Therefore, because our loan portfolio is primarily comprised of fixed rate loans, many of our customers have refinanced their loans with other financial institutions at lower rates.

Also during 2003, deposits from our customers increased by $5.4 million to $181.1 million at December 31, 2003 compared with $175.7 with million at the beginning of the year, with all of the increase occurring in demand accounts which cost the Company significantly less than do certificates of deposit. The liquidity provided from these additional deposits, combined with that provided by our net loan repayments during the year, enabled us to significantly reduce our borrowings, which consist solely of advances from the Federal Home Loan Bank, from $21.0 million at December 31, 2002 to $10.0 million at the end of the current year, a decrease of $11.0 million or 52%.

Stockholders’ equity increased by $752,000 during 2003. This net increase was the result of several factors. Items which increased stockholders’ equity were: net income of $1.2 million, principal payments received on the note receivable from the ESOP of $558,000, and amortization of the return of capital dividends paid on unvested ESOP shares of $402,000. These increases were offset by the following items which decreased stockholders’ equity: Unrealized losses on available for sale investment securities of $90,000, the payment of quarterly cash dividends totaling $1.1 million, or $.40 per share, and the ESOP contribution of $260,000.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

Comparison of Operating Results for the Years Ended December 31, 2003 and 2002

Net Income

The Company earned net income of $1.2 million or $.43 per share for 2003, as compared with net income of $1.7 million or $.58 per share in 2002. This reduction of $418,000 or $.15 per share is principally attributable to the decrease in our net interest income during 2003, which is analyzed further in the discussion that follows.

Net Interest Income

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of noninterest-bearing liabilities and capital.

Net interest income decreased to $6.3 million for the year ended December 31, 2003, compared to the $6.9 million earned in 2002, a decrease of $610,000, as the decrease in our interest income surpassed the decrease in our interest expense. During 2003 our level of average interest earning assets decreased from $208.8 million in 2002 to $207.1 million, and the average rate we earned on those assets dropped 110 basis points from 6.65% in 2002 to 5.54% in 2003. The combined effect of these decreases resulted in the decrease in our interest income of $2.4 million. This decrease in our interest income, however, was somewhat negated by the decrease in our interest expense during 2003. While our average interest-bearing liabilities increased from $188.5 million in 2002 to $191.9 million in 2003, it is important to note that much of this increase occurred in our interest-bearing demand deposits, which have rates significantly less than our other types of interest-bearing liabilities. Additionally, the average rate we paid for our interest-bearing liabilities during the year dropped 101 basis points from 3.70% in 2002 to 2.69% in 2003.

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate); (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume); and (iii) mixed changes (changes in volume multiplied by changes in rate), with any rate/volume variances allocated based on their absolute values.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

	Year Ended December 31, 2003 vs. 2002			Year Ended December 31, 2002 vs. 2001
	Increase (Decrease) Due To			Increase
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-bearing deposits	$379	$(230)	$149	$53	$(271)	$(218)
Investments	(181)	(289)	(470)	(286)	(245)	(531)
Loans receivable, net	(1,294)	(798)	(2,092)	1,094	(1,060)	34

Total interest income	(1,096)	(1,317)	(2,413)	861	(1,576)	(715)

Interest expense:
Deposits:
Passbook savings	62	(120)	(58)	138	(158)	(20)
NOW and money market	14	(75)	(61)	27	(17)	10
Certificates of deposit	107	(1,574)	(1,467)	(27)	(1,568)	(1,595)
Borrowings	(130)	(87)	(217)	76	(482)	(406)

Total interest expense	53	(1,856)	(1,803)	214	(2,225)	(2,011)

Net interest income increase (decrease)	$(1,149)	$539	$(610)	$647	$649	$1,296

The following table provides additional information concerning the Company’s yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2003 and 2002, respectively.

	Year Ended December 31, 2003			Year Ended December 31, 2002			Year Ended December 31, 2001
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
	(Dollars in thousands)
Interest earning assets:
Interest-bearing deposits (1)	$35,177	$439	1.25%	$13,185	$290	2.20%	$11,574	$410	3.54%
Investments (2)	14,382	392	2.73%	19,453	862	4.43%	25,207	1,491	5.92%
Loans receivable, net (5)	157,584	10,635	6.75%	176,184	12,733	7.23%	161,682	12,699	7.85%

Total interest-earning assets	207,143	11,466	5.54%	208,822	13,885	6.65%	198,463	14,600	7.36%

Non interest-earning assets	14,092			7,405			6,497

Total assets	$221,235			$216,227			$204,960

Interest-bearing liabilities:
Deposits:
Passbook savings	$31,148	488	1.57%	$27,621	546	1.98%	$21,598	566	2.62%
NOW and money market	20,013	138	0.69%	18,450	199	1.08%	16,043	189	1.18%
Certificates of deposit	126,797	4,170	3.29%	124,068	5,637	4.54%	124,582	7,232	5.81%
Borrowings	13,923	370	2.66%	18,364	587	3.20%	16,699	993	5.95%

Total interest-bearing liabilities	191,881	5,166	2.69%	188,503	6,969	3.70%	178,922	8,980	5.02%

Non-interest-bearing liabilities	4,072			3,454			3,003
Stockholders’ equity	25,282			24,270			23,035

Total liabilities and stockholders’ equity	$221,235			$216,227			$204,960

Net interest income and interest rate spread (3)		$6,300	2.85%		$6,916	2.95%		$5,620	2.34%

Net yield on average interest-earning assets (4)			3.04%			3.31%			2.83%

Ratio of average interest-earning assets to average interest-bearing liabilities	107.95%			110.78%			110.92

(1)	Includes interest-bearing deposits and federal funds sold.
(2)	Includes investment securities and FHLB common stock.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(5)	Loans placed on nonperforming status have been included in the computation of average balances.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

Provision for Loan Losses and Asset Quality

The provision for loan losses was $120,000 during 2003 compared to $100,000 in 2002. Also during 2003, our loan charge-offs increased from $4,000 in 2002 to $73,000. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination.

The level of our non-performing loans, which consists of nonaccrual loans, decreased from $1.3 million at December 31, 2002 to $730,000 at December 31, 2003. The Company has adopted policies that it believes provide for prudent and adequate levels of loan loss allowances. At December 31, 2003, the allowance for loan losses amounted to $570,000, which management believes is adequate to absorb losses inherent in its loan portfolio.

Noninterest Income

Non-interest income increased $259,000 during the year from $522,000 during 2002 to $819,000 in 2003. This increase resulted primarily from increases in service charges on deposit accounts, which resulted from the aforementioned increase in our demand deposit accounts in 2003, an increase in income from bank owned life insurance, which resulted from the additional investments in those insurance products in 2003, and an increase in our other non-interest income, which resulted from income from the sale of mortgage loans.

Noninterest Expense

Our non-interest expenses increased from $4.8 million in 2002 to $5.1 million in 2003, an increase of $259,000. The primary factor responsible for this increase was an increase in compensation and benefits expense of $221,000 in 2003 compared to 2002. This increase resulted from an increase in the expenses associated with the Company’s ESOP and an increase in salaries. There were no other significant increases in any of the other categories comprising our non-interest expenses.

Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 35.2% and 33.8% for the years ended December 31, 2003 and 2002, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Capital Resources and Liquidity

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2003 and 2002. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home’s liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home’s ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by net loan repayments, new customer deposits, operating activities, and the sale or maturity of investment securities. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new deposits that the Company is able to generate. During the year ended December 31, 2003, cash inflow was provided by net loan repayments of $28.3 million, proceeds from maturities, calls and principal repayments on securities of $7.7 million, cash provided by operating activities of $838,000 and an increase in deposits of $5.5 million. Significant cash outflows during 2003 included purchases of investment securities of $13.0 million, investments in bank owned life insurance of $6.0 million, and dividend payments of $1.1 million.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home’s demand for loans and its other liquidity needs. Approximately 53% of Home’s certificates of deposit outstanding at December 31, 2003 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home’s operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company’s liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements which are established by the Administrator of the North Carolina Savings Institutions Division. Home’s liquidity ratio at December 31, 2003, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Asset/Liability Management

Home’s asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home’s net interest income given various risk criteria. Factors beyond Home’s control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home’s overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home’s yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home’s gap is typically described as the difference between the amounts of such assets and liabilities which reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home’s interest-bearing liabilities subject to repricing exceed the level of interest-earning assets that will mature or reprice, will have a favorable impact on Home’s net interest income. At December 31, 2003, Home had a one-year sensitivity gap of negative 24.92%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home’s net interest income adversely.

In order to minimize the potential effects of adverse material and prolonged increases or decreases in market interest rates on the Company’s operations, management has implemented an asset/liability program designed to stabilize the Company’s interest rate gap. The program emphasizes the investment of excess cash in short or intermediate term interest-earning assets, the solicitation of transaction deposit accounts which are less sensitive to changes in interest rates and can be repriced rapidly, and to a lesser extent, the origination of adjustable rate mortgage loans.

In addition to shortening the average repricing period of its assets, Home has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

Although Home’s asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Company’s interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 46.32%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2003, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

	At December 31, 2003
	1 Year or Less	More Than 1 Year to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Interest-bearing deposits	$32,461	$—	$—	$32,461
Federal funds sold	4,116	—	—	4,116
Securities held to maturity	10	134	7,707	7,851
Securities available for sale	2,517	7,030	2,776	12,323
Federal Home Loan Bank stock, at cost	—	—	1,492	1,492
Loans, net	41,811	9,567	91,996	143,344

Total interest-earning assets	$80,915	$16,731	$103,941	$201,587

INTEREST-BEARING LIABILITIES:
Passbook savings	$32,643	$—	$—	$32,643
NOW accounts	11,795	—	—	11,795
Money market	8,353	—	—	8,353
Certificates of deposit	68,359	59,869	—	128,228
Borrowings	10,000	—	—	10,000

	$131,150	$59,869	$—	$191,019

INTEREST SENSITIVITY GAP	$(50,235)	$(43,143)	$103,941	$10,568

CUMULATIVE INTEREST SENSITIVITY GAP	$(50,235)	$(93,373)	$10,568	$10,568

CUMULATIVE INTEREST SENSITIVITY GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(24.92)%	(46.32)%	5.24%	5.24%

CUMULATIVE RATIO OF INTEREST-SENSITIVE ASSETS TO INTEREST-SENSITIVE LIABILITIES	61.70%	27.95%	105.53%	105.53%

Critical Accounting Policy

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that is both very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain.

Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financial needs of its customers. See Note 13 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

South Street Financial Corp.

Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2003 and 2002 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

March 11, 2004

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2003 and 2002

	2003	2002
	(Dollars in thousands)
ASSETS

Cash and cash equivalents:
Non-interest-bearing deposits	$5,925	$3,815
Interest-bearing deposits	32,461	24,830
Federal funds sold	4,116	3,070
Securities held to maturity, fair value December 31, 2003, $7,741,000; December 31, 2002, $3,060,000	7,851	3,244
Securities available for sale	12,323	11,911
Federal Home Loan Bank stock	1,492	1,509

Loans receivable	143,914	172,707
Allowance for loan losses	(570)	(523)

Net loans	143,344	172,184

Real estate held for investment	653	1,030
Foreclosed real estate	690	—
Property and equipment, net	2,584	1,278
Bank owned life insurance	6,698	730
Prepaid expenses and other assets	2,017	1,197

Total assets	$220,154	$224,798

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$181,120	$175,659
Borrowings	10,000	21,000
Accrued expenses and other liabilities	3,387	3,244

Total liabilities	194,507	199,903

Stockholders’ Equity:
Preferred stock, no par value; authorized 5,000,000 shares; none issued	—	—
Common stock, no par value, authorized 20,000,000 shares; issued 3,079,867 at December 21, 2003 and 2002, respectively	7,488	7,748
Unearned compensation	(674)	(1,076)
Unearned ESOP	(1,362)	(1,920)
Retained earnings, substantially restricted	20,160	20,018
Accumulated other comprehensive income	35	125

Total stockholders’ equity	25,647	24,895

Total liabilities and stockholders’ equity	$220,154	$224,798

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2003 and 2002

	2003	2002
	(Dollars in thousands)
INTEREST INCOME
Loans, including fees	$10,635	$12,728
Investment securities	392	861
Other interest and dividends	439	290

TOTAL INTEREST INCOME	11,466	13,879

INTEREST EXPENSE
Deposits	4,796	6,382
Borrowings	370	587

TOTAL INTEREST EXPENSE	5,166	6,969

NET INTEREST INCOME	6,300	6,910

PROVISION FOR LOAN LOSSES	120	100

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,180	6,810

NON-INTEREST INCOME
Service charges on deposit accounts	346	264
Income from bank owned life insurance	320	241
Other	153	17

TOTAL NON-INTEREST INCOME, NET	819	522

NON-INTEREST EXPENSES
Compensation and benefits	3,534	3,372
Net occupancy and equipment	360	361
Data processing	300	310
Other	886	778

TOTAL NON-INTEREST EXPENSES	5,080	4,821

INCOME BEFORE INCOME TAXES	1,919	2,511

INCOME TAXES	675	849

NET INCOME	$1,244	$1,662

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.43	$0.58

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	2,912,708	2,847,177

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2003 and 2002

	Shares of Common Stock	Common Stock	Accumulated Other Comprehensive Income	Unearned ESOP	Unearned Compensation	Retained Earnings Substantially Restricted	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at December 31, 2001	3,111,867	$8,296	$35	$(2,439)	$(1,437)	$19,434	$23,889

Principal payment on note receivable from ESOP	—	—	—	519	—	—	519

ESOP contribution	—	(323)	—	—	—	—	(323)

Purchases and retirement of common stock	(32,000)	(225)	—	—	—	—	(225)

Cash dividends ($.40 per share)	—	—	—	—	—	(1,078)	(1,078)

Comprehensive income:
Net income	—	—	—	—	—	1,662	1,662
Net unrealized gain on securities available for sale, net of taxes of $54,000	—	—	90	—	—	—	90

Total comprehensive income							1,752

Amortization of return of capital dividend	—	—	—	—	361	—	361

Balance at December 31, 2002	3,079,867	7,748	125	(1,920)	(1,076)	20,018	24,895

Principal payment on note receivable from ESOP	—	—	—	558	—	—	558

ESOP contribution	—	(260)	—	—	—	—	(260)

Cash dividends ($.40 per share)	—	—	—	—	—	(1,102)	(1,102)

Comprehensive income:
Net income	—	—	—	—	—	1,244	1,244
Net unrealized gain on securities available for sale, net of taxes of $54,000	—	—	(90)	—	—	—	(90)

Total comprehensive income							1,154

Amortization of return of capital dividend	—	—	—	—	402	—	402

Balance at December 31, 2003	3,079,867	$7,488	$35	$(1,362)	$(674)	$20,160	$25,647

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003 and 2002

	2003	2002
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,244	$1,662
Adjustments to reconcile net income to net cash provided (used) by operating activities:
Net accretion of premiums and discounts on securities	160	85
Amortization of deferred loan fees	(423)	(481)
Provision for depreciation	193	165
Provision for loan losses	120	100
Deferred income taxes	30	(147)
Provision for losses on foreclosed real estate	64	—
Loss on sale of foreclosed real estate	3	—
Gain on sale of real estate held for investment	(42)	—
Gain on sale of property and equipment	(3)	—
ESOP contribution	(260)	(323)
Amortization of unearned compensation	402	361
(Increase) decrease in prepaid expenses and other assets	(819)	(141)
Increase (decrease) in accrued expenses and other liabilities	169	(550)

Net cash provided by operating activities	838	731

Cash Flows from Investing Activities:
Purchase of securities available for sale	(7,000)	(5,541)
Purchase of securities held to maturity	(6,000)	—
Proceeds from maturities, calls and principal repayments of securities available for sale	6,392	10,723
Proceeds from maturities, calls and principal repayments of securities held to maturity	1,285	1,391
Loan originations and principal payments on loans, net	28,325	1,329
Purchase of property and equipment	(1,522)	(16)
Proceeds from sale of foreclosed real estate	61	—
Investment in real estate held for investment	—	(4)
Investment in bank owned life insurance	(5,968)	—
Proceeds from sale of FHLB stock	17	—
Proceeds from sale of property and equipment	26	—
Net proceeds from sale of real estate held for investment	419	—
Purchase of FHLB stock	—	(161)

Net cash provided by investing activities	16,035	7,721

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2003 and 2002 (Continued)

	2003	2002
	(Dollars in thousands)
Cash Flows from Financing Activities:
Net increase in deposits	$5,451	$8,079
Payment of dividends	(1,102)	(1,082)
Retirement of stock repurchased	—	(225)
Proceeds from FHLB borrowings	—	10,000
Repayments on FHLB borrowings	(11,000)	(6,000)
Principal payment received on ESOP note	558	519

Net cash provided (used) by financing activities	(6,093)	11,291

Net increase in cash and cash equivalents	10,780	19,743

Cash and cash equivalents:
Beginning	31,722	11,979

Ending	$42,502	$31,722

Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Interest	$5,152	$6,955
Income taxes	985	907

Supplemental Disclosures of Noncash Transactions:
Change in unrealized gains on available for sale securities, net	(90)	90
Change in dividends accrued	—	4

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies

Organization

South Street Financial Corp., a North Carolina corporation, (the Company) is a bank holding company registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) under the Bank Holding Company Act of 1956, as amended (the BHCA) and the savings bank holding company laws of North Carolina. The Company serves as a holding company for Home Savings Bank of Albemarle, Inc., SSB. (Home Savings or the Bank). The Company’s activities consist of managing its investment portfolio, holding the indebtedness outstanding from the Home Savings Bank of Albemarle, Inc., SSB Employee Stock Ownership Plan (the ESOP) and owning the Bank. The Company’s principal sources of income are earnings on its investments and interest payments received from the ESOP with respect to the ESOP loan. In addition, the Company will receive any dividends which are declared and paid by the Bank on its capital stock.

Nature of business

Home Savings is primarily engaged in the business of obtaining savings deposits and originating single-family residential loans within its primary lending area of Stanly County, North Carolina. The Bank’s underwriting polices require such loans to be made with a loan-to-value ratio of at least 80% based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties. The Bank’s primary regulators are the Federal Deposit Insurance Company (FDIC) and the Administrator of the North Carolina Savings Institutions Division (the NC Administrator). The Bank’s deposits are insured by the Savings Association Insurance Fund (SAIF) of the FDIC.

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

The following is a description of the significant accounting policies used in the preparation of the accompanying consolidated financial statements:

Principles of consolidation

The consolidated financial statements include the accounts of South Street Financial Corp. and its wholly owned subsidiary, Home Savings Bank of Albemarle, SSB., the Bank’s wholly owned subsidiary, South Street Development Corporation, and SSDC’s wholly owned subsidiary, Park Ridge Associates, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

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

Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions “Non-interest-bearing deposits,” “Interest-bearing deposits,” and “Federal funds sold.”

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment securities

The Company has investments in debt and equity securities which consist primarily of obligations of the U.S. Government and federal agencies, mortgage-backed securities and common stock. Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification is reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115. All securities have been classified as either available for sale or held to maturity. Declines in the fair value of individual securities classified as either available for sale or held to maturity below their amortized cost that are determined to be other than temporary, result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

Securities available for sale

Securities classified as available for sale are those securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Company’s assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Premiums and discounts are amortized using the interest method over the securities’ contractual lives. Unrealized gains or losses are reported as increases or decreases in other comprehensive income, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in income.

Securities held to maturity

Securities classified as held to maturity are those securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives. Based on the Company’s financial position and liquidity, management believes the Company has the ability to hold these securities to maturity.

Investment in Federal Home Loan Bank stock

The Bank, as a member of the Federal Home Loan Bank system (FHLB), is required to maintain an investment in capital stock of the FHLB in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the FHLB stock, and it has no quoted market value. For presentation purposes, such stock is assumed to have a market value that is equal to cost.

Loans receivable

Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, the undisbursed portion of construction loans, and net deferred loan origination fees. The Company’s loan portfolio consists principally of mortgage loans collateralized by first trust deeds on single family residences, other residential property, commercial property and land.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Allowance for loan losses

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). The allowance is an amount that management believes will be adequate to absorb probable losses inherent in the loan portfolio. Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to pay, the estimated value of any underlying collateral, and current economic conditions. The loan portfolio is further analyzed by each loan type and delinquency status to determine the risk category for each loan that is used in calculating the allowance for loan losses. Loans delinquent greater than 90 days are evaluated individually for loss exposure, while other loans are evaluated aggregately by type. Allocated and unallocated portions are determined in the same manner. While management uses the best information to make evaluations, future adjustments may be necessary if economic or other conditions differ substantially from the assumptions used. In addition, regulatory examiners may require the Company to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Impaired loans

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Interest income

The Company recognizes interest income on loans using the interest method over the contractual life of the loan. The Company continues to accrue interest on loans, including loans delinquent 90 days or more, when the collection of interest is not in doubt. All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. Interest income is subsequently recognized only to the extent cash payments are received. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Loan origination fees and related costs

Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to interest income using the interest method over the contractual life of the loans, adjusted for actual prepayments.

Foreclosed real estate

Foreclosed real estate is initially recorded at estimated fair value at the date of foreclosure, establishing a new cost basis. Based on periodic evaluations by management, the carrying values are reduced where they exceed fair value minus estimated costs to sell. Costs relating to the development and improvement of the property are capitalized, while holding costs of the property are charged to expense in the period incurred.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Real estate held for investment

Real estate held for investment is stated at the lower of cost or market value.

Property and equipment

Company premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are up to 50 years for buildings, 5 to 10 years for furniture, fixtures and equipment and 3 years for computers and related equipment. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Bank owned life insurance

In 2003 the Company purchased additional life insurance on certain of its officers and directors. The cash surrender value of these policies was approximately $6,698,000 and $730,000 at December 31, 2003 and 2002, respectively. The increase in the cash surrender value is included in non-interest income in the consolidated statements of operations and amounted to $320,000 and $241,000 for the years ended December 31, 2003 and 2002, respectively.

Stock compensation plans

SFAS No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company’s stock option plans have no intrinsic value at the grant date and, under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25. All granted options were fully vested by December 31, 2001.

Other benefit plans

The Company provides a noncontributory pension plan covering substantially all of the Company’s employees who are eligible as to age and length of service. The Company’s funding policy is to make the maximum annual contribution that is deductible for income tax purposes.

The Company has deferred compensation, supplemental income and retirement plan agreements for the benefit of certain officers of the Company and members of the Board of Directors. The plans are funded through life insurance policies held by the Company, and the liabilities are being accrued over the service periods of employees and directors. The Company also has an ESOP which covers substantially all of its employees. Contributions to the plan are based upon the amortization requirements of the ESOP’s debt to the Company, subject to compensation limitations, and are expensed in accordance with the AICPA’s Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Additionally, the Company has implemented a management recognition plan by acquiring in trust 179,860 shares of stock for issuance to certain directors, officers and employees.

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

Earnings per share

SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the weighted average number of shares of common stock purchased by the Company’s employee stock ownership and management recognition plans, and which have not been allocated to participant accounts, are not assumed to be outstanding. The weighted average number of shares of common stock not allocated to participant accounts under the employee stock ownership plan was 164,021 and 249,119 in 2003 and 2002, respectively, while there were no unallocated shares under the management recognition plan in 2003 or 2002. The Company had no dilutive potential common shares outstanding during 2003 and 2002. The weighted average number of shares outstanding at December 31, 2003 and 2002 was 2,912,708 and 2,847,117, respectively.

Comprehensive income

The Company reports as comprehensive income all changes in stockholders’ equity during the year from sources other than stockholders. Other comprehensive income refers to all components (revenues, expenses, gains, and losses) of comprehensive income that are excluded from net income. The Company’s only component of other comprehensive income is unrealized gains and losses on investment securities available for sale, net of tax.

Fair value of financial instruments

The estimated fair values required under SFAS No. 107, Disclosures About Fair Value of Financial Instruments, have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to develop the estimates of fair value. Accordingly, the estimates presented for the fair value of the Company’s financial instruments are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies may have a material effect on the estimated fair market value amounts.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

The fair value estimates presented are based on pertinent information available to management as of the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented in these consolidated financial statements.

Reclassifications

Certain amounts in the 2002 financial statements have been reclassified to conform to the 2003 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

Recent accounting pronouncements

In April 2003, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 149, Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 improves financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, SFAS No. 149 clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative, clarifies when a derivative contains a financing component, amends the definition of an “underlying” to conform it to language used in FIN 45 and amends certain other existing pronouncements. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. In addition, with some exceptions, all provisions of SFAS No. 149 should be applied prospectively. The adoption of SFAS No. 149 did not have a material impact on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This Statement is effective for financial instruments entered into or modified by the Company after May 31, 2003, and is effective at the beginning of the first interim period beginning after June 15, 2003. However, the FASB has deferred indefinitely the classification and measurement provisions as they related to certain mandatorily redeemable noncontrolling interests. The adoption of SFAS No. 150 did not have a material impact on the Company’s financial statements.

In November 2003, the Emerging Issues Task Force (EITF) reached a partial consensus on Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. Issue 03-1 requires certain quantitative and qualitative disclosures for investments subject to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities, that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. The Company adopted the partial consensus on Issue 03-1 during 2003 and has provided the new disclosures in Note 2. The EITF is expected to continue deliberating other aspects of Issue 03-1, including when to recognize other-than-temporary impairment.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits. This Statement retains the disclosure requirements in SFAS No. 132 and requires additional details about plan assets, benefit obligations, cash flows, benefit costs, assumptions used and other relevant information for companies with pension plans and other postretirement benefit plans. A description of investment policies and strategies and target allocation percentages, or target ranges, for asset categories also are required in financial statements. These new disclosures are required for years ending after December 15, 2003. The Company adopted SFAS No. 132 (Revised 2003) during 2003 and has provided the new disclosures in Note 5. Additional disclosures regarding projections of future benefit payments will be required for years ending after June 15, 2004.

Note 2. Securities

Amortized cost and fair values of securities are summarized as follows:

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$9,502	$45	$—	$9,547
Mortgage-backed securities	2,165	77	(66)	2,176
Equity securities	600	—	—	600

	$12,267	$122	$(66)	$12,323

Securities held to maturity:
Mortgage-backed securities and related securities	$7,851	$60	$(170)	$7,741

	2002
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$6,036	$80	$(3)	$6,113
Mortgage-backed securities	5,074	187	(63)	5,198
Equity securities	600	—	—	600

	$11,710	$267	$(66)	$11,911

Securities held to maturity:
Mortgage-backed securities and related securities	$3,244	$80	$(264)	$3,060

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

The amortized cost and fair values of securities as of December 31, 2003 by contractual maturity are shown below. Actual maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Due within 1 year	$2,502	$2,517
Due after one but within five years	7,000	7,030
Due after five but within ten years	1,118	1,184
Due after ten years	1,047	992
Equity securities	600	600

	$12,267	$12,323

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities held to maturity:
Due within 1 year	$10	$11
Due after one but within five years	134	143
Due after five but within ten years	19	22
Due after ten years	7,688	7,565

	$7,851	$7,741

There were no sales of securities in 2003 or 2002.

The Company had pledged securities with an amortized cost of $17.6 million and $14.6 million at December 31, 2003 and 2002, respectively, as collateral for public deposits and treasury and tax loan accounts.

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company’s investment portfolio at December 31, 2003:

	Carrying Value		After 5 Years Through 10 Years	After 10 Years	Total
	1 Year	After 1 Year Through 5 Years
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$2,517	$7,030	$—	$—	$9,547
Mortgage-backed securities	—	—	1,184	992	2,176
Other securities	600	—	—	—	600
Securities held to maturity:
Mortgage-backed securities and related securities	11	143	22	7,565	7,741
Other investments:
Interest-earning deposits	32,461	—	—	—	32,461
Federal funds sold	4,116	—	—	—	4,116
Federal Home Loan Bank stock	—	—	—	1,492	1,492

	$39,705	$7,173	$1,206	$10,049	$58,133

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

The following table sets forth the weighted average yield by maturity of the Company’s investment portfolio at December 31, 2003:

	Weighted Average Yields		After 5 Years Through 10 Years	After 10 Years	Total
	1 Year	After 1 Year Through 5 Years
Securities available for sale: (1)
U. S. Government and federal agencies obligations	4.05%	2.87%	0.00%	0.00%	3.18%
Mortgage-backed securities	0.00%	0.00%	5.76%	6.50%	6.12%
Other securities	1.15%	0.00%	0.00%	0.00%	1.15%
Securities held to maturity:
Mortgage-backed securities and related securities	9.00%	8.11%	8.23%	5.37%	5.43%
Other investments:
Interest-earning deposits	1.00%	0.00%	0.00%	0.00%	1.00%
Federal funds sold	1.00%	0.00%	0.00%	0.00%	1.00%
Federal Home Loan Bank stock	0.00%	0.00%	0.00%	3.74%	3.74%

	1.20%	2.97%	5.81%	5.24%	2.21%

(1)	Average yields based on amortized cost.

The following table shows investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003. This unrealized loss on investment securities is a result of volatility in the market during 2003 and relates to one mortgage backed security. The unrealized loss on this investment security is considered by management to be temporary given the credit rating on the investment security and the short duration of the unrealized loss.

	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
Mortgage-backed securities	$—	$—	$366	$66	$366	$66

Total temporarily impaired securities	$—	$—	$366	$66	$366	$66

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable

Loans receivable are summarized below:

	December 31, 2003		December 31, 2002
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$98,904	66.97%	$134,095	76.30%
Home equity	12,542	8.49%	10,534	5.99%
Residential multi-family	812	0.55%	934	0.53%
Nonresidential real estate	19,368	13.12%	14,210	8.09%
Residential construction	4,628	3.13%	4,972	2.83%
Land	5,162	3.50%	3,453	1.96%
Line of credit	1,300	0.88%	2,419	1.38%

Total real estate loans	142,716	96.64%	170,617	97.08%

Commercial/consumer loans:
Commercial	2,934	1.99%	3,088	1.76%
Share and other	1,930	1.31%	1,959	1.11%
Credit reserve	93	0.06%	87	0.05%

Total commercial/consumer loans	4,957	3.36%	5,134	2.92%

Subtotal	147,673	100.00%	175,751	100.00%

Allowance for loan losses	(570)		(523)
Net deferred loan fees	(271)		(475)
Loans in process	(3,488)		(2,569)

Total	$143,344		$172,184

The following table sets forth the time to contractual maturity of the Company’s loan portfolio at December 31, 2003. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments. Amounts in the table are net of loans in process, unamortized loan fees, and the allowance for loan losses.

	At December 31, 2003
	1 Year or Less	More than 1 Year to 5 Years	Greater Than 5 Years	Total
	(Dollars in thousands)
Residential 1-4 family	$7,811	$6,101	$81,480	$95,392
All other loans	34,841	3,466	10,486	48,793
Net deferred loan fees	(271)	—	—	(271)
Allowance for loan losses	(570)	—	—	(570)

Totals	$41,811	$9,567	$91,966	$143,344

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth the dollar amount at December 31, 2003 of all loans maturing or repricing on or after December 31, 2004 which have fixed or adjustable interest rates.

	Fixed Rates	Adjustable Rates
	(Dollars in thousands)
Residential 1-4 family	$81,183	$6,398
All other loans	6,830	7,123

	$88,013	$13,521

The following is an analysis of the allowance for loan losses:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Balance, beginning of year	$523	$427
Provision for loan losses	120	100
Charge-offs:
Consumer	73	4

Balance, end of year	$570	$523

Net charge-offs as a percent of average loans	0.45%	0.002%
Allowance at period end as a percent of nonperforming loans	78.06%	40.42%
Allowance at period end as a percent of nonperforming assets	78.06%	40.42%
Allowance at period end as a percent of total gross loans	0.30%	0.30%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

	December 31, 2003			December 31, 2002
	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$200	35.09%	66.97%	$185	35.37%	76.30%
Home equity	15	2.63%	8.49%	15	2.87%	5.99%
Residential multi-family	2	0.35%	0.55%	2	0.38%	0.53%
Nonresidential real estate	20	3.51%	13.12%	3	0.57%	8.09%
Residential construction	7	1.23%	3.13%	—	—%	2.83%
Land	5	0.88%	3.50%	5	0.96%	1.96%
Line of credit	5	0.88%	0.88%	—	—%	1.38%

Total real estate loans	254	44.57%	96.64%	210	40.15%	97.08%

Commercial/consumer loans:
Commercial loans	125	21.93%	1.99%	100	19.12%	1.76%
Share and other	15	2.63%	1.31%	10	1.91%	1.11%
Credit reserve	10	1.75%	0.06%	12	2.29%	0.05%

Total commercial/ consumer loans	150	26.31%	3.36%	122	23.32%	2.92%

Unallocated	166	29.12%		191	36.53%

Total	$570	100.00%	100.00%	$523	100.00%	100.00%

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Company establish a specific allowance on impaired loans and disclosure of the Company’s method of accounting for interest income on impaired loans. The Company assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to approximately $730,000 and $1,294,000 and had related allowance for loan losses of $59,000 and $81,000 at December 31, 2003 and 2002, respectively. These loans had an average outstanding balance of $1,012,000 and $1,021,000 for the years ended December 31, 2003 and 2002, respectively. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not material in 2003 or 2002.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth information with respect to nonperforming assets identified by the Company, including nonaccrual loans.

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Nonaccrual loans	$730	$1,294
Foreclosed real estate	690	—

Total non-performing assets	$1,420	$1,294

Non-performing loans to total gross loans	0.99%	0.74%

Non-performing assets to total assets	0.65%	0.58%

Total assets	$220,154	$224,798

Total gross loans	$143,914	$172,707

Officers and directors of the Company were indebted to the Company for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Balance, beginning	$17,567	$17,134
Originations	481	2,472
Payments received	(13,791)	(2,039)

Balance, ending	$4,257	$17,567

Note 4. Property and Equipment

Property and equipment consist of the following:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Land	$1,095	$411
Buildings and improvements	2,147	1,499
Furniture and equipment	924	1,005

	4,166	2,915
Less accumulated depreciation	1,582	1,637

	$2,584	$1,278

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan

The Company has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee’s expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $199,000 and $210,000 for the years ended December 31, 2003 and 2002, respectively, and is included in compensation and benefits in the accompanying consolidated statements of income.

The following tables set forth the Plan’s status as of and for the years ended:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation, beginning	$1,689	$1,974
Service cost	100	94
Interest cost	127	147
Actuarial (gain) loss	145	(9)
Benefits paid	—	(517)

Benefit obligation, ending	2,061	1,689

Change in plan assets:
Fair value of plan assets, beginning	1,018	1,219
Actual return on plan assets	95	81
Employer contribution	200	235
Benefits paid	—	(517)

Fair value of plan assets, ending	1,313	1,018

Funded status	(748)	(671)
Unrecognized net actuarial loss	625	508
Unrecognized prior service cost	202	236

Prepaid pension benefit cost	$79	$73

At December 31, 2003 and 2002, the assumptions used to determine the benefit obligation are as follows:

	Year Ended December 31,
	2003	2002
Discount rate	7.5%	7.5%
Rate of compensation increase	5.0%	5.0%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan (Continued)

The components of net periodic pension cost are as follows:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Service cost	$100	$94
Interest cost	127	147
Expected return on plan assets	(84)	(93)
Amortization of prior service cost	34	34
Recognized net actuarial loss	18	21

Net periodic benefit cost	$195	$203

For the years ended December 31, 2003 and 2002 the assumptions used to determine net periodic pension cost are as follows:

	Year Ended December 31,
	2003	2002
Discount rate	7.5%	7.5%
Expected rate of return on plan assets	7.5%	7.5%
Rate of compensation increase	5.0%	5.0%

Determination of Expected Long-Term Rate of Return

The expected long-term rate of return for the Plan’s assets is based on the expected weighted return of the different asset categories as provide in the Plan’s Investment Policy. The investment policy provides for the sponsor to credit a fixed rate of interest on any certificates of deposit with the Bank based on the interest rate (8.0%) used for determining the Bank’s funding as required under ERISA. Any equity investments are expected to return 8% to 10% over the long-term. Currently the investment policy provides that 100% of the plan’s assets are to be invested in fixed income securities, primarily certificates of deposit; and therefore, the weighted long-term rate of return is expected to be 8.0%

The Company’s pension plan weighted average asset allocations at December 31, 2003 and 2002.

	Year Ended December 31,
Asset Category	2003	2002
Cash and cash equivalents	100.00%	100.00%

Investment Policy and Strategy

The investment policy, as established by the Pension Investment Committee, is conservative and provides primarily for the generation of income with the conservation of capital. Although the policy does not currently provide for any investment in equities, the Pension Investment Committee does review periodically the asset allocation, and may from time to time change the asset allocation between fixed income and equities.

The Bank expects to contribute to the Plan during 2004 approximately $ 169,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

Deposits are summarized as follows:

	December 31, 2003			December 31, 2002
	Amount	Average Rate	% of Deposits	Amount	Average Rate	% of Deposits
	(Dollars in thousands)
Demand accounts:
Passbook savings	$32,643	2.74%	18.02%	$30,075	1.98%	17.12%
NOW accounts	11,795	0.60%	6.51%	11,816	0.37%	6.73%
Money market	8,353	1.28%	4.61%	7,840	2.15%	4.46%
Noninterest-bearing accounts	100	—%	0.06%	164	—%	0.09%

Total demand deposits	52,891	2.03%	29.20%	49,895	1.62%	28.40%

Certificates of deposit	128,228	3.28%	70.80%	125,771	4.56%	71.60%

Accrued interest payable	1	—%	—%	3	—%	—%

Total deposits	$181,120	2.92%	100.00%	$175,669	3.76%	100.00%

At December 31, 2003, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,	Amount
(Dollars in thousands)
2004	$68,359
2005	20,044
2006	24,431
2007	14,233
2008	1,161

$128,228

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $37,965,000 and $32,263,000 at December 31, 2003 and 2002, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

December 31, 2003
(Dollars in thousands)
Maturity period:
Within 3 months or less	$2,140
Over 3 months through 6 months	17,610
Over 6 months through 12 months	11,871
Over 12 months	6,344

$37,965

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits (Continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Passbook savings	$488	$546
NOW and money market	138	199
Certificates of deposit	4,170	5,637

	$4,796	$6,382

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

Note 7. Borrowings

Borrowings consisting of advances from the Federal Home Loan Bank of Atlanta were as follows at December 31, 2003 and 2002:

		Amount
Maturity	Call Feature	2003	2002	Rate
Due on August 26, 2002	None	$—	$—	3.82% Fixed
Due on March 21, 2003	None	—	5,000,000	3.22% Fixed
Due on June 23, 2003	None	—	6,000,000	3.16% Fixed
Due on February 27, 2004	None	10,000,000	10,000,000	2.45% Fixed

Total FHLB borrowings		$10,000,000	$21,000,000

Total weighted average rate		2.45%	2.84%

Maximum amount outstanding during year		$21,000,000	$21,000,000

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company’s FHLB stock and qualifying first mortgage loans. The balance of qualifying first mortgage loans as of December 31, 2003 was approximately $103 million. This agreement with the FHLB provides for a line of credit up to 15% of the Company’s assets.

Note 8. Other Benefit Plans

Deferred Compensation Agreements

The Company has entered into deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for four executive officers. Vested benefits under these agreements are payable in monthly installments over the remaining life of participants after retirement. The present value of the liability for the benefits is being accrued over the service life of the underlying agreements, which amounted to $2,341,000 and $2,308,000 at December 31, 2003 and 2002, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $127,000 and $133,000 for the years ended December 31, 2003 and 2002, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8. Other Benefit Plans (Continued)

Split-Dollar Life Insurance

The Company has entered into Life Insurance Endorsement Method Split Dollar Agreements with certain officers. Under these agreements, upon death of the officer, the Company first recovers the cash surrender value of the contract and then shares the remaining death benefits from insurance contracts, which are written with different carriers, with the designated beneficiaries of the officers. The death benefit to the officers’ beneficiaries is a multiple of base salary at the time of the agreements. The Company, as owner of the policies, retains an interest in the life insurance proceeds and a 100% interest in the cash surrender value of the policies.

Note 9. Management Recognition Plan and Stock Option Plan

The Company’s stockholders approved the Company’s Stock Option Plan and the Company’s Management Recognition Plan and Trust (the MRP) on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company’s common stock at date of grant. All options granted have an exercise price of $12.00 per share. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. All options were fully vested as of December 31, 2001.

A summary of the Company’s option plans as of and for the years ended December 31, 2003 and 2002 is as follows:

		Outstanding Options		Exercisable Options
	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2001	—	449,650	$12.00	449,650	$12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2002	—	449,650	12.00	449,650	12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2003	—	449,650	$12.00	449,650	$12.00

The MRP reserved for issuance 179,860 shares of common stock to certain officers, directors and employees. The Company issued shares to fund the MRP on October 15, 1997. The restricted common stock under the MRP was fully vested in 2000.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Tax Matters

Under the Internal Revenue Code, the Company is allowed a special bad debt deduction related to additions to tax bad debt reserves established for the purposes of absorbing losses. Through 1996, the provisions of the Code permitted the Company to deduct from taxable income an allowance for bad debts based on 8% of taxable income before such deduction or actual loss experience. Legislation passed in 1996 eliminated the percentage of taxable income method as an option for computing bad debt deductions in all future years. The Company is still permitted to take deductions for bad debts, but is required to compute such deductions using an experience method.

The Company must also recapture over a six year period its tax bad debt reserves which accumulated from 1987 through 1996 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Company’s 1997 year but was delayed two years because the Company originated a required minimum level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the taxes will not result in a charge to earnings. During each of the years ended December 31, 2003 and 2002, the Company recaptured $171,325 of this reserve.

Deferred taxes have been provided for certain increases in the Company’s tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2003, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Company does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of December 31, 2003.

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified as other assets in the statements of financial condition) are as follows:

Deferred income taxes consist of the following:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Deferred tax assets:
Deferred compensation and supplemental income	$873	$890
Allowance for loan losses	220	202
Other	64	70

Total deferred tax assets	1,157	1,162

Deferred tax liabilities:
Unrealized gain on securities available for sale	21	76
Net deferred loan fees and costs	285	213
Federal Home Loan Bank dividends	224	227
Tax reserve for bad debts	50	116
Property and equipment	79	56

Total deferred tax liabilities	659	688

Net deferred tax assets	$498	$474

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Tax Matters (Continued)

Allocation of income tax expense between current and deferred portions is as follows:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Current tax expense	$645	$996
Deferred tax provision (benefit)	30	(147)

	$675	$849

The difference between the provision for income taxes and the amounts computed by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	Year Ended December 31,
	2003	2002
	(Dollars in thousands)
Expense computed at statutory rate of 34%	$653	$854
Effect of state income taxes	87	114
U.S. Government interest	(22)	(23)
Other, net	(43)	(96)

	$675	849

Note 11. Stockholders’ Equity

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

Concurrent with the Conversion, the Bank established a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition contained in the definitive prospectus used in connection with the Company’s initial public offering. The liquidation account will be maintained for the benefit of eligible deposit account holders and supplemental eligible deposit account holders who continue to maintain their deposit accounts in the Bank after the Conversion. Only in the event of a complete liquidation will eligible deposit account holders and supplemental eligible deposit account holders be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted sub-account balance for deposit accounts then held before any liquidation distribution may be made with respect to common stockholders. Dividends paid by the Bank subsequent to the Conversion cannot be paid from this liquidation account.

Subject to applicable law, the Board of Directors of the Company or Home Savings may each provide for the payment of dividends. Future declarations of cash dividends, if any, by the Company may depend upon dividend payments by the Bank to the Company. Subject to regulations promulgated by the North Carolina Commissioner of Banks, the Bank will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount required for the liquidation account or its capital requirement.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Stockholders’ Equity (Continued)

During the years ended December 31, 2003 and 2002, the Bank paid $1,233,947 and $1,242,647, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 per share during each of the years ended December 31, 2003 and 2002, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The FDIC requires the Company and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders’ equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. As of December 31, 2002, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank complied with all of the capital requirements at December 31, 2003 and 2002, as presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$26,182	20.99%	$9,979	8.0%	N/A	N/A
Bank	23,073	18.49%	9,979	8.0%	12,473	10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,612	20.53%	$4,989	4.0%	N/A	N/A
Bank	22,550	18.07%	4,989	4.0%	7,484	6.0%

Tier 1 Capital to Average Assets:
Consolidated	$25,612	11.65%	$6,597	3.0%	N/A	N/A
Bank	22,550	10.43%	6,597	3.0%	10,996	5.0%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Stockholders’ Equity (Continued)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
	(Dollars in Thousands)
December 31, 2002:
Total Capital to Risk Weighted Assets:
Consolidated	$25,293	20.31%	$9,964	8.0%	$	N/A	N/A
Bank	22,957	18.43%	9,964	8.0%		12,455	10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	$24,770	19.89%	$4,982	4.0%	$	N/A	N/A
Bank	22,434	18.01%	4,982	4.0%		7,473	6.0%
Tier 1 Capital to Average Assets:
Consolidated	$24,770	11.17%	$6,653	3.0%	$	N/A	N/A
Bank	22,434	10.12%	6,653	3.0%		11,088	5.0%

Note 12. Employee Stock Ownership Plan

The Company has established an ESOP to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 168,448 additional shares with proceeds received from the return of capital dividend paid by the Company in 1998.

The Company’s note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Company in amounts sufficient to retire the debt. At December 31, 2003, the outstanding balance of the note receivable is $1,362,000, and is presented as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and dividends from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2003 and 2002, $402,000 and $361,000, respectively, was amortized as compensation expense.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Employee Stock Ownership Plan (Continued)

Net expenses of $260,000 and $323,000 have been recorded during the years ended December 31, 2003 and 2002, respectively, in connection with the ESOP. The expenses represent the difference between the fair value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP. The Company has debited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At December 31, 2003, 231,441 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2003, based on a fair value of the ESOP shares released or committed to be released is $2,416,000. The fair value of the unallocated shares is $1,339,000 at December 31, 2003. This commitment will fluctuate based on the fair value of the shares.

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

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral obtained varies but may include real estate, stocks, bonds, and certificates of deposit.

A summary of the contract amounts of the Company’s exposure to off-balance sheet credit risk as of December 31, 2003 is as follows:

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$738,000
Undisbursed lines of credit	9,100,000
Undisbursed portion of construction loans	2,569,000

The Company entered into an employment agreement with one executive officer to provide for his continued employment. The agreement provides for an initial term of three years and can be extended an additional year annually.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Off Balance-Sheet Risk (Continued)

In the normal course of its operations, the Company from time to time is party to various legal proceedings. Based upon information currently available, and after consultation with its legal counsel, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the Company’s business, financial position or results of operations.

Note 14. Fair Value of Financial Instruments

Financial instruments for which fair value disclosures are required include cash and due from banks, interest-bearing deposits, federal funds sold, investment securities, loans, Federal Home Loan bank stock, bank owned life insurance, deposit accounts and advances from the Federal Home Loan Bank. Fair value estimates are made at a specific moment in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company’s entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Company’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

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

Bank owned life insurance (BOLI)

The carrying amount for BOLI approximates its fair value.

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

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2003 and 2002:

	2003		2002
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$5,925	$5,925	$3,815	$3,815
Interest-bearing deposits and federal funds sold	36,577	36,577	27,900	27,900
Held to maturity investments	7,851	7,741	3,244	3,060
Available for sale investment	12,323	12,323	11,911	11,911
Loans, net	143,344	144,009	172,184	173,505
Federal Home Loan Bank stock	1,492	1,492	1,509	1,509
Bank owned life insurance	6,698	6,698	730	730

Financial liabilities:
Deposits	181,120	181,982	175,659	176,535
Borrowings	10,000	10,000	21,000	21,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Parent Company Financial Data

Condensed Balance Sheets

	December 31,
	2003	2002
	(Dollars in thousands)
Assets:
Cash	$2	$1
Federal funds sold	3,053	2,388
Securities available for sale	300	300
Accrued interest receivable	28	41
Other assets	53	23
Investment in Home Savings Bank	22,636	22,559

	$26,072	$25,312

Liabilities and Stockholders’ Equity:
Liabilities:
Other liabilities	$425	$417

Stockholders’ Equity:
Common stock	7,488	7,748
Accumulated other comprehensive income	35	125
Unearned ESOP	(1,362)	(1,920)
Unearned compensation	(674)	(1,076)
Retained earnings	20,160	20,018

	25,647	24,895

	$26,072	$25,312

Condensed Statements of Income

	December 31,
	2003	2002
	(Dollars in thousands)
Interest income	$176	$226
Equity in earnings of Home Savings Bank	1,160	1,534
Other expense	(38)	(17)
Income tax expense	(54)	(81)

Net income	$1,244	$1,662

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	December 31,
	2003	2002
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,244	$1,662
Adjustments to reconcile net income to net cash provided by operating activities:
Change in assets and liabilities:
Equity in earnings of Home Savings	(1,160)	(1,534)
Decrease (increase) in accrued interest receivable and other assets	(17)	15
Decrease in other liabilities	(91)	(136)

Net cash provided (used) by operating activities	(24)	7

Cash Flows from Investing Activities:
Upstream dividend from Home Savings Bank	1,234	1,243

Net cash provided by investing activities	1,234	1,243

Cash Flows from Financing Activities:
Retirement of stock purchased	—	(225)
Payment of dividends	(1,102)	(1,082)
Principal payment received on note receivable from ESOP	558	519

Net cash used by financing activities	(544)	(788)

Net increase in cash and cash equivalents	666	462

Cash and cash equivalents:
Beginning	2,389	1,927

Ending	$3,055	$2,389

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$41	$54

Supplemental Disclosures of Noncash
Investing and Financing:
Change in unrealized gain on securities available for sale, net	(90)	90
Change in dividends accrued	—	4

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CORPORATE INFORMATION

OFFICERS OF THE COMPANY

R. Ronald Swanner	Cris D. Turner
President, CEO and Chairman of Board	Vice-President

David L. Smith	Christopher F. Cranford
Secretary	CFO and Treasurer

DIRECTORS OF THE HOLDING COMPANY AND BANK

R. Ronald Swanner	Douglas D. Stokes
President, CEO and Chairman of Board	Owner and President
of Home Savings Bank	Stokes Construction Company

Joel A. Huneycutt	Caldwell A. Holbrook, Jr.
President,	Owner of Gus Holbrook
Locust Lumber Company	General Contractor

Greg E. Underwood	J. Banks Garrison, Jr.
Certified Public Accountant	Vice President of South Central
Private Practice	Oil Company

STOCK TRANSFER AGENT	INDEPENDENT AUDITORS	SPECIAL LEGAL COUNSEL
Registrar and Transfer Company	Dixon Hughes PLLC	Brooks, Pierce, McLendon,
10 Commerce Drive	6525 Morrison Boulevard, Suite 516	Humphrey & Leonard, LLP
Cranford, NJ 07016	Charlotte, NC 28211-3563	2000 Renaissance Plaza
230 North Elm Street
Greensboro, NC 27420

CORPORATE OFFICE

155 West South Street

P.O. Box 489

Albemarle, NC 28002-0489

FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders upon written request to South Street Financial Corp., 155 West South Street, P.O. Box 489, Albemarle, NC 28002.

ANNUAL MEETING

The 2004 annual meeting of stockholders of South Street Financial Corp. will be held at 4 p.m. on May 17, 2004 at the Company’s corporate office at 155 West South Street, Albemarle, NC.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

COMMON STOCK INFORMATION

The Company’s common stock is listed on the NASDAQ National Market under the symbol SSFC and began trading on October 3, 1996. At December 31, 2003, there were approximately 601 shareholders of record, not including the number of persons or entities where stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

	Dividends	Stock Price
	Regular	High	Low
2003:
First Quarter	$0.10	$8.48	$7.39
Second Quarter	0.10	10.88	8.27
Third Quarter	0.10	10.49	9.40
Fourth Quarter	0.10	10.90	10.03

2002:
First Quarter	$0.10	$7.50	$6.35
Second Quarter	0.10	8.00	6.58
Third Quarter	0.10	8.20	6.80
Fourth Quarter	0.10	7.68	6.92