Form 10KSB, Exhibit 13
period 2004-12-31
SOUTH STREET FINANCIAL CORP
filed 2005-03-31
CIK 1014964

EXHIBIT (13)

SOUTH STREET FINANCIAL CORP.

ALBEMARLE, NORTH CAROLINA

2004 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of South Street Financial Corp. (“Company”) and Home Savings Bank of Albemarle, Inc., SSB (“Bank”). These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements cab be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the SEC. The Company undertakes no obligation to update any forward-looking statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Years Ended December 31,
	2004	2003	2002	2001
	(In Thousands, Except Per Share Amounts)
Financial Condition Data:
Total assets	$215,551	$220,154	$224,798	$212,368
Investment securities (1)	48,140	58,243	44,564	31,510
Loans receivable, net (2)	152,431	143,344	172,184	173,132
Deposits	186,905	181,120	175,659	167,590
Borrowings	—	10,000	21,000	17,000
Stockholders’ equity	25,731	25,647	24,895	23,889
Book value per share	8.44	8.33	8.08	7.68

Operating Data:
Interest income	$10,531	$11,466	$13,879	$14,659
Interest expense	4,430	5,166	6,969	8,945

Net interest income	6,101	6,300	6,910	5,714
Provision for loan losses	90	120	100	—

Net interest income after provision for loan losses	6,011	6,180	6,810	5,714

Non-interest income	789	819	522	357

Non-interest expense:
Compensation and employee	3,445	3,534	3,372	3,111
Other	1,640	1,546	1,449	1,462

Total non-interest expense	5,085	5,080	4,821	4,573

Income before income taxes	1,715	1,919	2,511	1,498
Income tax expense	626	675	849	525

Net income	$1,089	$1,244	$1,662	$973

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At of for the Years Ended December 31,
	2004	2003	2002	2001
Selected Other Data:
Basic earnings per share	$.37	$0.43	$0.58	$0.35
Diluted earnings per share	.37	0.43	0.58	0.35
Dividends per share	.40	0.40	0.40	0.40
Dividend payout ratio (6)	108.11%	95.24%	68.97%	114.29%
Return on average assets	.51%	0.56%	0.77%	0.47%
Return on average equity	4.25%	4.92%	6.85%	4.22%
Average equity to average assets	12.04%	11.43%	11.22%	11.24%
Stockholders’ equity to end-of-period assets	11.94%	11.65%	11.07%	11.25%
Interest rate spread for period (3)	2.99%	2.84%	2.95%	2.34%
Average interest-earning assets to average interest-bearing liabilities	107.19%	107.95%	110.78%	110.92%
Net interest margin (4)	3.09%	3.04%	3.31%	2.83%
Non-performing assets to total assets at period end (5)	.22%	0.65%	0.58%	0.36%
Non-performing loans to total loans at period end	.32%	0.99%	0.74%	0.43%
Allowance for loan losses to non- performing loans at period end	83.80%	78.08%	40.42%	57.16%
Allowance for loan losses at period end as a percent of total gross loans	0.37%	0.30%	0.30%	0.24%
Net interest income, after provision for loan losses to non-interest expense	118.21%	121.65%	141.25%	120.49%
Non-interest expense to average assets	2.38%	2.30%	2.23%	2.23%
Deposit accounts	10,982	11,421	11,041	12,366
Loan accounts	2,911	2,869	3,252	3,348
Number of full service banking offices	2	2	2	2

(1)	Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.

(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.

(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.

(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.

(5)	Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.

(6)	The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

South Street Financial Corp. and Subsidiary

Report to Stockholders

Dear Stockholders:

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist readers in understanding the results of operations in 2004 and 2003 and changes in financial position at December 31, 2004. This discussion and analysis is intended to complement and should be read in conjunction with the audited consolidated financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

The Bank has a wholly owned subsidiary, South Street Development Corp. (“SSDC”), which was formed in 1998 with a $1.8 million cash investment. In 1998, SSDC acquired a 50% interest in Park Ridge Associates, L.L.C. (“Park Ridge”). In June 1998, Park Ridge acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. Park Ridge acquired the real estate to develop it into a residential subdivision. During 2000, SSDC purchased all of Park Ridge’s interest in the property and SSDC is currently the 100% owner of the residential subdivision.

The upscale subdivision consists of 30 building lots of which 3 have been retained by the sellers and 13 have been sold to buyers. The Bank has recognized $315,247 in net gains on the lots sold since the inception of the project. There can be no assurances that the Bank will be successful in recovering its investment in the venture, due to the uncertainty inherent in the construction industry and in the real estate market.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC and Park Ridge for the years ended December 31, 2004 and 2003. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2004 and 2003, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the Company unless otherwise noted.

Comparison of Financial Condition at December 31, 2004 and 2003

During 2004, the Company’s total assets decreased by $4.6 million, or 2.1%, from $220.2 million at December 31, 2003 to $215.6 million at December 31, 2004. This decrease in our total assets resulted primarily from decreases in our liquid assets and Federal Home Bank Stock net of a increase in our net loan portfolio. Our liquid assets, consisting of cash and cash equivalents and investment securities, decreased from $62.7 million at December 31, 2003 to $50.7 million at the end of 2004, a decrease of $12.0 million. Additionally during the year, FHLB repurchased $1,058,500 worth of FHLB stock held by the Bank. The repurchase was pursuant to a restructuring of FHLB’s capital stock.

The decreases in the aforementioned asset categories were principally generated by the increase in our net loans during 2004 of $9.10 million. This increase in our net loans resulted primarily from an increase during the year in our consumer and commercial loans. In 2003, management made the decision to not lower rates as aggressively as many of our competitors. As rates began to rise in 2004 our rates became more competitive and attributed to the growth experienced in loans.

Also during 2004, deposits from our customers increased by $5.8 million to $186.9 million at December 31, 2004 compared with $181.1 with million at the beginning of the year, with all of the increase occurring in certificates of deposit, which cost the Company significantly more than do demand accounts. The liquidity provided from these additional deposits, combined with that provided by the repurchase of stock by the FHLB during the year, enabled us to significantly reduce our borrowings, which consist solely of advances from the Federal Home Loan Bank, from $10.0 million at December 31, 2003 to no outstanding balance at the end of the current year, a decrease of $10.0 million or 100%.

Stockholders’ equity increased by $84,000 during 2004. This net increase was the result of several factors. Items which increased stockholders’ equity were: net income of $1.1 million, principal payments received on the note receivable from the ESOP of $492,000, and amortization of the return of capital dividends paid on unvested ESOP shares of $387,000. These increases were offset by the following items which decreased stockholders’ equity: Unrealized losses on available for sale investment securities of $153,000, the payment of quarterly cash dividends totaling $1.1 million, or $.40 per share, and the repurchase of company stock in the amount of $321,200.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Comparison of Operating Results for the Years Ended December 31, 2004 and 2003

Net Income

The Company earned net income of $1.1 million or $.37 per share for 2004, as compared with net income of $1.2 million or $.43 per share in 2003. This reduction of $155,000 or $.05 per share is principally attributable to the decrease in our net interest income during 2004, which is analyzed further in the discussion that follows.

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

Net interest income decreased to $6.1 million for the year ended December 31, 2004, compared to the $6.3 million earned in 2003, a decrease of $199,000, as the decrease in our interest income surpassed the decrease in our interest expense. During 2004 our level of average interest earning assets decreased from $207.1 million in 2003 to $197.5 million, and the average rate we earned on those assets dropped 21 basis points from 5.54% in 2003 to 5.33% in 2004. The combined effect of these decreases resulted in the decrease in our interest income of $935,000. This decrease in our interest income, however, was somewhat negated by the decrease in our interest expense during 2004. While our average interest-bearing liabilities decreased from $191.9 million in 2003 to $184.3 million in 2004, it is important to note that much of this decrease occurred in our advances from the FHLB net of an increase in our certificates of deposits, which have rates significantly higher than our other types of interest-bearing liabilities. Additionally, the average rate we paid for our interest-bearing liabilities during the year dropped 29 basis points from 2.69% in 2003 to 2.40% in 2004.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

	Year Ended December 31, 2004 vs. 2003			Year Ended December 31, 2003 vs. 2002
	Increase (Decrease) Due To			Increase
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-bearing deposits	$(133)	$14	$(119)	$379	$(230)	$149
Investments	357	66	423	(181)	(289)	(470)
Loans receivable, net	(760)	(479)	(1,239)	(1,300)	(798)	(2,098)

Total interest income	(536)	(399)	(935)	(1,102)	(1,317)	(2,419)

Interest expense:
Deposits:
Passbook savings	13	(69)	(56)	62	(120)	(58)
NOW and money market	1	(47)	(46)	14	(75)	(61)
Certificates of deposit	140	(424)	(284)	107	(1,574)	(1,467)
Borrowings	(346)	(4)	(350)	(130)	(87)	(217)

Total interest expense	(192)	(544)	(736)	53	(1,856)	(1,803)

Net interest income increase (decrease)	$(344)	$145	$(199)	$(1,155)	$539	$(616)

The following table provides additional information concerning the Company’s yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2004, 2003 and 2002, respectively.

	Year Ended December 31, 2004			Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Balance	Average Interest	Average Rate
				(Dollars in thousands)
Interest earning assets:
Interest-bearing deposits (1)	$24,748	$320	1.29%	$35,177	$439	1.25%	$13,185	$290	2.20%
Investments (2)	26,764	815	3.04%	14,382	392	2.73%	19,453	862	4.43%
Loans receivable, net (5)	146,048	9,396	6.43%	157,584	10,635	6.75%	176,184	12,733	7.23%

Total interest-earning assets	197,561	10,531	5.33%	207,143	11,466	5.54%	208,822	13,885	6.65%

Non interest-earning assets	16,128			14,092			7,405

Total assets	$213,688			$221,235			$216,227

Interest-bearing liabilities:
Deposits:
Passbook savings	$32,039	432	1.34%	$31,148	488	1.57%	$27,621	546	1.98%
NOW and money market	20,227	92.45%		20,013	138	0.69%	18,450	199	1.08%
Certificates of deposit	131,275	3,886	2.96%	126,797	4,170	3.29%	124,068	5,637	4.54%
Borrowings	769	20	2.60%	13,923	370	2.66%	18,364	587	3.20%

Total interest-bearing liabilities	184,310	4,430	2.40%	191,881	5,166	2.69%	188,503	6,969	3.70%

Non-interest-bearing liabilities	3,656			4,072			3,454
Stockholders’ equity	25,722			25,282			24,270

Total liabilities and stockholders’ equity	$213,688			$221,235			$216,227

Net interest income and interest rate spread (3)		$6,101	2.93%		$6,300	2.85%		$6,916	2.95%

Net yield on average interest-earning assets (4)			3.08%			3.04%			3.31%

Ratio of average interest-earning assets to average interest-bearing liabilities	107.18%			107.95%			110.78%

(1)	Includes interest-bearing deposits and federal funds sold.

(2)	Includes investment securities and FHLB common stock.

(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(4)	Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.

(5)	Loans placed on nonperforming status have been included in the computation of average balances.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Provision for Loan Losses and Asset Quality

The provision for loan losses was $90,000 during 2004 compared to $120,000 in 2003. Also during 2004, our loan charge-offs increased from $73,000 in 2003 to $85,000. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination.

The level of our non-performing loans, which consists of nonaccrual loans, increased from $730,000 at December 31, 2003 to $1.2 million at December 31, 2004. The Company has adopted policies that it believes provide for prudent and adequate levels of loan loss allowances. At December 31, 2004, the allowance for loan losses amounted to $575,000, which management believes is adequate to absorb losses inherent in its loan portfolio. The level of allowance for loan losses only increased by $5,000 during the year due to the $85,000 write-off mentioned above.

Noninterest Income

Non-interest income decreased $30,000 during the year from $819,000 during 2003 to $789,000 in 2004. This decrease resulted primarily from the decrease in sale of mortgage loans net of increases in service charges on deposit accounts, which resulted from the aforementioned increase in our demand deposit accounts in 2004.

Noninterest Expense

Our compensation and benefits expense decrease $89,000 in 2004 compared to 2003. This decrease resulted from a decrease of the Company’s ESOP expenses net of an increase in the pension expense for the year. The decrease in ESOP expenses was due to a reduction in additional, disretionary contributions to the Company’s ESOP plan. The decrease in compensation and benefits expense is offset by the increase of $71,000 in data processing expense for the year.

Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 36.5% and 35.2% for the years ended December 31, 2004 and 2003, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Capital Resources and Liquidity

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2004 and 2003. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home’s liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home’s ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by net loan repayments, new customer deposits, operating activities, and the sale or maturity of investment securities. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new deposits that the Company is able to generate. During the year ended December 31, 2004 cash inflow was provided by the redemption of FHLB stock in the amount of $1.1 million, proceeds from maturities, calls and principal repayments on securities of $11.6 million, cash provided by operating activities of $1.2 million and an increase in deposits of $5.8 million. Significant cash outflows during 2004 included purchases of investment securities of $17.0 million, net loan originations of $8.4 million, and dividend payments of $1.1 million.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home’s demand for loans and its other liquidity needs. Approximately 48% of Home’s certificates of deposit outstanding at December 31, 2004 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home’s operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company’s liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements, which are established by the Administrator of the North Carolina Savings Institutions Division. Home’s liquidity ratio at December 31, 2004, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

In the absence of other factors, Home’s overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home’s yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home’s gap is typically described as the difference between the amounts of such assets and liabilities that reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home’s interest-bearing liabilities subject to repricing exceed the level of interest-earning assets that will mature or reprice, will have a favorable impact on Home’s net interest income. At December 31, 2004, Home had a one-year sensitivity gap of negative 32.17%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home’s net interest income adversely.

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

Although Home’s asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Company’s interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 51.25%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2004, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown that reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

	At December 31, 2004
	1 Year or Less	More Than 1 Year to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Interest-bearing deposits	$20,166	$—	$—	$20,166
Federal funds sold	2,370	—	—	2,370
Securities held to maturity	—	106	6,373	6,479
Securities available for sale	—	16,822	1,869	18,691
Federal Home Loan Bank stock, at cost	—	—	434	434
Loans, net	29,766	14,880	107,785	152,431

Total interest-earning assets	$52,302	$31,808	$116,461	$200,571

INTEREST-BEARING LIABILITIES:
Passbook savings	$32,099	$—	$—	$32,099
NOW accounts	13,213	—	—	13,213
Money market	6,688	—	—	6,688
Certificates of deposit	64,820	70,085	—	134,905
Borrowings	—	—	—	—

	$116,820	$70,085	$—	$186,905

INTEREST SENSITIVITY GAP	$(64,518)	$(38,277)	116,461	13,666

CUMULATIVE INTEREST SENSITIVITY GAP	$(64,518)	$(102,795)	$13,666	$13,666

CUMULATIVE INTEREST SENSITIVITY GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(32.17)%	(51.25)%	6.81%	6.81%

CUMULATIVE RATIO OF INTEREST-SENSITIVE ASSETS TO INTEREST-SENSITIVE LIABILITIES	44.77%	45.38%	107.31%	107.31%

Critical Accounting Policy

The Company’s most significant critical accounting policy is the determination of its allowance for loan losses. A critical accounting policy is one that both is very important to the portrayal of the Company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments. What makes these judgments difficult, subjective and/or complex is the need to make estimates about the effects of matters that are inherently uncertain. If the mix and amount of future write-offs differ significantly from those assumptions used in making a determination, the allowance for loan losses and provision for loan losses on the income statement could be materially affected. For further discussion of the allowance for loan losses, see the section titled “Allowance for Loan Losses” under Note 1 to the consolidated financial statements contained in this Annual Report.

Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financial needs of its customers. See Note 13 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

Recent Accounting Pronouncements

See Note 1 to the accompanying financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

South Street Financial Corp.

Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

February 25, 2005

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2004 and 2003

	2004	2003
	(Dollars in thousands)
ASSETS

Cash and cash equivalents:
Non-interest-bearing deposits	$3,010	$5,925
Interest-bearing deposits	20,166	32,461
Federal funds sold	2,370	4,116
Securities held to maturity, fair value December 31, 2004, $6,440; December 31, 2003, $7,741	6,479	7,851
Securities available for sale	18,691	12,323
Federal Home Loan Bank stock	434	1,492

Loans receivable	153,006	143,914
Allowance for loan losses	(575)	(570)

Net loans	152,431	143,344

Real estate held for investment	653	653
Foreclosed real estate	57	690
Premises and equipment, net	2,602	2,584
Bank owned life insurance	7,245	6,698
Prepaid expenses and other assets	1,413	2,017

Total assets	$215,551	$220,154

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$186,905	$181,120
Borrowings	—	10,000
Accrued expenses and other liabilities	2,915	3,387

Total liabilities	189,820	194,507

Stockholders’ Equity:
Preferred stock, no par value; authorized 5,000,000 shares; none issued	—	—
Common stock, no par value, authorized 20,000,000 shares; issued 3,047,886 shares at December 31, 2004 and 3,079,867 December 31, 2003 respectively	6,993	7,488
Unearned compensation	(287)	(674)
Unearned ESOP	(933)	(1,362)
Retained earnings, substantially restricted	20,076	20,160
Accumulated other comprehensive income (loss)	(118)	35

Total stockholders’ equity	25,731	25,647

Total liabilities and stockholders’ equity	$215,551	$220,154

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2004 and 2003

	2004	2003
	(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$9,396	$10,635
Investment securities	715	392
Other interest and dividends	420	439

TOTAL INTEREST INCOME	10,531	11,466

INTEREST EXPENSE
Deposits	4,410	4,796
Borrowings	20	370

TOTAL INTEREST EXPENSE	4,430	5,166

NET INTEREST INCOME	6,101	6,300

PROVISION FOR LOAN LOSSES	90	120

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,011	6,180

NON-INTEREST INCOME
Service charges on deposit accounts	376	346
Income from bank owned life insurance	327	320
Other	86	153

TOTAL NON-INTEREST INCOME, NET	789	819

NON-INTEREST EXPENSES
Compensation and benefits	3,445	3,534
Net occupancy and equipment	344	360
Data processing	372	300
Professional fees	118	159
Other	806	727

TOTAL NON-INTEREST EXPENSES	5,085	5,080

INCOME BEFORE INCOME TAXES	1,715	1,919

INCOME TAXES	626	675

NET INCOME	$1,089	$1,244

BASIC AND DILUTED NET
INCOME PER COMMON SHARE	$0.37	$0.43

DIVIDENDS PER SHARE	$0.40	$0.40

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	2,965,289	2,912,708

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2004 and 2003

	Shares of Common Stock	Common Stock	Accumulated Other Comprehensive Income (loss)	Unearned ESOP	Unearned Compensation	Retained Earnings Substantially Restricted	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at December 31, 2002	3,079,867	$7,748	$125	$(1,920)	$(1,076)	$20,018	$24,895

Principal payment on note receivable from ESOP	—	—	—	558	—	—	558

ESOP contribution	—	(260)	—	—	—	—	(260)

Cash dividends ($.40 per share)	—	—	—	—	—	(1,102)	(1,102)

Comprehensive income:
Net income	—	—	—	—	—	1,244	1,244
Net unrealized gain on securities available for sale, net of taxes of $54,000	—	—	(90)	—	—	—	(90)

Total comprehensive income							1,154

Amortization of return of capital dividend	—	—	—	—	402	—	402

Balance at December 31, 2003	3,079,867	7,488	35	(1,362)	(674)	20,160	25,647

Principal payment on note receivable from ESOP	—	—	—	429	—	—	429

ESOP contribution	—	(174)	—	—	—	—	(174)

Purchases and retirement of 31,981 shares of common	31,981	(321)	—	—	—	—	(321)

Cash dividends (.40 per share)	—	—	—	—	—	(1,173)	(1,173)

Comprehensive income:
Net income	—	—	—	—	—	1,089	1,089
Net change in unrealized gain (loss) on securities available for sale, net of taxes of $98,000	—	—	(153)	—	—	—	(153)

Total comprehensive income							936

Amortization of return of capital dividend	—	—	—	—	387	—	387

Balance at December 31, 2004	3,047,886	$6,993	$(118)	$(933)	$(287)	$20,076	$25,731

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003

	2004	2003
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,089	$1,244
Adjustments to reconcile net income to net cash provided by operating activities:
Net accretion of premiums and discounts on securities	157	160
Amortization of deferred loan fees	(369)	(423)
Depreciation expense	138	193
Provision for loan losses	90	120
Deferred income taxes	(327)	30
Provision for losses on foreclosed real estate	78	64
Gain on sale of property and equipment	—	(3)
Gain on sale of real estate held for investment	—	(42)
(Gain)/Loss on sale of foreclosed real estate	(10)	3
Income from Bank-owned life insurance	(327)	(320)
Amortization of unearned compensation	387	402
ESOP contribution	(174)	(260)
(Increase) decrease in prepaid expenses and other assets	931	(819)
Increase (decrease) in accrued expenses and other liabilities	(475)	169

Net cash provided by operating activities	1,188	518

Cash Flows from Investing Activities:
Purchase of securities available for sale	(17,000)	(7,000)
Proceeds from maturities and recalls of securities available for sale	10,359	6,392
Purchase of securities held to maturity	—	(6,000)
Principal collected on securities held to maturity	1,257	1,285
Loan originations and principal payments on loans, net	(8,363)	28,325
Purchase of office properties and equipment	(156)	(1,522)
Proceeds from sale of real estate held for investment	—	419
Proceeds from sale of office properties and equipment	—	26
Proceeds from sale of foreclosed assets	198	61
Investment in Bank-owned life insurance	—	(5,648)
Redemption of FHLB stock	1,058	17

Net cash (used in) provided by investing activities	(12,647)	16,355

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2004 and 2003 (Continued)

	2004	2003
	(Dollars in thousands)
Cash Flows from Financing Activities:
Net increase in deposits	$5,785	$5,451
Payment of dividends	(1,170)	(1,102)
Purchases and retirement of common stock	(321)	—
Repayments on borrowings, net	(10,000)	(11,000)
Payment on life insurance policies	(220)	—
Principal payment received on ESOP note	429	558

Net cash used in financing activities	(5,497)	(6,093)

Net increase (decrease) in cash and cash equivalents	(16,956)	10,780

Cash and cash equivalents:
Beginning	42,502	31,722

Ending	$25,546	$42,502

Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Interest	$4,453	$5,152
Income taxes	190	985

Supplemental Disclosures of Noncash Transactions:
Change in unrealized gains on available for sale securities, net of tax	(153)	(90)
Change in dividends accrued	3	—
Loans issued to finance sale of OREO	367	—

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies

Organization

South Street Financial Corp., a North Carolina corporation, (the Company) is a bank holding company registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) under the Bank Holding Company Act of 1956, as amended (the BHCA) and the savings bank holding company laws of North Carolina. The Company serves as a holding company for Home Savings Bank of Albemarle, Inc., SSB (Home Savings or the Bank). The Company’s activities consist of managing its investment portfolio, holding the indebtedness outstanding from the Bank’s Employee Stock Ownership Plan (the ESOP) and owning the Bank. The Company’s principal sources of income are earnings on its investments and interest payments received from the ESOP with respect to the ESOP loan. In addition, the Company will receive any dividends that are declared and paid by the Bank on its capital stock.

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

The following is a description of the significant accounting policies used in the preparation of the accompanying consolidated financial statements:

Principles of consolidation

The consolidated financial statements include the accounts of South Street Financial Corp. and its wholly owned subsidiary, Home Savings Bank of Albemarle, Inc., SSB, the Bank’s wholly owned subsidiary, South Street Development Corporation, and SSDC’s wholly owned subsidiary, Park Ridge Associates, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Investment securities

The Company has investments in debt and equity securities, which consist primarily of obligations of the U.S. Government and federal agencies, mortgage-backed securities and common stock. Management classifies all securities as trading, available for sale, or held to maturity on the date of purchase and the appropriateness of such classification is reassessed at each statement of financial condition date. Since the Company does not buy investment securities in anticipation of short-term fluctuations in market prices, none of the investment securities are classified as trading in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115. All securities have been classified as either available for sale or held to maturity. Declines in the fair value of individual securities classified as either available for sale or held to maturity below their amortized cost that are determined to be other than temporary, result in write-downs of the individual securities to their fair value with the resulting write-downs included in current earnings as realized losses.

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

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired.

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

Premises and equipment

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

Bank owned life insurance

In 2003 the Company purchased additional life insurance on certain of its officers and directors. The cash surrender value of these policies was approximately $7,245,000 and $6,698,000 at December 31, 2004 and 2003, respectively. The increase in the cash surrender value is included in non-interest income in the consolidated statements of operations and amounted to $327,000 and $320,000 for the years ended December 31, 2004 and 2003, respectively.

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

Earnings per share

SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the weighted average number of shares of common stock purchased by the Company’s employee stock ownership and management recognition plans, and which have not been allocated to participant accounts, are not assumed to be outstanding. The weighted average number of shares of common stock not allocated to participant accounts under the employee stock ownership plan was 105,679 and 164,021 in 2004 and 2003, respectively, while there were no unallocated shares under the management recognition plan in 2004 or 2003. The Company had no dilutive potential common shares outstanding during 2004 and 2003. The weighted average number of shares outstanding at December 31, 2004 and 2003 was 2,965,289 and 2,912,708, respectively.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain amounts in the 2003 financial statements have been reclassified to conform to the 2004 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

Recent accounting pronouncements

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, Application of Accounting Principles to Loan Commitments (“SAB 105”). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (“IRLC”), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133. Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The adoption of SAB 105 did not have a material impact on the consolidated financial statements.

In March 2004, the Emerging Issues Task Force (“EITF”) released EITF Issue 03-01, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments. The Issue provides guidance for determining whether an investment is other-than-temporarily impaired and requires certain disclosures with respect to these investments. The recognition and measurement guidance for other-than-temporary impairment has been delayed by the issuance of FASB Staff Position EITF 03-1-1 on September 30, 2004. The adoption of Issue 03-1 did not result in any other-than-temporary impairment.

In December 2003, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 03-3, Accounting for Loans or Certain Debt Securities Acquired in a Transfer. The SOP addresses accounting for differences between contractual cash flows and cash flows expected to be collected from an investor’s initial investment in loans or debt securities acquired in a transfer if those differences relate to a deterioration of credit quality. The SOP also prohibits companies from “carrying over” or creating a valuation allowance in the initial accounting for loans acquired that meet the scope criteria of the SOP. The SOP is effective for loans acquired in fiscal years beginning after December 15, 2004. The adoption of this SOP is not expected to have a material impact on the Company’s financial position or results of operations.

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. Since all options granted were fully vested on December 31, 2001 there would be no cost of employee stock option compensation in our consolidated financial statements for the three and six months ended December 31, 2004 and 2003. Accordingly, the adoption of SFAS No. 123(R) is not expected to have a material effect on our consolidated financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

Amortized cost and fair values of securities are summarized as follows:

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$17,000	$—	$(178)	$16,822
Mortgage-backed securities	1,285	40	(56)	1,269
Equity securities	600	—	—	600

	$18,885	$40	$(234)	$18,691

Securities held to maturity:
Mortgage-backed securities and related securities	$6,479	$57	$(96)	$6,440

	2003
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$9,502	$45	$—	$9,547
Mortgage-backed securities	2,165	77	(66)	2,176
Equity securities	600	—	—	600

	$12,267	$122	$(66)	$12,323

Securities held to maturity:
Mortgage-backed securities and related securities	$7,851	$60	$(170)	$7,741

The amortized cost and fair values of securities as of December 31, 2004 by contractual maturity are shown below. Actual maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Due within 1 year	$—	$—
Due after one but within five years	17,000	16,822
Due after five but within ten years	664	704
Due after ten years	621	565
Equity securities	600	600

	$18,885	$18,691

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities held to maturity:
Due within 1 year	$3	$3
Due after one but within five years	115	122
Due after five but within ten years	9	9
Due after ten years	6,352	6,306

	$6,479	$6,440

There were no sales of securities in 2004 or 2003.

The Company had pledged securities with an amortized cost of $12.0 million and $17.6 million at December 31, 2004 and 2003, respectively, as collateral for public deposits and treasury and tax loan accounts.

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company’s investment portfolio at December 31, 2004:

	Carrying Value
	1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$—	$16,822	$—	$—	$16,822
Mortgage-backed securities	—	—	704	565	1,269
Equity securities	600	—	—	—	600

Securities held to maturity:
Mortgage-backed securities and related securities	3	122	9	6,345	6,479

Other investments:
Interest-earning deposits	20,166	—	—	—	20,166
Federal funds sold	2,370	—	—	—	2,370
Federal Home Loan Bank stock	—	—	—	434	434

	$23,139	$16,944	$713	$7,344	$48,140

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

The following table sets forth the weighted average yield by maturity of the Company’s investment portfolio at December 31, 2004:

	Weighted Average Yields
	1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
Securities available for sale: (1)
U. S. Government and federal agencies obligations	0.00%	2.84%	0.00%	0.00%	2.84%
Mortgage-backed securities	0.00%	0.00%	6.46%	3.24%	5.00%
Equity securities	0.00%	0.00%	0.00%	0.00%	0.00%

Securities held to maturity:
Mortgage-backed securities and related securities	0.00%	8.58%	7.70%	4.21%	4.31%

Other investments:
Interest-earning deposits	2.88%	0.00%	0.00%	0.00%	2.88%
Federal funds sold	1.24%	0.00%	0.00%	0.00%	1.24%
Federal Home Loan Bank stock	3.73%	0.00%	0.00%	0.00%	3.73%

	2.67%	2.89%	6.48%	4.12%	3.12%

(1)	Average yields based on amortized cost.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004. This unrealized loss on investment securities is a result of volatility in the market during 2004 and relates to several mortgage backed securities as well as several federal agencies. The unrealized loss on this investment security is considered by management to be temporary given the credit rating on the investment security and the short duration of the unrealized loss.

	2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
U.S. Governmental and Federal agencies	$17,000	$178	$—	$—	$17,000	$178
Mortgage-backed securities	353	1	213	55	566	56

Total temporarily impaired securities available for sale	17,353	179	213	55	17,566	234

Held to maturity:
Mortgage-backed securities	2,679	5	610	91	3,289	96

Total temporarily impaired securities	$20,032	$184	$823	$146	$20,855	$330

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

	2003
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
Mortgage-backed securities	$—	$—	$366	$66	$366	$66

Held to maturity:
Mortgage-backed securities	—	—	1,142	170	1,142	170

Total temporarily impaired securities	$—	$—	$1,508	$236	$1,508	$236

Investments in Equity Securities Carried at Cost

The aggregate cost of the Company’s cost method investments, consisting of securities in Federal Home Loan Bank, Nexity Bank and Bankers Bank amounted to $434,000, $300,000 and $300,000, respectively and totaled $1,034,000 at December 31, 2004. The Company estimated that the fair value equaled or exceeded the cost of these investments (that is, the investments were not impaired). The investment in Federal Home Loan Bank stock is not reflected in investment securities; the investment is carried as a separate line item in the financial statements.

Note 3. Loans Receivable

Loans receivable are summarized below:

	December 31, 2004		December 31, 2003
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$86,429	61.36%	$98,904	66.97%
Home equity	14,660	9.35%	12,542	8.49%
Residential multi-family	1,944	1.24%	812	0.55%
Nonresidential real estate	24,221	15.44%	19,368	13.12%
Residential construction	8,387	5.35%	4,628	3.13%
Land	3,708	2.36%	5,162	3.50%
Line of credit	549	0.35%	1,300	0.88%

Total real estate loans	139,898	95.46%	142,716	96.64%

Commercial/consumer loans:
Commercial	14,635	3.07%	2,934	1.99%
Share and other	2,212	1.41%	1,930	1.31%
Credit reserve	90	0.06%	93	0.06%

Total commercial/consumer loans	16,937	4.54%	4,957	3.36%

Subtotal	156,835	100.00%	147,673	100.00%

Allowance for loan losses	(575)		(570)
Net deferred loan fees	(220)		(271)
Loans in process	(3,609)		(3,488)

Total	$152,431		$143,344

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth the time to contractual maturity of the Company’s loan portfolio at December 31, 2004. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments. Amounts in the table are net of loans in process, unamortized loan fees, and the allowance for loan losses.

	At December 31, 2004
	1 Year or Less	More than 1 Year to 5 Years	Greater than 5 Years	Total
	(Dollars in thousands)
Residential 1-4 family	$40	$3,749	$65,049	$68,838
All other loans	30,433	11,131	42,824	84,388
Net deferred loan fees	(220)	—	—	(220)
Allowance for loan losses	(575)	—	—	(575)

Totals	$29,678	$14,880	$107,873	$152,431

The following table sets forth the dollar amount at December 31, 2004 of all loans maturing or repricing on or after December 31, 2005 which have fixed or adjustable interest rates.

	Fixed Rates	Adjustable Rates
	(Dollars in thousands)
Residential 1-4 family	$84,848	$609
All other loans	22,764	14,532

	$107,612	$15,141

The following is an analysis of the allowance for loan losses:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Balance, beginning of year	$570	$523
Provision for loan losses	90	120
Charge-offs:
Commercial	85	73

Balance, end of year	$575	$570

Net charge-offs as a percent of average loans	0.06%	0.45%
Allowance at period end as a percent of nonperforming loans	135.00%	78.06%
Allowance at period end as a percent of nonperforming assets	135.00%	78.06%
Allowance at period end as a percent of total gross loans	0.37%	0.30%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

	December 31, 2004			December 31, 2003
	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$200	34.78%	61.36%	$200	35.09%	66.97%
Home equity	15	2.61%	9.35%	15	2.63%	8.49%
Residential multi-family	2	0.35%	1.24%	2	0.35%	0.55%
Nonresidential real estate	20	3.48%	15.44%	20	3.51%	13.12%
Residential construction	7	1.22%	5.35%	7	1.23%	3.13%
Land	5	0.87%	2.36%	5	0.88%	3.50%
Line of credit	5	0.87%	0.35%	5	0.88%	0.88%

Total real estate loans	254	44.17%	95.46%	254	44.57%	96.64%

Commercial/consumer loans:
Commercial loans	130	22.61%	3.07%	125	21.93%	1.99%
Share and other	15	2.61%	1.41%	15	2.63%	1.31%
Credit reserve	10	1.74%	0.06%	10	1.75%	0.06%

Total commercial/consumer loans	155	26.96%	4.54%	150	26.31%	3.36%

Unallocated	166	28.87%		166	29.12%

Total	$575	100.00%	100.00%	$570	100.00%	100.00%

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Company establish a specific allowance for impaired loans and disclosure of the Company’s method of accounting for interest income on impaired loans. The Company assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to approximately $1,339,000 and $730,000 and had related allowance for loan losses of $104,000 and $59,000 at December 31, 2004 and 2003, respectively. These loans had an average outstanding balance of $571,947 and $1,012,000 for the years ended December 31, 2004 and 2003, respectively. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not material in 2004 or 2003.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth information with respect to nonperforming assets identified by the Company, including nonaccrual loans.

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Nonaccrual loans	$1,339	$730
Foreclosed real estate	57	690

Total non-performing assets	$1,396	$1,420

Non-performing loans to total gross loans	0.89%	0.51%

Non-performing assets to total assets	0.65%	0.65%

Total assets	$215,551	$220,154

Total gross loans	$153,006	$143,914

Officers and directors of the Company were indebted to the Company for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Balance, beginning	$7,558	$17,567
Originations	52	3,782
Payments received	(1,462)	(13,791)

Balance, ending	$6,148	$7,558

Note 4. Premises and Equipment

Premises and equipment consist of the following:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Land	$1,095	$1,095
Buildings and improvements	2,217	2,147
Furniture and equipment	1,010	924

	4,322	4,166
Less accumulated depreciation	1,720	1,582

	$2,602	$2,584

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan

The Company has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee’s expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $235,000 and $195,000 for the years ended December 31, 2004 and 2003, respectively, and is included in compensation and benefits in the accompanying consolidated statements of income.

The following tables set forth the Plan’s status as of and for the years ended:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation, beginning	$2,061	$1,689
Service cost	116	100
Interest cost	160	127
Actuarial (gain) loss	462	145
Benefits paid	(82)	—

Benefit obligation, ending	2,717	2,061

Change in plan assets:
Fair value of plan assets, beginning	1,313	1,018
Actual return on plan assets	115	95
Employer contribution	168	200
Benefits paid	(82)	—

Fair value of plan assets, ending	1,514	1,313

Funded status	(1,203)	(748)
Unrecognized net actuarial loss	1,046	625
Unrecognized prior service cost	168	202

Prepaid pension benefit cost	$11	$79

At December 31, 2004 and 2003, the assumptions used to determine the benefit obligation are as follows:

	Year Ended December 31,
	2004	2003
Discount rate	6.5%	7.5%
Rate of compensation increase	3.5%	5.0%

The components of net periodic pension cost are as follows:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Service cost	$116	$100
Interest cost	160	127
Expected return on plan assets	(108)	(84)
Amortization of prior service cost	34	34
Recognized net actuarial loss	33	18

Net periodic benefit cost	$235	$195

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan (Continued)

For the years ended December 31, 2004 and 2003 the assumptions used to determine net periodic pension cost are as follows:

	Year Ended December 31,
	2004	2003
Discount rate	6.5%	7.5%
Expected rate of return on plan assets	6.5%	7.5%
Rate of compensation increase	3.5%	5.0%

Determination of Expected Long-Term Rate of Return

The expected long-term rate of return for the Plan’s assets is based on the expected weighted return of the different asset categories as provide in the Plan’s Investment Policy. The investment policy provides for the sponsor to credit a fixed rate of interest on any certificates of deposit with the Bank based on the interest rate (7.5%) used for determining the Bank’s funding as required under ERISA. Any equity investments are expected to return 7% to 10% over the long-term. Currently the investment policy provides that 100% of the plan’s assets are to be invested in fixed income securities, primarily certificates of deposit; and therefore, the weighted long-term rate of return is expected to be 7.5%

The Company’s pension plan weighted average asset allocations at December 31, 2004 and 2003.

	Year Ended December 31,
Asset Category	2004	2003
Cash and cash equivalents	100.00%	100.00%

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

The Bank expects to contribute to the Plan during 2004 approximately $ 169,000.

The Bank’s projected benefit payments:

2005	$—
2006	—
2007	—
2008	12,602
2009	49,331
2010-2015	739,035

Total	$800,968

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

Deposits are summarized as follows:

	December 31, 2004			December 31, 2003
	Amount	Average Rate	% of Deposits	Amount	Average Rate	% of Deposits
	(Dollars in thousands)
Demand accounts:
Passbook savings	$32,099	1.34%	17.17%	$32,643	2.74%	18.02%
NOW accounts	13,213	0.19%	7.08%	11,795	0.60%	6.51%
Money market	6,688	0.90%	3.58%	8,353	1.28%	4.61%
Noninterest-bearing accounts	—	—%	—%	100	—%	0.06%

Total demand deposits	52,020	0.99%	27.83%	52,891	2.03%	29.20%
Certificates of deposit	134,905	2.96%	72.17%	128,228	3.28%	70.80%
Accrued interest payable	—	—%	—%	1	—%	—%

Total deposits	$186,905	2.40%	100.00%	$181,120	2.92%	100.00%

At December 31, 2004, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,	Amount
(Dollars in thousands)
2005	$64,821
2006	43,354
2007	20,359
2008	6,371
2009	—

$134,905

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $48,346,000 and $37,965,000 at December 31, 2004 and 2003, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

December 31, 2004
(Dollars in thousands)
Maturity period:
Within 3 months or less	$2,792
Over 3 months through 6 months	8,230
Over 6 months through 12 months	10,044
Over 12 months	27,280

$48,346

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits (Continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Passbook savings	$432	$488
NOW and money market	91	138
Certificates of deposit	3,887	4,170

	$4,410	$4,796

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

Note 7. Borrowings

Borrowings consisting of advances from the Federal Home Loan Bank of Atlanta were as follows at December 31, 2004 and 2003:

		Amount
Maturity	Call Feature	2004	2003	Rate
Due on February 27, 2004	None	—	10,000,000	2.45% Fixed

Total FHLB borrowings		$—	$10,000,000

Total weighted average rate		2.45%	2.45%

Maximum amount outstanding during year		$10,000,000	$21,000,000

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company’s FHLB stock and qualifying first mortgage loans. The balance of qualifying first mortgage loans as of December 31, 2004 was approximately $88 million. This agreement with the FHLB provides for a line of credit up to 15% of the Company’s assets.

Note 8. Other Benefit Plans

Deferred Compensation Agreements

The Company has entered into deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for four executive officers. Vested benefits under these agreements are payable in monthly installments over the remaining life of participants after retirement. The present value of the liability for the benefits is being accrued over the service life of the underlying agreements, which amounted to $2,340,000 and $2,341,000 at December 31, 2004 and 2003, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $92,000 and $127,000 for the years ended December 31, 2004 and 2003, respectively.

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

Note 9. Management Recognition Plan and Stock Option Plan

The Company’s stockholders approved the Company’s Stock Option Plan on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company’s common stock at date of grant. All options granted have an exercise price of $12.00 per share. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1998 and expire in 2008. Options granted to non-employee directors vested immediately on the date of grant. All options were fully vested as of December 31, 2001.

A summary of the Company’s option plans as of and for the years ended December 31, 2004 and 2003 is as follows:

	Shares Available for Future Grants	Outstanding Options		Exercisable Options
		Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2002	—	449,650	$12.00	449,650	$12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2003	—	449,650	12.00	449,650	12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2004	—	449,650	$12.00	449,650	$12.00

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

The Company must also recapture over a six year period its tax bad debt reserves which accumulated from 1987 through 1996 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Company’s 1997 year but was delayed two years because the Company originated a required minimum level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the taxes will not result in a charge to earnings. The Company recaptured $128,491 and $171,325 of this reserve for the years ended December 31, 2004 and 2003.

Deferred taxes have been provided for certain increases in the Company’s tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2004, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1988, for which no deferred taxes have been provided because the Company does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of December 31, 2004.

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified as other assets in the statements of financial condition) are as follows:

Deferred income taxes consist of the following:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Deferred tax assets:
Deferred compensation and supplemental income	$898	$873
Allowance for loan losses	222	220
Capital loss carryover	54	54
Investment in LLC	67	—
Unrealized loss on securities available for sale	76	—
Other	13	10

Total deferred tax assets	1,330	1,157

Deferred tax liabilities:
Unrealized gain on securities available for sale	—	21
Net deferred loan fees and costs	226	285
Federal Home Loan Bank dividends	64	224
Prepaid expenses	21	—
Tax reserve for bad debts	—	50
Premises and equipment	94	79
Other	4	—

Total deferred tax liabilities	409	659

Net deferred tax assets	$921	$498

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Income Tax Matters (Continued)

The Company has no valuation allowance at December 31, 2004 or 2003 because management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Allocation of income tax expense between current and deferred portions is as follows:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Current tax expense	$953	$645
Deferred tax provision (benefit)	(327)	30

	$626	$675

The difference between the provision for income taxes and the amounts applied by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	Year Ended December 31,
	2004	2003
	(Dollars in thousands)
Expense computed at statutory rate of 34%	$583	$653
Effect of state income taxes	78	87
U.S. Government interest	(30)	(22)
Nontaxable increase in cash surrender value	(76)	—
Nondeductible ESOP expenses	104	—
Other, net	(33)	(43)

	$626	$675

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

During the years ended December 31, 2004 and 2003, the Bank paid $1,231,866 and $1,233,947, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 per share during each of the years ended December 31, 2004 and 2003, respectively.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

The FDIC requires the Company and the Bank to have a minimum leverage ratio of Tier I Capital (principally consisting of retained earnings and any future common stockholders’ equity, less any intangible assets) to all assets of at least 3%, provided that it receives the highest rating during the examination process. For institutions that receive less than the highest rating, the Tier I capital requirement is 1% to 2% above the stated minimum. The FDIC also requires the Company and the Bank to have a ratio of total capital to risk-weighted assets of 8%, of which at least 4% must be in the form of Tier I capital. As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank complied with all of the capital requirements at December 31, 2004 and 2003, as presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$26,423	20.00%	$10,571	8.0%	N/A	N/A
Bank	23,264	17.60%	10,571	8.0%	13,213	10.0%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,849	19.56%	$5,285	4.0%	N/A	N/A
Bank	22,690	17.17%	5,285	4.0%	7,928	6.0%

Tier 1 Capital to Average Assets:
Consolidated	$25,849	11.98%	$6,472	3.0%	N/A	N/A
Bank	22,690	10.70%	6,472	3.0%	10,787	5.0%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Stockholders’ Equity (Continued)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2003:
Total Capital to Risk Weighted Assets:
Consolidated	$26,182	20.99%	$9,979	8.0%	N/A	N/A
Bank	23,073	18.49%	9,979	8.0%	12,473	10.0%

Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,612	20.53%	$4,989	4.0%	N/A	N/A
Bank	22,550	18.07%	4,989	4.0%	7,484	6.0%

Tier 1 Capital to Average Assets:
Consolidated	$25,612	11.65%	$6,597	3.0%	N/A	N/A
Bank	22,550	10.43%	6,597	3.0%	10,996	5.0%

Note 12. Employee Stock Ownership Plan

The Company has established an ESOP to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 168,448 additional shares with proceeds received from the return of capital dividend paid by the Company in 1998.

The Company’s note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Company in amounts sufficient to retire the debt. At December 31, 2004, the outstanding balance of the note receivable is $933,000, and is presented as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and dividends from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2004 and 2003, $387,000 and $402,000, respectively, was amortized as compensation expense.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Employee Stock Ownership Plan (Continued)

Net expenses of $174,000 and $260,000 have been recorded during the years ended December 31, 2004 and 2003, respectively, in connection with the ESOP. The expenses represent the difference between the fair value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP. The Company has debited this amount to paid-in capital in accordance with the provisions of AICPA Statement of Position 93-6.

At December 31, 2004, 231,441 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2004, based on a fair value of the ESOP shares released or committed to be released is $3,448,000. The fair value of the unallocated shares is $924,000 at December 31, 2004. This commitment will fluctuate based on the fair value of the shares.

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

A summary of the contract amounts of the Company’s exposure to off-balance sheet credit risk as of December 31, 2004 is as follows:

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$1,404,000
Undisbursed lines of credit	9,937,000
Undisbursed portion of construction loans	3,608,000

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

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2004 and 2003:

	2004		2003
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$3,010	$3,010	$5,925	$5,925
Interest-bearing deposits and federal funds sold	22,566	22,566	36,577	36,577
Held to maturity investments	6,479	6,440	7,851	7,741
Available for sale investment	18,691	18,691	12,323	12,323
Loans, net	152,431	153,424	143,344	144,009
Federal Home Loan Bank stock	434	434	1,492	1,492
Bank owned life insurance	7,245	7,245	6,698	6,698

Financial liabilities:
Deposits	186,925	187,794	181,120	181,982
Borrowings	—	—	10,000	10,000

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Parent Company Financial Data

Condensed Balance Sheets

	December 31,
	2004	2003
	(Dollars in thousands)
Assets:
Cash	$2	$2
Federal funds sold	1,316	3,053
Securities available for sale	2,278	300
Accrued interest receivable	23	28
Other assets	10	15
Investment in Home Savings Bank	22,585	22,674

	$26,214	$26,072

Liabilities and Stockholders’ Equity:
Liabilities:
Other liabilities	$482	$425

Stockholders’ Equity:
Common stock	6,993	7,488
Accumulated other comprehensive income (loss)	(118)	35
Unearned ESOP	(933)	(1,362)
Unearned compensation	(287)	(674)
Retained earnings	20,076	20,160

	25,731	25,647

	$26,214	$26,072

Condensed Statements of Income

	December 31,
	2004	2003
	(Dollars in thousands)
Interest income	$166	$176
Equity in earnings of Home Savings Bank	1,009	1,160
Other expense	(36)	(38)
Income taxes	(50)	(54)

Net income	$1,089	$1,244

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	December 31,
	2004	2003
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,089	$1,244
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of Home Savings Bank	(1,009)	(1,160)
Decrease (increase) in accrued interest receivable and other assets	10	(17)
Increase in accrued expenses and other liabilities	57	(91)

Net cash provided by operating activities	147	(24)

Cash Flows from Investing Activities:
Purchase of securities available for sale	(2,000)	—
Upstream dividend from Home Savings Bank	1,232	1,234

Net cash (used in) provided by investing activities	(768)	1,234

Cash Flows from Financing Activities:
Retirement of stock purchased	(321)	—
Payment of dividends	(1,224)	(1,102)
Principal payment received on note receivable from ESOP	429	558

Net cash used in financing activities	(1,116)	(544)

Net increase (decrease) in cash and cash equivalents	(1,737)	666

Cash and cash equivalents:
Beginning	3,055	2,389

Ending	$1,318	$3,055

Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Income taxes	$24	$41

Supplemental Disclosures of Noncash Transactions:
Investing and Financing:
Change in unrealized gains on available for sale securities, net of	(153)	(90)
Change in dividends accrued	3	—

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CORPORATE INFORMATION

OFFICERS OF THE COMPANY

R. Ronald Swanner	Cris D. Turner
President, CEO and Chairman of Board	Vice-President

David L. Smith	Christopher F. Cranford
Secretary	CFO and Treasurer

DIRECTORS OF THE HOLDING COMPANY AND BANK

R. Ronald Swanner	Douglas D. Stokes
President, CEO and Chairman of Board of Home Savings Bank	Owner and President
Stokes Construction Company

Joel A. Huneycutt	Caldwell A. Holbrook, Jr.
President,	Owner of Gus Holbrook
Locust Lumber Company	General Contractor

Greg E. Underwood	J. Banks Garrison, Jr.
Certified Public Accountant	President of South Central Oil Company
Private Practice

STOCK TRANSFER AGENT	INDEPENDENT AUDITORS	SPECIAL LEGAL COUNSEL

Registrar and Transfer Company	Dixon Hughes PLLC	Brooks, Pierce, McLendon,
10 Commerce Drive	6525 Morrison Boulevard, Suite 516	Humphrey & Leonard, LLP
Cranford, NJ 07016	Charlotte, NC 28211-3563	2000 Renaissance Plaza
230 North Elm Street
Greensboro, NC 27420

CORPORATE OFFICE

155 West South Street

P.O. Box 489

Albemarle, NC 28002-0489

FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders upon written request to South Street Financial Corp., 155 West South Street, P.O. Box 489, Albemarle, NC 28002.

ANNUAL MEETING

The 2005 annual meeting of stockholders of South Street Financial Corp. will be held at 4 p.m. on May 23, 2005 at the Company’s corporate office at 155 West South Street, Albemarle, NC.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

COMMON STOCK INFORMATION

The Company’s common stock is listed on the NASDAQ National Market under the symbol SSFC and began trading on October 3, 1996. At December 31, 2004, there were approximately 601 shareholders of record, not including the number of persons or entities where stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

	Dividends	Stock Price
	Regular	High	Low
2004:
First Quarter	$0.10	$10.80	$9.85
Second Quarter	0.10	10.50	9.13
Third Quarter	0.10	10.80	9.40
Fourth Quarter	0.10	10.23	9.05

2003:
First Quarter	$0.10	$8.48	$7.39
Second Quarter	0.10	10.88	8.27
Third Quarter	0.10	10.49	9.40
Fourth Quarter	0.10	10.90	10.03