Form 10KSB/A, Exhibit 13
period 2004-12-31
SOUTH STREET FINANCIAL CORP
filed 2005-05-06
CIK 1014964

EXHIBIT (13)

2004 ANNUAL REPORT (EXCLUDING PAGE 3, THE LETTER TO STOCKHOLDERS)

SOUTH STREET FINANCIAL CORP.

ALBEMARLE, NORTH CAROLINA

2004 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL DATA	1-2

REPORT TO STOCKHOLDERS	3

MANAGEMENT’S DISCUSSION AND ANALYSIS	4-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12

CONSOLIDATED FINANCIAL STATEMENTS

Statements of financial condition at December 31, 2004 and 2003	13

Statements of income for the years ended December 31, 2004 and 2003	14

Statements of stockholders’ equity for the years ended December 31, 2004 and 2003	15

Statements of cash flows for the years ended December 31, 2004 and 2003	16-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	18-44

CORPORATE INFORMATION	45-46

This report contains certain forward-looking statements with respect to the financial condition, results of operations and business of South Street Financial Corp. (“Company”) and Home Savings Bank of Albemarle, Inc., SSB (“Bank”). These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,” “anticipate,” “estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, (1) competition in the Bank’s markets, (2) changes in the interest rate environment, (3) general national, regional or local economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and the possible impairment of collectibility of loans, (4) legislative or regulatory changes, including changes in accounting standards, (5) significant changes in the federal and state legal and regulatory environment and tax laws, (6) the impact of changes in monetary and fiscal policies, laws, rules and regulations and (7) other risks and factors identified in the Company’s other filings with the SEC. The Company undertakes no obligation to update any forward-looking statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Years Ended December 31,
	2004	2003	2002	2001
	(In Thousands, Except Per Share Amounts)
Financial Condition Data:
Total assets	$215,551	$220,154	$224,798	$212,368
Investment securities (1)	48,140	58,243	44,564	31,510
Loans receivable, net (2)	152,431	143,344	172,184	173,132
Deposits	186,905	181,120	175,659	167,590
Borrowings	—	10,000	21,000	17,000
Stockholders’ equity	25,731	25,647	24,895	23,889
Book value per share	8.44	8.33	8.08	7.68

Operating Data:
Interest income	$10,531	$11,466	$13,879	$14,659
Interest expense	4,430	5,166	6,969	8,945

Net interest income	6,101	6,300	6,910	5,714
Provision for loan losses	90	120	100	—

Net interest income after provision for loan losses	6,011	6,180	6,810	5,714

Non-interest income	789	819	522	357

Non-interest expense:
Compensation and employee	3,445	3,534	3,372	3,111
Other	1,640	1,546	1,449	1,462

Total non-interest expense	5,085	5,080	4,821	4,573

Income before income taxes	1,715	1,919	2,511	1,498
Income tax expense	626	675	849	525

Net income	$1,089	$1,244	$1,662	$973

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At of for the Years Ended December 31,
	2004	2003	2002	2001
Selected Other Data:
Basic earnings per share	$.37	$0.43	$0.58	$0.35
Diluted earnings per share	.37	0.43	0.58	0.35
Dividends per share	.40	0.40	0.40	0.40
Dividend payout ratio (6)	108.11%	95.24%	68.97%	114.29%
Return on average assets	.51%	0.56%	0.77%	0.47%
Return on average equity	4.25%	4.92%	6.85%	4.22%
Average equity to average assets	12.04%	11.43%	11.22%	11.24%
Stockholders’ equity to end-of-period assets	11.94%	11.65%	11.07%	11.25%
Interest rate spread for period (3)	2.99%	2.84%	2.95%	2.34%
Average interest-earning assets to average interest-bearing liabilities	107.19%	107.95%	110.78%	110.92%
Net interest margin (4)	3.09%	3.04%	3.31%	2.83%
Non-performing assets to total assets at period end (5)	.22%	0.65%	0.58%	0.36%
Non-performing loans to total loans at period end	.32%	0.99%	0.74%	0.43%
Allowance for loan losses to non-performing loans at period end	83.80%	78.08%	40.42%	57.16%
Allowance for loan losses at period end as a percent of total gross loans	0.37%	0.30%	0.30%	0.24%
Net interest income, after provision for loan losses to non-interest expense	118.21%	121.65%	141.25%	120.49%
Non-interest expense to average assets	2.38%	2.30%	2.23%	2.23%
Deposit accounts	10,982	11,421	11,041	12,366
Loan accounts	2,911	2,869	3,252	3,348
Number of full service banking offices	2	2	2	2

(1)	Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.
(6)	The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

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

Comparison of Financial Condition at December 31, 2004 and 2003

During 2004, the Company’s total assets decreased by $4.6 million, or 2.1%, from $220.2 million at December 31, 2003 to $215.6 million at December 31, 2004. This decrease in our total assets resulted primarily from decreases in our liquid assets and Federal Home Bank Stock net of a increase in our net loan portfolio. Our liquid assets, consisting of cash and cash equivalents and investment securities, decreased from $62.7 million at December 31, 2003 to $50.7 million at the end of 2004, a decrease of $12.0 million. Additionally during the year, FHLB repurchased $1,058,500 worth of FHLB stock held by the Bank. The repurchase by FHLB was pursuant to a restructuring of FHLB’s capital stock.

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

	Year Ended December 31, 2004			Year Ended December 31, 2003			Year Ended December 31, 2002
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Balance	Average Interest	Average Rate
	(Dollars in thousands)
Interest earning assets:
Interest-bearing deposits (1)	$24,748	$320	1.29%	$35,177	$439	1.25%	$13,185	$290	2.20%
Investments (2)	26,764	815	3.04%	14,382	392	2.73%	19,453	862	4.43%
Loans receivable, net (5)	146,048	9,396	6.43%	157,584	10,635	6.75%	176,184	12,733	7.23%

Total interest-earning assets	197,561	10,531	5.33%	207,143	11,466	5.54%	208,822	13,885	6.65%

Non interest-earning assets	16,128			14,092			7,405

Total assets	$213,688			$221,235			$216,227

Interest-bearing liabilities:
Deposits:
Passbook savings	$32,039	432	1.34%	$31,148	488	1.57%	$27,621	546	1.98%
NOW and money market	20,227	92	45%	20,013	138	0.69%	18,450	199	1.08%
Certificates of deposit	131,275	3,886	2.96%	126,797	4,170	3.29%	124,068	5,637	4.54%
Borrowings	769	20	2.60%	13,923	370	2.66%	18,364	587	3.20%

Total interest-bearing liabilities	184,310	4,430	2.40%	191,881	5,166	2.69%	188,503	6,969	3.70%

Non-interest-bearing liabilities	3,656			4,072			3,454
Stockholders’ equity	25,722			25,282			24,270

Total liabilities and stockholders’ equity	$213,688			$221,235			$216,227

Net interest income and interest rate spread (3)		$6,101	2.93%		$6,300	2.85%		$6,916	2.95%

Net yield on average interest-earning assets (4)			3.08%			3.04%			3.31%

Ratio of average interest-earning assets to average interest-bearing liabilities	107.18%			107.95%			110.78%

(1)	Includes interest-bearing deposits and federal funds sold.
(2)	Includes investment securities and FHLB common stock.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(5)	Loans placed on nonperforming status have been included in the computation of average balances.

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

Noninterest Expense

Our compensation and benefits expense decrease $89,000 in 2004 compared to 2003. This decrease resulted from a decrease of the Company’s ESOP expenses net of an increase in the pension expense for the year. The decrease in ESOP expenses was due to a reduction in additional, discretionary contributions to the Company’s ESOP plan. The decrease in compensation and benefits expense is offset by the increase of $71,000 in data processing expense for the year.

Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 36.5% and 35.2% for the years ended December 31, 2004 and 2003, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

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

	2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
U.S. Governmental and Federal agencies	$17,000	$178	$-	$-	$17,000	$178
Mortgage-backed securities	353	1	213	55	566	56

Total temporarily impaired securities available for sale	17,353	179	213	55	17,566	234

Held to maturity:
Mortgage-backed securities	2,679	5	610	91	3,289	96

Total temporarily impaired securities	$20,032	$184	$823	$146	$20,855	$330

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

	December 31, 2004			December 31, 2003
	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$200	34.78%	61.36%	$200	35.09%	66.97%
Home equity	15	2.61%	9.35%	15	2.63%	8.49%
Residential multi-family	2	0.35%	1.24%	2	0.35%	0.55%
Nonresidential real estate	20	3.48%	15.44%	20	3.51%	13.12%
Residential construction	7	1.22%	5.35%	7	1.23%	3.13%
Land	5	0.87%	2.36%	5	0.88%	3.50%
Line of credit	5	0.87%	0.35%	5	0.88%	0.88%

Total real estate loans	254	44.17%	95.46%	254	44.57%	96.64%

Commercial/consumer loans:
Commercial loans	130	22.61%	3.07%	125	21.93%	1.99%
Share and other	15	2.61%	1.41%	15	2.63%	1.31%
Credit reserve	10	1.74%	0.06%	10	1.75%	0.06%

Total commercial/ consumer loans	155	26.96%	4.54%	150	26.31%	3.36%

Unallocated	166	28.87%		166	29.12%

Total	$575	100.00%	100.00%	$570	100.00%	100.00%

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

Note 7. Borrowings

Borrowings consisting of advances from the Federal Home Loan Bank of Atlanta were as follows at December 31, 2004 and 2003:

		Amount
Maturity	Call Feature	2004	2003	Rate
Due on February 27, 2004	None	—	10,000,000	2.45%Fixed

Total FHLB borrowings		$—	$10,000,000

Total weighted average rate		2.45%	2.45%

Maximum amount outstanding during year		$10,000,000	$21,000,000

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