Form 10KSB, Exhibit 13
period 2005-12-31
SOUTH STREET FINANCIAL CORP
filed 2006-03-31
CIK 1014964

EXHIBIT (13)

SOUTH STREET FINANCIAL CORP.

ALBEMARLE, NORTH CAROLINA

2005 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL DATA	1-2

REPORT TO STOCKHOLDERS	3

MANAGEMENT’S DISCUSSION AND ANALYSIS	4-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12

CONSOLIDATED FINANCIAL STATEMENTS

Statements of financial condition at December 31, 2005 and 2004	13

Statements of income for the years ended December 31, 2005 and 2004	14

Statements of stockholders’ equity for the years ended December 31, 2005 and 2004	15

Statements of cash flows for the years ended December 31, 2005 and 2004	16-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	18-44

CORPORATE INFORMATION	45-46

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Years Ended December 31,
	2005	2004	2003	2002	2001
	(In Thousands, Except Per Share Amounts)
Financial Condition Data:
Total assets	$243,233	$215,551	$220,154	$224,798	$212,368
Investment securities (1)	39,063	48,140	58,243	44,564	31,510
Loans receivable, net (2)	183,212	152,431	143,344	172,184	173,132
Deposits	198,634	186,905	181,120	175,659	167,590
Borrowings	15,000	—	10,000	21,000	17,000
Stockholders’ equity	25,970	25,731	25,647	24,895	23,889
Book value per share	8.66	8.44	8.33	8.08	7.68

Operating Data:
Interest income	$12,663	$10,531	$11,466	$13,879	$14,659
Interest expense	5,271	4,430	5,166	6,969	8,945

Net interest income	7,392	6,101	6,300	6,910	5,714
Provision for loan losses	120	90	120	100	—

Net interest income after provision for loan losses	7,272	6,011	6,180	6,810	5,714

Non-interest income	856	789	819	522	357

Non-interest expense:
Compensation and employee	3,843	3,445	3,534	3,372	3,111
Other	1,893	1,640	1,546	1,449	1,462

Total non-interest expense	5,736	5,085	5,080	4,821	4,573

Income before income taxes	2,392	1,715	1,919	2,511	1,498
Income tax expense	812	626	675	849	525

Net income	$1,580	$1,089	$1,244	$1,662	$973

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Years Ended December 31,
	2005	2004	2003	2002	2001
	(In Thousands, Except Per Share Amounts)
Selected Other Data:
Basic earnings per share	$.54	$.37	$0.43	$0.58	$0.35
Diluted earnings per share	.54	.37	0.43	0.58	0.35
Dividends per share	.40	.40	0.40	0.40	0.40
Dividend payout ratio (6)	74.49%	108.11%	95.24%	68.97%	114.29%
Return on average assets	.70%	.51%	0.56%	0.77%	0.47%
Return on average equity	6.13%	4.25%	4.92%	6.85%	4.22%
Average equity to average assets	11.48%	12.04%	11.43%	11.22%	11.24%
Stockholders’ equity to end-of-period assets	10.68%	11.94%	11.65%	11.07%	11.25%
Interest rate spread for period (3)	3.42%	2.99%	2.84%	2.95%	2.34%
Average interest-earning assets to average interest-bearing liabilities	106.11%	107.18%	107.95%	110.78%	110.92%
Net interest margin (4)	3.58%	3.09%	3.04%	3.31%	2.83%
Non-performing assets to total assets at period end (5)	.36%	.22%	0.65%	0.58%	0.36%
Non-performing loans to total loans at period end	.35%	.32%	0.99%	0.74%	0.43%
Allowance for loan losses to non-performing loans at period end	104.73%	83.80%	78.08%	40.42%	57.16%
Allowance for loan losses at period end as a percent of total gross loans	.37%	0.37%	0.30%	0.30%	0.24%
Net interest income, after provision for loan losses to non-interest expense	126.77%	118.21%	121.65%	141.25%	120.49%
Non-interest expense to average assets	2.55%	2.38%	2.30%	2.23%	2.23%
Deposit accounts	11,213	10,982	11,421	11,041	12,366
Loan accounts	3,212	2,911	2,869	3,252	3,348
Number of full service banking offices	3	2	2	2	2

(1)	Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.
(6)	The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

South Street Financial Corp. and Subsidiary

Report to Stockholders

Dear Stockholders:

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis is intended to assist readers in understanding the results of operations in 2005 and 2004 and changes in financial position at December 31, 2005. This discussion and analysis is intended to complement and should be read in conjunction with the audited consolidated financial statements of the Company and related notes appearing elsewhere in this annual report to stockholders.

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

During 1998, the Bank formed a wholly owned subsidiary, South Street Development Corporation (SSDC) with a $1.8 million cash investment. SSDC then invested $10,000 for a 50% interest in Park Ridge Associates, LLC (Park Ridge). The other 50% interest in Park Ridge was owned by an outside individual until 2000, when SSDC purchased the remaining interest and Park Ridge became a 100% subsidiary of SSDC. In June 1998, Park Ridge acquired 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. The joint venture was created to acquire and develop the property into a premier residential subdivision. As of December 2005, 16 of the 30 lots to be sold had been committed to buyers.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis contains the consolidated financial results for the Company, Home Savings, SSDC for the years ended December 31, 2005 and 2004. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2005 and 2004, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the Company unless otherwise noted.

Comparison of Financial Condition at December 31, 2005 and 2004

During 2005, the Company’s total assets increased by $27.7 million, or 12.8%, from $215.6 million at December 31, 2004 to $243.2 million at December 31, 2005. This increase in our total assets resulted primarily from increases in our loan portfolio and Federal Home Bank Stock net of a decrease in our liquid assets. Our loan portfolio increased from $152.4 million at December 31, 2004 to $183.2 million at the end of 2005, an increase of $30.8 million. Additionally during the year we purchased $666,000 worth of FHLB stock. Our liquid assets, consisting of cash and cash equivalents and investment securities, decreased from $50.7 million at December 31, 2004 to $43.7 million at the end of 2005, a decrease of $7.0 million.

Also during 2005, deposits from our customers increased by $11.7 million to $198.6 million at December 31, 2005 compared with $186.9 with million at the beginning of the year, with most of the increase occurring in certificates of deposit, which cost the Company significantly more than do demand accounts. The liquidity provided from these additional deposits, combined with the increase in borrowings, which consist solely of advances from the Federal Home Loan Bank, from no outstanding balance at the beginning of the year to $15.0 million at December 31, 2005, an increase of $15.0 million or 100%, provided funds for the aforementioned loan portfolio.

Stockholders’ equity increased by $239,000 during 2005. This net increase was the result of several factors. Items which increased stockholders’ equity were: net income of $1.6 million, amortization of compensation expense of $399,000, and amortization of the return of capital dividends paid on unvested ESOP shares of $128,000. These increases were offset by the following items which decreased stockholders’ equity: Unrealized losses on available for sale investment securities of $129,000, the payment of quarterly cash dividends totaling $1.2 million, or $.40 per share, and the repurchase of company stock in the amount of $468,000.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

Comparison of Operating Results for the Years Ended December 31, 2005 and 2004

Net Income

The Company earned net income of $1.6 million or $.54 per share for 2005, as compared with net income of $1.1 million or $.37 per share in 2004. This increase of $500,000 or $.17 per share is principally attributable to the increase in our net interest income during 2005, which is analyzed further in the discussion that follows.

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

Net interest income increased to $7.4 million for the year ended December 31, 2005, compared to the $6.1 million earned in 2004, an increase of $1.3 million, as the increase in our interest income surpassed the increase in our interest expense. During 2005 our level of average interest earning assets increased from $197.5 million in 2004 to $206.5 million, and the average rate we earned on those assets increased 80 basis points from 5.33% in 2004 to 6.13% in 2005. The combined effect of these increases resulted in the increase in our interest income of $2.1million. This increase in our interest income, however, was somewhat negated by the increase in our interest expense during 2005. While our average interest-bearing liabilities increased from $184.3 million in 2004 to $194.4 million in 2005, it is important to note that much of this increase occurred in our advances from the FHLB and the increase in our certificates of deposits, which have rates significantly higher than our other types of interest-bearing liabilities. Additionally, the average rate we paid for our interest-bearing liabilities during the year increased 31 basis points from 2.40% in 2004 to 2.71% in 2005.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

	Year Ended December 31, 2005 vs. 2004			Year Ended December 31, 2004 vs. 2003
	Increase (Decrease) Due To			Increase
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-bearing deposits	$(164)	$130	$(34)	$(133)	$14	$(119)
Investments	100	135	235	357	66	423
Loans receivable, net	1,183	748	1,931	(760)	(479)	(1,239)

Total interest income	1,119	1,013	2,132	(536)	(399)	(935)

Interest expense:
Deposits:
Passbook savings	(5)	77	72	13	(69)	(56)
NOW and money market	11	2	13	1	(47)	(46)
Certificates of deposit	136	370	506	140	(424)	(284)
Borrowings	94	156	250	(346)	(4)	(350)

Total interest expense	236	605	841	(192)	(544)	(736)

Net interest income and increase (decrease)	$883	$408	$1,291	$(344)	$145	$(199)

The following table provides additional information concerning the Company’s yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2005, 2004 and 2003, respectively.

	Year Ended December 31, 2005			Year Ended December 31, 2004			Year Ended December 31, 2003
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Balance	Average Interest	Average Rate
	(Dollars in thousands)
Interest earning assets:
Interest-bearing deposits (1)	$12,017	$286	2.38%	$24,748	$320	1.29%	$35,177	$439	1.25%
Investments (2)	30,065	1,050	3.49%	26,764	815	3.04%	14,382	392	2.73%
Loans receivable, net (5)	164,452	11,327	6.89%	146,048	9,396	6.43%	157,584	10,635	6.75%

Total interest-earning assets	206,534	12,663	6.13%	197,561	10,531	5.33%	207,143	11,466	5.54%

Non interest-earning assets	17,959			16,128			14,092

Total assets	$224,493			$213,688			$221,235

Interest-bearing liabilities:
Deposits:
Passbook savings	$31,685	504	1.59%	$32,039	432	1.34%	$31,148	488	1.57%
NOW and money market	22,687	105.46%		20,227	92.45%		20,013	138	0.69%
Certificates of deposit	135,867	4,392	3.23%	131,275	3,886	2.96%	126,797	4,170	3.29%
Borrowings	4,400	270	6.14%	769	20	2.60%	13,923	370	2.66%

Total interest-bearing liabilities	194,439	5,271	2.71%	184,310	4,430	2.40%	191,881	5,166	2.69%

Non-interest-bearing liabilities	4,080			3,656			4,072
Stockholders’ equity	25,774			25,722			25,282

Total liabilities and stockholders’ equity	$224,493			$213,688			$221,235

Net interest income and interest rate spread (3)		$7,392	3.42%		$6,101	2.93%		$6,300	2.85%

Net yield on average interest-earning assets (4)			3.58%			3.08%			3.04%

Ratio of average interest-earning assets to average interest-bearing liabilities	106.11%			107.18%			107.95%

(1)	Includes interest-bearing deposits and federal funds sold.
(2)	Includes investment securities and FHLB common stock.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(5)	Loans placed on nonperforming status have been included in the computation of average balances.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

Provision for Loan Losses and Asset Quality

The provision for loan losses was $120,000 during 2005 compared to $90,000 in 2004. Also during 2005, our loan charge-offs decreased from $85,000 in 2004 to $21,000. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination.

The level of our non-performing loans, which consists of nonaccrual loans, decreased from $1.3 million at December 31, 2004 to $883,000 at December 31, 2005. The Company has adopted policies that it believes provide for prudent and adequate levels of loan loss allowances. At December 31, 2005, the allowance for loan losses amounted to $674,000, which management believes is adequate to absorb losses inherent in its loan portfolio. The level of allowance for loan losses only increased by $99,000 during the year due to the $21,000 write-off mentioned above.

Noninterest Income

Non-interest income increased $67,000 during the year from $789,000 during 2004 to $856,000 in 2005. This increase resulted primarily from the increase in service charges on deposit accounts, which resulted from the aforementioned increase in our demand deposit accounts in 2005.

Noninterest Expense

Our compensation and benefits expense increased $398,000 in 2005 compared to 2004. This increase resulted from an increase of the Company’ staff during the year along with the annual increase in wages and an increase health insurance for the year. In addition to the increase in compensation and benefits expense is an increase in net occupancy expense of $173,000. This increase resulted from an increase in depreciation expense of $56,000 and the increase of expenses associated with opening the new Oakboro branch in 2005 amounting to $76,000.

Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 34.0% and 36.5% for the years ended December 31, 2005 and 2004, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

Capital Resources and Liquidity

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2005 and 2004. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of Home’s liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses Home’s ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for Home are cash provided by net loan repayments, new customer deposits, operating activities, and the sale or maturity of investment securities. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new deposits that the Company is able to generate. During the year ended December 31, 2005 cash inflow was provided by the proceeds from maturities, calls and principal repayments on securities of $1.2 million, cash provided by operating activities of $2.0 million and an increase in deposits of $11.7 million. Significant cash outflows during 2005 included purchases of investment securities of $6.0 million, net loan originations of $31.1 million, and dividend payments of $1.2 million.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home’s demand for loans and its other liquidity needs. Approximately 65% of Home’s certificates of deposit outstanding at December 31, 2005 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. Home does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home’s operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company’s liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, Home must meet certain liquidity requirements, which are established by the Administrator of the North Carolina Savings Institutions Division. Home’s liquidity ratio at December 31, 2005, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, Home believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

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

In the absence of other factors, Home’s overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, Home’s yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. Home’s gap is typically described as the difference between the amounts of such assets and liabilities that reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where Home’s interest-bearing liabilities subject to repricing exceed the level of interest-earning assets that will mature or reprice, will have a favorable impact on Home’s net interest income. At December 31, 2005, Home had a one-year sensitivity gap of negative 38.91%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home’s net interest income adversely.

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

Although Home’s asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Company’s interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 47.69%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2005, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown that reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of Home’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT'S DISCUSSION AND ANALYSIS

	At December 31, 2005
	1 Year or Less	More Than 1 Year to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Interest-bearing deposits	$6,245	$—	$—	$6,245
Federal funds sold	2,363	—	—	2,363
Securities held to maturity	1	60	5,193	5,254
Securities available for sale	11,831	10,793	1,477	24,101
Federal Home Loan Bank stock, at cost	—	—	1,100	1,100
Loans, net	52,118	24,211	106,883	183,212

Total interest-earning assets	$72,558	$35,064	$114,653	$222,275

INTEREST-BEARING LIABILITIES:
Passbook savings	$29,141	$—	$—	$29,141
NOW accounts	19,666	—	—	19,666
Money market	6,429	—	—	6,429
Certificates of deposit	93,808	49,590	—	143,398
Borrowings	10,000	5,000	—	15,000

	$159,044	$54,590	$—	$213,634

INTEREST SENSITIVITY GAP	$(86,486)	$(19,526)	$114,653	$8,641
CUMULATIVE INTEREST SENSITIVITY GAP	$(86,486)	$(106,012)	$8,641	$8,641
CUMULATIVE INTEREST SENSITIVITY GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(38.91)%	(47.69)%	3.89%		%
CUMULATIVE RATIO OF INTEREST-SENSITIVE ASSETS TO INTEREST-SENSITIVE LIABILITIES	45.62%	50.38%	104.04%	104.04%

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

Contractual Obligations, Commitments and Off-Balance Sheet Arrangements

The Company has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financial needs of its customers. See Note 14 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

Recent Accounting Pronouncements

See Note 1 to the accompanying financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

South Street Financial Corp.

Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary (the “Company”) as of December 31, 2005 and 2004 and the related consolidated statements of income, stockholders’ equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

March 30, 2006

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2005 and 2004

	2005	2004
	(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Non-interest-bearing deposits	$5,692	$3,010
Interest-bearing deposits	6,245	20,166
Federal funds sold	2,363	2,370
Securities held to maturity, fair value December 31, 2005, $5,119; December 31, 2005, $6,440	5,254	6,479
Securities available for sale	24,101	18,691
Federal Home Loan Bank stock	1,100	434
Loans receivable	183,886	153,006
Allowance for loan losses	(674)	(575)

Net loans	183,212	152,431

Real estate held for investment	653	653
Foreclosed real estate	229	57
Premises and equipment, net	4,608	2,602
Bank owned life insurance	7,573	7,245
Prepaid expenses and other assets	2,203	1,413

Total assets	$243,233	$215,551

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$198,634	$186,905
Borrowings	15,000	—
Accrued expenses and other liabilities	3,629	2,915

Total liabilities	217,263	189,820

Commitments (Note 14)
Stockholders’ Equity:
Preferred stock, no par value; authorized 5,000,000 shares; none issued	—	—
Common stock, no par value, authorized 20,000,000 shares; issued 2,999,594 shares at December 31, 2005 and 3,047,886 December 31, 2004, respectively	6,428	6,993
Unearned compensation	(159)	(287)
Unearned ESOP	(534)	(933)
Retained earnings, substantially restricted	20,483	20,076
Accumulated other comprehensive income (loss)	(248)	(118)

Total stockholders’ equity	25,970	25,731

Total liabilities and stockholders’ equity	$243,233	$215,551

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005 and 2004

	2005	2004
	(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$11,327	$9,396
Investment securities	977	715
Other interest and dividends	359	420

TOTAL INTEREST INCOME	12,663	10,531

INTEREST EXPENSE
Deposits	5,001	4,410
Borrowings	270	20

TOTAL INTEREST EXPENSE	5,271	4,430

NET INTEREST INCOME	7,392	6,101
PROVISION FOR LOAN LOSSES	120	90

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,272	6,011

NON-INTEREST INCOME
Service charges on deposit accounts	429	376
Income from bank owned life insurance	328	327
Other	99	86

TOTAL NON-INTEREST INCOME	856	789

NON-INTEREST EXPENSES
Compensation and benefits	3,843	3,445
Net occupancy and equipment	517	344
Data processing	370	372
Professional fees	148	118
Other	858	806

TOTAL NON-INTEREST EXPENSES	5,736	5,085

INCOME BEFORE INCOME TAXES	2,392	1,715
INCOME TAXES	812	626

NET INCOME	$1,580	$1,089

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.54	$0.37

DIVIDENDS PER SHARE	$0.40	$0.40

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	2,943,307	2,965,289

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005 and 2004

	Shares of Common Stock	Common Stock	Unearned Compensation	Unearned ESOP	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at December 31, 2003	3,079,867	$7,488	$(674)	$(1,362)	$20,160	$35	$25,647
Amortization of ESOP compensation	—	(174)	—	429	—	—	255
Purchases and retirement of 31,981 shares of common	31,981	(321)	—	—	—	—	(321)
Cash dividends (.40 per share)	—	—	—	—	(1,173)	—	(1,173)
Comprehensive income:
Net income	—	—	—	—	1,089	—	1,089
Net change in unrealized loss on securities available for sale, net of taxes of $98,000	—	—	—	—	—	(153)	(153)

Total comprehensive income							936

Amortization of return of capital dividend	—	—	387	—	—	—	387

Balance at December 31, 2004	3,047,886	6,993	(287)	(933)	20,076	(118)	25,731
Amortization of ESOP compensation	—	(97)	—	399	—	—	302
Purchases and retirement of 48,292 shares of common	48,292	(468)	—	—	—	—	(468)
Cash dividends (.40 per share)	—	—	—	—	(1,173)	—	(1,173)
Comprehensive income:
Net income	—	—	—	—	1,580	—	1,580
Net change in unrealized loss on securities available for sale, net of taxes of $82,000	—	—	—	—	—	(130)	(130)

Total comprehensive income							1,450

Amortization of return of capital dividend	—	—	128	—	—	—	128

Balance at December 31, 2005	2,999,594	$6,428	$(159)	$(534)	$20,483	$(248)	$25,970

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005 and 2004

	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,580	$1,089
Adjustments to reconcile net income to net cash provided by operating activities:
Net accretion of premiums and discounts on securities	60	157
Amortization of deferred loan fees	(28)	(369)
Depreciation expense	194	138
Provision for loan losses	120	90
Loss on disposal of equipment	4	—
Provision for losses on foreclosed real estate	—	78
Loss on sale of foreclosed real estate	—	(10)
Income from Bank-owned life insurance	(328)	(327)
Amortization of unearned compensation	128	387
Amortization of ESOP compensation	302	255
(Increase) decrease in prepaid expenses and other assets	(708)	604
Increase (decrease) in accrued expenses and other liabilities	714	(475)

Net cash provided by operating activities	2,038	1,617

Cash Flows from Investing Activities:
Purchase of securities available for sale	(6,018)	(17,000)
Proceeds from maturities of securities available for sale	395	10,359
Proceeds from maturities, calls and principal repayments of securities held to maturity	1,166	1,257
Loan originations and principal payments on loans, net	(31,102)	(8,363)
Purchase of office properties and equipment	(2,204)	(156)
Proceeds from sale of foreclosed assets	57	198
Purchase of FHLB Stock	(674)	—
Redemption of FHLB stock	8	1,058

Net cash used in investing activities	(38,372)	(12,647)

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2005 and 2004 (Continued)

	2005	2004
	(Dollars in thousands)
Cash Flows from Financing Activities:
Net increase in deposits	$11,729	$5,785
Payment of dividends	(1,173)	(1,170)
Purchases and retirement of common stock	(468)	(321)
Borrowings from FHLB	15,000	—
Repayments on borrowings	—	(10,000)
Payment on life insurance policies	—	(220)

Net cash (used in) provided by financing activities	25,088	(5,926)

Net decrease in cash and cash equivalents	(11,246)	(16,956)
Cash and cash equivalents:
Beginning	25,546	42,502

Ending	$14,300	$25,546

Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Interest	$5,271	$4,453
Income taxes	881	190
Supplemental Disclosures of Noncash Transactions:
Change in unrealized losses on available for sale securities, net of tax	(130)	(153)
Change in dividends accrued	(5)	3
Loans issued to finance sale of OREO	—	367

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

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2005.

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

Bank owned life insurance

In 2003, the Company purchased additional life insurance on certain of its officers and directors. The cash surrender value of these policies was approximately $7,573,000 and $7,245,000 at December 31, 2005 and 2004, respectively. The increase in the cash surrender value is included in non-interest income in the consolidated statements of operations and amounted to $328,000 and $327,000 for the years ended December 31, 2005 and 2004, respectively.

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

Earnings per share

SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the weighted average number of shares of common stock purchased by the Company’s employee stock ownership and management recognition plans, and which have not been allocated to participant accounts, are not assumed to be outstanding. The weighted average number of shares of common stock not allocated to participant accounts under the employee stock ownership plan was 76,646 and 105,679 in 2005 and 2004, respectively, while there were no unallocated shares under the management recognition plan in 2005 or 2004. The Company had no dilutive potential common shares outstanding during 2005 and 2004. The weighted average number of shares outstanding at December 31, 2005 and 2004 was 2,943,307 and 2,965,289, respectively.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

Reclassifications

Certain amounts in the 2004 financial statements have been reclassified to conform to the 2005 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

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

In December 2004, the FASB issued SFAS No. 123(R), Accounting for Stock-Based Compensation (SFAS No. 123(R)). SFAS No. 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS No. 123(R) requires that the fair value of such equity instruments be recognized as an expense in the historical financial statements as services are performed. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first reporting period that begins after December 15, 2005. Accordingly, we will adopt SFAS No. 123(R) commencing with the quarter ending March 31, 2006. Since all options granted were fully vested on December 31, 2001 there would be no cost of employee stock option compensation in our consolidated financial statements for the years ended December 31, 2005 and 2004. Accordingly, the adoption of SFAS No. 123(R) is not expected to have a material effect on our consolidated financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

Amortized cost and fair values of securities are summarized as follows:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$22,997	$—	$(372)	$22,625
Mortgage-backed securities	874	9	(43)	840
Equity securities	636	—	—	636

	$24,507	$9	$(415)	$24,101

Securities held to maturity:
Mortgage-backed securities and related securities	$5,254	$17	$(152)	$5,119

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$17,000	$—	$(178)	$16,822
Mortgage-backed securities	1,285	40	(56)	1,269
Equity securities	600	—	—	600

	$18,885	$40	$(234)	$18,691

Securities held to maturity:
Mortgage-backed securities and related securities	$6,479	$57	$(96)	$6,440

The amortized cost and fair values of securities as of December 31, 2005 by contractual maturity are shown below. Actual maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Due within 1 year	$11,997	$11,832
Due after one but within five years	11,000	10,792
Due after five but within ten years	483	493
Due after ten years	391	348
Equity securities	636	636

	$24,507	$24,101

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities held to maturity:
Due within 1 year	$1	$1
Due after one but within five years	60	62
Due after five but within ten years	4	4
Due after ten years	5,189	5,052

	$5,254	$5,119

There were no sales of securities in 2005 or 2004.

The Company had pledged securities with an amortized cost of $11.0 million and $12.0 million at December 31, 2005 and 2004, respectively, as collateral for public deposits and treasury and tax loan accounts.

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company’s investment portfolio at December 31, 2005:

	Carrying Value
	1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$11,832	$10,793	$—	$—	$22,625
Mortgage-backed securities			493	347	840
Equity securities	636	—	—	—	636
Securities held to maturity:
Mortgage-backed securities and related securities	1	60	4	5,189	5,254
Other investments:
Interest-earning deposits	6,245	—	—	—	6,245
Federal funds sold	2,363	—	—	—	2,363
Federal Home Loan Bank stock	—	—	—	1,100	1,100

	$21,077	$10,853	$497	$6,636	$39,063

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

The following table sets forth the weighted average yield by maturity of the Company’s investment portfolio at December 31, 2005:

	Weighted Average Yields
	1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
Securities available for sale: (1)
U. S. Government and federal agencies obligations	2.73%	3.21%	0.00%	0.00%	2.96%
Mortgage-backed securities	0.00%	0.00%	5.78%	6.50%	6.10%
Equity securities	0.00%	0.00%	0.00%	1.35%	1.35%
Securities held to maturity:
Mortgage-backed securities and related securities	7.50%	8.72%	8.00%	5.10%	5.14%
Other investments:
Interest-earning deposits	4.18%	0.00%	0.00%	0.00%	4.18%
Federal funds sold	3.06%	0.00%	0.00%	0.00%	3.06%
Federal Home Loan Bank stock	0.00%	0.00%	0.00%	2.70%	2.70%

	3.21%	3.24%	5.79%	4.40%	3.48%

(1)	Average yields based on amortized cost.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005 and 2004. This unrealized loss on investment securities is a result of volatility in the market during 2005 and relates to several mortgage backed securities as well as several federal agencies. The unrealized loss on this investment security is considered by management to be temporary given the credit rating on the investment security and the short duration of the unrealized loss.

	2005
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
U.S. Governmental and Federal agencies	$5,929	$68	$16,696	$304	$22,625	$372
Mortgage-backed securities	—	—	347	43	347	43

Total temporarily impaired securities available for sale	5,929	68	17,043	347	22,972	415

Held to maturity:
Mortgage-backed securities	2,194	55	2,647	97	4,841	152

Total temporarily impaired securities	$8,123	$123	$19,690	$444	$27,813	$567

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

	2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
U.S. Governmental and Federal agencies	$16,822	$178	$—	$—	$16,822	$178
Mortgage-backed securities	353	1	213	55	566	56

Total temporarily impaired securities available for sale	17,175	179	213	55	17,388	234

Held to maturity:
Mortgage-backed securities	2,679	5	610	91	3,289	96

Total temporarily impaired securities	$19,854	$184	$823	$146	$20,677	$330

Investments in Equity Securities Carried at Cost

The aggregate cost of the Company’s cost method investments, consisting of securities in Federal Home Loan Bank, Nexity Bank and Bankers Bank amounted to $1,100,000, $300,000 and $300,000, respectively and totaled $1,700,000 at December 31, 2005. The Company estimated that the fair value equaled or exceeded the cost of these investments (that is, the investments were not impaired). The investment in Federal Home Loan Bank stock is not reflected in investment securities; the investment is carried as a separate line item in the financial statements.

Note 3. Loans Receivable

Loans receivable are summarized below:

	December 31, 2005		December 31, 2004
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$109,697	58.26%	$86,429	61.36%
Home equity	17,403	9.24%	14,660	9.35%
Residential multi-family	1,895	1.01%	1,944	1.24%
Nonresidential real estate	29,344	15.59%	24,221	15.44%
Residential construction	10,226	5.43%	8,387	5.35%
Land	8,214	4.36%	3,708	2.36%
Line of credit	357.19%		549	0.35%

Total real estate loans	177,136	94.08%	139,898	95.46%

Commercial/consumer loans:
Commercial	8,584	4.55%	14,635	3.07%
Share and other	2,439	1.30%	2,212	1.41%
Credit reserve	125.07%		90	0.06%

Total commercial/consumer loans	11,148	5.92%	16,937	4.54%

Subtotal	188,284	100.00%	156,835	100.00%

Allowance for loan losses	(674)		(575)
Net deferred loan fees	(192)		(220)
Loans in process	(4,206)		(3,609)

Total	$183,212		$152,431

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth the time to contractual maturity of the Company’s loan portfolio at December 31, 2005. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments. Amounts in the table are net of loans in process, unamortized loan fees, and the allowance for loan losses.

	At December 31, 2005
	1 Year or Less	More than 1 Year to 5 Years	Greater Than 5 Years	Total
	(Dollars in thousands)
Residential 1-4 family	$9,455	$6,831	$89,204	$105,490
All other loans	43,529	17,380	17,679	78,588
Net deferred loan fees	(192)	—	—	(192)
Allowance for loan losses	(674)	—	—	(674)

Totals	$52,118	$24,211	$106,883	$183,212

The following table sets forth the dollar amount at December 31, 2005 of all loans maturing or repricing on or after December 31, 2006 which have fixed or adjustable interest rates.

	Fixed Rates	Adjustable Rates
	(Dollars in thousands)
Residential 1-4 family	$87,110	$8,925
All other loans	20,526	14,533

	$107,636	$23,458

The following is an analysis of the allowance for loan losses:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Balance, beginning of year	$575	$570
Provision for loan losses	120	90
Net charge-offs:
Consumer	6	—
Commercial	15	85

Balance, end of year	$674	$575

Net charge-offs as a percent of average loans	0.01%	0.06%
Allowance at period end as a percent of nonperforming loans	76.33%	42.94%
Allowance at period end as a percent of nonperforming assets	60.61%	41.19%
Allowance at period end as a percent of total gross loans	0.36%	0.37%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

	December 31, 2005			December 31, 2004
	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$200	29.68%	58.26%	$200	34.78%	61.36%
Home equity	17	2.52%	9.24%	15	2.61%	9.35%
Residential multi-family	2	0.30%	1.01%	2	0.35%	1.24%
Nonresidential real estate	30	4.45%	15.59%	20	3.48%	15.44%
Residential construction	13	1.93%	5.43%	7	1.22%	5.35%
Land	5	0.74%	4.36%	5	0.87%	2.36%
Line of credit	5	0.74%	0.19%	5	0.87%	0.35%

Total real estate loans	272	40.36%	94.08%	254	44.17%	95.46%

Commercial/consumer loans:
Commercial loans	175	25.97%	4.56%	130	22.61%	3.07%
Share and other	17	2.52%	1.30%	15	2.61%	1.41%
Credit reserve	10	1.48%	0.06%	10	1.74%	0.06%

Total commercial/ consumer loans	202	29.97%	5.92%	155	26.96%	4.54%

Unallocated	200	29.67%		166	28.87%

Total	$674	100.00%	100.00%	$575	100.00%	100.00%

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Company establish a specific allowance for impaired loans and disclosure of the Company’s method of accounting for interest income on impaired loans. The Company assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to approximately $883,000 and $1,339,000 and had related allowance for loan losses of $152,000 and $104,000 at December 31, 2005 and 2004, respectively. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not material in 2005 or 2004.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth information with respect to nonperforming assets identified by the Company, including nonaccrual loans.

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Nonaccrual loans	$883	$1,339
Foreclosed real estate	229	57

Total non-performing assets	$1,112	$1,396

Non-performing loans to total gross loans	0.48%	0.88%

Non-performing assets to total assets	0.46%	0.65%

Total assets	$243,233	$215,551

Total gross loans	$183,886	$153,006

Officers and directors of the Company were indebted to the Company for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Balance, beginning	$6,148	$7,558
Originations	3,285	52
Payments received	(678)	(1,462)

Balance, ending	$8,755	$6,148

Note 4. Premises and Equipment

Premises and equipment consist of the following:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Land	$1,597	$1,095
Buildings and improvements	3,664	2,217
Furniture and equipment	1,246	1,010

	6,507	4,322
Less accumulated depreciation	(1,899)	(1,720)

	$4,608	$2,602

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan

The Company has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee’s expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $237,000 and $235,000 for the years ended December 31, 2005 and 2004, respectively, and is included in compensation and benefits in the accompanying consolidated statements of income.

The following tables set forth the Plan’s status as of and for the years ended:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation, beginning	$2,717	$2,061
Service cost	124	116
Interest cost	176	160
Actuarial (gain) loss	213	462
Benefits paid	—	(82)

Benefit obligation, ending	3,230	2,717

Change in plan assets:
Fair value of plan assets, beginning	1,514	1,313
Actual return on plan assets	138	115
Employer contribution	229	168
Benefits paid	—	(82)

Fair value of plan assets, ending	1,881	1,514

Funded status	(1,349)	(1,203)
Unrecognized net actuarial loss	1,217	1,046
Unrecognized prior service cost	135	168

Prepaid pension benefit cost	$3	$11

At December 31, 2005 and 2004, the assumptions used to determine the benefit obligation are as follows:

	Year Ended December 31,
	2005	2004
Discount rate	7.0%	6.5%
Rate of compensation increase	3.5%	3.5%

The components of net periodic pension cost are as follows:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Service cost	$124	$116
Interest cost	176	160
Expected return on plan assets	(126)	(108)
Amortization of prior service cost	34	34
Recognized net actuarial loss	29	33

Net periodic benefit cost	$237	$235

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan (Continued)

For the years ended December 31, 2005 and 2004 the assumptions used to determine net periodic pension cost are as follows:

	Year Ended December 31,
	2005	2004
Discount rate	7.5%	6.5%
Expected rate of return on plan assets	7.5%	6.5%
Rate of compensation increase	3.5%	3.5%

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

The Company’s pension plan weighted average asset allocations at December 31, 2005 and 2004.

Asset Category	2005	2004
Cash and cash equivalents	100.00%	100.00%

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

The Bank expects to contribute to the Plan during 2005 approximately $ 229,000.

The Bank’s projected benefit payments:

2006	$—
2007	—
2008	12,306
2009	48,241
2010	86,136
2011-2016	1,001,779

Total	$1,148,462

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits

Deposits are summarized as follows:

	December 31, 2005			December 31, 2004
	Amount	Average Rate	% of Deposits	Amount	Average Rate	% of Deposits
	(Dollars in thousands)
Demand accounts:
Passbook savings	$29,141	1.73%	14.67%	$32,099	1.34%	17.17%
NOW accounts	19,666.14%		9.90%	13,213	0.19%	7.08%
Money market	6,430	1.19%	3.24%	6,688	0.90%	3.58%

Total demand deposits	55,237	1.10%	27.81%	52,020	0.99%	27.83%
Certificates of deposit	143,397	3.06%	72.19%	134,905	2.96%	72.17%

Total deposits	$198,634	2.52%	100.00%	$186,905	2.40%	100.00%

At December 31, 2005, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,	Amount
(Dollars in thousands)
2006	$93,848
2007	25,592
2008	18,646
2009	5,054
2010	257

$143,397

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $57,308,000 and $48,346,000 at December 31, 2005 and 2004, respectively.

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

December 31, 2005
(Dollars in thousands)
Maturity period:
Within 3 months or less	$8,044
Over 3 months through 6 months	15,383
Over 6 months through 12 months	15,536
Over 12 months	18,345

$57,308

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits (Continued)

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Passbook savings	$504	$432
NOW and money market	105	91
Certificates of deposit	4,392	3,887

	$5,001	$4,410

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

Note 7. Borrowings

Borrowings consisting of advances from the Federal Home Loan Bank of Atlanta were as follows at December 31, 2005 and 2004:

		Amount
Maturity	Call Feature	2005	2004	Rate
Due on May 25, 2006	None	$5,000,000	—	3.85% Fixed
Due on August 30, 2006	None	5,000,000	—	4.35% Fixed
Due on February 20, 2007	None	5,000,000	—	4.66% Fixed

Total FHLB borrowings		$15,000,000	$—

Total weighted average rate		4.29%	2.45%

Maximum amount outstanding during year		$18,000,000	$10,000,000

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company’s FHLB stock and qualifying first mortgage loans. The balance of qualifying first mortgage loans as of December 31, 2005 was approximately $109 million. This agreement with the FHLB provides for a line of credit up to 15% of the Company’s assets.

Note 8 - Leases

The Bank leases its Oakboro office building located at 117 North Main Street. The lease term is for three years ending March 31, 2008 with renewal options through 2011. Future rentals under these leases are as follows:

2006	$18,000
2007	18,000
2008	4,500

$40,500

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 9. Other Benefit Plans

Deferred Compensation Agreements

The Company has entered into deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for four executive officers. Vested benefits under these agreements are payable in monthly installments over the remaining life of participants after retirement. The present value of the liability for the benefits is being accrued over the service life of the underlying agreements, which amounted to $2,373,000 and $2,340,000 at December 31, 2005 and 2004, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $125,000 and $92,000 for the years ended December 31, 2005 and 2004, respectively.

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

Note 10. Management Recognition Plan and Stock Option Plan

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

A summary of the Company’s option plans as of and for the years ended December 31, 2005 and 2004 is as follows:

		Outstanding Options		Exercisable Options
	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2003	—	449,650	$12.00	449,650	$12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2004	—	449,650	12.00	449,650	12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2005	—	449,650	$12.00	449,650	$12.00

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

The Company must also recapture over a six year period its tax bad debt reserves which accumulated from 1987 through 1996 and amount to approximately $1,023,000. The tax associated with the recaptured reserve is approximately $350,000. The recapture was scheduled to begin with the Company’s 1997 year but was delayed two years because the Company originated a required minimum level of mortgage loans over this period. Deferred income taxes have been previously established for the taxes associated with the recaptured reserves, and the ultimate payment of the taxes will not result in a charge to earnings. The Company recaptured the remaining amount of this reserve by December 31, 2004.

Deferred taxes have been provided for certain increases in the Company’s tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2005, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2,870,000, the balance at September 30, 1987, for which no deferred taxes have been provided because the Company does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1,125,000 as of December 31, 2005.

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified as other assets in the statements of financial condition) are as follows:

Deferred income taxes consist of the following:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Deferred tax assets:
Deferred compensation and supplemental income	$915	$898
Allowance for loan losses	260	222
Capital loss carryover	—	54
Investment in LLC	67	67
Unrealized loss on securities available for sale	158	76
Other	52	13

Total deferred tax assets	1,452	1,330

Deferred tax liabilities:
Net deferred loan fees and costs	219	226
Federal Home Loan Bank dividends	64	64
Prepaid expenses	18	21
Premises and equipment	77	94
Other	5	4

Total deferred tax liabilities	383	409

Net deferred tax assets	$1,069	$921

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Tax Matters (Continued)

The Company has no valuation allowance at December 31, 2005 or 2004 because management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Allocation of income tax expense between current and deferred portions is as follows:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Current tax expense	$878	$953
Deferred tax provision (benefit)	(66)	(327)

	$812	$626

The difference between the provision for income taxes and the amounts applied by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	Year Ended December 31,
	2005	2004
	(Dollars in thousands)
Expense computed at statutory rate of 34%	$813	$583
Effect of state income taxes	59	78
Nontaxable increase in cash surrender value	(55)	(76)
Nondeductible ESOP expenses	8	104
Other, net	(13)	(63)

	$812	$626

Note 12. Stockholders’ Equity

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

During the years ended December 31, 2005 and 2004, the Bank paid $1,213,370 and $1,231,866, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 per share during each of the years ended December 31, 2005 and 2004, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Stockholders’ Equity (Continued)

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possibly additional discretionary—actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative regulatory accounting practices. The Company’s and the Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

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

As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank complied with all of the capital requirements at December 31, 2005 and 2004, as presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2005:
Total Capital to Risk Weighted Assets:
Consolidated	$26,892	16.83%	$12,786	8.0%	N/A	N/A
Bank	23,615	14.77%	12,786	8.0%		10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	$26,218	16.40%	$6,393	4.0%	N/A	N/A
Bank	22,941	14.35%	6,393	4.0%		6.0%
Tier 1 Capital to Average Assets:
Consolidated	$26,218	11.06%	$7,112	3.0%	N/A	N/A
Bank	22,941	9.76%	7,112	3.0%		5.0%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Stockholders’ Equity (Continued)

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2004:
Total Capital to Risk Weighted Assets:
Consolidated	$26,423	20.00%	$10,571	8.0%	N/A	N/A
Bank	23,264	17.60%	10,571	8.0%	13,213	10.0%
Tier 1 Capital to Risk Weighted Assets:
Consolidated	$25,849	19.56%	$5,285	4.0%	N/A	N/A
Bank	22,690	17.17%	5,285	4.0%	7,928	6.0%
Tier 1 Capital to Average Assets:
Consolidated	$25,849	11.98%	$6,472	3.0%	N/A	N/A
Bank	22,690	10.70%	6,472	3.0%	10,787	5.0%

Note 13. Employee Stock Ownership Plan

The Company has established an ESOP to benefit all qualified employees. The ESOP purchased 359,720 shares of common stock in the open market subsequent to the Conversion with proceeds received from a loan from the Company. The ESOP purchased 168,448 additional shares with proceeds received from the return of capital dividend paid by the Company in 1998.

The Company’s note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Company in amounts sufficient to retire the debt. At December 31, 2005, the outstanding balance of the unaudited shares is $534,000, and is presented as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and dividends from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2005 and 2004, $128,000 and $387,000, respectively, was amortized as compensation expense.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee Stock Ownership Plan (Continued)

Net expenses of $302,000 and $255,000 have been recorded during the years ended December 31, 2005 and 2004, respectively, in connection with the ESOP. The expenses represent the difference between the fair value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP has been debited to common stock in accordance with the provisions of AICPA Statement of Position 93-6.

At December 31, 2005, 378,196 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2005, based on a fair value of the ESOP shares released or committed to be released is approximately $3,593,000. The fair value of the unallocated shares is $529,000 at December 31, 2005. This commitment will fluctuate based on the fair value of the shares.

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

A summary of the contract amounts (in thousands) of the Company’s exposure to off-balance sheet credit risk as of December 31, 2005 is as follows:

Financial instruments whose contract amounts represent credit risk:

Commitments to extend credit	$10,175
Undisbursed lines of credit	13,710
Undisbursed portion of construction loans	4,206

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

Note 15. Fair Value of Financial Instruments

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

Financial Instruments with Off-Balance Sheet Risk

With regard to financial instruments with off-balance sheet risk discussed in Note 14, it is not practicable to estimate the fair value of future financing commitments. The large majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity. Therefore, the fair value for these financial instruments is considered to be immaterial.

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2005 and 2004:

	2005		2004
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$5,692	$5,692	$3,010	$3,010
Interest-bearing deposits and federal funds sold	8,608	8,608	22,566	22,566
Held to maturity investments	5,254	5,119	6,479	6,440
Available for sale investments	24,101	24,101	18,691	18,691
Loans, net	183,212	183,829	152,431	153,424
Federal Home Loan Bank stock	1,100	1,100	434	434
Bank owned life insurance	7,573	7,573	7,245	7,245

Financial liabilities:
Deposits	198,634	197,007	186,905	187,794
Borrowings	15,000	15,000	—	—

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Parent Company Financial Data

Condensed Balance Sheets

	December 31,
	2005	2004
	(Dollars in thousands)
Assets:
Cash	$4	$2
Federal funds sold	1,310	1,316
Securities available for sale	2,267	2,278
Accrued interest receivable	17	23
Other assets	6	10
Investment in Home Savings Bank	22,808	22,585

	$26,412	$26,214

Liabilities and Stockholders’ Equity:
Liabilities:
Other liabilities	$442	$483

Stockholders’ Equity:
Common stock	6,428	6,993
Unearned compensation	(159)	(287)
Unearned ESOP	(534)	(933)
Retained earnings	20,483	20,076
Accumulated other comprehensive income (loss)	(248)	(118)

	25,970	25,731

	$26,412	$26,214

Condensed Statements of Income

	Years Ended December 31,
	2005	2004
	(Dollars in thousands)
Interest income	$169	$166
Equity in earnings of Home Savings Bank	1,489	1,009
Other expense	(42)	(36)
Income taxes	(36)	(50)

Net income	$1,580	$1,089

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Parent Company Financial Data (Continued)

Condensed Statements of Cash Flows

	Years Ended December 31,
	2005	2004
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,580	$1,089
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of Home Savings Bank	(1,489)	(1,009)
Upstream dividend from Home Savings Bank	1,213	1,232
Decrease in accrued interest receivable and other assets	10	10
Increase in accrued expenses and other liabilities	(35)	57

Net cash provided by operating activities	1,279	1,379

Cash Flows from Investing Activities:
Purchase of securities available for sale	—	(2,000)
Principal payment received on note receivable from ESOP	398	429

Net cash (used in) provided by investing activities	398	(1,571)

Cash Flows from Financing Activities:
Retirement of stock purchased	(468)	(321)
Payment of dividends	(1,213)	(1,224)

Net cash used in financing activities	(1,681)	(1,545)

Net increase (decrease) in cash and cash equivalents	(4)	(1,737)

Cash and cash equivalents:
Beginning	1,318	3,055

Ending	$1,314	$1,318

Supplemental Disclosures of Cash Flow Information:
Cash payments for:
Income taxes	$41	$24
Supplemental Disclosures of Noncash Transactions:
Investing and Financing:
Change in unrealized losses on available for sale securities, net of taxes	(130)	(153)
Change in dividends accrued	(5)	3

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CORPORATE INFORMATION

OFFICERS OF THE COMPANY

R. Ronald Swanner	Cris D. Turner
President, CEO and Chairman of Board	Vice-President

David L. Smith	Christopher F. Cranford
Secretary	CFO and Treasurer

Melody M Goins	Janice M. Smith
Vice-President	Assistant Secretary

DIRECTORS OF THE HOLDING COMPANY AND BANK

R. Ronald Swanner	Douglas D. Stokes
President, CEO and Chairman of Board of Home Savings Bank	Owner and President Stokes Construction Company

Joel A. Huneycutt	Caldwell A. Holbrook, Jr.
President,	Owner of Gus Holbrook
Locust Lumber Company	General Contractor

Greg E. Underwood	J. Banks Garrison, Jr.
Certified Public Accountant	President of South Central
Private Practice	Oil Company

STOCK TRANSFER AGENT Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016	INDEPENDENT AUDITORS Dixon Hughes PLLC 6525 Morrison Boulevard, Suite 516 Charlotte, NC 28211-3563	SPECIAL LEGAL COUNSEL Brooks, Pierce, McLendon, Humphrey & Leonard, LLP 2000 Renaissance Plaza 230 North Elm Street Greensboro, NC 27420

CORPORATE OFFICE 155 West South Street P.O. Box 489 Albemarle, NC 28002-0489

FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders upon written request to South Street Financial Corp., 155 West South Street, P.O. Box 489, Albemarle, NC 28002.

ANNUAL MEETING

The 2006 annual meeting of stockholders of South Street Financial Corp. will be held at 4 p.m. on May 22, 2006 at the Company’s corporate office at 155 West South Street, Albemarle, NC.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

COMMON STOCK INFORMATION

The Company’s common stock is listed on the NASDAQ National Market under the symbol SSFC and began trading on October 3, 1996. At December 31, 2005, there were approximately 572 shareholders of record, not including the number of persons or entities where stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

	Dividends	Stock Price
	Regular	High	Low
2005:
First Quarter	$0.10	$10.24	$9.30
Second Quarter	0.10	10.00	9.41
Third Quarter	0.10	10.00	9.25
Fourth Quarter	0.10	10.00	9.00

2004:
First Quarter	$0.10	$10.80	$9.85
Second Quarter	0.10	10.50	9.13
Third Quarter	0.10	10.80	9.40
Fourth Quarter	0.10	10.23	9.05