Form 10KSB, Exhibit 13
period 2006-12-31
SOUTH STREET FINANCIAL CORP
filed 2007-04-12
CIK 1014964

EXHIBIT (13)

SOUTH STREET FINANCIAL CORP.

ALBEMARLE, NORTH CAROLINA

2006 ANNUAL REPORT

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

TABLE OF CONTENTS

SELECTED CONSOLIDATED FINANCIAL DATA	1-2

REPORT TO STOCKHOLDERS	3

MANAGEMENT’S DISCUSSION AND ANALYSIS	4-11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	12

CONSOLIDATED FINANCIAL STATEMENTS

Statements of financial condition at December 31, 2006 and 2005	13

Statements of income for the years ended December 31, 2006 and 2005	14

Statements of stockholders’ equity for the years ended December 31, 2006 and 2005	15

Statements of cash flows for the years ended December 31, 2006 and 2005	16-17

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	18-45

CORPORATE INFORMATION	46-47

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(In Thousands, Except Per Share Amounts)
Financial Condition Data:
Total assets	$276,986	$243,233	$215,551	$220,154	$224,798
Investment securities (1)	44,155	39,063	48,140	58,243	44,564
Loans receivable, net (2)	209,953	183,212	152,431	143,344	172,184
Deposits	236,111	198,634	186,905	181,120	175,659
Borrowings	10,000	15,000	—	10,000	21,000
Stockholders’ equity	25,388	25,970	25,731	25,647	24,895
Book value per share	8.59	8.66	8.44	8.33	8.08

Operating Data:
Interest income	$15,694	$12,663	$10,531	$11,466	$13,879
Interest expense	8,259	5,271	4,430	5,166	6,969

Net interest income	7,435	7,392	6,101	6,300	6,910
Provision for loan losses	120	120	90	120	100

Net interest income after provision for loan losses	7,315	7,272	6,011	6,180	6,810

Non-interest income	895	856	789	819	522

Non-interest expense:
Compensation and employee	4,212	3,843	3,445	3,534	3,372
Other	2,021	1,893	1,640	1,546	1,449

Total non-interest expense	6,233	5,736	5,085	5,080	4,821

Income before income taxes	1,977	2,392	1,715	1,919	2,511
Income tax expense	700	812	626	675	849

Net income	$1,277	$1,580	$1,089	$1,244	$1,662

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

SELECTED CONSOLIDATED FINANCIAL DATA

	At or for the Years Ended December 31,
	2006	2005	2004	2003	2002
	(In Thousands, Except Per Share Amounts)
Selected Other Data:
Basic earnings per share	$.44	$.54	$.37	$0.43	$0.58
Diluted earnings per share	.44	.54	.37	0.43	0.58
Dividends per share	.40	.40	.40	0.40	0.40
Dividend payout ratio (6)	95.24%	74.49%	108.11%	95.24%	68.97%
Return on average assets	.47%	.70%	.51%	0.56%	0.77%
Return on average equity	4.66%	6.13%	4.25%	4.92%	6.85%
Average equity to average assets	10.02%	11.48%	12.04%	11.43%	11.22%
Stockholders’ equity to end-of- period assets	9.17%	10.68%	11.94%	11.65%	11.07%
Interest rate spread for period (3)	3.01%	3.42%	2.99%	2.84%	2.95%
Average interest-earning assets to average interest-bearing liabilities	103.57%	106.11%	107.18%	107.95%	110.78%
Net interest margin (4)	3.13%	3.58%	3.09%	3.04%	3.31%
Non-performing assets to total assets at period end (5)	.48%	.46%	.22%	0.65%	0.58%
Non-performing loans to total loans at period end	.63%	.48%	.32%	0.99%	0.74%
Allowance for loan losses to non- performing loans at period end	58.69%	33.99%	83.80%	78.08%	40.42%
Allowance for loan losses at period end as a percent of total gross loans	.37%	.37%	0.37%	0.30%	0.30%
Net interest income, after provision for loan losses to non-interest expense	117.36	126.77%	118.21%	121.65%	141.25%
Non-interest expense to average assets	2.40%	2.55%	2.38%	2.30%	2.23%
Deposit accounts	11,492	11,213	10,982	11,421	11,041
Loan accounts	3,321	3,212	2,911	2,869	3,252
Number of full service banking offices	3	3	2	2	2

(1)	Includes interest-bearing deposits, federal funds sold, Federal Home Loan Bank stock, and investment securities.
(2)	Loans receivable, net, represents gross loans less net deferred loan fees and allowance for loan losses.
(3)	The interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities.
(4)	The net interest margin represents net interest income as a percent of average interest-earning assets.
(5)	Nonperforming assets include mortgage loans and consumer loans 90 days or more delinquent and real estate acquired in the settlement of loans.
(6)	The dividend payout ratio represents dividends per share as a percent of basic earnings per share.

South Street Financial Corp. and Subsidiary

Report to Stockholders

2006 Report to Shareholders:

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis contains the consolidated financial results for South Street Financial Corp. (the “Company”). Home Savings Bank of Albemarle, SSB (the Bank, Home Savings or Home), and South Street Development Corporation (SSDC) which owns 100% of Park Ridge Associates, LLC (Park Ridge) for the years ended December 31. 2006 and 2005. Because the Company has no operations and conducts no business other than as described above and SSDC and Park Ridge assets are primarily real estate held for investment and their operations have not significantly impacted the consolidated financial statements for the years ended December 31, 2005 and 2005, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of the Bank. However, for ease of reading and because the financial statements are presented on a consolidated basis, the Company and the Bank and its subsidiaries are collectively referred to herein as the Company unless otherwise noted.

The Company is a one bank holding company for the Bank registered with the Board of Governors of the Federal Reserve System (the Federal Reserve) under the Bank Holding Company Act of 1956, as amended (the BHCA) and the savings bank holding company laws of North Carolina. The Company has no operations and conducts no business of its own other than owning Home Savings, investing its portion of the net proceeds received in the conversion, and lending funds to the Employee Stock Ownership Plan (the ESOP) which was formed in connection with the Conversion. The principal business of the Bank is accepting deposits from the general public and using those deposits and other sources of funds to make loans secured by real estate and other forms of collateral located in the Bank’s primary market area of Stanly County, North Carolina.

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

The Bank has one wholly owned subsidiary, SSDC, an investment company that owns 100% of Park Ridge which owns 25.6 acres of prime real estate located within the city limits of Albemarle, North Carolina. developed the property into a premier residential subdivision. As of December 2006, Park Ridge has 30 lots to be sold.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Recent Developments

On March 22, 2007, the Company filed amendments to its Articles of Incorporation. The first amendment authorized the creation of 500,000 shares of a new Series A Preferred stock (Preferred Stock). The second amendment converted all shares of common stock held by record shareholders of less than 750 shares of common stock into shares of the Series A Preferred stock on a one-for-one basis (the Conversion). The creation of the Preferred Stock and the Conversion became effective at 11:59 p.m. Easter Time on March 22, 2007 (the Effective Date). For a period of thirty days following the Effective Date, those shareholders holding share of Preferred Stock as a result of the Conversion will be entitled to sell such shares to the Company as $10.00 a share. The Conversion did not change the shares of any shareholder who owns 750 or more shares of common stock as of the Effective Date (or who holds any number of common stock shares in their broker’s name). Those shareholders owning 750 or more shares of Company common stock on the Effective Date, as well as any shareholder owning shares of common stock in street name, continued to own common shares after the Conversion.

The primary purpose of the Conversion was to reduce the number of owners of common stock and de-register the Company as a reporting company under the Securities and Exchange Act of 1934, as amended (the Exchange Act). De-registration as an Exchange Act reporting company will significantly reduce the Company’s on-going and anticipated financial, personnel, and administrative costs related to reporting and compliance with the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC in response to the Act.

The Company’s shareholders approve the Conversion at a special meeting held on March 20, 2007.

Comparison of Financial Condition at December 31, 2006 and 2005

During 2006, the Company’s total assets increased by $33.8 million, or 13.9%, from $243.2 million at December 31, 2005 to $277.0 million at December 31, 2006. This increase in our total assets resulted primarily from increases in our loan portfolio and in our liquid assets, net of a decrease in our Federal Home Loan Bank Stock. Our loan portfolio increased from $183.2 million at December 31, 2005 to $210.0 million at the end of 2006, an increase of $26.7 million. Additionally during the year we sold $170,000 worth of FHLB stock. Our liquid assets, consisting of cash and cash equivalents and investment securities, increased from $38.4 million at December 31, 2005 to $43.9 million at the end of 2006, an increase of $5.5 million.

Also during 2006, deposits from our customers increased by $37.5 million to $236.1 million at December 31, 2006 compared with $198.6 with million at the beginning of the year, with most of the increase occurring in certificates of deposit, which cost the Company significantly more than do demand accounts. The liquidity provided from these additional deposits provided funds to reduce borrowings, which consist solely of advances from the Federal Home Loan Bank, from $15.0 million at the beginning of the year to $10.0 million at December 31, 2006, a decrease of $5.0 million and additional provided funds for the aforementioned loan portfolio.

Stockholders’ equity decreased by $582,000 during 2006. This net decrease was the result of several factors. Items which increased stockholders’ equity were: net income of $1.3 million, amortization of ESOP compensation expense of $326,000, and amortization of the return of capital dividends paid on unvested ESOP shares of $107,000. These increases were offset by the following items which decreased stockholders’ equity: Unrealized gains on available for sale investment securities of $193,000, unrealized loss effected by the adoption of SFAS No. 158 of $808,000, the payment of quarterly cash dividends totaling $1.2 million, or $.40 per share, and the repurchase of company stock in the amount of $426,000.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Comparison of Operating Results for the Years Ended December 31, 2006 and 2005

Net Income

The Company earned net income of $1.3 million or $.44 per share for 2006, as compared with net income of $1.6 million or $.54 per share in 2005. This decrease of $303,000 or $.10 per share is principally attributable to the increase in our compensation and benefits expense during 2006, which is analyzed further in the discussion that follows.

Net Interest Income

Like most financial institutions, the primary component of earnings for the Company is net interest income. Net interest income is the difference between interest income, principally from loan and investment securities, and interest expense, principally on customer deposits and borrowings. Changes in net interest income result from changes in volume, spread and margin. For this purpose, volume refers to the average dollar level of interest-earning assets and interest-bearing liabilities, spread refers to the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities, and margin refers to net interest income divided by average interest-earning assets. Margin is influenced by the level and relative mix of interest-earning assets and interest-bearing liabilities, as well as by levels of non-interest-bearing liabilities and capital.

Net interest income increased $43,000 for the year ended December 31, 2006 over the amount earned in 2005. During 2006 our level of average interest earning assets increased from $209.6 million in 2005 to $237.4 million, and the average rate we earned on those assets increased 57 basis points from 6.04% in 2005 to 6.61% in 2006. The combined effect of these increases resulted in the increase in our interest income of $3.0 million. This increase in our interest income, however, was somewhat negated by the increase in our interest expense during 2006. While our average interest-bearing liabilities increased from $198.4 million in 2005 to $229.2 million in 2006, it is important to note that much of this increase occurred in our advances from the FHLB and the increase in our certificates of deposits, which have rates significantly higher than our other types of interest-bearing liabilities. Additionally, the average rate we paid for our interest-bearing liabilities during the year increased 94 basis points from 2.66% in 2005 to 3.60% in 2006.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

	Year Ended December 31, 2006 vs. 2005			Year Ended December 31, 2005 vs. 2004
	Increase (Decrease) Due To			Increase (Decrease) Due To
	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Interest-bearing deposits	$(46)	$319	$273	$(164)	$130	$(34)
Investments	(14)	(1)	(15)	100	135	235
Loans receivable, net	2,050	723	2,773	1,183	748	1,931

Total interest income	1,990	1,041	3,031	1,119	1,013	2,132

Interest expense:
Deposits:
Passbook savings	(33)	267	234	(5)	77	72
NOW and money market	22	55	77	11	2	13
Certificates of deposit	837	1,530	2,367	136	370	506
Borrowings	254	56	310	94	156	250

Total interest expense	1,080	1,908	2,988	236	605	841

Net interest income and increase (decrease)	$910	$(867)	$43	$883	$408	$1,291

The following table provides additional information concerning the Company’s yields on interest-earning assets and cost of funds on interest-bearing liabilities for the years ended December 31, 2006, 2005 and 2004, respectively.

	Year Ended December 31, 2006			Year Ended December 31, 2005			Year Ended December 31, 2004
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
				(Dollars in thousands)
Interest earning assets:
Interest-bearing deposits (1)	$10,228	$559	5.47%	$11,377	$286	2.51%	$24,748	$320	1.29%
Investments (2)	29,780	1,035	3.48%	30,181	1,050	3.48%	26,764	815	3.04%
Loans receivable, net (5)	197,369	14,100	7.14%	168,089	11,327	6.74%	146,048	9,396	6.43%

Total interest-earning assets	237,377	15,694	6.61%	209,647	12,663	6.04%	197,561	10,531	5.33%

Non interest-earning assets	21,948			18,520			16,128

Total assets	$259,325			$228,167			$213,688

Interest-bearing liabilities:
Deposits:
Passbook savings	$29,551	734	2.50%	$31,149	504	1.62%	$32,039	432	1.34%
NOW and money market	27,225	186.67%		23,285	105.45%		20,227	92.45%
Certificates of deposit	159,566	6,759	4.24%	137,074	4,392	3.20%	131,275	3,886	2.96%
Borrowings	12,846	580	4.52%	6,846	270	3.94%	769	20	2.60%

Total interest-bearing liabilities	229,188	8,259	3.60%	198,354	5,271	2.66%	184,310	4,430	2.40%

Non-interest-bearing liabilities	4,143			3,995			3,656
Stockholders’ equity	25,994			25,818			25,722

Total liabilities and stockholders’ equity	$259,325			$228,167			$213,688

Net interest income and interest rate spread (3)		$7,435	3.01%		$7,392	3.38%		$6,101	2.93%

Net yield on average interest-earning assets (4)			3.13%			3.53%			3.08%

Ratio of average interest-earning assets to average interest-bearing liabilities	103.57%			106.11%			107.18%

(1)	Includes interest-bearing deposits and federal funds sold.
(2)	Includes investment securities and FHLB common stock.
(3)	Interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4)	Net yield on interest-earning assets represents net interest income divided by average interest-earning assets.
(5)	Loans placed on nonperforming status have been included in the computation of average balances.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Provision for Loan Losses and Asset Quality

The provision for loan losses was $120,000 during 2006 and 2005. Also during 2006, our loan charge-offs decreased from $21,000 in 2005 to $12,000. The allowance for loan losses is maintained at a level deemed adequate to absorb probable losses inherent in the loan portfolio and results from management’s consideration of such factors as the financial condition of the borrower, past and expected loss experience, and other factors management feels deserve recognition in establishing an appropriate reserve. Although management attempts to maintain the allowance at a level deemed adequate, future additions to the allowance may be necessary based upon changes in market conditions. In addition, various regulatory agencies periodically review our allowance for loan losses. These agencies may require us to make adjustments based upon their judgments about information available to them at the time of their examination.

The level of our non-performing loans, which consists of nonaccrual loans, increased from $883,000 at December 31, 2005 to $1.2 million at December 31, 2006. The Company has adopted policies that it believes provide for prudent and adequate levels of loan loss allowances. At December 31, 2006, the allowance for loan losses amounted to $782,000, which management believes is adequate to absorb losses inherent in its loan portfolio. The level of allowance for loan losses only increased by $108,000 during the year due to the $12,000 write-off mentioned above.

Noninterest Income

Non-interest income increased $39,000 during the year from $856,000 during 2005 to $895,000 in 2006. This increase resulted primarily from the increase in service charges on deposit accounts, which resulted from the aforementioned increase in our demand deposit accounts in 2006.

Noninterest Expense

Our compensation and benefits expense increased $369,000 in 2006 compared to 2005. This increase resulted from an increase of the Company’s staff during the year along with the annual increase in wages and an increase health insurance for the year. In addition to the increase in compensation and benefits expense is an increase in professional fees of $92,000. This increase resulted from an increase in legal expenses of $54,000 associated with delisting the company on the NASDAQ Global Market.

Income Taxes

The provision for income taxes, as a percentage of income before income taxes, was 35.4% and 34.0% for the years ended December 31, 2006 and 2005, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Capital Resources and Liquidity

The Company paid regular quarterly cash dividends of $.40 per share in the aggregate during 2006 and 2005. Although the Company anticipates that it will continue to declare cash dividends on a regular basis, the Board of Directors will continue to review its policy on the payment of dividends on an ongoing basis, and such payments will be subject to future earnings, cash flows, capital needs and regulatory restrictions.

The objective of the bank’s liquidity management is to ensure the availability of sufficient cash flows to meet all of its financial commitments. Liquidity management addresses The Bank’s ability to meet deposit withdrawals either on demand or at contractual maturity, to repay borrowings, if any, as they mature and to originate new loans and make investments as opportunities arise.

Significant liquidity sources for the Bank are cash provided by net loan repayments, new customer deposits, operating activities, and the sale or maturity of investment securities. Cash flows from investing activities typically are dependent on the level of loan demand and the amount of new deposits that the Company is able to generate. During the year ended December 31, 2006 cash inflow was provided by the proceeds from maturities, calls and principal repayments on securities of $10.9 million, cash provided by operating activities of $1.7 million and an increase in deposits of $37.5 million. Significant cash outflows during 2006 included purchases of investment securities of $9.0 million, net loan originations of $26.9 million, and dividend payments of $1.2 million.

Levels of deposit accounts are impacted primarily by overall market rates and the pricing policies that Home sets to attract or maintain its deposits, which are affected by Home’s demand for loans and its other liquidity needs. Approximately 48% of the Bank’s certificates of deposit outstanding at December 31, 2006 are scheduled to mature within the next year. Management believes that substantially all of these deposits will be renewed and intends to price such deposits at competitive rates in order to ensure that these deposits are renewed. The Bank does not hold brokered deposits or significant levels of public deposits which are less likely to renew if a higher rate of interest can be obtained elsewhere. Liquidity levels and Home’s operations would be significantly hindered should a sizable portion of these deposits not be renewed.

Cash provided by operating and financing activities has historically been used by the Company to make new loans to its customers. Excess cash will be used in the future to make new loans as demand warrants and to maintain the Company’s liquid investment portfolios by offsetting maturities, which are timed to provide needed cash flows to meet anticipated short term liquidity requirements.

As a state chartered savings bank, The Bank must meet certain liquidity requirements, which are established by the Administrator of the North Carolina Commissioner of Banks. The Bank’s liquidity ratio at December 31, 2006, as computed under such regulations, was in excess of such requirements. Given its excess liquidity and its ability to borrow from the FHLB of Atlanta, The Bank believes that it will have sufficient funds available to meet anticipated future loan commitments, unexpected deposit withdrawals, or other cash requirements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

Asset/Liability Management

The Bank’s asset/liability management, or interest rate risk management, is focused primarily on evaluating and managing Home’s net interest income given various risk criteria. Factors beyond the Bank’s control, such as the effects of changes in market interest rates and competition, may also have an impact on the management of interest rate risk.

In the absence of other factors, Home’s overall yield on interest-earning assets will increase as will its cost of funds on its interest-bearing liabilities when market rates increase over an extended period of time. Inversely, The Bank’s yields and cost of funds will decrease when market rates decline. Home is able to manage these swings to some extent by attempting to control the maturity or rate adjustments of its interest-earning assets and interest-bearing liabilities over given periods of time. The Bank’s gap is typically described as the difference between the amounts of such assets and liabilities that reprice within a period of time. In a declining interest rate environment, a negative gap, or a situation where the Bank’s interest-bearing liabilities subject to repricing exceed the level of interest-earning assets that will mature or reprice, will have a favorable impact on the Bank’s net interest income. At December 31, 2006, The Bank had a one-year sensitivity gap of negative 36.40%. Conversely, an increase in general market rates over a sustained period of time will tend to affect Home’s net interest income adversely.

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

In addition to shortening the average repricing period of its assets, The Bank has sought to lengthen the average maturity of its liabilities by adopting a tiered pricing program for its certificates of deposit, which provides higher rates of interest on its longer term certificates in order to encourage depositors to invest in certificates with longer maturities.

Although the Bank’s asset/liability management program has generally helped to decrease the exposure of its earnings to interest rate increases, Home continues to have a negative gap position which will be adversely impacted during prolonged periods of rising interest rates and positively affected during prolonged periods of interest rate declines. The Company’s interest-earning assets less interest-bearing liabilities maturing or repricing within five years as a percentage of total interest-earning assets was a negative 51.48%.

The following table sets forth the amount of interest-earning assets and interest-bearing liabilities outstanding at December 31, 2006, which are projected to reprice or mature in each of the future time periods shown. The computations were made without using assumptions for loan prepayments or deposit decline. Except as stated below, the amounts of assets and liabilities shown that reprice or mature within a given period were determined in accordance with contractual terms of the assets or liabilities. In making the computations, all adjustable rate loans were considered to be due at the end of the next upcoming adjustment period. Fixed rate loans are reflected at their contractual maturities with consideration given to scheduled payments. Marketable equity securities and savings accounts with no stated maturities are subject to immediate repricing and availability and have been classified in the earliest category. FHLB of Atlanta stock must be maintained at certain regulatory levels and is classified in the more than ten category. The interest rate sensitivity of the Bank’s assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

MANAGEMENT’S DISCUSSION AND ANALYSIS

	At December 31, 2006
	1 Year or Less	More Than 1 Year to 5 Years	More Than 5 Years	Total
	(Dollars in thousands)
INTEREST-EARNING ASSETS:
Interest-bearing deposits	$15,216	$—	$—	$15,216
Federal funds sold	2,359	—	—	2,359
Securities held to maturity	—	32	4,458	4,490
Securities available for sale	10,926	8,986	1,248	21,160
Federal Home Loan Bank stock, at cost	—	—	930	930
Loans, net	53,079	36,097	120,777	209,953

Total interest-earning assets	$81,580	$45,115	$127,413	$254,108

INTEREST-BEARING LIABILITIES:
Passbook savings	$27,776	$—	$—	$27,776
NOW accounts	21,858	—	—	21,858
Money market	9,944	—	—	9,944
Certificates of deposit	114,497	62,036		176,533
Borrowings	—	10,000	—	10,000

	$174,075	$72,036	$—	$246,111

INTEREST SENSITIVITY GAP	$(92,495)	$(26,921)	$127,413	$7,997

CUMULATIVE INTEREST SENSITIVITY GAP	$(92,495)	$(119,416)	$7,997	$7,997

CUMULATIVE INTEREST SENSITIVITY GAP AS A PERCENTAGE OF TOTAL INTEREST-EARNING ASSETS	(36.40)%	(46.99)%	3.15%	3.15%

CUMULATIVE RATIO OF INTEREST-SENSITIVE ASSETS TO INTEREST-SENSITIVE LIABILITIES	46.86%	51.48%	103.25%	103.25%

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

South Street Financial Corp.

Albemarle, North Carolina

We have audited the accompanying consolidated statements of financial condition of South Street Financial Corp. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Street Financial Corp. and subsidiary as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years in the three year period ended December 31, 2006 then ended in conformity with accounting principles generally accepted in the United States of America.

Charlotte, North Carolina

April 6, 2007

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
	(Dollars in thousands)
ASSETS
Cash and cash equivalents:
Non-interest-bearing deposits	$5,164	$5,692
Interest-bearing deposits	15,216	6,245
Federal funds sold	2,359	2,363
Securities held to maturity, fair value December 31, 2006, $4,362; December 31, 2005, $5,119	4,490	5,254
Securities available for sale	21,160	24,101
Federal Home Loan Bank stock	930	1,100

Loans receivable	210,735	183,886
Allowance for loan losses	(782)	(674)

Net loans	209,953	183,212

Real estate held for investment	653	653
Foreclosed real estate	119	229
Premises and equipment, net	5,923	4,608
Bank owned life insurance	7,916	7,573
Prepaid expenses and other assets	3,103	2,203

Total assets	$276,986	$243,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$236,111	$198,634
Borrowings:
Short term	5,000	10,000
Long term	5,000	5,000
Accrued expenses and other liabilities	5,487	3,629

Total liabilities	251,598	217,263

Commitments (Note 14)
Stockholders’ Equity:
Preferred stock, no par value; authorized 5,000,000 shares; none issued	—	—
Common stock, no par value, authorized 20,000,000 shares; issued 2,954,696 shares at December 31, 2006 and 2,999,594 December 31, 2005, Respectively	5,915	6,428
Unearned compensation	(52)	(159)
Unearned ESOP	(208)	(534)
Retained earnings, substantially restricted	20,596	20,483
Accumulated other comprehensive income (loss)	(863)	(248)

Total stockholders’ equity	25,388	25,970

Total liabilities and stockholders’ equity	$276,986	$243,233

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006 and 2005

	2006	2005
	(Dollars in thousands, except per share data)
INTEREST INCOME
Loans, including fees	$14,100	$11,327
Investment securities	1,035	1,050
Other interest and dividends	559	286

TOTAL INTEREST INCOME	15,694	12,663

INTEREST EXPENSE
Deposits	7,679	5,001
Borrowings	580	270

TOTAL INTEREST EXPENSE	8,259	5,271

NET INTEREST INCOME	7,435	7,392

PROVISION FOR LOAN LOSSES	120	120

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,315	7,272

NON-INTEREST INCOME
Service charges on deposit accounts	458	429
Income from bank owned life insurance	343	328
Other	94	99

TOTAL NON-INTEREST INCOME	895	856

NON-INTEREST EXPENSES
Compensation and benefits	4,212	3,843
Net occupancy and equipment	564	517
Data processing	367	370
Professional fees	240	148
Other	850	858

TOTAL NON-INTEREST EXPENSES	6,233	5,736

INCOME BEFORE INCOME TAXES	1,977	2,392

INCOME TAXES	700	812

NET INCOME	$1,277	$1,580

BASIC AND DILUTED NET INCOME PER COMMON SHARE	$0.44	$0.54

DIVIDENDS PER SHARE	$0.40	$0.40

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING, BASIC AND DILUTED	2,916,628	2,943,307

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

Years Ended December 31, 2006 and 2005

	Shares of Common Stock	Common Stock	Unearned Compensation	Unearned ESOP	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (loss)	Total Stockholders’ Equity
	(Dollars in thousands)
Balance at December 31, 2004	3,047,886	$6,993	$(287)	$(933)	$20,076	$(118)	$25,731
Amortization of ESOP compensation	—	(97)	—	399	—	—	302
Purchases and retirement of 48,292 shares of common	48,292	(468)	—	—	—	—	(468)
Cash dividends (.40 per share)	—	—	—	—	(1,173)	—	(1,173)
Comprehensive income:
Net income	—	—	—	—	1,580	—	1,580
Net change in unrealized loss on securities available for sale, net of taxes of $82,000	—	—	—	—	—	(130)	(130)

Total comprehensive income							1,450

Amortization of return of capital dividend	—	—	128	—	—	—	128

Balance at December 31, 2005	2,999,594	6,428	(159)	(534)	20,483	(248)	25,970
Amortization of ESOP compensation		(87)	—	326	—	—	239
Purchases and retirement of 44,898 shares of common	44,898	(426)	—	—	—	—	(426)
Cash dividends (.40 per share)	—	—	—	—	(1,164)	—	(1,164)
Comprehensive income:
Net income	—	—	—	—	1,277	—	1,277
Net change in unrealized loss on securities available for sale, net of taxes of $123,000	—	—	—	—	—	193	193

Total comprehensive Income							1,470

Adoption of SFAS No. 158, Net of taxes of $507,000						(808)	(808)
Amortization of return of capital dividend	—	—	107	—	—	—	107

Balance at December 31, 2006	2,954,696	$5,915	$(52)	$(208)	$20,596	$(863)	$25,388

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006 and 2005

	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,277	$1,580
Adjustments to reconcile net income to net cash provided by operating activities:
Net accretion of premiums and discounts on securities	60	60
Amortization of deferred loan fees	(23)	(28)
Depreciation expense	209	194
Provision for loan losses	120	120
Loss on disposal of equipment	—	4
Income from Bank-owned life insurance	(343)	(328)
Amortization of ESOP compensation	346	430
Change in assets and liabilities:
Increase in other assets	(521)	(708)
Increase in accrued expenses and other liabilities	551	714

Net cash provided by operating activities	1,676	2,038

Cash Flows from Investing Activities:
Purchase of securities available for sale	(6,998)	(6,018)
Proceeds from maturities of securities available for sale	10,218	395
Proceeds from maturities, calls and principal repayments of securities held to maturity	740	1,166
Loan originations and principal payments on loans, net	(26,843)	(31,102)
Purchase of property and equipment	(1,524)	(2,204)
Proceeds from sale of foreclosed assets	115	57
Purchase of FHLB Stock	—	(674)
Redemption of FHLB stock	170	8

Net cash used in investing activities	(24,122)	(38,372)

See Notes to Consolidated Financial Statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006 and 2005 (Continued)

	2006	2005
	(Dollars in thousands)
Cash Flows from Financing Activities:
Net increase in deposits	$37,477	$11,729
Payment of dividends	(1,167)	(1,173)
Purchases and retirement of common stock	(425)	(468)
Advances from FHLB	—	15,000
Repayments of FHLB advances	(5,000)	—

Net cash provided by financing activities	30,885	25,088

Net increase (decrease) in cash and cash equivalents	8,439	(11,246)
CASH AND CASH EQUIVALENTS, BEGINNING	14,300	25,546

CASH AND CASH EQUIVALENTS, ENDING	$22,739	$14,300

Supplemental Disclosures of Cash Flow Information:
Cash payments for:	$8,192	$5,271
Interest
Income taxes	850	881

Supplemental Disclosures of Noncash Transactions:
Change in unrealized losses on available for sale securities, net of tax	193	(130)
Change in dividends accrued	(4)	(5)
Loans issued to finance sale of OREO	34	—

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

Stock in Federal Home Loan Bank of Atlanta

As a requirement for membership, the Company invests in stock of the Federal Home Loan Bank of Atlanta (“FHLB”). This investment is carried at cost. Due to the redemption provisions of the FHLB, the Company estimated that fair value equals cost and that this investment was not impaired at December 31, 2006.

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

Premises and equipment

Company premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Estimated useful lives are 20 to 31.5 years for buildings, leasehold improvements are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter, 5 to 10 years for furniture, fixtures and equipment and 3 to 5 years for computers and related equipment. Repairs and maintenance costs are charged to operations as incurred and additions and improvements to premises and equipment are capitalized. Upon sale or retirement, the cost and related accumulated depreciation are removed from the accounts and any gains or losses are reflected in current operations.

Bank owned life insurance

In 2003, the Company purchased additional life insurance on certain of its officers and directors. The cash surrender value of these policies was approximately $7.9 million and $7.6 million at December 31, 2006 and 2005, respectively. The increase in the cash surrender value is included in non-interest income in the consolidated statements of operations and amounted to $343,000 and $328,000 for the years ended December 31, 2006 and 2005, respectively.

Stock compensation plans

Effective January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment, “ (“SFAS No. 123R”) which was issued by the FASB in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash flows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

Prior to the adoption of SFAS No. 123R, the Bank used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant. All granted options were fully vested by December 31, 2001 and accordingly, the adoption of SFAS No. 123(R) has not had a material effect on our consolidated financial statements.

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

Earnings per share

SFAS No. 128 requires the presentation of earnings per share by all entities that have common stock or potential common stock, such as options, warrants and convertible securities, outstanding that trade in a public market. Those entities that have only common stock outstanding are required to present basic earnings per-share amounts. Basic per-share amounts are computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding (the denominator). All other entities are required to present basic and diluted per-share amounts. Diluted per-share amounts assume the conversion, exercise or issuance of all potential common stock instruments unless the effect is to reduce the loss or increase the income per common share from continuing operations. For both computations, the weighted average number of shares of common stock purchased by the Company’s employee stock ownership and management recognition plans, and which have not been allocated to participant accounts, are not assumed to be outstanding. The weighted average number of shares of common stock not allocated to participant accounts under the employee stock ownership plan was 42,899 and 76,646 in 2006 and 2005, respectively, while there were no unallocated shares under the management recognition plan in 2006 or 2005. The Company had no dilutive potential common shares outstanding during 2006 and 2005. The weighted average number of shares outstanding at December 31, 2006 and 2005 was 2,916,628 and 2,943,307, respectively.

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

Reclassifications

Certain amounts in the 2005 financial statements have been reclassified to conform to the 2006 presentation. The reclassifications had no effect on net income or stockholders’ equity as previously reported.

Recent accounting pronouncements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS No. 157, guidance for applying fair value was incorporated in several accounting pronouncements. SFAS No. 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities. SFAS No. 157 also emphasizes that fair value is a market-based measurement, not an entity-specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS No. 157, fair value measurements are disclosed by level within that hierarchy. While SFAS No. 157 does not add any new fair value measurements, it does change current practice. Changes to practice include: (1) a requirement for an entity to include its own credit standing in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction even if the restriction lapses within one year. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not determined the impact of adopting SFAS No. 157 on its consolidated financial statements.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Nature of Business and Summary of Significant Accounting Policies (Continued)

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106, and 132R) (“SFAS No. 158”). SFAS No. 158 requires an employer to: (a) Recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income of a business entity and in changes in net assets of a not-for-profit organization. The requirement by SFAS No. 158 to recognize the funded status of a benefit plan and the disclosure requirements of SFAS No. 158 became effective for the Company as of the end of the fiscal year ending December 31, 2006. See Footnote 5 for further information. The requirement to measure plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in the Current Year Financial Statements (“SAB No. 108”). SAB No. 108 addresses the diversity in practice by registrants when quantifying the effect of an error on the financial statements. SAB No. 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements and is effective for annual periods ending after November 15, 2006. The Company adopted the provisions of SAB No. 108 effective December 31, 2006, and the adoption did not have a material impact on the Company’s financial results.

In June 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), an interpretation of FASB Statement No. 109, Accounting for Income Taxes . FIN 48 addresses the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. In addition, FIN 48 expands the disclosure requirements concerning unrecognized tax benefits as well as any significant changes that may occur in the next twelve months associated with such unrecognized tax benefits. FIN 48 will be effective for the beginning of the Company’s 2007 fiscal year, with adoption treated as a cumulative-effect-type adjustment to retained earnings as of the beginning of 2007. The Company does not anticipate recording any material adjustment as a result of adopting this Interpretation.

In September 2006, the Emerging Issues Task Force (EITF) issued EITF Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF Issue 06-4”). EITF Issue 06-4 requires that for endorsement split-dollar insurance arrangements that provide a benefit to an employee that extends to postretirement periods, an employer should recognize a liability for future benefits in accordance with FASB Statement No. 106 or Accounting Principles Board (APB) Opinion No. 12 based on the substantive agreement of the employee. If the employee has effectively agreed to maintain a life insurance policy during postretirement periods, the costs of the life insurance policy during the postretirement periods should be accrued in accordance with either FASB Statement No. 106 or APB Opinion No. 12. EITF Issue 06-4 is effective for fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact of EITF Issue 06-4 on its financial statements.

From time to time the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities

Amortized cost and fair values of securities are summarized as follows:

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$19,999	$—	$(87)	$19,912
Mortgage-backed securities	616	3	(7)	612
Nexity Financial Corp Stock	300			300
Bankers Bank Stock	336	—	—	336

	$21,251	$3	$(94)	$21,160

Securities held to maturity:
Mortgage-backed securities and related securities	$4,490	$12	$(140)	$4,362

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$22,997	$—	$(372)	$22,625
Mortgage-backed securities	874	9	(43)	840
Equity securities	636	—	—	636

	$24,507	$9	$(415)	$24,101

Securities held to maturity:
Mortgage-backed securities and related securities	$5,254	$17	$(152)	$5,119

The amortized cost and fair values of securities as of December 31, 2006 by contractual maturity are shown below. Actual maturities may differ from contractual maturities for mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties.

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities available for sale:
Due within 1 year	$11,000	$10,926
Due after one but within five years	8,999	8,986
Due after five but within ten years	357	360
Due after ten years	259	252
Equity securities	636	636

	$21,251	$21,160

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities held to maturity:
Due within 1 year	$—	$—
Due after one but within five years	32	32
Due after five but within ten years	23	25
Due after ten years	4,435	4,305

	$4,490	$4,362

There were no sales of securities in 2006 or 2005.

The Company had pledged securities with an amortized cost of $12.0 million and $11.0 million at December 31, 2006 and 2005, respectively, as collateral for public deposits and treasury and tax loan accounts.

The following table sets forth certain information regarding the carrying value and contractual maturities of the Company’s investment portfolio at December 31, 2006:

	Carrying Value
	1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
	(Dollars in thousands)
Securities available for sale:
U.S. Government and federal agencies obligations	$10,926	$8,986	$—	$—	$19,912
Mortgage-backed securities	—	—	360	252	612
Equity securities	636	—	—	—	636
Securities held to maturity:
Mortgage-backed securities and related securities	—	32	23	4,435	4,490
Other investments:
Interest-earning deposits	15,216	—	—	—	15,216
Federal funds sold	2,359	—	—	—	2,359
Federal Home Loan Bank stock	—	—	—	930	930

	$29,137	$9,018	$383	$5,617	$44,155

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 2. Securities (Continued)

The following table sets forth the weighted average yield by maturity of the Company’s investment portfolio at December 31, 2006:

	Weighted Average Yields
	1 Year	After 1 Year Through 5 Years	After 5 Years Through 10 Years	After 10 Years	Total
Securities available for sale: (1)
U. S. Government and federal agencies obligations	3.21%	5.25%	—	—	4.13%
Mortgage-backed securities	—	—	5.78%	6.50%	6.08%
Equity securities	—	—	—	1.50%	1.50%
Securities held to maturity:
Mortgage-backed securities and related securities	—	8.79%	8.92%	5.05%	5.09%
Other investments:
Interest-earning deposits	5.36%	—	—	—	5.36%
Federal funds sold	5.13%	—	—	—	5.13%
Federal Home Loan Bank stock	—	—	—	5.90%	5.90%

	4.22%	5.26%	6.13%	4.81%	4.59%

(1)	Average yields based on amortized cost.

The following tables show investments’ gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005. This unrealized loss on investment securities is a result of volatility in the market during 2006 and relates to several mortgage backed securities as well as several federal agencies. The unrealized loss on this investment security is considered by management to be temporary given the credit rating on the investment security and the short duration of the unrealized loss and our ability to hold these investments to maturity.

	2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
	(Amounts in thousands)
Securities available for sale:
U.S. Governmental and Federal agencies	$10,926	$75	$8,986	$12	$19,912	$87
Mortgage-backed securities	—	—	252	7	252	7

Total temporarily impaired securities available for sale	10,926	75	9,238	19	20,164	94

Held to maturity:
Mortgage-backed securities	—	—	3,997	140	3,997	140

Total temporarily impaired securities	$10,926	$75	$13,235	$159	$24,161	$234

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

Investments in Equity Securities Carried at Cost

The aggregate cost of the Company’s cost method investments, consisting of securities in Federal Home Loan Bank, Nexity Bank and Bankers Bank amounted to $930,000, $300,000 and $336,000, respectively at December 31, 2006 and $1.1 million, $300,000 and $336,000, respectively at December 31, 2005. The Company estimated that the fair value equaled or exceeded the cost of these investments (that is, the investments were not impaired). The investment in Federal Home Loan Bank stock is not reflected in investment securities; the investment is carried as a separate line item in the financial statements.

Note 3. Loans Receivable

Loans receivable are summarized below:

	December 31, 2006		December 31, 2005
	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$118,691	55.32%	$109,697	58.26%
Home equity	17,312	8.07%	17,403	9.24%
Residential multi-family	2,112	0.98%	1,895	1.01%
Nonresidential real estate	36,287	16.91%	29,344	15.59%
Residential construction	9,208	4.29%	10,226	5.43%
Land	15,169	7.07%	8,214	4.36%
Line of credit	236.11%		357	0.19%

Total real estate loans	199,015	92.75%	177,136	94.08%

Commercial/consumer loans:
Commercial	12,546	5.85%	8,584	4.55%
Share and other	2,823	1.32%	2,439	1.30%
Credit reserve	163	0.08%	125	0.07%

Total commercial/consumer loans	15,532	7.25%	11,148	5.92%

Subtotal	214,547	100.00%	188,284	100.00%

Allowance for loan losses	(782)		(674)
Net deferred loan fees	(169)		(192)
Loans in process	(3,643)		(4,206)

Total	$209,953		$183,212

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The following table sets forth the time to contractual maturity of the Company’s loan portfolio at December 31, 2006. Demand loans, loans having no stated maturity and overdrafts are reported as due in one year or less. The table does not include prepayments. Amounts in the table are net of loans in process, unamortized loan fees, and the allowance for loan losses.

	At December 31, 2006
	1 Year or Less	More than 1 Year to 5 Years	Greater Than 5 Years	Total
	(Dollars in thousands)
Residential 1-4 family	$8,630	$3,645	$102,773	$115,048
All other loans	45,401	32,452	18,003	95,856
Net deferred loan fees	(169)	—	—	(169)
Allowance for loan losses	(782)	—	—	(782)

Totals	$53,080	$36,097	$120,776	$209,953

The following table sets forth the dollar amount at December 31, 2006 of all loans maturing or repricing on or after December 31, 2007 which have fixed or adjustable interest rates.

	Fixed Rates	Adjustable Rates
	(Dollars in thousands)
Residential 1-4 family	$96,247	$10,171
All other loans	40,775	9,680

	$137,022	$19,851

The following is an analysis of the allowance for loan losses:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Balance, beginning of year	$674	$575
Provision for loan losses	120	120
Net charge-offs:
Consumer	1	6
Commercial	11	15

Balance, end of year	$782	$674

Net charge-offs as a percent of average loans	0.01%	0.01%
Allowance at period end as a percent of nonperforming loans	64.45%	76.33%
Allowance at period end as a percent of nonperforming assets	64.45%	60.61%
Allowance at period end as a percent of total gross loans	0.36%	0.36%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

The allocation of the allowance for loan losses applicable to each category of loans is as follows:

	December 31, 2006			December 31, 2005
	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans	Amount of Allowance	Percent of Allowance to Total Allowance	Percent of Loans to Total Loans
	(Dollars in thousands)
Real estate loans:
Residential 1-4 family	$225	28.77%	55.32%	$200	29.68%	58.26%
Home equity	18	2.30%	8.07%	17	2.52%	9.24%
Residential multi-family	3	0.38%	0.98%	2	0.30%	1.01%
Nonresidential real estate	34	4.35%	16.91%	30	4.45%	15.59%
Residential construction	15	1.92%	4.29%	13	1.93%	5.43%
Land	8	1.02%	7.07%	5	0.74%	4.36%
Line of credit	5	0.64%	0.11%	5	0.74%	0.19%

Total real estate loans	308	39.38%	92.75%	272	40.36%	94.08%

Commercial/consumer loans:
Commercial loans	220	28.13%	5.85%	175	25.97%	4.56%
Share and other	25	3.20%	1.32%	17	2.52%	1.30%
Credit reserve	15	1.92%	0.08%	10	1.48%	0.06%

Total commercial/ consumer loans	260	33.25%	7.25%	202	29.97%	5.92%

Unallocated	214	27.37%		200	29.67%

Total	$782	100.00%	100.00%	$674	100.00%	100.00%

SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures, requires that the Company establish a specific allowance for impaired loans and disclosure of the Company’s method of accounting for interest income on impaired loans. The Company assesses loans delinquent more than 90 days past due for impairment. Such loans are on nonaccrual status and amounted to approximately $1,213,000 and $883,000 and had related allowance for loan losses of $114,000 and $152,000 at December 31, 2006 and 2005, respectively. The amount of interest recognized on impaired loans during the portion of the year that they were impaired was not material in 2006 or 2005.

The following table sets forth information with respect to nonperforming assets identified by the Company, including nonaccrual loans.

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Nonaccrual loans	$1,213	$883
Foreclosed real estate	119	229

Total non-performing assets	$1,332	$1,112

Non-performing loans to total gross loans	0.63%	0.48%

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3. Loans Receivable (Continued)

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Non-performing assets to total assets	0.48%	0.46%

Total assets	$276,986	$243,233

Total gross loans	$210,735	$183,886

Officers and directors of the Company were indebted to the Company for loans made in the ordinary course of business. The following is an analysis of the loans to officers and directors:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Balance, beginning	$8,755	$6,148
Originations	11,202	3,285
Payments received	(7,879)	(678)

Balance, ending	$12,078	$8,755

Note 4. Premises and Equipment

Premises and equipment consist of the following:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Land	$1,598	$1,597
Buildings and improvements	5,165	3,664
Furniture and equipment	1,259	1,246

	8,022	6,507
Less accumulated depreciation	(2,099)	(1,899)

	$5,923	$4,608

Note 5. Employee Pension Plan

The Company has a defined benefit plan covering substantially all employees. The benefits are based on years of service and the employee’s expected compensation during five consecutive plan years within the last ten plan years that produce the highest average. Total pension expense was $257,000 and $237,000 for the years ended December 31, 2006 and 2005, respectively, and is included in compensation and benefits in the accompanying consolidated statements of income.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan (Continued)

The following tables set forth the Plan’s status as of and for the years ended:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Change in benefit obligation:
Benefit obligation, beginning	$3,230	$2,717
Service cost	147	124
Interest cost	203	176
Actuarial (gain) loss	28	213
Benefits paid	(214)	—

Benefit obligation, ending	3,394	3,230

Change in plan assets:
Fair value of plan assets, beginning	1,881	1,514
Actual return on plan assets	157	138
Employer contribution	258	229
Benefits paid	(214)	—

Fair value of plan assets, ending	2,082	1,881

Funded status at end of year	(1,311)	(1,349)
Unrecognized net actuarial loss	—	1,217
Unrecognized prior service cost	—	135

Pension Asset (Liability)	$(1,311)	$3

Amounts recognized in the statement of financial position consist of:

	2006	2005
	(Dollars in thousands)
Pension asset	$—	$3
Accrued benefit liability	(1,311)	—
Deferred tax asset	507	—
Accumulated comprehensive income	808	—

Net amount recognized	$4	$3

The Company adopted SFAS 158 on its effective date of December 31, 2006. The following table summarizes the effect on retirement benefit-related amounts reported in the consolidated statements of condition.

	Effect of Adopting Statement 158 December 31, 2006
	(dollars in thousands)
	Before Adoption	Adjustments	After Adoption
Other Assets
Prepaid pension cost	$4	$(4)	$—
Deferred tax asset	—	507	507
Other Liabilities	—	1,311	1,311
Benefit liability
Stockholders’ Equity	$—	$808	$808
Accumulated other comprehensive loss

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan (Continued)

At December 31, 2006 and 2005, the assumptions used to determine the benefit obligation are as follows:

	Year Ended December 31,
	2006	2005
Discount rate	7.0%	7.0%
Expected return on plan assets	7.5%	7.5%
Rate of compensation increase	3.5%	3.5%

The components of net periodic pension cost are as follows:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Service cost	$146	$124
Interest cost	203	176
Expected return on plan assets	(155)	(126)
Amortization of prior service cost	34	34
Recognized net actuarial loss	29	29

Net periodic benefit cost	$257	$237

Determination of Expected Long-Term Rate of Return

The assumed expected return on assets considers the current level of expected returns on risk-free investments (primarily government bonds), the historical level of risk premium associated with the other asset classes in the portfolio and the expectation for future returns of each asset class. The expected return of each asset class is weighted based on the target allocation to develop the expected long-term rate of return on assets. This resulted in the selection of the 7.5% rate used for 2006.

The Company’s pension plan weighted average asset allocations at December 31, 2006 and 2005.

Asset Category	2006	2005
Cash and cash equivalents	100.00%	100.00%

Investment Policy and Strategy

Target allocations are established based on periodic evaluation of risk/reward under various economic scenarios and with varying asset class allocations. The near-term and long-term impact on obligations and asset values are projected and evaluated for funding and financial implications. Actual allocation and investment performance is reviewed quarterly.

The minimum required contribution for 2006 was $258,000. The maximum required contribution for the 2007 plan year is $324,000.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Employee Pension Plan (Continued)

The Company’s projected benefit payments:

2007	$–
2008	9,506
2009	16,926
2010	60,303
2011	59,753
2012-2016	1,144,795

Total	$1,291,283

Note 6. Deposits

Deposits are summarized as follows:

	December 31, 2006			December 31, 2005
	Amount	Average Rate	% of Deposits	Amount	Average Rate	% of Deposits
	(Dollars in thousands)
Demand accounts:
Passbook savings	$27,776	2.71%	11.76%	$29,141	1.73%	14.67%
NOW accounts	21,858	0.25%	9.23%	19,666	0.14%	9.90%
Money market	9,944	3.20%	4.21%	6,430	1.19%	3.24%

Total demand deposits	59,578	1.89%	25.23%	55,237	1.10%	27.81%
Certificates of deposit	176,533	4.73%	74.77%	143,397	3.06%	72.19%

Total deposits	$236,111	4.15%	100.00%	$198,634	2.52%	100.00%

At December 31, 2006, the scheduled maturities of certificates of deposit are as follows:

Year Ending December 31,	Amount
(Dollars in thousands)
2007	$114,413
2008	36,764
2009	7,738
2010	17,494
2011	124

$176,533

The aggregate amount of jumbo certificates of deposit with a minimum denomination of $100,000 was approximately $66.4 and $57.3 million at December 31, 2006 and 2005, respectively.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 6. Deposits (Continued)

The aggregate amount of certificates of deposit by maturity with a minimum denomination of $100,000 is as follows:

December 31, 2006
(Dollars in thousands)
Maturity period:
Within 3 months or less	$17,837
Over 3 months through 6 months	15,682
Over 6 months through 12 months	14,155
Over 12 months	18,737

$66,411

Interest expense on deposits is summarized as follows:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Passbook savings	$734	$504
NOW and money market	186	105
Certificates of deposit	6,759	4,392

	$7,679	$5,001

Eligible savings accounts are insured to $100,000 by the SAIF which is administered by the FDIC.

Note 7. Borrowings

Borrowings consisting of advances from the Federal Home Loan Bank of Atlanta were as follows at December 31, 2006 and 2005:

		Amount
Maturity	Call Feature	2006	2005	Rate
Due on May 25, 2006	None	$—	$5,000,000	3.85	% Fixed
Due on August 30, 2006	None	—	5,000,000	4.35	% Fixed
Due on February 20, 2007	None	5,000,000	5,000,000	4.66	% Fixed
Due on September 2, 2008	None	5,000,000	—	5.22	% Fixed

Total FHLB borrowings		$10,000,000	$15,000,000

Total weighted average rate		4.94%	4.29%

Maximum amount outstanding during year		$20,000,000	$18,000,000

Pursuant to a collateral agreement with the FHLB, advances are collateralized by all the Company’s FHLB stock and qualifying first mortgage loans. The balance of qualifying first mortgage loans as of December 31, 2006 was approximately $121 million. This agreement with the FHLB provides for a line of credit up to 15% of the Company’s assets.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 8—Leases

The Bank leases its Oakboro office building located at 117 North Main Street. The lease term is for three years ending March 31, 2008 with renewal options through 2011. Future rentals under these leases are as follows:

2007	$18,000
2008	4,500

$22,500

Note 9. Other Benefit Plans

Deferred Compensation Agreements

The Company has entered into deferred compensation agreements providing retirement and death benefits for seven directors and supplemental income agreements for four executive officers. Vested benefits under these agreements are payable in monthly installments over the remaining life of participants after retirement. The present value of the liability for the benefits is being accrued over the service life of the underlying agreements, which amounted to $2,568,000 and $2,373,000 at December 31, 2006 and 2005, respectively. The total expense for the deferred compensation agreements and supplemental income agreements amounted to $275,000 and $125,000 for the years ended December 31, 2006 and 2005, respectively.

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

Note 10. Management Recognition Plan and Stock Option Plan

The Company’s stockholders approved the Company’s Stock Option Plan on October 15, 1997. The Stock Option Plan reserves for issuance up to 449,650 stock options to certain officers, directors, and employees either in the form of incentive stock options or non-incentive stock options. The exercise price of the stock options may not be less than the fair value of the Company’s common stock at date of grant. All options granted have an exercise price of $12.00 per share. The options granted to employees, which vest at the rate of 25% annually beginning at the date of grant, were all granted in 1997 and expire in 2007. Options granted to non-employee directors vested immediately on the date of grant. All options were fully vested as of December 31, 2001.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Management Recognition Plan and Stock Option Plan (Continued)

A summary of the Company’s option plans as of and for the years ended December 31, 2006 and 2005 is as follows:

		Outstanding Options		Exercisable Options
	Shares Available for Future Grants	Number Outstanding	Weighted Average Exercise Price	Number Outstanding	Weighted Average Exercise Price
At December 31, 2004	—	449,650	$12.00	449,650	$12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2005	—	449,650	12.00	449,650	12.00
Options granted/vesting	—	—	—	—	—
Options exercised	—	—	—	—	—
Options forfeited	—	—	—	—	—

At December 31, 2006	—	449,650	$12.00	449,650	$12.00

Aggregate intrinsic value		(1,205,062)		(1,205,062)
Weighted average contractual term		.75		.75

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

Deferred taxes have been provided for certain increases in the Company’s tax bad debt reserves subsequent to 1987 which are in excess of recorded book loan loss allowances. At December 31, 2006, retained earnings contain certain historical additions to bad debt reserves for income tax purposes of approximately $2.9 million, the balance at September 30, 1987, for which no deferred taxes have been provided because the Company does not intend to use these reserves for purposes other than to absorb loan losses. If amounts which qualified as bad debt deductions are used for purposes other than to absorb losses or adjustments arising from the carryback of net operating losses, income taxes may be imposed at the then existing rates. The unrecorded deferred income tax liability on the above amount was approximately $1.1 million as of December 31, 2006.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Tax Matters (Continued)

The tax effects of temporary differences that gave rise to significant portions of the net deferred tax asset (classified as other assets in the statements of financial condition) are as follows:

Deferred income taxes consist of the following:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Deferred tax assets:
Deferred compensation and supplemental income	$990	$915
Allowance for loan losses	301	260
Investment in LLC	67	67
Unrealized loss on securities available for sale	35	158
Net unrealized loss related to adoption of SFAS No. 158	507	—
Other	49	52

Total deferred tax assets	1,949	1,452

Deferred tax liabilities:
Net deferred loan fees and costs	227	219
Federal Home Loan Bank dividends	38	64
Prepaid expenses	28	18
Premises and equipment	71	77
Other	5	5

Total deferred tax liabilities	369	383

Net deferred tax assets	$1,580	$1,069

The Company has no valuation allowance at December 31, 2006 or 2005 because management has determined that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

Allocation of income tax expense between current and deferred portions is as follows:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Current tax expense	$827	$878
Deferred tax provision (benefit)	(127)	(66)

	$700	$812

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 11. Income Tax Matters (Continued)

The difference between the provision for income taxes and the amounts applied by applying the statutory federal income tax rate of 34% to income before income taxes is summarized below:

	Year Ended December 31,
	2006	2005
	(Dollars in thousands)
Expense computed at statutory rate of 34%	$672	$813
Effect of state income taxes	28	59
Nontaxable increase in cash surrender value	(8)	(55)
Nondeductible ESOP expenses	7	8
Other, net	1	(13)

	$700	$812

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

During the years ended December 31, 2006 and 2005, the Bank paid $1.19 and $1.2 million, respectively, in dividends to the Company.

The Company paid cash dividends totaling $.40 per share during each of the years ended December 31, 2006 and 2005, respectively.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 12. Stockholders’ Equity (Continued)

As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank’s category. The Company and the Bank complied with all of the capital requirements at December 31, 2006 and 2005, as presented in the following table.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2006:
Total Capital to Risk
Weighted Assets:
Consolidated	$27,034	14.98%	$14,433	8.0%	N/A	N/A
Bank	23,881	13.03%	14,667	8.0%	18,334	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	$26,252	14.55%	$7,217	4.0%	N/A	N/A
Bank	23,099	12.60%	7,334	4.0%	11,001	6.0%
Tier 1 Capital to
Average Assets:
Consolidated	$26,252	12.29%	$6,408	3.0%	N/A	N/A
Bank	23,099	8.64%	8,022	3.0%	13,370	5.0%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2005:
Total Capital to Risk
Weighted Assets:
Consolidated	$26,892	16.83%	$12,786	8.0%	N/A	N/A
Bank	23,615	14.77%	12,791	8.0%	23,494	10.0%
Tier 1 Capital to Risk
Weighted Assets:
Consolidated	$26,218	16.40%	$6,393	4.0%	N/A	N/A
Bank	22,941	14.35%	6,396	4.0%	14,096	6.0%
Tier 1 Capital to
Average Assets:
Consolidated	$26,218	11.06%	$7,112	3.0%	N/A	N/A
Bank	22,941	9.76%	7,048	3.0%	11,746	5.0%

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Employee Stock Ownership Plan (Continued)

The Company’s note receivable is to be repaid based upon 15 annual installments of principal and interest on September 30 of each year through September 30, 2011. Interest is based upon prime which will be adjusted and paid annually. The note may be prepaid without penalty. The unallocated shares of stock held by the ESOP are pledged as collateral for the debt. The ESOP is funded by contributions made by the Company in amounts sufficient to retire the debt. At December 31, 2006, the outstanding balance of the unallocated shares is $208,000, and is presented as a reduction of stockholders’ equity.

Shares are released as the debt is repaid and dividends from the common stock held by the ESOP are allocated among participants on the basis of compensation in the year of allocation. Benefits become 100% vested after five years of credited service. Forfeitures of nonvested benefits will be reallocated among remaining participating employees in the same proportion as contributions.

Dividends on unallocated shares may be used by the ESOP to repay the debt to the Company and are not reported as dividends but as additional compensation expense in the financial statements. Dividends on allocated or committed to be allocated shares may also be used to repay the debt to the Company and are reported as dividends in the financial statements. Special return of capital dividends paid on 331,742 unallocated ESOP shares totaled $1,990,000 on September 30, 1998 and are being amortized as compensation expense in subsequent periods as ESOP shares are released to the participants. During the years ended December 31, 2006 and 2005, $107,000 and $128,000, respectively, was amortized as compensation expense.

Net expenses of $239,000 and $302,000 have been recorded during the years ended December 31, 2006 and 2005, respectively, in connection with the ESOP. The expenses represent the difference between the fair value of the shares which have been released or committed to be released to participants and the cost of these shares to the ESOP has been debited to common stock in accordance with the provisions of AICPA Statement of Position 93-6.

At December 31, 2006, 410,205 shares held by the ESOP have been released or committed to be released to the plan’s participants for purposes of computing earnings per share.

The ESOP has a put option which requires the Company to repurchase its common stock from participants in the ESOP who are eligible to receive benefits under the terms of the plan and elect to receive cash in exchange for their common stock. The potential commitment for the put option at December 31, 2006, based on a fair value of the ESOP shares released or committed to be released is approximately $3.7 million. The fair value of the unallocated shares is $218,000 at December 31, 2006. This commitment will fluctuate based on the fair value of the shares.

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

A summary of the contract amounts (in thousands) of the Company’s exposure to off-balance sheet credit risk as of December 31, 2006 is as follows:

Financial instruments whose contract amounts represent credit risk:

Commitments to extend credit	$7,148
Undisbursed lines of credit	16,235
Undisbursed portion of construction loans	3,395

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

Accrued Interest

The carrying amount is a reasonable estimate of fair value.

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

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15. Fair Value of Financial Instruments (Continued)

The carrying amounts and estimated fair values of the Company’s financial instruments, none of which are held for trading purposes, are as follows at December 31, 2006 and 2005:

	2006		2005
	Carrying amount	Estimated fair value	Carrying amount	Estimated fair value
	(Dollars in thousands)
Financial assets:
Cash and due from banks	$5,164	$5,164	$5,692	$5,692
Interest-bearing deposits and federal funds sold	17,575	17,575	8,608	8,608
Held to maturity investments	4,490	4,362	5,254	5,119
Available for sale investments	21,160	21,160	24,101	24,101
Loans, net	209,953	209,465	183,212	183,829
Federal Home Loan Bank stock	930	930	1,100	1,100
Bank owned life insurance	7,916	7,916	7,573	7,573
Accrued Interest receivable	1,317	1,317	1,010	1,010

Financial liabilities:
Deposits	236,111	235,788	198,634	197,007
Borrowings	10,000	10,007	15,000	15,000
Accrued interest payable	110	110	56	56

Note 16. Parent Company Financial Data

Condensed Balance Sheets

	December 31,
	2006	2005
	(Dollars in thousands)
Assets:
Cash	$1	$4
Federal funds sold	1,297	1,310
Securities available for sale	2,298	2,267
Accrued interest receivable	16	17
Other assets	2	6
Investment in Home Savings Bank	23,236	22,808

	$25,850	$26,412

Liabilities and Stockholders’ Equity:
Liabilities:
Other liabilities	$462	$442

Stockholders’ Equity:	25,388	25,970

	$25,850	$26,412

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 16. Parent Company Financial Data (Continued)

Condensed Statements of Income

	Years Ended December 31,
	2006	2005
	(Dollars in thousands)
Interest income	$142	$169
Equity in earnings of Home Savings Bank	1,207	1,489
Other expense	(40)	(42)
Income taxes	(32)	(36)

Net income	$1,277	$1,580

Condensed Statements of Cash Flows

	Years Ended December 31,
	2006	2005
	(Dollars in thousands)
Cash Flows from Operating Activities:
Net income	$1,277	$1,580
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Equity in earnings of Home Savings Bank	(1,207)	(1,489)
Upstream dividend from Home Savings Bank	1,186	1,173
Decrease in accrued interest receivable and other assets	5	10
Increase in accrued expenses and other liabilities	21	(35)

Net cash provided by operating activities	1,282	1,239

Cash Flows from Investing Activities:
Principal payment received on note receivable from ESOP	326	398

Net cash provided by investing activities	326	398

Cash Flows from Financing Activities:
Retirement of stock purchased	(425)	(468)
Payment of dividends	(1,167)	(1,173)

Net cash used in financing activities	(1,592)	(1,641)

Net decrease in cash and cash equivalents	(16)	(4)

Cash and cash equivalents:
Beginning	1,314	1,318

Ending	$1,298	$1,314

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

CORPORATE INFORMATION

OFFICERS OF THE COMPANY

R. Ronald Swanner	Cris D. Turner
President, CEO and Chairman of Board	Vice-President

David L. Smith	Christopher F. Cranford
Secretary	CFO and Treasurer

Melody M Goins	Janice M. Smith
Vice-President	Assistant Secretary

DIRECTORS OF THE HOLDING COMPANY AND BANK

R. Ronald Swanner	Douglas D. Stokes
President, CEO and Chairman of Board	Owner and President
of Home Savings Bank	Stokes Construction Company

Joel A. Huneycutt	Caldwell A. Holbrook, Jr.
President,	Owner of Gus Holbrook
Locust Lumber Company	General Contractor

Greg E. Underwood	J. Banks Garrison, Jr.
Certified Public Accountant	President of South Central
Private Practice	Oil Company

STOCK TRANSFER AGENT	INDEPENDENT AUDITORS	SPECIAL LEGAL COUNSEL
Registrar and Transfer Company 10 Commerce Drive Cranford, NJ 07016	Dixon Hughes PLLC 6525 Morrison Boulevard, Suite 516 Charlotte, NC 28211-3563	Brooks, Pierce, McLendon, Humphrey & Leonard, LLP 2000 Renaissance Plaza 230 North Elm Street Greensboro, NC 27420

CORPORATE OFFICE

155 West South Street

P.O. Box 489

Albemarle, NC 28002-0489

FORM 10-KSB

A copy of Form 10-KSB as filed with the Securities and Exchange Commission will be furnished without charge to the Company’s stockholders upon written request to South Street Financial Corp., 155 West South Street, P.O. Box 489, Albemarle, NC 28002.

ANNUAL MEETING

The 2007 annual meeting of stockholders of South Street Financial Corp. will be held at 4 p.m. on May 21, 2007 at the Company’s corporate office at 155 West South Street, Albemarle, NC.

SOUTH STREET FINANCIAL CORP. AND SUBSIDIARY

COMMON STOCK INFORMATION

The Company’s common stock is listed on the NASDAQ Global Market under the symbol SSFC and began trading on October 3, 1996. At December 31, 2006, there were approximately 558 shareholders of record, not including the number of persons or entities where stock is held in nominee or street name through various brokerage firms or banks. The following table reflects the stock trading and dividend payment frequency of the Company.

	Dividends	Stock Price
	Regular	High	Low
2006:
First Quarter	$0.10	$10.00	$8.42
Second Quarter	0.10	9.71	8.81
Third Quarter	0.10	9.49	8.50
Fourth Quarter	0.10	9.52	8.38

2005:
First Quarter	$0.10	$10.24	$9.30
Second Quarter	0.10	10.00	9.41
Third Quarter	0.10	10.00	9.25
Fourth Quarter	0.10	10.00	9.00